   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1997

                                                       REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                            TITAN EXPLORATION, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    1311                    75-2671582
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL            IDENTIFICATION NO.)
     INCORPORATION OR        CLASSIFICATION NO.)
      ORGANIZATION)

        500 WEST TEXAS, SUITE 500                 JACK D. HIGHTOWER
         MIDLAND, TEXAS 79701                 500 WEST TEXAS, SUITE 500
            (915) 498-8600                      MIDLAND, TEXAS 79701
   (ADDRESS, INCLUDING ZIP CODE, AND               (915) 498-8600
      TELEPHONE NUMBER, INCLUDING        (NAME, ADDRESS, INCLUDING ZIP CODE,
 AREA CODE, OF REGISTRANT'S PRINCIPAL               AND TELEPHONE
          EXECUTIVE OFFICES)            NUMBER, INCLUDING AREA CODE, OF AGENT
                                                    FOR SERVICE)

                                ---------------

                                  COPIES TO:
            JOE DANNENMAIER                     CHARLES H. STILL, JR.
        THOMPSON & KNIGHT, P.C.             BRACEWELL & PATTERSON, L.L.P.
    1700 PACIFIC AVENUE, SUITE 3300       711 LOUISIANA STREET, SUITE 2900
          DALLAS, TEXAS 75201                   HOUSTON, TEXAS 77002

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon the effective date of the Merger described in this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
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
                                           PROPOSED        PROPOSED
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM          MAXIMUM
    SECURITIES TO BE         TO BE      OFFERING PRICE     AGGREGATE        AMOUNT OF
       REGISTERED          REGISTERED      PER UNIT     OFFERING PRICE   REGISTRATION FEE
-----------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share........   5,573,011(1)   $12.1032(2)   $67,451,131.25(2)     $20,440
-----------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share........   8,000,000(3)    $12.3125(4)    $98,500,000(4)      $29,849
-----------------------------------------------------------------------------------------
Total...................   13,573,011         --         $165,951,131.25    $50,289(5)

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(1) Consists of (a) 5,482,187 shares of Titan Common Stock issuable upon the conversion pursuant to the Merger of shares of OEDC Common Stock and (b) 90,824 shares of Titan Common Stock issuable upon the conversion of shares held in OEDC's 401(k) plan or upon conversion pursuant to the Merger of shares of OEDC Common Stock that may be issued prior to the consummation of the Merger pursuant to the exercise of currently outstanding OEDC options.
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(e) and (f), based on the average of the high and low sales prices for OEDC's Common Stock on the Nasdaq National Market on November 12, 1997.
(3) Consists of shares of Titan Common Stock that may be offered and issued in future acquisitions of other businesses, in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933 or otherwise permitted under the Securities Act of 1933.
(4) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c), based on the average of high and low sales prices for Titan's Common Stock on the Nasdaq National Market on November 12, 1997.
(5) $14,244 of such fee was previously paid in connection with the related preliminary proxy materials filed with the Securities and Exchange Commission on October 9, 1997.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

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

                               EXPLANATORY NOTE

  This registration statement contains two forms of prospectuses: one to be used in connection with the proposed merger of a subsidiary of the registrant with Offshore Energy Development Corporation and one to be used in connection with future acquisitions of other businesses, in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended. The financial statements included in the "F" pages of the former are also to be included in the latter, but, to save space in this filing, have not been duplicated.

                            TITAN EXPLORATION, INC.
                           500 WEST TEXAS, SUITE 500
                             MIDLAND, TEXAS 79701

                               November 14, 1997

To Our Stockholders:

  You are cordially invited to attend a Special Meeting of Stockholders of Titan Exploration, Inc. ("Titan") to be held at 10:00 a.m., local time, on December 12, 1997, at the Midland Room, Tower Two, Fasken Center, 550 West Texas, Midland, Texas.

  At the Special Meeting, stockholders will be asked to approve a merger proposal (the "Merger Proposal"). The Merger Proposal includes approval of a merger agreement pursuant to which a newly formed, wholly owned subsidiary of Titan would merge with and into Offshore Energy Development Corporation ("OEDC"). The merger agreement provides that, upon consummation of the merger, each issued and outstanding share of Common Stock of OEDC would be converted into the right to receive 0.630 of a share of Common Stock of Titan. The Merger Proposal is described more fully in the accompanying Joint Proxy Statement/Prospectus.

  Titan's Board of Directors believes that the Merger Proposal is fair to and in the best interests of the stockholders of Titan and recommends that you vote FOR the Merger Proposal. Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of Titan present and entitled to vote thereon at the Special Meeting. Approval of the Merger Proposal will constitute approval of the merger agreement and the issuance of shares of Common Stock of Titan pursuant to the merger.

  You are urged to read carefully the Joint Proxy Statement/Prospectus and the Appendices thereto in their entirety for a complete description of the Merger Proposal. Whether or not you plan to be at the Special Meeting, please be sure to sign, date and return the enclosed proxy or voting instruction card in the enclosed envelope as promptly as possible so that your shares may be represented at the Special Meeting and voted in accordance with your wishes. Your vote is important regardless of the number of shares you own.

                                          Sincerely,

                                          Jack D. Hightower
                                          Chairman, President and Chief
                                           Executive Officer

                            TITAN EXPLORATION, INC.
                           500 WEST TEXAS, SUITE 500
                             MIDLAND, TEXAS 79701

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 12, 1997

To the Stockholders of
 Titan Exploration, Inc.:

  A special meeting of stockholders of Titan Exploration, Inc., a Delaware corporation ("Titan"), will be held at 10:00 a.m., local time, on December 12, 1997, at the Midland Room, Tower Two, Fasken Center, 550 West Texas, Midland, Texas, for the following purposes:

    1. To consider and vote upon, as a single proposal, (a) the approval of the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") attached as Appendix I to the accompanying Joint Proxy Statement/Prospectus, pursuant to which, among other things, (i) a newly formed, wholly owned subsidiary of Titan would merge with and into Offshore Energy Development Corporation ("OEDC") (the "Merger") and (ii) each issued and outstanding share of Common Stock of OEDC would be converted in the Merger into the right to receive 0.630 of a share of Common Stock of Titan, subject to and in accordance with the terms and conditions of the Merger Agreement, and (b) the approval of the issuance of shares of Common Stock of Titan pursuant to the Merger Agreement; and

    2. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on October 24, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only holders of record of shares of Common Stock of Titan at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such stockholders will be available for examination at the offices of Titan in Midland, Texas during normal business hours by any Titan stockholder, for any purpose germane to the special meeting, for a period of 10 days prior to the meeting. Stockholders of Titan are not entitled to any appraisal or dissenter's rights under the Delaware General Corporation Law in respect of the Merger.

  STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO SIGN, DATE AND MAIL THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. If a stockholder who has returned a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                          By Order of the Board of Directors

                                          Susan D. Rowland
                                          Secretary

Midland, Texas
November 14, 1997

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION
                          1400 WOODLOCH FOREST DRIVE
                                   SUITE 200
                          THE WOODLANDS, TEXAS 77380

                               November 14, 1997

Dear OEDC Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of Offshore Energy Development Corporation ("OEDC") at 10:00 a.m., local time, on December 12, 1997, at The Woodlands Executive Conference Center, 2301 North Millbend, The Woodlands, Texas.

  At the Special Meeting, you will be asked to consider and vote upon a proposal to authorize, approve and adopt an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") providing for the merger (the "Merger") of a wholly owned subsidiary of Titan Exploration, Inc. ("Titan") with and into OEDC. Under the terms of the Merger Agreement, each outstanding share of Common Stock of OEDC, $.01 par value per share ("OEDC Common Stock"), will be converted into the right to receive 0.630 of a share of Common Stock of Titan, $.01 par value per share.

  OEDC's Board of Directors believes that the terms of the Merger are fair to and in the best interests of the stockholders of OEDC and recommends that you vote FOR adoption and approval of the Merger Agreement and the Merger.

  The Board of Directors of OEDC has retained the investment banking firm of Raymond James & Associates, Inc. ("Raymond James") to advise it with respect to the fairness of the consideration to be received by the stockholders of OEDC in the Merger. Raymond James has advised the Board that, in its opinion, the consideration to be received by the holders of OEDC Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view. A copy of the opinion of Raymond James is included in the enclosed Joint Proxy Statement/Prospectus as Appendix II thereto.

  YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF 66 2/3% OF THE OUTSTANDING SHARES OF OEDC COMMON STOCK IS REQUIRED TO ADOPT AND APPROVE THE MERGER AGREEMENT AND THE MERGER. FURTHER, THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF OEDC COMMON STOCK (I) HELD BY PERSONS OTHER THAN MEMBERS OF OEDC'S BOARD OF DIRECTORS AND THEIR AFFILIATES AND (II) VOTED THEREON AT THE SPECIAL MEETING IS A CONDITION TO THE OBLIGATIONS OF EACH OF TITAN AND OEDC TO COMPLETE THE MERGER. FAILURE TO VOTE, THEREFORE, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AND THE MERGER AGREEMENT. ACCORDINGLY, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU WISH TO DO SO.

  You are urged to read carefully the Joint Proxy Statement/Prospectus and the Appendices thereto in their entirety for a complete description of the Merger and the Merger Agreement. Whether or not you plan to be at the Special Meeting, please be sure to sign, date and return the enclosed proxy or voting instruction card in the enclosed envelope as promptly as possible so that your shares may be represented at the Special Meeting and voted in accordance with your wishes. Your vote is important regardless of the number of shares you own.

                                          Sincerely,

                                          David B. Strassner
                                          President

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION
                          1400 WOODLOCH FOREST DRIVE
                                   SUITE 200
                          THE WOODLANDS, TEXAS 77380

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 12, 1997

To the Stockholders of
 Offshore Energy Development Corporation:

  A special meeting of stockholders of Offshore Energy Development Corporation, a Delaware corporation ("OEDC"), will be held at 10:00 a.m., local time, on December 12, 1997, at The Woodlands Executive Conference Center, 2301 North Millbend, The Woodlands, Texas, for the following purposes:

    1. To consider and vote upon a proposal to authorize, approve and adopt an Amended and Restated Agreement and Plan of Merger, dated as of November 6, 1997 (the "Merger Agreement"), relating to the merger (the "Merger") of a wholly owned subsidiary of Titan Exploration, Inc. ("Titan") with and into OEDC, pursuant to which each outstanding share of Common Stock of OEDC, $.01 par value per share, will be converted into the right to receive
  0.630 of a share of Common Stock of Titan, $.01 par value per share, all as more fully set forth in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is included as Appendix I thereto; and

    2. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on October 24, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only holders of record of shares of common stock of OEDC at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such stockholders will be available for examination at the offices of OEDC in The Woodlands, Texas during normal business hours by any OEDC stockholder, for any purpose germane to the special meeting, for a period of 10 days prior to the meeting. Stockholders of OEDC are not entitled to any appraisal or dissenter's rights under the Delaware General Corporation Law in respect of the Merger.

  Your vote is important. The affirmative vote of the holders of 66 2/3% of the outstanding shares of Common Stock of OEDC is required for approval of the Merger Agreement. Further, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of OEDC (i) held by persons other than members of OEDC's Board of Directors and their affiliates and (ii) voted thereon at the Special Meeting is a condition to the obligations of each of Titan and OEDC to complete the Merger.

  STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO SIGN, DATE AND MAIL THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. If a stockholder who has returned a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                          By Order of the Board of Directors,

                                          David B. Strassner
                                          President

The Woodlands, Texas
November 14, 1997

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED NOVEMBER 14, 1997

                            TITAN EXPLORATION, INC.

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

                        JOINT PROXY STATEMENT/PROSPECTUS

                                  -----------

  This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Titan Offshore, Inc. ("Titan Sub"), a Delaware corporation and a wholly owned subsidiary of Titan Exploration, Inc. ("Titan"), a Delaware corporation, with and into Offshore Energy Development Corporation ("OEDC"), a Delaware corporation, pursuant to an Amended and Restated Agreement and Plan of Merger among Titan, Titan Sub and OEDC dated November 6, 1997 (the "Merger Agreement"). As a result of the Merger, (i) the separate corporate existence of Titan Sub will cease and all of the properties, rights, privileges, powers and franchises of Titan Sub will vest in OEDC, which will be the surviving corporation in the Merger and become a wholly owned subsidiary of Titan and
(ii) each share of the Common Stock of OEDC, par value $.01 per share ("OEDC Common Stock"), outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 0.630 of a share of the Common Stock of Titan, par value $.01 per share ("Titan Common Stock").

  This Joint Proxy Statement/Prospectus is being furnished to holders of Titan Common Stock and holders of OEDC Common Stock in connection with the solicitation of proxies by the respective Boards of Directors of Titan and OEDC for use at the special meetings of the stockholders of each company to be held on December 12, 1997. This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Titan and OEDC on or about November 17, 1997.

  At the Titan special meeting, holders of Titan Common Stock will be asked to vote on a proposal to approve the Merger Agreement and the issuance of shares of Titan Common Stock pursuant thereto (the "Merger Proposal"). At the OEDC special meeting, the holders of OEDC Common Stock will be asked to authorize, approve and adopt the Merger Agreement.

  This Joint Proxy Statement/Prospectus also constitutes a prospectus of Titan with respect to (i) up to 5,482,187 shares of Titan Common Stock to be issued pursuant to the Merger in exchange for OEDC Common Stock and (ii) up to 90,824 shares of Titan Common Stock issuable upon the conversion pursuant to the Merger of shares of OEDC Common Stock held in OEDC's 401(k) plan or shares of OEDC Common Stock that may be issued prior to the consummation of the Merger pursuant to the exercise of currently outstanding OEDC options. It is a condition to consummation of the Merger that the shares of Titan Common Stock to be issued pursuant to the Merger be approved for listing on the Nasdaq National Market.

  Titan Common Stock is quoted on the Nasdaq National Market under the symbol "TEXP." On November 13, 1997, the last reported sale price of Titan Common Stock on the Nasdaq National Market was $11.938 per share.

  SEE "RISK FACTORS" BEGINNING ON PAGE 17 OF THIS JOINT PROXY
STATEMENT/PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS REGARDING THE BUSINESS AND OPERATIONS OF TITAN AND OEDC THAT SHOULD BE EVALUATED BEFORE VOTING ON THE PROPOSALS HEREIN AT THE TITAN SPECIAL MEETING OR THE OEDC SPECIAL MEETING.

                                  -----------

THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
 STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
  CRIMINAL OFFENSE.

     THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOVEMBER  , 1997.

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TITAN OR OEDC. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TITAN OR OEDC SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  Titan and OEDC are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, information statements and other information may be inspected and copied or obtained by mail upon the payment of the Commission's prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. In addition, reports, proxy statements, information statements and other information filed by Titan and OEDC can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006 or electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

  Titan has filed with the Commission a registration statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Titan Common Stock to be issued pursuant to the Merger Agreement, as well as the Titan Common Stock subject to issuance upon the consummation of future acquisitions. Except as provided in the Merger Agreement, the information contained herein with respect to Titan and its subsidiaries, including Titan Sub, has been provided by Titan and the information with respect to OEDC and its subsidiaries has been provided by OEDC. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above or electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

                               TABLE OF CONTENTS

SUMMARY.....................................................................   1
  General...................................................................   1
  The Companies.............................................................   1
  The Meetings..............................................................   1
  The Merger and the Merger Agreement.......................................   3
  Recent Developments--Additional Titan Acquisitions........................   9
  Forward Looking Statements or Information.................................   9
  Risk Factors..............................................................  10
  Selected Historical Financial Data........................................  11
  Summary Selected Historical Operating Data................................  13
  Summary Historical Oil and Gas Reserve Information........................  13
  Selected Unaudited Pro Forma Combined Financial Data......................  14
  Comparative Per Share Data................................................  16
RISK FACTORS................................................................  17
  Risks Relating to the Merger..............................................  17
    Integration of Operations...............................................  17
    Failure to Achieve Beneficial Synergies.................................  17
    Dependence on Retention and Integration of Key Employees................  17
    Risks Associated with Fixed Exchange Ratio..............................  17
    Legal Proceedings.......................................................  18
    Substantial Expenses Resulting from the Merger..........................  18
  Risks Relating to the Business of Titan and OEDC..........................  18
    Volatility of Oil and Gas Prices........................................  18
    Uncertainty of Reserve Information and Future Net Revenue Estimates.....  19
    Limited Operating History; Rapid Growth.................................  19
    Substantial Capital Requirements........................................  20
    Reserve Replacement Risk................................................  20
    Drilling and Operating Risks............................................  20
    Acquisition Risks.......................................................  20
    Risk of Hedging Activities..............................................  21
    Marketability of Production.............................................  21
    Compliance with Environmental Regulations...............................  21
    Dependance on Key Personnel.............................................  21
    Control by Existing Stockholders........................................  22
    Competition.............................................................  22
    Future Sales of Common Stock............................................  22
    Cumulative Voting; Blank Check Preferred Stock..........................  22
    Absence of Dividends on Common Stock....................................  22
THE MEETINGS................................................................  22
  Matters to be Considered at the Meetings..................................  22
  Recommendations of the Boards of Directors................................  23
  Voting at Meetings; Record Dates..........................................  23
  Security Ownership of Management and Certain Other Persons................  24
  Proxies...................................................................  24
  Solicitation of Proxies...................................................  25
THE MERGER..................................................................  25
  Effects of the Merger.....................................................  25
  Background of the Merger..................................................  26
  Reasons for the Merger--Titan.............................................  32

  Reasons For The Merger--OEDC.............................................  34
  Opinion of Financial Advisor to OEDC.....................................  35
  Interests of Certain Persons in the Merger...............................  37
  Certain Federal Income Tax Consequences..................................  39
  Limitation on Use of Net Operating Loss Carryforwards....................  40
  Anticipated Accounting Treatment.........................................  40
  Regulatory Approvals.....................................................  41
  Limitations on Resales; Registration Rights..............................  41
  Listing on Nasdaq National Market........................................  42
  No Appraisal Rights......................................................  42
CERTAIN PROVISIONS OF THE MERGER AGREEMENT.................................  42
  General..................................................................  42
  Effective Time of the Merger; Closing....................................  42
  Conversion of Shares; Procedure for Exchange of Certificates; Fractional
   Shares..................................................................  43
  Representations and Warranties...........................................  44
  Conduct of Business Prior to Effective Time..............................  44
  Solicitation of Third Party Offers.......................................  44
  OEDC Options.............................................................  45
  Nasdaq National Market Listing...........................................  45
  Indemnification..........................................................  45
  OEDC Employee Benefits...................................................  45
  Certain Conditions to Consummation of the Merger.........................  45
  Termination of the Merger Agreement......................................  46
  Termination Fees and Reimbursement of Expenses...........................  47
INFORMATION CONCERNING TITAN...............................................  48
  Business and Properties of Titan.........................................  48
    Oil and Natural Gas Reserves...........................................  49
    Productive Wells and Acreage...........................................  50
    Drilling Activities....................................................  50
    Net Production, Unit Prices and Costs..................................  51
    Acquisitions...........................................................  51
    Oil and Gas Marketing and Major Customers..............................  51
    Competition............................................................  52
    Operating Hazards and Uninsured Risks..................................  52
    Employees..............................................................  53
    Other Facilities.......................................................  53
    Title to Properties....................................................  53
    Governmental Regulation................................................  53
    Environmental Matters..................................................  54
    Abandonment Costs......................................................  55
  Selected Historical Financial Data.......................................  56
  Management's Discussion and Analysis of Titan's Financial Condition and
   Results of Operations...................................................  57
    General................................................................  57
    Results of Operations..................................................  57
    Liquidity and Capital Resources........................................  59
    Other Matters..........................................................  60
  Price Range of Common Stock and Dividend Policy..........................  63
  Management...............................................................  63
  Executive Compensation and Other Matters.................................  65
  Certain Transactions.....................................................  68

INFORMATION CONCERNING OEDC...............................................   71
  Business and Properties.................................................   71
    Exploration and Development...........................................   71
    Natural Gas Reserves..................................................   75
    Productive Wells and Acreage..........................................   76
    Drilling Activities...................................................   77
    Net Production, Unit Prices and Costs.................................   77
    Natural Gas Gathering.................................................   80
    Natural Gas Processing................................................   82
    Other Facilities......................................................   83
    Employees.............................................................   83
    Government Regulation.................................................   83
    Legal Proceedings.....................................................   88
  Selected Financial Data of OEDC.........................................   90
  Management's Discussion and Analysis of OEDC's Financial Condition and
   Results of Operations..................................................   91
    Overview..............................................................   91
    Results of Operations.................................................   91
    Liquidity and Capital Resources.......................................   96
    Hedging Activities....................................................   98
  Price Range of Common Stock and Dividend Policy.........................   99
  Management..............................................................  100
  Executive Compensation and Other Matters................................  101
  Certain Transactions....................................................  104
BENEFICIAL OWNERSHIP OF TITAN, OEDC AND TITAN POST MERGER.................  106
DESCRIPTION OF TITAN CAPITAL STOCK........................................  109
  Common Stock............................................................  109
  Preferred Stock.........................................................  109
  Delaware Law Provisions.................................................  109
  Registration Rights.....................................................  110
  Transfer Agent and Registrar............................................  110
COMPARISON OF STOCKHOLDER RIGHTS..........................................  111
  General.................................................................  111
  Authorized Capital......................................................  111
  Removal of Directors....................................................  111
LEGAL MATTERS.............................................................  111
EXPERTS...................................................................  111
STOCKHOLDER PROPOSALS.....................................................  112
GLOSSARY OF OIL AND GAS TERMS.............................................  112
INDEX TO FINANCIAL STATEMENTS............................................. F1-1
APPENDIX I--Amended and Restated Agreement and Plan of Merger dated
 November 6, 1997.........................................................  I-1
APPENDIX II--Opinion of Raymond James & Associates, Inc................... II-1

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Joint Proxy Statement/Prospectus and the Appendices hereto. Stockholders are urged to carefully read this Joint Proxy Statement/Prospectus and the Appendices hereto in their entirety. As used in this Joint Proxy Statement/Prospectus, unless otherwise required by the context, the term "Titan" means Titan Exploration, Inc. and its consolidated subsidiaries, the term Titan Sub means Titan Offshore, Inc., a newly-formed and wholly-owned subsidiary of Titan, and the term "OEDC" means Offshore Energy Development Corporation and its consolidated subsidiaries.

                                    GENERAL

  At the Titan Special Meeting and the OEDC Special Meeting, holders of Titan Common Stock and OEDC Common Stock will be asked to act upon proposals related to the merger of Titan Sub with and into OEDC pursuant to the terms of the Merger Agreement which are more particularly described herein. If the Merger and the related proposals are approved by the requisite votes of such stockholders and certain other conditions are satisfied, Titan Sub, a wholly-owned subsidiary of Titan, will be merged into OEDC, the separate existence of Titan Sub will cease and OEDC, which will succeed to all of the assets, rights, liabilities and obligations of Titan Sub, will become a wholly-owned subsidiary of Titan. If the Merger and related proposals are not approved by the requisite votes of such stockholders, Titan and OEDC intend to continue to operate independently.

                                 THE COMPANIES

  Titan and Titan Sub. Titan is an independent energy company engaged in the exploration, development and acquisition of oil and gas properties. Titan Sub is a wholly-owned subsidiary of Titan incorporated in Delaware on September 4, 1997 for the sole purpose of effecting the Merger pursuant to the Merger Agreement. The principal executive offices of Titan are located at 500 West Texas, Suite 500, Midland, Texas 79701, and Titan's telephone number at such offices is (915) 498-8600.

  OEDC. OEDC is an independent energy company that focuses on the acquisition, exploration, development and production of natural gas in the Gulf of Mexico and on natural gas gathering, processing and marketing activities. The principal executive offices of OEDC are located at 1400 Woodloch Forest Drive, Suite 200, The Woodlands, Texas 77380, and OEDC's telephone number at such offices is (281) 364-0033.

  For additional information concerning Titan and OEDC, see "Information Concerning Titan" and "Information Concerning OEDC."

                                  THE MEETINGS

DATE, TIME AND PLACE

  Titan. The Special Meeting of Stockholders of Titan (the "Titan Special Meeting") will be held at 10:00 a.m., local time, on Friday, December 12, 1997, at the Midland Room, Tower Two, Fasken Center, 550 West Texas, Midland, Texas.

  OEDC. The Special Meeting of Stockholders of OEDC (the "OEDC Special Meeting") will be held at 10:00 a.m., local time, on Friday, December 12, 1997, at The Woodlands Executive Conference Center, 2301 North Millbend, The Woodlands, Texas.

PURPOSES OF THE MEETINGS

  Titan. The purpose of the Titan Special Meeting is to consider and vote upon
(i) the Merger Proposal, which includes the approval of the Merger Agreement and the approval of the issuance of shares of Titan Common Stock pursuant to the Merger Agreement and (ii) such other matters as may properly be brought before the Titan Special Meeting.

  OEDC. The purpose of the OEDC Special Meeting is to consider and vote upon
(i) a proposal to authorize, approve and adopt the Merger Agreement and (ii) such other matters as may properly be brought before the OEDC Special Meeting.

RECORD DATES; SHARES ENTITLED TO VOTE

  Titan. Only holders of record of shares of Titan Common Stock at the close of business on October 24, 1997 are entitled to notice of and to vote at the Titan Special Meeting. On such date, there were 33,945,798 shares of Titan Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Titan Special Meeting.

  OEDC. Only holders of record of shares of OEDC Common Stock at the close of business on October 24, 1997 are entitled to notice of and to vote at the OEDC Special Meeting. On such date, there were 8,701,885 shares of OEDC Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the OEDC Special Meeting.

QUORUM; VOTE REQUIRED

  Titan. The presence, in person or by proxy, at the Titan Special Meeting of the holders of a majority of the shares of Titan Common Stock outstanding and entitled to vote at the Titan Special Meeting is necessary to constitute a quorum at the meeting. The affirmative vote of the holders of a majority of the outstanding shares of Titan Common Stock present and entitled to vote thereon at the Titan Special Meeting is required to approve the Merger Proposal.

  OEDC. The presence, in person or by proxy, at the OEDC Special Meeting of the holders of a majority of the shares of OEDC Common Stock outstanding and entitled to vote at the OEDC Special Meeting is necessary to constitute a quorum at the meeting. The affirmative vote of the holders of 66% of the shares of OEDC Common Stock outstanding and entitled to vote at the meeting is required to authorize, approve and adopt the Merger Agreement. The Merger Agreement further provides that the affirmative vote of the holders of a majority of the outstanding shares of OEDC Common Stock (i) held by persons other than OEDC's Board of Directors and their affiliates and (ii) voted thereon at the Special Meeting is a condition to the obligations of each of Titan and OEDC to complete the Merger.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER PERSONS

  Titan. As of the record date for the Titan Special Meeting, Natural Gas Partners, L.P. ("NGP"), Natural Gas Partners II, L.P. ("NGP II") and the directors of Titan owned beneficially an aggregate of 14,899,250 shares (42.0%) of the outstanding Titan Common Stock.

  OEDC. As of the record date for the OEDC Special Meeting, NGP and the directors of OEDC owned beneficially an aggregate of 3,983,767 shares (45.4%) of the outstanding OEDC Common Stock. Each of NGP and the three executive officers of OEDC who are also directors of OEDC has entered into a Stockholder Voting Agreement (a "Voting Agreement") pursuant to which each has agreed to vote its or his shares--an aggregate of 3,824,130 shares (43.9%) of the outstanding OEDC Common Stock--in favor of approval and adoption of the Merger Agreement. In the event the Merger Agreement terminates, the Voting Agreements will also terminate.

                      THE MERGER AND THE MERGER AGREEMENT

EFFECTS OF THE MERGER

  Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, Titan Sub will merge with and into OEDC, with OEDC being the surviving corporation and becoming a wholly-owned subsidiary of Titan. By virtue of the Merger, each share of OEDC Common Stock outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 0.630 of a share of Titan Common Stock. Based on the capitalization of Titan and OEDC as of September 30, 1997, pursuant to the Merger Agreement approximately 5,482,187 shares of Titan Common Stock will be issued pursuant to the Merger, or approximately 13.9% of the number of shares of Titan Common Stock that will be outstanding after giving effect to the conversion and exchange of shares of OEDC Common Stock for shares of Titan Common Stock, assuming that no OEDC employee stock options are exercised prior to the Merger. See "The Merger--Effects of the Merger."

EFFECTIVE TIME OF THE MERGER

  It is anticipated that the Merger will become effective (the "Effective Time") as promptly as practicable after the requisite stockholder approvals have been obtained and all other conditions to the Merger have been satisfied or waived. See "Certain Provisions of the Merger Agreement--Effective Time of the Merger; Closing."

PROCEDURE FOR EXCHANGE OF CERTIFICATES

  As soon as practicable after the Effective Time, each holder of a certificate that prior thereto represented shares of OEDC Common Stock will be entitled, upon surrender of such certificate to Titan's transfer agent, First Union National Bank, to receive in exchange therefor, as applicable, a certificate(s) representing the number of whole shares of Titan Common Stock into which such shares of OEDC Common Stock were converted pursuant to the Merger, in such denominations and registered in such names as the holder may request. OEDC STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. Following the Effective Time, Titan's transfer agent will mail to each former holder of OEDC Common Stock a letter describing how certificates representing OEDC Common Stock should be presented for exchange.

  No fractional shares of Titan Common Stock will be issued in the Merger; instead, cash will be paid in lieu thereof based on the market price of a share of Titan Common Stock as of the last trading day prior to the Effective Time. See "Certain Provisions of the Merger Agreement--Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares."

REASONS FOR THE MERGER

  Titan. The Titan Board believes that the Merger is desirable for a number of reasons:

    (a) OEDC provides Titan with an additional core area of operations, the prolific Gulf Coast region;

    (b) OEDC's Gulf of Mexico oil and gas properties add reserve growth potential;

    (c) the reserve life of OEDC's properties complements the longer reserve life of Titan's properties in west Texas and southeastern New Mexico;

    (d) OEDC's gas gathering and processing facilities in the rapidly developing Main Pass and deep water Viosca Knoll region of the eastern Gulf provide diversification of Titan's assets and offer relatively stable cash flows;

    (e) OEDC's employees include a geotechnical group with Gulf Coast expertise and gas marketing specialists who will add to Titan's marketing and midstream asset expertise; and

    (f) on a pro forma combined basis as of September 30, 1997, Titan and OEDC had approximately $23.5 million of net debt outstanding on a net book capital base of approximately $272 million and $155 million of unused bank credit availability for subsequent acquisitions and development, $55 million of which Titan anticipates using in a recently contracted acquisition. See "--Recent Developments--Additional Titan Acquisitions."

  OEDC. The OEDC Board believes that the Merger Agreement and the Merger are desirable for a number of reasons:

    (a) The Merger provides the best available opportunity for OEDC's stockholders to maintain significant participation in the upside potential of OEDC's drilling and development program while reducing relative exposure to the risks of OEDC's business.

    (b) Based on market prices in effect at the time of and shortly before the initial announcement of a transaction with Titan, the exchange ratio in the Merger offers OEDC's stockholders a substantial premium in terms of the market value of their shares. In addition, the exchange ratio will result in a transaction that is not materially dilutive for the OEDC stockholders on a net asset value basis and, in the opinion of OEDC's financial advisors, is fair to the stockholders of OEDC from a financial point of view.

    (c) Titan's substantial borrowing capacity and stable, long-life reserve base should provide adequate capital to allow Titan to pursue OEDC's and its own exploration and development programs simultaneously.

    (d) Titan's inventory of projects and the experience and record of success of Titan's management may offer upside potential to OEDC's stockholders.

    (e) Titan views favorably OEDC's existing drilling and development program and OEDC's desire to expand its operations into the onshore Gulf Coast area, and has indicated a willingness to continue the program and support the onshore expansion.

    (f) The nonfinancial terms and conditions of the Merger Agreement, including the structuring of the Merger as a tax free exchange, are favorable to OEDC and its stockholders.

    (g) The Merger is expected to provide OEDC stockholders with enhanced liquidity with respect to their investment because the number of shares outstanding and trading volume of Titan Common Stock following the Merger will be significantly larger than the number of shares outstanding and trading volume of OEDC Common Stock.

    (h) The combination of OEDC and Titan will provide advantageous synergies, including the application to Titan's operations of OEDC's midstream and downstream expertise, and offers the opportunity to create a company with greater financial resources, competitive strengths and business opportunities than would be possible for OEDC alone.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  Titan. The Titan Board believes that the Merger Proposal is fair to, and in the best interests of, Titan and its stockholders. Accordingly, the Titan Board has approved, and recommends that the stockholders of Titan vote FOR, the Merger Proposal.

  OEDC. The OEDC Board believes that the terms of the Merger are fair to, and in the best interests of, OEDC and its stockholders. Accordingly, the OEDC Board has approved the Merger Agreement and the Merger and recommends that stockholders of OEDC vote FOR adoption and approval of the Merger Agreement and the Merger.

  See "The Meetings--Recommendations of the Boards of Directors," "The Merger-- Background of the Merger," "--Reasons for the Merger" and "--Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISOR

  Raymond James & Associates, Inc. ("Raymond James") has delivered its written opinion dated November 6, 1997 to the Board of Directors of OEDC that, as of that date, the consideration to be received by the holders of OEDC Common Stock in the Merger was fair from a financial point of view to such stockholders.

  For information regarding the opinion of Raymond James, including the assumptions made, matters considered and limits of such opinion, see "The Merger--Opinion of Financial Advisor." OEDC stockholders are urged to read in its entirety the opinion of Raymond James, attached as Appendix II to this Joint Proxy Statement/Prospectus.

CERTAIN CONDITIONS TO THE CONSUMMATION OF THE MERGER

  The respective obligations of Titan and OEDC to consummate the Merger are subject to the satisfaction of certain conditions, including the following: (i) approval of the Merger Proposal by the stockholders of Titan and approval of the Merger Agreement by the stockholders of OEDC (including approval of the holders of a majority of the outstanding shares of OEDC Common Stock (A) held by persons other than OEDC's Board of Directors and their affiliates and (B) voted thereon at the Special Meeting); (ii) the continuing accuracy in all material respects of the representations and warranties and the performance in all material respects of all covenants of Titan and OEDC under the Merger Agreement; (iii) the absence of any material order restraining or preventing consummation of the Merger or any action, suit or proceeding pending or threatened in writing to prohibit, delay or rescind the Merger or obtain an award of damages; (iv) receipt of all material required consents to consummation of the Merger; (v) approval of the Nasdaq National Market for listing of the shares of Titan Common Stock to be issued in connection with the Merger; and (vi) the continued effectiveness of the fairness opinion of OEDC's financial advisor.

  Titan and OEDC anticipate that substantially all of the above conditions (other than obtaining the required approvals of the stockholders of Titan and OEDC) will be satisfied prior to the Titan Special Meeting and the OEDC Special Meeting. Either Titan or OEDC may extend the time for performance of any of the obligations of the other party or may waive compliance with those obligations at their discretion. See "Certain Provisions of the Merger Agreement--Certain Conditions to Consummation of the Merger."

GOVERNMENTAL APPROVALS

  Titan and OEDC received notification of early termination of the relevant waiting period under the HSR Act from the Federal Trade Commission on November 3, 1997. See "The Merger--Regulatory Approvals." Neither Titan nor OEDC is aware of any other governmental or regulatory approval required for consummation of the Merger, other than compliance with applicable securities laws.

NO SOLICITATION

  The Merger Agreement provides that OEDC will not, directly or indirectly, solicit or knowingly encourage the initiation of any inquiries or proposals regarding any merger, tender offer, sale of shares of capital stock or similar business combination transaction involving OEDC or any sale of all or substantially all the assets of OEDC (any of the foregoing transactions being referred to herein as an "OEDC Acquisition Proposal"). In the event that OEDC receives an OEDC Acquisition Proposal, OEDC must immediately advise Titan of the identity of the party making it and its terms and conditions. In the event that the OEDC Board determines in good faith that its fiduciary duties to its stockholders under applicable law require it to respond to, communicate with or provide information to any party making an inquiry or proposal (as determined by the OEDC Board after consultation with and based upon advice of counsel and its financial advisor), OEDC must notify Titan of such determination prior to the time that OEDC provides any information or enters into any discussions with the party. OEDC must continue to keep Titan informed with respect to any actions that OEDC may take, including any discussions, with respect to each OEDC Acquisition Proposal.

MATERIAL ADVERSE EFFECT

  In the Merger Agreement, "Material Adverse Effect" means any change, development or effect (individually or in the aggregate) that is, or is reasonably likely to be, materially adverse (i) to the business, assets, results of operations, condition (financial or otherwise) or prospects of OEDC or Titan, as applicable, considered as a whole, or (ii) to the ability of OEDC or Titan, as applicable, to perform on a timely basis any material obligation of OEDC or Titan, respectively, under the Merger Agreement or any agreement, instrument or document entered into or delivered in connection with it.

TERMINATION OF THE MERGER AGREEMENT

  By Either Party. The Merger Agreement may be terminated prior to the Effective Time (i) by mutual consent of Titan and OEDC or (ii) by either party if (A) the Merger has not been effected on or before February 28, 1998, (B) any court or governmental entity shall have prohibited consummation of the Merger or the transactions contemplated in connection therewith or (C) the required approvals of the stockholders of Titan or OEDC are not received at the applicable stockholders' meeting.

  By Titan. Titan may terminate the Merger Agreement if (i) since the date of the Merger Agreement there has been a Material Adverse Effect pertaining to OEDC, (ii) there has been a material breach of any representation, warranty or covenant set forth in the Merger Agreement by OEDC and such breach has not been cured within five business days following receipt by OEDC of notice thereof,
(iii) the Board of Directors of OEDC in the exercise of its fiduciary duties to OEDC stockholders determines not to recommend, or otherwise withdraws its recommendation of, approval of the Merger Agreement or fails to convene a meeting of OEDC stockholders or (iv) the Merger shall not have been approved by a majority of the shares of OEDC Common Stock (A) held by persons other than members of the OEDC Board and their affiliates and (B) voted at the OEDC Special Meeting.

  By OEDC. OEDC may terminate the Merger Agreement if (i) the fairness opinion of Raymond James is withdrawn, (ii) since the date of the Merger Agreement there has been a Material Adverse Effect pertaining to Titan, (iii) there has been a material breach of any representation, warranty or covenant set forth in the Merger Agreement by Titan and such breach has not been cured within five business days following receipt by Titan of notice thereof or (iv) the Merger shall not have been approved by a majority of the shares of OEDC Common Stock
(A) held by persons other than members of the OEDC Board and their affiliates and (B) voted at the OEDC Special Meeting. Further, OEDC may terminate the Merger Agreement if it determines in good faith that its fiduciary duties to its stockholders under applicable law require it to respond to, communicate with or provide information to any party making an inquiry or proposal; provided that (i) Titan receives one week's notice of OEDC's intention to terminate, (ii) during such week OEDC considers adjustments to the Merger Agreement that Titan may propose and (iii) OEDC pays Titan $3,000,000 concurrently with the termination.

TERMINATION FEES AND REIMBURSEMENT OF EXPENSES

  If OEDC terminates the Merger Agreement because its Board determines in good faith that its fiduciary duties require it to respond, communicate with or provide information to any party making an inquiry or proposal, then OEDC shall promptly pay Titan $3,000,000.

  If either Titan or OEDC terminates the Merger Agreement for certain of the reasons described above in "Termination of the Merger Agreement" and (i) either the Merger Agreement has not been submitted to the stockholders of OEDC or the stockholders of OEDC have declined to approve the Merger Agreement by the requisite vote, (ii) after the date of the Merger Agreement but prior to the time the Merger Agreement is terminated there shall have been an OEDC Acquisition Proposal in writing to OEDC and (iii) any OEDC Acquisition Proposal (whether the same or different from the one referenced in clause (ii)) is consummated within any time within one year after the date of the Merger Agreement, then OEDC will be required to pay Titan $3,000,000 upon the consummation of any such OEDC Acquisition Proposal.

  In addition, if either Titan or OEDC terminates the Merger Agreement because of the failure of the stockholders of the other to approve the Merger, then the party whose stockholders have failed to approve the Merger will be required to pay to the other party $500,000 as reimbursement for an agreed upon estimate of the terminating party's out-of-pocket fees and expenses incurred in connection with the Merger; provided, however, that if OEDC is obligated to pay to Titan the $3,000,000 termination fee described in the preceding two paragraphs, then OEDC may offset from the amount of such termination fee any amount paid to Titan as a reimbursement for out-of-pocket fees and expenses incurred in connection with the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  In the opinion of Thompson & Knight, P.C., counsel to Titan, the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and, therefore, holders of OEDC Common Stock will recognize no gain or loss upon the exchange of such stock in the Merger solely for Titan Common Stock, except to the extent of cash received, if any, in lieu of fractional shares of Titan Common Stock. For a discussion of these and other federal income tax considerations in connection with the Merger, see "The Merger--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

  The Merger will be accounted for as a purchase of OEDC by Titan for accounting and financial reporting purposes. See "The Merger--Anticipated Accounting Treatment."

NO APPRAISAL RIGHTS

  Under Delaware law, neither Titan's nor OEDC's stockholders will be entitled to any appraisal or dissenter's rights in connection with the Merger. See "The Merger--No Appraisal Rights."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  As of September 30, 1997, NGP owned 4,767,407 shares (14.0%) of the outstanding Titan Common Stock and 2,209,460 shares (25.4%) of the outstanding OEDC Common Stock. R. Gamble Baldwin, a director of OEDC, is the general partner of G.F.W. Energy, L.P. ("GFW"), the general partner of NGP. David R. Albin, a director of Titan and OEDC, and Kenneth A. Hersh, a director of Titan, own limited partnership interests in GFW. Messrs. Albin, Baldwin and Hersh are three of the four managing members of the general partner of NGP II and also own limited partnership interests in NGP II's general partner. As of September 30, 1997, NGP II owned 5,000,777 shares (14.7%) of the outstanding Titan Common Stock. In addition to the shares of Titan Common Stock and OEDC Common Stock owned by NGP, Mr. Baldwin directly owns 9,100 shares and 35,041 shares of Titan and OEDC, respectively. Messrs. Albin and Hersh, who disclaim beneficial ownership of Titan Common Stock owned by NGP II, beneficially own 115,772 shares and 67,381 shares, respectively, of Titan Common Stock and 52,596 shares and 49,012 shares, respectively, of OEDC Common Stock. Although OEDC informed Messrs. Albin and Baldwin from time to time on a limited basis of the general status of negotiations with Titan and, likewise, Titan informed Mr. Hersh of the general status of negotiations with OEDC, none of these individuals participated in such negotiations or the deliberations of the board of either company in reviewing and approving the Merger.

  David B. Strassner, Douglas H. Kiesewetter and R. Keith Anderson are executive officers and directors of OEDC who have recommended the Merger to OEDC stockholders. The Merger Agreement provides that after the Effective Time it is expected that Titan may, in its sole discretion, offer employment to the employees of OEDC, including these three individuals; provided, however, that Titan shall have no obligation to retain any of the employees of OEDC. Titan shall provide the retained employees with the same benefits that accrue to employees of Titan and will assume their OEDC employee options, which, by the terms of OEDC's option plan, will vest fully as a result of the Merger.

  See "The Merger--Interests of Certain Persons in the Merger."

OEDC OPTIONS

  At the Effective Time, Titan will assume each OEDC employee option that remains unexercised and substitute shares of Titan Common Stock as purchasable under each assumed option. By the terms of OEDC's option plans, the assumed options will vest fully as a result of the Merger and will otherwise have the same terms and conditions as the OEDC employee options. The number of shares of Titan Common Stock purchasable under an assumed option will be equal to the number of shares of Titan Common Stock that the holder of the OEDC employee option being assumed would have received upon consummation of the Merger had such OEDC employee option been fully vested and exercised in full immediately prior to consummation of the Merger. The per share exercise price of each assumed option will be an amount equal to the per share exercise price of the OEDC employee option being assumed divided by 0.630.

  Pursuant to Titan's assumption of the OEDC employee options, each of Messrs. Strassner, Kiesewetter and Anderson will have options to purchase 75,600 shares of Titan Common Stock at an exercise price of $19.05 per share. The other OEDC employees will have options to purchase an aggregate of 231,576 shares of Titan Common Stock, consisting of 113,400 shares at an exercise price of $19.05 per share and 118,176 shares at an exercise price of $5.73 per share. See "Certain Provisions of the Merger Agreement--OEDC Options."

LISTING OF SHARES; MARKET AND MARKET PRICES

  Titan Common Stock is traded on the Nasdaq National Market under the symbol "TEXP." OEDC Common Stock is traded on the Nasdaq National Market under the symbol "OEDC."

  The following table sets forth the closing sales price per share of Titan Common Stock and OEDC Common Stock as reported on the Nasdaq National Market and the equivalent per share price (as explained below) of OEDC Common Stock, in each case on September 8, 1997, the last full trading date prior to the public announcement of the signing of a merger agreement by Titan and OEDC, and on November 13, 1997, the last full trading day for which prices were available prior to the date of this Joint Proxy Statement/Prospectus.

                            TITAN COMMON STOCK OEDC COMMON STOCK OEDC EQUIVALENT
                            ------------------ ----------------- ---------------
   September 8, 1997.......      $10.875            $ 6.00           $6.851
   November 13, 1997.......      $11.938            $7.313           $7.521

  The equivalent per share price of a share of OEDC Common Stock represents the closing sales price of a share of Titan Common Stock on such date multiplied by the exchange ratio of 0.630.

  Stockholders are advised to obtain current market quotations for Titan Common Stock and OEDC Common Stock. No assurance can be given as to the market price of Titan Common Stock or OEDC Common Stock at, or in the case of Titan Common Stock after, the Effective Time.

               RECENT DEVELOPMENTS--ADDITIONAL TITAN ACQUISITIONS

  On November 7, 1997, Titan and Pioneer Natural Resources USA, Inc., a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"), entered into an agreement by which Titan will acquire certain producing properties from Pioneer (the "Pioneer Acquisition"). The properties, 87% of which are operated, are located in 46 fields in the Permian Basin of West Texas and Southeastern New Mexico and currently produce approximately 2,500 BOEs per day. Of the reserves, 81% are oil. Titan will pay approximately $55 million, subject to adjustments, and anticipates closing the transaction, subject to various conditions, in mid-December 1997. Titan will fund the acquisition with its existing credit facilities. Titan was one of several companies submitting bids for the properties. As of September 30, 1997, NGP II owned an approximate 6.0% limited partnership interest in DNR-MESA Holdings, L.P. ("DNR"), a Texas limited partnership that currently owns approximately 15.3% of the outstanding common stock of Pioneer. Natural Gas Partners III, L.P., a fund that is under common management with NGP II and in which Messrs. Albin, Baldwin and Hersh own indirect partnership interests, also owns an approximate 8% limited partnership interest in DNR. Mr. Hersh, a director of Titan, is also a director of Pioneer and currently owns 4,480 shares of the common stock of Pioneer. Mr. Hersh did not participate in any of the negotiations of the terms of the acquisition agreement between Titan and Pioneer or in any of the deliberations of the Boards of either Titan or Pioneer concerning the acquisition.

  Titan and Carrollton Resources, L.L.C., a Louisiana limited liability company ("Carrollton"), have entered into an agreement by which Titan will acquire all the outstanding membership interests of Carrollton. Carrollton is a small independent energy company engaged in the exploration, development and acquisition of onshore oil and gas properties located primarily in the Gulf Coast region, which management believes fits well with OEDC's area of operations. Based on estimates of Carrollton's outside engineers, Carrollton's total proved reserves were 2.8 million BOE at June 30, 1997. Titan will issue approximately 900,000 shares of Titan Common Stock equal to 2.6% of the total Titan Common Stock currently outstanding. NGP-Louisiana Partners, L.P. ("NGP-Louisiana"), an affiliate of NGP, owns 39.7207% of Carrollton's outstanding membership units. NGP is the sole limited partner of NGP-Louisiana, and owns a 95.07% economic interest in NGP-Louisiana. A corporation serves as the general partner and owns the remaining 4.93% of NGP-Louisiana. Messrs. Albin, Baldwin and Hersh collectively own a majority of the common stock of the corporate general partner. These individuals were only informed from time to time on a limited basis of the general status of negotiations between Titan and Carrollton and did not participate in negotiation of the terms of the acquisition agreement or in the deliberations concerning the agreement of the Titan Board or the Carrollton management committee.

                   FORWARD LOOKING STATEMENTS OR INFORMATION

  Certain statements contained in this Joint Party Statement/Prospectus are forward looking statements regarding estimated future net revenues from oil and natural gas reserves and the present value thereof, planned capital expenditures (including the amount and nature thereof), increases in oil and gas production, and Titan's financial position, business strategy and other plans and objectives for future operations. Although Titan believes that the expectations reflected in these forward looking statements are reasonable, there can be no assurance that the actual results or developments anticipated by Titan will be realized or, even if substantially realized, that they will have the expected effects on its business or operations. Among the factors that could cause actual results to differ materially from Titan's expectations are general economic conditions, inherent uncertainties in interpreting engineering data, operating hazards, delays or cancellations of drilling operations for a variety of reasons, competition, fluctuations in oil and gas prices, the ability of Titan to successfully integrate the business and operations of OEDC, government regulations and other factors described in "Risk Factors" or in the description of Titan's and OEDC's business. All subsequent oral and written forward looking statements attributable to Titan or persons acting on its behalf are expressly qualified in their entirety by these factors. Titan assumes no obligation to update any of these statements.

                                  RISK FACTORS

  See "Risk Factors" beginning on page 17 for a discussion of certain factors with respect to the business and operations of Titan and OEDC that should be evaluated by an investor before determining how to vote at the respective special meetings.

                       SELECTED HISTORICAL FINANCIAL DATA

  The following tables set forth selected historical financial data for Titan for the period from March 31, 1995 (date of inception) through December 31, 1995, the year ended December 31, 1996 and for the nine months ended September 30, 1996 and 1997 and for OEDC for each of the five years in the period ended December 31, 1996 and for the nine months ended September 30, 1996 and 1997. The data presented below have been derived from and should be read in conjunction with the consolidated financial statements of Titan and OEDC and the related notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus. Selected unaudited financial data for the nine months ended September 30, 1996 and 1997 for Titan and OEDC include all adjustments (consisting only of normally recurring accruals) that Titan and OEDC each consider necessary for a fair presentation of their respective consolidated operating results for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year.

                            TITAN EXPLORATION, INC.

                                    PERIOD
                                   MARCH 31,
                                 1995 (DATE OF
                                  INCEPTION)                NINE MONTHS ENDED
                                    THROUGH     YEAR ENDED    SEPTEMBER 30,
                                 DECEMBER 31,  DECEMBER 31, ------------------
                                     1995          1996       1996      1997
                                 ------------- ------------ --------  --------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenues:
 Operating revenues.............    $   743      $ 23,824   $ 10,237  $ 52,011
 Other revenues.................        242           144        140        99
                                    -------      --------   --------  --------
   Total revenues...............        985        23,968     10,377    52,110
                                    -------      --------   --------  --------
Expenses:
 Oil and gas production.........        304         9,199      4,339    16,627
 General and administrative.....      1,546         2,270      1,452     3,637
 Amortization of stock option
  awards........................        576         1,839        576     3,790
 Exploration and abandonment....        490           184        110     1,342
 Depletion, depreciation and
  amortization..................        299         5,789      2,269    15,927
 Interest.......................         97         2,965      1,179       825
 Other..........................       (796)         (359)      (336)     (134)
                                    -------      --------   --------  --------
   Total expenses...............      2,516        21,887      9,589    42,014
                                    -------      --------   --------  --------
 Net income (loss) before
  income taxes..................     (1,531)        2,081        788    10,096
 Income tax expense.............        --          3,484      2,998     3,534
                                    -------      --------   --------  --------
 Net income (loss)..............    $(1,531)     $ (1,403)  $ (2,210) $  6,562
 Net income (loss) per share....    $  (.11)     $   (.07)  $   (.10) $    .18
 Weighted average shares
  outstanding...................     14,066        20,140     21,780    35,714
CONSOLIDATED STATEMENT OF CASH
 FLOWS DATA:
Net cash provided by (used in):
 Operating activities...........    $(1,805)     $  7,710   $  5,643  $ 30,556
 Investing activities...........    (47,522)     (144,998)   (12,753)  (43,907)
 Financing activities...........     55,540       137,365     11,700     8,207
Net cash provided by (used in)
 operating activities
 before working capital
 adjustments....................       (466)        9,795      3,654    29,813
OTHER CONSOLIDATED FINANCIAL
 DATA:
Capital expenditures............     43,669       149,901     17,590    43,089
CONSOLIDATED BALANCE SHEET DATA
 (AT PERIOD END):
 Cash and cash equivalents......      6,213         6,290     10,803     1,146
 Working capital................     11,946         8,124      8,760     2,270
 Oil and gas assets, net........     42,861       190,062     60,168   217,512
 Total assets...................     57,487       207,179     74,824   231,038
 Total debt.....................     20,000         6,500     28,000    14,700
 Stockholders' equity and
  predecessor capital...........     34,585       187,186     37,951   197,560

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

                                                                         NINE MONTHS
                                                                            ENDED
                                  YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                          -------------------------------------------  ----------------
                           1992     1993     1994     1995     1996     1996     1997
                          -------  -------  -------  -------  -------  -------  -------
                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Revenues:
 Exploration and
  production............  $ 2,116  $ 1,744  $ 5,513  $ 6,169  $ 9,835  $ 7,214  $ 7,033
 Pipeline operating and
  marketing.............      886      358      358      166    1,014      718      823
 Equity in earnings
  (loss) of equity
  investments...........      --      (255)      (3)     497       53       43       83
 Gain on sales of oil
  and gas properties or
  partnership
  investments, net......      --       --    13,655      --    10,661   10,661       61
                          -------  -------  -------  -------  -------  -------  -------
   Total revenues.......    3,002    1,847   19,523    6,832   21,563   18,636    8,000
                          -------  -------  -------  -------  -------  -------  -------
Expenses:
 Operations and
  maintenance...........      745      570    1,410    2,210    1,972    1,521    1,650
 Exploration charges....       36       32    2,231      405    2,297      919    5,157
 Depreciation,
  depletion and
  amortization..........    1,941      355    2,112    5,501    4,898    3,876    4,042
 Abandonment expense....      --        59    2,735       84    1,301      216      577
 General and
  administrative........      785    1,725    2,359    2,192    2,325    1,623    2,483
                          -------  -------  -------  -------  -------  -------  -------
   Total expenses.......    3,507    2,741   10,847   10,392   12,793    8,155   13,909
                          -------  -------  -------  -------  -------  -------  -------
Interest income
 (expense) and other:
 Interest expense.......     (975)    (228)    (590)  (1,651)    (783)    (709)    (153)
 Preferential payments
  by subsidiaries.......      --       --    (1,431)     --       --       --       --
 Interest income and
  other.................      (63)    (226)     317      123      (94)     (41)   1,046
                          -------  -------  -------  -------  -------  -------  -------
   Total interest income
    (expense) and
    other...............   (1,038)    (454)  (1,704)  (1,528)    (877)    (750)     893
                          -------  -------  -------  -------  -------  -------  -------
Net income (loss) before
 income taxes...........   (1,543)  (1,348)   6,972   (5,088)   7,893    9,731   (5,016)
Net income (loss).......   (1,543)  (1,348)   6,945   (5,067)   6,450    9,726   (3,572)
                          -------  -------  -------  -------  -------  -------  -------
Preference unit payments
 and accretion of
 discount...............      --      (731)    (585)  (1,142)  (2,617)  (1,333)     --
                          -------  -------  -------  -------  -------  -------  -------
Income (loss) available
 to common unitholders
 and stockholders.......  $(1,543) $(2,079) $ 6,360  $(6,209) $ 3,833  $ 8,393  $(3,572)
Net income (loss) per
 share..................  $ (0.31) $ (0.41) $  1.26  $ (1.23) $  0.68  $  1.66  $ (0.41)
Weighted average shares
 outstanding............    5,052    5,052    5,052    5,052    5,602    5,052    8,702
CONSOLIDATED STATEMENT
 OF CASH FLOWS DATA:
Net cash provided by
 (used in):
 Operating activities...    1,666   (1,546)   2,833     (383)   2,011    3,745    9,979
 Investing activities...   (3,425) (10,017)  21,133  (16,626)   1,334    7,066  (35,723)
 Financing activities...    2,826   14,381  (19,550)   9,305   14,352  (10,639)   9,360
OTHER CONSOLIDATED
 FINANCIAL DATA:
Capital expenditures....    3,700   10,993   18,418   15,965    9,997    4,492   34,222
CONSOLIDATED BALANCE
 SHEET DATA (AT PERIOD
 END):
Cash and cash
 equivalents............  $ 1,080  $ 3,997  $ 8,414  $   710  $18,408  $   882  $ 2,024
Working capital
 (deficiency)...........   (6,875)   1,036    4,807  (12,834)  15,654     (635)  (2,027)
Property, plant and
 equipment, net.........   14,146   23,626    9,599   20,108   25,703   18,618   45,452
Total assets............   16,828   30,952   20,035   25,170   50,941   24,518   57,288
Total long term debt
 (less current
 portion)...............      --    20,238    5,969      --       --     2,500    8,800
Capital lease payable-
 noncurrent.............      --       474      309      832      462      741      366
Redeemable preference
 units, net of
 discount...............    6,500    6,500    6,500   10,294      --    10,824      --
Stockholders' equity
 (deficit)..............      971   (1,091)   2,192   (2,117)  41,571    6,277   37,999

                   SUMMARY SELECTED HISTORICAL OPERATING DATA

  The following table sets forth summary information with respect to Titan's and OEDC's operations for the periods indicated:

                                           TITAN                                   OEDC
                          ---------------------------------------- -------------------------------------
                             PERIOD
                            MARCH 31,
                          1995 (DATE OF               NINE MONTHS                           NINE MONTHS
                           INCEPTION)                    ENDED                                 ENDED
                             THROUGH     YEAR ENDED  SEPTEMBER 30, YEAR ENDED DECEMBER 31, SEPTEMBER 30,
                          DECEMBER 31,  DECEMBER 31, ------------- ----------------------- -------------
                              1995          1996      1996   1997   1994    1995    1996    1996   1997
                          ------------- ------------ ------ ------ ------- ------- ------- ------ ------
Production:
 Oil (MBbls)............         30           714       388  1,396     --      --      --     --       1
 Gas (MMcf).............        245         5,787     2,725 15,938   3,686   3,668   4,756  3,630  3,430
 Total (MBOE)...........         71         1,679       842  4,052     614     611     793    605    572
Average Sales Prices Per
 Unit (1):
 Oil (per Bbl)..........     $16.80        $19.16    $17.25 $18.64 $    -- $    -- $    -- $   -- $20.03
 Gas (per Mcf)..........        .97          1.75      1.30   1.63    1.50    1.68    2.07   1.99   2.05
 BOE....................      10.46         14.19     12.16  12.84    9.00   10.08   12.42  11.92  12.30
Expenses per BOE:
 Production costs,
  including production
  taxes (2).............     $ 4.28        $ 5.48    $ 5.15 $ 4.10 $  2.28 $  3.06 $  2.49 $ 2.51 $ 2.88
 General and
  administrative........      21.77          1.35      1.72    .90    2.94    2.70    2.25   1.95   3.36
 Depletion, depreciation
  and amortization......       4.21          3.45      2.69   3.93    3.42    9.00    6.18   6.41   7.07

--------
(1) Reflects results of hedging activities for Titan and OEDC.
(2) Includes approximately $1.31, $.77 and $.69 per BOE of production costs primarily attributable to necessary rework operations on the 1995 Acquisition properties and the 1996 Acquisition properties for Titan for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively.

               SUMMARY HISTORICAL OIL AND GAS RESERVE INFORMATION

  The following table sets forth summary information with respect to Titan's and OEDC's proved oil and gas reserves as of December 31, 1996.

                                            CRUDE OIL NATURAL GAS OIL EQUIVALENT
                                             (MBBLS)    (MMCF)        (MBOE)
                                            --------- ----------- --------------
NET PROVED RESERVES:
Titan:
  Developed................................  16,024     180,161       46,051
  Undeveloped..............................   3,432     121,217       23,635
                                             ------     -------       ------
    Total..................................  19,456     301,378       69,686
                                             ======     =======       ======
OEDC:
  Developed................................       5      21,411        3,574
  Undeveloped..............................       1      11,751        1,959
                                             ------     -------       ------
    Total..................................       6      33,162        5,533
                                             ======     =======       ======

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following selected unaudited pro forma combined financial data assume, effective as of January 1, 1996, the consummation of the Merger. The Merger is accounted for as a purchase of OEDC by Titan. The following selected pro forma combined financial data are derived from the unaudited pro forma combined financial statements and notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus and should be read in conjunction with such information and notes.

                                 YEAR ENDED            NINE MONTHS ENDED
                             DECEMBER 31, 1996        SEPTEMBER 30, 1997
                             ------------------       -------------------
                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
  Oil and gas sales.........      $           69,663       $            59,044
  Pipeline operating and
   marketing................                   1,014                       823
  Other.....................                  10,859                       244
                                  ------------------       -------------------
    Total revenues..........                  81,536                    60,111
Expenses:
  Oil and gas production....                  21,687                    18,277
  General and
   administrative...........                   6,705                     6,120
  Amortization of stock
   option awards............                   1,839                     3,790
  Exploration and
   abandonment..............                   3,782                     7,076
  Depletion, depreciation,
   and amortization.........                  23,018                    21,203
  Interest expense..........                   3,748                       978
  Other.....................                    (265)                   (1,180)
                                  ------------------       -------------------
    Total expenses..........                  60,514                    56,264
                                  ------------------       -------------------
  Net income before income
   taxes....................                  21,022                     3,847
  Income tax expense........                   7,358                     1,346
                                  ------------------       -------------------
  Net income................      $           13,664       $             2,501
  Net income per share......      $             0.58       $              0.06
  Weighted average shares
   outstanding..............                  23,669                    41,196
BALANCE SHEET DATA (AT
 PERIOD END):
  Cash and cash
   equivalents..............                               $             3,170
  Working capital...........                                               243
  Oil and gas properties,
   net......................                                           258,812
  Other property and
   equipment, net...........                                            68,108
  Total assets..............                                           351,781
  Long-term debt............                                            23,500
  Stockholders' equity......                                           271,887

  Pro Forma Reserves. The following table provides information regarding Titan's pro forma reserves as of December 31, 1996, assuming consummation of the Merger.

                                                       AS OF DECEMBER 31, 1996
                                                       -----------------------
                                                       (DOLLARS IN THOUSANDS)
   PRO FORMA PROVED RESERVES:
     Oil (MBbls)......................................          19,456
     Natural gas (MMcf)...............................         334,577
     Equivalent barrels (Mboe)........................          75,219
     PV-10(1).........................................        $604,257
     Standardized Measure of Discounted Future Net
      Cash Flows(2)...................................        $439,029

--------
(1) The present value of future net revenue attributable to Titan's reserves was prepared using prices in effect at the end of the respective periods presented, discounted at 10% per annum on a pre-tax basis. These amounts reflect the effects of Titan's hedging activities.
(2) The Standardized Measure of Discounted Future Net Cash Flows prepared by Titan represents the present value of future net revenues after income taxes discounted at 10%. These amounts reflect the effects of Titan's hedging activities.

  Pro Forma Wells and Acreage. On a pro forma basis (assuming consummation of the Merger), Titan's properties at December 31, 1996 include interests in 1,351 productive oil wells (444 net wells) and 290 productive gas wells (83 net wells). Such properties include approximately 94,072 total net developed mineral acres.

  1997 Capital Expenditure Budget. Titan's capital expenditure budget for 1997 is anticipated to be approximately $91.3 million. This budget will be funded primarily by internally-generated cash flow, bank borrowings, dispositions of non-strategic assets and joint venture financings. The following table outlines Titan's estimated capital expenditure budget for 1997 (assuming consummation of the Merger).

                                                       PRO FORMA BUDGET FOR 1997
                                                       -------------------------
                                                            (IN THOUSANDS)
   Titan properties...................................         $ 52,200
   OEDC properties....................................           39,100
                                                               --------
     Total............................................         $ 91,300
                                                               ========

  Management of Titan continually reevaluates capital expenditures in light of market conditions, opportunities presented (including acquisition opportunities) and other factors, and may increase or decrease capital spending, or reallocate amounts between areas or projects, if deemed necessary or desirable, including in the event the Merger is not consummated.

                           COMPARATIVE PER SHARE DATA

  The following tables present comparative per share information (a) for each of Titan and OEDC on a historical basis, and (b) for Titan and OEDC on a pro forma combined basis assuming the Merger had been effective during the periods presented. The pro forma information has been prepared giving effect to the Merger as a purchase of OEDC by Titan. Equivalent pro forma information for OEDC Common Stock has been calculated by multiplying the pro forma per share amounts shown for Titan Common Stock by the Merger exchange ratio of 0.630 of a share of Titan Common Stock for each share of OEDC Common Stock.

                                              YEAR ENDED     NINE MONTHS ENDED
                                           DECEMBER 31, 1996 SEPTEMBER 30, 1997
                                           ----------------- ------------------
TITAN--HISTORICAL
  Book value..............................       $5.51             $5.82
  Cash dividends declared.................         --                --
  Income (loss) from continuing
   operations.............................        (.07)              .18
OEDC--HISTORICAL
  Book value..............................       $4.78             $4.37
  Cash dividends declared.................         --                --
  Income (loss) from continuing
   operations.............................        0.68              (.41)
TITAN AND OEDC--PRO FORMA COMBINED
  Book value..............................         n/a             $6.90
  Cash dividends declared.................         n/a               --
  Income from continuing operations.......         n/a               .06
OEDC--EQUIVALENT PRO FORMA
  Book value..............................         n/a             $4.35
  Cash dividends declared.................         n/a               --
  Income from continuing operations.......         n/a               .04

                                 RISK FACTORS

  The following matters should be considered carefully in connection with evaluating the proposals to be considered at the Titan Special Meeting and the OEDC Special Meeting:

RISKS RELATING TO THE MERGER

  Integration of Operations. Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of Titan's and OEDC's businesses is accomplished in an efficient and effective manner, and there can be no assurance as to the extent that this will occur, if at all. The combination of the two companies will require, among other things, integration of Titan's and OEDC's management information systems and key personnel and the coordination of their exploration and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully, if at all. The difficulties of integrating Titan and OEDC may be increased by the necessity of coordinating organizations with distinct cultures and widely dispersed operations. The integration of operations following the Merger will require the dedication of management and other personnel which may distract their attention from the day-to-day business of the combined company, the development or acquisition of new properties and the pursuit of other business acquisition opportunities. Failure to successfully accomplish the integration and development of Titan's and OEDC's operations and technologies would likely have a material adverse effect on Titan's business, financial condition and results of operations.

  Failure to Achieve Beneficial Synergies. The managements of Titan and OEDC have entered into the Merger Agreement with the expectation that the Merger will result in beneficial synergies. See "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors." Achieving these anticipated synergies will depend on a number of factors including, without limitation, the successful integration of Titan's and OEDC's operations and general and industry-specific economic factors. Even if Titan and OEDC are able to integrate their operations and economic conditions remain stable, there can be no assurance that the anticipated synergies will be achieved. The failure to achieve such synergies could have a material adverse effect on the business, results of operations and financial condition of the combined company.

  Dependence on Retention and Integration of Key Employees. The success of the Merger is dependent on Titan's retention and integration of the key management, engineering and other technical employees of OEDC. Stock options, which generally become exercisable only over a period of several years of employment, serve as an important incentive for retaining key employees. In accordance with their original terms, certain stock options held by several key OEDC optionees will be fully exercisable or the vesting thereof will accelerate upon the consummation of the Merger, thus potentially reducing the retention incentive provided by such options. While it is anticipated that Titan will implement retention arrangements for its key employees, there can be no assurance that key employees will remain. The loss of services of any of the key employees of OEDC could materially and adversely affect Titan's business, financial condition and results of operation.

  Risks Associated with Fixed Exchange Ratio. As a result of the Merger, each outstanding share of OEDC Common Stock will be converted into the right to receive 0.630 of a share of Titan Common Stock. Because the Exchange Ratio is fixed, it will not increase or decrease due to fluctuations in the market price of either Titan Common Stock or OEDC Common Stock. The specific dollar value of the consideration to be received by OEDC stockholders in the Merger will depend on the market price of Titan Common Stock at the Effective Time. In the event that the market price of Titan Common Stock decreases or increases prior to the Effective Time, the market value at the Effective Time of the Titan Common Stock to be received by OEDC stockholders in the Merger would correspondingly decrease or increase. The market prices of Titan Common Stock and OEDC Common Stock as of a recent date are set forth herein under "Summary--Listing of Shares; Market Price and Market Information." Titan and OEDC stockholders are advised to obtain recent market quotations for Titan Common Stock and OEDC Common Stock. Titan Common Stock and OEDC Common Stock historically have been subject to substantial price volatility. No assurance can be given as to the market prices of Titan Common

Stock or OEDC Common Stock at any time before the Effective Time or as to the market price of Titan Common Stock at any time thereafter. See "Summary-- Listing of Shares; Market Price and Market Information."

  Legal Proceedings. OEDC, David B. Strassner (OEDC's President and a director), Douglas H. Kiesewetter (OEDC's Executive Vice President and a director) and David R. Albin (a director), as well as NGP (OEDC's largest stockholder), the managing underwriters of OEDC's initial public offering and an analyst from each of the managing underwriters, have been named as defendants in a suit styled Eric Barron and Edward C. Allen, On Behalf of Themselves and all Others Similarly Situated, v. David B. Strassner, Douglas
H. Kiesewetter, David R. Albin, Natural Gas Partners, L.P., David Garcia, John
J. Myers, Offshore Energy Development Corporation, Morgan Keegan & Company, Inc. and Principal Securities, Inc., which was filed October 20, 1997, in the Texas State District Court of Harris County, Texas, 270th Judicial District. The suit seeks class certification on behalf of certain holders of OEDC Common Stock, excluding the defendants and holders related to or affiliated with the defendants. The suit alleges generally that the defendants wrongfully made false or misleading statements or omissions relating to OEDC's business and prospects in the course of OEDC's initial public offering and subsequent thereto. The suit seeks rescission of sales of OEDC common stock and unspecified monetary damages, including punitive damages. Assurance cannot be given that the outcome of the suit will not materially adversely affect the results of operations or financial condition of Titan subsequent to the Merger.

  Substantial Expenses Resulting from the Merger. Titan and OEDC estimate they will incur direct transaction costs relating primarily to regulatory filing costs, and the fees of financial advisors, attorneys, accountants, financial printers and proxy solicitors of approximately $1.5 million associated with the Merger. Titan and OEDC expect to incur an additional significant charge to operations, which is not currently reasonably estimable, in the quarter in which the Merger is consummated, to reflect costs associated with integrating the two companies. There can be no assurance that Titan will not incur additional material charges in subsequent quarters to reflect additional costs associated with the Merger.

RISKS RELATING TO THE BUSINESS OF TITAN AND OEDC

  Volatility of Oil and Gas Prices. Both companies' revenues, operating results and future rate of growth are highly dependent upon the prices received for oil and gas. Historically, the markets for oil and gas have been volatile and may continue to be volatile in the future. Revenues generated from the oil and gas operations of both companies will be highly dependent on the future prices of oil and gas. Various factors beyond their control will affect prices of oil and gas, including but not limited to the worldwide and domestic supplies of oil and gas, the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls, political instability or armed conflict in oil-producing regions, the price and level of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of pipeline capacity, weather conditions, domestic and foreign governmental regulations and taxes and the overall economic environment. On September 30, 1997, the posted price for West Texas Intermediate Crude was $19.00 per Bbl, as posted by Titan's major purchaser. On December 31, 1996, the posted price for West Texas Intermediate Crude was $23.39 per Bbl, as posted by Titan's major purchaser. Titan is unable to predict the long- term effects of these and other conditions on the prices of oil. Moreover, it is possible that prices for any oil Titan produces will be lower than current prices received by Titan. Historically, the market for natural gas has been volatile and is likely to continue to be volatile in the future. Prices for natural gas are subject to wide fluctuation in response to market uncertainty, changes in supply and demand and a variety of additional factors, all of which are beyond Titan's control. On September 30, 1997, estimated natural gas prices received by Titan and OEDC at the wellhead averaged $1.76 and $2.17 per Mcf, respectively. On December 31, 1996, natural gas prices received by Titan and OEDC at the wellhead averaged $2.83 and $3.41 per Mcf, respectively. Lower oil and gas prices may reduce the amount of oil and gas that the companies can produce economically. Although Titan and OEDC have used energy swap arrangements and financial futures to reduce their sensitivity to oil and gas price volatility, these arrangements cannot eliminate the adverse effect of lower oil and gas prices. Any significant decline in the price of oil or gas would adversely affect the companies' revenues and operating income and may require a reduction in the carrying value of the companies' oil and gas properties.

  Uncertainty of Reserve Information and Future Net Revenue Estimates. There are numerous uncertainties inherent in estimating quantities of proved reserves and their values, including many factors beyond the control of Titan and OEDC. The reserve information set forth in this report represents estimates only. Although Titan and OEDC believe such estimates to be reasonable, reserve estimates are imprecise and should be expected to change as additional information becomes available.

  Estimates of oil and gas reserves, by necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom may vary substantially. Moreover, there can be no assurance that Titan's or OEDC's reserves will ultimately be produced or that Titan's or OEDC's proved undeveloped reserves will be developed within the periods anticipated. Any significant variance in the assumptions could materially affect the estimated quantity and value of Titan's and OEDC's reserves. Actual production, revenues and expenditures with respect to Titan's and OEDC's reserves will likely vary from estimates, and such variances may be material.

  The PV-10 referred to in this report should not be construed as the current market value of the estimated oil and gas reserves attributable to Titan's and OEDC's properties. In accordance with applicable requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Titan, OEDC or the oil and gas industry in general.

  Limited Operating History; Rapid Growth. Titan, which began operations in March 1995, has a brief operating history upon which OEDC's stockholders may base their evaluation of Titan's performance. As a result of its brief operating history and rapid growth, the operating results from Titan's historical periods are not readily comparable and may not be indicative of future results. There can be no assurance that Titan will continue to experience growth in, or maintain its current level of, revenues, oil and gas reserves or production.

  Titan's rapid growth has placed significant demands on its administrative, operational and financial resources. Any future growth of Titan's oil and gas reserves, production and operations would place significant further demands on Titan's financial, operational and administrative resources. Titan's future performance and profitability will depend in part on its ability to successfully integrate the administrative and financial functions of acquired properties and companies, like OEDC, into Titan's operations, to hire additional personnel and to implement necessary enhancements to its management systems to respond to changes in its business. There can be no assurance that Titan will be successful in these efforts. The inability of Titan to integrate acquired properties and companies, to hire additional personnel or to enhance its management systems could have a material adverse effect on Titan's results of operations.

  Substantial Capital Requirements. Titan and OEDC each make, and will continue to make, substantial capital expenditures for the exploration, development, acquisition and production of reserves. Titan intends to finance its capital expenditures primarily with funds provided by operations and borrowings under its $250 million Credit Agreement, which currently has a borrowing base of $165 million, against which $11.5 million had been drawn as of September 30, 1997, and the anticipated $55 million purchase price for the Pioneer Acquisition will be drawn. OEDC intends to finance its capital expenditures primarily with funds provided by operations and borrowings under its $30 million credit facility, which had a borrowing base of $11 million, against which $9.5 million had been drawn as of September 30, 1997. If revenues for either company decrease as a result of lower oil or gas prices or otherwise, such company may have limited ability to expend the capital necessary to replace its reserves or to maintain production at current levels, resulting in a decrease in production over time. If Titan's or OEDC's cash flow from operations and availability under existing credit facilities are not sufficient to satisfy capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements.

  Reserve Replacement Risk. Titan's future success depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. The proved reserves of the companies will generally decline as reserves are depleted, except to the extent that the companies conduct successful exploration or development activities or acquires properties containing proved reserves, or both. In order to increase reserves and production, the companies must continue their development and exploration drilling and recompletion programs or undertake other replacement activities. Titan's current strategy includes increasing its reserve base through acquisitions of producing properties, continued exploitation of its existing properties and exploration of new and existing properties. OEDC's strategy includes increasing its reserve base through exploitation of its existing properties and exploration of existing properties. There can be no assurance, however, that Titan's or OEDC's planned development and exploration projects and acquisition activities will result in significant additional reserves or that Titan or OEDC will have continuing success drilling productive wells at low finding and development costs. Furthermore, while Titan's and OEDC's revenues may increase if prevailing oil and gas prices increase significantly, Titan's OEDC's finding costs for additional reserves could also increase.

  Drilling and Operating Risks. Drilling activities are subject to many risks, including well blowouts, cratering, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to Titan and OEDC. OEDC's offshore operations are also subject to the additional hazards of marine operations such as severe weather, capsizing and collision. In addition, both companies incur the risk that no commercially productive reservoirs will be encountered through their drilling operations. There can be no assurance that new wells drilled by either company will be productive or that either company will recover all or any portion of its investment in wells drilled. Drilling for oil and gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net reserves to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Both companies' drilling operations may be curtailed, delayed or canceled as a results of numerous factors, many of which are beyond their control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

  Acquisition Risks. Titan's rapid growth since its inception in March 1995 has been largely the result of acquisitions of producing properties. Titan expects to continue to evaluate and pursue acquisition opportunities available on terms management considers favorable to Titan. The successful acquisition of producing properties involves an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond Titan's control. This assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with such an assessment, Titan performs a review of the subject properties it believes to be generally consistent with industry practices. This review, however, will not reveal all existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Titan generally assumes preclosing liabilities, including environmental liabilities, and generally acquires interests in the properties on an "as is" basis. With respect to its acquisitions to date, Titan has no material commitments for capital expenditures to comply with existing environmental requirements. There can be no assurance that Titan's acquisitions will be successful. Any unsuccessful acquisition could have a material adverse effect on Titan.

  Risk of Hedging Activities. Titan's and OEDC's use of energy swap arrangements and financial futures to reduce their sensitivity to oil and gas price volatility is subject to a number of risks. If the companies' reserves are not produced at the rates estimated by the companies due to inaccuracies in the reserve estimation process, operational difficulties or regulatory limitations, the companies would be required to satisfy obligations it may have under fixed price sales and hedging contracts on potentially unfavorable terms without the ability to hedge that risk through sales of comparable quantities of its own production. Further, the terms under which the companies enter into fixed price sales and hedging contracts are based on assumptions and estimates of numerous factors such as cost of production and pipeline and other transportation costs to delivery points. Substantial variations between the assumptions and estimates used and actual results experienced could materially adversely affect anticipated profit margins and the companies ability to manage the risk associated with fluctuations in oil and gas prices. Additionally, fixed price sales and hedging contracts limit the benefits Titan and OEDC will realize if actual prices rise above the contract prices. In addition, fixed price sales and hedging contracts are subject to the risk that the counter-party may prove unable or unwilling to perform its obligations under such contracts. Any significant nonperformance could have a material adverse financial effect on Titan and OEDC.

  Marketability of Production. The marketability of Titan's and OEDC's production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. Most of Titan's and OEDC's natural gas is delivered through gas gathering systems and gas pipelines that are not owned by Titan or OEDC. Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect Titan's and OEDC's ability to produce and market its oil and gas. Any dramatic change in market factors could have a material adverse effect on Titan and OEDC.

  Compliance with Environmental Regulations. Titan's and OEDC's operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on the companies. Discharge of oil, gas or other pollutants into the air, soil or water may give rise to significant liabilities on the part of the companies to the government and third parties and may require the companies to incur substantial costs of remediation. Moreover, Titan has agreed to indemnify sellers of producing properties purchased by Titan in the 1995 Acquisition, the 1996 Acquisition and the Pioneer Acquisition against environmental claims associated with such properties. No assurance can be given that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not materially adversely affect the results of operations or financial condition of the companies or that material indemnity claims will not arise against Titan with respect to properties acquired by Titan. See "Information Concerning Titan--Business and Properties of Titan-- Environmental Matters" and "Information Concerning OEDC--Business and Properties of OEDC--Environmental Matters."

  Dependance on Key Personnel. Titan's success has been and will continue to be highly dependent on Jack Hightower, its Chairman of the Board and Chief Executive Officer, and a limited number of senior management personnel. The success of OEDC has been and will continue to be highly dependent on David B. Strassner, Douglas H. Kieswetter, R. Keith Anderson and other senior management personnel. Loss of the services of any of these individuals could have a material adverse effect on both companies' operations. Titan maintains a $3.0 million key man life insurance policy on the life of Mr. Hightower, but no other senior management personnel. OEDC does not maintain key man life insurance on any of its personnel. In addition, as a result of the 1996 Acquisition and since December 31, 1996, Titan has employed 24 additional employees and plans to employ more and will face competition for such personnel from other companies. There can be no assurance that Titan or OEDC will be successful in hiring or retaining key personnel. Titan's or OEDC's failure to hire additional personnel or retain its key personnel could have a material adverse effect on such company's results of operations.

  Control by Existing Stockholders. Upon completion of the Merger, directors, executive officers and principal stockholders of Titan, and certain of their affiliates, will beneficially own approximately 54.18% of Titan's outstanding Common Stock. Accordingly, these stockholders, as a group, will be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in Titan's Certificate of Incorporation or Bylaws and the approval of mergers and other significant corporate transactions. See "Description of Capital Stock--Titan Common Stock." The existence of these levels of ownership concentrated in a few persons makes it unlikely that any other holder of Titan Common Stock will be able to affect the management or direction of Titan. These factors may also have the effect of delaying or preventing a change in the management or voting control of Titan, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of Titan Common Stock. See "Beneficial Ownership of Titan, OEDC and Titan Post Merger."

  Competition. Titan operates in the highly competitive areas of oil and gas exploration, development, acquisition and production with other companies, many of which have substantially larger financial resources, staffs and facilities. In seeking to acquire desirable producing properties or new leases for future exploration and in marketing its oil and gas production, Titan faces intense competition from both major and independent oil and gas companies. Many of these competitors have financial and other resources substantially in excess of those available to Titan. This highly competitive environment could have a material adverse effect on Titan.

  Future Sales of Common Stock. Sales of a substantial number of shares of Common Stock, including shares issued in conjunction with future business combinations, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of Common Stock.

  Cumulative Voting; Blank Check Preferred Stock. Titan's Certificate of Incorporation (i) provides for cumulative voting for the election of directors and (ii) authorizes the Board of Directors of the Company to issue up to 10,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine. These provisions, alone or in combination with each other and with the matters described in "Risk Factors--Control by Existing Stockholders," may discourage transactions involving actual or potential changes of control of Titan, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of Common Stock. Titan also is subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult. See "Description of Capital Stock--Delaware Law Provisions."

  Absence of Dividends on Common Stock. Titan does not currently intend to pay regular cash dividends on the Common Stock. In addition, the Credit Agreement prohibits the payment of cash dividends. See "Information concerning Titan-- Price Range of Common Stock and Dividend Policy."

                                 THE MEETINGS

MATTERS TO BE CONSIDERED AT THE MEETINGS

  Titan Special Meeting. At the Titan Special Meeting, holders of Titan Common Stock will be asked to consider and vote upon:

    (1) The Merger Proposal, which includes, as a single proposal, (a) the approval of the Merger Agreement, pursuant to which, among other things,
  (i) Titan Sub would merge with and into OEDC and (ii) each issued and outstanding share of OEDC Common Stock would be converted in the Merger into the right to receive 0.630 of a share of Titan Common Stock, subject to and in accordance with the terms and conditions of the Merger Agreement, and (b) the approval of the issuance of shares of Titan Common Stock pursuant to the Merger Agreement; and

    (2) Such other matters as may properly be brought before the Titan Special Meeting.

  OEDC Special Meeting. At the OEDC Special Meeting, holders of OEDC Common Stock will be asked to consider and vote upon the authorization, approval and adoption of the Merger Agreement and such other matters as may properly be brought before the OEDC Special Meeting.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  Titan. The Titan Board believes that the Merger Proposal is fair to, and in the best interests of, Titan and its stockholders. Accordingly, the Titan Board has approved, and recommends that the stockholders of Titan vote FOR, the Merger Proposal.

  OEDC. The OEDC Board believes that the terms of the Merger are fair to, and in the best interests of, OEDC and its stockholders. Accordingly, the OEDC Board has approved the Merger Agreement and the Merger and recommends that stockholders of OEDC vote FOR adoption and approval of the Merger Agreement and the Merger.

VOTING AT MEETINGS; RECORD DATES

  Titan. Titan has established October 24, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Titan Special Meeting. Only holders of record of Titan Common Stock at the close of business on such date are entitled to notice of and to vote at the Titan Special Meeting. On October 24, 1997, there were 33,945,798 shares of Titan Common Stock outstanding and entitled to be voted at the Titan Special Meeting. A majority of such shares, present in person or represented by proxy, is necessary to constitute a quorum at the Titan Special Meeting. Each share of Titan Common Stock is entitled to one vote with respect to the approval of the Merger Proposal.

  The affirmative vote of the holders of a majority of the outstanding shares of Titan Common Stock present and entitled to vote thereon at the Titan Special Meeting is required to approve the Merger Proposal. Approval of the Merger Proposal will constitute approval of each aspect of the Merger Proposal. Approval of the Merger Proposal by the holders of Titan Common Stock is required by the rules of the National Association of Securities Dealers, Inc. for companies, like Titan, with securities listed in the Nasdaq National Market and is a condition to the consummation of the Merger because the Merger involves the issuance of shares of Titan Common Stock in connection with the acquisition of an entity in which a substantial stockholder of Titan owns greater than a 5% interest. See "--Interests of Certain Persons in the Merger."

  The respective obligations of Titan and OEDC to consummate the Merger are subject to, among other conditions, the approval and adoption by the stockholders of Titan of the Merger Proposal.

  OEDC. OEDC has established October 24, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the OEDC Special Meeting. Except as provided by the Merger Agreement, only holders of record of OEDC Common Stock at the close of business on such date are entitled to notice of and to vote at the OEDC Special Meeting. On October 24, 1997, there were 8,701,885 shares of OEDC Common Stock outstanding and entitled to be voted at the OEDC Special Meeting. A majority of such shares, present in person or represented by proxy, is necessary to constitute a quorum at the OEDC Special Meeting. Each share of OEDC Common Stock is entitled to one vote with respect to the approval and adoption of the Merger Agreement. Under OEDC's Certificate of Incorporation, the affirmative vote of the holders of 66% of the shares of OEDC Common Stock outstanding and entitled to vote at the meeting is required to authorize, approve and adopt the Merger Agreement. In addition, the Merger Agreement provides that it is a condition to the obligations of Titan and OEDC to consummate the Merger that the Merger Agreement is approved by a majority of the shares of OEDC Common Stock (i) held by persons other than members of OEDC's Board of Directors and their affiliates and (ii) voted thereon at the OEDC Special Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER PERSONS

  Titan. As of the record date for the Titan Special Meeting, NGP, NGP II and the directors of Titan owned beneficially an aggregate of 14,899,250 shares (42.0%) of the outstanding Titan Common Stock.

  OEDC. As of the record date for the OEDC Special Meeting, NGP and the directors of OEDC owned beneficially an aggregate of 3,983,767 shares (45.4%) of the outstanding OEDC Common Stock. Each of NGP and the three executive officers of OEDC who are also directors of OEDC has entered into a Voting Agreement pursuant to which each has agreed to vote its or his shares--an aggregate of 3,824,130 shares (43.9%) of the outstanding OEDC Common Stock--in favor of approval and adoption of the Merger Agreement. In the event the Merger Agreement terminates, the Voting Agreements will also terminate.

PROXIES

  Titan. Shares of Titan Common Stock represented by a proxy in the form enclosed, duly executed and returned to Titan prior to or at the Titan Special Meeting, and not revoked, will be voted at the Titan Special Meeting in accordance with the voting instructions contained therein. Shares of Titan Common Stock represented by proxies for which no voting instructions are given will be voted FOR approval and adoption of the Merger Proposal.

  Holders of Titan Common Stock are requested to complete, sign, date and return promptly the enclosed proxy card in the postage paid envelope provided for this purpose in order to ensure that their shares are voted at the Titan Special Meeting. A proxy may be revoked at any time prior to the exercise of the authority granted thereunder. Revocation may be accomplished by (i) the execution and delivery of a later-dated proxy with respect to the same shares,
(ii) giving notice thereof in writing to the Secretary of Titan at any time prior to the vote on the matters to be considered at the Titan Special Meeting or (iii) attending the Titan Special Meeting and voting in person. Attendance at the Titan Special Meeting by a stockholder who signed a proxy will not in itself revoke the proxy.

  If a holder of Titan Common Stock does not return a signed proxy card (and does not vote in person at the Titan Special Meeting), his or her shares will not be voted at the Titan Special Meeting. Abstentions and broker non-votes with respect to shares of Titan Common Stock will have the effect of a vote against the Merger.

  The Board of Directors of Titan knows of no matters to be presented at the Titan Special Meeting other than those described in this Joint Proxy Statement/Prospectus. If other matters are properly brought before the Titan Special Meeting, it is the intention of the persons named as proxies to vote with respect to such matters in accordance with their judgment.

  OEDC. Shares of OEDC Common Stock represented by a proxy in the form enclosed, duly executed and returned to OEDC prior to or at the OEDC Special Meeting, and not revoked, will be voted at the OEDC Special Meeting in accordance with the voting instructions contained therein. Shares of OEDC Common Stock represented by proxies for which no voting instructions are given will be voted FOR approval and adoption of the Merger Agreement.

  Holders of OEDC Common Stock are requested to complete, sign, date and return promptly the enclosed proxy card in the postage paid envelope provided for this purpose in order to ensure that their shares are voted at the OEDC Special Meeting. A proxy may be revoked at any time prior to the exercise of the authority granted thereunder. Revocation may be accomplished by (i) the execution and delivery of a later dated proxy with respect to the same shares,
(ii) giving notice thereof in writing to the Secretary of OEDC at any time prior to the vote on the matters to be considered at the OEDC Special Meeting or (iii) attending the OEDC Special Meeting and voting in person. Attendance at the OEDC Special Meeting by a stockholder who signed a proxy will not in itself revoke the proxy.

  If a holder of OEDC Common Stock does not return a signed proxy card (and does not vote in person at the OEDC Special Meeting), his or her shares will not be voted at the OEDC Special Meeting. Such failure to vote will have the effect of a vote against the approval and adoption of the Merger Agreement. Abstentions and broker non-votes with respect to shares of OEDC Common Stock will also have the effect of a vote against the approval and adoption of the Merger Agreement.

  The Board of Directors of OEDC knows of no matters to be presented at the OEDC Special Meeting other than the matter described in this Joint Proxy Statement/Prospectus. If other matters are properly brought before the OEDC Special Meeting, it is the intention of the persons named as proxies to vote with respect to such matters in accordance with their judgment.

SOLICITATION OF PROXIES

  Solicitation of proxies for use at the Titan Special Meeting and the OEDC Special Meeting may be made in person or by mail, telephone, telecopy or telegram. Titan and OEDC will each bear the cost of the solicitation of proxies from their respective stockholders, except that Titan and OEDC will share equally the expenses incurred in connection with printing and mailing this Joint Proxy Statement/Prospectus. Titan has employed Morrow & Company to solicit proxies on behalf of Titan for use at the Titan Special Meeting for a fee of $7,000 plus certain out-of-pocket expenses. OEDC has retained Corporate Investor Communications, Inc. to solicit proxies on behalf of OEDC for use at the OEDC Special Meeting for a fee of $4,500 plus certain out-of-pocket expenses. In addition, officers and employees of Titan and OEDC, who will receive no compensation in excess of their regular salaries for their services, may solicit proxies from the stockholders of Titan and OEDC, respectively, in person or by mail, telephone, telecopy or telegram. Titan and OEDC have requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Titan Common Stock and OEDC Common Stock held of record by such entities, and Titan and OEDC will, upon the request of such record holders, reimburse reasonable forwarding expenses.

                                  THE MERGER

EFFECTS OF THE MERGER

  Pursuant to the Merger Agreement, at the Effective Time, Titan Sub will merge with and into OEDC and each share of capital stock of OEDC issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.630 of a share of Titan Common Stock.

  As a result of the Merger, the separate corporate existence of Titan Sub will cease and OEDC will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of Titan.

  No fraction of a share of Titan Common Stock will be issued in connection with the conversion of OEDC Common Stock pursuant to the Merger, and cash will be paid in lieu of any fractional shares. See "Certain Provisions of the Merger Agreement--Conversion of Shares; Procedure for Exchange of
Certificates; Fractional Shares."

  Assuming no change in the number of shares of OEDC Common Stock outstanding at the Effective Time from the number outstanding on the record date for the OEDC Special Meeting, the number of shares of Titan Common Stock subject to issuance in the Merger in exchange for shares of OEDC Common Stock is approximately 5,482,187.

  Based on the capitalization of Titan and OEDC as of September 30, 1997, immediately after the Effective Time, the former holders of OEDC Common Stock will hold approximately 13.9% of the then outstanding Titan Common Stock. Titan does not own any shares of OEDC Common Stock.

BACKGROUND OF THE MERGER

  Following OEDC's initial public offering in November 1996, OEDC's management believed that the net proceeds of the offering, bank borrowings and funds generated from operations would be sufficient to fund its growth strategy through 1997. During the first six months following the offering, OEDC experienced operating difficulties that, cumulatively, were unprecedented in OEDC's history. These included a dry hole on its Viosca Knoll 80 well, premature loss of production on its South Timbalier B-8 well, unsuccessful attempts to restore production on its South Timbalier B-6 well and delays in obtaining production permits on five Viosca Knoll wells. The permitting delays postponed evaluation of the productivity of the five Viosca Knoll wells. Although OEDC's management did not believe that these operating difficulties would adversely affect its long-term growth strategy or cause OEDC to curtail its 1997 drilling program, which has not occurred, the difficulties reduced OEDC's ability to respond to new opportunities that could augment its growth strategy. These opportunities included drilling prospects identified by OEDC on acreage available in a federal lease sale, exploratory proposals from other industry participants, expansion into an attractive onshore project, and new prospects on OEDC's existing properties, including a deep prospect on Viosca Knoll block 24. Management recognized that pursuit of these opportunities would require additional capital and, beginning in January 1997, began examining alternatives for additional financing, including debt and project financing. This examination produced no alternatives that OEDC management and the OEDC Board determined to have acceptable risk/reward relationships.

  In January 1997, OEDC's management was contacted by a large utility that was considering alternatives to publicly offering part of its oil and gas exploration and production subsidiary. The utility had identified as one of its alternatives a strategic merger with an existing publicly held exploration and production company. OEDC management had contacts with the utility in February and early March about a potential combination. Management and the Board discussed this matter informally and did not see an opportunity for a favorable transaction with the utility, and the contacts did not develop into a discussion of specific transaction terms.

  In January 1997, OEDC's management was also contacted by M2 Capital Ventures, LLC, now known as M2 Capital Partners ("M2"), inquiring whether M2 could provide financial advisory services to OEDC. In subsequent months, management and M2 had contacts regarding alternatives for OEDC, including a contact on April 4, 1997 when M2 suggested the possibility of a combination with a large independent energy company. Shortly thereafter and before this possibility could be pursued, the potential partner entered into a merger transaction with another company.

  On April 11 and April 16, 1997, OEDC's Board discussed OEDC's projected capital resources and allocations for the remainder of 1997. Management presented analysis of its exploration and development portfolio. Management expressed its growing concern that, as a result of the cumulative effect of the operating difficulties experienced by OEDC since the initial public offering, it might not have sufficient capital to fully exploit its growing project inventory. Management recommended that the Board engage M2 as a financial advisor for the purpose of identifying and evaluating potential transactions to access capital to exploit OEDC's project inventory.

  On April 16, 1997, the OEDC Board approved the engagement of M2, and, on April 17, 1997, OEDC and M2 entered into an engagement letter pursuant to which M2 would identify and evaluate financing alternatives in exchange for a success fee of .5% of the transaction value upon consummation of the transaction. In addition, M2 would receive a monthly retainer of $10,000 and reimbursement of its out-of-pocket expenses.

  On April 18, 1997, OEDC issued a press release stating that its 1997 results of operations would be adversely affected by the cumulative effect of the operating difficulties encountered by the company since the start of 1997 and announcing the engagement of M2 as follows:

  OEDC has engaged a financial advisor for the purpose of identifying potential industry or financial partners or sources of exploration and development capital to exploit the Company's increasing inventory of what the Company believes to be high quality exploration and development prospects. While the Company's primary objective is to accelerate the growth of the Company's value, it will evaluate a possible sale or other disposition of the capital stock or assets of the Company by merger, other business combination or otherwise, under the appropriate circumstances.

  Immediately following the press release, two analysts downgraded their recommendations with respect to OEDC, and the market price of OEDC stock declined substantially.

  The OEDC Board and M2 believed that OEDC's objectives could be achieved through a variety of transactions, including joint ventures, partnerships, property swaps and debt or equity financings. Although they continued to explore all strategic alternatives, they believed that a strategic combination could be the best means of enhancing stockholder value while reducing exposure to OEDC's business risks, which had been highlighted by the recent operating difficulties. In the weeks following M2's engagement, OEDC's representatives and M2 identified companies with the capital resources necessary to fully develop OEDC's exploration and development portfolio and the potential to offer favorable consideration to OEDC's stockholders. M2 also prepared summaries of information about OEDC to provide potential combination partners. M2 began contacting potential purchasers and a form of confidentiality agreement (containing a standstill provision) was prepared.

  From April 21, 1997 to June 10, 1997, M2 contacted five publicly traded energy companies identified by M2 and OEDC management as potential merger candidates. All five expressed interest in discussing a transaction and M2 mailed a confidentiality agreement to each. M2 also delivered to these companies copies of the company summary that it had prepared. Four of the companies signed and returned the confidentiality agreement. In addition to the five companies contacted by M2, M2 or OEDC management received unsolicited contacts from eleven companies regarding a potential transaction. The initial contacts with these companies resulted in mailing of a confidentiality agreement to two companies, both of which signed and returned the agreements.

  The Board of OEDC met on May 14, May 20 and June 17 to receive updates from management regarding the results of the engagement of M2. At the May 20 meeting the Board approved expanding the scope of M2's engagement to include advising OEDC with respect to all alternatives, regardless of whether M2 was the source of the alternative, and to increase the fee payable to M2 to .75% of the transaction value. On May 28, 1997, OEDC and M2 entered into a revised engagement letter reflecting these terms. Under the revised letter, if the Merger is consummated, OEDC will pay M2 a fee of approximately $600,000 for its services.

  The six companies that executed confidentiality agreements included a large independent energy company that eventually agreed to a combination with another company, a mid-sized energy company that ultimately determined to develop its offshore presence internally, a midsized energy company that did not register any further interest in a transaction with OEDC after it signed and returned the confidentiality agreement and received the OEDC company summary prepared by M2, and another mid-sized international energy company that would have needed to link a transaction with OEDC to a transaction to raise additional capital, a proposition that the OEDC management and Board considered to involve too much risk and uncertainty. The other two companies that signed confidentiality agreements, Titan and another midsized energy company, were the only companies with which discussions progressed to a discussion of terms.

  On April 25, 1997, the president and chief executive officer of the other midsized energy company with which discussions progressed contacted David B. Strassner, President and Chief Executive Officer of OEDC, by phone to discuss a potential combination.

  On April 28, 1997, the other midsized company's financial advisor contacted Mr. Strassner about a potential transaction.

  On May 1, 1997, at an energy conference, Mr. Strassner and Douglas H. Kiesewetter, OEDC's Executive Vice President and Chief Operating Officer, and the president of the midsized company and its financial advisor met to discuss the possibility of a transaction.

  On May 13, 1997, M2 recommended to OEDC management that Titan be contacted about a potential transaction, and management agreed that Titan might meet OEDC's criteria.

  On May 16, 1997, Tim Dunn of M2 contacted Jack Hightower, President, Chief Executive Officer and Chairman of the Board of Titan and Mr. Hightower indicated an interest in evaluating the possibility of a transaction.

  On May 22, 1997, in Houston, Texas, Mr. Hightower met with Mr. Dunn and Jay McEntire, another representative of M2. Mr. Hightower signed and delivered a confidentiality and standstill agreement on behalf of Titan and M2 provided Mr. Hightower with the OEDC company summary that M2 had prepared.

  On May 27, 1997, Mr. Dunn contacted Mr. Hightower to ask about Titan's review of the OEDC company summary and Titan's interest in a transaction with OEDC.

  On May 29, 1997, OEDC and Titan entered into a revised confidentiality and standstill agreement relating to the exchange of information by the companies.

  On June 11, 1997, at the other midsized energy company's offices, and on June 26, 1997, at OEDC's offices, OEDC management and M2 met with management of the other mid-sized energy company to exchange information regarding the companies' assets and financials.

  On June 23 and 30, 1997, Mr. Hightower spoke with Mr. Dunn to schedule, and arrange for, a meeting at OEDC's offices on July 3, 1997 to review OEDC's reserves, exploration opportunities, financials, and pipeline and gas processing business.

  On July 3, 1997, in OEDC's offices in Houston, Texas, management of OEDC, including Mr. Strassner and Mr. Kiesewetter, and M2 discussed a potential transaction and exchanged information regarding the companies' businesses and assets with management of Titan, including Mr. Hightower; William K. White, Vice President, Finance and Chief Financial Officer; Rodney L. Woodard, Vice President, Engineering; and Thomas H. Moore, Vice President, Business Development.

  On July 8, 1997, the other midsized energy company and its financial advisor met with management of OEDC, including Mr. Kiesewetter, and M2 to discuss the potential terms of a stock for stock merger. Management of OEDC and M2 believed that the exchange ratio proposed by the company was inadequate. Although the proposed exchange ratio included a premium in terms of market price (based on market prices at the time of the discussions, the exchange ratio would have had a market value of $7.38 per share of OEDC Common Stock), management of OEDC and M2 believed that a transaction at that exchange ratio would be significantly dilutive to OEDC's stockholders on a net asset value per share and cash flow per share basis. In the view of OEDC management and M2, the proposed exchange ratio would need to be increased by 40% in order to result in a nondilutive transaction from a net asset value perspective.

  On July 10, 1997, at a conference in Santa Fe, New Mexico, OEDC management, including Mr. Strassner, met briefly with Titan management, including Mr. Hightower.

  On July 11, 1997, M2 communicated to the other midsized energy company's financial advisor OEDC's view of the inadequacy of the proposed offer and expressed OEDC's strong desire for a meeting to exchange additional technical information with the other company to provide the other company with a more complete basis on which to value OEDC.

  On July 16, 17 and 18, 1997, Mr. Hightower continued discussions with Mr. Strassner by telephone.

  On July 22, 1997, in Titan's offices in Midland, Texas, management of Titan, including Messrs. Hightower, White, George G. Staley, Executive Vice President, Exploration, Woodard and Moore, and Mr. Dunn of M2 continued discussions of a potential transaction and exchanged information regarding the companies' businesses and assets with management of OEDC, including Messrs. Strassner and Kiesewetter. Following the meeting, Messrs. Hightower and Dunn discussed Titan's proposing an exchange ratio of 0.6 to OEDC. Mr. Dunn indicated to Mr. Hightower that he believed OEDC would regard such a proposal as inadequate.

  These discussions between OEDC and Titan confirmed for OEDC management that Titan was interested in negotiating a transaction. Because NGP is a substantial stockholder of both OEDC and Titan, to ensure that negotiations with Titan were conducted at arm's length, it was determined that David R. Albin, a director of both OEDC and Titan and the owner of a limited partnership interest in the general partner of NGP, and R. Gamble Baldwin, another OEDC director and the general partner of the general partner of NGP, should be excluded from the process of negotiating and approving any transaction with Titan. Messrs. Albin and Baldwin are close business associates and two of the four managing members of the general partner of NGP II, a substantial stockholder of Titan. Consequently, Messrs. Albin and Baldwin were only informed from time to time on a limited basis of the general status of negotiations between OEDC and Titan, and they did not participate in the negotiation of the terms of the Merger or in the OEDC Board's deliberations concerning the Merger.

  On July 24, 1997, Mr. Hightower spoke by phone with Kenneth A. Hersh, a Titan director, and close business associate of Messrs. Albin and Baldwin. Mr. Hersh owns a limited partnership interest in the general partner of NGP and is another of the four managing members of the general partner of NGP II. Mr. Hightower informed Mr. Hersh that Titan management was interested in pursuing a merger with OEDC. Adding Mr. Albin to the phone conversation, the three agreed that, because Mr. Albin is an OEDC director, he would not receive any information regarding the transaction from Titan and that Mr. Hersh would be informed only as to the general status of the transaction, with the understanding that he would not be involved in any negotiations. Although Mr. Hightower subsequently informed Mr. Hersh from time to time of the general status of the transaction, Mr. Hersh did not participate in the negotiation of the terms of the Merger or in the Titan Board's deliberations concerning the Merger.

  On July 29 and 30, 1997, management and technical staff of OEDC and the other midsized energy company met at the midsized energy company's offices to present to one another detailed technical information regarding their respective assets and prospects. The information provided by the midsized energy company at this meeting confirmed OEDC management and M2's view of the midsized energy company's net asset value and confirmed their belief that the assumptions underlying the other company's valuation of OEDC was flawed. Management of OEDC and M2 suggested that the other company conduct a further review of OEDC's assets.

  On July 30, 1997, Mr. Hightower continued discussions by phone with Douglas
H. Kiesewetter, OEDC's Executive Vice President and Chief Operating Officer.

  On August 4, 1997, management of OEDC met again with a representative of the other midsized energy company at OEDC's offices to discuss valuation issues relating to the companies' assets.

  On August 4, 1997, Mr. Hightower continued discussions by phone in separate conversations with Mr. Dunn and Mr. Strassner.

  On August 7, 1997, in OEDC's offices in Houston, Texas, Titan management, including Mr. Hightower, and OEDC's management, including Mr. Strassner, continued discussions.

  On August 8, 1997, Mr. Hightower met with Mr. Dunn to discuss Titan's proposing an exchange ratio of 0.650 to OEDC. Mr. Dunn indicated that he believed OEDC would regard this proposal also as inadequate.

  On August 8, 1997, the other midsized energy company's financial advisor delivered to OEDC a term sheet outlining a proposal for a transaction at an exchange ratio that was 10% lower than the exchange ratio the midsized energy company had previously proposed.

  On August 11, 1997, OEDC and M2 communicated to the other midsized energy company's financial advisor that its reduced proposal was inadequate and the proposed exchange ratio would have to be increased significantly if discussions were to continue. No further discussions were held with the other company and no additional proposals were received.

  Also on August 11, 1997, Titan management, including Mr. Hightower, and OEDC management, including Mr. Strassner, negotiated further by telephone, resulting in a proposal for a transaction with an exchange ratio of 0.675.

  On August 12, 1997, Titan's Board met, with Messrs. Albin and Hersh participating by phone. Mr. Hightower reviewed the status of Titan's analysis of several possible transactions, including a transaction with OEDC. Mr. Albin terminated his phone connection prior to discussions of OEDC, with Mr. Hersh maintaining his connection. Mr. Hightower reviewed negotiations with OEDC and Titan's analysis of OEDC's net asset value, exploration potential and other business prospects. Mr. Hightower then sought board approval of proceeding with negotiation of a merger transaction with OEDC and the proposal of an exchange ratio of 0.675. With Mr. Albin having terminated his phone connection, Mr. Hersh abstained from voting and the other three directors approved proceeding with negotiations and the proposal of an exchange ratio of
0.675. Following the meeting, Mr. Hightower, phoned Messrs. Strassner and Kiesewetter to inform them of the decision of Titan's Board to proceed with negotiations and propose an exchange ratio of 0.675.

  On August 13, 1997, in two separate phone conversations, and on August 14, 1997, in one phone conversation, Mr. Hightower continued discussions with Mr. Strassner.

  On August 15, 1997, management of OEDC informed the OEDC Board (including Messrs. Albin and Baldwin) that management had been unable to negotiate an acceptable transaction with the other midsized energy company but had negotiated an exchange ratio with Titan that it believed to be favorable. Messrs. Albin and Baldwin were briefed as to the proposed exchange ratio but abstained from participating in the discussions and actions of the OEDC Board relating to the transaction with Titan. The OEDC Board requested that M2 prepare a summary of its analysis of the proposed transaction with Titan, commissioned the engagement of an investment banking firm to render an opinion as to the fairness of the proposed transaction and authorized management to begin negotiation of a definitive merger agreement.

  On August 24, 1997, counsel for Titan provided counsel for OEDC drafts of a merger agreement and an option agreement, by which Titan proposed NGP, Messrs. Strassner and Kiesewetter and R. Keith Anderson, Vice President of OEDC, would grant Titan an irrevocable option to acquire in a stock for stock transaction all the stock of these OEDC stockholders on the basis of a 0.675 exchange ratio.

  On August 26, 1997, OEDC contacted Raymond James about rendering an opinion with respect to the fairness of the proposed transaction, and Raymond James began its review of the transaction shortly thereafter. Among the factors that led to the choice of Raymond James were the experience of Raymond James as investment bankers in the energy business, the familiarity of Raymond James with OEDC resulting from Raymond James having participated in the underwriting syndicate in OEDC's initial public offering and the absence of any substantial dealings between Raymond James and Titan that could compromise Raymond James' independence in advising the OEDC Board.

  On August 27, 28 and 29, 1997, Mr. Hightower continued discussions with Mr. Kiesewetter in phone conversations. Mr. Kiesewetter indicated that no member of OEDC management would enter into the proposed option agreements.

  On August 29, 1997, Titan proposed that Messrs. Strassner, Kiesewetter and Anderson and NGP enter into stockholder voting agreements in lieu of the proposed option agreements. During the period from August 29, 1997 through September 4, 1997, representatives of Titan and OEDC negotiated the terms of the proposed stockholder voting agreement and a proposed draft was presented to representatives of NGP and NGP II for review. NGP objected to the length of the term of the agreements and refused to enter the agreements as proposed. As a result, the parties further negotiated the terms of the agreements until September 5, when the form of the agreement was generally agreed upon.

  On September 5, 1997, the OEDC Board met. Present were the members of the Board of Directors other than Messrs. Albin, Baldwin and Strassner, OEDC's counsel, representatives of M2 and a representative of Raymond James. Although Mr. Strassner was unable to attend this meeting, he was briefed on the matters discussed at the meeting prior to the meeting on September 4 and after the meeting on September 6 and 7. Management of OEDC also briefed Messrs. Albin and Baldwin on the terms of the proposed merger with Titan, although it was agreed that neither would attend the meetings of the OEDC Board to consider approval of the proposed merger. At the September 5 meeting, M2 presented materials that it had prepared for the OEDC Board summarizing the process that led to a potential transaction with Titan and the financial analyses conducted by it in evaluating the proposed merger. M2 also discussed with the OEDC Board its view of the inadequacy of the proposal made by the other midsized energy company. The Board also discussed with OEDC's legal counsel its fiduciary duties in connection with considering the merger and the terms of the proposed merger agreement. In connection with considering the terms of the proposed merger agreement, the Board also considered an analysis prepared by Raymond James regarding termination fees in similar transactions.

  On September 6, 1997, Titan management, including Messrs. Hightower and White, and counsel to Titan negotiated final terms of the merger agreement in numerous conference phone calls with OEDC management, including Messrs. Strassner and Kiesewetter, and counsel to OEDC.

  On September 7, 1997, following additional negotiation of the terms of the merger agreement by representatives of Titan and OEDC, the OEDC Board met again. This meeting was attended by the members of the Board other than Messrs. Albin and Baldwin, OEDC's counsel, a representative of M2 and representatives of Raymond James. At this meeting, Raymond James delivered to the Board its opinion that the consideration to be received by the stockholders of OEDC in the merger was fair to the stockholders from a financial point of view, and discussed with the Board the analyses it conducted in reaching this opinion. Raymond James delivered its opinion in written form on September 8. At the September 7 meeting, after receiving the opinion of Raymond James and discussing the terms of the merger agreement further, the Board approved the merger and merger agreement.

  On September 7, 1997, the Titan Board met. All the members of the Board other than Messrs. Albin and Hersh and Titan's counsel participated. Mr. Hightower, together with Titan's counsel, reviewed the fiduciary obligations of the Board, the background of the proposed merger, due diligence of OEDC and its properties, the potential benefits of the Merger to Titan, valuation analysis of the transaction and the terms of the merger agreement. After deliberation and discussion, all members of the Board (except for Messrs. Albin and Hersh) determined that the merger was fair to the stockholders of Titan, and voted to approve the merger and the merger agreement.

  On September 8, 1997, representatives of OEDC and Titan executed and delivered a merger agreement, and NGP and the three management directors of OEDC entered into the Voting Agreements with Titan.

  On September 9, 1997, OEDC and Titan issued a press release announcing the signing of a merger agreement. During the weeks following the execution of the merger agreement, Titan conducted a thorough due diligence investigation of OEDC.

  On October 30, 1997, OEDC disclosed that it had learned the previous day that a lawsuit had recently been filed in Harris County, Texas, against it and other named defendants, including certain members of the OEDC Board. The other named defendants include Messrs. Strassner, Kiesewetter and Albin, as well as NGP, the managing underwriters of OEDC's initial public offering and an analyst from each of the managing underwriters. The suit seeks class certification on behalf of certain holders of OEDC Common Stock, excluding the defendants and holders related to or affiliated with the defendants. The suit alleges generally that, during the period from OEDC's initial public offering to April 1997, the defendants wrongfully made false or misleading statements or omissions relating to OEDC's business and prospects. The suit seeks rescission of sales of OEDC common stock and unspecified monetary damages, including punitive damages. See "Information Concerning OEDC--Business and Properties--Legal Proceedings."

  On October 31 and November 1, 1997, Mr. Hightower negotiated by phone with Messrs. Strassner, Kiesewetter and Anderson regarding an adjustment in the exchange ratio. In the course of its due diligence review of OEDC's properties and operations, Titan had refined its evaluation of OEDC, and Titan had considered the cost of defending the recently filed suit. Pending approval by the Titan Board and the OEDC Board, Mr. Hightower and Messrs. Strassner, Kiesewetter and Anderson, mutually agreed to a reduction in the exchange ratio from 0.675 to 0.630.

  On November 3, 1997, the Titan Board met to consider the proposed reduction in the exchange ratio from 0.675 to 0.630. All the members of the Board other than Messrs. Albin and Hersh participated. The Board again considered a valuation analysis of the transaction. After deliberation and discussion, all the members of the Board (other than Messrs. Albin and Hersh who did not participate) determined that the Merger was fair to the stockholders of Titan, and voted to approve the Merger and the Merger Agreement.

  On November 5, 1997, the OEDC Board, other than Messrs. Albin and Baldwin, met to consider the reduction in the exchange ratio from 0.675 to 0.630. OEDC's counsel, a representative of M2 and representatives of Raymond James also participated. At this meeting, Raymond James delivered to the Board its opinion that the consideration to be received by the stockholders of OEDC in the Merger, based on a reduced exchange ratio of 0.630, was fair to the stockholders from a financial point of view, and discussed with the Board the analyses it conducted in reaching this opinion. In addition, M2 presented its analysis of the revised terms of the Merger. Raymond James delivered its opinion in written form on November 6, 1997. At the November 5, 1997 meeting, after receiving the opinion of Raymond James and information provided by M2 and discussing the terms of the Merger Agreement further, the Board approved the Merger and the Merger Agreement, which provides for an exchange ratio of 0.630.

  On November 6, 1997, Titan, Titan Sub and OEDC executed the Merger Agreement, and Titan and OEDC made a joint press release, disclosing the adjusted exchange ratio.

REASONS FOR THE MERGER--TITAN

  The Titan Board believes that the Merger Proposal is fair to, and in the best interests of, Titan and its stockholders. ACCORDINGLY, THE TITAN BOARD HAS APPROVED, AND RECOMMENDS THAT THE HOLDERS OF TITAN COMMON STOCK VOTE FOR, THE MERGER PROPOSAL.

  The Titan Board believes that the Merger is desirable for a number of reasons: (a) OEDC provides Titan with an additional core area of operations, the prolific Gulf Coast region; (b) OEDC's Gulf of Mexico oil and gas properties add reserve growth potential; (c) the reserve life of OEDC's properties complements the longer reserve life of Titan's properties in west Texas and southeastern New Mexico; (d) OEDC's gas gathering and processing facilities in the rapidly developing Main Pass and deep water Viosca Knoll region of the eastern Gulf provide diversification of Titan's assets and offer relatively stable cash flows: (e) OEDC's employees include a geotechnical group with Gulf Coast expertise and marketing specialists who will add to Titan's marketing and midstream asset expertise; and (f) on a pro forma combined basis as of September 30, 1997, Titan and OEDC had approximately $23.5 million of net debt outstanding on a net book capital base of approximately $272 million and approximately $155 million of unused bank credit available for further acquisition and development. Titan will draw on this bank credit to pay the anticipated $55 million purchase price for the Pioneer Acquisition. Each of these factors is discussed in more detail below.

  New Core Area. OEDC should provide Titan with a platform for growth opportunities in the prolific Gulf Coast region. Titan currently does not have significant operations in the region. Through the combination with OEDC, Titan expects to expand its asset base in this new core area through acquisition, exploitation and exploration efforts both onshore and offshore.

  Reserve Growth Potential. OEDC has interests in approximately 64,000 gross (56,000 net) undeveloped acres on 24 federal offshore lease blocks and is the apparent high bidder in a recent federal offshore lease sale with respect to three additional blocks containing approximately 14,000 net acres. Titan has the financial resources to prudently explore this acreage. With these resources, Titan has the option to retain all of OEDC's interest in each prospect and to conduct 3-D seismic surveys to more specifically target prospects.

  Complementary Reserves. Titan owns interests in 60 fields and 1,688 gross (554 net) productive wells in the Permian Basin, and has a reserve to production ratio of approximately 11.7 years. Approximately 72% of Titan's reserves are natural gas. OEDC, on the other hand, owns interests in 24 federal offshore lease blocks and interests in 11 producing wells in the Gulf of Mexico, and has a reserve to production ratio of approximately 4.4 years. Additionally, Titan's undeveloped acreage position is principally located on shore in South Texas, East Texas and Central Texas and consists of approximately 171,000 gross (132,000 net) acres, while OEDC's undeveloped acreage position 64,000 gross (56,000 net) acres is virtually all offshore in the Gulf of Mexico. Longer reserve life is generally noted for more predictable production levels and cash flows over time while shorter reserve life is generally noted for higher levels of cash flows in the early years of the productive lives of the wells. Development costs onshore are generally significantly less than those offshore because of costs associated with platforms and other infrastructure needs related to offshore operations.

  Midstream Assets Add Diversification. Pipeline tariffs, which in the case of OEDC's pipeline assets are partially regulated by the Federal Energy Regulatory Commission ("FERC"), when coupled with long lived throughput contracts, usually result in predictable cash flows. In the case of OEDC's pipeline assets, these long lived cash flows over time should offset the short term nature of the cash flows which result from offshore oil and gas producing activities. OEDC's gas processing assets, which are expected to generate counter cyclical cash flows, will be positioned at the terminus of its pipeline assets and will extract natural gas liquids from the natural gas that is expected to be produced from the Mobile Bay, Viosca Knoll and Main Pass areas of the Gulf of Mexico.

  Gulf Coast Geotechnical, Marketing and Midstream Asset Expertise. Titan's financial resources will assist OEDC's sophisticated geotechnical group in pursuing high impact reserve opportunities in the Gulf Coast region, including OEDC's undeveloped acreage. Titan also anticipates growing benefits from OEDC's gas marketing and transportation experience as Titan increases its production of gas from current levels in excess of 70 mmcfg/d. Titan's large gas volume with the addition of the volume produced by OEDC should enable Titan to aggregate its natural gas production and negotiate more favorable terms for the sale of its natural gas.

  Financial Strength. As of September 30, 1997, Titan had total debt outstanding of $14.7 million on a net book capital base of $197.6 million. The borrowing base on Titan's $250 million bank credit facility is currently $165 million, leaving Titan with $153.5 million of availability under its credit agreement. The anticipated $55 million purchase price for the Pioneer Acquisition will be drawn from this availability. At September 30, 1997, OEDC had total debt of $9.5 million outstanding on a net book capital base of $38 million. The borrowing base in its $30 million bank credit agreement was $11 million, leaving OEDC with $1.5 million in availability. Assuming consummation of the Merger and the Pioneer Acquisition at September 30, 1997, Titan would have had approximately $100 million of bank credit availability, in addition to Titan's and OEDC's cash flows, with which to fund future acquisitions and development activities.

  In arriving at its recommendation, the Titan Board considered the following factors: (a) Titan's internal detailed engineering, geological and financial review and evaluation of OEDC; (b) entry into a new core area; (c) the exploration and exploitation potential of the OEDC properties; (d) the complementary nature of OEDC's reserves; (e) Titan's diversification objectives; (e) the marketing synergies between Titan and OEDC; (f) the expected accretive effect on cash flow per share of Titan Common Stock; (g) the expected increase in financial resources and business opportunities from the Merger; and (h) the likelihood that, for federal tax purposes, Titan would not be adversely affected.

  The foregoing describes the primary reasons behind and factors considered in the decision of the Board of Directors of Titan to approve and recommend the Merger Proposal. However, the Titan Board did not assign any relative or specific weight to any reasons or factors. Moreover, individual directors may have attributed more or less significance to the specific reasons for approval of the Merger Proposal and may have given more or less consideration to specific factors than the other directors.

REASONS FOR THE MERGER--OEDC

  The OEDC Board believes that the Merger Agreement and the Merger are fair to, and in the best interests of, OEDC and its stockholders. ACCORDINGLY, THE OEDC BOARD HAS APPROVED, AND RECOMMENDS THAT THE HOLDERS OF OEDC COMMON STOCK VOTE FOR, ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

  The OEDC Board believes that the Merger Agreement and the Merger are desirable for a number of reasons:

    1. The Merger provides the best available opportunity for OEDC's stockholders to maintain significant participation in the upside potential of OEDC's drilling and development program while reducing relative exposure to the risks inherent in OEDC's business.

    2. Based on market prices in effect at the time of and shortly before the initial announcement of a transaction with Titan, the exchange ratio in the Merger offers OEDC's stockholders a substantial premium in terms of the market value of their shares. In addition, the exchange ratio will result in a transaction that is not materially dilutive to the OEDC stockholders on a net asset basis and, in the opinion of OEDC's financial advisors, is fair to the stockholders of OEDC from a financial point of view.

    3. Titan's substantial borrowing capacity and stable, long-life reserve base should provide adequate capital to allow Titan to pursue OEDC's and its own exploration and development programs simultaneously.

    4. Titan's inventory of projects and the experience and record of success of Titan's management may offer upside potential to OEDC's stockholders.

    5. Titan views favorably OEDC's existing drilling and development program and OEDC's desire to expand its operations into the onshore Gulf coast area, and has indicated a willingness to continue the program and support the onshore expansion.

    6. The nonfinancial terms and conditions of the Merger Agreement, including the structuring of the Merger as a tax free exchange, are favorable to OEDC and its stockholders.

    7. The Merger is expected to provide OEDC stockholders with enhanced liquidity with respect to their investment because the number of shares outstanding and trading volume of Titan Common Stock following the Merger will be significantly larger than the number of shares outstanding and trading volume of OEDC Common Stock.

    8. The combination of OEDC and Titan will provide advantageous synergies, including the application to Titan's operations of OEDC's midstream and downstream expertise, and offers the opportunity to create a company with greater financial resources, competitive strengths and business opportunities than would be possible for OEDC alone.

  In arriving at its determination to approve and recommend the Merger, the Board of Directors of OEDC considered the following factors without assigning relative weights to any: (1) the strategic alternatives available to OEDC, including continuing as a separate company; (2) the financial condition, results of operations, business, properties, market position, prospects and strategic objectives of OEDC; (3) the financial condition, results of operations, business, properties, market position, prospects, strategic objectives and management of Titan; (4) the process that resulted in the execution of the Merger Agreement, including the consideration of other types of transactions and business combination transactions with other parties, including the midsized energy company, and the arm's length negotiation of the terms of the Merger Agreement between OEDC and Titan; (5) the financial and other terms of the Merger Agreement; and (6) the materials prepared by and analyses conducted by M2 and Raymond James and the fairness opinion of Raymond James.

  The foregoing describes the primary reasons behind and factors considered in making the determination of the Board of Directors of OEDC to approve and recommend the Merger. However, the Board did not assign any relative or specific weight to any reasons or factors. Moreover, individual directors may have attributed more or less significance to the specific reasons for the Merger, and may have given more or less consideration to specific factors, than other directors.

OPINION OF FINANCIAL ADVISOR TO OEDC

  On August 26, 1997, OEDC engaged Raymond James to assist OEDC in assessing the financial terms of the proposed Merger and to render an opinion to the Board of Directors of OEDC as to the fairness to the stockholders of OEDC of the consideration to be received by the stockholders of OEDC in the Merger from a financial point of view.

  On November 5, 1997, Raymond James delivered to the Board of Directors of OEDC its oral opinion, which was confirmed in writing on November 6, 1997, that, as of the date of such opinion and based on and subject to the assumptions and limitations set forth in the opinion and described below, the consideration proposed to be paid to the stockholders of OEDC in the Merger was fair, from a financial point of view, to such stockholders. A copy of the opinion letter dated November 6, 1997 from Raymond James (the "Opinion Letter") is attached as Appendix II to this Joint Proxy Statement/Prospectus. Stockholders of OEDC are urged to read the Opinion Letter in its entirety.

  In arriving at its conclusion contained in the Opinion Letter, Raymond James examined (i) the financial terms and conditions of the Merger Agreement, (ii) the fiscal year 1996 audited financial statements of OEDC and Titan, (iii) unaudited interim financial statements on Form 10-Q of OEDC and Titan for the quarter ending June 30, 1997, (iv) certain financial analyses and forecasts for OEDC and Titan prepared by each company's respective management; (v) financial analyses of OEDC and Titan prepared for OEDC by M2; and (vi) certain other publicly available information relating to OEDC and Titan. Raymond James also held discussions with members of the senior management of OEDC and Titan regarding the past and current business operations, financial condition and future prospects of OEDC and Titan. Raymond James considered other matters which were deemed relevant to its inquiry, including the litigation filed against OEDC in October 1997. Raymond James assumed the accuracy and completeness of all such information and did not attempt to verify independently any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities of OEDC or Titan. Raymond James assumed that all financial forecasts were reasonably prepared and reflected the best currently available estimates and judgments of each company's management. No limitations were placed by the Board of Directors or management of OEDC with respect to the investigations made or the procedures followed by Raymond James.

  The following is a brief summary of the analyses conducted by Raymond James, which were used by Raymond James in preparing the Opinion Letter and were verbally presented to the Board of Directors of OEDC at its November 5, 1997 meeting. Raymond James reviewed the relevant similar measures with respect to the consideration to be received by the stockholders of OEDC, which review supported the conclusion reflected in the Opinion Letter.

    (i) COMPARABLE COMPANY ANALYSIS. Using publicly available information, as part of its analysis, Raymond James reviewed and compared certain financial information, ratios and stock market multiples of six publicly traded oil and gas companies which were deemed to be comparable to OEDC based on certain factors. The six companies were: Basin Exploration, Inc. (BSNX); Cairn Energy USA (CEUS); Callon Petroleum Co. (CLNP); Panaco, Inc. (PANA); Southern Mineral Corp. (SMIN); and The Meridian Resource Corp. (TMR) (the "Selected Companies"). The public market multiples and financial ratios for the Selected Companies were calculated using the closing market prices as of October 31, 1997. With respect to its analysis, Raymond James considered equity market value as a multiple of latest twelve months ("LTM") and projected 1998 cash flow, LTM and projected 1998 earnings, and current calculations of net asset value. Raymond James also considered enterprise value (i.e., market value of common equity plus book value of debt less cash and cash equivalents) as a multiple of LTM EBITDA (earnings before interest, depletion, depreciation and amortization). Such analysis indicated that for the comparable companies: (a) equity market value as a multiple of LTM cash flow ranged from 5.2x to 11.3x; (b) equity market value as a multiple of projected 1998 cash flow ranged from 4.3x to 6.4x;
  (c) equity market value as a multiple of LTM earnings ranged from 25x to 41.2x; (d) equity market value as a multiple of projected 1998 earnings ranged from 4.3x to 29.0x; (e) equity market value as a multiple of net asset value ranged from 0.9x to 1.1x; and (f) enterprise value as a multiple of LTM EBITDA ranged from 7.2x to 12.4x.

    As part of its analysis Raymond James related the consideration to be received by stockholders based on closing prices for Titan Common Stock and OEDC Common Stock on October 31, 1997 to historical financial information reported by OEDC in public filings and a range of estimates provided by OEDC with respect to 1998 financial results. Such analysis indicated the following ratios for the consideration to be received by OEDC shareholders:
  (a) equity market value as a multiple of LTM cash flow of 9.1x; (b) equity market value as a multiple of the projected range of 1998 cash flow of 2.7x to 5.7x; (c) OEDC had negative LTM earnings, and therefore equity market value as a multiple of LTM earnings is not meaningful; (d) equity market value as a multiple of the projected range of 1998 earnings of 10.7x to 41.9x; (e) equity market value as a multiple of net asset value of 0.8x; and (f) enterprise value as a multiple of LTM EBITDA of 7.8x.

    (ii) SELECTED TRANSACTIONS ANALYSIS. Raymond James analyzed certain information relating to selected transactions in the energy industry involving the acquisition of certain publicly traded companies involved in the exploration and production of oil and gas. Such analysis indicated for the selected transactions that the premiums paid over prevailing equity market value in effect one week prior to the public announcement of the transaction ranged from -27.1% to 44.6%. Based on prevailing market prices in effect four weeks prior to the public announcement of the transaction premiums paid ranged from -23.2% to 54.1%.

    As part of its analysis Raymond James observed that the consideration to be received by stockholders of OEDC based on the closing market price of Titan Common Stock on September 5, 1997 resulted in premiums over the closing market prices of OEDC Common Stock in effect one week and four weeks prior to September 5 of 25.8% and 40.7% respectively.

    (iii) PRO FORMA ANALYSIS. Raymond James analyzed certain pro forma effects resulting from the Merger including, among other things, the impact of the Merger on the projected balance sheet and combined net asset values of OEDC and Titan following the Merger. Based on assumptions provided by and projections prepared by management of OEDC, and analyses by its financial advisor, M2, and Titan, the results of the pro forma analysis suggest that the Merger would not be materially dilutive to the net asset value per share of OEDC. The actual results achieved by the combined companies may vary from the projected results and variations may be material.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary of the material financial analyses set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Raymond James' opinion. In arriving at its fairness opinion, Raymond James did not attribute any particular weight to any analysis or factor it considered, but rather made qualitative judgments as to the significance and relevance of any analysis or factor. The analyses were prepared solely for purposes of Raymond James' providing an opinion to the Board of Directors of OEDC as to the fairness from a financial point of view of the consideration to be received by the stockholders of OEDC and do not purport to be appraisals. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, Raymond James does not assume responsibility if future results are materially different from those forecast.

  As described above, Raymond James' opinion to the Board of Directors of OEDC was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement and the Merger. The foregoing summary does not purport to be a complete description of the analysis performed by Raymond James and is qualified by reference to the written opinion of Raymond James set forth in Appendix II hereto.

  Raymond James, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Among the factors that led OEDC to engage Raymond James were the experience of Raymond James as investment bankers in the energy business, the familiarity of Raymond James with OEDC resulting from Raymond James having participated in the underwriting syndicate in OEDC's initial public offering and the absence of any substantial dealings between Raymond James and Titan that could compromise Raymond James' independence in advising the OEDC Board.

  Raymond James provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities of OEDC or Titan for its own account and for the account of customers.

  Pursuant to a letter agreement dated September 5, 1997, OEDC agreed to pay Raymond James a fee of $250,000 for its services, of which $225,000 was due upon the delivery of the Opinion Letter and the remaining $25,000 upon the mailing of this Joint Proxy Statement/Prospectus. In addition, OEDC agreed to reimburse Raymond James for its reasonable out-of-pocket expenses up to $25,000 and agreed to indemnify Raymond James and certain related persons against certain liabilities, including liabilities under the federal securities laws, arising out of OEDC's engagement of Raymond James.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendations of the respective Boards of Directors with respect to the Merger, stockholders of Titan and OEDC should be aware that certain persons may have direct or indirect interests in the Merger separate from those of the stockholders of Titan and OEDC generally, including those discussed below.

  Interest of NGP; Registration Rights. As of September 30, 1997, NGP owned 4,767,407 shares (14.0%) of the outstanding Titan Common Stock and 2,209,460 shares (25.4%) of the outstanding OEDC Common Stock. R. Gamble Baldwin, a director of OEDC, is the general partner of G.F.W. Energy, L.P. ("GFW"), the general partner of NGP. David R. Albin, a director of Titan and OEDC, and Kenneth A. Hersh, a director of Titan, own limited partnership interests in GFW. Messrs. Albin, Baldwin and Hersh are three of the four managing members of the general partner of NGP II and also own limited partnership interests in NGP II's general partner. As of September 30, 1997, NGP II owned 5,000,777 shares (14.7%) of the outstanding Titan Common Stock. In addition to the shares of the Titan Common Stock and OEDC Common Stock owned by NGP, Mr. Baldwin directly owns 9,100 shares and 35,041 shares of Titan and OEDC, respectively. Messrs. Albin and Hersh, who disclaim beneficial ownership of Titan Common Stock owned by NGP II, beneficially own 115,772 shares and 67,381 shares, respectively, of Titan Common Stock and 52,596 shares and 49,012 shares, respectively, of OEDC Common Stock. Although OEDC informed Messrs. Albin and Baldwin from time to time on a limited basis of the general status of negotiations with Titan and, likewise, Titan informed Mr. Hersh of the general status of negotiations with OEDC, none of these individuals participated in such negotiations or the deliberations of the board of either company in reviewing and approving the Merger.

  In consideration of NGP's agreement to terminate its rights under (i) the Registration Rights Agreement among OEDC, NGP and certain other stockholders of OEDC and (ii) the Registration Rights Agreement among Carrollton, NGP and certain other stockholders, Titan has agreed with NGP to use its best efforts to prepare, file and have declared effective within 180 days of consummation of the Merger a shelf registration statement registering for resale the 1,391,959 shares of Titan Common Stock to be received by NGP in the Merger and 357,486 shares of Titan Common Stock to be received by NGP in the anticipated acquisition of Carrollton. One half of these shares will remain subject to lock-up agreements with Titan until one year after consummation of the Merger. Titan has also agreed to include in the same shelf registration an aggregate of 86,088 shares of Titan Common Stock that Messrs. Albin, Baldwin and Hersh will receive in the Merger.

  Employment, Stock Options. David B. Strassner, Douglas H. Kiesewetter and R. Keith Anderson are executive officers and directors of OEDC who have recommended the Merger to OEDC stockholders. The Merger Agreement provides that after the Effective Time it is expected that Titan may, in its sole discretion, offer employment to the employees of OEDC including these three individuals; provided, however, that Titan shall have no obligations to retain any of the employees of OEDC. Titan shall provide the retained employees with the same benefits that accrue to employees of Titan and their OEDC employee options will vest fully as a result of the Merger.

  Voting Agreements. NGP and Messrs. Strassner, Kiesewetter and Anderson have delivered the Voting Agreements to Titan relating to the 2,209,460 shares, 748,828 shares, 557,806 shares and 308,036 shares of OEDC Common Stock each owns respectively. Each has agreed, among other things, to vote its or his shares of OEDC Common Stock (i) in favor of the Merger, (ii) against approval of any proposition in opposition to the Merger, (iii) against any merger or other transaction involving OEDC and any party other than as contemplated in the Merger Agreement and (iv) against any other proposal or action which could prohibit or discourage the Merger.

  Other than upon consummation of the Merger, the Voting Agreements terminate upon the earlier to occur of (i) the date on which Titan and OEDC mutually consent to terminate the Voting Agreement and (ii) the termination of the Merger Agreement pursuant to its terms. See "Certain Provisions of the Merger Agreement--Termination."

  OEDC Employee Stock Options. At the Effective Time, Titan will assume each OEDC employee option that remains unexercised and substitute shares of Titan Common Stock as purchasable under each assumed option. By the terms of the OEDC option plan, the assumed options will be fully vested as a result of the Merger and will otherwise have the same terms and conditions as the OEDC employee options. The number of shares of Titan Common Stock purchasable under an assumed option will be equal to the number of shares of Titan Common Stock that the holder of the OEDC employee option being assumed would have received upon consummation of the Merger had such OEDC employee option been fully vested and exercised in full immediately prior to consummation of the Merger. The per share exercise price of each assumed option will be an amount equal to the per share exercise price of the OEDC employee option being assumed divided by 0.630.

  Pursuant to Titan's assumption of the OEDC employee options, Messrs. Strassner, Kiesewetter and Anderson will have options to purchase 75,600 shares of Titan Common Stock at an exercise price of $19.05 per share. The other OEDC employees will have options to purchase an aggregate of 231,574 shares of Titan Common Stock, consisting of 113,400 shares at an exercise price of $19.05 per share and 118,175 shares at an exercise price of $5.73 per share. See "Certain Provisions of the Merger Agreement--OEDC Options."

  Indemnification. Titan has agreed that it will indemnify each person who is, has been at any time prior to the date of the Merger Agreement, or becomes prior to the Effective Time, an officer, director or employee of OEDC to the extent these persons are currently entitled to indemnity from OEDC, subject to certain exceptions.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  In the opinion of Thompson & Knight, P.C., counsel to Titan ("Counsel"), the following are the material United States federal income tax consequences, under currently applicable law, of the Merger to holders of OEDC Common Stock who are United States citizens or resident individuals and who hold such shares as capital assets and will hold Titan Common Stock as a capital asset. The following discussion may not be applicable with respect to other categories of stockholders, including corporate and foreign stockholders and stockholders who acquired their shares of OEDC Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. It should be noted that an opinion of counsel is not binding on the Internal Revenue Service and that no ruling will be requested from the Internal Revenue Service on these or any other issues.

  Counsel is of the opinion that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. This conclusion is based on certain factual assumptions and reliance on representations from Titan, Titan Sub, OEDC, and certain principal stockholders of OEDC. Such assumptions and representations include, but are not limited to, (i) that Titan has no plan or intention to cause OEDC to sell or otherwise dispose of any of the assets of OEDC acquired in the Merger, except for dispositions made in the ordinary course of business; (ii) that Titan has no plan or intention to (a) liquidate OEDC following the Merger, (b) merge OEDC with or into another corporation following the Merger, (c) sell or otherwise dispose of the OEDC Common Stock following the Merger, or (d) cause or permit OEDC to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or certain transfers described in Section 368(a)(2)(C) of the Code;
(iii) that OEDC will continue its historic business or use a significant portion of its historic business assets in a business; (iv) that following the transaction, OEDC will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the transaction; and (v) that there is no plan or intention by the stockholders of OEDC to sell, exchange or otherwise dispose of a number of shares of Titan Common Stock received in the Merger that would reduce the OEDC stockholders' ownership of such Titan Common Stock to a number of shares having a value, as of the Effective Time, of less than 50% of the value of all of the formerly outstanding stock of OEDC as of the same date.

  Based upon the foregoing conclusion that the Merger will qualify as a reorganization under Section 368(a) of the Code, in the opinion of Counsel, the following will be the material United States federal income tax consequences to the holders of OEDC Common Stock:

    (i) A holder of OEDC Common Stock will recognize no gain or loss upon the exchange of such stock in the Merger solely for Titan Common Stock (except with respect to cash received in lieu of a fractional share interest in Titan Common Stock).

    (ii) The basis of Titan Common Stock received in the Merger by holders of OEDC Common Stock (including the basis of any fractional share interest in Titan Common Stock) will be the same as the basis of the shares of OEDC Common Stock surrendered in exchange therefor.

    (iii) The holding period of a holder of OEDC Common Stock in the shares of Titan Common Stock received by such stockholder as a result of the Merger (including the holding period of any fractional share interest in Titan Common Stock) will include the holding period for which such holder held the shares of OEDC Common Stock which are exchanged for such shares of Titan Common Stock.

    (iv) Cash received by a holder of OEDC Common Stock in lieu of a fractional share interest in Titan Common Stock will be treated as received for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and a portion of the adjusted tax basis in the OEDC Common Stock allocable to the fractional share interest.

  Even if the Merger qualifies as a reorganization, a recipient of Titan Common Stock at the time of the Merger would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely in exchange for OEDC Common Stock). Gain also would have to be recognized to the extent that a holder of OEDC Common Stock was treated as receiving (directly or indirectly) consideration other than Titan Common Stock in exchange for OEDC Common Stock. All or a portion of such gain amounts may be taxable as ordinary income.

  In addition to the issuance by Counsel of its opinion with respect to the foregoing matters, consummation of the Merger is conditioned, among other things, on the receipt by Titan and OEDC of an opinion of Counsel to the effect that Titan, Titan Sub and OEDC will not recognize any gain or loss for United States federal income tax purposes as a result of the Merger (except for amounts resulting from any required change in accounting methods and any income or deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Code). The foregoing tax opinion of Counsel is or will be based, among other things, on representations relating to certain facts and circumstances of, and the intentions of the parties to, the Merger.

  THE FOREGOING DISCUSSION DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF OEDC COMMON STOCK IN LIGHT OF SUCH HOLDER'S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS OF OEDC COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS DESCRIBED HEREIN INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN FEDERAL TAX LAWS.

LIMITATION ON USE OF NET OPERATING LOSS CARRYFORWARDS

  If a corporation undergoes an "ownership change" within the meaning of
Section 382 of the Code, the corporation's right to use its then-existing net operating loss carryforwards ("NOLs") (and other tax attributes), for both regular and alternative minimum tax purposes, during each future year is limited to a percentage (currently approximately 5.33%) of the fair market value of such corporation's stock immediately before the ownership change (the "Section 382 Limitation"). In general, there is an "ownership change" under
Section 382 if over a three-year period certain stockholders increase their percentage ownership of a corporation (with NOLs) by more than fifty percentage points. To the extent that taxable income exceeds the Section 382 Limitation in any year subsequent to the ownership change, such excess income may not be offset by NOLs from years prior to the ownership change. To the extent that the amount of taxable income in any subsequent year is less than the Section 382 Limitation for such year, the Section 382 limitation for future years is correspondingly increased. In certain circumstances, the
Section 382 Limitation may cause NOLs to be carried forward until such NOLs expire unused. Where an ownership change occurs during a taxable year, a loss corporation must allocate its NOL for such year between the pre-change period and the post-change period. There is generally no restriction on the use of NOLs arising after the ownership change, although Section 382 applies anew each time there is an ownership change.

  As of December 31, 1996, OEDC had NOLs of approximately $3.2 million. OEDC has incurred an additional loss of approximately $5.0 million for the period from January 1, 1997, to September 30, 1997. OEDC expects to have a net operating loss for the taxable year ending December 31, 1997. Titan believes that an ownership change with respect to OEDC will occur as a result of the Merger. The resulting Section 382 Limitation may limit OEDC's ability to use its NOLs (including a portion of any 1997 NOL) in future years, although the actual effect, if any, of such limitation will depend on OEDC's profitability in future years. In connection with the Merger, Counsel will not be rendering an opinion regarding whether an ownership change will occur as a result of the Merger or the effect of any such ownership change on OEDC's ability to utilize its NOLs.

ANTICIPATED ACCOUNTING TREATMENT

  The Merger is expected to be accounted for as a purchase of OEDC's assets by Titan for accounting and financial reporting purposes. The purchase method requires that the value of the acquisition (i.e., stock issued by Titan), plus deferred taxes related thereto, be allocated among the assets acquired and liabilities assumed based on their fair value.

REGULATORY APPROVALS

  Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. Titan and OEDC received notification of early termination under the HSR Act from the FTC on November 3, 1997.

  At any time before or after consummation of the Merger, and notwithstanding that the HSR Act waiting period has terminated, the FTC or the Antitrust Division or any state could take such action under the federal or state antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of OEDC or businesses of Titan or OEDC. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  Based on information available to them, Titan and OEDC believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Titan and OEDC would prevail or would not be required to accept certain conditions, possibly including certain conditions to consummation of the Merger.

LIMITATIONS ON RESALES; REGISTRATION RIGHTS

  Resales by Affiliates. The shares of Titan Common Stock to be issued to the stockholders of OEDC pursuant to the Merger Agreement are being registered under the Securities Act pursuant to the Registration Statement and may generally be resold freely without further registration. However, because some of such persons are "affiliates" of OEDC (as such term is defined in Rule 144 under the Securities Act), such persons will not be able to resell the Titan Common Stock received by them in connection with the Merger unless such shares are registered for resale under the Securities Act, are sold in compliance with an exemption from the registration requirements of the Securities Act or are sold in compliance with Rule 145 under the Securities Act (or, in the case of persons who become affiliates of Titan, Rule 144 under the Securities Act). Titan will not be required to maintain the effectiveness of the Registration Statement for the purpose of such resales.

  Pursuant to Rule 145, the sale of Titan Common Stock acquired by such persons pursuant to the Merger Agreement will be subject to certain restrictions. Such persons may sell Titan Common Stock under Rule 145 only if
(i) Titan has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months, (ii) the Titan Common Stock is sold in "brokers' transactions" or in transactions directly with a "market maker," within the meanings thereof in Rule 144 under the Securities Act, and
(iii) such sale and all other sales made by such person within the preceding three months do not collectively exceed the greater of (x) one percent of the then outstanding shares of Titan Common Stock and (y) the average weekly trading volume of Titan Common Stock in the Nasdaq National Market during the four-week period preceding the sale.

  Persons who may be deemed to be affiliates of Titan or OEDC generally include individuals or entities that control, are controlled by or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires OEDC to use its reasonable best efforts to cause each person whom it believes may be an affiliate of OEDC for purposes of Rule 145 to deliver to Titan at or prior to the closing of the Merger a written agreement to the effect that such person will not, among other things, offer or sell or otherwise dispose of any shares of Titan Common Stock issued to such person pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated thereunder by the Commission. See "Certain Provisions of the Merger Agreement--Certain Conditions to Consummation of the Merger."

  In consideration of NGP's agreement to terminate its rights under (i) the Registration Rights Agreement among OEDC, NGP and certain other stockholders of OEDC and (ii) the Registration Rights Agreement among

Carrollton, NGP and certain other stockholders, Titan has agreed with NGP to use its best efforts to prepare, file and have declared effective within 180 days of consummation of the Merger a shelf registration statement registering for resale the 1,391,959 shares of Titan Common Stock to be received by NGP in the Merger and 357,486 shares of Titan Common Stock to be received by NGP in the anticipated acquisition of Carrollton. One half of these shares will remain subject to lock-up agreements with Titan until one year after consummation of the Merger. Titan has also agreed to include in the same shelf registration an aggregate of 86,088 shares of Titan Common Stock that Messrs. Albin, Baldwin and Hersh will receive in the Merger.

  Titan is party to the Amended and Restated Registration Rights Agreement with NGP, NGP II, Jack Hightower, Joint Energy Development Investments Limited Partnership, First Union Corporation and Selma International Investment Limited (the "Shareholder Parties"). Pursuant to the Amended and Restated Registration Rights Agreement, on three separate occasions, commencing on the 180th day following the date of Titan's initial public offering under the securities laws, Shareholder Parties owning at least 35% of the outstanding shares then subject to such agreement may require Titan to register shares held by them under applicable securities laws, provided that the shares to be registered have an estimated aggregate offering price to the public of at least $3,000,000. The Amended and Restated Registration Rights Agreement also provides that the Shareholder Parties have piggyback registration rights pursuant to which such persons may include shares of Titan Common Stock held by them in certain registrations initiated by Titan or by any other holder of Titan's Common Stock. The piggyback rights are subject to customary cutback provisions.

LISTING ON NASDAQ NATIONAL MARKET

  Titan Common Stock is currently listed for trading in the Nasdaq National Market and it is anticipated that such stock will continue to be traded thereon immediately following consummation of the Merger. Titan will file a notice with the National Association of Securities Dealers, Inc. (the "NASD") with respect to the listing of additional shares of Titan Common Stock to be issued in respect of shares of OEDC Common Stock upon consummation of the Merger, as well as the shares of Titan Common Stock to be reserved for issuance upon the exercise of OEDC options to be assumed by Titan in the Merger. The consummation of the Merger is conditioned upon NASD approval of such listing.

NO APPRAISAL RIGHTS

  Stockholders of OEDC are not entitled to any appraisal or dissenter's rights under the Delaware General Corporation Law (the "DGCL") in connection with the Merger. Stockholders of Titan are not entitled to any appraisal or dissenter's rights under the DGCL in connection with the Merger or the other matters to be considered at the Titan Special Meeting.

                  CERTAIN PROVISIONS OF THE MERGER AGREEMENT

GENERAL

  The Merger Agreement provides that, subject to the terms and conditions set forth therein, Titan Sub will be merged with and into OEDC, and the separate existence of Titan Sub will cease, with OEDC continuing in existence as the surviving corporation and becoming a wholly owned subsidiary of Titan. Following the Merger, OEDC will remain a wholly owned subsidiary of Titan.

EFFECTIVE TIME OF THE MERGER; CLOSING

  The Merger shall become effective immediately when a certificate of merger, prepared and executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of Delaware or at such time thereafter (not to exceed 90 days from the date the certificate is filed) as is provided in the certificate of merger pursuant to the mutual agreement of Titan and OEDC. The filing of the certificate of merger shall be made as soon as practicable on the Closing Date (as defined below). The closing of the Merger (the "Closing") shall take place on a date (the "Closing Date") to be specified by the parties, which shall be as soon as practicable after the satisfaction or waiver of the conditions to the consummation of the Merger, unless another date is agreed to by the parties.

CONVERSION OF SHARES; PROCEDURE FOR EXCHANGE OF CERTIFICATES; FRACTIONAL
SHARES

  Subject to the terms and conditions of the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Titan, OEDC, Titan Sub or their respective stockholders, each share of OEDC Common Stock issued and outstanding immediately prior to the Effective Time (the "Shares") will be converted into the right to receive 0.630 of a share of Titan Common Stock.

  As soon as practicable after the Effective Time, each holder of a certificate that prior thereto represented Shares will be entitled, upon surrender thereof to Titan or its transfer agent, to receive in exchange therefor, as applicable a certificate or certificates representing the number of whole shares of Titan Common Stock into which the shares of OEDC Common Stock so surrendered shall have been converted in such denominations and registered in such names as such holder may request. Following the Effective Time, Titan will cause to be mailed to each holder of certificates that represented Shares immediately prior to the Effective Time, at such holder's address as it appears on OEDC's stock transfer records, a letter of transmittal and other information, advising such holder of the consummation of the Merger along with instructions to enable such holder to effect the exchange of stock certificates as contemplated by the Merger Agreement.

  Until so surrendered and exchanged, each certificate that prior to the Effective Time represented Shares shall represent solely the right to receive Titan Common Stock (and cash in lieu of fractional shares as described below, if any). Unless and until any such certificates shall be so surrendered and exchanged, no dividends or other distributions payable to the holders of Titan Common Stock, as of any time on or after the Effective Time, shall be paid to the holders of such certificates that prior to the Effective Time represented Shares; provided, however, that, upon any such surrender and exchange of such outstanding certificates, there shall be paid to the record holders of the certificates issued and exchanged therefor the amount, without interest thereon, of dividends and other distributions, if any, that theretofore were declared and became payable on or after the Effective Time with respect to the number of whole shares of Titan Common Stock issued to such holder.

  All shares of Titan Common Stock issued upon the surrender for exchange of certificates that prior to the Effective Time represented Shares in accordance with the terms of the Merger Agreement (including any cash paid in lieu of fractional shares, as described below) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares. At and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of OEDC of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates that prior to the Effective Time represented Shares are presented to Titan for any reason, they shall be canceled and exchanged as provided in the Merger Agreement.

  No fractional shares of Titan Common Stock will be issued, and each holder of OEDC Common Stock who would otherwise be entitled to a fraction of a share of Titan Common Stock will, upon surrender of the certificates representing OEDC Common Stock held by such holder to Titan, be paid an amount in cash equal to the value of such fraction of a share based upon the closing sales price of Titan Common Stock, as reported on the Nasdaq National Market, on the last day on which there is a reported trade in the Titan Common Stock prior to the date on which the Effective Time occurs. No interest will be paid on such amount. All Shares held by a holder shall be aggregated for purposes of computing the number of shares of Titan Common Stock to be issued and cash in lieu of fractional shares.

  If any certificate for shares of Titan Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange has paid to Titan or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate for shares of Titan Common Stock in any name other than that of the registered holder of the certificate surrendered, or has established to the satisfaction of Titan or its transfer agent that such tax has been paid or is not payable.

  OEDC STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES REPRESENTING OEDC COMMON STOCK TO TITAN OR ITS TRANSFER AGENT UNTIL THEY HAVE RECEIVED INSTRUCTIONS AS TO THE MANNER OF SURRENDER. OEDC STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THEIR PROXY.

REPRESENTATIONS AND WARRANTIES

  Pursuant to the Merger Agreement, Titan and OEDC each made various customary representations and warranties as to, among other things, their respective corporate organization and compliance with law, their respective capitalization, the authorization and validity of the Merger Agreement, their respective businesses and financial condition, required approvals or conflicts, and their Commission filings and financial statements. OEDC additionally made specific representations as to litigation, employee benefit matters, tax matters, environmental matters and matters pertaining to its oil and gas properties and operations.

CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME

  OEDC. Under the Merger Agreement, OEDC has agreed, from the date of the Merger Agreement until the Effective Time, unless Titan shall otherwise agree in writing or as otherwise contemplated by the Merger Agreement or as disclosed to Titan, that, among other things: (a) the business of OEDC shall be conducted only in the ordinary course of business and consistent with past practice; (b) OEDC will not directly or indirectly take any of a number of specific actions, including (i) the issuance of additional capital stock or the sale or pledge of assets other than in the ordinary course of business,
(ii) the amendment of its charter or bylaws or partnership or joint venture agreements, (iii) the splitting, combining or reclassifying of any outstanding capital stock, (iv) the declaration, setting aside or payment of any dividend with respect to its capital stock, (v) the redemption, purchase or acquisition of its capital stock or (vi) making any of a number of specified increases or changes in OEDC's bonus, compensation or employee benefit plans or arrangements; (c) OEDC will use its reasonable efforts to preserve its business organizations, any authorizations or similar rights, the services of its current officers and key employees, the goodwill of those having business relationships with OEDC, its properties and its levels of insurance coverage; and (d) OEDC will not make or agree to make capital expenditures that in the aggregate exceed $100,000.

  Titan. Under the Merger Agreement, Titan has agreed, from the date of the Merger Agreement until the Effective Time, unless OEDC shall otherwise agree in writing or as otherwise contemplated by the Merger Agreement, that, among other things, Titan will not directly or indirectly split, combine or reclassify any outstanding capital stock or declare, set aside or pay any dividend with respect to its capital stock.

SOLICITATION OF THIRD PARTY OFFERS

  The Merger Agreement provides that OEDC will not, directly or indirectly, solicit or knowingly encourage the initiation of any inquiries or proposals regarding any OEDC Acquisition Proposal. In the event that OEDC receives an OEDC Acquisition Proposal, OEDC must immediately advise Titan of the identity of the party making it and its terms and conditions. In the event that the OEDC Board determines in good faith that its fiduciary duties to its stockholders under applicable law require it to respond to, communicate with or provide information to any party making an inquiry or proposal (as determined by the OEDC Board after consultation with and based upon advice of counsel and its financial advisors), OEDC must notify Titan of such determination prior to the time that OEDC provides any information or enter into any discussions with the party. OEDC must continue to keep Titan informed with respect to any actions that OEDC may take, including any discussions, with respect to each OEDC Acquisition Proposal. Nothing in the Merger Agreement permits OEDC to enter into any OEDC Acquisition Proposal during the term of the Merger Agreement or to terminate the Merger Agreement except as specifically permitted therein.

OEDC OPTIONS

  At the Effective Time, Titan will assume each OEDC employee option that remains unexercised and substitute shares of Titan Common Stock as purchasable under each assumed option. By the terms of the OEDC option plan, the assumed options will vest fully as a result of the Merger and will otherwise have the same terms and conditions as the OEDC employee options. The number of shares of Titan Common Stock purchasable under an assumed option will be equal to the number of shares of Titan Common Stock that the holder of the OEDC employee option being assumed would have received upon consummation of the Merger had such OEDC employee option been fully vested and exercised in full immediately prior to consummation of the Merger. The per share exercise price of each assumed option will be an amount equal to the per share exercise price of the OEDC employee option being assumed divided by 0.630.

  The assumption of OEDC employee options and substitution of shares of Titan Common Stock as purchasable thereunder should not cause the recognition of income, gain or loss to the option holders. In addition, with respect to OEDC employee options that are incentive stock options within the meaning of
Section 422(b) of the Code, such assumption and substitution should not result in a modification of such options within the meaning of Section 424 of the Code. However, the accelerated vesting of an OEDC employee option that is an Incentive Option could result in a portion of such option not being treated as an incentive option.

  Titan will take all corporate action necessary to reserve for issuance a sufficient number of shares of Titan Common Stock for delivery upon exercise of the assumed options, and, as soon as practicable after the Effective Time, Titan will file a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Titan Common Stock subject to the assumed options, and will use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of any prospectus contained therein) for so long as any of the assumed options remain outstanding.

NASDAQ NATIONAL MARKET LISTING

  Titan will use all reasonable efforts to cause the shares of Titan Common Stock to be issued in the Merger and the shares of Titan Common Stock to be reserved for issuance upon the exercise of OEDC employee options to be assumed by Titan in the Merger, if any, all to be approved for listing on the Nasdaq National Market prior to the Closing Date.

INDEMNIFICATION

  Titan has agreed that it will indemnify each person who is, has been at any time prior to the date of the Merger Agreement, or becomes prior to the Effective Time, an officer, director, employee or other controlling person of OEDC or any such person's affiliates to the extent these officers, directors, employees, controlling persons or affiliates are currently entitled to indemnity from OEDC, subject to certain exceptions.

OEDC EMPLOYEE BENEFITS

  The Merger Agreement provides that after the Effective Time it is expected that Titan may, in its sole discretion, offer employment to the employees of OEDC; provided, however, that Titan shall have no obligation to retain any of the employees of OEDC. Titan shall provide the retained employees with the same benefits that accrue to employees of Titan.

CERTAIN CONDITIONS TO CONSUMMATION OF THE MERGER

  The respective obligations of each party to effect the Merger are subject to the fulfillment at or prior to the Closing Date of a number of conditions set forth in the Merger Agreement, including: (a) the requisite approval by the stockholders of OEDC and Titan with respect to the Merger Agreement; (b) the continuing accuracy in all material respects of the representations and warranties and the performance in all material respects of all covenants of Titan and OEDC under the Merger Agreement; (c) the Registration Statement, and any amendments thereto, shall have been declared effective by the Commission as of the Closing Date; (d) no order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency that would prevent or make illegal the consummation of the Merger and no material action, suit or proceeding shall be pending or threatened in writing to prohibit, delay or rescind the Merger or obtain an award of damages; (e) all material required consents and approvals of governmental agencies or private persons or entities shall have been obtained; and (f) the shares of Titan Common Stock issuable upon consummation of the Merger or upon exercise of any Assumed Options have been approved for listing on the Nasdaq National Market.

  The obligation of Titan to consummate the Merger is subject to the fulfillment at or prior to the Closing Date of certain additional conditions, including (a) the accuracy of the representations and warranties of OEDC and the compliance by OEDC with all covenants made by it under the Merger Agreement; (b) that there has not been any Material Adverse Effect pertaining to OEDC and its subsidiaries from the date of the Merger Agreement through the Closing Date; (c) that Titan shall have received an opinion from Bracewell & Patterson, L.L.P., counsel to OEDC, with respect to certain legal matters; (d) that the opinion received by Titan from Thompson & Knight, P.C. with respect to certain tax aspects of the Merger shall not have been withdrawn or modified in any material respect; and (e) the Merger shall have been approved by a majority of the shares of OEDC Common Stock held by persons other than members of the OEDC Board and their affiliates and otherwise voted at the special meeting of OEDC stockholders.

  The obligation of OEDC to effect the Merger is also subject to the fulfillment at or prior to the Closing Date of certain additional conditions, including (a) the accuracy of the representations and warranties of Titan and the compliance by Titan with all covenants made by it under the Merger Agreement; (b) the absence of any Material Adverse Effect pertaining to Titan from the date of the Merger Agreement through the Closing Date; (c) that the fairness opinion of Raymond James has not been withdrawn; (d) that Titan shall have received certain agreements from its affiliates relating to resales of Titan Common Stock; (e) that OEDC shall have received an opinion from Thompson & Knight, P.C., counsel to Titan, with respect to certain legal matters; and
(f) the Merger shall have been approved by a majority of the shares of OEDC Common Stock held by persons other than members of the OEDC Board and their affiliates and otherwise voted at the special meeting of OEDC stockholders.

TERMINATION OF THE MERGER AGREEMENT

  By Either Party. The Merger Agreement may be terminated prior to the Effective Time (i) by mutual consent of Titan and OEDC, or (ii) by either party if (A) the Merger has not been effected on or before February 28, 1998,
(B) any court or governmental entity shall have prohibited consummation of the Merger Agreement or the transactions contemplated in connection therewith or
(C) the required approvals of the stockholders of Titan or OEDC are not received at the applicable stockholders' meeting.

  By Titan. Titan may terminate the Merger Agreement if (i) since the date of the Merger Agreement there has been a Material Adverse Effect pertaining to OEDC, (ii) there has been a material breach of any representation, warranty or covenant set forth in the Merger Agreement by OEDC and such breach has not been cured within five business days following receipt by OEDC of notice thereof, (iii) the Board of Directors of OEDC in the exercise of its fiduciary duties to OEDC stockholders, determines not to recommend, or otherwise withdraws its recommendation of, approval of the Merger Agreement or fails to convene a meeting of OEDC stockholders or (iv) the merger shall not have been approved by a majority of the shares of OEDC Common Stock (A) held by persons other than members of the OEDC Board and their affiliates and (B) voted at the OEDC Special Meeting.

  By OEDC. OEDC may terminate the Merger Agreement if (i) the fairness opinion of Raymond James is withdrawn, (ii) since the date of the Merger Agreement there has been a Material Adverse Effect pertaining to Titan, (iii) there has been a material breach of any representation, warranty or covenant set forth in the Merger Agreement by Titan and such breach has not been cured within five business days following receipt by Titan of notice thereof, or (iv) the merger shall not have been approved by a majority of the shares of OEDC Common Stock (A) held by persons other than members of the OEDC Board and their affiliates and (B) voted at the OEDC Special Meeting. Further, OEDC may terminate the Merger Agreement if it determines in good faith that its fiduciary duties to its stockholders under applicable law require it to respond to, communicate with or provide information to any party making an inquiry or proposal; provided that (i) Titan receives one week's notice of OEDC's intention to terminate, (ii) during such week OEDC shall consider adjustments to the Merger Agreement that Titan may propose and (iii) OEDC pays Titan $3,000,000 concurrently with the termination.

TERMINATION FEES AND REIMBURSEMENT OF EXPENSES

  If OEDC terminates the Merger Agreement because its Board determines in good faith that its fiduciary duties require it to respond, communicate with or provide information to any party making an inquiry or proposal, OEDC shall promptly pay Titan $3,000,000.

  If either Titan or OEDC terminates the Merger Agreement for certain of the reasons described above in "Termination of the Merger Agreement" and (i) the Merger Agreement has either not been submitted to the stockholders of OEDC or the stockholders of OEDC have declined to approve the Merger Agreement by the requisite vote, (ii) after the date of the Merger Agreement but prior to the time the Merger Agreement is terminated there shall have been a OEDC Acquisition Transaction proposed in writing to OEDC and (iii) any OEDC Acquisition Transaction (whether the same or different from the one referenced in clause (ii)) is consummated within any time within one year after the date of the Merger Agreement, then OEDC will be required to pay Titan $3,000,000 upon the consummation of any such OEDC Acquisition Proposal.

  In addition, if either Titan or OEDC terminates the Merger Agreement because of the failure of the stockholders of the other to approve the Merger, then the party whose stockholders have failed to approve the Merger will be required to pay to the other party $500,000 as reimbursement for an agreed upon estimate of the terminating party's out-of-pocket fees and expenses incurred in connection with the Merger; provided, however, that if OEDC is obligated to pay to Titan the $3,000,000 termination fee described in the preceding two paragraphs, then OEDC may offset from the amount of such termination fee any amount paid to Titan as a reimbursement for out-of-pocket fees and expenses incurred in connection with the Merger. See "Certain Provisions of the Merger Agreement--Termination."

                         INFORMATION CONCERNING TITAN

  The following Information Concerning Titan section provides information on the business of Titan on a stand-alone basis and does not describe the business of Titan if the Merger is consummated. The following Business and Properties section contains forward-looking statements which involve risks and uncertainties. Titan's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those factors set forth under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus.

BUSINESS AND PROPERTIES OF TITAN

  Titan is an independent energy company engaged in the exploration, development and acquisition of oil and gas properties. Since its inception in March 1995, Titan has experienced significant growth in reserves, production and cash flow by acquiring and exploiting producing properties primarily in the Permian Basin of west Texas and southeastern New Mexico.

  In December 1996, Titan completed an initial public offering of 14,391,500 shares of Titan Common Stock at $11.00 per share, resulting in net proceeds of $147.2 million. The shares are traded on the Nasdaq National Market under the symbol "TEXP." The proceeds were used to repay bank debt.

  In December 1995, Titan acquired a concentrated group of Permian Basin producing oil and gas properties from a large independent company for approximately $40.6 million (the "1995 Acquisition"). On October 31, 1996, Titan acquired additional Permian Basin producing properties from a major integrated company for approximately $135.7 million (the "1996 Acquisition"). As of December 31, 1996, Titan had estimated net proved reserves of approximately 19.5 MMBbls of oil and 301.4 Bcf of natural gas, or an aggregate of 69.7 MMBOE with a PV-10 of $537.4 million. Approximately 66% of these reserves were classified as proved developed. Titan acquired, explored for and developed its reserves for an average reserve replacement cost of approximately $2.75 per BOE through December 31, 1996.

  Titan prefers to acquire properties over which it can exercise operating control. Titan operated 458 gross wells (390 net wells) at December 31, 1996, and these operated properties represented approximately 68% of its proved developed producing PV-10 and 78% of Titan's PV-10 attributable to proved reserves at December 31, 1996. Titan's emphasis on controlling the operation of its properties enables Titan to better manage expenses, capital allocation and other aspects of development and exploration.

  Titan's oil and gas properties are located in approximately 60 fields in the Permian Basin. Approximately 67% of Titan's PV-10 of total proved reserves is concentrated in 12 principal fields located in this region. The region is characterized by complex geology with numerous known producing horizons and provides significant opportunities to increase reserves, production and ultimate recoveries through development, exploratory and horizontal drilling, recompletions, secondary and tertiary recovery methods, and use of 3-D seismic and other advanced technologies.

  Titan's strategy is to grow reserves, production and net income per share through (i) the acquisition of producing properties that provide development and exploratory drilling potential, (ii) the exploitation and development of its reserve base, (iii) the exploration for oil and gas reserves and (iv) the implementation of a low operating and overhead cost structure.

  Titan was formed in 1996 for the purpose of becoming the holding company for Titan Resources, L.P. pursuant to the terms of an exchange agreement dated September 30, 1996. The partnership was formed in March 1995 and grew primarily through acquisitions of oil and gas properties and the exploitation of those properties. Under the exchange agreement, effective September 30, 1996, (i) the limited partners of the partnership transferred all their limited partnership interests to Titan in exchange for an aggregate of 19,318,199 shares of Common Stock, and (ii) the shareholders of Titan Resources I, Inc., a Texas corporation that is the general partner of the partnership, transferred all the issued and outstanding stock of that corporation to Titan in exchange for an aggregate of 231,814 shares of Titan Common Stock. These transactions are referred to as the "Conversion." As a result of the Conversion, Titan owns, directly or indirectly, all the partnership interests in the partnership and conducts its active business operations through the partnership.

  Titan is incorporated in the State of Delaware, its principal executive offices are located at 500 West Texas, Suite 500, Midland, Texas 79701, and its telephone number is 915/498-8600.

 Oil and Natural Gas Reserves

  The following table summarizes the estimates of Titan's historical net proved reserves as of December 31, 1995 and December 31, 1996, and the present values attributable to these reserves at such dates. The reserve and present value data as of December 31, 1995 were prepared by Titan. The reserve and present value data of Titan as of December 31, 1996 were prepared by Williamson Petroleum Consultants, Inc.

                                                        AS OF DECEMBER 31,
                                                      -----------------------
                                                         1995        1996
                                                      ----------- -----------
                                                      (DOLLARS IN THOUSANDS)
Estimated proved reserves:
  Oil (MBbls)........................................      6,146       19,456
  Gas (MMcf).........................................    134,995      301,378
  MBOE (6 Mcf per Bbl)...............................     28,645       69,686
Proved developed reserves as a percentage of proved
 reserves............................................         47%          66%
PV-10(1)............................................. $   89,753  $   537,366
Standardized Measure of Discounted Future Net Cash
 Flows(2)............................................ $   66,352  $   387,863

--------
(1) The present value of future net revenue attributable to Titan's reserves was prepared using prices in effect at the end of the respective periods presented, discounted at 10% per annum on a pre-tax basis. These amounts reflect the effects of Titan's hedging activities.
(2) The Standardized Measure of Discounted Future Net Cash Flows prepared by Titan represents the present value of future net revenues after income taxes discounted at 10%. These amounts reflect the effects of Titan's hedging activities.

  In accordance with applicable requirements of the Commission, estimates of Titan's proved reserves and future net revenues are made using sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties (except to the extent a contract specifically provides for escalation). The average prices for Titan's reserves as of December 31, 1995 were $17.66 per Bbl of oil and $1.38 per Mcf of natural gas, compared to average prices for Titan's reserves as of December 31, 1996 of $25.09 per Bbl of oil and $2.70 per Mcf of natural gas. On September 30, 1997, the posted price for West Texas Intermediate Crude was $19.00 per Bbl, as posted by Titan's major purchaser. On September 30, 1997, estimated natural gas prices received by Titan at the wellhead averaged $1.76 per Mcf.

  Estimated quantities of proved reserves and future net revenues therefrom are affected by natural gas prices, which have fluctuated widely in recent years. There are numerous uncertainties inherent in estimating oil and gas reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in this report represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers, including those used by Titan, may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development and exploration activities, prevailing oil and gas prices, operating costs and other factors, which revisions may be material. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered and are highly dependent upon the accuracy of the assumptions upon which they are based. Titan's estimated proved reserves have not been filed with or included in reports to any federal agency.

  Estimates with respect to proved reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history will result in variations, which may be substantial, in the estimated reserves.

 Productive Wells and Acreage

  Productive Wells. The following table sets forth Titan's productive wells as of September 30, 1997:

                                                                        ACTUAL
                                                                       ---------
                                                                       GROSS NET
                                                                       ----- ---
Oil................................................................... 1,403 473
Gas...................................................................   285  81
                                                                       ----- ---
  Total Productive Wells.............................................. 1,688 554
                                                                       ===== ===

  Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections. Wells that are completed in more than one producing horizon are counted as one well. Of the gross wells reported above, nine had multiple completions.

  Acreage Data. Undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. A gross acre is an acre in which an interest is owned. A net acre is deemed to exist when the sum of fractional ownership interests in gross acres equals one. The number of net acres is the sum of the fractional interests owned in gross acres expressed as whole numbers and fractions thereof. The following table sets forth the approximate developed and undeveloped acreage in which Titan held a leasehold mineral or other interest at September 30, 1997.

                              DEVELOPED ACRES  UNDEVELOPED ACRES   TOTAL ACRES
                              ---------------- ----------------- ---------------
                               GROSS     NET    GROSS     NET     GROSS    NET
                              -------- ------- ----------------- ------- -------
Total........................  142,319  50,746  171,373  132,106 313,692 182,852

 Drilling Activities

  The following table sets forth the drilling activity of Titan on its properties for the period from March 31, 1995 (inception) through December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30, 1997.

                        PERIOD ENDED        YEAR ENDED      NINE MONTHS ENDED
                      DECEMBER 31, 1995  DECEMBER 31, 1996  SEPTEMBER 30, 1997
                      ------------------ ------------------ -------------------
                        GROSS     NET      GROSS     NET      GROSS     NET
                      --------- -------- --------- -------- -------------------
Exploratory Wells
  Productive.........         1      0.5       --       --          2       1.0
  Nonproductive......         2      1.3         1      0.2       --        --
                       -------- --------  -------- --------  -------- ---------
    Total............         3      1.8         1      0.2         2       1.0
                       ======== ========  ======== ========  ======== =========
Development Wells
  Productive.........       --       --          7      3.9        43      16.0
  Nonproductive......       --       --          1      0.2         3       2.3
                       -------- --------  -------- --------  -------- ---------
    Total............       --       --          8      4.1        46      18.3
                       ======== ========  ======== ========  ======== =========

 Net Production, Unit Prices and Costs

  The following table presents certain information with respect to oil and gas production prices and costs attributable to all oil and gas property interests owned by Titan for the period from March 31, 1995 (inception) through December 31, 1995, the year ended December 31, 1996 and for the nine months ended September 30, 1997.

                                    PERIOD ENDED  YEAR ENDED  NINE MONTHS ENDED
                                    DECEMBER 31, DECEMBER 31,   SEPTEMBER 30,
                                        1995         1996           1997
                                    ------------ ------------ -----------------
Production
  Oil (MBbls).....................         30          714          1,396
  Gas (MMcf)......................        245        5,787         15,938
  Total (MBOE)....................         71        1,679          4,052
Average sales price per unit (1):
  Oil (per Bbl)...................     $16.80       $19.16         $18.64
  Gas (per Mcf)...................        .97         1.75           1.63
  BOE.............................      10.46        14.19          12.84
Production costs, including
 production taxes (per BOE) (2)...     $ 4.28       $ 5.48         $ 4.10
General and administrative costs
 (per BOE)........................     $21.77       $ 1.35         $  .90
Depletion, depreciation and
 amortization expenses (per BOE)..     $ 4.21       $ 3.45         $ 3.93

--------
(1) Reflects results of hedging activities in 1996.
(2) Includes approximately $1.31 and $.69 per BOE of production costs primarily attributable to necessary rework operations on the 1995 Acquisition properties and the 1996 Acquisition properties for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

 Acquisitions

  Titan regularly pursues and evaluates acquisition opportunities (including opportunities to acquire oil and gas properties or related assets or entities owning oil and gas properties or related assets and opportunities to engage in mergers, consolidations or other business combinations with entities owning oil and gas properties or related assets) and at any given time may be in various stages of evaluating these opportunities. These stages may take the form of internal financial and oil and gas property analysis, preliminary due diligence, the submission of an indication of interest, preliminary negotiations, negotiation of a letter of intent, or negotiation of a definitive agreement. While Titan is currently evaluating a number of potential acquisition opportunities (some of which would be material in size to Titan) in addition to the Merger, the acquisition of properties from Pioneer and the acquisition of Carrollton, it has not signed a letter of intent with respect to any material acquisition and currently has no assurance of completing any particular material acquisition or of entering into negotiations with respect to any particular material acquisition. See "Summary--Recent Developments--Additional Titan Acquisitions."

 Oil and Gas Marketing and Major Customers

  The revenues generated by Titan's operations are highly dependent upon the prices of, and demand for, oil and gas. The price received by Titan for its oil and gas production depends on numerous factors beyond Titan's control, including seasonality, the condition of the United States economy, particularly the manufacturing sector, foreign imports, political conditions in other oil-producing and gas-producing countries, the actions of OPEC and domestic government regulation, legislation and policies. Decreases in the prices of oil and natural gas could have an adverse effect on the carrying value of Titan's proved reserves and Titan's revenues, profitability and cash flow. Although Titan is not currently experiencing any significant involuntary curtailment of its oil or gas production, market, economic and regulatory factors may in the future materially affect Titan's ability to sell its oil or gas production.

  For the year ended December 31, 1996 and the nine months ended September 30, 1997, sales to Enron Corp., and its subsidiaries and affiliates, were approximately 43% and 50%, respectively, of Titan's oil and gas revenues. Certain of these sales were based on six month contracts for crude oil and month-to-month spot sales for natural gas.

  Due to the availability of other markets and pipeline connections, Titan does not believe that the loss of any single crude oil or gas customer would have a material adverse effect on Titan's results of operations.

 Competition

  The oil and gas industry is highly competitive. Titan encounters competition from other oil and gas companies in all areas of its operations, including the acquisition of producing properties. Titan's competitors include major integrated oil and gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of its competitors are large, well established companies with substantially larger operating staffs and greater capital resources than Titan and which, in many instances, have been engaged in the energy business for a much longer time than Titan. Such companies may be able to pay more for productive oil and gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than Titan's financial or human resources permit. Titan's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

 Operating Hazards and Uninsured Risks

  Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by Titan will be productive or that Titan will recover all or any portion of its investment. Drilling for oil and gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Titan's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond Titan's control, including title problems, weather conditions, mechanical problems, compliance with governmental requirements and shortages or delays in the delivery of equipment and services. Titan's future drilling activities may not be successful and, if unsuccessful, such failure may have a material adverse effect on the Company's future results of operations and financial condition.

  In addition, Titan's use of 3-D seismic requires greater pre-drilling expenditures than traditional drilling strategies. Although Titan believes that its use of 3-D seismic will increase the probability of success of its exploratory wells and should reduce average finding costs through the elimination of prospects that might otherwise be drilled solely on the basis of 2-D seismic data and other traditional methods, unsuccessful wells are likely to occur. There can be no assurance that Titan's drilling program will be successful or that unsuccessful drilling efforts will not have a material adverse effect on Titan. Although Titan has identified numerous potential drilling locations, there can be no assurance that they will ever be drilled or that oil or gas will be produced from them.

  Titan's operations are subject to hazards and risks inherent in drilling for and producing and transporting oil and gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures and spills, any of which can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to properties of Titan and others.

  Titan expects to drill a number of deep vertical and horizontal wells in the future. Titan's deep and/or horizontal drilling activities involve greater risk of mechanical problems than other drilling operations. These wells may be significantly more expensive to drill than those drilled to date.

  Titan maintains insurance against some, but not all, of the risks described above. Titan may elect to self-insure in circumstances in which management believes that the cost of insurance, although available, is excessive relative to the risks presented. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on Titan's financial condition and results of operations.

 Employees

  As of September 30, 1997, Titan had 47 full-time employees, none of whom is represented by any labor union. Included in the total were 40 corporate employees located in Titan's office in Midland, Texas, eight of whom are involved in the management of Titan. Titan considers its relations with its employees to be good.

 Other Facilities

  Titan currently leases approximately 44,270 square feet of office space in Midland, Texas, where its principal offices are located. This office lease is with an affiliate of Jack Hightower. Titan's principal offices are leased through March 15, 2002.

 Title to Properties

  Titan received title opinions relating to properties representing 80% of the PV-10 of the 1995 Acquisition and 90% of the PV-10 of the 1996 Acquisition. Titan's land department and contract land professionals have reviewed title records of substantially all its producing properties. The title investigation performed by Titan prior to acquiring undeveloped properties is thorough but less rigorous than that conducted prior to drilling, consistent with industry standards. Titan believes it has satisfactory title to all of its producing properties in accordance with standards generally accepted in the oil and gas industry. Titan's properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens which Titan believes do not materially interfere with the use of or affect the value of such properties. Titan's Credit Agreement is secured by a first lien on properties that represented at least 80% of the value of Titan's proved oil and gas properties (based on PV-10 as of December 31, 1996). As of September 30, 1997, Titan kept in force its leaseholds for 38% of its net acreage by virtue of production on that acreage in paying quantities. The remaining acreage is held by lease rentals and similar provisions and requires production in paying quantities prior to expiration of various time periods to avoid lease termination.

 Governmental Regulation

  Titan's oil and gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal and state agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases Titan's cost of doing business and affects its profitability. Although Titan believes it is in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, Titan is unable to predict the future cost or impact of complying with such laws. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on Titan's financial condition and results of operations.

  The State of Texas and many other states require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells.

  The Federal Energy Regulatory Commission ("FERC") regulates interstate natural gas transportation rates and service conditions, which affect the marketing of gas produced by Titan, as well as the revenues received by Titan for sales of such production. Since the mid-1980s, FERC has issued a series of orders, culminating in Order Nos. 636, 636-A and 636-B ("Order 636"), that have significantly altered the marketing and transportation of gas. Order 636 mandates a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC's purposes in issuing the orders is to increase competition within all phases of the gas industry. Order 636 and subsequent FERC orders on rehearing have been appealed and are pending judicial review. Because these orders may be modified as a result of the appeals, it is difficult to predict the ultimate impact of the orders on Titan and its gas marketing efforts. Generally, Order 636 has eliminated or substantially reduced the interstate pipelines' traditional role as wholesalers of natural gas, and has substantially increased competition and volatility in natural gas markets.

  The price Titan receives from the sale of oil and natural gas liquids is affected by the cost of transporting products to market. Effective January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. Titan is not able to predict with certainty the effect, if any, of these regulations on its operations. However, the regulations may increase transportation costs or reduce wellhead prices for oil and natural gas liquids.

 Environmental Matters

  Titan's operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities; limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and impose substantial liabilities for pollution resulting from Titan's operations. The permits required for various of Titan's operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines or injunction, or both. In the opinion of management, Titan is in substantial compliance with current applicable environmental laws and regulations, and Titan has no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on Titan, as well as the oil and gas industry in general. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of "hazardous substances" found at such sites. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of "hazardous substance," state laws affecting Titan's operations impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as "nonhazardous," such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

  Federal regulations require certain owners or operators of facilities that store or otherwise handle oil, such as Titan, to prepare and implement spill prevention, control countermeasure and response plans relating to the possible discharge of oil into surface waters. The Oil Pollution Act of 1990, as amended ("OPA"), contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States. For onshore facilities that may affect waters of the United States, the OPA requires an operator to demonstrate $10 million in financial responsibility, and for offshore facilities the financial responsibility requirement is at least $35 million. Regulations are currently being developed under federal and state laws concerning oil pollution prevention and other matters that may impose additional regulatory burdens on Titan. In addition, the Clean Water Act and analogous state laws require permits to be obtained to authorize discharge into surface waters or to construct facilities in wetland areas. With respect to certain of its operations, Titan is required to maintain such permits or meet general permit requirements. The EPA recently adopted regulations concerning discharges of storm water runoff. This program requires covered facilities to obtain individual permits, participate in a group or seek coverage under an EPA general permit. Titan believes that it will be able to obtain, or be included under, such permits, where necessary, and to make minor modifications to existing facilities and operations that would not have a material effect on Titan.

  The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on Titan. The discharge of oil, gas or other pollutants into the air, soil or water may give rise to significant liabilities on the part of Titan to the government and third parties and may require Titan to incur substantial costs of remediation. Moreover, Titan has agreed to indemnify sellers of producing properties purchased by Titan in the 1995 Acquisition, the 1996 Acquisition and the Pioneer Acquisition against environmental claims associated with such properties. No assurance can be given that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not materially adversely affect Titan's results of operations and financial condition or that material indemnity claims will not arise against Titan with respect to properties acquired by Titan.

  Titan has acquired leasehold interests in numerous properties that for many years have produced oil and gas. Although the previous owners of these interests may have used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties. In addition, some of Titan's properties are operated by third parties over whom Titan has no control. Notwithstanding Titan's lack of control over properties operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, adversely impact Titan.

 Abandonment Costs

  Titan is responsible for payment of plugging and abandonment costs on the oil and gas properties pro rata to its working interest. Based on its experience, Titan anticipates that the ultimate aggregate salvage value of lease and well equipment located on its properties will exceed the costs of abandoning such properties. There can be no assurance, however, that Titan will be successful in avoiding additional expenses in connection with the abandonment of any of its properties. In addition, abandonment costs and their timing may change due to many factors including actual production results, inflation rates and changes in environmental laws and regulations.

SELECTED HISTORICAL FINANCIAL DATA

  The following table sets forth selected historical financial data for Titan for the period from March 31, 1995 (date of inception) through December 31, 1995, the year ended December 31, 1996 and for the nine months ended September 30, 1996 and 1997. The data presented below have been derived from and should be read in conjunction with the consolidated financial statements of Titan and related notes and "Management's Discussion and Analysis of Titan's Financial Condition and Results of Operations" appearing elsewhere in this Joint Proxy Statement/Prospectus. Selected unaudited financial data for the nine months ended September 30, 1996 and 1997 include all adjustments (consisting only of normally recurring accruals) considered necessary for a fair presentation of the respective consolidated operating results for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year.

                                    PERIOD
                                   MARCH 31,
                                 1995 (DATE OF
                                  INCEPTION)                NINE MONTHS ENDED
                                    THROUGH     YEAR ENDED    SEPTEMBER 30,
                                 DECEMBER 31,  DECEMBER 31, ------------------
                                     1995          1996       1996      1997
                                 ------------- ------------ --------  --------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenues:
  Operating revenues............   $    743     $  23,824   $ 10,237  $ 52,011
  Other revenues................        242           144        140        99
                                   --------     ---------   --------  --------
    Total revenues..............        985        23,968     10,377    52,110
                                   --------     ---------   --------  --------
Expenses:
  Oil and gas production........        304         9,199      4,339    16,627
  General and administrative....      1,546         2,270      1,452     3,637
  Amortization of stock option
   awards.......................        576         1,839        576     3,790
  Exploration and abandonment...        490           184        110     1,342
  Depletion, depreciation and
   amortization.................        299         5,789      2,269    15,927
  Interest......................         97         2,965      1,179       825
  Other.........................       (796)         (359)      (336)     (134)
                                   --------     ---------   --------  --------
    Total expenses..............      2,516        21,887      9,589    42,014
                                   --------     ---------   --------  --------
  Net income (loss) before
   income taxes.................     (1,531)        2,081        788    10,096
  Income tax expense............        --          3,484      2,998     3,534
                                   --------     ---------   --------  --------
  Net income (loss).............   $ (1,531)    $  (1,403)  $ (2,210) $  6,562
  Net income (loss) per share...   $   (.11)    $    (.07)  $   (.10) $    .18
  Weighted average shares
   outstanding..................     14,066        20,140     21,780    35,714
CONSOLIDATED STATEMENT OF CASH
 FLOWS DATA:
Net cash provided by (used in):
  Operating activities..........   $ (1,805)    $   7,710   $  5,643  $ 30,556
  Investing activities..........    (47,522)     (144,998)   (12,753)  (43,907)
  Financing activities..........     55,540       137,365     11,700     8,207
Net cash provided by (used in)
 operating activities before
 working capital adjustments....       (466)        9,795      3,654    29,813
OTHER CONSOLIDATED FINANCIAL
 DATA:
Capital expenditures............     43,669       149,901     17,590    43,089
CONSOLIDATED BALANCE SHEET DATA
 (AT PERIOD END):
Cash and cash equivalents.......      6,213         6,290     10,803     1,146
Working capital.................     11,946         8,124      8,760     2,270
Oil and gas assets, net.........     42,861       190,062     60,168   217,512
Total assets....................     57,487       207,179     74,824   231,038
Total debt......................     20,000         6,500     28,000    14,700
Stockholders' equity and
 predecessor capital............     34,585       187,186     37,951   197,560

MANAGEMENT'S DISCUSSION AND ANALYSIS OF TITAN'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 General

  Titan is an independent energy company engaged in the exploration, development and acquisition of oil and gas properties. Titan's strategy is to grow reserves, production and net income per share through (i) the acquisition of producing properties that provide significant development and exploratory drilling potential, (ii) the exploitation and development of its reserve base,
(iii) the exploration for oil and gas reserves, and (iv) the implementation of a low operating and overhead structure. Titan has grown rapidly through the acquisition and exploitation of oil and gas properties, consummating the 1995 Acquisition for a purchase price of approximately $40.6 million and the 1996 Acquisition for approximately $135.7 million.

  Titan's growth resulting from acquisitions has impacted its reported financial results in a number of ways. Acquired properties frequently may not have received focused attention prior to sale. After acquisition, certain of these properties require maintenance, workovers, recompletions and other remedial activity not constituting capital expenditures, which initially increase lease operating expenses. Titan may dispose of certain of the properties if it determines they are outside Titan's strategic focus. The increased production and revenue resulting from the rapid growth of Titan has required it to recruit and develop operating, accounting and administrative personnel compatible with its increased size. As a result, Titan anticipates a corresponding increase in its general and administrative expense. Titan believes that with its current inventory of drilling locations and the anticipated additional staff it will be well positioned to follow a more balanced program of exploration and exploitation activities to complement its acquisition efforts.

  Titan uses the successful efforts method of accounting for its oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that result in proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not result in proved reserves, and geological and geophysical costs are expensed. Costs of significant nonproducing properties, wells in the process of being drilled and significant development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined.

  Titan's predecessor was classified as a partnership for federal income tax purposes. Therefore, no income taxes were paid or accrued by Titan prior to its conversion from a limited partnership to a corporation on September 30, 1996.

 Results of Operations

  The financial statements of Titan, which began operations on March 31, 1995, include the results of the nine months ended December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997. As a result of Titan's limited operating history and rapid growth, its financial statements are not readily comparable and may not be indicative of future results.

  NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1996

  Oil and Gas Revenues. Revenues from oil and gas operations totaled $52.0 million for the nine months ended September 30, 1997 compared to $10.2 million for the nine months ended September 30, 1996. The increase is primarily attributable to the 1996 Acquisition, the increase in the average price received for both oil and gas, and continued exploitation of Titan's proved properties. Of total oil and gas revenues for the nine months ended September 30, 1997, revenues of $36.5 million (70%) are attributable to the properties acquired in the 1996 Acquisition. The average oil price received increased 8% from $17.25 to $18.64 per Bbl and the average gas price received increased 25% from $1.30 to $1.63 per Mcf for the nine months ended September 30, 1997.

  Production Costs. Oil and gas production costs, including production taxes, were $16.6 million ($4.10 per BOE) for the nine months ended September 30, 1997 compared to $4.3 million ($5.15 per BOE) for the nine months ended September 30, 1996. The increase in the absolute amount of production costs was primarily attributable to production costs associated with the properties acquired in the 1996 Acquisition which totaled $10.2 million ($3.65 per BOE) for the nine months ended September 30, 1997.

  Depletion, Depreciation and Amortization Expense. Depletion, depreciation and amortization expense was $15.9 million ($3.93 per BOE) for the nine months ended September 30, 1997 compared to $2.3 million ($2.69 per BOE) for the nine months ended September 30, 1996. The increase per BOE is due to higher amortization rates on the properties acquired in the 1996 Acquisition compared to Titan's other properties.

  General and Administrative Expense. General and administrative expense was $3.6 million ($.90 per BOE) for the nine months ended September 30, 1997 compared to $1.5 million ($1.72 per BOE) for the nine months ended September 30, 1996. The increase in the absolute amount is due to the additional general and administrative expenses which are necessary to administer the properties acquired in the 1996 Acquisition. The 48% decrease in general and administrative expenses per BOE for 1997 as compared to 1996 is due to the spreading of Titan's general and administrative expenses over a larger production base and to Titan's efforts to maintain a low overhead structure.

  Interest Expense. Interest expense was $825,000 for the nine months ended September 30, 1997 compared to $1.2 million for the nine months ended September 30, 1996. The 31% decrease is primarily due to the application of proceeds from the initial offering of common stock to the indebtedness incurred by Titan to fund the 1995 Acquisition and the 1996 Acquisition.

  YEAR ENDED DECEMBER 31, 1996

  Oil and Gas Revenues. For the year ended December 31, 1996, Titan's revenues from the sale of oil and gas (excluding the effects of hedging activities) were $15.1 million and $11.1 million, respectively. Of total gross oil and gas revenues, $16.2 million and $9.5 million are attributable to the 1995 Acquisition and the 1996 Acquisition, respectively. During the year, Titan produced 714 MBbls of oil, (514 MBbls attributable to the 1995 Acquisition and 186 MBbls attributable to the 1996 Acquisition) and 5,787 MMcf of gas (3,401 MMcf attributable to the 1995 Acquisition and 2,124 MMcf attributable to the 1996 Acquisition), with total oil and gas production of 1,679 MBOE. The revenues and production are primarily attributable to the 1995 Acquisition since the 1996 Acquisition did not close until October 31, 1996.

  As a result of hedging activities in the year ended December 31, 1996, oil revenues were reduced $1.5 million ($2.10 per Bbl) and gas revenues were reduced $995,000 ($.17 per Mcf) for a total reduction of $2,495,000.

  Production Costs. Oil and gas production costs, including production taxes, were $9.2 million ($5.48 per BOE) for the year ended December 31, 1996. These costs included $2.2 million ($1.31 per BOE) of rework expenses of which $945,000 were attributable to the 1995 Acquisition and $1.2 million were attributable to the 1996 Acquisition.

  Exploration and Abandonment Costs. Exploration and abandonment costs were $184,000 for the year ended December 31, 1996.

  General and Administrative Expense. General and administrative expenses were $2.3 million ($1.35 per BOE) for the year ended December 31, 1996.

  Depletion, Depreciation and Amortization Expense. For the year ended December 31, 1996, depletion, depreciation and amortization expense was $5.8 million ($3.45 per BOE). This represents a full year of depletion, depreciation and amortization relating to production for the 1995 Acquisition and two months of depletion, depreciation and amortization relating to production for the 1996 Acquisition.

  Interest Expense. Interest expense was $2,965,000 for the year ended December 31, 1996. The interest expense was attributable to bank financing incurred to fund the 1995 Acquisition and the 1996 Acquisition.

  NINE MONTHS ENDED DECEMBER 31, 1995

  Oil and Gas Revenues. For the nine months ended December 31, 1995, Titan's revenues from the sale of oil and gas were $504,000 and $239,000, respectively. During the period, Titan produced 30 MBbls of oil and 245 MMcf of gas, for a total production of 71 MBOE. The revenues and production are primarily attributable to the 1995 Acquisition which was consummated December 11, 1995.

  Production Costs. Oil and gas production costs, including production taxes, were $304,000 ($4.28 per BOE) for the nine months ended December 31, 1995.

  Exploration and Abandonment Costs. Exploration and abandonment costs were $490,000 for the nine months ended December 31, 1995.

  General and Administrative Expense. General and administrative expenses were $1.5 million ($21.77 per BOE) for the nine months ended December 31, 1995.

  Depletion, Depreciation and Amortization Expense. For the nine months ended December 31, 1995, depletion, depreciation and amortization expense was $299,000 ($4.21 per BOE).

 Liquidity and Capital Resources

  Titan's primary sources of capital have been its initial capitalization, private equity sales, bank financing, cash flow from operations and its initial public offering. The 1995 Acquisition was funded with cash from Titan's initial capitalization, additional private equity sales and bank financing. The 1996 Acquisition was principally funded with bank financing, which was repaid with the proceeds from Titan's initial public offering.

  On November 7, 1997, Titan and Pioneer Natural Resources USA, Inc., a wholly-owned subsidiary of Pioneer, entered into an agreement by which Titan will acquire certain West Texas producing properties from Pioneer. Titan will pay approximately $55 million, subject to adjustments, and anticipates closing the transaction, subject to various conditions, in mid-December 1997. Titan will fund the acquisition with its existing credit facilities.

  Titan requires capital primarily for the exploration, development and acquisition of oil and gas properties, the repayment of indebtedness and general working capital needs.

  Capital Expenditures. Apart from Titan's expenditure for its planned acquisition from Pioneer, Titan budgeted for 1997 approximately $27 million for the drilling and recompletion of approximately 26 oil and gas wells and 45 workover projects on its proved properties and approximately $25.2 million for expenditures for geological and geophysical costs, drilling costs and lease acquisition costs on Titan's unproved properties.

  Cash expenditures for additions to oil and gas properties were $43.1 million for the nine months ended September 30, 1997. This includes $10.0 million for the acquisition of oil and gas leases and $33.1 million for development and exploratory drilling.

  Capital Resources. Titan's primary capital resources are net cash provided by operating activities and $153.5 million availability under the Credit Agreement. Titan's acquisition from Pioneer, funded under these facilities, will reduce availability by approximately $55 million, subject to adjustment of the purchase price under Titan's agreement with Pioneer.

  Net Cash Provided By Operating Activities. Net cash provided by operating activities, before changes in operating assets and liabilities, was $29.8 million for the nine months ended September 30, 1997, compared to

$3.7 million for the nine months ended September 30, 1996. The increase was primarily attributable to the cash flow generated by the 1996 Acquisition and from continued exploitation of Titan's proved properties.

  Credit Agreement. The Credit Agreement established a four year revolving credit facility, up to the maximum amount of $250 million, subject to a borrowing base to be determined annually by the lenders based on certain proved oil and gas reserves and other assets of Titan. Initially, the borrowing base is established at $165 million. To the extent that the borrowing base is less than the aggregate principal amount of all outstanding loans and letters of credit under the Credit Agreement, such deficiency must be cured by Titan ratably within 180 days, by either prepaying a portion of the outstanding amounts under the Credit Agreement or pledging additional collateral to the lenders. A portion of the credit facility is available for the issuance of up to $15.0 million of letters of credit, of which $250,000 was outstanding at September 30, 1997.

  In June 1997, the borrowing base was redetermined by the lenders and reset at $165 million. Titan's outstanding long-term debt under the Credit Agreement was $11.5 million on September 30, 1997.

  All outstanding amounts under the Credit Agreement are due and payable in full on January 1, 2001.

  At Titan's option, borrowings under the Credit Agreement bear interest at either the "Base Rate" (i.e., the higher of the applicable prime commercial lending rate, or the federal funds rate plus .5% per annum) or the Eurodollar rate, plus 1% to 1.50% per annum, depending on the level of Titan's aggregate outstanding borrowings. In addition, Titan's is committed to pay quarterly in arrears a fee of .30% to .375% of the unused borrowing base.

  The Credit Agreement contains certain covenants and restrictions that are customary in the oil and gas industry. In addition, the line of credit is secured by substantially all of Titan's oil and gas properties.

  Liquidity and Working Capital. At September 30, 1997, Titan had $1.1 million of cash and cash equivalents as compared to $6.3 million at December 31, 1996. Titan's ratio of current assets to current liabilities was 1.24 at September 30, 1997 compared to 2.03 at December 31, 1996. Due principally to a reduction in cash as a result of an intentional change in the way Titan manages its operating accounts, Titan's working capital decreased $5.8 million from $8.1 million at December 31, 1996 to $2.3 million at September 30, 1997. Titan expects working capital to increase during the remainder of 1997 due to an anticipated lower level of capital expenditures during the remainder of 1997.

  Unsecured Credit Agreement. Effective April 16, 1997, Titan entered into a credit agreement (the "Unsecured Credit Agreement") with Texas Commerce Bank National Association (the "Bank"), which establishes a one year revolving credit facility, up to the maximum of $5 million. While all outstanding amounts are due and payable in full on or before March 6, 1998, Titan considers amounts outstanding pursuant to the Unsecured Credit Agreement as long-term as all amounts are repaid from available funds under the Credit Agreement. Proceeds of the Unsecured Credit Agreement are utilized to fund short-term needs (less than thirty days). Titan's outstanding debt under the Unsecured Credit Agreement was $3.2 million at September 30, 1997.

  The interest rate of each loan under the Unsecured Credit Agreement is at a rate determined by agreement between Titan and the Bank. The rate shall not exceed the maximum interest rate permitted under applicable laws. Interest rates generally are comparable with Eurodollar rates plus 1% per annum.

 Other Matters

  Stock Options and Compensation Expense. In connection with Titan's conversion from a limited partnership to a corporation on September 30, 1996, Titan issued options to purchase 3,631,350 shares of Common Stock to certain of its officers and employees in substitution for options issued by Titan Resources, L.P. Of the options issued by the partnership, approximately 93% were issued on March 31, 1995, the date of inception, and approximately 7% were issued as of September 1, 1996. The options issued by Titan have an exercise price of

$2.08 per share. Options to purchase 1,944,417 shares of Common Stock are currently vested and an additional 1,209,966 and 426,967 shares will vest on March 31 of each of 1998 and 1999, respectively. Based in part on selling prices of interests in the partnership in December 1995 and September 1996, Titan expected to record a noncash compensation expense of approximately $421,000 per month for a period of 39 months beginning in the fourth quarter of 1996 to reflect the estimated value of the revised option plan on September 30, 1996. Noncash compensation expense recorded for the year ended December 31, 1996 was $1,839,000.

  Hedging Activities. Titan uses swap agreements in an attempt to reduce the risk of fluctuating oil and gas prices and interest rates. In November and December 1995, Titan entered into four master agreements for energy price and other swap transactions with each of Enron Capital & Trade Resources Corp. ("ECTRC") (an affiliate of Joint Energy Development Investments Limited Partnership ("JEDI"), an owner of approximately 10% of the outstanding Titan Common Stock), First Union National Bank of North Carolina (a lender to Titan under the Credit Agreement and an affiliate of First Union Corporation, an owner of approximately 4.9% of the outstanding Titan Common Stock), Chemical Bank and Texas Commerce Bank National Association (a lender to Titan). Titan has entered into energy price swap arrangements from time to time under these master agreements. Settlement of gains or losses on these energy swap transactions is generally based on the difference between the contract price and a formula using New York Mercantile Exchange ("NYMEX") related prices and is reported as a component of oil and gas revenues as the associated production occurs. Titan entered into hedging transactions with respect to a substantial portion of its estimated production through December 1996, excluding the production attributable to the 1996 Acquisition. At December 31, 1996, none of Titan's production was subject to hedging contracts.

  Beginning September 1, 1997, Titan has entered into certain hedging arrangements which fix prices on a portion of Titan's production. Currently, Titan has three crude oil hedging contracts in place: (a) September 1, 1997 through November 30, 1997 at a price of $21.32 per barrel for 2,000 barrels per day; (b) October 1, 1997 through December 31, 1997 at a price of $21.45 per barrel for 1,000 barrels per day; and (c) November 1, 1997 through January 31, 1998 at a price of $23.36 per barrel for 1,000 barrels per day. This contract may be extended at the counter party's option for an additional six month period at the same price. In addition, Titan has 2,140,000 MMBtu of natural gas production hedged beginning October 1, 1997 through December 31, 1997 at an average price of $2.69 per MMBtu and 4,800,000 MMBtu of natural gas production hedged beginning January 1, 1998 through April 30, 1998 at an average price of $2.386 per MMBtu. Any adjustment to revenue recognized due to Titan's crude oil hedging transactions is determined as the difference between the contract price and the average of the daily settlement prices for the prompt month of the NYMEX Light Sweet Crude Oil Futures Contract for each NYMEX trading day for the applicable determination period. Any adjustment to revenue recognized due to Titan's natural gas hedging transactions is determined as the difference between the contract price and the price as reported from the first issue of the month of Inside F.E.R.C.'s Gas Marketing Report, El Paso Natural Gas Co.--Permian Basin. Hedging activities do not affect the actual sales price received for Titan's crude oil and natural gas. Titan continues to evaluate whether to enter into additional hedging activities for 1997, 1998 and future years. See "Risk Factors--Risks Relating to the Business of Titan and OEDC--Risk of Hedging Activities."

  Crude Oil. Titan reports average oil prices per Bbl including the net effect of oil hedges. During the nine months ended September 30, 1997, Titan reported average oil prices of $18.64 per Bbl, while realizing average prices, excluding hedging results, of $18.57 per Bbl. Titan recorded net increases to oil revenues of $93,000 ($.07 per Bbl) for the nine months ended September 30, 1997, as a result of its commodity hedges.

  During the nine months ended September 30, 1996, Titan reported average oil prices of $17.25 per Bbl, while realizing average prices, excluding hedging results, of $19.57 per Bbl. Titan recorded net decreases to oil revenues of $899,000 ($2.32 per Bbl) for the nine months ended September 30, 1996, as a result of its commodity hedges.

  Natural Gas. Titan reports average gas prices per Mcf including the net effect of gas hedges. During the nine months ended September 30, 1997, none of Titan's gas production was subject to hedging contracts.

  During the nine months ended September 30, 1996, Titan reported average gas prices of $1.30 per Mcf, while realizing average prices, excluding hedging results, of $1.50 per Mcf. Titan recorded net decreases to gas revenues of $553,000 ($.20 per Mcf) for the nine months ended September 30, 1996, as a result of its commodity hedges.

  Natural Gas Balancing. It is customary in the natural gas industry for various working interest partners to produce more or less than their entitlement share of natural gas from time to time. Titan's net overproduced position at December 31, 1996 was 243,365 Mcf. Under terms of typical natural gas balancing agreements, the underproduced party can take a certain percentage, typically 25% to 50% of the overproduced party's entitled share of gas sales in future months, to eliminate such imbalances. During the make-up period, the overproduced party's cash flow will be adversely affected. Titan recognizes revenue and imbalance obligations under the entitlements method of accounting, which means that Titan recognizes the revenue to which it is entitled and records a liability with respect to the value of the overproduced gas.

  Environmental and Other Laws and Regulations. Titan's business is subject to certain federal, state and local laws and regulations relating to the exploration for and the development, production and transportation of oil and gas, as well as environmental and safety matters. Many of these laws and regulations have become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Although Titan believes it is in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and Titan is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. Titan has no material commitments for capital expenditures to comply with existing environmental requirements.

  Nevertheless, changes in existing environmental laws or in interpretations thereof could have a significant impact on the operating costs of Titan, as well as the oil and gas industry in general. See "Risk Factors--Risks Relating to the Business of Titan and OEDC--Compliance with Environmental Regulations," "--Business and Properties--Environmental Matters" and "--Business and Properties--Abandonment Costs."

  Recently Issued Accounting Standards. In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 128, Earnings per Share. FAS No. 128 replaced primary earnings per share ("EPS") with a newly defined basic EPS that modifies the computation of diluted EPS. FAS No. 128 is effective for periods ending after December 15, 1997. The impact of the adoption of FAS No. 128 on Titan's earnings per share is expected to be immaterial.

  In June 1997, FASB issued FAS No. 130, "Reporting Comprehensive Income" which requires that all items required to be recognized under accounting standards as components of comprehensive income be reported as a part of the basic financial statements. FAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997. The Company plans to adopt FAS No. 130 for the period ended March 31, 1998 and does not expect FAS No. 130 to have a material effect on reported results.

  In June 1997, FASB issues FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. FAS No. 131 is effective for financial statements for periods beginning after December 15, 1997 but the statement need not be applied to interim financial statements in the initial year of application. Titan does not expect FAS No. 131 to materially affect its reporting practices.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  Titan Common Stock has been listed on the Nasdaq National Market since Titan's initial public offering on December 16, 1996 under the symbol "TEXP." The following table summarizes the high and low last reported sales prices on Nasdaq for each quarterly period since Titan's initial public offering.

                                                                  COMMON STOCK
                                                                 ---------------
                                                                  HIGH     LOW
                                                                 ------- -------
   1996
   Fourth Quarter (from December 16, 1996)...................... $12.75  $11.25
   1997
   First Quarter................................................ $14.75  $ 8.125
   Second Quarter...............................................  12.125   6.75
   Third Quarter................................................  13.00    9.50
   Fourth Quarter (through November 13, 1997)...................  13.50   11.75

  On November 13, 1997, the last reported sales price of Titan Common Stock on Nasdaq was $11.938 per share.

  Titan has never paid cash dividends on the Common Stock and does not currently intend to pay regular cash dividends in the future. In addition, the Credit Agreement prohibits the payment of cash dividends.

MANAGEMENT

  The following table sets forth certain information concerning the individuals who serve, and will continue to serve upon completion of the Merger, as executive officers and directors of Titan.

             NAME            AGE                   POSITION
             ----            ---                   --------
   Jack D. Hightower........  49 President, Chief Executive Officer and
                                 Chairman of the Board
   George G. Staley.........  63 Executive Vice President, Exploration and
                                 Director
   Rodney L. Woodard........  41 Vice President, Engineering
   Thomas H. Moore..........  52 Vice President, Business Development
   Dan P. Colwell...........  52 Vice President, Land
   William K. White.........  55 Vice President, Finance and Chief Financial
                                 Officer
   John L. Benfatti.........  52 Vice President, Accounting and Controller
   Susan D. Rowland.........  36 Vice President, Corporate Administration and
                                 Secretary
   David R. Albin...........  38 Director
   Kenneth A. Hersh.........  34 Director
   William J. Vaughn, Jr. ..  76 Director

  Set forth below is a description of the backgrounds of each individual to serve as an executive officer and director of Titan upon completion of the Merger, including employment history for at least the last five years.

  Jack D. Hightower has served as President, Chief Executive Officer and Chairman of the Board of Directors of Titan since he founded Titan in March 1995. Prior to forming Titan, from 1986 to January 1996, Mr. Hightower served as Chairman of the Board and Chief Executive Officer of United Oil Services, Inc., a complete oil field service company serving customers in the Permian Basin. From 1978 to 1995, Mr. Hightower served as Chairman of the Board and President of Amber Energy, Inc., a company formed to identify oil and gas exploration prospects. From 1991 to 1994, Mr. Hightower served as Chairman of the Board, Chief Executive Officer and President of Enertex, Inc., which served as the operator of record for several oil and gas properties involving Mr. Hightower and other nonoperators, including Selma International Investment Limited. Since 1990, Mr. Hightower has served on the Board of Directors of Texas Commerce Bank, N.A., Midland.

  George G. Staley has served as Executive Vice President, Exploration and Director of Titan since its formation. From 1975 until 1995, Mr. Staley served as President and Chief Executive Officer of Staley Gas Co., Inc. and Staley Operating Co., which are oil and gas exploration and operating companies.

  Rodney L. Woodard has served as Vice President, Engineering for Titan since its formation. From 1985 to 1995, Mr. Woodard served as Vice President of Selma International Investment Limited.

  Thomas H. Moore has served as Vice President, Business Development of Titan since its formation. From 1992 to 1995, Mr. Moore served as Managing Partner of Magnum Energy Corporation, L.L.C. From 1991 until 1992, Mr. Moore served as Executive Vice President--Exploration and Production, Chief Operating Officer and Director of Clayton Williams Energy, Inc. From 1985 to 1991, Mr. Moore served as President, Chief Operating Officer and Director of Clayton W. Williams, Jr. Inc.

  Dan P. Colwell has served as Vice President, Land for Titan since its formation. From 1993 to 1995, Mr. Colwell served as Vice President of Land for Enertex, Inc. Mr. Colwell was employed by ARCO as Director of Business Development from 1991 to 1993 and Area Land Manager from 1987 to 1991.

  William K. White has served as Vice President, Finance and Chief Financial Officer of Titan since September 1996. From 1994 to September 1996, Mr. White was Senior Vice President of the Energy Investment Group of Trust Company of The West. From 1991 to 1994, Mr. White was President of the Odessa Associates, a private firm engaged in the practice of providing financial consulting services to the oil and gas industry.

  John L. Benfatti has served as Vice President, Accounting and Controller of Titan since its formation. From 1980 to 1995, Mr. Benfatti served as Controller and Treasurer of Staley Gas Co., Inc.

  Susan D. Rowland has served as Vice President, Corporate Administration and Secretary of Titan since its formation. From 1986 to 1996, Ms. Rowland served as a corporate officer and administrative manager of a number of companies, including Amber Energy, Inc., Enertex, Inc., Haley Properties, Inc. and United Oil Services, Inc.

  David R. Albin has served as a director of Titan since its formation. Since 1988, Mr. Albin has been a manager of the NGP investment funds, which were organized to make direct equity investments in the North American oil and gas industry. He is currently responsible for co-managing NGP's overall investment portfolio. Mr. Albin serves as a director of OEDC and Petroglyph Energy, Inc.

  Kenneth A. Hersh has served as a director of Titan since its formation. Since 1989, Mr. Hersh has been a manager of the NGP investment funds, which were organized to make direct equity investments in the North American oil and gas industry. He is currently responsible for co-managing NGP's overall investment portfolio. Mr. Hersh serves as a director of Pioneer Natural Resources Company, HS Resources, Inc. and Petroglyph Energy, Inc.

  William J. Vaughn, Jr. has served as director of Titan since March 1997. Since 1975, Mr. Vaughn has served as Chairman of the Board and President of WJV, Inc. and DMV, Inc., which are oil and gas exploration companies. From 1986 to 1996, Mr. Vaughn served as Vice President of United Oil Services, Inc., an oil field service company. From 1975 to 1995, Mr. Vaughn was an independent geologist in association with Mr. Hightower.

EXECUTIVE COMPENSATION AND OTHER MATTERS

  The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer of Titan and the only other executive officers of Titan who earned in excess of $100,000 in 1996 (the "named executive officers") for the years indicated.

                          SUMMARY COMPENSATION TABLE

                                                                LONG TERM
                                                               COMPENSATION
                                  ANNUAL COMPENSATION             AWARDS
                         ------------------------------------- ------------
                                                                  SHARES
        NAME AND                                OTHER ANNUAL    UNDERLYING   ALL OTHER
   PRINCIPAL POSITION    YEAR  SALARY   BONUS  COMPENSATION(1) OPTIONS (#)  COMPENSATION
   ------------------    ---- -------- ------- --------------- ------------ ------------
Jack Hightower(2)....... 1996 $109,167 $12,000     $  --           73,103     $10,455(5)
 President and Chief     1995   75,000   1,000        --        1,682,491       6,201
  Executive Officer
George G. Staley(3)..... 1996  109,167  12,000        --           56,858      15,139(6)
 Executive Vice          1995   75,000   1,000        --          975,313      10,423
  President, Exploration
Rodney L. Woodard(4).... 1996   97,875  10,800     13,431(7)       24,368       9,442(8)
 Vice President,
  Engineering            1995   67,500   1,000        --          196,313       5,596

--------
(1) Other Annual Compensation does not include perquisites and other personal benefits if the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10% of individual combined salary and bonus for the named executive officer in each year.
(2) Upon completion of Titan's initial public offering, Mr. Hightower's base salary was increased to $160,000.
(3) Upon completion of Titan's initial public offering, Mr. Staley's base salary was increased to $160,000.
(4) Upon completion of Titan's initial public offering, Mr. Woodard's base salary was increased to $135,000.
(5) Consists of premiums paid by Titan under a nondiscriminatory group insurance program and contributions by Titan under its 401(k) Retirement Plan of $7,180 and $3,275, respectively, during 1996 and $5,076 and $1,125, respectively, during 1995.
(6) Consists of premiums paid by Titan under a nondiscriminatory group insurance program and contributions by Titan under its 401(k) Retirement Plan of $11,864 and $3,275, respectively, during 1996 and $9,298 and $1,125, respectively, during 1995.
(7) Consists of lease payments made by Titan for an automobile used by Mr. Woodard in connection with his position with Titan.
(8) Consists of premiums paid by Titan under a nondiscriminatory group insurance program and contributions by Titan under its 401(k) Retirement Plan of $6,506 and $2,936, respectively, during 1996 and $4,583 and $1,013, respectively, during 1995.

  Upon completion of Titan's initial public offering, the base salary of each of Thomas H. Moore, Vice President, Business Development, and Dan P. Colwell, Vice President, Land was increased to $135,000.

  William K. White was elected Vice President, Finance and Chief Financial Officer of Titan on September 30, 1996 and receives an annual base salary of $135,000.

 Option Grants

  The following table contains information about stock option grants to the named executive officers in 1996:

                     OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                        POTENTIAL REALIZED VALUE AT
                                                                          ASSUMED ANNUAL RATES OF
                                                                          STOCK PRICE APPRECIATION
                                      INDIVIDUAL GRANTS                      FOR OPTION TERM(2)
                         -------------------------------------------- --------------------------------
                          NUMBER OF   % OF TOTAL
                         SECURITIES    OPTIONS    EXERCISE
                         UNDERLYING   GRANTED TO  OR BASE
                           OPTIONS   EMPLOYEES IN  PRICE   EXPIRATION
          NAME           GRANTED (#) FISCAL YEAR   ($/SH)     DATE      0% ($)     5% ($)    10% ($)
          ----           ----------- ------------ -------- ---------- ---------- ---------- ----------
Jack Hightower..........  1,755,594     48.35%      2.08    3/31/01   17,415,492 22,506,715 28,739,074
George G. Staley........  1,032,171     28.42%      2.08    3/31/01   10,239,136 13,232,432 16,896,639
Rodney L. Woodard.......    220,681      6.08%      2.08    3/31/01    2,189,156  2,829,130  3,612,548

--------
(1) Includes (i) options granted in Titan's conversion from a limited partnership to a corporation on September 30, 1996 that were substituted for options granted in 1995 and (ii) additional options granted during 1996.
(2) Amounts represent hypothetical gains that could be achieved for the options if they are exercised at the end of the option term. Those gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from January 1, 1996, as if such options had been granted on such date, through the expiration date. For the option term ending March 31, 2001, based on the closing price on The Nasdaq Stock Market's National Market of the Titan Common Stock of $12.00 on December 31, 1996, a share of the Common Stock would have a value on March 1, 2001 of approximately $14.90 at an assumed appreciation rate of 5% and approximately $18.45 at an assumed appreciation rate of 10%.

 Option Exercises and Year-End Option Values

  The following table provides information about the number of shares issued upon option exercises by the named executive officers during 1996, and the value realized by the named executive officers. The table also provides information about the number and value of options that were held by the named executive officers at December 31, 1996 as if the options granted in Titan's conversion from a limited partnership to a corporation on September 30, 1996 to substitute for option grants in 1996 had been granted on January 1, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

                                                     NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                            SHARES                   OPTIONS AT FY-END (#)         AT FY-END ($)
                         ACQUIRED ON     VALUE     ------------------------- -------------------------
          NAME           EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ------------ ------------ ----------- ------------- ----------- -------------
                                                                              (DOLLARS IN THOUSANDS)
Jack Hightower..........       0            0        967,100      788,494       9,594        7,822
George G. Staley........       0            0        569,137      463,034       5,646        4,593
Rodney L. Woodard.......       0            0        122,165       98,516       1,212          977

 Compensation Committee Interlocks and Insider Participation

  David R. Albin and Kenneth A Hersh, directors of Titan, serve as members of the compensation committee of the Titan Board. Messrs. Albin and Hersh own limited partnership interests in the general partner of NGP, which, as of September 30, 1997, owned 4,767,407 shares (14.0%) of the outstanding Titan Common Stock and 2,209,460 shares (25.4%) of the outstanding OEDC Common Stock. R. Gamble Baldwin, a director of OEDC, is the general partner of the general partner of NGP. Messrs. Albin, Baldwin and Hersh are three of the four managing members of the general partner of NGP II and also own limited partnership interests in NGP II's general partner. As of September 30, 1997, NGP II owned 5,000,777 shares (14.7%) of the outstanding Titan Common Stock. In addition to the shares of Titan Common Stock and OEDC Common Stock owned by NGP, Mr. Baldwin directly owns 9,100 shares and 35,041 shares of Titan and OEDC, respectively. Messrs. Albin and Hersh, who disclaim beneficial ownership of Titan Common Stock owned by NGP II, beneficially own 115,772 shares and 67,381 shares, respectively, of Titan Common Stock and 52,596 shares and 49,012 shares, respectively, of OEDC Common Stock. Although OEDC informed Messrs. Albin and Baldwin from time to time on a limited basis of the general status of negotiations with Titan and, likewise, Titan informed Mr. Hersh of the general status of negotiations with OEDC, none of these individuals participated in such negotiations or the deliberations of the board of either company in reviewing and approving the Merger.

  On November 7, 1997, Titan and Pioneer Natural Resources USA, Inc., a wholly-owned subsidiary of Pioneer, entered into an agreement by which Titan will acquire certain producing properties from Pioneer. The properties, 87% of which are operated, are located in 46 fields in the Permian Basin of West Texas and Southeastern New Mexico and currently produce approximately 2,500 BOEs per day. Of the reserves, 81% are oil. Titan will pay approximately $55 million, subject to adjustments, and anticipates closing the transaction, subject to various conditions, in mid-December 1997. Titan will fund the acquisition with its existing credit facilities. Titan was one of several companies submitting bids for the properties. As of September 30, 1997, NGP II owned an approximate 6.0% limited partnership interest in DNR-MESA Holdings, L.P., a Texas limited partnership that currently owns approximately 15.3% of the outstanding common stock of Pioneer. Natural Gas Partners III, L.P., a fund that is under common management with NGP II and in which Messrs. Albin, Baldwin and Hersh own indirect partnerships interests, also owns an approximate 8% limited partnership interest in DNR. Mr. Hersh, a director of Titan, is also a director of Pioneer and currently owns 4,480 shares of the common stock of Pioneer. Mr. Hersh did not participate in any of the negotiations of the terms of the acquisition agreement between Titan and Pioneer or in any of the deliberations of the Boards of either Titan or Pioneer concerning the acquisition.

  Titan and Carrollton Resources, L.L.C., a Louisiana limited liability company ("Carrollton"), have entered into an agreement by which Titan will acquire all the outstanding membership interests of Carrollton. Carrollton is a small independent energy company engaged in the exploration, development and acquisition of onshore oil and gas properties located primarily in the Gulf Coast region, which Titan management believes fit well with OEDC's area of operations. Based on estimates of Carrollton's outside engineers, Carrollton's total proved reserves were 2.8 million BOE at June 30, 1997. Titan will issue approximately 900,000 shares of Titan Common Stock equal to 2.6% of the total currently outstanding Titan Common Stock. NGP-Louisiana Partners, L.P. ("NGP-Louisiana"), an affiliate of NGP, owns 39.7207% of Carrollton's outstanding membership units. NGP is the sole limited partner of NGP-Louisiana, and owns a 95.07% economic interest in NGP-Louisiana. A corporation serves as the general partner and owns the remaining 4.93% of NGP-Louisiana. Messrs. Albin, Baldwin and Hersh collectively own a majority of the common stock of the corporate general partner. These individuals were only informed from time to time on a limited basis of the general status of negotiations between Titan and Carrollton and did not participate in negotiation of the terms of the acquisition agreement or in the deliberations concerning the agreement of the Titan Board or the Carrollton management committee.

  In consideration of NGP's agreement to terminate its rights under (i) the Registration Rights Agreement among OEDC, NGP and certain other stockholders of OEDC and (ii) the Registration Rights Agreement among Carrollton, NGP and certain other stockholders, Titan has agreed with NGP to use its best efforts to prepare, file and have declared effective within 180 days of consummation of the Merger a shelf registration statement registering for resale the 1,391,959 shares of Titan Common Stock to be received by NGP in the Merger and 357,486 shares of Titan Common Stock to be received by NGP in the anticipated acquisition of Carrollton. One half of these shares will remain subject to lock-up agreements with Titan until one year after consummation of the Merger. Titan has also agreed to include in the same shelf registration an aggregate of 86,088 shares of Titan Common Stock that Messrs. Albin, Baldwin and Hersh will receive in the Merger.

  Titan is party to the Amended and Restated Registration Rights Agreement with NGP, NGP II, Jack Hightower, Joint Energy Development Investments Limited Partnership, First Union Corporation and Selma International Investment Limited (the "Shareholder Parties"). Pursuant to the Amended and Restated Registration Rights Agreement, on three separate occasions, commencing on the 180th day following the date of Titan's initial public offering under the securities laws, Shareholder Parties owning at least 35% of the outstanding shares then subject to such agreement may require Titan to register shares held by them under applicable securities laws, provided that the shares to be registered have an estimated aggregate offering price to the public of at least $3,000,000. The Amended and Restated Registration Rights Agreement also provides that the Shareholder Parties have piggyback registration rights pursuant to which such persons may include shares of Titan Common Stock held by them in certain registrations initiated by Titan or by any other holder of Titan's Common Stock. The piggyback rights are subject to customary cutback provisions.

CERTAIN TRANSACTIONS

  David R. Albin and Kenneth A Hersh, directors of Titan, serve as members of the compensation committee of the Titan Board. Messrs. Albin and Hersh own limited partnership interests in the general partner of NGP, which, as of September 30, 1997, owned 4,767,407 shares (14.0%) of the outstanding Titan Common Stock and 2,209,460 shares (25.4%) of the outstanding OEDC Common Stock. R. Gamble Baldwin, a director of OEDC, is the general partner of the general partner of NGP. Messrs. Albin, Baldwin and Hersh are three of the four managing members of the general partner of NGP II and also own limited partnership interests in NGP II's general partner. As of September 30, 1997, NGP II owned 5,000,777 shares (14.7%) of the outstanding Titan Common Stock. In addition to the shares of Titan Common Stock and OEDC Common Stock owned by NGP, Mr. Baldwin directly owns 9,100 shares and 35,041 shares of Titan and OEDC, respectively. Messrs. Albin and Hersh, who disclaim beneficial ownership of Titan Common Stock owned by NGP II, beneficially own 115,772 shares and 67,381 shares, respectively, of Titan Common Stock and 52,596 shares and 49,012 shares, respectively, of OEDC Common Stock. Although OEDC informed Messrs. Albin and Baldwin from time to time on a limited basis of the general status of negotiations with Titan and, likewise, Titan informed Mr. Hersh of the general status of negotiations with OEDC, none of these individuals participated in such negotiations or the deliberations of the board of either company in reviewing and approving the Merger.

  On November 7, 1997, Titan and Pioneer Natural Resources USA, Inc., a wholly-owned subsidiary of Pioneer, entered into an agreement by which Titan will acquire certain producing properties from Pioneer. The properties, 87% of which are operated, are located in 46 fields in the Permian Basin of West Texas and Southeastern New Mexico and currently produce approximately 2,500 BOEs per day. Of the reserves, 81% are oil. Titan will pay approximately $55 million, subject to adjustments, and anticipates closing the transaction, subject to various conditions, in mid-December 1997. Titan will fund the acquisition with its existing credit facilities. Titan was one of several companies submitting bids for the properties. As of September 30, 1997, NGP II owned an approximate 6.0% limited partnership interest in DNR-MESA Holdings, L.P., a Texas limited partnership that currently owns approximately 15.3% of the outstanding common stock of Pioneer. Natural Gas Partners III, L.P., a fund that is under common management with NGP II and in which Messrs. Albin, Baldwin and Hersh own indirect partnerships interests, also owns an approximate 8% limited partnership interest in DNR. Mr. Hersh, a director of Titan, is also a director of Pioneer and currently owns 4,480 shares of the common stock of Pioneer. Mr. Hersh did not participate in any of the negotiations of the terms of the acquisition agreement between Titan and Pioneer or in any of the deliberations of the Boards of either Titan or Pioneer concerning the acquisition.

  Titan and Carrollton have entered into an agreement by which Titan will acquire all the outstanding membership interests of Carrollton. Carrollton is a small independent energy company engaged in the exploration, development and acquisition of onshore oil and gas properties located primarily in the Gulf Coast region, which Titan management believes fit well with OEDC's area of operations. Based on estimates of Carrollton's outside engineers, Carrollton's total proved reserves were 2.8 million BOE at June 30, 1997. Titan will issue approximately 900,000 shares of Titan Common Stock equal to 2.6% of the total currently outstanding

Titan Common Stock. NGP-Louisiana, an affiliate of NGP, owns 39.7207% of Carrollton's outstanding membership units. NGP is the sole limited partner of NGP-Louisiana, and owns a 95.07% economic interest in NGP-Louisiana. A corporation serves as the general partner and owns the remaining 4.93% of NGP-Louisiana. Messrs. Albin, Baldwin and Hersh collectively own a majority of the common stock of the corporate general partner. These individuals were only informed from time to time on a limited basis of the general status of negotiations between Titan and Carrollton and did not participate in negotiation of the terms of the acquisition agreement or in the deliberations concerning the agreement of the Titan Board or the Carrollton management committee.

  In consideration of NGP's agreement to terminate its rights under (i) the Registration Rights Agreement among OEDC, NGP and certain other stockholders of OEDC and (ii) the Registration Rights Agreement among Carrollton, NGP and certain other stockholders, Titan has agreed with NGP to use its best efforts to prepare, file and have declared effective within 180 days of consummation of the Merger a shelf registration statement registering for resale the 1,391,959 shares of Titan Common Stock to be received by NGP in the Merger and 357,486 shares of Titan Common Stock to be received by NGP-Louisiana in the anticipated acquisition of Carrollton. One half of these shares will remain subject to lock-up agreements with Titan until one year after consummation of the Merger. Titan has also agreed to include in the same shelf registration an aggregate of 86,088 shares of Titan Common Stock that Messrs. Albin, Baldwin and Hersh will receive in the Merger.

  Titan is party to the Amended and Restated Registration Rights Agreement with the Shareholder Parties. Pursuant to the Amended and Restated Registration Rights Agreement, on three separate occasions, commencing on the 180th day following the date of Titan's initial public offering under the securities laws, Shareholder Parties owning at least 35% of the outstanding shares then subject to such agreement may require Titan to register shares held by them under applicable securities laws, provided that the shares to be registered have an estimated aggregate offering price to the public of at least $3,000,000. The Amended and Restated Registration Rights Agreement also provides that the Shareholder Parties have piggyback registration rights pursuant to which such persons may include shares of Titan Common Stock held by them in certain registrations initiated by Titan or by any other holder of Titan's Common Stock. The piggyback rights are subject to customary cutback provisions.

  Titan has entered into an administrative services contract with Staley Operating Co. ("Staley Operating"), an affiliate of Mr. Staley. Pursuant to the agreement, Titan provided certain administrative, accounting and other office and technical services on behalf of Staley Operating, in its capacity as the operator of certain producing oil and gas properties, in return for which Titan received the amounts charged by Staley Operating for providing such services under the applicable operating agreements for such properties. The total amount of payments received by Titan under such agreement was approximately $144,000 for the year ended December 31, 1996 and approximately $7,600 for the nine months ended September 30, 1997.

  Messrs. Hightower, Staley and Vaughn and certain of their affiliates have common ownership interests in wells operated by Titan and, in accordance with a standard industry operating agreement, Messrs. Hightower, Staley and Vaughn and certain of their affiliates make payments to Titan of leasehold costs and lease operating and supervision charges. These payments aggregated approximately $229,000 and $185,200 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. Revenue received in connection with these wells was approximately $7,000 and $21,700 for the year ended December 31, 1996 and for the nine months ended September 30, 1997, respectively. The fees charged by Titan to Messrs. Hightower, Staley and Vaughn are the same as those charged to unaffiliated third parties that are also party to the operating agreement.

  Titan was a party to separate financial advisory services contracts with ECT Securities Corp. ("ECT") (an affiliate of JEDI) and NGP. In 1996, Titan paid ECT fees of approximately $95,000, plus expense reimbursements, and NGP fees of approximately $91,000, plus expense reimbursements. Both agreements terminated upon the completion of Titan's initial public offering in December 1996.

  From time to time, Titan enters into certain hedging arrangements with Enron Capital & Trade Resources Corp. ("ECTRC"), an affiliate of JEDI. Pursuant to the terms of such arrangements relating to natural gas hedges, during the year ended December 31, 1996, Titan paid approximately $544,000 to ECTRC. For the nine months ended September 30, 1997, pursuant to the terms of such arrangements relating to crude oil hedges, ECTRC paid approximately $93,000 to Titan.

  For the year ended December 31, 1996 and the nine months ended September 30, 1997, sales to Enron Corp. (an affiliate of JEDI), its subsidiaries and affiliates were approximately 43% and 50%, respectively, of Titan's oil and gas revenues.

  Titan's offices are in Fasken Center located at 500 West Texas, Suite 500, in Midland, Texas and are leased from Fasken Center Ltd., an affiliate of Mr. Hightower. The lease is a noncancellable operating lease that terminates on March 15, 2002 and requires monthly rent payments of $16,895, subject to increase as Titan assumes additional space.

                          INFORMATION CONCERNING OEDC

  The following Information Concerning OEDC section provides information on the business and properties of OEDC on a stand-alone basis and does not describe the business and properties of OEDC if the Merger is consummated. The following Business and Properties section also contains forward-looking statements which involve risks and uncertainties. OEDC's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those factors set forth under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus.

BUSINESS AND PROPERTIES

  OEDC is an independent energy company that focuses on the acquisition, exploration, development and production of natural gas and on natural gas gathering, processing and marketing activities. OEDC's integrated operations are conducted in the Gulf of Mexico, where OEDC has interests in 24 lease blocks, all of which are operated by OEDC. See "--Exploration and Development--Oil and Gas Properties."

  OEDC owns an interest in the Dauphin Island Gathering System (the "DIGS") and the Main Pass Gas Gathering System (the "MPGGS"), which are pipeline systems offshore Alabama and Louisiana. Combined, the systems comprise approximately 225 miles of gas gathering line with a capacity of 650 MMcf/d. OEDC owns a 1% general partner interest in the partnership that owns the DIGS and the MPGGS, Dauphin Island Gathering Partners ("DIGP"), and OEDC's interest will increase to 11.15% when its partners in DIGP receive a return of their investment plus a 10% rate of return. See "--Natural Gas Gathering."

  In November 1996, OEDC formed a partnership with subsidiaries of MCN Corporation ("MCN") and Duke Energy Corporation ("Duke Energy") (formerly PanEnergy Corp.) for the construction and development of one or more natural gas liquids ("NGL") plants onshore in Alabama. The initial plant is expected to begin operations in the third quarter of 1998 with a capacity of 600 MMcf/d. OEDC's interest in this partnership, called Mobile Bay Processing Partners ("MBPP"), is currently 1%, and OEDC has acquired from its partners an option to purchase an additional 32.3% interest (currently subject to dilution to 24.3%) in MBPP during the first three years of operation of the initial plant. See "--Natural Gas Processing."

 Exploration and Development

  GENERAL

  In its natural gas and oil exploration and development activities, OEDC emphasizes several operating strategies. By controlling operations on its properties, OEDC attempts to reduce development costs and the time between development expenditures and initial production. By focusing its exploration and development efforts geographically and geologically and employing appropriate technology, OEDC attempts to reduce exploration risk. By building strategic alliances, OEDC aims to complement the strengths of the major Gulf of Mexico producers with its creativity, focus, flexibility and lower overhead costs. An important component of OEDC's development strategy is the development of several proximate blocks in clusters to avoid duplication of expense in production infrastructure. The principal areas in which OEDC conducts development activities are the Central Gulf of Mexico offshore Louisiana, including the South Timbalier and Vermilion areas, offshore Alabama and Mississippi, including the Mobile, Viosca Knoll, and Destin areas, and offshore Texas, including the South and North Padre Island areas.

  OIL AND GAS PROPERTIES

 MOBILE, VIOSCA KNOLL AND DESTIN, OFFSHORE ALABAMA AND MISSISSIPPI

  General. In 1990, OEDC began examining the potential for exploration activity in the Mobile and Viosca Knoll ("VK") areas offshore Alabama and Mississippi. Potential gas reservoirs in this area can be defined geophysically with bright spots and are characterized by productive sands which generally are highly porous and permeable, allowing the potential for high deliverabilities. The total cost of drilling and development in these areas is low in comparison to other offshore developments because of the shallow water and reservoir depths. In addition, the expected finding costs per Mcf are low in these areas compared to other onshore and offshore developments because of the ratio of total drilling and development costs to the expected recoverable reserves. Finally, gas production from these areas historically has been sold at a premium as compared to gas produced from other Gulf Coast and Mid-Continent areas because of the proximity of the Mobile and VK areas to Northeast and Florida gas markets.

  During the 1980s, substantial shallow gas reserves had been drilled in the Mobile and VK areas but none of the reserves had been placed on production because there was no public-access pipeline system to gather the gas to onshore markets. Moreover, fragmented ownership of the reservoirs among multiple producers discouraged development. In light of these factors, OEDC decided to acquire significant acreage in the areas and to create a gas gathering system to solve the marketability problem. See "--Natural Gas Gathering."

  Mobile 822 Cluster. From 1990 through 1993, OEDC acquired leaseholds covering about 21,000 acres (five blocks) in state and federal waters offshore Alabama. In 1993 and early 1994, OEDC drilled eight wells with 13 completions on these blocks and constructed a four-pile platform in 45 feet of water at Mobile 822 with production and compression facilities to handle up to 50 MMcf/d of gas. Initial production commenced within four months of spudding the first 822 well. The Mobile 822 cluster cost approximately $35 million to develop and produced about $9 million in income before it was sold in 1994 for $50 million. Favorable gas prices and the need for capital to pursue new projects made the sale attractive to OEDC. OEDC recorded approximately $13.65 million in pre-tax profits from the sale transaction after repaying development financing and dividing the sale proceeds with minority interest owners.

  Mobile 959/960 Cluster. In late 1994, OEDC acquired an undivided 50% interest in Mobile 959/960 just east of the Mobile Bay entrance and south of Fort Morgan peninsula. Drilling for production from these blocks was problematic because the seismic data was poor due to unfavorable sea floor conditions and because much of the reserve potential was in the shipping fairways where drilling was prohibited. OEDC drilled six highly deviated or horizontal wells to target sands at around 2,000 feet subsea. Four of the wells had bottom hole locations with lateral displacements over three times the vertical depth. OEDC constructed a manned, four-pile platform at Mobile 959 in 60 feet of water with 30 MMcf/d in production and compression capacity. OEDC constructed a three-pile platform at Mobile 960 and a flowline from the platform to the production platform in Mobile 959. OEDC now owns a 100% working interest in the property and is currently producing almost five MMcf/d from four wellbores. OEDC plans one additional recompletion to access additional proved reserves behind pipe when production from the current producing zone on that well is depleted.

  OEDC has acquired ownership percentages in two blocks offshore Alabama east of Mobile 959/960 and is the operator of both blocks. These blocks (Mobile 830 and Pensacola 881) have proved undeveloped reserves attributable to two wellbores drilled by a former operator of these leases. OEDC's working interest in these blocks has recently been reduced to 1% as a result of a property trade. However, OEDC believes that these blocks may be developed utilizing the Mobile 959/960 platforms making use of excess platform capacity and avoiding an expensive duplication of infrastructure. Although OEDC has received no commitment with respect to the use of OEDC's Mobile 959/960 platforms, if such facilities are used the processing revenues from handling this production could be substantial.

  Viosca Knoll. Certain of OEDC's VK exploration and development activities are conducted through a partnership, South Dauphin II Limited Partnership ("SDP II"), with an affiliate of Enron Capital & Trade Resources Corp. (the "ECT Affiliate"). OEDC and the ECT Affiliate formed SDP II to fund a drilling and development program on certain of OEDC's properties. Under the terms of the SDP II partnership agreement, the ECT Affiliate receives 85% of the net cash flow from the wells included in the program (provided a minimum payment schedule is met) until it has been repaid all of its original investment plus a 15% pre-tax rate of return

("Payout"). Once Payout has occurred, the ECT Affiliate's interest will decrease to 25%, and OEDC's interest will increase to 75%. SDP II has the option to accelerate the ownership change by prepaying the amount necessary to cause Payout to occur plus 10% of the ECT Affiliate's net investment (funds advanced less distributions received) and five percent of its unfunded commitment. Under the terms of a letter agreement between OEDC and the ECT affiliate, the parties funded essential repairs on two wells in 25%/75% proportions. Initial revenues from those wells will be shared 25%/75% until the repair costs are recovered with a 10% rate of return. Thereafter, sharing ratios will revert to the arrangement described above.

  SDP II has interests in four VK leases, on which four wells were drilled during 1996. Weather problems and regulatory delays postponed first production on these wells, but OEDC commenced production through a central production facility on these VK leases during the third quarter of 1997. The wells are currently producing 2-3 MMcf/d per well at pressure drawdowns of 10-15%. In the normal course of operations, over the next two to three months OEDC would expect to increase production rates until drawdowns of approximately 30% are achieved.

  OEDC has interests in seven additional lease blocks in the VK area. During 1996, OEDC drilled and abandoned a well located at VK 80 which OEDC deemed uneconomic. OEDC owns one well at VK 117, which was drilled by a prior operator. OEDC commenced production on the well during the second quarter of 1997. Well flow is currently severely curtailed to less than .1 MMcf/d by mechanical problems, which OEDC expects to address contemporaneously with its Destin area activities described below. OEDC also drilled a successful well on VK 35 in early 1997. Production commenced from that well during the second quarter of 1997 and is currently in excess of 5 MMcf/d . It is being processed and compressed through OEDC's existing facilities at Enron Oil and Gas Company's VK 124 platform.

  Once the wells described above have established a stabilized production history, OEDC will be better able to assess the shallow potential of OEDC's other VK lease blocks.

  OEDC acquired VK 24 in 1993 as a producing property. By the summer of 1996, production on this development, located due south of Pascagoula, Mississippi, had declined to less than one MMcf/d with produced water. However, in 1996 OEDC evaluated a proprietary high resolution seismic grid over the property and identified an updip proved undeveloped drilling location. During the fourth quarter of 1996, OEDC drilled this well from an existing braced caisson, and the well is currently producing at a rate of over 2 MMcf/d. In addition, OEDC recently signed a farm out agreement granting Chevron exploration rights on a deep objective in this block. OEDC retained up to a 36% interest in the project. Drilling on the first farm out well commenced in September 1997.

  In April 1997, OEDC entered into an agreement with Zilkha Energy Corporation ("Zilkha") wherein Zilkha agreed to purchase and evaluate, at its sole expense, a newly proposed 3-D seismic survey over six of OEDC's VK blocks. Zilkha would share the results of its interpretation of the survey with OEDC. In exchange for procuring and interpreting this data, Zilkha would earn the right to an unpromoted 50% participation in any drilling prospects identified by the survey on OEDC acreage. In the event OEDC chooses not to participate in a Zilkha well on this farm out acreage, OEDC would receive an overriding royalty interest in that well sufficient to reduce the net revenue interest in the well to 75%. The survey will be shot and processed during 1998. It is presently impossible to evaluate the potential impact of that data on OEDC. Discussions are under way that may eventually expand this seismic option to include the four VK blocks owned by SDP II and described above.

  Destin. OEDC recently increased its working interest to over 56% in two blocks (Destin Dome 1 and Destin Dome 2) due east of OEDC's VK 35 block. These blocks have proved undeveloped reserves attributable to two wellbores drilled by a former operator of these leases. OEDC has recently received regulatory approval to develop these properties. Depending on equipment availability, OEDC intends to begin production from these blocks by the first quarter of 1998. Production would be flowed through OEDC's existing facilities at Enron Oil and Gas Company's Viosca Knoll 124 platform.

  SOUTH TIMBALIER, OFFSHORE LOUISIANA

  In 1988, OEDC led several partners in an acquisition from a subsidiary of Shell Oil Company of a producing property, South Timbalier 162 ("STIM 162"). The property is located about 45 miles offshore due south of New Orleans in approximately 125 feet of water. OEDC sold its interest in the platform and the then producing portion of the property in 1990 but retained the right to explore and develop the approximately 4,000 undeveloped acres in the block.

  In 1990, OEDC identified and drilled a bright spot on the retained acreage to a total depth of approximately 7,000 feet, encountering two potentially productive horizons. The well, known as the B-6 well, was dually completed as a gas well. OEDC constructed and installed an unmanned platform and production facility known as the B Platform and laid a two mile flowline to the nearby interstate pipeline. The original B-6 well ceased production in 1993 due to mechanical problems. In 1996, OEDC attempted to repair problems in the lower completion of this well to restore production. These efforts proved unsuccessful, however, and a sidetrack drilled from this wellbore during the first quarter of 1997 was not productive.

  In response to a proposal from OEDC, a subsidiary of Amoco Corp. ("Amoco") agreed to make its seismic data available to OEDC in exchange for an option for up to a 25% non-operated participation in any prospects generated by OEDC from that 3-D survey. OEDC, using Amoco proprietary 3-D seismic, has identified drilling prospects and drilled and completed two wells on STIM 162 in 1995 and 1996. The first well, known as the B-7 well, was a directional well drilled from the B Platform to a bottom-hole location west of the B-6 well having a total vertical depth of 7,500 feet. The B-7 well is currently producing at a rate in excess of 8 MMcf/d. The second well, known as the B-8 well, which was contributed by OEDC to SDP II, was a directional well drilled from the B Platform to a bottom-hole location east of the B-6 well having a total vertical depth of 7,000 feet. Production from the B-8 well commenced in September 1996 but ceased in February 1997 as a result of excessive water production.

  In early 1997, OEDC farmed in development rights from Amoco to a specific reservoir on South Timbalier Block 161. OEDC drilled a successful well from the Amoco "D" platform, earning a 100% working interest in that reservoir. It commenced production from that well in the first quarter of 1997.

  VERMILION

  In the March 1997 federal offshore lease sale, OEDC acquired three tracts in the Vermilion area of the Gulf of Mexico. OEDC's winning bids were $224,000 for a 50% working interest in Vermilion 236, $2,753,000 for a 100% working interest in Vermilion 253 and $822,000 for a 100% working interest in Vermilion 356. OEDC, which operates all of these tracts, is evaluating prospects and expects to drill on these tracts during the next six to twelve months.

  NORTH PADRE ISLAND, OFFSHORE TEXAS

  In October 1996, OEDC acquired a 60.6% working interest in North Padre Island Block A-59, offshore Texas in federal waters for $414,000 plus the assumption of abandonment liability. The block is approximately 50 miles southeast of Corpus Christi, 35 miles offshore. The water depth on the block is approximately 222 feet. Taylor Energy, Inc., the prior operator, and its co-interest owner drilled three wells on the block and constructed a four-pile six slot manned platform and a flowline from the platform to an interstate pipeline at North Padre Island Block A-44 offshore Texas. The wells were drilled through eight potentially productive Miocene sands between 3,500 and 4,500 feet and three deeper Miocene sands at approximately 8,000 feet. The wells produced from the deeper sands, but two of the wells have been shut in because of water encroachment and one produces only negligible volumes. During the second quarter of 1997, OEDC drilled two new wells in the shallow Miocene sands. These wells were dually completed and are currently producing a total of almost 10 MMcf/d. OEDC is evaluating the feasibility of reentering one of the original Taylor wells in order to take completions in one or two additional shallow Miocene sands.

  SOUTH PADRE ISLAND, OFFSHORE TEXAS

  In August, 1997, OEDC was the apparent high bidder on five tracts totaling approximately 24,000 gross acres in the South Padre Island area of the Gulf of Mexico in a federal offshore lease sale. Bids totaled approximately $800,000. OEDC would be the 100% owner of all five blocks and would operate them. In October 1997, OEDC was awarded leases on two of these blocks totaling 9,248 acres at a cost of approximately $325,000. In recent years, wells have been drilled on two of the blocks that have not yet been awarded, identifying significant shallow pay sands. The extent of these sands is clearly delineated by seismic anomalies on regional two-dimensional seismic surveys. The drillers of these wells concluded that the reservoirs were not commercially attractive as stand alone projects due to a lack of pipeline infrastructure in the immediate area. OEDC is evaluating the commercial viability of developing these two reservoirs together, achieving critical mass by aggregating their reserves.

  OTHER DRILLING PROSPECTS

  Other potential drilling prospects have been identified on OEDC's acreage, including prospects at deeper depths than those at which OEDC has historically operated. A detailed analysis of these prospects has not been undertaken, and evaluation of these prospects is in the preliminary stage. OEDC will use the results of its planned drilling and development program to assist in the evaluation of these additional prospects. No assurance may be given that OEDC ultimately will attempt to drill any of these prospects or, if it does so, that such drilling would be successful.

  AMOCO JOINT VENTURE

  OEDC and Amoco have had a joint development arrangement in the Gulf of Mexico since late 1995. In October 1996, OEDC and a subsidiary of Amoco expanded the relationship by entering into an agreement for the purpose of generating drilling prospects in South Timbalier. Pursuant to the agreement, OEDC was given exclusive access for the year ending October 1, 1997, to a proprietary 3-D seismic data base covering approximately 59,000 acres for the purpose of identifying and prioritizing exploitation potential in the area. OEDC has, in turn, provided Amoco access to 5,000 acres of 3-D seismic data, subject to restrictions in OEDC's license. Costs of drilling and development on existing leases will be shared 75% by the owner of the lease being drilled and 25% by the other party; such costs will be shared equally on newly acquired leases. OEDC has generated prospects from the seismic data base and Amoco must either elect or decline to participate in each prospect. If Amoco elects not to participate on acreage that Amoco currently owns, it retains a one-twelfth overriding royalty interest with an option after payout to either increase the overriding royalty interest to one-tenth or convert such interest to a 25% working interest. On all other acreage, an election by Amoco not to participate will result in Amoco having no interest in the prospect. OEDC will be the operator of any prospects drilled under this agreement. The agreement would provide OEDC with the opportunity to participate in the development of properties that would otherwise be unavailable to it on a cost effective basis. OEDC currently has two proposals for drilling locations in front of Amoco for consideration. Amoco's decision is expected in the fourth quarter 1997 with any potential drilling as a result of these proposals to occur in 1998. Although the period during which access to data was to be provided has expired, the parties have continued to allow access to data pending consideration of the current proposals.

 Natural Gas Reserves

  The following table sets forth estimates of OEDC's (i) proved natural gas reserves at December 31, 1996, which were prepared by Ryder Scott Company ("Ryder Scott"), independent petroleum engineers, in accordance with regulations promulgated by the Commission and (ii) present value of proved reserves of natural gas at December 31, 1996. The price used in the table below was based on the price of natural gas at December 31, 1996, with consideration of price changes only to the extent provided by contractual arrangements in effect as of such date. As of December 31, 1996, the average price of natural gas was $3.55 per Mcfe. Additional information concerning OEDC's natural gas reserves is included in the Supplemental Financial Information accompanying the Notes to Consolidated Financial Statements included elsewhere in this report.

                                                                AS OF
                                                          DECEMBER 31, 1996
                                                        ----------------------
                                                        (DOLLARS IN THOUSANDS)
   Estimated Proved Reserves:
     Oil (MBbls).......................................              6
     Gas (MMcf)........................................         33,162
     MBOE (6 Mcf per Bbl)..............................          5,533
   Proved developed reserves as a percentage of proved
    reserves...........................................             65%
   PV-10(1)............................................        $66,891
   Standardized Measure of Discounted Future Net Cash
    Flows..............................................        $51,166

--------
(1) The present value of future net revenue attributable to OEDC's reserves was prepared using prices in effect as of December 31, 1996, discounted at 10% per annum on a pre-tax basis. Such amounts do not reflect the effects of OEDC's hedging activities.
(2) The Standardized Measure of Discounted Future Net Cash Flows prepared by OEDC represents the present value of future net revenues after income taxes discounted at 10%. Such amounts do not reflect the effects of OEDC's hedging activities.

 Productive Wells and Acreage

  PRODUCTIVE WELLS

  As of September 30, 1997, OEDC had 15 gross (10.6 net) productive gas wells. Three gross (1.8 net) wells had multiple completions. Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections. Wells that are completed in more than one producing horizon are counted as one well.

  ACREAGE DATA

  Undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. A gross acre is an acre in which an interest is owned. A net acre is deemed to exist when the sum of fractional ownership interests in gross acres equals one. The number of net acres is the sum of fractional interests owned in gross acres expressed as whole numbers and fractions thereof. The following table sets forth OEDC's ownership interest in leaseholds as of September 30, 1997. The leases in which OEDC has an interest are for varying primary terms and many require the payment of delay rentals to continue the primary terms. The leases may be surrendered by OEDC at any time by notice to the lessors, by the cessation of production or by failure to make timely payment of delay rentals.

                                        DEVELOPED ACRES      UNDEVELOPED ACRES
                                     --------------------- ---------------------
                                     GROSS ACRES NET ACRES GROSS ACRES NET ACRES
                                     ----------- --------- ----------- ---------
   Total............................   61,702     39,381     63,661     56,194

 Drilling Activities

  The following table sets forth the drilling activity of OEDC on its properties during each of the years in the three year period ended December 31, 1996:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                          1994    1995    1996
                                                         ------- ------- -------
Exploratory Wells
  Productive............................................    4.46    3.59    1.72
  Nonproductive.........................................    0.80    0.00    1.00
                                                         ------- ------- -------
    Total...............................................    5.26    3.59    2.72
                                                         ======= ======= =======
Development Wells
  Productive............................................    0.00    0.00    0.00
  Nonproductive.........................................    0.00    0.00    0.00
                                                         ------- ------- -------
    Total...............................................    0.00    0.00    0.00
                                                         ======= ======= =======

 Net Production, Unit Prices and Costs

  The following table presents certain information with respect to OEDC's natural gas production, the average sales price, the production (lifting) costs and depletion attributable to OEDC's properties during each of the three years ended December 31, 1996.

                              NATURAL GAS PRICES,
                   AVERAGE SALES PRICE AND PRODUCTION COSTS

                                                      YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1994     1995     1996
                                                     ------- -------- --------
Net natural gas production (MMcfe)(1)...............   3,686    3,668    4,756
Net production (MBOE)...............................     614      611      793
Average sales price (per Mcfe)(2)................... $  1.50 $   1.68 $   2.07
Average sales price (per BOE)(2).................... $  9.00 $  10.08 $  12.42
Production costs (per BOE).......................... $  2.28 $   3.06 $   2.49
General and administrative costs (per BOE).......... $  2.94 $   2.70 $   2.25
Depletion, depreciation and amortization expenses
 (per BOE).......................................... $  3.42 $   9.00 $   6.18

--------
(1) OEDC had immaterial amounts of condensate (oil) production during such years.
(2) Prices include the effects of hedging transactions. See "Management's Discussion and Analysis of OEDC's Financial Condition and Results of Operations--Hedging Activities."

  Prices for natural gas have historically been subject to substantial seasonal fluctuation as demand for natural gas is generally highest during winter months. Recently, however, demand has been less subject to seasonal fluctuation as a result of the unbundling and open access of transportation and storage.

  OPERATING PROCEDURES AND RISKS

  OEDC generally seeks to be named as operator for wells in which it has acquired a significant interest and currently operates 100% of its material holdings. As operator, OEDC is able to exercise substantial influence over development and enhancement of a well, and supervises operation and maintenance activities on a day-to-day basis. OEDC does not conduct the actual drilling of wells on properties for which it acts as operator. Drilling operations are conducted by independent contractors engaged and supervised by OEDC. OEDC employs supervisory personnel, but contracts with appropriate outside specialists (such as petroleum geologists, geophysicists, engineers and petrophysicists) who attempt to improve production rates, increase reserves, and/or lower the cost of operating its oil and gas properties. OEDC thus hopes to have specialized resources applied to the solution of each nonroutine operation it faces without incurring overhead charges for such services when they are not needed.

  OEDC's reliance upon others for drilling, exploration and other services requires that it schedule such activities when these services are available. When drilling activity in the Gulf of Mexico is high, competition for available equipment and personnel increases and may make it more difficult to complete projects in a timely manner. Recently, exploration and development activity has increased in the Gulf of Mexico and has increased the demand for drilling vessels, supply boats and personnel experienced in offshore operations. As a result, OEDC has experienced difficulty in obtaining certain services from vendors that are necessary to implement its growth strategy. The inability to obtain required services could adversely affect OEDC's ability to complete its scheduled projects in a timely manner.

  OEDC's operations are subject to all of the risks normally incident to the exploration for and the production of oil and gas, including blowouts, craterings, explosions, pipe failure, casing collapse, oil spills and fires, each of which could result in severe damage to or destruction of oil and gas wells, production facilities or other property, and personal injuries. In addition, OEDC's oil and gas operations are located in an area that is subject to tropical weather disturbances, some of which can be severe enough to cause substantial damage to facilities and possible interruptions in production. The oil and gas exploration business is also subject to environmental hazards, such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose OEDC to substantial liability due to pollution or other environmental damage. OEDC maintains comprehensive insurance coverage, including general liability in an amount not less than $35 million, general partner's liability, operator's extra expenses, physical damage on certain assets, employer's liability, automobile, workers' compensation and loss of production income insurance. OEDC believes that its insurance is adequate and customary for companies of a similar size engaged in comparable operations, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. Moreover, no assurance can be given that OEDC will be able to maintain adequate insurance in the future at rates considered reasonable. Additionally, as general partner of limited partnerships, and as managing general partner of its general partnerships, OEDC is solely responsible for the day-to-day conduct of the partnerships' affairs and accordingly has liability for expenses and liabilities of such partnerships.

  ABANDONMENT COSTS

  OEDC establishes reserves, exclusive of salvage value, to provide for the eventual abandonment of its offshore wells and platforms. Historically, the actual cost to OEDC of physically abandoning its wells has been largely offset by the proceeds from the sale of the salvaged equipment. There can be no assurance that an active secondary market in used equipment will continue to exist at the time that properties are abandoned, or that the regulatory and other costs of abandoning offshore properties will not increase. See Note 1 of Notes to OEDC's Consolidated Financial Statements.

  OEDC carries a $3 million area-wide abandonment bond with the Minerals Management Service (the "MMS"), which is secured by restricted cash balances on deposit at a commercial bank. The sum on deposit was $1.4 million at December 31, 1996 and will increase over time to $3 million. Bond premiums decline as the amount of the security deposit increases, and OEDC receives all interest earned on the security deposit. The MMS is empowered to require supplemental abandonment bonds under appropriate circumstances. Although the cost to OEDC of these supplemental bonds to date has not been material, no assurance may be given that the amounts thereof will not increase, or that the availability thereof will not be restricted.

  MARKETING

  OEDC's natural gas is transported through gas pipelines that are not owned by OEDC. Capacity on such pipelines is occasionally limited and at times unavailable due to repairs or improvements being made to such facilities or due to such capacity being utilized by other gas shippers with priority agreements. Although OEDC has not experienced any inability to market its natural gas, if pipeline capacity is restricted or is unavailable, OEDC's cash flow from the affected properties could be adversely affected.

  Substantially all of OEDC's natural gas is sold at current market prices, under short term contracts (one year or less) providing for variable or market sensitive prices. Sales to Enron Capital & Trade Resources Corp. ("ECT") accounted for approximately 54% of revenue in 1996. However, due to the availability of other markets, OEDC does not believe that the loss of ECT or any other single customer would adversely affect OEDC's results of operations. OEDC utilizes forward sales contracts and commodity swaps to achieve more predictable cash flow and to reduce its exposure to fluctuations in gas prices. See "Management's Discussion of OEDC's Financial Condition and Results of Operations--Hedging Activities." OEDC accounts for its commodity swaps as hedging activities and, accordingly, the effects thereof are included in oil and gas revenue for the period production was hedged.

  The income generated by OEDC's operations is highly dependent upon the prices of, and demand for, oil and natural gas. The price received by OEDC for its oil and natural gas production depends on numerous factors beyond OEDC's control.

  OEDC sells its gas from the Mobile and Viosca Knoll areas pursuant to a long term sales contract with ECT coterminous with the life of the reserves, subject to earlier termination by OEDC in certain events. The price of gas sold pursuant to this contract is market sensitive and is considered favorable by OEDC. The Mobile outlet for OEDC's gas is downstream of the Louisiana pipeline bottlenecks and is close to locations where gas is sold for delivery to major East Coast gas consumers. Although the net-back price historically received by OEDC for its gas production has been less than the Henry Hub price due to gathering and transportation charges, such price historically has been higher than prices received by other Gulf Coast and Mid-Continent producers. As the market for natural gas changes, no assurance may be given that this premium will continue to be available.

  COMPETITION

  The oil and gas industry is highly competitive in all its phases. OEDC encounters strong competition from many other oil and gas producers in the acquisition of economically desirable producing properties and exploratory drilling prospects, and in obtaining equipment and labor to operate and maintain its properties. Many of OEDC's competitors are large well-established companies with substantially larger operating staffs and greater capital resources than OEDC. Such competitors may be able to pay more for productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than OEDC's financial or human resources permit. OEDC's ability to acquire additional properties and to discover reserves in the future will depend upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

  TITLE TO PROPERTIES

  OEDC has obtained title opinions on substantially all of its producing properties and believes it has satisfactory title to all of its producing properties in accordance with standards generally accepted in the oil and gas industry. OEDC's properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens which OEDC believes do not materially interfere with the use of or affect the value of such properties. Substantially all of OEDC's producing properties are subject to a lien in favor of Union Bank. See "Management's Discussion and Analysis of OEDC's Financial Condition and Results of Operations--Liquidity and Capital Resources." The title investigation performed by OEDC prior to acquiring undeveloped properties is thorough but less rigorous than that conducted prior to drilling, consistent with industry standards. The MMS must approve all transfers of record title or operating rights on its respective leases. The MMS approval process can in some cases delay the requested transfer for a significant period of time.

 Natural Gas Gathering

  OVERVIEW

  In 1990, OEDC recognized the potential for development of an independent gas gathering system to serve the rapidly developing offshore Alabama area in which significant reserves of natural gas had been discovered in the shallow Miocene and deep Norphlet formations. OEDC believed that these reserves would become available for commitment to a gathering system, but FERC regulatory issues, perceived environmental problems and high capital costs had discouraged others from the development of a system through Mobile Bay. Obtaining the commitment of a volume of reserves sufficient to support the cost of constructing and operating the gathering system was key to its development, and OEDC believed that the commitment could be obtained sequentially to support the incremental construction of the gathering system. OEDC identified gas reserves located near the central and western end of Dauphin Island, the barrier island south of Mobile, Alabama, which would support this incremental development. Because these reserves were located both north and south of the island, gathering the gas south of the island required a horizontal boring under the island 4,000 feet long. In 1991, OEDC executed a construction agreement with a subsidiary of British Petroleum to connect its field south of OEDC's Mobile 90 field with a gathering line owned by ARCO north of Dauphin Island. To accommodate future development, OEDC installed three 12" lines under the island (one to service initial needs and two for system expansion). Despite the perceived engineering uncertainty associated with a water-to-water boring of the required length, the first stage of the DIGS was completed before the end of 1991.

  In 1993, OEDC and a non-regulated Enron subsidiary formed DIGP to construct and operate a 20" pipeline to directly connect the DIGS to the interstate pipeline transportation network and enable the full utilization of the three 12" pipes under the island. This segment was completed in May 1993, creating direct outlets to the Transcontinental Gas Pipe Line Corporation ("Transco") and Koch Gateway Pipeline Company interstate pipeline systems. In 1994, Florida Gas Transmission Company sponsored an expansion of the Mobile segment of the Transco pipeline in exchange for capacity ownership therein, establishing a direct interconnect with the Florida Gas system. DIGP added Tenneco Gas Inc. as a partner in 1994 and expanded the system to connect numerous newly developing supply sources in the Mobile and Viosca Knoll offshore areas. This construction activity brought the DIGS to its current 95 mile, "inverted Y" configuration, consisting of 20", 12" and 8" pipe. In early 1996, a nonregulated subsidiary of MCN purchased a 99% interest in DIGP, buying out the interests of Tenneco and Enron and all but a one percent general partnership interest held by OEDC. In mid-1996, MCN sold a 40% interest in the partnership to a nonregulated subsidiary of PanEnergy.

  On December 31, 1996, DIGP merged with Main Pass Gas Gathering Company ("MPGGC"), which owned the MPGGS. DIGP was the surviving entity of the merger, and the former partners of MPGGC, subsidiaries of PanEnergy, Coastal Corp. and CNG Energy Services Corporation, were admitted as partners in DIGP. The MPGGS is located in the Main Pass Area East, offshore Louisiana, and the southern Viosca Knoll Area, offshore Alabama, and consists of approximately 57 miles of pipeline designed to gather approximately 300 MMcf/d.

  CURRENT OPERATIONS

  The partners in DIGP have retained OEDC to manage and operate the DIGS and the MPGGS. OEDC is currently responsible for all commercial activities, as well as all supervisory, administrative, technical, maintenance, and gas control services necessary to the operation of the DIGS and the MPGGS with the exception of certain financial functions, which are performed by MCN. On September 23, 1997, OEDC agreed to relinquish those responsibilities to Duke Energy effective December 1, 1997. Duke Energy, in turn, for a two year period, will delegate to OEDC responsibility to lead manage commercial development and construction on Duke Energy's behalf as operator. For assuming these duties, OEDC will be paid $22,910 per month plus 0.5% of all construction costs during the two year period.

  OEDC's partnership interest will increase from 1% to 11.15% when OEDC's DIGP partners receive the return of their investment plus a 10% rate of return ("DIGP Payout"), subject to reduction, however, if OEDC

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does not exercise the option to increase its interest in MBPP. See "--Natural
Gas Processing." The increase in OEDC's interest in DIGP, which in the absence of a refinancing transaction OEDC does not expect to occur prior to 2001, would result in a commensurate increase in OEDC's share of the results of operations of DIGP. No assurance may be given, however, that DIGP Payout will occur.

  The DIGS and the MPGGS have a current estimated combined throughput capacity of up to 650 MMcf/d, depending on where gas enters the systems, which could be expanded with looping and onshore compression. At December 31, 1996, the DIGS and the MPGGS were gathering between 300 and 350 MMcf/d. Although no assurances may be given, OEDC believes that additional volumes expected to be contributed to the system, when combined with new production from the proposed southern extension of the DIGS, will have the system operating at a level approaching its current capacity by early 1998.

  Customers on the DIGS and MPGGS currently include Chevron U.S.A. Inc., Union Oil Company of California, Shell Offshore, Inc., Bechtel Energy Partners, Ltd., SCANA Hydrocarbons, Inc., Chieftain International (U.S.) Inc., Santa Fe Energy Resources, Inc., Legacy Resources Company, Excel Resources, Inc., EOG, Coastal Oil & Gas Corporation, CNG Producing Company, Elf Acquitane Oil Program, Inc., Oryx Gas Marketing Limited Partnership, Piquant, Inc. and OEDC. Most commitments of gas are reserve life commitments with minimum monthly production requirements. Several of the contracts are term contracts with guaranteed payments on throughput volumes. Since the contracts permit producers to shut in production due to market conditions in only very limited circumstances, OEDC expects the cash flow of the system to be consistent and relatively predictable.

  Field operations are handled from a DIGP field office in Coden, Alabama. DIGP employees at that location monitor the system, calibrate offshore sales meters monthly and perform light maintenance and repair tasks. The sales meters are linked by satellite communications to DIGP's home office in The Woodlands, Texas, where they are continuously monitored as part of the gas control function.

  EXTENSIONS AND EXPANSIONS

  The partners in DIGP have approved expansion plans to construct approximately 78 miles of 24-inch diameter gas gathering line, which will provide an additional 500 MMcf/d of capacity for a total combined capacity of the DIGS and the MPGGS of approximately 1,150 MMcf/d. The expansion also will provide a separate system for delivering wet gas (i.e., including gas liquids) onshore to the NGL processing plant initially planned to be constructed by MBPP. The expansion will be installed in two phases. The initial phase of the expansion is expected to enable the utilization of approximately 200 MMcf/d of unused capacity by the end of 1997. The second phase, which will add approximately 500 MMcf/d of capacity, is expected to be completed during the spring of 1998.

  On June 27, 1997, the FERC declared that certain portions of the DIGP pipelines are subject to their jurisdictional authority. Specifically, these sections are the 55-mile MPGGS, the new 240 line to be constructed from Main Pass 225 to Mobile 73 in the summer and fall of 1997 and the 200 pipeline from Mobile 73 to the Coden metering station. DIGP anticipates completing construction of the extension in 1997. DIGP has received subscriptions for firm capacity service in the expansion in excess of 200,000 MMbtu/d., as a result of an Open-Season for excess capacity conducted in mid-1997 for prospective shippers to obtain firm capacity on a first-come, first-served basis.

  DIGP has the right of first refusal to gather one company's gas production from its discoveries in the offshore Destin area. These volumes are tentatively scheduled to come to market in the year 2000. Public data would indicate that there is the potential for substantial natural gas production from this area. DIGP will be evaluating the feasibility of an eastward expansion to collect this gas over the next two to three years. No assurance may be given that this project will be undertaken or successfully completed.

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  COMPETITION

  The gas gathering industry is highly competitive in all its phases. OEDC encounters strong competition from many other gas pipelines, both regulated and nonregulated, in acquiring gathering commitments. Many of these competitors possess substantial financial resources and may be able to offer gathering services for productive oil and natural gas properties at prices DIGP would consider noncommercial. Because the volumes controlled by individual producers may be substantial, they have the ability to stimulate the competitive process by attempting to induce pipeline companies to build systems in direct competition to the DIGS and the MPGGS. This is particularly true in the Main Pass area, which has significant uncommitted reserves and is in reasonable reach of expansion for several large pipeline companies.

  OEDC believes, however, that the location of the DIGS outlet to the interstate grid downstream of existing pipeline bottlenecks in Louisiana gives OEDC a competitive advantage. The Mobile Bay delivery point is geographically the closest of any major Gulf Coast gas producing area to locations where gas is sold for delivery to major East Coast markets, resulting in higher net back prices. During peak demand times in the past, Mobile prices have been at a significant premium to those in other domestic producing regions. No assurance may be given that such positive differentials will continue in the future. In addition, Mobile area gas has not been curtailed during periods when the upstream infrastructure in Texas and Louisiana experiences capacity constraints due to excessive demand. Several of DIGP's competitors route their offshore gas to the Mississippi River delta area of Louisiana, where market prices and reliability are less favorable.

 Natural Gas Processing

  In November 1996, OEDC and subsidiaries of MCN and Duke Energy formed MBPP for the purpose of constructing, owning and operating, or providing financing for one or more natural gas processing facilities onshore in Mobile County, Alabama. Such a facility will extract condensate and natural gas liquids from natural gas prior to delivery of natural gas to the interstate pipeline system. Much of the natural gas produced in the Mobile, Viosca Knoll and Main Pass areas of the Gulf of Mexico has a high gas liquids content. Because no gas processing facility is currently available in southern Alabama to process the Mobile, Viosca Knoll and Main Pass gas, producers effectively lose the potential additional value associated with the liquefiable hydrocarbons in their natural gas production. Construction of a plant in this area will enable producers to achieve a higher total price for the sale of their gas and will make attachment to the DIGS more desirable because the DIGS will be the only gathering system that delivers gas in proximity to a processing plant in this area. Duke Energy is the managing partner of MBPP and will manage the construction and operation of MBPP's projects.

  Currently, MBPP is constructing a plant that will have an initial capacity of 600 MMcf/d, with capacity being increased in increments of 300 MMcf/d as warranted by demand. Construction bids make this a $65 million project. Long lead items for the plant have been ordered, the site has been purchased and all regulatory permitting is in the process of being procured. OEDC expects the plant to be operational in the third quarter of 1998, and OEDC and its partners continue to evaluate design, construction and market information for the plant. No assurance may be given, however, that it will be completed within the estimated cost or on the anticipated schedule.

  MBPP has the firm contractual long-term commitment of 300 MMcf/d of processable gas from a subsidiary of Mobil Oil Corporation. In addition, the 200 MMcf/d of new gas committed from the Main Pass area to the 1997 DIGP pipeline extension is all processable and will flow into the MBPP plant.

  MBPP is now owned 49.5% by each of MCN and Duke Energy and 1% by OEDC. OEDC has acquired for $200,000 an option to buy an additional 32.3% (currently subject to dilution to 24.3%) of the interest in MBPP, exercisable until the third anniversary of the commencement of commercial operations at MBPP's initial processing facility. The exercise price for OEDC's option is calculated by multiplying (a) the product of (i) the "Processing Facilities Value" and (ii) 32.3% of the interests of MCN and Duke Energy (and in certain cases their assignees) in MBPP by (b) the "Payment Factor," and then subtracting $200,000 from such total amount.

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"Processing Facilities Value" means (1) with respect to any processing facility completed as of the closing of the exercise of the option, the depreciated book value as of such date, as determined in accordance with generally accepted accounting principles and using 25-year straight line depreciation, of such facility and (2) with respect to any facility not completed as of such date, the allowance for funds used during construction for such facility as of such date, as determined in accordance with generally accepted accounting principles. The "Payment Factor" is initially 100% and increases by 3% upon the commencement of commercial operations at MBPP's initial processing facility and thereafter by 3% after each three-month period during the term of the option. The interest in MBPP that OEDC's option entitles it to buy would be diluted if MBPP admitted an additional partner that was either an assignee of a proportionate interest from all of the partners or whose admittance otherwise resulted in a proportionate decrease in each partner's interest.

  OEDC most likely will need to obtain financing in order to exercise the option to increase its interest, and, although OEDC anticipates that such financing will be available, no assurance may be given in this regard. If OEDC does not exercise the option to acquire the additional partnership interest, OEDC will be required to assign to each of MCN and Duke Energy a .726% interest in DIGP out of the increased interest in DIGP that OEDC may earn pursuant to the DIGP partnership agreement upon DIGP Payout.

  The partnership agreement for MBPP provides that any partner who desires to participate in the construction, ownership, operation or financing of a gas processing plant or associated facility for the fractionation, storage, transportation and marketing of liquids extracted by said gas processing plant ("Associated Facility") in Mobile County must offer the other partners a right of first refusal to participate in the project. In addition, OEDC, MCN and Duke Energy have entered into an Area of Mutual Interest Agreement pursuant to which any party that desires to construct, own and operate or provide financing for any gas processing plant or Associated Facility in Jackson or Harrison Counties, Mississippi, Baldwin County, Alabama or Escambia County, Florida must offer the other parties a right of first refusal to participate in the project. OEDC's right to participate would be 33.3% (currently subject to dilution to 24.3%) in any such processing plant, except that OEDC's right to participate in a processing plant at any time after the exercise or termination of OEDC's option described above will be equal to OEDC's interest in MBPP.

 Other Facilities

  OEDC currently leases approximately 8,433 square feet of office space in The Woodlands, Texas, where its administrative offices are located. DIGP owns a field office in Coden, Alabama.

 Employees

  As of December 31, 1996, OEDC had 18 employees, none of whom were represented by any labor union. OEDC also utilizes the services of independent contractors to perform various field and other services. OEDC considers its relations with its personnel to be satisfactory.

 Government Regulation

  GENERAL

  Domestic development, production and sale of oil and gas are extensively regulated at both the federal and state levels. Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Numerous departments and agencies, both federal and state, have issued rules and regulations applicable to the oil and gas industry and its individual members, compliance with which is often difficult and costly and some of which carry substantial penalties for the failure to comply. The regulatory burden on the natural gas and oil industry increases OEDC's cost of doing business and, consequently, affects its profitability. Inasmuch as such laws and regulations are frequently expanded, amended or reinterpreted, OEDC is unable to predict the future cost or impact of complying with such regulations.

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

  REGULATION OF NATURAL GAS AND OIL EXPLORATION AND PRODUCTION

  Exploration and production operations of OEDC are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandonment of wells. Exploration and development operations are also subject to various conservation laws and regulations that regulate the size of drilling and spacing units or proration units and the density of wells which may be drilled and unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In addition, state conservation laws establish maximum rates of production from natural gas and oil wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. The effect of these regulations is to limit the amounts of natural gas and oil that may be produced and to limit the number of wells or the locations at which drilling operations may be conducted.

  NATURAL GAS MARKETING, GATHERING AND TRANSPORTATION

  Federal legislation and regulatory controls in the United States have historically affected the price of the natural gas produced by OEDC and the manner in which such production is marketed. The transportation and sale for resale of natural gas in interstate commerce are regulated by FERC pursuant to the Natural Gas Act of 1938 (the "NGA") and the Natural Gas Policy Act of 1978 (the "NGPA"). The maximum selling prices of natural gas were formerly established pursuant to regulation. However, on July 26, 1989, the Natural Gas Wellhead Decontrol Act of 1989 ("Decontrol Act") was enacted, which terminated wellhead price controls on all domestic natural gas on January 1, 1993 and amended the NGPA to remove completely by January 1, 1993 price and nonprice controls for all "first sales" of natural gas, which will include all sales by OEDC of its own production. Consequently, sales of OEDC's natural gas currently may be made at market prices, subject to applicable contract provisions. FERC's jurisdiction over natural gas transportation was unaffected by the Decontrol Act.

  FERC also regulates interstate natural gas transportation rates and service conditions, which affect the marketing of natural gas produced by OEDC, as well as the revenues received by OEDC for sales of such natural gas. Since the latter part of 1985, FERC has endeavored to make interstate natural gas transportation more accessible to gas buyers and sellers on an open and nondiscriminatory basis. FERC's efforts have significantly altered the marketing and pricing of natural gas. Commencing in April 1992, FERC issued Order 636, which, among other things, requires interstate pipelines to "restructure" their services to provide transportation separate or "unbundled" from the pipelines' sales of gas. Also, Order 636 requires interstate pipelines to provide open-access transportation on a basis that is equal for all gas supplies. Order 636 has been implemented through decisions and negotiated settlements in individual pipeline services restructuring proceedings. In many instances, the result of Order 636 and related initiatives have been to substantially reduce or eliminate the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only storage and transportation services. FERC has issued final orders in virtually all pipeline restructuring proceedings, and has now commenced a series of one year reviews to determine whether refinements are required regarding the implementation by individual pipelines of Order 636. In July 1996, the United States Court of Appeals for the District of Columbia Circuit largely upheld Order 636.

  The DIGS and the MPGGS have been operated as gas gatherers exempt from FERC's jurisdiction under the NGA, until September 1, 1997. All of the existing DIGS with the exception of the 13-mile leg from Mobile 73 to the Coden metering station remains nonjurisdictional gathering. The balance of the DIGP facilities became jurisdictional transmission activity on September 1, 1997. In February 1996, FERC issued a Statement of Policy concerning gas gathering on the Outer Continental Shelf (the "OCS"). FERC reaffirmed its so-called "modified primary function" test as appropriate to determine whether a gas pipeline operating on the OCS is subject to its jurisdiction as an interstate transporter or exempt from its jurisdiction as a gatherer. The modified primary function test examines several criteria, including (1) the length and diameter of the pipeline; (2) the location of

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wells along all or part of the pipeline system; (3) the location of compressors and processing plants on the system; (4) the extension of the pipeline beyond the central point in the field, (5) the pipeline's geographic configuration; and (6) the operating pressure of the line. Other factors (e.g., the business of the pipeline's owners) may also be examined. In its Statement of Policy, FERC stated for the first time it would presume that pipeline operations in OCS water depths of 200 meters or greater were exempt gathering facilities, up to the point of potential connection with an interstate pipeline.

  DIGP is subject to regulation of its gathering operations under the Outer Continental Shelf Lands Act (the "OCSLA"). This statute requires DIGP, among other things, to provide OCS gas producers with open and non-discriminatory access to its gathering system and to charge non-discriminatory rates. OEDC does not believe a determination that additional portions of DIGP are subject to FERC jurisdiction would have a material adverse effect on OEDC's operations. See "--Natural Gas Gathering--Extensions and Expansions."

  Although Order 636 does not regulate natural gas production operations, and OEDC believes Order 636 is not applicable to DIGP's gathering operations, FERC has stated that Order 636 is intended to foster increased competition within all phases of the natural gas industry. It is unclear what impact, if any, increased competition within the natural gas industry under Order 636 will have on OEDC and its natural gas marketing efforts. Although Order 636 could provide OEDC with additional market access and more fairly applied transportation services rates, terms and conditions, it could also subject OEDC to more restrictive pipeline imbalance tolerances and greater penalties for violation of those tolerances. OEDC does not believe, however, that it will be affected by any action taken with respect to Order 636 materially differently than other natural gas producers and marketers with which it competes.

  FERC has recently announced its intention to reexamine certain of its transportation-related policies, including the appropriate manner for setting rates for new interstate pipeline construction, the manner in which interstate pipeline shippers may release interstate pipeline capacity under Order 636 for resale in the secondary market, and the use of negotiated and market-based rates and terms and conditions for interstate gas transmission. While any resulting FERC action would affect OEDC only indirectly, FERC's stated intention is to further enhance competition in natural gas markets.

  Additional proposals and proceedings that might affect the natural gas industry are considered from time to time by Congress, FERC, state regulatory bodies and the courts. OEDC cannot predict when or if any such proposals might become effective, or their effect, if any, on the operations of OEDC or DIGP. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by FERC and Congress will continue indefinitely into the future.

  OFFSHORE LEASING

  OEDC conducts certain operations on federal oil and gas leases, which the MMS administers. The MMS issues such leases through competitive bidding. These leases contain relatively standardized terms and require compliance with detailed MMS regulations and orders pursuant to the OCSLA, which are subject to change by the MMS. For offshore operations, lessees must obtain MMS approval for exploration, development and production plans prior to the commencement of such operations. In addition to permits required from other agencies (such as the Coast Guard, the Army Corps of Engineers and the Environmental Protection Agency), lessees must obtain a permit from the MMS prior to the commencement of drilling. The MMS has promulgated regulations requiring offshore production facilities located on the OCS to meet stringent engineering and construction specifications, and has recently proposed additional safety-related regulations concerning the design and operating procedures for OCS production platforms and pipelines. The MMS also has issued regulations restricting the flaring or venting of natural gas, and has recently proposed to amend such regulations to prohibit the flaring of liquid hydrocarbons and oil without prior authorization. Similarly, the MMS has promulgated other regulations governing the plugging and abandonment of wells located offshore and the removal of all production facilities. To cover the various obligations of lessees on the OCS, the MMS generally requires that lessees post substantial bonds or other acceptable assurances that such obligations will be met. The cost of such bonds or other surety can be substantial and there is no assurance that OEDC will be able to obtain bonds or other surety in all cases. See "--Environmental Matters."

  OIL SALES AND TRANSPORTATION RATES

  Sales of crude oil, condensate and gas liquids by OEDC are not regulated and are made at market prices. The price OEDC receives from the sale of these products is affected by the cost of transporting the products to market. Effective as of January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which would generally index such rates to inflation, subject to certain conditions and limitations. These regulations could increase the cost of transporting crude oil, liquids and condensate by pipeline. These regulations are subject to pending petitions for judicial review. OEDC is not able to predict with certainty what effect, if any, these regulations will have on it, but other factors being equal, the regulations may tend to increase transportation costs or reduce wellhead prices for such commodities.

  SAFETY REGULATION

  OEDC's gathering operations are subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement, and management of facilities. Pipeline safety issues have recently been the subject of increasing focus in various political and administrative arenas at both the state and federal levels. In addition, the major federal pipeline safety law is subject to change this year as it is considered for reauthorization by Congress. For example, federal legislation addressing pipeline safety issues has been introduced, which, if enacted, would establish a federal "one call" notification system. Additional pending legislation would, among other things, increase the frequency with which certain pipelines must be inspected, as well as increase potential civil and criminal penalties for violations of pipeline safety requirements. OEDC believes its operations, to the extent they may be subject to current gas pipeline safety requirements, comply in all material respects with such requirements. OEDC cannot predict what effect, if any, the adoption of this or other additional pipeline safety legislation might have on its operations, but the industry could be required to incur additional capital expenditures and increased costs depending upon future legislative and regulatory changes.

  ENVIRONMENTAL MATTERS

  OEDC's oil and natural gas exploration, development, production and pipeline gathering operations are subject to stringent federal, state and local laws governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental departments, such as the Environmental Protection Agency ("EPA"), issue regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial civil and criminal penalties for failure to comply. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling, production and pipeline gathering activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, frontier and other protected areas, require some form of remedial action to prevent pollution from former operations, such as plugging abandoned wells, and impose substantial liabilities for pollution resulting from OEDC's operations. In addition, these laws, rules and regulations may restrict the rate of oil and natural gas production below the rate that would otherwise exist. The regulatory burden on the oil and gas industry increases the cost of doing business and consequently affects its profitability. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, disposal or clean-up requirements could adversely affect OEDC's operations and financial position, as well as the oil and gas industry in general. While management believes that OEDC is in substantial compliance with current applicable environmental laws and regulations and OEDC has not experienced any material adverse effect from compliance with these environmental requirements, there is no assurance that this will continue in the future.

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  CERCLA, also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances at the site where the release occurred. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants into the environment. Furthermore, although petroleum, including crude oil and natural gas, is exempt from CERCLA, at least two courts have ruled that certain wastes associated with the production of crude oil may be classified as "hazardous substances" under CERCLA and thus such wastes may become subject to liability and regulation under CERCLA. State initiatives to further regulate the disposal of oil and natural gas wastes are also pending in certain states, and these various initiatives could have a similar impact on OEDC.

  OPA currently requires persons responsible for "offshore facilities" to establish $150 million in financial responsibility to cover environmental cleanup and restoration costs likely to be incurred in connection with an oil spill in the waters of the United States. On September 10, 1996 Congress passed legislation that would lower the financial responsibility requirement under OPA to $35 million, subject to increase to $150 million if a formal risk assessment indicates the increase is warranted. The impact of any legislation is not expected to be any more burdensome to OEDC than it will be to other similarly situated companies involved in oil and gas exploration and production.

  OPA imposes a variety of additional requirements on "responsible parties" for vessels or oil and gas facilities related to the prevention of oil spills and liability for damages resulting from such spills in waters of the United States. The "responsible parties" include the owner or operator of an onshore facility, pipeline, or vessel or the lessee or permittee of the area in which an offshore facility is located. OPA assigns liability to each responsible party for oil spill removal costs and a variety of public and private damages from oil spills. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill is caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If a party fails to report a spill or to cooperate fully in the cleanup, liability limits likewise do not apply. OPA establishes a liability limit for offshore facilities (including pipelines) of all removal costs plus $75 million. Few defenses exist to the liability for oil spills imposed by OPA. OPA also imposes other requirements on facility operators, such as the preparation of an oil spill contingency plan. Failure to comply with ongoing requirements or inadequate cooperation in a spill event may subject a responsible party to civil or criminal enforcement actions.

  In addition, the OCSLA authorizes regulations relating to safety and environmental protection applicable to lessees and permittees operating in the OCS. Specific design and operational standards may apply to OCS vessels, rigs, platforms, pipelines, vehicles and structures. Violations of lease conditions or regulations issued pursuant to OCSLA can result in substantial civil and criminal penalties, as well as potential court injunctions curtailing operations and the cancellation of leases. Such enforcement liabilities can result from either governmental or private prosecution.

  The Federal Water Pollution Control Act ("FWPCA") imposes restrictions and strict controls regarding the discharge of produced waters and other oil and gas wastes into navigable waters. Permits must be obtained to discharge pollutants into state and federal waters. The FWPCA and analogous state laws provide for civil, criminal and administrative penalties for any unauthorized discharges of oil and other hazardous substances in reportable quantities and, along with the OPA, may impose substantial potential liability for the costs of removal, remediation and damages. State water discharge regulations and the federal (NPDES) permits prohibit or are expected to prohibit within the next year the discharge of produced water and sand, and some other substances related to the oil and gas industry, into coastal waters. Although the costs to comply with zero discharge

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

mandates under federal or state law may be significant, the entire industry will experience similar costs and OEDC believes that these costs will not have a material adverse impact on OEDC's financial conditions and operations. Some oil and gas exploration and production facilities are required to obtain permits for their storm water discharges. Costs may be incurred in connection with treatment of wastewater or developing storm water pollution prevention plans.

  RCRA, as amended, generally does not regulate most wastes generated by the exploration and production of oil and gas. RCRA specifically excludes from the definition of hazardous waste "drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy." However, these wastes may be regulated by EPA or state agencies as solid waste. Moreover, ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes, and waste compressor oils, may be regulated as hazardous waste. Pipelines used to transfer oil and gas may also generate some hazardous wastes. Although the costs of managing solid and hazardous waste may be significant, OEDC does not expect to experience more burdensome costs than similarly situated companies involved in oil and gas exploration and production.

  The Clean Air Act Amendments of 1990 required the EPA to promulgate regulations for the control of air pollution from certain OCS sources. Those regulations impose requirements on operators of affected OCS facilities, including the possible need to obtain operating permits. Monitoring, reporting, notification, inspections, compliance requirements, and other provisions may also apply to OCS facilities. Failure to comply with these regulations will subject a facility to civil or criminal enforcement actions.

 Legal Proceedings

  OEDC, David B. Strassner (OEDC's President and a director), Douglas H. Kiesewetter (OEDC's Executive Vice President and a director) and David R. Albin (a director), as well as NGP (OEDC's largest stockholder), the managing underwriters of OEDC's initial public offering and an analyst from each of the managing underwriters, have been named as defendants in a suit styled Eric Barron and Edward C. Allen, On Behalf of Themselves and all Others Similarly Situated, v. David B. Strassner, Douglas H. Kiesewetter, David R. Albin, Natural Gas Partners, L.P., David Garcia, John J. Myers, Offshore Energy Development Corporation, Morgan Keegan & Company, Inc. and Principal Securities, Inc., which was filed October 20, 1997, in the Texas State District Court of Harris County, Texas, 270th Judicial District. The suit seeks class certification on behalf of certain holders of OEDC Common Stock, excluding the defendants and holders related to or affiliated with the defendants. The suit alleges generally that the defendants wrongfully made false or misleading statements or omissions relating to OEDC's business and prospects in the course of OEDC's initial public offering and subsequent thereto. The suit seeks rescission of sales of OEDC common stock and unspecified monetary damages, including punitive damages.

  OEDC is a defendant in a suit styled H.E. (Gene) Holder, Jr. and Dan H. Montgomery v. Offshore Energy Development Corporation, which was filed in 1995 alleging that the idea, design and location of the DIGS, which OEDC developed as an intrastate gas gatherer regulated by FERC under Section 311 of the NGPA was a confidential trade secret owned by the plaintiffs which had been revealed to OEDC during confidential discussions in furtherance of a proposed joint venture. The plaintiffs further alleged that OEDC made misrepresentations regarding its intention to form a joint venture with the plaintiffs in order to obtain the confidential information and to induce the plaintiffs into executing a confidentiality agreement which thereafter prevented the plaintiffs from further pursuing the project independently. The plaintiffs also alleged that OEDC orally agreed to form a joint venture and that OEDC breached its fiduciary duties to the plaintiffs. As a consequence, the plaintiffs alleged "millions of dollars in profits" as actual damages and also sought the award of unspecified punitive damages, attorneys' fees, pre- and post-judgment interest and costs of suit. On March 10, 1997, OEDC filed a motion for summary judgment as to all of the plaintiffs' claims. Subsequently, the plaintiffs amended their petition, dropping their claims of misrepresentation and conversion of trade secrets and adding a claim of alleged fraudulent inducement to execute a covenant not to compete. Further, the plaintiffs specified that they seek $6.5 million in actual damages and punitive damages of five times the amount of actual damages. OEDC denies the plaintiffs' claims and expects to file another motion for summary judgment based on the plaintiffs' amended petition. Although a decision adverse to OEDC in this litigation could have a material adverse effect on OEDC's financial condition and results of operation, OEDC does not believe that the final resolution of this case will result in a material liability to OEDC.

SELECTED FINANCIAL DATA OF OEDC

  The following table sets forth selected consolidated historical financial data for OEDC as of and for each of the periods indicated. The financial data are derived from the audited financial statements of OEDC. Prior to August 31, 1992, the financial data reflect the operations of Offshore Energy Development Corporation, a Texas corporation, a predecessor of OEDC. From August 31, 1992 through November 6, 1996, the financial data reflects the consolidated operations of OEDC Partners, L.P. and OEDC, Inc., predecessors of OEDC. The following data should be read in conjunction with "Management's Discussion and Analysis of OEDC's Financial Condition and Results of Operations," which includes a discussion of the acquisition or sales of oil and gas producing properties and investments in partnerships and other factors materially affecting the comparability of the information presented, and OEDC's consolidated financial statements and notes thereto included elsewhere herein.

                                                                          NINE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                          ----------------------------------------------  ------------------
                           1992      1993      1994      1995     1996      1996      1997
                          -------  --------  --------  --------  -------  --------  --------
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Revenues:
 Exploration and
  production............  $ 2,116  $  1,744  $  5,513  $  6,169  $ 9,835  $  7,214  $  7,033
 Pipeline operating and
  marketing.............      886       358       358       166    1,014       718       823
 Equity in earnings
  (loss) of equity
  investments...........      --       (255)       (3)      497       53        43        83
 Gain on sales of oil
  and gas properties or
  partnership
  investments, net......      --        --     13,655       --    10,661    10,661        61
                          -------  --------  --------  --------  -------  --------  --------
  Total revenues........    3,002     1,847    19,523     6,832   21,563    18,636     8,000
                          -------  --------  --------  --------  -------  --------  --------
Expenses:
 Operations and
  maintenance...........      745       570     1,410     2,210    1,972     1,521     1,650
 Exploration charges....       36        32     2,231       405    2,297       919     5,157
 Depreciation, depletion
  and amortization......    1,941       355     2,112     5,501    4,898     3,876     4,042
 Abandonment expense....      --         59     2,735        84    1,301       216       577
 General and
  administrative........      785     1,725     2,359     2,192    2,325     1,623     2,483
                          -------  --------  --------  --------  -------  --------  --------
  Total expenses........    3,507     2,741    10,847    10,392   12,793     8,155    13,909
                          -------  --------  --------  --------  -------  --------  --------
Interest income
 (expense) and other:
 Interest expense.......     (975)     (228)     (590)   (1,651)    (783)     (709)     (153)
 Preferential payments
  by subsidiaries.......      --        --     (1,431)      --       --        --        --
 Interest income and
  other.................      (63)     (226)      317       123      (94)      (41)    1,046
                          -------  --------  --------  --------  -------  --------  --------
  Total interest income
   (expense) and other..   (1,038)     (454)   (1,704)   (1,528)    (877)     (750)      893
                          -------  --------  --------  --------  -------  --------  --------
Net income (loss) before
 income taxes...........   (1,543)   (1,348)    6,972    (5,088)   7,893     9,731    (5,016)
Net income (loss).......   (1,543)   (1,348)    6,945    (5,067)   6,450     9,726    (3,572)
                          -------  --------  --------  --------  -------  --------  --------
Preference unit payments
 and accretion of
 discount...............      --       (731)     (585)   (1,142)  (2,617)   (1,333)      --
                          -------  --------  --------  --------  -------  --------  --------
Income (loss) available
 to common unitholders
 and stockholders.......  $(1,543) $ (2,079) $  6,360  $ (6,209) $ 3,833  $  8,393  $ (3,572)
Net income (loss) per
 share..................  $ (0.31) $  (0.41) $   1.26  $  (1.23) $  0.68  $   1.66  $  (0.41)
Weighted average shares
 outstanding............    5,052     5,052     5,052     5,052    5,602     5,052     8,702
CONSOLIDATED STATEMENT
 OF CASH FLOWS DATA:
Net cash provided by
 (used in):
Operating activities....    1,666    (1,546)    2,833      (383)   2,011     3,745     9,979
Investing activities....   (3,425)  (10,017)   21,133   (16,626)   1,334     7,066   (35,723)
Financing activities....    2,826    14,381   (19,550)    9,305   14,352   (10,639)    9,360
OTHER CONSOLIDATED
 FINANCIAL DATA:
Capital expenditures....    3,700    10,993    18,418    15,965    9,997     4,492    34,222
CONSOLIDATED BALANCE
 SHEET DATA (AT PERIOD
 END):
Cash and cash
 equivalents............  $ 1,080  $  3,997  $  8,414  $    710  $18,408  $    882  $  2,024
Working capital
 (deficiency)...........   (6,875)    1,036     4,807   (12,834)  15,654      (635)   (2,027)
Property, plant and
 equipment, net.........   14,146    23,626     9,599    20,108   25,703    18,618    45,452
Total assets............   16,828    30,952    20,035    25,170   50,941    24,518    57,288
Total long term debt
 (less current
 portion)...............      --     20,238     5,969       --       --      2,500     8,800
Capital lease payable-
 noncurrent.............      --        474       309       832      462       741       366
Redeemable preference
 units, net of
 discount...............    6,500     6,500     6,500    10,294      --     10,824       --
Stockholders' equity
 (deficit)..............      971    (1,091)    2,192    (2,117)  41,571     6,277    37,999

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OEDC'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with OEDC's consolidated financial statements and the notes thereto included elsewhere herein.

 Overview

  OEDC was formed for the purpose of becoming the holding company for OEDC, Inc. and OEDC Partners, L.P. pursuant to the terms of an Agreement and Plan of Reorganization dated August 30, 1996 (the "Combination"). Under the terms of the Combination, which was consummated on November 6, 1996, OEDC (i) acquired all of the outstanding capital stock of OEDC, Inc. previously owned by OEDC management and by NGP, (ii) acquired by merger 50% of the common limited partnership units of OEDC Partners, L.P. from the Texas corporation having the same name as OEDC, and (iii) acquired 50% of the common units of OEDC Partners, L.P. held by NGP and certain of its employees. OEDC completed an initial public offering (the "Offering") of 3,650,000 shares of OEDC's Common Stock contemporaneously with the consummation of the Combination.

 Results of Operations

  NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997.

  Income. Total income for OEDC decreased by $10,636,000 (57%) from $18,636,000 in the nine months ended September 30, 1996 to $8,000,000 in the nine months ended September 30, 1997. The higher income amount in the first three quarters of 1996 was primarily attributable to OEDC's sale of all but a one percent general partnership interest in DIGP, which resulted in a gain of $10,827,000.

  Exploration and production revenue decreased $181,000 (3%) from $7,214,000 in the nine months ended September 30, 1996 compared to $7,033,000 in the nine months ended September 30, 1997. Production volumes decreased from 3.63 Bcf to
3.43 Bcf (a 6% decrease) in the nine months ended September 30, 1996 and 1997, respectively. The slight production decrease was attributable to expected production declines at OEDC's Mobile area 959 cluster and South Timbalier 162 B7 well, which were partially offset by increased production volumes from OEDC's successful drilling efforts at North Padre Island A59 and Viosca Knoll
35. The Viosca Knoll 35 well (100% working interest) commenced production in August 1997 and the North Padre Island A59 A5 well (60.6% working interest) commenced production in August 1997. The decrease in production volume was positively impacted by slightly higher average natural gas prices. Average natural gas prices received (inclusive of hedging) were $1.99 per Mcf in the nine months ended September 30, 1996 compared to $2.05 per Mcf in the nine months ended September 30, 1997 (a 3% increase).

  Pipeline operating and marketing income increased by $105,000 (15%) from $718,000 for the nine month period ended September 30, 1996 to $823,000 for the nine month period ended September 30, 1997. OEDC receives a management fee of $188,000 per quarter for operating the DIGS. Effective late September, 1997, OEDC elected to resign as operator of the DIGS no later than December 1, 1997. A portion of the DIGS was recently determined to be regulated by FERC, and in connection with the regulated status, the compliance and reporting burden will increase significantly. Therefore, OEDC deemed it appropriate to resign as operator to pursue other opportunities. However, OEDC will remain as the manager of commercial development and construction and will receive $275,000 per year for these duties compared to the $750,000 per year OEDC has received as operator of the system. OEDC will perform these duties for a minimum of two years. OEDC receives a management fee of $188,000 per quarter for operating the DIGS. OEDC also markets third-party gas on a limited basis. Marketing revenue received in the first three quarters of 1997 was $260,000.

  Expenses. Total expenses increased by $5,754,000 (71%) from $8,155,000 for the first three quarters of 1996 to $13,909,000 for the first three quarters of 1997.

  Operations and maintenance expense increased moderately for the first three quarters of 1997 at $1,650,000 compared to $1,521,000 for the first three quarters of 1996 (an 8% increase). In general, a significant portion of operations expense is fixed and, therefore, does not fluctuate from period to period as changes occur in production volume and prices received for those volumes. However, operation expenses increased, as expected, as a result of the second well at North Padre A59 and Viosca Knoll 35 coming online in the third quarter of 1997. Average operations and maintenance expense per Mcf were $.42 per Mcf in the nine months ended September 30, 1996 compared to $.48 per Mcf in the nine months ended September 30, 1997 (a 14% increase).

  Exploration charges increased $4,238,000 from $919,000 in the first three quarters of 1996 to $5,157,000 in the first three quarters of 1997. The major component of the 1997 increase was attributable to first quarter 1997 charges relating to dry hole expenses of $3,675,000, of which $3,473,000 relates to OEDC's unsuccessful attempts to repair and sidetrack out of the existing South Timbalier 162 B6 non-producing wellbore. An additional $220,000 in dry hole expense relates to the Viosca Knoll block 80 dry hole that was drilled in fourth quarter of 1996, as OEDC received additional invoices in the first quarter of 1997 relating to the drilling of that well. Also contributing to the increase were additional seismic related charges of $1,103,000 in the first nine months of 1997 compared to seismic charges of $371,000 in the comparable period in 1996. The 1997 expenditures consisted of geological consulting, seismic data and processing for areas offshore Louisiana and Texas covering blocks acquired by OEDC in a Federal lease sale. As a result of OEDC's use of the successful efforts method of accounting, OEDC expenses rather than capitalizes geological and seismic costs.

  Although natural gas production volumes decreased by 6% for the nine months ended September 30, 1997 compared to the same period in 1996, OEDC's DD&A decreased by $166,000 (4%). OEDC's average DD&A rates per Mcf of production were $1.07 per Mcf and $1.18 per Mcf for the first three quarters of 1996 and 1997, respectively (a 10% increase). The increase in average DD&A rate per Mcf was a function of new production coming on line that had a high finding cost per Mcf compared to previously existing production. The higher finding cost is partially the result of increased day rates for drilling rigs, boats and equipment used by OEDC to drill and develop wells.

  Abandonment expense increased 167% from $216,000 in the first nine months of 1996 to $577,000 in the first nine months of 1997. OEDC incurred cash abandonment expense of $104,000 relating to the previous abandonment of OEDC's Eugene Island 163 block platform, $277,000 of abandonment expense associated with the previously noted South Timbalier 162 B6 well and abandonment accruals of $196,000 in the first three quarters of 1997. This compares to actual cash abandonment expense of $147,000 relating to the above noted Eugene Island 163 platform and abandonment accruals of $69,000 in the first three quarters of 1996.

  General and administrative expenses increased $860,000 (53%) from $1,623,000 for the nine months ended September 30, 1996 to $2,483,000 for the nine months ended September 30, 1997. The increase was primarily the result of additional staffing combined with annual compensation increases that occurred in the fourth quarter of 1996. The additional staffing is representative of OEDC's increase in scope of operations. Other factors leading to the 1997 increase were various costs associated with OEDC's status as a public company and increased insurance costs. Average general and administrative expenses per Mcf were $.45 per Mcf in the nine months ended September 30, 1996 compared to $.72 per Mcf in the nine months ended September 30, 1997 (a 60% increase).

  Interest Income (Expense). OEDC incurred net interest expense (net of interest income) of $750,000 for the first three quarters of 1996 compared to net interest income of $131,000 for the comparable period in 1997. The net interest expense in the first three quarters of 1996 primarily represented interest paid to an affiliate of Enron relating to borrowings utilized for working capital and hedging needs. OEDC's net interest income in the first three quarters of 1997 compared to a net interest expense in the first three quarters of 1996 was the result of paying off all outstanding debt after the Offering in November, 1996 coupled with increased interest income from increased cash balances following the Offering. OEDC had other income of $762,000 in the second quarter of 1997 resulting from a settlement of disputed mineral rights.

  Net Income (Loss). OEDC had net income before income taxes of $9,731,000 in the first three quarters of 1996 compared to a net loss of $5,016,000 in the first three quarters of 1997. The net loss in the 1997 period was primarily the result of the above noted dry hole cost during early 1997. Net income
(loss) after giving effect to income taxes and tax benefits was net income of $9,726,000 in the first three quarters of 1996 compared to a net loss of $3,572,000 for the first three quarters of 1997.

  Income (loss) available to common unit holders and stockholders, which gives effect to preference unit payments and accretion of discount, was net income of $8,393,000 in the nine month period ended September 30, 1996 compared to a net loss of $3,572,000 in the nine month period ended September 30, 1997. In the fourth quarter of 1996, OEDC redeemed all of the outstanding preference units of OEDC Partners, L.P. with proceeds of the Offering. Therefore, in periods after the fourth quarter of 1996 all net income will be available to common stockholders.

  During the first three quarters of 1996, OEDC made preference payments to NGP totaling $803,000. OEDC began accreting the $2 million discount of preference units following the purchase of additional preference units by NGP in 1995. The accretion of discount was $530,000 in the nine months ended September 30, 1996. As OEDC redeemed all preference units outstanding following the Offering, OEDC will not incur accretion of discount charges nor will preference payments have to be made.

  1996 COMPARED TO 1995

  Income. Total income increased $14,732,000 (216%) from $6,832,000 in 1995 to $21,564,000 in 1996. Exploration and production revenue increased $3,666,000 (59%) from $6,169,000 in 1995 to $9,835,000 in 1996, primarily as a result of increased production and increases in the price received by OEDC on the sale of its natural gas production. The production increase was primarily attributable to full year production from OEDC's South Timbalier 162 B-7 well. The average natural gas price received (inclusive of hedging) in 1995 was $1.68 per Mcf compared to $2.07 per Mcf in 1996 (a 23% increase).

  OEDC's pipeline operating and marketing income increased $848,000 (511%) from $166,000 in 1995 to $1,014,000 in 1996. The increase was partially attributable to increased monthly management fees received by OEDC for operating the DIGS. Monthly management fees were increased from $5,800 to $44,700 per month in January, 1996 and subsequently increased to $55,000 per month in July, 1996. Total DIGS operator fees received by OEDC increased $472,000 (338%) in 1996 compared to 1995. OEDC increased gas marketing revenue by $376,000 (1,393%) from $27,000 in 1995 to $403,000 in 1996. The increase was primarily attributable to full year production in 1996 from a well in the South Timbalier area where OEDC markets third-party gas.

  OEDC's equity in earnings of equity investments relating to OEDC's interest in DIGP decreased $444,000 (89%) from $497,000 in 1995 to $53,000 in 1996. The decrease is the result of a reduction in OEDC's ownership in DIGP from 25% to 1% in early 1996.

  OEDC's sale of all but a 1% general partnership interest in DIGP resulted in a gain of $10,827,000 in 1996. The gain on sale was offset by a $166,000 loss on sale OEDC realized on the disposition of non-strategic and non-producing acreage.

  Expense. Total expenses increased $2,401,000 (23%) from $10,392,000 in 1995 to $12,793,000 in 1996. Operations and maintenance expense decreased by $238,000 (11%) from $2,210,000 in 1995 to $1,972,000 in 1996. The decrease was primarily due to a $268,000 (80%) reduction in gas transportation charges from $334,000 in 1995 to $66,000 in 1996, as the result of a negotiated gas marketing agreement. In general, a significant portion of operations expense does not fluctuate from period to period as changes occur in production volume and prices received for those volumes, provided that new production facilities are not brought on-line, as was the case in 1996. Therefore, such expenses do not always change proportionately with changes in exploration and production income.

  OEDC's natural gas production volume increased 1.09 Bcf (30%) from 3.67 Bcf in 1995 compared to 4.76 Bcf in 1996. However, OEDC's depreciation, depletion and amortization ("DD&A") decreased by $603,000 (11%) from $5,501,000 in 1995 to $4,898,000 in 1996. OEDC's average DD&A rate per Mcf was $1.50 per Mcf in 1995 compared to $1.03 per Mcf in 1996. The decline in DD&A rate per Mcf was due to increased production in 1996 from OEDC's South Timbalier 162 B-7 well, which had a lower finding cost per Mcf as compared to OEDC's Mobile 959 cluster.

  Exploration charges increased $1,892,000 (467%) from $405,000 in 1995 to $2,297,000 in 1996. In 1996, OEDC drilled a non-commercial well located at Viosca Knoll Block 80 at a cost of $1,336,000 and incurred costs of $89,000 relating to an unsuccessful additional completion attempt made by OEDC in a producing South Timbalier well. OEDC increased expenditures on geological and seismic data by $511,000 (587%) from $87,000 in 1995 to $598,000 in 1996. The geological expenditures in 1996 were primarily related to OEDC's activities in the South Timbalier and Viosca Knoll areas.

  Abandonment expenses increased $1,217,000 (1,449%) from $84,000 in 1995 to $1,301,000 in 1996. OEDC had a Viosca Knoll lease that management deemed uneconomic which expired in late 1996. This lease had a cost basis of $581,000, which was expensed when the lease reached expiration. OEDC also incurred an impairment charge of $422,000 in 1996 related to its interest in a South Timbalier well. An impairment charge is an amount by which the actual development cost of a well exceeds the expected future revenues from that well. An abandonment charge of $148,000 was incurred in 1996 as a result of final resolution of a vendor dispute relating to a 1995 platform abandonment.

  Interest Expense. Interest expense decreased by $868,000 (53%) from $1,651,000 in 1995 to $783,000 in 1996. During 1995 and 1996, OEDC paid interest to an affiliate of Enron Corp. ("Enron") relating to a combination term and revolving credit facility. The term portion of the credit facility bore interest at 15% per annum and the revolving portion bore interest at a floating rate equal to 2.5% above the applicable prime rate. During early 1996, OEDC repaid all amounts outstanding under the term portion and one-half of the amount outstanding under the revolving portion. OEDC also paid $116,000 of interest charges to an Enron affiliate relating to a delayed swap settlement in early 1996. Total interest paid to Enron decreased by $987,000 (63%) from $1,576,000 in 1995 to $589,000 in 1996.

  OEDC replaced the Enron revolving credit facility in August 1996 with a revolving credit facility from Union Bank of California N.A. ("Union Bank") with an interest rate of LIBOR plus 2.5%. During 1996, $61,000 in interest was paid on the Union Bank credit facility. Following OEDC's initial public offering in November 1996, OEDC repaid all amounts outstanding under the credit facility. Other interest paid in 1996 of $133,000 primarily consisted of interest on leased equipment and short-term vendor financings.

  Net Income (Loss), Income (Loss) Available To Common Unit Holders And Stockholders And Preference Unit Payments. OEDC incurred a net loss of $5,067,000 in 1995 compared to net income of $6,450,000 in 1996. The net income in 1996 was primarily attributable to the gain realized on the previously discussed sale of OEDC's interest in DIGP.

  Income (loss) available to common unit holders and stockholders, which gives effect to preference unit payments and accretion of discount, was a loss of $6,209,000 in 1995 and net income of $3,833,000 in 1996. In November 1996,
OEDC redeemed all of the outstanding preference units of OEDC Partners, L.P. with proceeds of the Offering. Therefore, in future periods all income will be available to common stockholders.

  During 1995 OEDC made preference payments to NGP totaling $848,000 compared to $911,000 in 1996 (a 7% increase). OEDC began accreting the $2 million discount on preference units following the purchase of additional preference units by NGP in 1995. The accretion of discount was $294,000 in 1995 compared to $1,706,000 in 1996.

  1995 COMPARED TO 1994

  Income. Total income decreased $12,691,000 (65%) from $19,523,000 in 1994 to $6,832,000 in 1995. Exploration and production revenue increased $656,000 (12%), primarily as a result of increased natural gas prices, while production volumes in 1995 decreased slightly from 3.69 Bcfe in 1994 to 3.67 Bcfe produced in 1995. Production declines associated with the disposition of the Mobile 822 cluster during the second quarter of 1994 were largely offset by the addition of Mobile 959/960 in the second quarter of 1995 and the addition of the South Timbalier 162 B-7 well in October 1995. The average natural gas price received (inclusive of hedging) in 1994 was $1.50 per Mcf compared to $1.68 per Mcf in 1995, representing a 12% increase.

  OEDC's pipeline operating and marketing income decreased $192,000 from 1994 to 1995 as a result of decreased pipeline construction activity.

  Equity earnings in DIGP increased from a loss of $3,000 in 1994 to positive earnings of $497,000 in 1995 as a result of increased throughput in the DIGS.

  OEDC sold its interest in the Mobile 822 cluster during second quarter 1994 at a gain of $13,655,000, which was the primary reason OEDC reported net income in 1994 as compared to its net loss in 1995.

  Expenses. Total expenses decreased $456,000 (4%) from $10,848,000 in 1994 to $10,392,000 in 1995. Operations and maintenance charges increased by $800,000 (57%) from $1,410,000 in 1994 to $2,210,000 in 1995. In 1995 two new
properties, the Mobile 959/960 cluster and the South Timbalier B-7, were brought on production, while in 1994 no new properties were brought on production. The start-up of these wells resulted in additional expense for personnel, transportation and supplies. Also, OEDC incurred marketing charges in 1995 due to unused firm transportation charges in the Mobile area.

  Exploration charges decreased by $1,826,000 (82%) from $2,231,000 in 1994 to $405,000 in 1995, due principally to OEDC recording a dry hole charge of $1,586,000 relating to the Viosca Knoll 79 well in 1994 and the absence of a similar charge in 1995. Expense relating to seismic data acquisition and processing declined by $559,000 from $645,000 in 1994 to $87,000 in 1995. In 1994, seismic work was being done on the Mobile 959/960 cluster, while in 1995 no new projects were being developed that involved new seismic expenditure. During 1995, OEDC paid $318,000 in lease rentals on acreage acquired in 1994.

  OEDC's DD&A expense increased $3,389,000 (160%) from $2,112,000 in 1994 to $5,501,000 in 1995 as a result of the commencement of production of the Mobile 959/960 cluster, which had a higher finding cost per Mcfe than OEDC's reserves producing in 1994. The DD&A charge in 1994 was $.57 per Mcfe compared to $1.50 Mcfe in 1995.

  Abandonment expense declined $2,651,000 (97%) from $2,735,000 in 1994 to $84,000 in 1995 as the result of a charge of $2,264,743 relating to the abandonment of OEDC's Eugene Island 163 platform in 1994. This platform was not able to resume production because of water encroachment in the wellbore during a routine shut-in due to a hurricane. Other abandonment charges and accruals were approximately $471,000 in 1994.

  Interest Expense And Preferential Payments. In 1994, OEDC made preferential payments of $1,431,000 to affiliates of Enron to meet non-recurring partnership obligations. Of this amount, $1,300,000 was a non-cash capital account adjustment compensating Enron for the cost of capital advanced to DIGP.

  Interest expense increased $1,061,000 (180%) from $590,000 in 1994 to $1,651,000 in 1995. In 1994, OEDC paid the ECT Affiliate $350,000 in interest under a term and revolving credit facility, as compared to $744,000 and $802,000 under the term and revolver portions of the credit facility, respectively, in 1995. The term portion of the credit facility was used to partially fund OEDC's development in the Mobile 959/960 cluster and bore interest at a rate of 15% per annum. The revolver was used for general corporate purposes and bore interest at a rate equal to the applicable prime rate plus 2.5%. In 1994, NGP provided OEDC a short-term working capital bridge facility. Borrowings under the NGP facility bore interest at 15% per annum and $175,000 was paid to NGP during 1994 under this facility. This loan was repaid in 1994. In 1995, OEDC incurred $75,000 in miscellaneous interest charges.

  Net Income (Loss), Income (Loss) Available to Common Unit Holders And Stockholders And Preference Unit Payments. OEDC recorded 1994 net income of $6,945,000 compared to a net loss of $5,067,000 in 1995 as a result of the 1994 sale of its interest in the Mobile 822 cluster. Income (loss) available to common unit holders and stockholders, which gives effect to preference unit payments and accretion of discount, was income of $6,360,000 for 1994 compared to a loss of $6,209,000 in 1995. In 1994, OEDC paid $585,000 in preference unit payments to NGP, which represents a nine percent coupon on NGP's preference units. This increased to $1,142,000 in 1995, due to NGP's purchase of additional preference units in August 1995 and due to the five months of accretion of the $2 million discount associated with the preference units purchased.

 Liquidity and Capital Resources

  SUMMARY

  OEDC's cash position decreased by $16,383,000 during the first three quarters of 1997. This decrease is primarily the result of OEDC's ongoing investment in oil and gas drilling and development activities.

  Net cash provided by operating activities was $9,979,000 for the nine months ended September 30, 1997, as compared to $3,745,000 for the same period in 1996. The cash provided by operating activities was significantly greater in the first three quarters of 1997 as compared to the first three quarters of 1996 as a result of ordinary changes in current assets and liabilities creating a source of cash of $1,220,000, a change in oil and gas partnership interest in the South Dauphin II Limited Partnership of $5,645,000 (which was offset by a similar amount as investment in oil and gas properties) and $3,971,000 in dry hole expense, primarily relating to OEDC's South Timbalier 162 B-6 well, which is added back to net income for purposes of calculating cash provided by operating activities, but is ultimately a use of cash as dry hole expense is considered a capital expenditure.

  Net cash utilized in investing activities was $35,723,000 in the nine months ended September 30, 1997 compared to $7,066,000 of cash that was provided from investing activities in the nine months ended September 30, 1996. The first three quarters of 1997 use of cash represents OEDC's continued investment in various oil and gas projects. The cash provided in the first three quarters of 1996 was the result of selling all but one percent of OEDC's general partnership interest in DIGP and selling a non-strategic lease block, generating $11,340,000 from these transactions.

  Financing activities provided $9,360,000 of cash in the first nine months of 1997 as a result of borrowings under OEDC's line of credit. During the comparable period in 1996, OEDC utilized $10,639,000 which primarily consisted of principal repayment to Enron on outstanding loans.

  In the event the cash flows from OEDC's operating activities and credit available under its credit facility described below are not sufficient to fund development costs, or results from drilling are not as successful as anticipated, OEDC will either curtail its drilling or seek additional financing to assist in its drilling activities. No assurance may be given that OEDC will be able to obtain such additional financing. If OEDC is required to curtail its drilling activities, its ability to develop and expand its prospect inventory, as well as its earnings and cash flow from exploration and production activities, will be adversely affected.

  OEDC intends to continue its efforts to acquire additional acreage if and when these opportunities become available. Any such acquisition or related drilling on such acquisition could require additional borrowings under OEDC's credit facility or additional debt or equity financing. No assurance may be given that OEDC will be able to obtain such additional funds.

  WORKING CAPITAL

  OEDC had a working capital deficit of $2,027,000 as of September 30, 1997. The September 30, 1997 working capital deficit is primarily the result of continued investment in drilling projects and oil and gas properties. OEDC periodically has experienced substantial working capital deficits. OEDC has incurred substantial expenditures for the acquisition and development of capital assets either on vendor open accounts payable or under short-term financings. OEDC has been able to refinance the accounts payable balances by including them in line of credit and longer-term project financings. Generally, capital investments in properties have converted to cash or generated borrowing capacity rapidly enough to finance OEDC's working capital deficits. At September 30, 1997, OEDC had $9,500,000 outstanding under its credit facility. On November 7, 1997, OEDC increased its lines of credit to $16,000,000.

  FINANCING ACTIVITIES

  OEDC budgeted a total of $38.6 million for capital expenditures in 1997. During the first nine months of 1997, OEDC made capital expenditures of approximately $34.2 million. Given the dynamic nature of OEDC's business, management considers it possible that actual capital expenditures in 1997 could exceed the previously budgeted amount. OEDC believes that borrowings under the existing credit facility described below and cash flows generated from operations will be sufficient to fund these expenditures. However, no assurance may be given as to the adequacy of these sources.

  Credit Facility. On November 7, 1997, OEDC increased its existing line of credit. The revised credit facility is a 23 month line of credit with Union Bank of California, N.A. Borrowing under the line of credit may not exceed at any time the lesser of $30 million or the borrowing base (computed with reference to OEDC's oil and gas reserves and other assets) as determined by the bank in its sole discretion. The borrowing base may be redetermined quarterly. On November 7, 1997, the borrowing base was redetermined to be $16,000,000 and there was $10,500,000 under this facility as of that date. The credit facility will be interest only for the first three months, and then the borrowing base will be reduced by $800,000 per month for the next twelve months, then by $640,000 per month for the succeeding six months and by $450,000 per month for the final two months of the agreement, unless changed by the bank at the time of a borrowing base redetermination. All remaining principal and interest become due on September 30, 1999. Borrowings under this facility bear interest at a rate equal to, at OEDC's option, either the bank's reference rate plus .25% to 2.5% (depending on amounts outstanding) or LIBOR plus 1.75% to 4.0% (depending on amounts outstanding). There was $9,500,000 outstanding under the credit agreement as of September 30, 1997.

  The credit facility contains restrictive covenants imposing limitations of the incurrence of indebtedness, the sale of properties, payment of dividends, mergers or consolidations, capital expenditures, transactions with affiliates, making loans, and investments outside the ordinary course of business. The facility requires that OEDC maintain at the subsidiary level certain minimum financial ratios, including a current ratio of at least 1:1 and interest coverage ratio on 2.5:1. In addition, the weighted average maturity of indebtedness incurred on ordinary terms to vendors, suppliers and others supplying goods and services to OEDC in the ordinary course of business may not exceed 60 days. The credit facility requires OEDC to maintain a certain volume of hedging contracts in effect during the term of the credit facility.

  Indebtedness under the credit facility is secured by a first lien upon substantially all of the properties owned by OEDC Exploration and Production, L.P. and by the pledge of OEDC's limited partnership interests in SDPII and its general partnership interest in DIGP. All assets not subject to a lien in favor of the lender are subject to a negative pledge, with certain exceptions.

  South Dauphin II Limited Partnership OEDC and an affiliate of Enron ("ECT Affiliate") formed SDPII to fund drilling and development, with OEDC generally responsible for costs in excess of budgeted amounts. The financing of SDPII is non-recourse to OEDC's other assets. Pursuant to the terms of the partnership agreement, the ECT Affiliate receives 85% of the net cash flows from the subject wells (provided a minimum payment schedule is met) until it has been repaid all of its original investment plus a 15% pre-tax rate of return ("Payout"). Once Payout has occurred, the ECT Affiliate's interest will decrease to 25% and OEDC's interest will increase to 75%. SDPII has the option to prepay the ECT Affiliate's investment and accelerate the ownership change. If such prepayment is from financing activities instead of cash flow from operations, OEDC is required to make an additional payment to the ECT Affiliate equal to 10% of the ECT Affiliate's net investment (funds advanced less distributions received) and five percent of the unfunded portion of the ECT Affiliate's commitment. Under the terms of a letter agreement between OEDC and the ECT Affiliate, the parties funded essential repairs on two wells in 25%/75% proportions. Initial revenues from those wells will be shared 25%/75% until the repair costs are recovered with a 10% rate of return. Thereafter, sharing ratios will revert to the arrangement described above.

  During July 1997 OEDC and its Board of Directors elected not to prepay the ECT Affiliate's investment and accelerate the SDPII Payout as previously planned. The Board of Directors concluded such an investment by OEDC would be imprudent unless substantial production history indicates that the acceleration of SDPII Payout is financially attractive.

 Hedging Activities

  OEDC continues to utilize financial futures to hedge its natural gas production. In the first nine months of 1996, total natural gas income decreased by $1,076,000 compared to a decrease of $823,000 for the first nine months of 1997 as a result of OEDC's hedging position. As of September 30, 1997, OEDC had .65 Bcf hedged from September 1997 through December 1997 at an average price of $2.14 per Mcf. In August 1997, OEDC entered into a participating price collar on 1.2 Bcf of natural gas for the period of December 1997 through March 1998. Under the terms of the participating price collar, OEDC receives the actual price on volumes hedged if the actual price is between $2.20 and $2.76 per Mcf; if the actual price is less than $2.20 per Mcf, OEDC receives $2.20; and if actual prices are above $2.76, then OEDC receives $2.76 plus 50% of the amount above $2.76 per Mcf. OEDC estimates that as of September 30, 1997, the cost to unwind its hedged position was approximately $805,000. Although hedging reduces OEDC's susceptibility to declines in the sales prices of its natural gas production, it also prevents OEDC from receiving the full benefit of any increases in the sales prices of such production. Further, significant reductions in production at times when OEDC's production is hedged could require OEDC to make payments under the hedge agreements in the absence of offsetting income.

  NATURAL GAS BALANCING

  It is customary in the natural gas industry for various working interest partners to produce more or less than their entitlement share of natural gas from time to time. OEDC's net overproduced position at September 30, 1997 was 74,735 Mcf. Under the terms of typical natural gas balancing agreements, the underproduced party can take a certain percentage, typically 25% to 50% of the overproduced party's entitled share of gas sales in future months to eliminate such imbalance. During the make-up period, the overproduced party's cash flow will be adversely affected.

  EFFECTS OF INFLATION

  OEDC's results of operations and cash flow are affected by changing oil and gas prices. Increases in oil and gas prices often result in increased drilling activity, which in turn increases the demand for and cost of exploration and development. Thus, increased prices may generate increased revenue without necessarily increasing profitability. These industry market conditions have been far more significant determinants of OEDC earnings than have macroeconomic factors such as inflation, which has had only minimal impact on OEDC activities in recent years. While it is impossible to predict the precise effect of changing prices and inflation on future OEDC operations, the short-lived nature of OEDC's gas reserves makes it more possible to match development costs with predictable revenue streams than would long-lived reserves. No assurance can be given as to OEDC's future success at reducing the impact of price changes on OEDC's operating results.

  RECENT ACCOUNTING PRONOUNCEMENTS

  Effective December 1997, OEDC will be required to adopt Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS"). FAS No. 128 introduces the concept of basic earnings per share, which represents net income divided by the weighted average common shares outstanding without the dilutive effects of common stock equivalents (options, warrants, etc.). Diluted earnings per share, giving effect for common stock equivalents, will be reported when FAS No. 128 is adopted in the fourth quarter of 1997. The impact of adopting FAS No. 128 is anticipated to be immaterial.

  Effective December 1997, OEDC will be required to adopt FAS No. 129, "Disclosure of Information about Capital Structure" FAS No. 129 requires that all entities disclose in summary form within the financial statements the pertinent rights and privileges of the various securities outstanding. An entity is to disclose within the financial statements the number of shares issued upon conversion, exercise or satisfaction of required conditions during at least the most recent annual fiscal period and any subsequent interim period presented. Other special provisions apply to preferred and redeemable stock. OEDC's adoption of FAS No. 129 in the fourth quarter of 1997 is not expected to have a material impact on reported results.

  In June 1997, the FASB issued FAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components. The components of comprehensive income refer to revenues, expenses, gains and losses that are excluded from net income under current accounting standards, including unrecognized foreign currency translation items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. FAS No. 130 requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement displayed in equal prominence with the other financial statements; the total of other comprehensive income for a period is required to be transferred to a component of equity that is separately displayed in a statement of financial position at the end of an accounting period. FAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997, at which time OEDC will adopt the provisions. OEDC does not expect SFAS 130 to have a material effect on reported results.

  In June 1997, FASB issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the way public enterprises are to report information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is effective for periods beginning after December 15, 1997, at which time OEDC will adopt the provisions. OEDC does not expect SFAS 131 to have a material effect on its reported results.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  OEDC Common Stock has been listed on the Nasdaq National Market since OEDC's initial public offering on November 1, 1996 under the symbol "OEDC." The following table summarizes the high and low last reported sales prices on Nasdaq for each quarterly period since OEDC's initial public offering:

                                                                  COMMON STOCK
                                                                 ---------------
                                                                  HIGH     LOW
                                                                 ------- -------
1996
Fourth Quarter (from November 1, 1996).......................... $16.50  $13.00
1997
First Quarter................................................... $15.25  $ 9.00
Second Quarter..................................................  10.00    3.25
Third Quarter...................................................   8.375   4.00
Fourth Quarter (through November 13, 1997)......................   8.50    7.313

  On November 13, 1997, the last reported sales price of OEDC Common Stock on Nasdaq was $7.313 per share.

  OEDC has never paid cash dividends on the OEDC Common Stock and, assuming the Merger is not consummated, does not currently intend to pay regular cash dividends in the future. OEDC's credit agreement prohibits the payment of dividends without its lender's consent.

MANAGEMENT

  The following table sets forth certain information with respect to the directors and executive officers of OEDC:

           NAME           AGE                      POSITION
           ----           ---                      --------
 David B. Strassner......  39 President and Class I Director
 Douglas H. Kiesewetter..  44 Executive Vice President, Chief Operating Officer
                              and Class II Director
 R. Keith Anderson.......  43 Vice President and Class III Director
 Joseph L. Savoy, Jr. ...  46 Vice President--Engineering
 Matthew T. Bradshaw.....  31 Vice President and Treasurer
 David R. Albin..........  38 Class III Director
 R. Gamble Baldwin.......  74 Class I Director
 G. Alan Rafte...........  43 Class II Director

  David B. Strassner has served as President and a director of OEDC since its formation in January 1988. For two years prior to forming OEDC, Mr. Strassner was an independent explorationist specializing in the Gulf of Mexico. For five years prior to that time, Mr. Strassner was a geophysicist employed by Amoco Production Company. Mr. Strassner is a director of Gulf Coast Bank and Trust, New Orleans, Louisiana, and God's World Publications, Asheville, North Carolina.

  Douglas H. Kiesewetter has served as Executive Vice President, Chief Operating Officer and a director of OEDC since its formation in January 1988. From June 1984 through October 1987, Mr. Kiesewetter was an executive officer of Cartex Corporation, a high technology company in the computer media business co-founded by Mr. Kiesewetter. Serving as Chief Financial Officer for the first year, Mr. Kiesewetter thereafter served as President of the start-up company. Mr. Kiesewetter also has served as Chairman (1979 to present) of Christian Community Foundation, a charitable foundation founded by Mr. Kiesewetter, and as President (1975-present) of CSA Financial Services, an international consulting firm founded by Mr. Kiesewetter, initially specializing in financial planning for closely-held business and high net worth individuals and since 1987 operating as an employee leasing company from which OEDC has obtained its employees.

  R. Keith Anderson has served as Vice President and a director of OEDC since 1989. Prior to that time Mr. Anderson served as Vice President (1988-1989) of Endevco, Inc. in charge of managing an independent marketing division, and as President, Chief Executive Officer and a director (1987-1988) of Stellar Gas Company, an independent natural gas marketer founded by Mr. Anderson.

  Joseph L. Savoy, Jr. has served as Vice President of Engineering since May 1994. Mr. Savoy began his career with Amoco Production Company, where he worked in drilling, completions, operations, reservoir engineering and construction. From March 1989 to May 1994 Mr. Savoy was Chief Engineer for Operators and Consulting Services, Inc., a firm providing contract consulting services to the oil and gas industry, where he was assigned in 1991 to work on OEDC's account.

  Matthew T. Bradshaw joined OEDC in 1993 and serves as Vice President of Finance. Prior to joining OEDC, he worked as an energy banker from 1990 to 1992 with Hibernia Bank and from 1992 to 1993 with First National Bank of Commerce, each in New Orleans, Louisiana.

  David R. Albin has been a director of OEDC since September 1992. Since 1988, Mr. Albin has been a manager of the NGP investment funds, which were organized to make direct equity investments in the North American oil and gas industry. He is currently responsible for co-managing NGP's investment portfolios. Mr. Albin serves as a director of Titan and Petroglyph Energy, Inc.

  R. Gamble Baldwin has been a director of OEDC since September 1992. Since November 1988, he has been the general partner of G.F.W. Energy, L.P. ("GFW"), the general partner of Natural Gas Partners, L.P. He is also involved in the management of the other NGP investment funds. Mr. Baldwin has been a member of the International Advisory Board of Creditanstalt Bankverein, Vienna, Austria, since 1982, and a director of Coflexip Stena Offshore, a provider of industrial technology oilfield equipment and service, since 1993.

  G. Alan Rafte was elected to the Board of Directors of OEDC in August 1996 For more than the past five years, Mr. Rafte has been a partner in the law firm of Bracewell & Patterson, L.L.P., specializing in energy law and finance.

EXECUTIVE COMPENSATION AND OTHER MATTERS

  The following table sets forth certain summary information concerning the compensation paid by OEDC for the fiscal years ended December 31, 1996 and 1995 to its President and the other executive officers of OEDC whose salary and bonus received from OEDC for services rendered during such years exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                                                LONG TERM
                                                               COMPENSATION
                                  ANNUAL COMPENSATION             AWARDS
                          ------------------------------------ ------------
                                                                  SHARES
        NAME AND                                OTHER ANNUAL    UNDERLYING    ALL OTHER
   PRINCIPAL POSITION     YEAR  SALARY  BONUS COMPENSATION (1) OPTIONS (#)   COMPENSATION
   ------------------     ---- -------- ----- ---------------- ------------  ------------
David B. Strassner......  1996 $139,423 $--         $--          120,000         --
 President and Chief
  Executive Officer.....  1995  125,000  --          --              --          --
Douglas H. Kiesewetter..  1996 $139,423 $--         $--          120,000         --
 Executive Vice
  President.............  1995  125,000  --          --              --          --
R. Keith Anderson.......  1996 $139,423 $--         $--          120,000         --
 Vice President.........  1995  125,000  --          --              --          --
Joseph L. Savoy, Jr.....  1996 $118,808 $--         $--           40,000(1)      --
 Vice President.........  1995  112,000  --          --              --          --

--------
(1) In addition, in connection with OEDC's reorganization completed in November 1996, Mr. Savoy received options to purchase 121,180 shares of OEDC Common Stock in exchange for previously granted options to purchase securities of one of OEDC's predecessors.

 Option Grants

  The following table provides certain information concerning options to purchase Common Stock granted during the fiscal year ended December 31, 1996 to the four executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                       POTENTIAL REALIZED VALUE AT
                                                                         ASSUMED ANNUAL RATES OF
                                                                        STOCK PRICE APPRECIATION
                                       INDIVIDUAL GRANTS                     FOR OPTION TERM
                          -------------------------------------------- ---------------------------
                           NUMBER OF   % OF TOTAL
                          SECURITIES    OPTIONS    EXERCISE
                          UNDERLYING   GRANTED TO  OR BASE
                            OPTIONS   EMPLOYEES IN  PRICE   EXPIRATION
          NAME            GRANTED (#) FISCAL YEAR   ($/SH)     DATE       5% ($)       10% ($)
          ----            ----------- ------------ -------- ---------- ---------------------------
David B. Strassner......    120,000      22.22%     12.00    11/01/06  $    905,760 $    2,295,000
Douglas H. Kiesewetter..    120,000      22.22%     12.00    11/01/06       905,760      2,295,000
R. Keith Anderson.......    120,000      22.22%     12.00    11/01/06       905,760      2,295,000
Joseph L. Savoy, Jr.....     40,000       7.41%     12.00    11/01/06       301,920        765,000

--------
(1) In addition, in connection with OEDC's reorganization completed in November 1996, Mr. Savoy received options to purchase 121,180 shares of Common Stock in exchange for previously granted options to purchase securities of one of OEDC's predecessors. Such options are exercisable for $3.61 per share and expire on May 1, 2004.

  The following table provides certain information concerning exercises of options to purchase Common Stock during the fiscal year ended December 31, 1996 by the four executive officers named in the Summary Compensation Table and the value of such officers' unexercised options at December 31, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

                                                      NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                             SHARES                   OPTIONS AT FY-END (#)         AT FY-END ($)
                          ACQUIRED ON     VALUE     ------------------------- -------------------------
          NAME            EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----            ------------ ------------ ----------- ------------- ----------- -------------
                                                                               (DOLLARS IN THOUSANDS)
                                                                              -------------------------
David B. Strassner......        0            0             0       120,000            0      390,000
Douglas H. Kiesewetter..        0            0             0       120,000            0      390,000
R. Keith Anderson.......        0            0             0       120,000            0      390,000
Joseph L. Savoy, Jr.....        0            0        72,708        88,472      846,321      694,214

 Compensation Committee Interlocks and Insider Participation

  David R. Albin, a director of OEDC, serves as a member of the compensation committee of the OEDC Board. Mr. Albin owns a limited partnership interest in the general partner of NGP, which, as of September 30, 1997, owned 4,767,407 shares (14.0%) of the outstanding Titan Common Stock and 2,209,460 shares (25.4%) of the outstanding OEDC Common Stock. Mr. Albin is one of the four managing members of the general partner of NGP II and also own limited partnership interests in NGP II's general partner. As of September 30, 1997, NGP II owned 5,000,777 shares (14.7%) of the outstanding Titan Common Stock. Mr. Albin, who disclaims beneficial ownership of Titan Common Stock owned by NGP II, beneficially owns 115,772 shares of Titan Common Stock and 52,596 shares of OEDC Common Stock.

  OEDC is party to a Registration Rights Agreement with NGP and certain of its affiliates, including Mr. Albin. Pursuant to the Registration Rights Agreement, on three separate occasions commencing on the first anniversary of the effective date of OEDC's initial registration statement under the securities laws, the holders of at least 35% of the shares of OEDC Common Stock held by NGP and certain affiliates, including Mr. Albin may require OEDC to register shares held by them under applicable securities laws provided that the shares to be registered have an estimated aggregate offering price to the public of at least $3,000,000. However, if after two such registrations, NGP continues to own shares of OEDC Common Stock, NGP may require OEDC to effect the third such registration regardless of its percentage ownership. The Registration Rights Agreement also provides that NGP and certain of its affiliates, including Mr. Albin (and, for two years after the effective date of OEDC's initial registration statement under the securities laws, certain other stockholders) have "piggyback" registration rights pursuant to which such persons may include shares of OEDC Common Stock held by them in certain registrations initiated by OEDC; provided, that in an underwritten registered offering, if the underwriters determine that the number of shares requested to be included in the registration exceeds the number that the underwriters believe can be sold, OEDC will be given first priority and the persons requesting piggyback registration will be allowed to include shares pro rata based on the number of shares each such person requested to be included. The Registration Rights Agreement provides for customary indemnity by OEDC in favor of persons including shares in a registration pursuant to the Registration Rights Agreement, and by such persons in favor of OEDC, with respect to information to be included in the relevant registration statement.

  In consideration of NGP's agreement to terminate its rights under (i) the Registration Rights Agreement referred to in the preceding paragraph and (ii) the Registration Rights Agreement among Carrollton, NGP and certain other stockholders, Titan has agreed with NGP to use its best efforts to prepare, file and have declared effective within 180 days of consummation of the Merger a shelf registration statement registering for resale the 1,391,959 shares of Titan Common Stock to be received by NGP in the Merger and 357,486 shares of Titan Common Stock to be received by NGP in the anticipated acquisition of Carrollton. One half of these shares will remain subject to lock-up agreements with Titan until one year after consummation of the Merger. Titan has also agreed to include in the same shelf registration shares of Titan Common Stock that Mr. Albin will receive in the Merger.

  OEDC and NGP are parties to a Financial Advisory Services Agreement effective as of April 1, 1996 pursuant to which OEDC engaged NGP to serve as financial advisor with respect to the public offering process. The agreement expires on earlier of (i) the dissolution of OEDC Partners, L.P., a subsidiary of OEDC and (ii) the later of (y) the date that representatives of NGP no longer serve on the board of directors of OEDC, and (z) the second anniversary of the closing date of the first issuance of securities by OEDC in a public offering. In consideration of its services NGP receives an annual fee of $15,000 for each representative of NGP that serves on the Board of Directors of OEDC (currently two), and an annual fee of $30,000 commencing as of the date of consummation of the first public issuance of securities by OEDC and continuing for a two-year period. Pursuant to the Voting Agreement, NGP has agreed to terminate the Financial Advisory Services Agreement (except for indemnification provision thereunder) upon consummation of the Merger. Assuming that the Financial Advisory Services Agreement does not terminate and NGP continues to have two representatives on the Board of Directors of OEDC, during the two-year period beginning November 6, 1996 (the date of the consummation of OEDC's initial public offering), NGP will be paid $60,000 per year.

  OEDC made preference unit payments to NGP of $585,000, $847,500 and $911,087 in 1994, 1995 and 1996, respectively, in respect of the Preference Units in OEDC Partners, L.P. held by NGP. In November 1996, OEDC redeemed all of the outstanding Preference Units with $12 million of the net proceeds of OEDC's initial public offering.

  G. Alan Rafte, a director of OEDC, also serves as a member of the compensation committee. Mr. Rafte is a partner in Bracewell & Patterson, L.L.P., a law firm retained by OEDC during 1994, 1995, 1996 and 1997 and counsel to OEDC in the Merger.

CERTAIN TRANSACTIONS

  Pursuant to the Merger Agreement, Titan has agreed to acquire OEDC by merging Titan Sub with and into OEDC. As of September 30, 1997, NGP owned 4,767,407 shares (14.0%) of the outstanding Titan Common Stock and 2,209,460 shares (25.4%) of the outstanding OEDC Common Stock. R. Gamble Baldwin, a director of OEDC, is the general partner of GFW, the general partner of NGP. Messrs. Albin and Hersh own limited partnership interests in GFW. Messrs. Albin, Baldwin and Hersh are three of the four managing members of the general partner of NGP II and also own limited partnership interests in NGP II's general partner. As of September 30, 1997, NGP II owned 5,000,777 shares (14.7%) of the outstanding Titan Common Stock. In addition to the shares of Titan Common Stock and OEDC Common Stock owned by NGP, Mr. Baldwin directly owns 9,100 shares and 35,041 shares of Titan and OEDC, respectively. Messrs. Albin and Hersh, who disclaim beneficial ownership of Titan Common Stock owned by NGP II, beneficially own 115,772 shares and 67,381 shares, respectively, of Titan Common Stock and 52,596 shares and 49,012 shares, respectively, of OEDC Common Stock. Although OEDC informed Messrs. Albin and Baldwin from time to time of the general status of negotiations with Titan and, likewise, Titan informed Mr. Hersh of the general status of negotiations with OEDC, none of these individuals participated in such negotiations or the deliberations of the board of either company in reviewing and approving the Merger.

  OEDC is party to a Registration Rights Agreement with NGP and certain of its affiliates, including Messrs. Albin and Baldwin, and Messrs. Strassner, Kiesewetter and Anderson. Pursuant to the Registration Rights Agreement, on three separate occasions commencing on the first anniversary of the effective date of OEDC's initial registration statement under the securities laws, the holders of at least 35% of the shares of OEDC Common Stock held by NGP and certain affiliates, including Messrs. Albin and Baldwin, and Messrs. Strassner, Kiesewetter and Anderson may require OEDC to register shares held by them under applicable securities laws provided that the shares to be registered have an estimated aggregate offering price to the public of at least $3,000,000. However, if after two such registrations, NGP continues to own shares of OEDC Common Stock, NGP may require OEDC to effect the third such registration regardless of its percentage ownership. The Registration Rights Agreement also provides that NGP and certain of its affiliates, including Messrs. Albin and Baldwin, and Messrs. Strassner, Kiesewetter and Anderson (and, for two years after the effective date of OEDC's initial registration statement under the securities laws, certain other stockholders) have "piggyback" registration rights pursuant to which such persons may include shares of OEDC Common Stock held by them in certain registrations initiated by OEDC; provided, that in an underwritten registered offering, if the underwriters determine that the number of shares requested to be included in the registration exceeds the number that the underwriters believe can be sold, OEDC will be given first priority and the persons requesting piggyback registration will be allowed to include shares pro rata based on the number of shares each such person requested to be included. The Registration Rights Agreement provides for customary indemnity by OEDC in favor of persons including shares in a registration pursuant to the Registration Rights Agreement, and by such persons in favor of OEDC, with respect to information to be included in the relevant registration statement.

  In consideration of NGP's agreement to terminate its rights under (i) the Registration Rights Agreement referred to the preceding paragraph and (ii) the Registration Rights Agreement among Carrollton, NGP and certain other stockholders, Titan has agreed with NGP to use its best efforts to prepare, file and have declared effective within 180 days of consummation of the Merger a shelf registration statement registering for resale the 1,391,959 shares of Titan Common Stock to be received by NGP in the Merger and 357,486 shares of Titan Common Stock to be received by NGP in the anticipated acquisition of Carrollton. One half of these shares will remain subject to lock-up agreements with Titan until one year after consummation of the Merger. Titan has also agreed to include in the same shelf registration shares of Titan Common Stock that Messrs. Albin, Baldwin and Hersh will receive in the Merger.

  OEDC and NGP are parties to a Financial Advisory Services Agreement effective as of April 1, 1996 pursuant to which OEDC engaged NGP to serve as financial advisor with respect to the public offering process. The agreement expires on earlier of (i) the dissolution of OEDC Partners, L.P., a subsidiary of OEDC and (ii) the later of (y) the date that representatives of NGP no longer serve on the board of directors of OEDC, and (z) the second anniversary of the closing date of the first issuance of securities by OEDC in a public offering. In consideration of its services NGP receives an annual fee of $15,000 for each representative of NGP that serves on the Board of Directors of OEDC (currently two), and an annual fee of $30,000 commencing as of the date of consummation of the first public issuance of securities by OEDC and continuing for a two-year period. Pursuant to the Voting Agreement, NGP has agreed to terminate the Financial Advisory Services Agreement (except indemnification provisions thereunder) upon consummation of the Merger. Assuming that the Financial Advisory Services Agreement does not terminate and NGP continues to have two representatives on the Board of Directors of OEDC, during the two-year period beginning November 6, 1996 (the date of the consummation of OEDC's initial public offering), NGP will be paid $60,000 per year.

  OEDC made preference unit payments to NGP of $585,000, $847,500 and $911,087 in 1994, 1995 and 1996, respectively, in respect of the Preference Units in OEDC Partners, L.P. held by NGP. In November 1996, OEDC redeemed all of the outstanding Preference Units with $12 million of the net proceeds of OEDC's initial public offering.

  Historically, all of OEDC's employees were provided by CSA Financial Services, Inc. ("CSA"). CSA is wholly owned by Douglas H. Kiesewetter, Executive Vice President, Chief Operating Officer and a director of OEDC. The employees were provided to OEDC by CSA at cost. OEDC made payments to CSA aggregating $1,064,818, $1,197,281 and $1,304,107 during 1994, 1995 and 1996, respectively. OEDC believes that its arrangement with CSA was on terms no less favorable than could be obtained from an unaffiliated third party. This arrangement was terminated on December 31, 1996.

  G. Alan Rafte, a director of OEDC, is a partner in Bracewell & Patterson, L.L.P., a law firm retained by OEDC during 1994, 1995, 1996 and 1997 and counsel to OEDC in the Merger.

           BENEFICIAL OWNERSHIP OF TITAN, OEDC AND TITAN POST MERGER

  The following table sets forth certain information as of September 30, 1997 with respect to the beneficial ownership of Titan Common Stock, OEDC Common Stock and Titan Common Stock after giving effect to the Merger, as the case may be, of the (i) directors and named executive officers, (ii) executive officers and directors as a group, and (iii) holders of 5% or more of such securities.

                                                      SHARES BENEFICIALLY
                                                             OWNED
                                                      ----------------------
NAME OF BENEFICIAL OWNER                                NUMBER    PERCENT
------------------------                              ----------- ----------
                 TITAN COMMON STOCK
Directors and Named Executive Officers(1):
Jack D. Hightower(2)................................    3,834,210    10.98%
George G. Staley(3).................................      768,662     2.23%
Rodney L. Woodard(4)................................      168,721        *
David R. Albin(5)(6)................................      115,772        *
Kenneth A. Hersh(5).................................       67,381        *
William J. Vaughn, Jr.(7)...........................      345,041     1.02%
Executive Officers and Directors as a Group (11
 persons)(8)........................................    5,825,702    16.20%
Holders of Five Percent or More Not Named Above
Natural Gas Partners II, L.P.(9)....................    5,000,777    14.73%
 777 Main Street, Suite 2700
 Forth Worth, Texas 76102
R. Gamble Baldwin(5)(10)............................    4,776,507    14.07%
 1130 Park Avenue
 New York, New York 10128
Natural Gas Partners, L.P.(11)......................    4,767,407    14.04%
 777 Main Street, Suite 2700
 Fort Worth, Texas 76102
Enron Corp. and Joint Energy Development Investments
 Limited Partnership(12)............................    3,423,194    10.08%
 1400 Smith Street
 Houston, Texas 77002
                 OEDC COMMON STOCK
Directors and Named Executive Officers(13)
David B. Strassner(14)..............................      772,828      8.9%
Douglas H. Kiesewetter(15)..........................      581,806      6.7%
R. Keith Anderson(16)...............................      332,036      3.8%
Joseph L. Savoy, Jr.(17)............................      104,944      1.2%
David R. Albin(18)..................................       52,596        *
R. Gamble Baldwin(19)...............................    2,244,501     25.8%
G. Alan Rafte.......................................            0      --
Directors and Executive Officers as a Group.........    4,088,711     46.6%
Holders of Five Percent or More Not Named Above
Natural Gas Partners, L.P.(20)......................    2,209,460     25.4%
 777 Main Street, Suite 2700
 Fort Worth, Texas 76102
           TITAN COMMON STOCK POST MERGER
Directors and Executive Officers(1):
Jack D. Hightower(2)................................    3,834,210     9.49%
George G. Staley(3).................................      768,662     1.92%
Rodney L. Woodard(4)................................      168,721        *

                                                     SHARES BENEFICIALLY
                                                            OWNED
                                                     ----------------------
NAME OF BENEFICIAL OWNER                               NUMBER    PERCENT
------------------------                             ----------- ----------
David R. Albin(5)(21)...............................     148,907        *
Kenneth A. Hersh(5).................................      98,258        *
William J. Vaughn, Jr.(7)...........................     345,041        *
Executive Officers and Directors as a Group (11
 persons)(8)........................................   5,879,714    14.18%
Holders of 5% or More Not Named Above
Natural Gas Partners II, L.P.(9)....................   5,000,777    12.68%
 777 Main Street, Suite 2700
 Forth Worth, Texas 76102
R. Gamble Baldwin(5)(22)............................   6,190,541    15.70%
 1130 Park Avenue
 New York, New York 10128
Natural Gas Partners, L.P.(11)(20)..................   6,159,336    15.62%
 777 Main Street, Suite 2700
 Fort Worth, Texas 76102
Enron Corp. and Joint Energy Development Investment
 Limited Partnership(12)............................   3,423,194     8.68%
 1400 Smith Street
 Houston, Texas 77002

--------
 *  Less than 1%.
 (1) The business address of each director and executive officer of Titan is c/o Titan Exploration, Inc., 500 West Texas, Suite 500, Midland, Texas 79701.
 (2) Includes (i) 2,667,588 shares held by Mr. Hightower, (ii) 199,524 shares held by Mr. Hightower's spouse and children and (iii) 967,098 shares subject to stock options that are exercisable within 60 days.
 (3) Includes (i) 199,525 shares held by Mr. Staley and (ii) 569,137 shares subject to stock options that are exercisable within 60 days.
 (4) Includes (i) 46,565 shares held by Mr. Woodard and (ii) 122,165 shares subject to stock options that are exercisable within 60 days.
 (5) David R. Albin, Kenneth A. Hersh and R. Gamble Baldwin are each managing members of the general partner of NGP II. As such, Mr. Albin, Mr. Hersh and Mr. Baldwin may be deemed to share voting and investment power with respect to the 5,000,777 shares of Titan Common Stock beneficially owned by NGP II. Mr. Albin, Mr. Hersh and Mr. Baldwin disclaim beneficial ownership of such shares, which are not included in the total number of shares reported for each above.
 (6) All of these shares are held in trust for Mr. Albin.
 (7) Includes (i) 5,500 shares held by Mr. Vaughn, (ii) 299,287 shares held in trust for Mr. Vaughn and his spouse, and (iii) 40,254 shares held by affiliates of Mr. Vaughn.
 (8) Includes 1,975,294 shares that officers and directors as a group have the right to acquire within 60 days through the exercise of options granted pursuant to the initial stock option plan and the 1996 incentive plan.
 (9) Based upon information reported in a Schedule 13G dated February 5, 1997 filed by NGP II, G.F.W. Energy II, L.P. ("GFW II") and GFW II, L.L.C. with the Commission. GFW II, L.L.C., as the sole general partner of GFW II, and GFW II, as the sole general partner of NGP II, may each be deemed to be the beneficial owner of all of the 5,000,777 shares of Titan Common Stock beneficially owned by NGP II.
(10) Based upon information reported in a Schedule 13G dated February 5, 1997 filed by R. Gamble Baldwin with the Commission. Mr. Baldwin has sole voting and investment powers with respect to 9,100 shares of common stock he beneficially owns. In addition, Mr. Baldwin may, as the sole general partner of G.F.W. Energy, L.P., the sole general partner of NGP, be deemed to be the beneficial owner of all 4,767,407 shares of Titan common stock beneficially owned by NGP.
(11) Based upon information reported in a Schedule 13G dated February 5, 1997 filed by NGP and G.F.W. Energy, L.P. with the Commission. G.F.W. Energy, L.P., as the sole general partner of NGP, may be deemed to be the beneficial owner of all of the 4,767,407 shares of Titan Common Stock beneficially owned by NGP.
(12) Based upon information reported in a Schedule 13G dated January 20, 1997 filed by Enron Corp. and Joint Energy Development Investments Limited Partnership ("JEDI") with the Commission. The general partner of JEDI is Enron Capital Management Limited Partnership, whose general partner is Enron Capital Corp., an indirect wholly-owned subsidiary of Enron Corp.
(13) The business address of each director and executive officer of OEDC is c/o Offshore Energy Development Corporation, 1400 Woodloch Forest Drive, Suite 200, The Woodlands, Texas 77380.
(14) Includes (i) 100 shares held by Mr. Strassner, (ii) 655,768 shares held in trust by Mr. Strassner and his spouse for their benefit, (iii) 92,960 shares held by Mr. Strassner's spouse as custodian for their minor children and (iv) 24,000 shares subject to stock options that are exercisable within 60 days.
(15) Includes (i) 528,794 shares held in a family limited partnership for the benefit of Mr. Kiesewetter, his spouse and their minor children, (ii) 6,327 shares held by Mr. Kiesewetter as trustee for the benefit of his sister, (iii) 22,685 shares held by Mr. Kiesewetter as trustee for the benefit of his mother and (iv) 24,000 shares subject to stock options that are exercisable within 60 days.
(16) Includes (i) 275,130 shares held by Mr. Anderson, (ii) 21,248 shares held by Mr. Anderson's spouse as custodian for their minor children, (iii) 3,886 shares held by Mr. Anderson as trustee for the benefit of his grandmother, (iv) 3,886 shares held by Mr. Anderson as trustee for the benefit of his father, (v) 3,886 shares held by Mr. Anderson as trustee for the benefit of his mother and (vi) 24,000 shares subject to stock options that are exercisable within 60 days.
(17) Consists of 104,944 shares issuable upon the exercise of options that are presently exercisable.
(18) Includes (i) 26,298 shares held by Mr. Albin and (ii) 26,298 shares held in trust for the benefit of Mr. Albin.
(19) Based upon information reported in a Schedule 13D/A dated September 17, 1997 filed by R. Gamble Baldwin with the Commission. Includes (i) 35,041 shares held by Mr. Baldwin and (ii) 2,209,460 shares held by NGP, which Mr. Baldwin may be deemed to be the beneficial owner of as the result of his position as the sole general partner of G.F.W. Energy, L.P., the sole general partner of NGP.
(20) Based upon information reported in a Schedule 13D/A dated September 17, 1997 filed by NGP and G.F.W. Energy L.P. with the Commission. G.F.W. Energy L.P., as the sole general partner of NGP, may be deemed to be the beneficial owner of all of the shares of OEDC Common Stock beneficially owned by NGP.
(21) Includes (i) 16,567 shares held by Mr. Albin and (ii) 132,339 shares held in trust for the benefit of Mr. Albin.
(22) Includes (i) 31,175 shares held by Mr. Baldwin and (ii) 6,159,336 shares held by NGP, which Mr. Baldwin may be deemed to be the beneficial owner of as the result of his position as the sole general partner of G.F.W. Energy, L.P., the sole general partner of NGP.

                      DESCRIPTION OF TITAN CAPITAL STOCK

  The authorized capital stock of Titan consists of 60,000,000 shares of Titan Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). Of such authorized shares, 39,427,385 shares of Titan Common Stock will be issued and outstanding upon completion of the Merger, assuming that no OEDC employee stock options are exercised prior to the Merger. As of September 30, 1997, Titan had outstanding 33,945,198 shares of Titan Common Stock and stock options for an aggregate of 3,712,665 shares.

COMMON STOCK

  The holders of Titan Common Stock are entitled to one vote for each share held of record on all matters submitted to the stockholders, and are entitled to cumulate their votes for the election of directors. As a result of such cumulative voting rights, any holder of at least 20% of the outstanding Titan Common Stock will be assured that such holder's nominee will be elected as a director for so long as the Board of Directors of Titan consists of five members. See "Risk Factors--Control by Existing Stockholders." The Certificate of Incorporation of Titan does not allow the stockholders to take action by less than unanimous consent, but the Bylaws of Titan permit the holders of 10% or more of Titan's outstanding Common Stock to call a special meeting of the stockholders not more frequently than once during each calendar year. The affirmative vote of the holders of shares of capital stock representing at least 80% of the outstanding voting power shall be required to amend certain provisions of the Certificate of Incorporation relating to the management of Titan. Each share of Titan Common Stock is entitled to participate equally in dividends, if, as and when declared by Titan's Board of Directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of Preferred Stock. titan has never paid cash dividends on Titan Common Stock. The shares of Titan Common Stock have no preemptive or conversion rights, redemption rights, or sinking fund provisions. The outstanding shares of Common Stock are, and the shares of Titan Common Stock offered hereby upon issuance and sale will be, duly authorized, validly issued, fully paid, and nonassessable.

PREFERRED STOCK

  As of September 30, 1997, Titan has no outstanding Preferred Stock. Titan is authorized to issue 10,000,000 shares of Preferred Stock. Titan's Board of Directors may establish, without stockholder approval, one or more classes or series of Titan Preferred Stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that the Board of Directors may designate. Titan believes that this power to issue Titan Preferred Stock will provide flexibility in connection with possible corporate transactions. The issuance of Titan Preferred Stock, however, could adversely affect the voting power of holders of Titan Common Stock and restrict their rights to receive payments upon liquidation of Titan. It could also have the effect of delaying, deferring or preventing a change in control of Titan. Titan does not currently plan to issue any shares of Titan Preferred Stock.

DELAWARE LAW PROVISIONS

  Titan is a Delaware corporation and is subject to Section 203 of the DGCL. Generally, Section 203 prohibits the Company from engaging in a "business combination" (as defined in Section 203) with an "interested stockholder" (defined generally as a person owning 15% or more of Titan's outstanding voting stock) for three years following the date that person becomes an interested stockholder, unless (a) before that person became an interested stockholder, Titan's Board of Directors approved the transaction in which the interested stockholder or approved the business combination; (b) upon completion of the transaction that resulted in the interested stockholder's becoming a interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of Titan and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by

Titan's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

  Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder with the approval of a majority of Titan's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election to succeed such directors by a majority of such directors then in office.

REGISTRATION RIGHTS

  Titan has entered into the Amended and Restated Registration Rights Agreement with Natural Gas Partners, L.P., Natural Gas Partners, II, L.P., Jack Hightower, JEDI, First Union Corporation and Selma International Investment Limited (the "Shareholder Parties"). Pursuant to the Amended and Restated Registration Rights Agreement, on three separate occasions, commencing on the 180th day following the date of Titan's initial registration statement under the securities laws, Shareholder Parties owning at least 35% of the outstanding shares then subject to such agreement may require Titan to register shares held by them under applicable securities laws, provided that the shares to be registered have an estimated aggregate offering price to the public of at least $3,000,000. The Amended and Restated Registration Rights Agreement also provides that the Shareholder Parties have piggyback registration rights pursuant to which such persons may include shares of Titan Common Stock held by them in certain registrations initiated by Titan or by any other holder of Titan's Common Stock. The piggyback rights are subject to customary cutback provisions.

  The Amended and Restated Registration Rights Agreement provides for customary indemnities by Titan in favor of persons including shares in a registration pursuant to the Amended and Restated Registration Rights Agreement, and by such persons in favor of Titan, with respect to information to be included in the relevant registration statement. These registration rights have been waived in connection with this offering and for 180 days after the date of this Prospectus.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for Titan Common Stock is First Union National Bank of North Carolina.

                       COMPARISON OF STOCKHOLDER RIGHTS

  If the Merger is consummated, the stockholders of OEDC will become stockholders of Titan. The rights of the stockholders of both Titan and OEDC are governed by and subject to the provisions of the DGCL. The rights of current OEDC stockholders following the Merger will be governed by the Titan Certificate of Incorporation and the Titan Bylaws rather than the provisions of the Certificate of Incorporation and Bylaws of OEDC. The following is a brief summary of certain differences between the rights of stockholders of Titan and the rights of stockholders of OEDC and is qualified in its entirety by reference to the relevant provisions of the DGCL, the Titan Certificate of Incorporation, the Titan Bylaws, OEDC's Certificate of Incorporation (the "OEDC Certificate of Incorporation") and OEDC's Bylaws.

GENERAL

  OEDC, like Titan, is a Delaware corporation organized under the DGCL. Neither the Titan Certificate of Incorporation nor the OEDC Certificate of Incorporation permits preemptive rights. Only the Titan Certificate of Incorporation permits cumulative voting. Whereas OEDC has a classified Board of Directors, Titan does not. The OEDC Certificate of Incorporation requires the approval of holders of at least 66% of the outstanding capital stock in order to approve the merger or consolidation of OEDC, the sale of substantially all of its assets, or its dissolution. In contrast, the Titan Certificate of Incorporation does not require a super-majority vote to approve such actions.

AUTHORIZED CAPITAL

  Titan has 70,000,000 authorized shares of stock, consisting of (i) 60,000,000 shares of Titan Common Stock and (ii) 10,000,000 shares of preferred stock having a par value of $0.01 per share. As of September 30, 1997, there were 33,945,198 shares of Titan Common Stock outstanding. There are no series of preferred stock outstanding.

  OEDC has the authority to issue 11,000,000 shares of capital stock, 10,000,000 of which are OEDC Common Stock and 1,000,000 are preferred stock, par value $0.01 per share. As of September 30, 1997, there were 8,701,885 shares of OEDC Common Stock outstanding. OEDC has no shares of its preferred stock outstanding as of the date hereof.

REMOVAL OF DIRECTORS

  A director of OEDC may be removed from office only for cause and only by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of OEDC Common Stock, voting together as a single class or by a majority of the OEDC Board. A director of Titan may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

                                 LEGAL MATTERS

  The validity of the shares of Titan Common Stock offered by this Joint Proxy Statement/Prospectus will be passed upon for Titan by Thompson & Knight, P.C., Dallas, Texas.

                                    EXPERTS

  The consolidated financial statements of Titan as of December 31, 1995 and 1996 and for the period March 31, 1995 (date of inception) to December 31, 1995 and the year ended December 31, 1996, the statements of revenues and direct operating expenses for the 1996 Acquisition for the years ended December 31, 1993, 1994, 1995, and the statements of revenues and direct operating expenses for the 1995 Acquisition for the years ended December 31, 1993 and 1994, and the period ended December 11, 1995, have been included this Joint Proxy

Statement/Prospectus and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  Information relating to Titan's estimated proved reserves of oil and natural gas at December 31, 1996 and the related estimates of future net cash flows and present values thereof included herein has been derived from an engineering report prepared by Williamson Petroleum Consultants, Inc., independent oil and gas consultants, and is included herein in reliance upon the authority of such firm as experts in petroleum engineering.

  The consolidated financial statements of OEDC and its predecessors as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996, have been included in this Joint Proxy Statement/Prospectus and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  Information relating to OEDC's estimated proved reserves of natural gas at December 31, 1996 and the related estimates of future net cash flows and present values thereof included herein has been derived from an engineering report prepared by Ryder Scott Company, and is included herein in reliance upon the authority of such firm as experts in petroleum engineering.

                             STOCKHOLDER PROPOSALS

  It is contemplated that the 1998 annual meeting of stockholders of Titan will take place during the fourth week of May 1998. Stockholder proposals for inclusion in Titan's proxy materials for the 1998 annual meeting of stockholders must be received at the Company's principal executive offices in Midland, Texas, addressed to the Secretary of the Company, not less than 60 days prior to such meeting; provided that if the 1998 annual meeting of stockholders is changed by more than 30 days from the presently contemplated date, proposals must be so received in a reasonable time in advance of the meeting.

  If the Merger is not consummated, the annual meeting of the stockholders of OEDC is expected to be held in May 1998. Any proposals of the stockholders of OEDC intended to be presented at the annual meeting must be received by OEDC, addressed to the Secretary, no later than December 29, 1997, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                         GLOSSARY OF OIL AND GAS TERMS

  The following are abbreviations and definitions of terms commonly used in the oil and gas industry and this report. Unless otherwise indicated in this report, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple. BOEs are determined using the ratio of six Mcf of natural gas to one Bbl of oil.

  "Bbl" means a barrel of 42 U.S. gallons of oil.

  "Bcf" means billion cubic feet of natural gas.

  "Bcfe" means billion cubic feet equivalent, determined using the ratio of 6 Mcf of natural gas to 1 barrel of crude oil, condensate or natural gas liquids.

  "BOE" means barrels of oil equivalent.

  "Completion" means the installation of permanent equipment for the production of oil or gas.

  "Development well" means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

  "Exploratory well" means a well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

  "Gross," when used with respect to acres or wells, refers to the total acres or wells in which the Company has a working interest.

  "Horizontal drilling" means a drilling technique that permits the operator to contact and intersect a larger portion of the producing horizon than conventional vertical drilling techniques and can result in both increased production rates and greater ultimate recoveries of hydrocarbons.

  "MBbls" means thousands of barrels of oil.

  "Mcf" means thousand cubic feet of natural gas.

  "Mcfe" means 1,000 cubic feet equivalent, determined using the ratio of 6 Mcf of natural gas to 1 barrel of crude oil, condensate or natural gas liquids.

  "MMBbls" means millions of barrels of oil.

  "MMBOE" means millions of barrels of oil equivalent on a 6:1 basis.

  "MMbtu" means 1 million British thermal units.

  "MMcf" means million cubic feet of natural gas.

  "MMcfe" means 1 million cubic feet equivalent, determined using the ratio of 6 Mcf of natural gas to 1 barrel of crude oil, condensate or natural gas liquids.

  "Net," when used with respect to acres or wells, refers to gross acres of wells multiplied, in each case, by the percentage working interest owned by the Company.

  "Net production" means production that is owned by the Company less royalties and production due others.

  "Oil" means crude oil or condensate.

  "Operator" means the individual or company responsible for the exploration, development, and production of an oil or gas well or lease.

  "Present Value of Future Revenues" or "PV-10" means the pretax present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with SEC guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

  "Proved developed reserves" means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery will be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

  "Proved reserves" means the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

    i. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and
  (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

    ii. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

    iii. Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids that may be recovered from oil shales, coal, gilsonite and other such sources.

  "Proved undeveloped reserves" means reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

  "Recompletion" means the completion for production of an existing well bore in another formation from that in which the well has been previously completed.

  "Reserves" means proved reserves.

  "Reservoir" means a porous and permeable underground formation containing a natural accumulation of producible oils and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

  "Royalty" means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

  "3-D seismic" means seismic data that are acquired and processed to yield a three-dimensional picture of the subsurface.

  "Tertiary recovery" means enhanced recovery methods for the production of oil or gas. Enhanced recovery of crude oil requires a means for displacing oil from the reservoir rock, modifying the properties of the fluids in the reservoir and/or the reservoir rock to cause movement of oil in an efficient manner, and providing the energy and drive mechanism to force its flow to a production well. The Company injects chemicals or energy as required for displacement and for the control of flow rate and flow pattern in the reservoir, and a fluid drive is provided to force the oil toward a production well.

  "Updip" means a higher point in the reservoir.

  "Working interest" means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100% working interest in a lease burdened only by a landowner's royalty of 12.5% would be required to pay 100% of the costs of a well but would be entitled to retain 87.5% of the production.

  "Workover" means operations on a producing well to restore or increase production.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Unaudited Pro Forma Combined Financial Statements:
  Pro Forma Combined Balance Sheet as of September 30, 1997 (unaudited)... F1-3
  Pro Forma Combined Statement of Operations for the year ended December
   31, 1996 (unaudited)................................................... F1-4
  Pro Forma Combined Statement of Operations for the nine months ended
   September 30, 1997 (unaudited)......................................... F1-5
  Notes to Unaudited Pro Forma Combined Financial Statements.............. F1-6
Financial Statements of Titan Exploration, Inc.:
  Independent Auditor's Report............................................ F2-1
  Consolidated Balance Sheets as of December 31, 1995 and 1996 and
   September 30, 1997 (unaudited)......................................... F2-2
  Consolidated Statements of Operations for the period March 31, 1995
   (date of inception) through December 31, 1995, the year ended December
   31, 1996 and the nine months ended September 30, 1996 and 1997
   (unaudited)............................................................ F2-3
  Consolidated Statements of Cash Flows for the period March 31, 1995
   (date of inception) through December 31, 1995, the year ended December
   31, 1996, and the nine months ended September 30, 1996 and 1997
   (unaudited)............................................................ F2-5
  Notes to Consolidated Financial Statements.............................. F2-6
Financial Statements of Offshore Energy Development Corporation:
  Independent Auditor's Report............................................ F3-1
  Consolidated Balance Sheets as of December 31, 1995 and 1996 and
   September 30, 1997 (unaudited)......................................... F3-2
  Consolidated Statements of Operations for the years ended December 31,
   1994 and 1995, the period from January 1 through November 6, 1996, the period from November 7 through December 31, 1996, and the nine months ended September 30, 1996 and 1997 (unaudited).......................... F3-3
  Consolidated Statements of Cash Flows for years ended December 31, 1994 and 1995, the period from January 1 through November 6, 1996, the period from November 7 through
   December 31, 1996, and the nine months ended September 30, 1996 and
   1997 (unaudited)....................................................... F3-4
  Notes to Consolidated Financial Statements.............................. F3-6
Financial Statements of the 1995 Acquisition:
  Independent Auditor's Report............................................ F4-1
  Statements of Revenues and Direct Operating Expenses for the years ended
   December 31, 1993 and 1994 and the period ended December 11, 1995...... F4-2
  Notes to the Statements of Revenues and Direct Operating Expenses....... F4-3
Financial Statements of the 1996 Acquisition:
  Independent Auditor's Report............................................ F5-1
  Statements of Revenues and Direct Operating Expenses for the years ended
   December 31, 1993, 1994 and 1995 and the nine months ended September
   30, 1995 and 1996 (unaudited).......................................... F5-2
  Notes to the Statements of Revenues and Direct Operating Expenses....... F5-3

                                      F1-1

  UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OFTITAN EXPLORATION, INC.

  The unaudited pro forma combined financial statements have been prepared to give effect to the 1996 Acquisition and the Merger as if each transaction had taken place on September 30, 1997 with respect to the unaudited pro forma combined balance sheet, and as of January 1, 1996 with respect to the unaudited pro forma combined statements of operations.

  The unaudited pro forma combined financial statements included herein are not necessarily indicative of the results that might have occurred had the transactions taken place at the date specified and are not intended to be a projection of future results. In addition, future results may vary significantly from the results reflected in the accompanying unaudited pro forma combined financial statements because of normal production declines, changes in product prices, future acquisitions and divestitures, and other factors.

  The following unaudited pro forma combined financial statements should be read in conjunction with the consolidated financial statements and the related notes of the Company, OEDC and the 1996 Acquisition.

                                     F1-2

                            TITAN EXPLORATION, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1997

                                                          PRO FORMA
                                                          COMBINED     PRO FORMA
                                       TITAN     OEDC    ADJUSTMENTS   COMBINED
                                      --------  -------  -----------   ---------
                                                  (IN THOUSANDS)
               ASSETS
Current Assets:
 Cash and cash equivalents..........  $  1,146  $ 2,024                $  3,170
 Accounts receivable:
  Oil and gas.......................     7,766    3,042                  10,808
  Affiliate.........................       --       329                     329
  Other.............................     2,225    1,506                   3,731
 Prepaid expenses and other current
  assets............................       747      501                   1,248
                                      --------  -------                --------
    Total current assets............    11,884    7,402                  19,286
 Property, plant and equipment, at
  cost
 Oil and gas properties
  Proved and unproved...............   238,775   60,416    (19,116)(a)  280,075
 Accumulated depletion, depreciation
  and amortization..................   (21,263) (15,653)    15,653 (a)  (21,263)
                                      --------  -------                --------
                                       217,512   44,763                 258,812
  Other property and equipment,
   net..............................       921      689     66,498 (a)   68,108
                                      --------  -------                --------
                                       218,433   45,452                 326,920
Investments in affiliates and
 others.............................       --     1,656        994 (a)    2,650
Investments in certificates of
 deposits, restricted...............       --     2,204                   2,204
Other assets, net of accumulated
 amortization.......................       721      574       (574)(a)      721
                                      --------  -------                --------
                                      $231,038  $57,288                $351,781
                                      ========  =======                ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable and accrued
  liabilities:
  Trade.............................  $  5,178  $ 7,956                $ 13,134
  Other.............................     4,436    1,473                   5,909
                                      --------  -------                --------
    Total current liabilities.......     9,614    9,429                  19,043
Long-term debt......................    14,700    8,800                  23,500
Other liabilities...................     1,805    1,060                   2,865
Deferred income tax payable.........     7,359      --      27,127 (a)   34,486
                                      --------  -------                --------
    Total liabilities...............    33,478   19,289                  79,894
Stockholders' equity:
  Preferred Stock...................       --       --                      --
  Common Stock......................       339       87        (32)(a)      394
  Additional paid-in capital........   203,433   42,646     31,626 (a)  277,705
  Deferred compensation.............   (11,371)     --                  (11,371)
  Retained earnings (deficit).......     5,159   (4,734)     4,734 (a)    5,159
                                      --------  -------                --------
    Total stockholders' equity......   197,560   37,999                 271,887
                                      --------  -------                --------
                                      $231,038  $57,288                $351,781
                                      ========  =======                ========

 See accompanying notes to unaudited pro forma condensed financial statements.

                                      F1-3

                            TITAN EXPLORATION, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                                            PRO FORMA
                                                  1996      COMBINED    PRO FORMA
                               TITAN    OEDC   ACQUISITION ADJUSTMENTS  COMBINED
                              -------  ------  ----------- -----------  ---------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Oil and gas sales.........  $23,824  $9,835    $36,004                 $69,663
  Other.....................      144  10,715        --                   10,859
  Pipeline operating and
   marketing................      --    1,014        --                    1,014
                              -------  ------    -------                 -------
    Total revenues..........   23,968  21,564     36,004                  81,536
Expenses:
  Oil and gas production....    9,199   1,973     10,515                  21,687
  General and
   administrative...........    2,270   2,325        --      $2,110(b)     6,705
  Amortization of stock
   option awards............    1,839     --         --                    1,839
  Exploration and
   abandonment..............      184   3,598        --                    3,782
  Depletion, depreciation
   and amortization.........    5,789   4,898        --       1,518(c)    23,018
                                                             10,813(d)
                              -------  ------    -------                 -------
    Total expenses..........   19,281  12,794     10,515                  57,031
                              -------  ------    -------                 -------
    Operating income........    4,687   8,770     25,489                  24,505
                              -------  ------    -------                 -------
Other income (expense):
  Interest expense..........   (2,965)   (783)       --                   (3,748)
  Interest and other income
   (expense)................      359     (94)       --                      265
                              -------  ------    -------                 -------
    Net income before income
     taxes..................    2,081   7,893     25,489                  21,022
Income tax expense..........    3,484   1,443        --       2,431(e)     7,358
                              -------  ------    -------                 -------
    Net income..............   (1,403)  6,450     25,489                  13,664
Preference unit payments and
 accretion of discount......      --   (2,617)       --       2,617(f)       --
                              -------  ------    -------                 -------
    Income available to
     common unitholders and
     stockholders...........  $(1,403) $3,833    $25,489                 $13,664
                              =======  ======    =======                 =======
    Net income per share....  $ (0.07) $ 0.68                            $  0.58
                              =======  ======                            =======
Weighted average common
 shares outstanding.........   20,140   5,602                             23,669
                              =======  ======                            =======

 See accompanying notes to unaudited pro forma condensed financial statements.

                                      F1-4

                            TITAN EXPLORATION, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                         PRO FORMA
                                                         COMBINED    PRO FORMA
                                       TITAN    OEDC    ADJUSTMENTS  COMBINED
                                      -------  -------  -----------  ---------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Oil and gas sales.................. $52,011  $ 7,033                $59,044
  Other..............................      99      145                    244
  Pipeline operating and marketing...     --       823                    823
                                      -------  -------                -------
    Total revenues...................  52,110    8,001                 60,111
Expenses:
  Oil and gas production.............  16,627    1,650                 18,277
  General and administrative.........   3,637    2,483                  6,120
  Amortization of stock option
   awards............................   3,790      --                   3,790
  Exploration and abandonment........   1,342    5,734                  7,076
  Depletion, depreciation and
   amortization......................  15,927    4,042     1,234(c)    21,203
                                      -------  -------                -------
    Total expenses...................  41,323   13,909                 56,466
                                      -------  -------                -------
    Operating income.................  10,787   (5,908)                 3,645
                                      -------  -------                -------
Other income (expense):
  Interest income....................     134    1,046                  1,180
  Interest expense...................    (825)    (153)                  (978)
                                      -------  -------                -------
    Net income before income taxes...  10,096   (5,015)                 3,847
Income tax (benefit) expense.........   3,534   (1,443)     (745)(e)    1,346
                                      -------  -------                -------
    Net income (loss)................ $ 6,562  $(3,572)               $ 2,501
                                      =======  =======                =======
    Net income (loss) per share...... $  0.18  $ (0.41)               $  0.06
                                      =======  =======                =======
Weighted average common shares
 outstanding.........................  35,714    8,702                 41,196
                                      =======  =======                =======


 See accompanying notes to unaudited pro forma condensed financial statements.

                                      F1-5

                            TITAN EXPLORATION, INC.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

NOTE 1. BASIS OF PRESENTATION

  The unaudited pro forma combined financial statements have been prepared to give effect to the 1996 Acquisition and the Merger as if each transaction had taken place on September 30, 1997, with respect to the unaudited pro forma combined balance sheet, and as of January 1, 1996, with respect to the unaudited pro forma combined statement of operations. Each acquisition is recorded using the purchase method of accounting.

  Following is a description of the individual columns included in these unaudited pro forma combined financial statements:

  THE COMPANY Represents the consolidated balance sheet of Titan Exploration, Inc. as of September 30, 1997 and the related consolidated statements of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997.

  OEDC Represents the consolidated balance sheet of Offshore Energy Development Corporation as of September 30, 1997 and the related consolidated statements of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997.

  1996 ACQUISITION Represents the revenues and direct operating expenses of the properties acquired in the 1996 Acquisition for the ten months ended October 31, 1996. The 1996 Acquisition was consummated on October 31, 1996.

NOTE 2. PRO FORMA ENTRIES

  (a) To record the acquisition of OEDC using the purchase method of accounting. The allocation of the purchase price to the acquired assets and liabilities is preliminary and, therefore, subject to change. Any future adjustments to the allocation of the purchase price are not anticipated to be material to the unaudited pro forma combined financial statements.

  (b) To record estimated incremental general and administrative expenses necessary to administer the properties acquired in the 1996 Acquisition of $1,764,000 per year, and to increase public reporting and administration costs by approximately $337,000 per year.

  (c) To adjust depreciation, depletion and amortization expense for the additional basis allocated to the oil and gas properties acquired in the Merger and accounted for using the successful efforts method of accounting.

  (d) To record estimated incremental depletion expense for the properties acquired in the 1996 Acquisition from January 1, 1996 through October 31, 1996.

  (e) To adjust income tax expense.

  (f) To eliminate OEDC's preference units (redeemed in November 1996) and the related accretion of discount.

NOTE 3. INCOME TAXES

  The Company accounts for income taxes pursuant to the provisions of SFAS
109. At September 30, 1997, the pro forma book basis of the Company's assets and liabilities exceeded the pro forma tax basis by approximately $50,378,000 giving rise to an estimated deferred tax liability of approximately $27,127,000. The temporary differences are primarily related to the differences in book and tax basis of oil and gas properties due to the expensing of intangible development costs for tax purposes and other income tax differences arising from the tax treatment of oil and gas producing activities.

                                     F1-6

                            TITAN EXPLORATION, INC.

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

NOTE 4. SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

  The following unaudited pro forma supplemental information regarding the oil and gas activities of the Company is presented pursuant to the disclosure requirements promulgated by the Commission and Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities". The pro forma combined reserve information is presented as if the merger had occurred on January 1, 1996.

  Management emphasizes that reserve estimates are inherently imprecise and subject to revision and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available; such changes could be significant.

 Quantities of oil and gas reserves

  Set forth below is a pro forma summary of the changes in the net quantities of oil and natural gas reserves for the year ended December 31, 1996.

                                                                       OIL AND
                                                            NATURAL   CONDENSATE
                                                           GAS (MMCF)  (MBBLS)
                                                           ---------- ----------
Balance, January 1, 1996..................................  262,350     16,460
Purchases of minerals-in-place............................    6,503        771
Revisions of previous estimates...........................   77,833      3,945
Extensions and discoveries................................    9,352        --
Production................................................  (21,461)    (1,720)
                                                            -------     ------
Balance, December 31, 1996................................  334,577     19,456
                                                            =======     ======

 Standardized measure of discounted future net cash flows

  The pro forma combined standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. Future income taxes are calculated by comparing discounted future cash flows to the tax basis of oil and gas properties, plus available carryforwards and credits, and applying the current tax rate to the difference.

                                                                   DECEMBER 31,
                                                                       1996
                                                                  --------------
                                                                  (IN THOUSANDS)
Future cash inflows..............................................   $1,422,018
Future production and development costs..........................     (386,508)
Future income tax expense........................................     (286,226)
                                                                    ----------
10% annual discount factor.......................................     (310,255)
                                                                    ----------
Standardized measure of dicounted future net cash flows..........   $  439,029
                                                                    ==========


                                     F1-7

                            TITAN EXPLORATION, INC.

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

NOTE 4. SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED) (CONTINUED)

 Changes relating to the standardized measure of discounted future net cash flows

  The principal sources of the change in the pro forma combined standardized measure of discounted future net cash flows for the year ended December 31, 1996 are as follows (in thousands):

Standardized Measure, Beginning of year.............................. $ 202,865
  Purchases of Reserves in place.....................................    13,373
  Revisions of previous quantity estimates...........................   133,522
  Extensions and discoveries less related costs......................    19,985
  Net changes in income tax..........................................  (123,667)
  Net changes in prices and production costs.........................   224,792
  Revisions of estimated future development costs....................    (7,942)
  Sales, net of production costs.....................................   (48,187)
  Accretion of discount..............................................    20,286
  Other..............................................................     4,002
                                                                      ---------
Standardized Measure, End of year.................................... $ 439,029
                                                                      =========

                                     F1-8

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Titan Exploration, Inc.

  We have audited the accompanying consolidated balance sheets of Titan Exploration, Inc. (the "Company") as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from March 31, 1995 (date of inception) through December 31, 1995, and for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Titan Exploration, Inc. as of December 31, 1995 and December 31, 1996, and the results of its operations and its cash flows for the period from March 31, 1995 (date of inception) through December 31, 1995 and the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Midland, Texas
March 12, 1997

                                     F2-1

                            TITAN EXPLORATION, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                 DECEMBER 31,
                                               -----------------  SEPTEMBER 30,
                                                1995      1996        1997
                                               -------  --------  -------------
                                                                   (UNAUDITED)
                   ASSETS
Current assets:
  Cash and cash equivalents..................  $ 6,213  $  6,290    $  1,146
  Short-term investment--certificate of
   deposit...................................    5,000       --          --
  Accounts receivable:
    Oil and gas..............................      996     8,533       7,766
    Other....................................    1,554       931       2,225
  Prepaid expenses and other current assets..      121       266         747
                                               -------  --------    --------
      Total current assets...................   13,884    16,020      11,884
                                               -------  --------    --------
Property, plant and equipment, at cost:
  Oil and gas properties, using the
   successful efforts method of accounting:
    Proved properties........................   42,887   194,699     228,250
    Unproved properties......................      190       987      10,525
  Accumulated depletion, depreciation and
   amortization..............................     (216)   (5,624)    (21,263)
                                               -------  --------    --------
                                                42,861   190,062     217,512
  Other property and equipment, net..........       96       277         921
                                               -------  --------    --------
                                                42,957   190,339     218,433
Other assets, net of accumulated amortization
 of $78 in 1995, $203 in 1996 and $393 in
 1997........................................      646       820         721
                                               -------  --------    --------
                                               $57,487  $207,179    $231,038
                                               =======  ========    ========
  LIABILITIES AND STOCKHOLDERS' EQUITY AND
             PREDECESSOR CAPITAL
Current liabilities:
  Accounts payable and accrued liabilities:
    Trade....................................  $ 1,766  $  7,112    $  5,178
    Accrued interest.........................       97       --          --
    Other....................................       75       784       4,436
                                               -------  --------    --------
      Total current liabilities..............    1,938     7,896       9,614
                                               -------  --------    --------
Long-term debt...............................   20,000     6,500      14,700
Other liabilities............................      964     1,772       1,805
Deferred income tax payable..................      --      3,825       7,359
Stockholders' equity and predecessor capital:
  Predecessor capital........................   37,081       --          --
  Preferred Stock, $.01 par value, 10,000,000
   shares authorized; none issued and
   outstanding...............................      --        --          --
  Common Stock, $.01 par value, 60,000,000
   shares authorized; 33,941,513 shares
   issued and outstanding at December 31,
   1996 and 33,945,198 shares issued and
   outstanding at September 30, 1997.........      --        339         339
  Additional paid-in capital.................      --    203,411     203,433
  Deferred compensation......................   (2,496)  (15,161)    (11,371)
  Retained earnings (deficit)................      --     (1,403)      5,159
                                               -------  --------    --------
      Total stockholders' equity and
       predecessor capital...................   34,585   187,186     197,560
                                               -------  --------    --------
                                               $57,487  $207,179    $231,038
                                               =======  ========    ========

          See accompanying notes to consolidated financial statements.

                                      F2-2

                            TITAN EXPLORATION, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   PERIOD
                               MARCH 31, 1995
                             (DATE OF INCEPTION)                NINE MONTHS
                                   THROUGH        YEAR ENDED       ENDED
                                DECEMBER 31,     DECEMBER 31,  SEPTEMBER 30,
                             ------------------- ------------ ----------------
                                    1995             1996      1996     1997
                             ------------------- ------------ -------  -------
                                                                (UNAUDITED)
Revenues:
  Oil and gas sales.........       $   743         $23,824    $10,237  $52,011
  Management fees--
   affiliate................           242             144        140       99
                                   -------         -------    -------  -------
    Total revenues..........           985          23,968     10,377   52,110
Expenses:
  Oil and gas production....           304           9,199      4,339   16,627
  General and
   administrative...........         1,546           2,270      1,452    3,637
  Amortization of stock
   option awards............           576           1,839        576    3,790
  Exploration and
   abandonment..............           490             184        110    1,342
  Depletion, depreciation
   and amortization.........           299           5,789      2,269   15,927
                                   -------         -------    -------  -------
    Total expenses..........         3,215          19,281      8,746   41,323
                                   -------         -------    -------  -------
    Operating income
     (loss).................        (2,230)          4,687      1,631   10,787
                                   -------         -------    -------  -------
Other income (expense):
  Interest income...........           699             424        336      134
  Interest expense..........           (97)         (2,965)    (1,179)    (825)
  Gain (loss) on sale of
   assets...................           244             (65)       --       --
  Loss on commodity
   derivative contracts.....          (147)            --         --       --
                                   -------         -------    -------  -------
    Net income (loss) before
     federal income taxes...        (1,531)          2,081        788   10,096
                                   -------         -------    -------  -------
Income tax expense..........           --            3,484      2,998    3,534
                                   -------         -------    -------  -------
    Net income (loss).......       $(1,531)        $(1,403)   $(2,210) $ 6,562
                                   =======         =======    =======  =======
    Net income (loss) per
     share..................       $  (.11)        $  (.07)   $ (0.10) $   .18
                                   =======         =======    =======  =======
Weighted average common
 shares outstanding.........        14,066          20,140     21,780   35,714
                                   =======         =======    =======  =======


          See accompanying notes to consolidated financial statements.

                                      F2-3

                            TITAN EXPLORATION, INC.

    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND PREDECESSOR CAPITAL
                                 (IN THOUSANDS)

                                             ADDITIONAL              RETAINED      TOTAL
                          PREDECESSOR COMMON  PAID-IN     DEFERRED   EARNINGS  STOCKHOLDERS'
                            CAPITAL   STOCK   CAPITAL   COMPENSATION (DEFICIT)    EQUITY
                          ----------- ------ ---------- ------------ --------- -------------
Balance at March 31,
 1995...................   $    --     $--    $    --     $    --     $   --     $    --
  Capital
   contributions........     35,540     --         --          --         --       35,540
  Deferred
   compensation.........      3,072     --         --       (2,496)       --          576
  Net loss..............     (1,531)    --         --          --         --       (1,531)
                           --------    ----   --------    --------    -------    --------
Balance at December 31,
 1995...................     37,081     --         --       (2,496)       --       34,585
  Sale of interest in
   predecessor..........      5,000     --         --          --         --        5,000
  September 30, 1996
   stock plan...........        --      --      14,504     (14,504)       --          --
  Common stock issued...        --      144    147,021         --         --      147,165
  Deferred
   compensation.........        --      --         --        1,839        --        1,839
  Net loss..............        --      --         --          --      (1,403)     (1,403)
  Transfer of
   predecessor capital
   and issuance of
   common stock pursuant
   to the Offering......    (42,081)    195     41,886         --         --          --
                           --------    ----   --------    --------    -------    --------
Balance at December 31,
 1996...................        --      339    203,411     (15,161)    (1,403)    187,186
  Deferred compensation
   (unaudited)..........        --      --         --        3,790        --        3,790
  Net income
   (unaudited)..........        --      --         --          --       6,562       6,562
  Other (unaudited).....        --      --          22         --         --           22
                           --------    ----   --------    --------    -------    --------
Balance at September 30,
 1997
 (unaudited)............   $    --     $339   $203,433    $(11,371)   $ 5,159    $197,560
                           ========    ====   ========    ========    =======    ========


          See accompanying notes to consolidated financial statements.

                                      F2-4

                            TITAN EXPLORATION, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                   PERIOD
                               MARCH 31, 1995
                             (DATE OF INCEPTION)                NINE MONTHS
                                   THROUGH        YEAR ENDED       ENDED
                                DECEMBER 31,     DECEMBER 31,  SEPTEMBER 30,
                             ------------------- ------------ ----------------
                                    1995             1996      1996     1997
                             ------------------- ------------ -------  -------
Cash flows from operating
 activities:
  Net income (loss).........       $(1,531)        $ (1,403)  $(2,210) $ 6,562
  Adjustments to reconcile
   net loss to net cash
   provided by (used in)
   operating activities:
    Depletion, depreciation
     and amortization.......           299            5,789     2,269   15,927
    Amortization of stock
     option awards..........           576            1,839       576    3,790
    Dry holes and
     abandonments...........           434               21        21      --
    (Gain) loss on sale of
     assets.................          (244)              65       --       --
    Deferred income taxes...           --             3,484     2,998    3,534
  Changes in assets and
   liabilities:
    Increase in accounts
     receivable.............        (2,153)          (7,311)     (833)    (527)
    (Increase) decrease in
     prepaid expenses and
     other current assets...          (121)            (145)       28     (481)
    Increase in other
     assets.................          (724)            (516)      --       --
    Increase in accounts
     payable and accrued
     liabilities............         1,659            5,887     2,794    1,751
                                   -------         --------   -------  -------
      Total adjustments.....          (274)           9,113     7,853   23,994
                                   -------         --------   -------  -------
      Net cash (used in)
       operating
       activities...........        (1,805)           7,710     5,643   30,556
                                   -------         --------   -------  -------
Cash flows from investing
 activities:
  Purchase of short-term
   investment...............        (5,000)             --        --       --
  Redemption of short-term
   investment...............           --             5,000     5,000      --
  Acquisition of oil and gas
   properties...............       (39,881)        (134,413)      --       --
  Additions to oil and gas
   properties...............        (3,788)         (15,488)  (17,590) (43,089)
  Proceeds from sale of
   nonproducing oil and gas
   properties, net of
   commissions paid.........         1,248              121       --       --
  Other.....................          (101)            (218)     (163)    (818)
                                   -------         --------   -------  -------
      Net cash (used in)
       investing
       activities...........       (47,522)        (144,998)  (12,753) (43,907)
                                   -------         --------   -------  -------
Cash flows from financing
 activities:
  Proceeds from the issuance
   of long-term debt........        28,000          162,500     8,000   33,850
  Payments of long-term
   debt.....................        (8,000)        (176,000)      --   (25,650)
  Capital contributions.....        35,540            3,700     3,700      --
  Proceeds from initial
   common stock offering....           --           148,376       --       --
  Direct costs of initial
   common stock offering....           --            (1,211)      --       --
  Proceeds from exercise of
   employee stock options...           --               --        --         7
                                   -------         --------   -------  -------
      Net cash provided by
       financing
       activities...........        55,540          137,365    11,700    8,207
                                   -------         --------   -------  -------
      Net increase
       (decrease) in cash
       and cash
       equivalents..........         6,213               77     4,590   (5,144)
Cash and cash equivalents,
 beginning of period........           --             6,213     6,213    6,290
                                   -------         --------   -------  -------
Cash and cash equivalents,
 end of period..............       $ 6,213         $  6,290   $10,803  $ 1,146
                                   =======         ========   =======  =======

          See accompanying notes to consolidated financial statements.

                                      F2-5

                            TITAN EXPLORATION, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

(1) ORGANIZATION AND NATURE OF OPERATIONS

  Titan Exploration, Inc. (the "Company") a Delaware corporation, was organized on September 27, 1996 and began operations on September 30, 1996 with the combination, pursuant to the terms of an Exchange Agreement and Plan of Reorganization (the "Exchange Agreement"), of Titan Resources I, Inc. (the "General Partner"), a Texas corporation, and Titan Resources, L.P. (the "Partnership"). Under the exchange agreement, the limited partners of the Partnership transferred all of their limited partnership interests to the Company in exchange for 19,318,199 shares of common stock, and the shareholders of the General Partner transferred all of the issued and outstanding stock of that corporation to the Company in exchange for an aggregate of 231,814 shares of common stock. These transactions are referred to as the "Conversion."

  Prior to the Conversion, the Company had no issued or outstanding shares of common stock and there was no public market for the General Partner's common stock. All shares of the Company currently outstanding were issued in the Conversion to the shareholders of the General Partner or to the limited partners of the Partnership. The combination of the Company, the General Partner and the Partnership is treated as a combination of entities under common control because of the 100% commonality of control between the Company subsequent to the Conversion and the Partnership prior to the Conversion. All partners of the Partnership were party to the exchange of shares in the Conversion. Consequently, the accompanying consolidated financial statements have given effect to the Conversion as if it were a pooling of interests. Revenues and costs arising from transactions between the two predecessor entities (the General Partner and the Partnership) have been eliminated. The following table sets forth revenues and net income with respect to the two predecessor entities (in thousands):

                                                      PERIOD
                                                  MARCH 31, 1995
                                                (DATE OF INCEPTION)
                                                      THROUGH        YEAR ENDED
                                                   DECEMBER 31,     DECEMBER 31,
                                                       1995             1996
                                                ------------------- ------------
Revenues:
  General Partner..............................       $   680         $   --
  Partnership..................................           985          23,968
  Intercompany eliminations....................          (680)            --
                                                      -------         -------
                                                      $   985         $23,968
                                                      =======         =======
Net income (loss):
  General Partner..............................       $    (9)        $   (66)
  Partnership..................................        (1,522)          1,502
  The Company..................................           --           (2,839)
                                                      -------         -------
                                                      $(1,531)        $(1,403)
                                                      =======         =======

  The Company is an independent energy company engaged in the exploration, development and acquisition of oil and gas properties. Since its inception in March 1995, the Company has experienced significant growth, primarily through the acquisition of oil and gas properties and the exploitation of these properties in the Permian Basin region of west Texas and southeastern New Mexico.

                                     F2-6

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries, each of which is wholly owned, since their formation (See Note 1). All material intercompany accounts and transactions have been eliminated in the consolidation.

 Use of Estimates in the Preparation of Financial Statements

  Preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all demand deposits, money market accounts and certificates of deposit purchased with an original maturity of three months or less to be cash equivalents.

 Inventories

  Inventories consist of lease and well equipment not currently being used in production and are accounted for at the lower of cost (first-in, first-out) or market.

 Oil and Gas Properties

  The Company utilizes the successful efforts method of accounting for its oil and gas properties. Under this method of accounting, all costs associated with productive wells and nonproductive development wells are capitalized. Exploration costs are capitalized pending determination of whether proved reserves have been found. If no proved reserves are found, previously capitalized exploration costs are charged to expense.

  Costs of significant nonproducing properties, wells in the process of being drilled and development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined. The Company capitalizes interest on expenditures for significant development projects until such time as significant operations commence.

  Capitalized costs of individual properties abandoned or retired are charged to accumulated depletion, depreciation and amortization. Sales proceeds from sales of individual properties are credited to property costs. No gain or loss is recognized until the entire amortization base is sold or abandoned.

  Other property and equipment are recorded at cost. Major renewals and betterments are capitalized while the costs of repairs and maintenance are charged to operating expenses in the period incurred. With respect to dispositions of assets other than oil and gas properties, the cost of assets retired or otherwise disposed of, and the applicable accumulated depreciation are removed from the accounts, and the resulting gains or losses, if any, are reflected in operations.

 Depletion, Depreciation and Amortization

  Provision for depletion of oil and gas properties is calculated using the unit-of-production method on the basis of an aggregation of properties with a common geologic structural feature or stratigraphic condition,

                                     F2-7

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

typically a field or reservoir. In addition, estimated costs of future dismantlement, restoration and abandonment, if any, are accrued as a part of depletion, depreciation and amortization expense on a unit of production basis; actual costs are charged to the accrual. Other property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Organization costs are amortized over five years, while loan costs are amortized over the life of the related loan.

 Impairment of Long-Lived Assets

  The Company follows the provisions of Statement of Financial Accounting Standards No. 121--Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("FAS 121"). Consequently, the Company reviews its long-lived assets to be held and used, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows, on a depletable unit basis, is less than the carrying amount of such assets. In this circumstance, the Company recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment was determined to exist during the period March 31, 1995 (date of inception) through December 31, 1995 or the year ended December 31, 1996.

  The Company accounts for long-lived assets to be disposed of at the lower of their carrying amount or fair value less cost to sell once management has committed to a plan to dispose of the assets.

 Earnings per Share

  Primary net income (loss) per share is computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalent shares arising from stock options are computed using the treasury stock method. There were no potentially dilutive securities, other than common stock equivalents. Consequently, primary and fully diluted earnings per share do not differ. For the periods prior to the Offering, the weighted average shares outstanding attributable to predecessor capital are the shares issued to the predecessor members upon Conversion.

 Income Taxes

  The Company follows the provisions of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FAS 109, the effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

  Upon Conversion, the Company recorded the tax effect of the differences between the book and tax basis of its assets and liabilities as a deferred tax liability and a corresponding charge to deferred income tax expense.

 Environmental

  The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future

                                     F2-8

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

 Revenue Recognition

  The Company uses the sales method of accounting for crude oil revenues. Under this method, revenues are recognized based on actual volumes of oil sold to purchasers.

  The Company uses the entitlements method of accounting for natural gas revenues. Under this method, revenues are recognized based on the Company's proportionate share of actual sales of natural gas. Natural gas revenues would not have been significantly altered in any period had the sales method of recognizing natural gas revenues been utilized. The Company has a net liability of approximately $964,000 and $508,000 associated with gas balancing recorded in other liabilities at December 31, 1995 and December 31, 1996, respectively.

 Stock-based Compensation

  The Company accounts for employee stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Accordingly, the Company has only adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). See Note 10 for the pro forma disclosures of compensation expense determined under the fair-value provisions of FAS 123.

 Commodity Hedging

  The financial instruments that the Company accounts for as hedging contracts must meet the following criteria: the underlying asset or liability must expose the Company to price or interest rate risk that is not offset in another asset or liability, the hedging contract must reduce that price or interest rate risk at the inception of the contract and throughout the contract period, and the instrument must be designated as a hedge. In order to qualify as a hedge, there must be clear correlation between changes in the fair value of the financial instrument and the fair value of the underlying asset or liability such that changes in the market value of the financial instrument will be offset by the effect of price or interest rate changes on the exposed items.

  The Company periodically enters into commodity derivative contracts (swaps) in order to hedge the effect of price changes on commodities the Company produces and sells. Gains and losses on contracts that are designed to hedge commodities are included in income recognized from the sale of those commodities. Gains and losses on derivative contracts which do not qualify as hedges are recognized in each period based on the market value of the related instrument. At December 31, 1996, the Company was not subject to any commodity derivative contracts.

 Interest Rate Swap Agreements

  The Company enters into interest rate swap agreements to effectively convert a portion of its floating-rate borrowings into fixed rate obligations. The interest rate differential to be received or paid is recognized over the lives of the agreements as an adjustment to interest expense. At December 31, 1996, the Company was not subject to any interest rate swap agreements.

 Interim Consolidated Financial Statements

  The interim consolidated financial information as of September 30, 1997 and for the periods ended September 30, 1996 and 1997, is unaudited. However, in the opinion of management, these interim consolidated financial statements include all the necessary adjustments to fairly present the results of the interim periods, and

                                     F2-9

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

all such adjustments are of a normal recurring nature. The interim consolidated financial statement should be read in conjunction with the audited financial statements as of and for the year ended December 31, 1996.

 Reclassifications

  Certain reclassifications have been made to the 1995 and 1996 amounts to conform to the 1997 presentation.

(3) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amount of cash and cash equivalents, short-term investments, other current assets, accounts receivable, accounts payable, and accrued liabilities approximates fair value because of the short maturity of these instruments.

  The carrying amount of long-term debt approximates fair value because the Company's current borrowing rate does not materially differ from market rates for similar bank borrowings.

  The fair market values of commodity derivative instruments are estimated based upon the current market price of the respective commodities at the date of valuation. It represents the amount which the Company would be required to pay or able to receive based upon the differential between a fixed and a variable commodity price as specified in the hedge contracts. At December 31, 1995, the Company would have been required to pay approximately $606,000 to terminate the existing contracts. There were not any commodity derivatives in effect at December 31, 1996.

  The fair values of interest rate swap agreements are obtained from bank quotes. This value represents the estimated amount the Company would pay to terminate the agreement, taking into consideration current interest rates. The Company estimates that, at December 31, 1995, the Company would have been required to pay approximately $17,000 to terminate the existing interest rate swap agreement. The interest rate swap agreement matured on December 23, 1996, consequently, no interest rate swap agreements were in effect at December 31, 1996.

(4) LONG-TERM DEBT

  Long-term debt consists of the following (in thousands):

                                                     DECEMBER 31,
                                                    -------------- SEPTEMBER 30,
                                                     1995    1996      1997
                                                    ------- ------ -------------
                                                                    (UNAUDITED)
1996 Line of credit................................ $   --  $6,500    $11,500
1995 Line of credit................................  20,000    --         --
Unsecured credit agreement.........................     --     --       3,200
                                                    ------- ------    -------
                                                    $20,000 $6,500    $14,700
                                                    ======= ======    =======

 1996 Line of Credit

  On October 31, 1996, the Company entered into a new credit agreement (the "Credit Agreement") with Chase Securities, Inc., an affiliate of the Company's current lender, which establishes a four year revolving credit facility, up to the maximum amount of $250 million with an initial borrowing base of $165 million. All outstanding amounts are due and payable in full on January 1, 2001. The borrowing base is subject to

                                     F2-10

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

redetermination semiannually by the lenders based on certain proved oil and gas reserves and other assets of the Company. In June 1997, the borrowing base was redetermined by the lenders and reset at $165 million. Proceeds of the credit facility were utilized to fund the 1996 Acquisition, development of oil and gas reserves, and for general corporate requirements.

  The credit agreement, which is secured by the Company's proved oil and gas reserves, is subject to mandatory prepayments. To the extent that the borrowing base is less than the aggregate principal amount of all outstanding loans and letters of credit under the Credit Agreement, such deficiency must be cured by the Company within 180 days, by either prepaying a portion of the outstanding amounts or pledging additional collateral. Commitment fees are due quarterly and range from .300% to .375% per annum on the difference between the commitment and the average daily amount outstanding.

  At the Company's option, borrowings under the Credit Agreement bear interest at either (i) the "Base Rate" (i.e. the higher of the agent's prime commercial lending rate, or the federal funds rate plus 0.5% per annum), or (ii) the Eurodollar rate plus a margin ranging from 1% to 1.50% per annum, which margin increases as the level of the Company's aggregate outstanding borrowings under the Credit Agreement increases. The interest rate in effect at December 31, 1996 was the prime rate of 8.25%.

  The credit agreement contains various restrictive covenants and compliance requirements, which include (1) limiting the incurrence of additional indebtedness, (2) restrictions as to merger, sale or transfer of assets and transactions with affiliates without the lenders' consent, and (3) prohibition of any return of capital payments or distributions to any of its partners other than for taxes due as a result of their partnership interest.

 1995 Line of Credit

  On December 11, 1995, the Company entered into a credit agreement with Texas Commerce Bank. The note provided for a two-year revolving line of credit of $100,000,000 with an initial borrowing base of $35,000,000. The loan documents governing the Credit Agreement contained certain covenants and restrictions that are customary in the oil and gas industry relating to the Company's operations. The 1995 line of credit was paid in full on December 20, 1996.

 Unsecured Credit Agreement

  Effective April 16, 1997, the Company entered into a credit agreement (the "Unsecured Credit Agreement") with Texas Commerce Bank National Association (the "Bank"), an affiliate of Chase Securities, Inc., which establishes a one year revolving credit facility, up to the maximum of $5 million. While all outstanding amounts are due and payable in full on or before March 6, 1998, the Company considers amounts outstanding pursuant to the Unsecured Credit Agreement as long-term as all amounts are repaid from available funds under the Credit Agreement. Proceeds of the Unsecured Credit Agreement are utilized to fund short-term needs (less than thirty days).

  The interest rate of each loan under the Unsecured Credit Agreement is at a rate determined by agreement between the Company and the Bank. The rate shall not exceed the maximum interest rate permitted under applicable laws. Interest rates generally are comparable with Eurodollar rates plus 1% per annum.

  The Company was party to an interest rate swap agreement entered into on December 21, 1995. The effect of this agreement was to provide the Company with a fixed interest rate of 6.72% on $10,000,000 of its revolving line of credit through December 23, 1996.

                                     F2-11

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)


  Maturities of long-term debt are as follows (in thousands):

   1996.................................................................. $  --
   1997..................................................................    --
   1998..................................................................    --
   1999..................................................................    --
   2000..................................................................    --
   Thereafter............................................................ 14,700

(5) ACQUISITIONS OF OIL AND GAS PROPERTIES

  On October 31, 1996, the Company completed the acquisition of certain oil and gas properties from a major integrated company (the "1996 Acquisition"). The Company funded the acquisition from the 1996 Line of Credit agreement described in Note 4. The total consideration paid for the properties was $134,413,066. The acquisition of these oil and gas properties, accounted for using the purchase method, resulted in the following noncash investing activities:

   Recorded amount of assets acquired, including receivables of
    $300,187...................................................  $135,983,556
   Liabilities assumed.........................................    (1,570,490)
                                                                 ------------
   Cash paid...................................................  $134,413,066
                                                                 ============

  Included in receivables assumed is a $300,187 long-term receivable recorded as a purchase price adjustment related to the 1996 Acquisition for a gas imbalance. It is shown net of other gas imbalance liabilities in the financial statements. Liabilities assumed are amounts recorded as purchase price adjustments related to the 1996 Acquisition for potential environmental remediation.

  On December 11, 1995, the Company completed the acquisition of certain oil and gas properties from a large independent oil and gas company (the "1995 Acquisition"). The Company funded the acquisition from the 1995 Line of Credit agreement described in Note 4. The total consideration paid for the properties was $39,881,094. The acquisition of these oil and gas properties, accounted for using the purchase method, resulted in the following noncash investing activities:

   Recorded amount of assets acquired, including receivables of
    $396,719.................................................... $40,992,065
   Liabilities assumed..........................................  (1,110,971)
                                                                 -----------
   Cash paid.................................................... $39,881,094
                                                                 ===========

  Included in liabilities assumed is a $963,898 long-term liability recorded as a purchase price adjustment related to the 1995 Acquisition for a gas imbalance liability.

                                     F2-12

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)


 Pro Forma Results of Operations (Unaudited)

  The following table reflects the pro forma results of operations for the years ended December 31, 1995 and 1996 as though the 1995 and the 1996 Acquisition had occurred as of January 1, 1995 and as if the Conversion had taken place on January 1, 1995. The pro forma amounts are not necessarily indicative of the results that may be reported in the future (in thousands).

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
   Revenues................................................... $49,591  $59,972
   Net income (loss)..........................................    (459)   1,556
   Net income (loss) per share................................   (0.03)     .08

(6) STATEMENTS OF CASH FLOWS

  No interest was paid in 1995. Interest expense of $3,062,656 was paid as of December 31, 1996.

  During 1996, a $1,300,000 noncash contribution of interests in oil and gas properties was made in exchange for interest in the Company. Also at December 31, 1996, a $341,250 noncash property addition was recorded as a purchase price adjustment related to the Conversion.

(7) COMMON STOCK OFFERING

  On December 16, 1996, the Company completed an initial public offering of 14,391,500 shares of common stock at a price of $11.00 per share. Proceeds received, net of related expenses, were approximately $148,376,365.

(8) INCOME TAXES

  Upon Conversion, the Company became a tax paying entity for U.S. Federal income tax purposes. At that date, the book basis of the Company's assets and liabilities exceeded the tax basis by approximately $16,934,000, resulting in a deferred tax liability of approximately $2,998,000. Income tax provision for the year ended December 31, 1996 is as follows (in thousands):

Deferred income tax expense at statutory rate on income of $1,293,000 since incorporation.................................................... $  486
Deferred income tax expense to record difference between book and tax basis of assets upon
 Conversion.............................................................  2,998
                                                                         ------
                                                                         $3,484
                                                                         ======

                                     F2-13

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)


  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 are as follows (in thousands):

Deferred tax assets:
  Net operating loss.................................................... $1,458
  Compensation, principally due to accrual for financial reporting
   purposes.............................................................    644
                                                                         ------
    Total gross deferred tax assets.....................................  2,102
                                                                         ------
Deferred tax liabilities:
  Oil and gas properties, principally due to differences in basis, depletion, and the deduction of intangible drilling costs for tax purposes.............................................................  5,927
                                                                         ------
    Total gross deferred tax liabilities................................  5,927
                                                                         ------
    Net deferred tax liability.......................................... $3,825
                                                                         ======

  A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Based on expectations for the future and the availability of certain tax planning strategies that would generate taxable income to realize the net tax benefits, if implemented, management has determined that taxable income of the Company will more likely than not be sufficient to fully utilize available carryforwards prior to their ultimate expiration.

  At December 31, 1996, the Company has net operating loss carryforwards ("NOLs") for U.S. federal income tax purposes of approximately $4.2 million, which are available to offset future regular taxable income, if any. The carryforwards expire December 31, 2011.

(9) RELATED PARTY TRANSACTIONS

  For the year ended December 31, 1995, the Company received $241,563 for administrative services from a related party. During 1996 revenue received was $144,167.

  For the period March 31, 1995 (date of inception) through December 31, 1995, financial advisory service fees of $428,958 were paid to two shareholders and two affiliates of shareholders. During 1996, financial advisory service fees of $185,854 were paid to two shareholders.

  Director's fees of $20,833 and $10,000 were paid during 1995 and 1996, respectively.

  The Company has recorded in other assets approximately $425,000 of organization costs which were paid to related parties for consulting and advisory fees. These costs are being amortized over a period of five years.

  Certain properties that were owned or controlled by certain shareholders were acquired by the Company for $1,142,000 and $21,708 in 1995 and 1996, respectively, which approximates the predecessor cost of the properties.

  The Company entered into a three-year noncancellable operating lease with an entity controlled by an officer of the General Partner for office facilities on January 1, 1996.

                                     F2-14

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)


  Future minimum lease commitments under the lease at September 30, 1997 are as follows:

   1997................................................................ $202,750
   1998................................................................  202,750
   1999................................................................  202,750
   2000................................................................  202,750
   2001................................................................  202,750
   2002................................................................  202,750

  Lease expense paid through December 31, 1996 was $110,625. The lease was renegotiated in March 1997, with monthly lease payments of $16,895 subject to increase as the Company assumes additional space. The lease expires on March 15, 2002.

  The Company was party to two financial advisory service contracts with a shareholder and an affiliate of a shareholder. These contracts require consolidated annual payments of $185,000 per year to be paid by the Company until any one of the following events occur:

    (i) the date of dissolution of the Company;

    (ii) the first date on which the respective shareholder no longer owns at least 35% of the outstanding shares of common stock of the Company;

    (iii) the first date on which the Company or its successors complete an equity offering to the public, or

    (iv) written notice by the respective party of their election to terminate the contracts with the Company.

  These contracts were terminated on December 16, 1996 pursuant to (iii) above.

  The Company regularly uses certain aircraft owned by an affiliate. The Company is billed for any use of such aircraft by Company personnel. Payments made for the use of such aircraft were $4,140 for the period ended March 31, 1995 (date of inception) through December 31, 1995 and $17,348 for the year ended December 31, 1996.

  The President, Chief Executive Officer and Chairman of the Board of the Company, and certain of his affiliates have a common ownership interest in an oil and gas property that is operated by the Company and, in accordance with a standard industry operating agreement, make payments to the Company of leasehold costs and lease operating and supervision charges. These payments were approximately $12,000 for period March 31, 1995 (date of inception) through December 31, 1995 and $229,332 for the year ended December 31, 1996. Revenue received in connection with these oil and gas properties was $6,868 for the year ended December 31, 1996. These interests were owned by the Chief Executive Officer and his affiliates prior to the formation of the Company on March 31, 1995.

(10) COMPANY OPTION PLANS

 Initial Stock Option Plan

  During 1995, the Titan Resources, L.P. established a unit option plan (the
Plan) for certain officers and key employees of the Partnership and the General Partner. The Plan provided for the issuance of 5,460,000 options in four separate series with an initial exercise price of $1 which was to be increased 10% per annum from the initial plan adoption date of March 31, 1995. Option A series, covering 3,624,706 units, was to vest at a rate of one-third of the options at each of the dates of March 31, 1996, 1997 and 1998; Option B, C, and D series were

                                     F2-15

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

to vest on the dates that the Board determines that the current value of partnership units had increased by a factor of 3, 4, and 5, respectively, or on the date that such per unit amounts of cash or other assets have been or are authorized to be distributed to the Partners. Option B, C, and D series cover 582,282, 611,037, and 641,975 units, respectively. As of December 31, 1995, 5,093,616 unit options had been awarded and none were vested or exercised.

  Based on the price of equity interests sold at December 11, 1995, the Company recorded deferred compensation for the expected value of the options, amortized over the period from March 31, 1995 through March 31, 1998.

 Revised Stock Option Plan

  On September 30, 1996, upon the consolidation of Titan Exploration, Inc., the Plan was replaced by a new stock option plan the ("Stock Plan"). The Stock Plan provides for the issuance of 3,631,350 options to acquire common stock of the Company, in four separate series with a fixed exercise price of $2.08. Option A series, covering 2,410,728 shares of common stock, was to vest at a rate of one-third of the options at each of the dates of March 31, 1996, 1997 and 1998; Option B, C, and D series cover 387,265, 406,390, and 426,967 shares of common stock, respectively and vest over a period through March 31, 1999. Deferred compensation was recorded based on the value of the Company's common stock on September 30, 1996, and will be amortized to expense over a 39 month period. Deferred compensation of approximately $17,576,000 (before reduction by amounts previously amortized to expense under the Plan, as described above) was recorded at September 30, 1996. At December 31, 1996, unamortized deferred compensation was $15,160,371.

 1996 Incentive Plan

  The Board of Directors and the stockholders of the Company approved the adoption of the Company's 1996 Incentive Plan (the "1996 Incentive Plan") as of October 1, 1996. The purpose of the 1996 Incentive Plan is to reward selected officers and key employees of the Company and others who have been or may be in a position to benefit the Company, compensate them for making significant contributions to the success of the Company and provide them with a proprietary interest in the growth and performance of the Company.

  Participants in the 1996 Incentive Plan are selected by the Board of Directors or such committee of the Board as is designated by the Board to administer the 1996 Incentive Plan (the Compensation Committee of the Board of Directors) from among those who hold positions of responsibility with the Company and whose performance, in the judgment of the Compensation Committee, can have a significant effect on the success of the Company. An aggregate of 850,000 shares of Common Stock have been authorized and reserved for issuance pursuant to the 1996 Incentive Plan. At December 31, 1996, options have been granted to a participant under the 1996 Incentive Plan to purchase a total of 85,000 shares of Common Stock at an exercise price of $11 per share. These options vest ratable on each of the first through fourth anniversaries of the grant date.

  Subject to the provisions of the 1996 Incentive Plan, the Compensation Committee will be authorized to determine the type or types of awards made to each participant and the terms, conditions and limitations applicable to each award. In addition, the Compensation Committee will have the exclusive power to interpret the 1996 Incentive Plan and to adopt such rules and regulations as it may deem necessary or appropriate in keeping with the objectives of the 1996 Incentive Plan.

  Pursuant to the 1996 Incentive Plan, participants will be eligible to receive awards consisting of (i) stock options, (ii) stock appreciation rights, (iii) stock, (iv) restricted stock, (v) cash or (vi) any combination of the

                                     F2-16

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

foregoing. Stock options may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonqualified stock options.

  The Company applies APB 25 and related interpretations in accounting for its stock option plans. If compensation expense for the stock option plans had been determined consistent with Statement of Financial Accounting Standards 123, "Accounting for Stock-Based Compensation ("FAS 123"), the Company's net loss and net loss per share would have been adjusted to the pro forma amounts indicated below:

                                                           FOR THE YEAR ENDED
                                                              DECEMBER 31,
                                                           --------------------
                                                             1995       1996
                                                           ---------  ---------
                                                             (IN THOUSANDS,
                                                            EXCEPT PER SHARE
                                                                AMOUNTS)
Net loss.................................................. $  (1,454) $  (1,744)
Net loss per share........................................     (0.10)     (0.09)

  The pro forma net loss and pro forma net loss per share amounts noted above are not likely to be representative of the pro forma amounts to be reported in future years. The pro forma amounts for 1995 and 1996 reflect the initial phase-in of FAS 123, and as a result, do not reflect any compensation expense for options granted prior to 1995. Pro forma adjustments in future years will include compensation expense associated with the options granted in 1995 and 1996 plus compensation expense associated with any options awarded in future years. As a result, such pro forma compensation expense is likely to be higher than the levels experienced in 1995 and 1996.

  Under FAS 123, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1995 and 1996:

                                                                     1995  1996
                                                                     ----  ----
     Risk-free interest rate........................................ 6.00% 6.15%
     Expected life..................................................  4.5   3.0
     Expected volatility............................................   52%   52%
     Expected dividend yield........................................  --    --

                                     F2-17

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)


  A summary of the Company's stock option plans as of December 31, 1995 and 1996, and changes during the years ended on those dates is presented below:

                                           PERIOD
                                       MARCH 31, 1995
                                    (DATE OF INCEPTION)
                                          THROUGH         FOR THE YEAR ENDED
                                     DECEMBER 31, 1995     DECEMBER 31, 1996
                                    --------------------- --------------------
                                                WEIGHTED              WEIGHTED
                                      NUMBER     AVERAGE    NUMBER    AVERAGE
                                    OF SHARES     PRICE   OF SHARES    PRICE
                                    ----------- --------- ----------  --------
Stock options:
  Outstanding at beginning of
   year............................         --       --    3,387,674   $1.50
    Options granted--initial plan..         --       --      243,676   $1.50
    Options canceled...............         --       --   (3,631,350)  $1.50
    Options granted................   3,387,674  $  1.50   3,716,350   $2.28
                                    -----------           ----------
  Outstanding at end of year.......   3,387,674            3,716,350
                                    ===========           ==========
  Exercisable at end of year.......         --                   --
                                    ===========           ==========
Weighted average fair value of op-
 tions granted during the year..... $      0.75           $     5.27
                                    ===========           ==========

  The following table summarizes information about the Company's stock options outstanding atDecember 31, 1996:

                                      OPTIONS OUTSTANDING
                  ---------------------------------------------------------------------
                       NUMBER                 WEIGHTED AVERAGE              WEIGHTED
                   OUTSTANDING AT                REMAINING                  AVERAGE
                  DECEMBER 31, 1996           CONTRACTUAL LIFE           EXERCISE PRICE
                  -----------------           ----------------           --------------
                      3,631,350                  51 months                   $ 2.08
                         85,000                  51 months                   $11.00
                      ---------
                      3,716,350
                      =========

(11) 401(K) PLAN

  The Company has established a qualified cash or deferred arrangement under IRS code section 401(k) covering substantially all employees. Under the plan, the employees have an option to make elective contributions of a portion of their eligible compensation, not to exceed specified annual limitations, to the plan and the Company has an option to match a portion of the employee's contribution. The Company has made matching contributions to the plan totaling $8,199 and $23,034 in 1995 and 1996, respectively.

(12) STOCKHOLDERS' EQUITY

  In May 1997, the Company announced a plan to repurchase up to $25 million of the Company's common stock. The repurchase will be made periodically, depending on market conditions, and will be funded with cash flow from operations and, as necessary, borrowings under the Credit Agreement. At September 30, 1997, the Company had not repurchased any shares of its common stock.

                                     F2-18

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)


(13) MAJOR CUSTOMERS

  The following purchasers accounted for 10% or more of the Company's oil and gas sales for the period March 31, 1995 (date of inception) through December 31, 1995 and for the year ended December 31, 1996.

                                                                     1995 1996
                                                                     ---- -----
      Purchaser A................................................... --   43.06%

(14) OIL AND GAS EXPENDITURES

  The following table reflects costs incurred in oil and gas property acquisition, exploration and development activities:

                                                      PERIOD
                                                  MARCH 31, 1995
                                                (DATE OF INCEPTION)
                                                      THROUGH        YEAR ENDED
                                                   DECEMBER 31,     DECEMBER 31,
                                                       1995             1996
                                                ------------------- ------------
                                                         (IN THOUSANDS)
      Property acquisition costs:
        Proved.................................       $40,873         $139,110
        Unproved...............................         1,040              802
      Exploration..............................           448              129
      Development..............................         1,580           12,468
                                                      -------         --------
                                                      $43,941         $152,509
                                                      =======         ========

(15) SUBSEQUENT EVENTS

  Titan and Offshore Energy Development Corporation, a Delaware corporation ("OEDC"), have entered into an agreement by which Titan will acquire all the outstanding OEDC common stock. OEDC is an independent energy company that focuses on the acquisition, exploration, development and production of natural gas in the Gulf of Mexico and on natural gas gathering, processing and marketing activities. OEDC is listed on the Nasdaq National Market under the symbol "OEDC." Based on estimates of OEDC's outside engineers, OEDC's total proved reserves were 5.5 million BOE at December 31, 1996. Titan will issue approximately 5.5 million shares of Titan common stock equal to 16.2% of the total Titan common stock currently outstanding. The transaction is subject to various conditions, including approval by stockholders of both companies. Special meetings of Titan and OEDC stockholders have been scheduled for December 12, 1997 to consider the transaction.

  Titan and Carrollton Resources, L.L.C., a Louisiana limited liability company ("Carrollton"), have entered into an agreement by which Titan will acquire all the outstanding membership interests of Carrollton. Carrollton is a small independent energy company engaged in the exploration, development and acquisition of onshore oil and gas properties located primarily in the Gulf Coast region, making a good fit with OEDC's area of operations. Based on estimates of Carrollton's outside engineers, Carrollton's total proved reserves were 2.8 million BOE at June 30, 1997. Titan will issue approximately 900,000 shares of Titan Common Stock equal to 2.7% of the total Titan Common Stock currently outstanding. Titan anticipates closing the transaction, which is subject to various conditions, in mid-December 1997.

(16) IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS") No. 128, Earnings per Share. FAS No. 128 establishes standards for computing and presenting earnings per share and is effective for periods ending after December 15, 1997. The impact of the adoption of FAS No. 128 on the Company's earnings per share is expected to be immaterial.

                                     F2-19

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)


  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS) No. 130, Reporting Comprehensive Income. FAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. FAS No. 130 is effective for interim and annual periods beginning after December 15, 1997. The Company plans to adopt FAS No. 130 for the period ended March 31, 1998.

(17) SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

  The estimates of proved oil and gas reserves, which are located principally in the United States, were prepared by the Company as of December 31, 1995, and Williamson Petroleum Consultants as of December 31, 1996. Reserves were estimated in accordance with guidelines established by the SEC and FASB which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements. The Company has presented the reserve estimates utilizing an and an oil price of $17.66 per Bbl and a gas price of $1.38 per Mcf as of December 31, 1995 and an oil price of $25.09 per Bbl and a gas price of $2.70 per Mcf as of December 31, 1996.

 Oil and Gas Producing Activities

  Oil and gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.

                                                            OIL AND
                                                           CONDENSATE  NATURAL
                                                            (MBBLS)   GAS (MMCF)
                                                           ---------- ----------
Total Proved Reserves:
Balance, March 31, 1995...................................      --         --
  Extensions and discoveries..............................      108     33,724
  Purchases of minerals-in-place..........................    6,068    101,516
  Production..............................................      (30)      (245)
                                                             ------    -------
Balance, December 31, 1995................................    6,146    134,995
  Purchases of minerals-in-place..........................      704        264
  Revision of previous estimates..........................      101     47,031
  Production..............................................     (388)    (2,725)
                                                             ------    -------
Balance, September 30, 1996...............................    6,563    179,565
  Purchases of minerals-in-place..........................   12,510    109,381
  Revision of previous estimates..........................      709     15,494
  Production..............................................     (326)    (3,062)
                                                             ------    -------
Balance, December 31, 1996................................   19,456    301,378
                                                             ======    =======
Proved Developed Reserves:
  March 31, 1995..........................................      --         --
  December 31, 1995.......................................    5,945     45,470
  September 30, 1996......................................    6,252     54,119
  December 31, 1996.......................................   16,024    180,161

                                     F2-20

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)


 Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

  The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on period-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on period-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows.

  Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                    PERIOD
                                                MARCH 31, 1995
                                              (DATE OF INCEPTION)
                                                    THROUGH        YEAR ENDED
                                                 DECEMBER 31,     DECEMBER 31,
                                                     1995             1996
                                              ------------------- ------------
Future:
  Cash inflows...............................      $270,965        $1,300,863
  Production and development costs...........       (95,490)         (348,705)
  Future income taxes........................       (45,754)         (264,904)
                                                   --------        ----------
    Future net cash flows....................       129,721           687,254
10% annual discount for estimated timing of
 cash flows..................................       (63,369)         (299,391)
                                                   --------        ----------
Standardized measure of discounted net cash
 flows.......................................      $ 66,352        $  387,863
                                                   ========        ==========

 Changes in Standardized Measure of Discounted Future Net Cash Flows From Proved Reserves

                                                     PERIOD
                                                 MARCH 31, 1995
                                               (DATE OF INCEPTION)
                                                     THROUGH        YEAR ENDED
                                                  DECEMBER 31,     DECEMBER 31,
                                                      1995             1996
                                               ------------------- ------------
                                                        (IN THOUSANDS)
Standardized measure, beginning of period.....      $    --         $  66,352
  Extensions and discoveries and improved
   recovery, net of future production and
   development costs..........................        18,087              --
  Accretion of discount.......................           --             6,635
  Net change in sales prices, net of
   production, costs..........................           --            83,823
  Net change in income taxes..................       (23,401)        (126,102)
  Purchase of minerals-in-place...............        71,561          298,867
  Revision of quantity estimates and revenues
   added by development drilling..............           --            70,755
  Sales, net of production costs..............          (439)         (14,624)
  Other.......................................           544            2,157
                                                    --------        ---------
Standardized measure, end of period...........      $ 66,352        $ 387,863
                                                    ========        =========

                                     F2-21

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)


(18) SELECTED QUARTERLY FINANCIAL RESULTS (UNAUDITED)

                                                    QUARTER
                                     --------------------------------------------
                                      FIRST      SECOND    THIRD     FOURTH(1)
                                     ---------  --------- ---------  ------------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
1995
  Total revenues....................       --         --  $     173   $     812
  Total expenses....................       --         --         93       2,423
  Net income (loss).................       --         --         80      (1,611)
  Net income (loss) per share.......       --         --        .01        (.11)
1996
  Total revenues.................... $   3,304  $   3,486   $ 3,587   $  13,591
  Total expenses....................     3,155      3,485     5,947      12,784
  Net income (loss).................       149          1    (2,360)        807
  Net income (loss) per share.......      (.01)       --       (.11)        .03
1997
  Total revenues.................... $  18,036  $  16,203 $  17,871   $     --
  Total expenses....................    15,759     14,478    15,311         --
  Net income (loss).................     2,277      1,725     2,560         --
  Net income (loss) per share.......       .06        .05       .07         --

--------
(1) In the fourth quarter of 1995, Titan acquired a group of producing oil and gas properties from a large independent company (the 1995 Acquisition). In the fourth quarter of 1996, Titan acquired additional producing oil and gas properties from a major integrated company (the 1996 Acquistion). See the financial statements of the 1995 Acquisition and the 1996 Acquisition included elsewhere herein.

                                     F2-22

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Offshore Energy Development Corporation:

  We have audited the accompanying consolidated balance sheet of Offshore Energy Development Corporation as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the period November 7, 1996 through December 31, 1996 and the consolidated balance sheet of the Company's Predecessors as of December 31, 1995 and the related Predecessors' consolidated statements of operations, predecessors' equity (deficit) and cash flows for the period January 1, 1996 through November 6, 1996 and for the years ended December 31, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's and the Predecessors' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Offshore Energy Development Corporation and its Predecessors as of December 31, 1996 and 1995, respectively, and the results of its operations and its cash flows and those of its Predecessors for the period November 7, 1996 through December 31, 1996 and the period January 1, 1996 through November 6, 1996 and for the years ended December 31, 1995 and 1994, respectively, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Houston, Texas
March 17, 1997

                                     F3-1

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                       DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,
                                           1995          1995          1997
                                      (PREDECESSORS)  (COMPANY)      (COMPANY)
                                      -------------- ------------  -------------
                                                                    (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.........   $   710,306   $ 18,407,768  $  2,024,302
  Accounts receivable--trade,
   affiliate and other..............     2,352,191      4,184,702     4,877,446
  Prepaids and other assets.........        27,484         45,491       500,496
                                       -----------   ------------  ------------
    Total current assets............     3,089,981     22,637,961     7,402,244
Oil and gas properties--at cost
 (successful efforts method)........    26,153,845     36,769,166    60,415,462
Other property and equipment........       329,923        372,946       689,093
Accumulated depreciation, depletion
 and amortization...................    (6,376,095)   (11,439,301)  (15,652,751)
                                       -----------   ------------  ------------
                                        20,107,673     25,702,811    45,451,804
Investments in affiliates and
 others.............................       245,783        729,784     1,655,523
Investments in certificates of
 deposits, restricted...............     1,378,601      1,445,442     2,204,161
Deferred and other assets...........       348,347        424,855       574,013
                                       -----------   ------------  ------------
    Total Assets....................   $25,170,385   $ 50,940,853  $ 57,287,745
                                       ===========   ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)
Current Liabilities:
  Accounts payable--trade and
   affiliate........................   $ 3,137,347   $  6,392,031  $  7,956,296
  Capital lease payable--current....       168,168        187,444       144,161
  Accrued liabilities...............       357,766        404,138       628,784
  Current maturities of long-term
   debt.............................    12,260,962            --        700,000
                                       -----------   ------------  ------------
    Total current liabilities.......    15,924,243      6,983,613     9,429,241
Long-term debt......................           --             --      8,800,000
Deferred tax liability..............           --       1,442,844           --
Capital lease payable--noncurrent...       831,692        462,380       365,880
Reserve for abandonment.............       236,608        480,906       693,936
                                       -----------   ------------  ------------
    Total Liabilities...............    16,992,543      9,369,743    19,289,057
Redeemable preference units, net....    10,294,365            --            --
Stockholders' equity (Deficit):
  Predecessor deficit...............    (2,116,523)           --            --
  Preferred stock, $.01 par value,
   authorized 1,000,000 shares, none
   issued or outstanding............           --             --            --
  Common stock--Offshore Energy
   Development Corporation $.01 par
   value; authorized 10,000,000
   shares; issued and outstanding
   8,701,885 at December 31, 1996
   and September 30, 1997,
   respectively.....................           --          87,019        87,019
  Additional paid-in capital........           --      42,645,778    42,645,778
  Retained earnings.................           --      (1,161,687)   (4,734,109)
                                       -----------   ------------  ------------
    Total stockholders' equity
     (deficit)......................    (2,116,523)    41,571,110    37,998,688
                                       -----------   ------------  ------------
Commitments and contingencies
Total Liabilities and Stockholders'
 Equity (Deficit)...................   $25,170,385   $ 50,940,853  $ 57,287,745
                                       ===========   ============  ============

          See accompanying notes to consolidated financial statements.

                                      F3-2

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           JANUARY 1     NOVEMBER 7
                             YEAR ENDED     YEAR ENDED      THROUGH       THROUGH     NINE MONTHS ENDED NINE MONTHS ENDED
                            DECEMBER 31,   DECEMBER 31,   NOVEMBER 6,   DECEMBER 31,    SEPTEMBER 30,     SEPTEMBER 30,
                                1994           1995           1996          1996            1996              1997
                           (PREDECESSORS) (PREDECESSORS) (PREDECESSORS)  (COMPANY)     (PREDECESSORS)       (COMPANY)
                           -------------- -------------- -------------- ------------  ----------------- -----------------
                                                                                         (UNAUDITED)       (UNAUDITED)
Income:
 Exploration and
  production.............   $ 5,512,496    $ 6,168,591    $ 8,018,667   $ 1,816,403      $ 7,214,461       $ 7,033,196
 Pipeline operating and
  marketing..............       358,150        166,419        808,081       206,124          718,418           822,654
 Equity in earnings
  (loss) of
  equity investments.....        (2,779)       496,979         37,753        15,125           41,753            83,430
 Gain on sales of oil and
  gas properties or
  partnership
  investments, net.......    13,655,225            --      10,661,433           --        10,661,433            61,146
                            -----------    -----------    -----------   -----------      -----------       -----------
 Total Income............    19,523,092      6,831,989     19,525,934     2,037,652       18,636,065         8,000,426
                            -----------    -----------    -----------   -----------      -----------       -----------
Expenses:
 Operations and
  maintenance............     1,410,231      2,210,070      1,746,710       225,687        1,520,932         1,649,820
 Exploration charges.....     2,231,349        404,836        961,798     1,335,338          918,774         5,157,174
 Depreciation, depletion
  and amortization.......     2,112,350      5,501,072      4,273,109       624,535        3,876,782         4,041,549
 Abandonment expense.....     2,735,253         84,219        216,215     1,084,695          216,215           577,102
 General and
  administrative.........     2,358,668      2,191,877      1,824,963       500,258        1,622,591         2,483,241
                            -----------    -----------    -----------   -----------      -----------       -----------
 Total Expenses..........    10,847,851     10,392,074      9,022,795     3,770,513        8,155,294        13,908,886
                            -----------    -----------    -----------   -----------      -----------       -----------
Earnings (loss) before
 interest and taxes......     8,675,241     (3,560,085)    10,503,139    (1,732,861)      10,480,771        (5,908,460)
Interest Income (Expense)
 and Other:
 Interest expense........      (589,948)    (1,651,063)      (782,708)          --          (709,190)         (153,049)
 Preferential payments
  by subsidiaries........    (1,430,722)           --             --            --               --                --
 Interest income and
  other, net.............       316,668        122,974        (70,083)      (24,468)         (40,980)        1,046,243
                            -----------    -----------    -----------   -----------      -----------       -----------
 Total Interest Income
  (Expense) and Other....    (1,704,002)    (1,528,089)      (852,791)      (24,468)        (750,170)          893,194
                            -----------    -----------    -----------   -----------      -----------       -----------
Income (Loss) Before
 Income Taxes............     6,971,239     (5,088,174)     9,650,348    (1,757,329)       9,730,601        (5,015,266)
Income Tax Benefit
 (Expense)...............       (26,723)        21,375     (2,038,486)      595,642           (4,778)        1,442,844
                            -----------    -----------    -----------   -----------      -----------       -----------
Net Income (Loss)........     6,944,516     (5,066,799)     7,611,862    (1,161,687)       9,725,823        (3,572,422)
Preference unit payments
 and accretion of
 discount................      (585,000)    (1,141,865)    (2,616,722)          --        (1,332,357)              --
                            -----------    -----------    -----------   -----------      -----------       -----------
Income (loss) available
 to common unit holders
 and stockholders........   $ 6,359,516    $(6,208,664)   $ 4,995,140   $(1,161,687)     $ 8,393,466       $(3,572,422)
                            ===========    ===========    ===========   ===========      ===========       ===========
Income (loss) available
 to common unit holders
 and stockholders per
 common share............   $      1.26    $     (1.23)   $      0.99   $     (0.13)     $      1.66       $     (0.41)
                            ===========    ===========    ===========   ===========      ===========       ===========
Weighted average number
 of common shares and
 common share
 equivalents outstanding..    5,051,882      5,051,882      5,051,882     8,701,885        5,051,882         8,701,885
                            ===========    ===========    ===========   ===========      ===========       ===========

          See accompanying notes to consolidated financial statements.

                                      F3-3

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' AND PREDECESSORS' EQUITY (DEFICIT)

                                                                                            TOTAL
                                                             ADDITIONAL                 STOCKHOLDERS'
                           PREDECESSORS'                       PAID-IN   ACCUMULATED  AND PREDECESSORS'
                          EQUITY (DEFICIT)  SHARES   AMOUNT    CAPITAL    (DEFICIT)   EQUITY (DEFICIT)
                          ---------------- --------- ------- ----------- -----------  -----------------
January 1, 1994
 (Predecessors).........    $(1,090,748)         --  $   --  $       --  $       --      $(1,090,748)
Capital Distributions...     (3,076,681)         --      --          --          --       (3,076,681)
Net income..............      6,944,516          --      --          --          --        6,944,516
Preference units
 payments...............       (585,000)         --      --          --          --         (585,000)
                            -----------    --------- ------- ----------- -----------     -----------
December 31, 1994
 (Predecessors).........      2,192,087          --      --          --          --        2,192,087
Capital distributions...       (100,000)         --      --          --          --         (100,000)
Issuance of common
 units, 99,000 units....      2,000,000          --      --          --          --        2,000,000
Issuance of common
 stock, 5,400 shares....             54          --      --          --          --               54
Net loss................     (5,066,799)         --      --          --          --       (5,066,799)
Preference unit
 payments...............       (847,500)         --      --          --          --         (847,500)
Accretion of discount on
 preference units.......       (294,365)         --      --          --          --         (294,365)
                            -----------    --------- ------- ----------- -----------     -----------
December 31, 1995
 (Predecessors).........     (2,116,523)         --      --          --          --       (2,116,523)
Net income..............      7,611,862          --      --          --          --        7,611,862
Preference unit
 payments...............       (911,087)         --      --          --          --         (911,087)
Issuance of common stock
 (Company)..............            --             3     --           30         --               30
Accretion of discount on
 preference units.......     (1,705,635)         --      --          --          --       (1,705,635)
                            -----------    --------- ------- ----------- -----------     -----------
November 6, 1996
 (Predecessors
 and Company)...........      2,878,617            3     --           30         --        2,878,647
Transfer of predecessor
 equity and issuance of
 common stock pursuant
 to the Combination.....     (2,878,617)   5,051,882  50,519   2,828,098         --              --
Issuance of common
 stock, net.............            --     3,650,000  36,500  39,817,650         --       39,854,150
Net loss................            --           --      --          --   (1,161,687)     (1,161,687)
                            -----------    --------- ------- ----------- -----------     -----------
December 31, 1996
 (Company)..............            --     8,701,885  87,019  42,645,778  (1,161,687)     41,571,110
Net loss (unaudited)....            --           --      --          --   (3,572,422)     (3,572,422)
                            -----------    --------- ------- ----------- -----------     -----------
September 30, 1997
 (Company)..............    $       --     8,701,885 $87,019 $42,645,778 $(4,734,109)    $37,998,688
                            ===========    ========= ======= =========== ===========     ===========


          See accompanying notes to consolidated financial statements.

                                      F3-4

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          JANUARY 1     NOVEMBER 7    NINE MONTHS    NINE MONTHS
                            YEAR ENDED     YEAR ENDED      THROUGH       THROUGH         ENDED          ENDED
                           DECEMBER 31,   DECEMBER 31,   NOVEMBER 6,   DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,
                               1994           1995           1996          1996           1996          1997
                          (PREDECESSORS) (PREDECESSORS) (PREDECESSORS)  (COMPANY)    (PREDECESSORS)   (COMPANY)
                          -------------- -------------- -------------- ------------  -------------- -------------
                                                                                      (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).......   $  6,944,516   $ (5,066,799)  $  7,611,862  $(1,161,687)   $  9,725,823  $ (3,572,422)
Adjustments to reconcile
 net income (loss) to
 cash provided by
 (used in) operations
 Depreciation, depletion
  and amortization......      2,234,000      5,652,841      4,409,690      637,755       3,984,982     4,106,637
 Abandonment expense....      2,735,253         84,219         68,644    1,084,695          68,644       195,512
 Gain on sales, net.....    (13,655,225)           --     (10,661,433)         --      (10,661,433)      (61,146)
 Dry hole expense.......      1,585,872            --         301,750    1,123,601         301,750     3,971,197
 Transfer of partnership
  equity interest.......      1,300,000         41,126            --           --              --            --
 Equity in (earnings)
  loss of
  equity investments....          2,779       (496,979)       (37,753)     (15,125)        (41,753)      (83,430)
 Change in interest of
  oil and
  gas partnerships......         25,864        344,590        845,995   (2,101,538)        753,382     5,645,281
 Deferred taxes.........         23,018        (23,018)     2,038,486     (595,642)          4,778    (1,442,844)
 Changes in assets and
  liabilities:
 Accounts receivable....      1,211,677     (1,561,151)       639,167     (999,717)        755,218      (975,182)
 Deferred and other
  assets................        (72,381)       134,016       (853,006)    (874,129)     (1,910,033)   (1,069,996)
 Accounts payable.......        443,173        719,648      2,748,657   (2,245,598)        213,359     3,007,834
 Accrued liabilities....         54,839       (211,565)       358,381     (312,009)        550,276       257,450
                           ------------   ------------   ------------  -----------    ------------  ------------
  Total adjustments.....     (4,111,131)     4,683,727       (141,422)  (4,297,707)     (5,980,830)   13,551,313
                           ------------   ------------   ------------  -----------    ------------  ------------
  Net cash provided by
   (used in) operating
   activities...........      2,833,385       (383,072)     7,470,440   (5,459,394)      3,744,993     9,978,891
INVESTING ACTIVITIES
Investment in equity
 interests..............       (192,474)      (263,534)      (245,748)    (208,930)       (243,748)     (842,309)
Advances to equity
 investees..............       (714,918)      (836,137)           --           --              --            --
Repayments from equity
 investees..............         40,624        997,791        512,640          --          512,640           --
Short term investments..         50,000            --             --           --              --            --
Cash paid under net
 profits interest.......        (32,440)           --             --           --              --            --
Proceeds from the sales
 of properties and other
 investments............     40,289,309            --      11,340,093          --       11,340,093       100,760
Note receivable.........        246,030            --             --           --              --            --
Restricted investments
 in certificates of
 deposit................       (134,682)      (558,431)       (55,224)     (11,617)        (50,215)     (758,719)
Capital expenditures for
 property and
 equipment..............    (18,418,340)   (15,965,301)    (7,955,984)  (2,041,103)     (4,492,440)  (34,222,306)
                           ------------   ------------   ------------  -----------    ------------  ------------
  Net cash provided by
   (used in) investing
   activities...........     21,133,109    (16,625,612)     3,595,777   (2,261,650)      7,066,330   (35,722,574)

          See accompanying notes to consolidated financial statements.

                                      F3-5

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

                                                          JANUARY 1     NOVEMBER 7    NINE MONTHS    NINE MONTHS
                            YEAR ENDED     YEAR ENDED      THROUGH       THROUGH         ENDED          ENDED
                           DECEMBER 31,   DECEMBER 31,   NOVEMBER 6,   DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,
                               1994           1995           1996          1996           1996          1997
                          (PREDECESSORS) (PREDECESSORS) (PREDECESSORS)  (COMPANY)    (PREDECESSORS)   (COMPANY)
                          -------------- -------------- -------------- ------------  -------------- -------------
                                                                                      (UNAUDITED)    (UNAUDITED)
FINANCING ACTIVITIES
Capital distributions...   $ (3,076,681)  $  (100,000)   $        --   $        --    $        --   $        --
Proceeds from issuance
 of redeemable
 preference units and
 common units...........            --      5,500,000             --            --             --            --
Redemption of preference
 units..................            --            --              --    (12,000,000)           --            --
Preference unit
 payments...............       (585,000)     (847,500)       (802,500)     (108,587)      (802,500)          --
Payments of note payable
 to partner.............     (2,000,000)          --              --            --             --            --
Proceeds from
 borrowings.............      7,400,000     8,291,492       3,133,606           --       2,633,606     9,500,000
Principal payments on
 borrowings.............            --     (3,430,530)    (12,260,962)   (3,133,606)   (12,260,962)          --
Fees paid to acquire
 financing..............       (560,003)          --         (121,004)      (39,884)       (98,971)          --
Settlement of production
 payment................    (20,237,945)          --              --            --             --            --
Proceeds from stock
 issuance...............            --            --              --     40,734,030            --            --
Payment of initial
 public
 offering expenses......            --            --              --       (879,850)           --            --
Principal payments on
 capital lease..........       (490,513)     (108,254)       (139,378)      (29,576)      (110,331)     (139,783)
                           ------------   -----------    ------------  ------------   ------------  ------------
  Net cash provided by
   (used in) financing
   activities...........    (19,550,142)    9,305,208     (10,190,238)   24,542,527    (10,639,158)    9,360,217
                           ------------   -----------    ------------  ------------   ------------  ------------
  Increase (decrease) in
   cash and cash
   equivalents..........      4,416,352    (7,703,476)        875,979    16,821,483        172,165   (16,383,466)
Cash and cash
 equivalents balance,
 beginning of period....      3,997,430     8,413,782         710,306     1,586,285        710,306    18,407,768
                           ------------   -----------    ------------  ------------   ------------  ------------
Cash and cash
 equivalents balance,
 end of period..........   $  8,413,782   $   710,306    $  1,586,285  $ 18,407,768   $    882,471  $  2,024,302
                           ============   ===========    ============  ============   ============  ============
Supplemental disclosures
 of cash flow
 information:
 Cash paid during the
  period for interest...   $    353,809   $ 1,760,571    $    744,045  $     58,407   $    712,545  $    103,199
                           ============   ===========    ============  ============   ============  ============
 Cash paid during the
  period for income
  taxes.................   $        --    $       --     $        --   $        --    $        --   $        --
                           ============   ===========    ============  ============   ============  ============
Supplemental disclosure
 of non-cash activity:
 Capital lease
  acquisition...........   $    256,553   $   762,349             --            --             --            --
 Issuance of stock......            --             54             --            --             --            --
 Accretion of discount
  on preference units...            --        294,365    $  1,705,635           --    $    529,857           --
 Interests in OEDC
  Partners, L.P. and
  OEDC Inc. contributed
  for common stock......            --            --           50,519           --             --            --
 Predecessors' partners
  capital and retained
  earnings reclassified
  to additional
  paid-in capital.......            --            --        2,828,098           --             --            --

          See accompanying notes to consolidated financial statements.

                                      F3-6

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

              NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
         DECEMBER 31, 1996, 1995 AND 1994 AND UNAUDITED CONSOLIDATED
               FINANCIAL STATEMENTS SEPTEMBER 30, 1997 AND 1996

1. GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accompanying unaudited consolidated financial statements include, in the opinion of management, all adjustments necessary to present fairly the consolidated financial position of Offshore Energy Development Corporation ("OEDC" or the "Company") at September 30, 1997 and its results of operations and cash flows for the nine months ended September 30, 1997 and 1996.

 ORGANIZATION AND BUSINESS PURPOSE

  Offshore Energy Development Corporation ("OEDC" or the "Company") is a Delaware corporation formed on July 24, 1996 for the purpose of acquiring the common stock of OEDC, Inc. and the partners' interest in OEDC Partners, L.P. (the "Combination"). At formation, OEDC issued a share of stock to three of its officers.

  The Combination was consummated on November 6, 1996 and OEDC issued 5,051,882 shares of common stock to the stockholders of OEDC, Inc. ("Inc.") and the partners of OEDC Partners, L.P. ("Partners"), collectively (the "Predecessors). The Combination was accounted for by assigning the Predecessors' carryover basis to the acquired assets. In conjunction with the Combination, the Company completed a public issuance of 3,650,000 shares of common stock.

  The Predecessors were formed on August 31, 1992 for the purpose of investing in certain partnerships involved in drilling, producing, marketing, gathering and storing oil and gas. Upon completion of the Combination, all of Partners' assets and liabilities were transferred to OEDC, the partners of Partners were issued common stock in exchange for their interests and Partners was dissolved. The shareholders of Inc. exchanged their Inc. common stock for OEDC common stock and Inc. became a wholly-owned subsidiary of OEDC.

 PRINCIPLES OF CONSOLIDATION

  The Company's investments in associated oil and gas partnerships are accounted for using the proportionate consolidation method, whereby the Company's proportionate share of each oil and gas partnerships' assets, liabilities, revenues, and expenses is included in the appropriate classifications in the Company's financial statements. Investments in non-oil and gas partnerships where the Company has ownership interest of less than 50% are accounted for on the equity method, all investments with an ownership interest of less than 20% are accounted for on the cost method. All of the Company's material intercompany accounts and transactions have been eliminated in the consolidation.

  The consolidated financial statements include the consolidated accounts of Inc. and Partners prior to the Combination. The consolidated financial statements are presented due to Inc.'s sole general partner interest and control over Partners. The stockholders' equity of Inc. and partners' equity of Partners are presented together due to the commonality of the stockholders and partners of Inc. and Partners.

 CASH AND CASH EQUIVALENTS

  Short-term investments with an original maturity of three months or less are considered cash equivalents and are classified as such in the accompanying statements of cash flows. Cash and cash equivalents consist of cash on hand and investments in short-term government securities at cost, which approximates market.

 OIL AND GAS PROPERTIES

  Oil and gas properties are accounted for on the successful efforts method whereby costs, including lease acquisition and intangible drilling costs associated with exploration efforts which result in the discovery of

                                     F3-7

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION
proved reserves and costs associated with development wells, whether or not productive, are capitalized. Gain or loss is recognized when a property is sold or ceases to produce and is abandoned. Capitalized costs of producing oil and gas properties are amortized using the unit-of-production method based on units of proved developed reserves for each property whereas leasehold costs are depleted based on total proved reserves.

  The costs of unproved leaseholds are capitalized pending the results of exploration efforts. Significant unproved leaseholds are assessed periodically, on a property-by-property basis, and a loss is recognized to the extent, if any, that the costs of the property has been impaired. Exploratory dry holes, geological and geophysical charges and delay rentals are expensed as incurred. Costs to operate and maintain wells and equipment and to lift oil and gas to the surface are expensed as incurred.

  Estimated future expenditures for site remediation, abandonment and dismantlement costs are charged to operations using the unit-of-production method based upon estimates of proved oil and gas reserves for each property.

  Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, ("SFAS No. 121"). Consequently, the Company reviews its long-lived assets to be held and used, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate the carrying value of those assets may not be recoverable. SFAS No. 121 requires that an impairment loss be recognized whenever the carrying amount of an asset exceeds the sum of the estimated future net cash flows (undiscounted) of the asset. Under SFAS No. 121, the Company performs its impairment review of proved oil and gas properties on a depletable unit basis. For any depletable unit determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair value of the depletable unit will be immediately recognized. Fair value, on a depletable unit basis, is estimated to be the present value of expected future cash flows computed by applying estimated future oil and gas prices, as determined by management, to estimated future production of oil and gas reserves over the economic lives of the reserves. No such impairment was recognized as a result of the adoption of SFAS No. 121.

  Prior to January 1, 1996, the Company determined the impairment of proved oil and gas properties on an aggregate basis. Using the aggregate basis, if the net capitalized costs exceeded the estimated future undiscounted after-tax net cash flows from proved oil and gas reserves using period-ending pricing, such excess would be charged to expense. No such charge was required at December 31, 1995 or 1994.

 INCOME TAXES

  The Company provides for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Prior to the Combination, Partners was a limited partnership. As such, it was not subject to federal income taxes; the taxable income or loss was passed through to the partners.

 STOCK-BASED COMPENSATION

  Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS No. 123"). SFAS No. 123 allows a

                                     F3-8

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION
company to adopt a fair value based method of accounting for a stock-based employee compensation plan or to continue to use the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB No. 25"). The Company has chosen to continue to account for stock-based compensation under APB No. 25 using the intrinsic value method. Under this method, the Company has not recorded any compensation expense related to stock options granted. The disclosures required by SFAS No. 123, however, have been included in Note 6.

 REVENUE RECOGNITION

  The Company uses the sales method of accounting for natural gas imbalances. Under the sales method, the Company recognizes revenues based on the amount of gas sold to purchasers, which may differ from the amounts to which the Company is entitled based on its interest in the properties. Gas imbalance obligations as of December 31, 1996, 1995, and 1994, and September 30, 1997 and 1996 were not significant.

  The Company recognizes marketing revenue net of the cost of gas and third-party delivery fees as service is provided.

  The Company recognizes pipeline operating revenue as service is provided.

 NATURAL GAS HEDGING ACTIVITIES

  The Company periodically enters into natural gas price swaps with third parties to hedge against potential adverse effects of fluctuations in future prices for the Company's anticipated production volumes based on current engineering estimates. The natural gas price swaps qualify as hedges and correlate to natural gas production; therefore any gains or losses will be recorded when the related natural gas production has been delivered. In order to qualify as a hedge, the price movements in the underlying commodity derivatives must be sufficiently correlated with the hedged commodity.

  Gains and losses on closed natural gas swap agreements will be deferred and amortized over the original term of the agreement. Should the natural gas price swaps cease to be recognized as a hedge, subsequent changes in value will be recorded in the Statements of Operations. While the swaps are intended to reduce the Company's exposure to declines in the market price of natural gas, they may limit the Company's gain from increases in the market price. The swap agreements also expose the Company to credit risk to the extent the counterparty is unable to perform under the agreement.

 OTHER PROPERTY AND EQUIPMENT

  Other property and equipment consists of furniture, office equipment and automobiles which are depreciated on a straight-line basis over the estimated useful life of the assets ranging from five to seven years.

 DEFERRED AND OTHER ASSETS

  The December 31, 1996 and 1995 and September 30, 1997 and 1996 balances primarily consist of financing fees, incurred in securing a long-term note payable, and partnership organization costs. The financing fees are being amortized over the life of the loan and the partnership organization costs are being amortized over 60 months.

 NET INCOME PER SHARE

  Net income per common share is computed using the weighted average number of common shares outstanding and common stock equivalents during each of the years presented. Outstanding stock options are common stock equivalents and are considered when the effect is dilutive.

                                     F3-9

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying value of cash and cash equivalents, accounts receivable, other current assets, accounts payable and accrued expenses approximates fair value because of the short-term maturity of these instruments.

  The carrying value of the outstanding debt at December 31, 1995 approximated fair value as this debt bears interest at rates which approximate current market rates and there has been no change in the Company's credit profile.

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements. Certain amounts of reported revenues and expenses are also affected by these estimates and assumptions. Actual results could differ from those estimates.

2. INVESTMENTS

 AFFILIATES

  Through Dauphin Island Gathering Company, L.P. ("DIGCO"), a partnership wholly-owned by OEDC, the Company has a one percent investment in Dauphin Island Gathering Partners ("DIGP") that is accounted for using the equity method. This investment includes undistributed earnings (losses) of approximately $53,000, $497,000 and $(3,000) in 1996, 1995, and 1994, and
$83,000 and $42,000 for the nine months ended September 30, 1997 and 1996, respectively.

  On January 14, 1993, the Company entered into a Texas general partnership with Enron Gas Gathering, Inc. ("EGGI"), a wholly-owned subsidiary of Enron Corp., to form DIGP to which the Company contributed the Dauphin Island Gathering System ("DIGS") together with certain permits, contracts, accrued income and liabilities with a net book value of $13,692. The Company serves as operator of DIGP's pipeline facilities. Under the DIGP partnership agreement, income is to be allocated on the basis of 80% to EGGI and 20% to the Company until such time as EGGI has recouped its investment together with a specified rate of return, as defined. After such time, both income and losses will be allocated equally to EGGI and to the Company.

  On March 25, 1994, DIGP entered into a contribution agreement with Tenneco Gas, Inc. ("Tenneco"), whereby Tenneco contributed $19 million in cash, contracts and materials to DIGP in exchange for a 50% interest in DIGP. The remaining 50% interest was split evenly between the Company and EGGI.

  Also in 1994, the Company transferred $1,300,000 of its partners' capital in DIGP to EGGI. The Company and EGGI agreed that the transfer resulted in EGGI realizing the recoupment of its investment as of September 30, 1994. Beginning October 1, 1994, income and losses were allocated 50% to Tenneco, 25% to EGGI and 25% to the Company.

  In 1995, DIGP recorded an $82,252 transfer of partners' capital from the Company and EGGI to Tenneco to reflect the proper allocation of state sales and use tax relating to materials purchased prior to March 25, 1994 by DIGP to construct DIGS. The transfer was split evenly between the Company and EGGI. As a result, the Company transferred $41,126 of its partners' capital in DIGP to Tenneco.

  In 1996, the Company sold approximately 96% if its remaining interest in DIGP to a subsidiary of MCN Investment Corporation ("MCN") thereby reducing its interest in DIGP to 1%.

                                     F3-10

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

  Effective December 31, 1996, DIGP merged with Main Pass Gas Gathering Company, which owned the Main Pass Gas Gathering System, with DIGP being the surviving entity of the merger. In connection with the merger, the Company agreed to purchase from one of its partners in DIGP for approximately $619,000 additional interest in DIGP in order to maintain the Company's interest in DIGP at 1%.

  The Company continues to operate DIGS and, pursuant to an incentive management arrangement, its one percent interest in DIGP will increase up to a maximum of 11.15% when its DIGP partners receive the return of their investment plus a 10% rate of return, subject to certain other conditions. Accordingly, the investment continued to be carried on the equity method.

  Summarized financial data of DIGP as of December 31, 1995 and 1994 and for the years then ended follows:

                                                          1994         1995
                                                       -----------  -----------
   Current assets..................................... $ 3,496,164  $ 1,963,998
   Long-term assets...................................  51,714,521   58,172,859
                                                       -----------  -----------
   Total assets....................................... $55,210,685  $60,136,857
                                                       ===========  ===========
   Current liabilities................................ $ 6,702,506  $ 9,689,455
   Long-term liabilities..............................  18,461,633   18,375,242
   Partners' capital..................................  30,046,546   32,072,160
                                                       -----------  -----------
   Total liabilities and partners' capital............ $55,210,685  $60,136,857
                                                       ===========  ===========
   Revenues........................................... $ 4,482,987  $ 9,526,215
   Operating expenses.................................  (4,299,971)  (7,500,601)
                                                       -----------  -----------
   Net income......................................... $   183,016  $ 2,025,614
                                                       -----------  -----------
   The Company's share of net income.................. $    29,661  $   506,403
                                                       ===========  ===========

  Summarized financial data for the year ended and as of December 31, 1996 and subsequently is not presented since the Company's ownership interest in DIGP is not material to its current operations.

  In 1996, the Company and subsidiaries of MCN and PanEnergy Corp formed a partnership (the "Processing Partnership") for the purpose of constructing, owning and operating, or providing financing for one or more natural gas processing facilities onshore in Mobile County, Alabama. The Company has approximately $200,000 invested in the Processing Partnership, representing a 1% general partnership interest. The Company has an option to buy an additional 32 1/3% interest in the Processing Partnership, exercisable until the third anniversary of the commencement of commercial operations at the Processing Partnership's initial processing facility. The costs of the additional partnership interest will be equal to the historical book value of the plant reduced for depreciation on the date the option is exercised and increased by 12% per year.

 OTHER

  The Company has approximately $250,000 invested in Asia-Pacific Refinery Investment, L.P. ("APRI"), representing a 13.33% limited partnership interest, which is carried at cost. APRI is involved in the construction and operation of a refinery unit and is currently in the final stages of compiling a financing group to generate the additional funds necessary to begin construction of the refinery. The Company has no responsibility to provide additional funds to APRI. The refinery will be constructed in Houston, Texas and transported to Papua New Guinea. APRI has already purchased the necessary refinery site in Papua New Guinea. The construction of the refinery began in 1997. Subsequent to September 30, 1997 APRI sold approximately 2% of its holdings and distributed the sale proceeds to the partners. The Company received $83,196 in this distribution. The Company also has a $4,109 investment in the Salach Partnership ("Salach"). Salach was formed to participate in the acquisition of on-shore undeveloped leases. Salach's operations have been, and are expected to be, insignificant to the Company.

                                     F3-11

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

3. LONG-TERM DEBT

  In 1994, the Company obtained a credit facility from Joint Energy Development Investments Limited Partnership totaling $16,000,000. The $16,000,000 includes a revolving credit loan for $7,500,000 and a term loan for $8,500,000 made available to the Company upon request. The outstanding principal balance of each revolving credit loan accrues interest at a varying rate per annum that is 2.5% per annum above the prime lending rate. The outstanding principal amount of each term loan bears interest from the date made until the due date at a rate of 15% per annum. Under the debt agreement, principal repayments for the term loan are to begin on or before March 20, 1995. Amounts outstanding under the revolving loan are due in full in August 1996. The current portion of the term loan is determined based on the terms set forth in the agreements. At December 31, 1995, the Company had borrowed $5 million against the revolving loan and $7,260,962 against the term loan. All amounts borrowed were repaid in 1996 and the credit facility was terminated.

  In 1996, the Company entered into a two-year $10,000,000 line of credit with Union Bank of California, N.A. At June 30, 1997, the borrowing base was $3,125,500 with no amounts outstanding under this facility. The borrowing base is reduced by $312,500 per month through August 31, 1997, by $250,000 per month for the succeeding six months and by $166,667 per month for the final six months of the agreement, unless changed by the bank at the time of a borrowing base redetermination. The borrowing base is to be redetermined every six months. Borrowings under this facility bear interest at a rate equal to, at the Company's option, either the bank's reference rate plus 1% or LIBOR plus 2.5%.

  Subsequent to September 30, 1997, the line of credit agreement was restated, raising the borrowing base to $16,000,000 and extending the commitment period of the agreement to September 30, 1999. The borrowing base is reduced by $800,000 for the first twelve months after December 31, 1997, by $640,000 per month for the succeeding six months and by $450,000 for the next two months of the agreement, unless changed by the bank at the time of a borrowing base redetermination. Any remaining principal balance is due and payable on September 30, 1999. The borrowing base is to be redetermined every three months. At September 30, 1997, the classification of the outstanding balance between current and long-term is reflective of the terms of the restated credit agreement.

  The Union Bank credit facility is collateralized by the Company's investments in oil and gas properties. The credit facility contains restrictive covenants imposing limitations on the incurrence of indebtedness, the sale of properties, payment of dividends, mergers or consolidations, capital expenditures, transactions with affiliates, making loans and investments outside the ordinary course of business. The credit facility also contains certain restrictions of working capital and interest coverage and requires the Company to maintain a certain volume of hedging contracts in effect during the term of the facility.

  The Company is in compliance with all debt covenants for all periods presented.

4. REDEEMABLE PREFERENCE UNITS

  In August of 1992, the Predecessors issued 100,000 common units to one of its partners. In July of 1995, an additional 20,000 preference units were issued and the redemption price of all 120,000 preference units was increased to $100 from $65 per unit, resulting in a redemption value of $12 million. Of the total cash contribution made by the Predecessors' partners, $10 million was allocated to the preference units. The difference between the redemption value and recorded value of the preference units, $2,000,000, is being accreted over the redemption period for the preference units. The Predecessors paid a 9% coupon on the preference units outstanding.

  The preference units were redeemed for $12 million in November of 1996 at which time, the unaccreted discount was recognized in the Statements of Operation and all obligations under the agreement were terminated.

                                     F3-12

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

5. STOCKHOLDERS' EQUITY

  In November of 1996, the Company completed an initial public offering, issuing 3,650,000 shares of stock.

  The Board of Directors of the Company is empowered, without approval of stockholders, to cause shares of preferred stock to be issued in one or more series. The Board of Directors is authorized to fix and determine variations in designations, preferences and relative, participating, optional or other special rights and the limitations or restrictions of such rights and voting powers, No preferred stock has been issued at December 31, 1996.

  Holders of common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of common stockholders. The common stock does not have cumulative voting rights. Holders of common stock are entitled to received dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of holders of outstanding preferred stock.

6. KEY EMPLOYEE STOCK PLAN

  The Company has established a stock awards plan (the "1996 Stock Awards Plan") pursuant to which options to purchase up to 835,000 shares of common stock will be available for grants. The 1996 Stock Awards Plan provides for the granting of incentive options, non-qualified stock options, restricted stock awards, stock appreciation rights, performance awards and phantom stock awards, or any combination thereof. Non-qualified stock options to purchase 727,580 shares of common stock were granted in 1996 and are outstanding and subject to vesting requirements. Twenty percent of the granted options vest each year. Of such, options to purchase 187,580 shares of common stock (of which 99,268 are currently exercisable) were exchanged for options issued by Offshore Energy Development Corporation (a Texas Corporation) prior to 1995 at a fair value exercise price of $3.61. The quantity and price of the options have been adjusted for the effect of the Combination and the exercise price was adjusted to the initial public offering price per share. The exercise price of the balance of options to purchase 727,580 shares of common stock is $12. No option may be exercised earlier than six months from the date of grant.

  At December 31, 1996, the Company has reserved a total of approximately 727,580 shares of common stock for issuance under the 1996 Stock Award Plan. The outstanding stock options granted to key employees, officers and directors for the purchase of shares of the Company's common stock are as follows:

                                                             PRICE PER SHARE
                                                           --------------------
                                                           SHARES  FROM    TO
                                                           ------- ----- ------
   Balance, December 31, 1995.............................     --    --     --
   Granted................................................ 727,580 $3.61 $12.00
   Exercised..............................................     --    --     --
   Expired................................................     --    --     --
                                                           ------- ----- ------
   Balance, December 31, 1996............................. 727,580 $3.61 $12.00
                                                           ======= ===== ======

  As of December 31, 1996, 99,268 options are immediately exercisable and have a remaining term of approximately seven years. No grants were made in 1994 or 1995. The expected life of the options granted is 8-10 years. The weighted average fair value of options granted during 1996 is $5.48. The fair value of each option grant is estimated on the date of grant, using the Black-Scholes options-pricing model. The model assumed expected volatility of 30% and risk-free interest rates of 5.58%, 6.69%, and 6.31% for grants in 1996. As the Company has not declared dividends since it became a public entity, no dividend yield was used. Actual value realized, if any, is dependent on the future performance of the Company's common stock and over all stock

                                     F3-13

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION
market conditions. There is no assurance the value realized by an optionee will be at or near the value estimated by the Black-Scholes model.

  Outstanding options at December 31, 1996 expire between January 2004 and November 2006.

  As discussed in Note 1, no compensation expense has been recorded in 1996 for the Company's non-qualified stock options under the intrinsic value method. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards made after December 31, 1994 under those plans, the Company's net income (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
   Net income (loss)..............................................
     As reported..................................................  $3,833,453
     Pro forma....................................................  $ (152,716)
   Earnings (loss) per share......................................
     As reported..................................................  $     0.68
     Pro forma....................................................  $    (0.03)

  Under the provisions of SFAS No. 123, the pro forma disclosures above indicate only the effects of stock options granted by the Company subsequent to December 31, 1994. During this initial phase-in period, the pro forma disclosures as required by SFAS No. 123 are not representative of the effects on reported net income for future years as options vest over several years and additional awards are generally made each year.

7. ABANDONMENT OF OIL AND GAS OF PROPERTIES

  After evaluating the potential results from a workover of the well, the Company allowed its lease on the Eugene Island Block 163 to expire in 1994. All property costs and accumulated depletion and depreciation were written off in 1994, resulting in an abandonment charge of $2,108,743. As of December 31, 1994, $292,425 had been accrued for final abandonment costs which were incurred in 1995. During 1996, the Company incurred $147,572 in abandonment expense for the settlement of disputed invoices related to the Eugene Island Block 163 abandonment and accrued an additional $150,538 for future abandonment costs.

  In 1996, the Company allowed its lease on the Viosca Knoll Block 118 to expire. All property costs were written off in 1996, resulting in a lease expiration charge of $581,020. Also in 1996, due to poor results from the South Timbalier Block 162 B-8 well, the well costs and accumulated depletion and depreciation were written off, resulting in an abandonment charge of $421,780.

  In 1996, the Company drilled two exploratory dry holes resulting in exploration charges of $1.4 million. During the nine months ended September 30, 1997, $3,971,197 was charged to operations for exploratory dry holes; $301,750 of such charges were recorded for the nine months ended September 30, 1996.

  The Company has an estimated future abandonment liability related to its producing properties of approximately $830,000 at December 31, 1996, and September 30, 1997, which will be amortized to expense over the properties' reserve life.

                                     F3-14

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

8. NATURAL GAS HEDGING

  During 1996, the Company entered into natural gas price swap agreements with Enron Capital & Trade Resources. The Company's exploration and production revenues were decreased by approximately $1,276,000 in 1996 as a result of the swap agreements.

  At December 31, 1996, the Company had the following commitments under swap agreements:

                                                           MONTHLY
                                                           VOLUME  FIXED PRICE
      TIME PERIOD                                          (MMBTU)  ($/MMBTU)
      -----------                                          ------- ------------
   January 1997 to February 1997.......................... 350,000 $2.009-2.880
   March 1997............................................. 370,000  2.009-2.375
   April 1997............................................. 400,000  2.009-2.165
   May 1997............................................... 410,000  2.009-2.065
   June 1997 to August 1997............................... 420,000  2.009-2.045
   September 1997.........................................  60,000        2.009
   October 1997 to December 1997..........................  50,000        2.009

  At September 30, 1997, the Company had commitments under natural gas price swaps for volumes of 1.9 Bcf at prices from $2.009 to $2.755 per mmbtu. Such commitments expire periodically through March 1998. At September 30, 1997, the Company estimates the cost of unwinding these positions to be approximately $805,000.

  During 1995 and 1994, the Company entered into natural gas swap agreements with Enron Capital & Trade Resources and Enron Risk Management Services Corporation, respectively. During 1995 and 1994, the Company's exploration and production revenues were increased by approximately $622,000 and $482,000, respectively, as a result of the swap agreements.

9. SALE OF INVESTMENT IN PARTNERSHIP AND OIL AND GAS PROPERTIES

  During 1996, the Company sold approximately 96% of its interest in DIGP to MCN. The Company received net proceeds of approximately $10,800,000 from MCN resulting in a gain of approximately $10,800,000. The Company will continue to operate DIGP and retain a 1% ownership interest (see Note 2).

  Also, during 1996 the Company sold its interest in a non-producing oil and gas property for approximately $500,000 resulting in a loss of approximately $166,000.

  The Company sold a group of properties effective June 1, 1994, to Scana Petroleum Resources Inc., for net proceeds of approximately $40,000,000, resulting in a gain of approximately $13,700,000.

                                     F3-15

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

10. CAPITAL LEASE

  During 1994, the Company entered into a capital lease agreement for a compressor unit. The compressor, with a net book value at December 31, 1996 of approximately $632,000, is the security for the lease. The agreement calls for monthly payments of $22,614 including interest at a basic annual rate of 11%. Total future minimum lease obligations at December 31, 1996 are as follows:

   YEAR ENDED DECEMBER 31,
   -----------------------
     1997............................................................. $271,368
     1998.............................................................  271,368
     1999.............................................................  271,368
     2000.............................................................   22,614
                                                                       --------
   Total future minimum lease payments................................  836,718
   Less amounts representing interest.................................  186,894
                                                                       --------
   Present value of future minimum lease payments.....................  649,824
   Less current installments of obligation under capital lease........  187,444
                                                                       --------
   Obligations under capital lease, excluding current installments.... $462,380
                                                                       ========

11. RELATED PARTY TRANSACTIONS

 OPERATOR FEES

  The Company, as operator of the DIGS, is entitled to charge certain fees to DIGP attributable to the pipeline operations. For the nine months ended September 30, 1997 and 1996, respectively, the Company charged $562,500 and $446,337 in operator fees to DIGP. For the year ended December 31, 1996, the Company charged $611,337 in operator fees to DIGP. In 1995, the Company charged $139,544 in operator fees and construction overhead fees to DIGP, of which $65,569 is a receivable at December 31, 1995. In 1994, the Company charged $338,221 in operator fees and construction overhead fees to DIGP.

 RECEIVABLE FROM AFFILIATES

  At September 30, 1997, the Company had affiliated receivables from DIGP of $162,491 for expenses paid by the Company on behalf of DIGP. Also, at September 30, 1997, the Company had a receivable from Enron for $1,504,509 for development costs paid by the Company on behalf of Enron Capital & Trade Resources ("ECT"). At December 31, 1996, the Company had affiliated receivables from DIGP of $87,979 for expenses paid by the Company on behalf of DIGP. Also at December 31, 1996, the Company had a receivable from ECT for $1,787,084 for development costs paid by the Company on behalf of ECT. This receivable is included in the accounts receivable from others balance at December 31, 1996. At December 31, 1995, the Company had affiliated receivables from DIGP of $585,732, representing expenses paid by the Company on behalf of DIGP and accrued interest charged to DIGP for its outstanding payable balance due to the Company at a rate commensurate with DIGP's long-term borrowing rate. The interest charged is in accordance with the DIGP Partnership Agreement. Also at December 31, 1995, the Company had a receivable from NGP in the amount of $54 for the purchase of the Predecessor's common stock and $1,713 from the Company's officers for expenses paid by the Company on behalf of the officers.

 PREFERENCE UNIT PAYMENTS

  Preference units payments totaling $911,087, $847,500 and $585,000 were paid to NGP for preference units outstanding during the years ended December 31, 1996, 1995 and 1994, respectively. The preference units were redeemed for $12,000,000 by the Company in November 1996 at which time the unaccreted discount was recognized in the Statements of Operations.

                                     F3-16

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

 OTHER

  During 1994, the Company made a $130,722 non-cash preferential payment, in the form of a transfer of partners capital to Enron Finance Corporation ("EFC") to complete EFC's recoupment of its investment in an oil and gas partnership participated in by both EFC and the Company. Upon EFC's recoupment of its initial investment in the partnership, the income (loss) sharing ratio between EFC and the Company was restructured.

  One of the employees, who is also an officer and a director of the Company, is a majority shareholder of CSA Financial Services ("CSA"). CSA provides, on a contractual basis, all Company operating personnel. The Company reimburses CSA for actual payroll costs plus burden. The Company made payments to CSA totaling approximately $1,304,000, $1,197,000 and $1,065,000 for the years ended December 31, 1996, 1995 and 1994, respectively. No amounts were outstanding or payable under this arrangement at the end of any of the years presented. This arrangement was terminated on December 31, 1996.

  Two of the Company's directors are majority shareholders of Natural Gas Partners L.P. (NGP). The Company and NGP are parties to a Financial Advisory Services Agreement pursuant to which the Company has engaged NGP to serve as financial advisor. In consideration of its services, NGP receives an annual fee of $15,000 for each representative of NGP that serves on the board of directors of the Company and an annual fee of $30,000 commencing November 6, 1996 and continuing for a two-year period. In 1996, the Company paid $30,000 under this agreement, of which $7,500 is accrued for at year-end. In the nine months ended September 30, 1997, the Company paid $15,000 under this agreement.

12. INCOME TAXES

  As discussed in Note 1, the Company accounts for income taxes under the asset and liability method. Prior to the Combination, Partners, representing the majority ownership of the Predecessors, did not incur federal income taxes; the taxable income or loss was passed through to the partners. As a result of the Combination in November 1996, the Predecessors became a taxable entity and recorded a one-time charge of $2,038,486, primarily representing the difference between the financial statement and income tax basis of oil and gas properties. Income tax benefit for the period November 7, 1996 through December 31, 1996 was $595,642, which represents a deferred federal income tax benefit.

  Income tax expense (benefit) relating to the Company's and Inc.'s pre-tax operating results for the years ended December 31, 1996, 1995 and 1994 consists of:

                             PREDECESSORS PREDECESSORS PREDECESSORS   COMPANY
                             ------------ ------------ ------------ ------------
                                                        JANUARY 1    NOVEMBER 7
                                                         THROUGH      THROUGH
                                                       NOVEMBER 6,  DECEMBER 31,
                                 1994         1995         1996         1996
                             ------------ ------------ ------------ ------------
   Current federal
    expense................    $ 3,705      $  1,643    $      --    $     --
   Deferred federal expense
    (benefit)..............     23,018       (23,018)    2,038,486    (595,642)
                               -------      --------    ----------   ---------
                               $26,723      $(21,375)   $2,038,486   $(595,642)
                               =======      ========    ==========   =========

  The Company's effective tax rate applicable for the period November 7, 1996 to December 31, 1996 approximates the statutory federal tax rate of 34%.

                                     F3-17

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

  Tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below:

                                                             INC.     COMPANY
                                                           --------  ----------
                                                             1995       1996
                                                           --------  ----------
   Net operating loss carry forwards...................... $ 54,706  $  987,406
   Accrued contracts payable..............................      --      136,000
   Accrued abandonment costs..............................      --      163,508
                                                           --------  ----------
   Total gross deferred tax assets........................   54,706   1,286,914
   Valuation allowance....................................  (22,864)        --
                                                           --------  ----------
   Net deferred tax assets................................   31,842   1,286,914
                                                           ========  ==========
   Basis differences in property and equipment............      --    2,654,366
   Investments in partnerships............................   31,842      75,392
                                                           --------  ----------
   Total gross deferred tax liabilities...................   31,842   2,729,758
                                                           --------  ----------
   Net deferred tax liability............................. $    --   $1,442,844
                                                           ========  ==========

  There was an increase in the valuation allowance for deferred tax assets of $22,864 during 1995. The change in the total valuation allowance for the year ended December 31, 1996 was a decrease of $22,864.

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Accordingly, a valuation allowance was established at December 31, 1995. No such valuation allowance was established at December 31, 1996. The net deferred tax assets primarily relates to net operating loss carryforwards which will begin to expire in 2010 if not previously utilized.

13. RESTRICTED INVESTMENTS

  The Company carries a $3.0 million Gulf of Mexico area-wide abandonment bond with the Minerals Management Service, which is secured by cash balances currently invested in certificates of deposit at a commercial bank. The sum on deposit related to this area-wide abandonment bond is approximately $1.4 million at September 30, 1996 and at December 31, 1996 and 1995, and $2.2 million at September 30, 1997.

14. COMMITMENTS AND CONTINGENCIES

 OPERATING LEASES

  The Company has a non-cancelable operating lease for its office space which will expire on September 30, 1998. The Company will be required to make future payments in connection with the lease agreement as follows for the years ending:

   DECEMBER 31,
   ------------
   1997................................................................ $116,976
   1998................................................................   87,732
                                                                        --------
                                                                        $204,708
                                                                        ========

  Rent expense under operating leases was $130,413, $115,698 and $82,583 in 1996, 1995 and 1994, and $79,170 and $84,967 for the nine months ended September 30, 1997 and 1996, respectively.

                                     F3-18

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

 OTHER

  The Company is a defendant in a suit filed in 1995 alleging that the idea, design and location of DIGS was a confidential trade secret owned by the plaintiffs which had been revealed to the Company during confidential discussions in furtherance of a proposed joint venture. The plaintiffs allege "millions of dollars in profits" as actual damages and also seek unspecified punitive damages, attorneys' fees, pre- and post- judgment interest and costs of the suit. On March 10, 1997, the Company filed a motion for summary judgment as to all of the plaintiffs' claims. Subsequently, the plaintiffs amended their petition, dropping their claims of misrepresentation and conversion of trade secrets and adding a claim of alleged fraudulent inducement to execute a covenant not to compete. Further, the plaintiffs specified that they seek $6.5 million in actual damages and punitive damages of five times the amount of actual damages. The Company denies the plaintiffs' allegations and is vigorously defending this matter. Oral argument on the Company's motion for summary judgment will be heard in May 1997 and the trial is set for January 5, 1998. While a decision adverse to the Company in this litigation could have a material adverse effect on the Company's financial condition and results of operations, the Company does not believe that the final resolution of this case will result in a material liability to the Company.

  Subsequent to September 30, 1997, the Company was named as a defendant in a suit filed October 20, 1997 in Harris County, Texas. The suit seeks class certification on behalf of certain holders of the Company's common stock, excluding the defendants and holders related to the defendants. The suit alleges that the defendants made false and misleading statements or omissions relating to the Company's business and prospects in the course of the Company's initial public offering and subsequent thereto. The suit seeks rescission of sales of the Company's common stock and unspecified monetary damages, including punitive damages. The Company and its legal counsel are currently evaluating the claim.

  The Company is involved in other various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

  In connection with sales and marketing of natural gas, the Company entered into a commitment in 1995 to secure firm transportation capacity on an interstate pipeline. The Company has recorded, in operations and maintenance expense, estimated amounts related to the cost of not utilizing firm transportation capacity. Subsequent to December 31, 1996, the Company has settled all obligations related to the commitment for $400,000, of which the entire amount is accrued for at December 31, 1996.

  During 1996, approximately 100% of the Company's natural gas sales were to two customers. During 1995, and 1994 approximately 80% of the Company's natural gas sales were to a single customer. However, due to the availability of other markets, the Company does not believe that the loss of this single customer would adversely affect the Company's results of operations.

15. SUPPLEMENTAL OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

 RESERVE QUANTITY INFORMATION

  Total proved and proved developed oil and gas reserves of the Company's properties at December 31, 1996 and 1995 have been estimated by an independent petroleum engineer in accordance with guidelines established by the Securities and Exchange Commission ("SEC"). Total proved and proved developed oil and gas reserves at December 31, 1994 have been estimated by the Company in accordance with guidelines established by the SEC. All reserves are based on economic and operating conditions existing at the respective year end. The future net cash flows from the production of these proved reserve quantities were computed by applying current prices of oil and gas, at each period end, (with consideration of price changes only to the extent provided by contractual and derivative arrangements) to estimated future production of proved oil and gas reserves less the estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves. Year-end 1996 calculations were made using prices of $3.55 per Mcfe. The Company had immaterial amounts of condensate (oil) production during the years presented. All of the Company's properties are located offshore in the Gulf of Mexico in federal and state waters.

                                     F3-19

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

 CAPITALIZED COSTS RELATING TO OIL AND GAS PRODUCING ACTIVITIES

                                                   DECEMBER 31,  DECEMBER 31,
                                                       1995          1996
                                                   ------------  ------------
   Proved properties.............................. $22,234,125   $ 35,595,670
   Unproved properties............................   3,919,720      1,173,496
                                                   -----------   ------------
                                                    26,153,845     36,769,166
   Accumulated depreciation, depletion and
    amortization..................................  (6,210,210)   (11,233,986)
                                                   -----------   ------------
                                                   $19,943,635   $ 25,535,180
                                                   ===========   ============

 COSTS INCURRED IN OIL AND GAS PROPERTY, ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES

                                                 YEARS ENDED DECEMBER 31,
                                            -----------------------------------
                                               1994        1995        1996
                                            ----------- ----------- -----------
   Acquisition of properties:
   Proved.................................. $ 2,173,901 $ 1,850,000 $   420,831
   Unproved................................   2,422,080         --          --
   Exploration costs.......................   2,231,349     404,836   2,297,136
   Development costs.......................  14,070,818  13,876,703   9,333,052
                                            ----------- ----------- -----------
                                            $20,898,148 $16,131,539 $12,051,019
                                            =========== =========== ===========

 RESULTS OF OPERATIONS FOR GAS AND OIL PRODUCING ACTIVITIES

                                            1994         1995         1996
                                         -----------  -----------  -----------
   Revenues............................  $ 5,512,496  $ 6,168,591  $ 9,835,070
   Lifting costs:
     Lease operating expense...........    1,410,231    1,876,186    1,906,281
                                         -----------  -----------  -----------
                                           4,102,265    4,292,405    7,928,789
   General operating expense...........     (388,097)    (423,742)    (181,429)
   Exploration charges.................   (2,231,349)    (404,836)  (2,297,136)
   Depreciation, depletion and
    amortization.......................   (2,112,350)  (5,501,072)  (4,897,644)
   Abandonment of oil and gas
    properties.........................   (2,735,253)     (84,219)  (1,300,910)
                                         -----------  -----------  -----------
   Results of operations from producing
    activities.........................  $(3,364,784) $(2,121,464) $  (748,330)
                                         ===========  ===========  ===========

                                     F3-20

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

 RESERVE QUANTITY INFORMATION

                                                                        GAS
                                                                    -----------
                                                                      (MCFE)
   Year Ended December 31, 1994:
    Proved Developed and Undeveloped Reserves:
     Beginning of year.............................................  23,932,644
     Sales of reserves in place.................................... (19,849,128)
     Revisions of previous estimates...............................   4,325,581
     Production....................................................  (3,685,681)
                                                                    -----------
     End of year...................................................   4,723,416
                                                                    ===========
   Year Ended December 31, 1995:
    Proved Developed and Undeveloped Reserves:
     Beginning of year.............................................   4,723,416
     Purchases of reserve in place.................................   5,299,000
     Revisions of previous estimates...............................   8,734,305
     Extensions and discoveries....................................   5,223,000
     Production....................................................  (3,668,721)
                                                                    -----------
     End of year...................................................  20,311,000
                                                                    ===========
   Year Ended December 31, 1996:
    Proved Developed and Undeveloped Reserves:
     Beginning of year.............................................  20,311,000
     Purchases of reserve in place.................................   6,207,000
     Revisions of previous estimates...............................   2,084,659
     Extensions and discoveries....................................   9,352,000
     Production....................................................  (4,755,914)
                                                                    -----------
     End of year...................................................  33,198,745
                                                                    ===========
   Proved Developed Reserves:
     December 31, 1994.............................................   4,723,416
     December 31, 1995.............................................  14,987,000
     December 31, 1996.............................................  21,444,174
                                                                    ===========

  The reserve volumes presented are estimates only and should not be construed as being exact quantities. These reserves may or may not be recovered and may increase or decrease as a result of future operations of the Company and changes in economic conditions.

                                     F3-21

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

                                                   DECEMBER 31,
                                       --------------------------------------
                                          1994         1995          1996
                                       -----------  -----------  ------------
   Future cash inflows................ $ 6,719,617  $46,478,461  $121,154,647
   Future development costs...........    (138,771)  (7,173,990)  (22,384,474)
   Future production costs............  (1,935,929)  (7,589,878)  (15,418,769)
                                       -----------  -----------  ------------
   Future net cash inflows before
    income taxes......................   4,644,917   31,714,593    83,351,404
   Future income taxes................         --           --    (21,321,525)
   Future net cash inflows............   4,644,917   31,794,593    62,029,879
   10% annual discount................    (694,423)  (5,270,803)  (10,864,103)
                                       -----------  -----------  ------------
   Standardized measure of discounted
    future net cash inflows........... $ 3,950,494  $26,443,790  $ 51,165,776
                                       ===========  ===========  ============

 PRINCIPAL SOURCES OF CHANGES IN THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

                                               YEARS ENDED DECEMBER 31,
                                          -------------------------------------
                                             1994         1995         1996
                                          -----------  -----------  -----------
   Standardized measure of discounted
    future net cash flows
    Beginning of year...................  $35,323,954  $ 3,950,494  $26,443,790
     Purchases of reserves in place.....          --     3,318,239    7,332,943
     Sales of reserves in place.........  (36,329,095)         --           --
     Revisions of previous quantity
      estimates less related costs......    6,034,804   17,051,312    5,686,006
     Extensions and discoveries less
      related costs.....................          --     6,678,479   19,985,027
     Net change in income taxes.........          --           --   (15,724,866)
     Net changes in prices and
      production costs..................   (3,500,358)   3,655,966   17,204,691
     Acquisition/development costs
      incurred during period and changes
      in estimated future development
      costs.............................    5,530,947   (1,329,510)  (3,657,026)
     Sales of oil and gas produced
      during period, net of lifting
      costs.............................   (4,102,265)  (4,292,405)  (7,928,789)
     Accretion of discount..............    3,532,395      395,049    2,644,379
     Other..............................   (2,539,888)  (2,983,834)    (820,379)
                                          -----------  -----------  -----------
   Standardized measure of discounted
    future net cash flows, end of year..  $ 3,950,494  $26,443,790  $51,165,776
                                          ===========  ===========  ===========

16. SUBSEQUENT EVENT

  Subsequent to December 31, 1996, OEDC entered into an agreement to purchase the remaining interest in one of its associated oil and gas partnerships for approximately $218,000. The oil and gas partnership will now be wholly owned by the Company.

                                     F3-22

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Titan Exploration, Inc.:

  We have audited the accompanying statements of revenues and direct operating expenses of the oil and gas properties acquired (1995 Acquisition) by Titan Exploration, Inc. for the years ended December 31, 1993 and 1994 and the period ended December 11, 1995. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in Form S-1 of Titan Exploration, Inc. as described in Note 1) and are not intended to be a complete presentation of the 1995 Acquisition revenues and expenses.

  In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the 1995 Acquisition for the years ended December 31, 1993 and 1994 and the period ended December 11, 1995 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Houston, Texas
September 23, 1996

                                     F4-1

                            TITAN EXPLORATION, INC.

                                1995 ACQUISITION

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                                 (IN THOUSANDS)

                                                     YEARS ENDED   PERIOD ENDED
                                                     DECEMBER 31,  DECEMBER 11,
                                                    -------------- ------------
                                                     1993    1994      1995
                                                    ------- ------ ------------
Revenues:
  Oil and condensate............................... $ 8,847 $7,590    $7,130
  Natural gas......................................   6,441  5,229     3,699
                                                    ------- ------    ------
                                                     15,288 12,819    10,829
Direct operating expenses:
  Lease operating..................................   3,277  3,436     3,515
  Production taxes.................................   1,223  1,271     1,104
                                                    ------- ------    ------
                                                      4,500  4,707     4,619
                                                    ------- ------    ------
Revenues in excess of direct operating expenses.... $10,788 $8,112    $6,210
                                                    ======= ======    ======

See accompanying notes to statements of revenues and direct operating expenses.


                                      F4-2

                            TITAN EXPLORATION, INC.

                               1995 ACQUISITION

                    NOTES TO THE STATEMENTS OF REVENUES AND
                           DIRECT OPERATING EXPENSES

(1) BASIS OF PRESENTATION

  On December 11, 1995, Titan Exploration, Inc. (the "Company") acquired from a large independent oil and gas company certain oil and gas properties (the "1995 Acquisition") for $39,881,094. The accompanying statements of revenues and direct operating expenses for the 1995 Acquisition do not include general and administrative expenses, interest income or expense, a provision for depreciation, depletion and amortization, or any provision for income taxes since historical expenses of this nature incurred by Anadarko are not necessarily indicative of the costs to be incurred by the Company.

  Historical financial information reflecting financial position, results of operations, and cash flows of the 1995 Acquisition, are not presented because the purchase price was assigned to the oil and gas property interests acquired. Other assets acquired and liabilities assumed were not material. In addition, the properties acquired were a part of a much larger enterprise prior to acquisition by the Company and representative amounts of general and administrative expenses, depreciation, depletion and amortization, interest and other indirect costs were not necessarily allocated to the specific properties acquired, nor would such allocated historical costs be relevant to future operations of the properties. Development and exploration expenditures related to these properties have been insignificant in the relevant periods. Accordingly, the historical statements of revenues and direct operating expenses of the 1995 Acquisition are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

  Revenues in the accompanying statements of revenues and direct operating expenses are recognized on the sales method. Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers. Direct operating expenses are recognized on the accrual method.

(2) SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

 Estimated Quantities of Proved Oil and Gas Reserves

  Reserve information presented below is based on reserve estimates prepared by the Company.

  Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Oil and gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these reserve estimates are expected to change as additional information becomes available in the future.

                                     F4-3

                            TITAN EXPLORATION, INC.

                               1995 ACQUISITION

                    NOTES TO THE STATEMENTS OF REVENUES AND
                    DIRECT OPERATING EXPENSES--(CONTINUED)


  Below are the net estimated quantities of proved reserves and proved developed reserves for the 1995 Acquisition.

                                                          OIL (MBBLS) GAS (MMCF)
                                                          ----------- ----------
Proved reserves at December 31, 1992.....................    7,598     116,693
  Revision of previous estimates.........................     (869)       (226)
  Production.............................................     (535)     (4,291)
                                                             -----     -------
Proved reserves at December 31, 1993.....................    6,194     112,176
  Revision of previous estimates.........................      470      (1,612)
  Production.............................................     (491)     (4,002)
                                                             -----     -------
Proved reserves at December 31, 1994.....................    6,173     106,562
  Revision of previous estimates.........................      320      (1,517)
  Production.............................................     (425)     (3,529)
                                                             -----     -------
Proved reserves at December 11, 1995.....................    6,068     101,516
                                                             =====     =======
Proved developed reserves at December 11, 1995...........    5,923      45,707
                                                             =====     =======

 Standardized Measure of Discounted Future Net Cash Flows of Proved Oil and Gas Reserves

  The Company has estimated the standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves in accordance with the standards established by the Financial Accounting Standards Board through its Statement No. 69. The estimates of future cash flows and future production and development costs are based on period-end sales prices for oil and gas, estimated future production of proved reserves, and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%.

  Discounted future net cash flow estimates like those shown below are not intended to represent estimates of the fair market value of oil and gas properties. Estimates of fair market value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair market value is necessarily subjective and imprecise.

  The following are the Company's estimated standardized measure of discounted future net cash flows from proved reserves attributable to the 1995
Acquisition:

                                                 DECEMBER 31,      DECEMBER 11,
                                               ------------------  ------------
                                                 1993      1994        1995
                                               --------  --------  ------------
                                                       (IN THOUSANDS)
Future:
  Cash inflows................................ $272,478  $202,316    $221,731
  Production and development costs............  (87,704)  (82,079)    (82,753)
                                               --------  --------    --------
    Net cash flows............................  184,774   120,237     138,978
10% annual discount for estimated timing of
 cash flows...................................  (98,187)  (60,881)    (67,837)
                                               --------  --------    --------
Standardized measure of discounted future net
 cash flows before
 income taxes................................. $ 86,587  $ 59,356    $ 71,141
                                               ========  ========    ========

                                     F4-4

                            TITAN EXPLORATION, INC.

                                1995 ACQUISITION

                    NOTES TO THE STATEMENTS OF REVENUES AND
                     DIRECT OPERATING EXPENSES--(CONTINUED)


 Changes in Standardized Measure of Discounted Future Net Cash Flows From Proved Reserves

                                                                   PERIOD ENDED
                                         YEAR ENDED DECEMBER 31,   DECEMBER 11,
                                         ------------------------  ------------
                                            1993         1994          1995
                                         -----------  -----------  ------------
                                                    (IN THOUSANDS)
Standardized measure, beginning of pe-
 riod..................................  $    93,099  $    86,587    $59,356
Accretion of discount..................        9,309        8,658      5,276
Net change in sales prices, net of pro-
 duction costs.........................         (773)     (28,377)    12,556
Revision of quantity estimates.........       (3,227)         516        215
Sales, net of production costs.........      (10,788)      (8,112)    (6,210)
Other..................................       (1,033)          84        (52)
                                         -----------  -----------    -------
Standardized measure, end of period....  $    86,587  $    59,356    $71,141
                                         ===========  ===========    =======

                                      F4-5

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Titan Exploration, Inc.:

  We have audited the accompanying statements of revenues and direct operating expenses of the oil and gas properties to be acquired (1996 Acquisition) by Titan Exploration Inc. for the years ended December 31, 1993, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in Form S-1 of Titan Exploration, Inc. as described in Note 1) and are not intended to be a complete presentation of the 1996 Acquisition revenues and expenses.

  In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the 1996 Acquisition for the years ended December 31, 1993, 1994 and 1995 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Dallas, Texas
September 25, 1996

                                     F5-1

                            TITAN EXPLORATION, INC.
                                1996 ACQUISITION

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                                 (IN THOUSANDS)

                                           YEARS ENDED       NINE MONTHS ENDED
                                          DECEMBER 31,         SEPTEMBER 30,
                                     ----------------------- -----------------
                                      1993    1994    1995     1995     1996
                                     ------- ------- ------- -------- --------
                                                                (UNAUDITED)
Revenues:
  Oil and condensate................ $25,627 $22,708 $20,891 $ 15,878 $ 15,991
  Natural gas.......................  22,670  18,522  16,886   12,915   16,186
                                     ------- ------- ------- -------- --------
                                      48,297  41,230  37,777   28,793   32,177
Direct operating expenses:
  Lease operating...................  13,151  11,428  10,538    8,290    7,842
  Production taxes..................   3,045   2,436   1,974    1,512    1,639
                                     ------- ------- ------- -------- --------
                                      16,196  13,864  12,512    9,802    9,481
                                     ------- ------- ------- -------- --------
Revenues in excess of direct
 operating expenses................. $32,101 $27,366 $25,265 $ 18,991 $ 22,696
                                     ======= ======= ======= ======== ========


See accompanying notes to statements of revenues and direct operating expenses.

                                      F5-2

                            TITAN EXPLORATION, INC.
                               1996 ACQUISITION

                    NOTES TO THE STATEMENTS OF REVENUES AND
                           DIRECT OPERATING EXPENSES

(1) BASIS OF PRESENTATION

  On October 31, 1996, Titan Exploration, Inc. (the "Company") acquired from a major integrated company certain oil and gas properties located in the Permian Basin (the "1996 Acquisition") for $135,524,139. The accompanying statements of revenues and direct operating expenses for the 1996 Acquisition do not include general and administrative expenses, interest income or expense, a provision for depreciation, depletion and amortization, or any provision for income taxes since historical expenses of this nature incurred by Mobil are not necessarily indicative of the costs to be incurred by the Company.

  Historical financial information reflecting financial position, results of operations, and cash flows of the 1996 Acquisition, are not presented because the purchase price will be assigned to the oil and gas property interests acquired. Other assets acquired and liabilities assumed were not material. In addition, the properties acquired were a part of a much larger enterprise prior to acquisition by the Company and representative amounts of general and administrative expenses, depreciation, depletion and amortization, interest and other indirect costs were not necessarily allocated to the specific properties acquired, nor would such allocated historical costs be relevant to future operations of the properties. Development and exploration expenditures related to these properties have been insignificant in the relevant periods. Accordingly, the historical statements of revenues and direct operating expenses of the 1996 Acquisition are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

  Revenues in the accompanying statements of revenues and direct operating expenses are recognized on the sales method. Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers. Direct operating expenses are recognized on the accrual basis.

  The financial information for the nine months ended September 30, 1995 and 1996, is unaudited. However, in the opinion of management, the statements of revenues and direct operating expenses for the nine months ended September 30, 1995 and 1996 include all the necessary adjustments to fairly present the results of these periods.

(2) SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

 Estimated Quantities of Proved Oil and Gas Reserves

  Reserve information presented below based on reserve estimates prepared by the Company.

  Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Oil and gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these reserve estimates are expected to change as additional information becomes available in the future.

                                     F5-3

                            TITAN EXPLORATION, INC.
                               1996 ACQUISITION

                    NOTES TO THE STATEMENTS OF REVENUES AND
                    DIRECT OPERATING EXPENSES--(CONTINUED)

  Below are the net estimated quantities of proved reserves and proved developed reserves for the 1996 Acquisition.

                                                          OIL (MBBLS) GAS (MMCF)
                                                          ----------- ----------
Proved reserves at December 31, 1992.....................   12,951     132,445
  Revision of previous...................................       76      10,901
  Production.............................................   (1,857)    (12,650)
                                                            ------     -------
Proved reserves at December 31, 1993.....................   11,170     130,696
  Revision of previous...................................    1,284         421
  Production.............................................   (1,804)    (12,124)
                                                            ------     -------
Proved reserves at December 31, 1994.....................   10,650     118,993
  Revision of previous...................................    1,213       2,228
  Production.............................................   (1,549)    (14,177)
                                                            ------     -------
Proved reserves at December 31, 1995.....................   10,314     107,044
  Revision of previous...................................    1,889       3,725
  Production.............................................     (923)     (9,510)
                                                            ------     -------
Proved reserves at September 30, 1996....................   11,280     101,259
                                                            ======     =======
Proved developed reserves at December 31, 1995...........    8,314      99,553
                                                            ======     =======
Proved developed reserves at September 30, 1996..........    9,281      94,358
                                                            ======     =======

 Standardized Measure of Discounted Future Net Cash Flows of Proved Oil and Gas Reserves

  The Company has estimated the standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves in accordance with the standards established by the Financial Accounting Standards Board through its Statement No. 69. The estimates of future cash flows and future production and development costs are based on period-end sales prices for oil and gas, estimated future production of proved reserves, and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%.

  Discounted future net cash flow estimates like those shown below are not intended to represent estimates of the fair market value of oil and gas properties. Estimates of fair market value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair market value is necessarily subjective and imprecise.

                                     F5-4

                            TITAN EXPLORATION, INC.
                               1996 ACQUISITION

                    NOTES TO THE STATEMENTS OF REVENUES AND
                    DIRECT OPERATING EXPENSES--(CONTINUED)

  The following are the Company's estimated standardized measure of discounted future net cash flows from proved reserves attributable to the 1996
Acquisition:

                                           DECEMBER 31,
                                    ----------------------------  SEPTEMBER 30,
                                      1993      1994      1995        1996
                                    --------  --------  --------  -------------
                                                 (IN THOUSANDS)
Future:
  Cash inflows....................  $396,798  $393,721  $383,701    $416,844
  Production and development
   costs..........................  (172,110) (160,629) (166,517)   (174,736)
                                    --------  --------  --------    --------
    Net cash flows................   224,688   233,092   217,184     242,108
10% annual discount for estimated
 timing of cash flows.............   (91,315) (105,759)  (89,886)    (94,559)
                                    --------  --------  --------    --------
Standardized measure of discounted
 future net cash flows............  $133,373  $127,333  $127,298    $147,549
                                    ========  ========  ========    ========

 Changes in Standardized Measure of Discounted Future Net Cash Flows From Proved Reserves

                                     YEARS ENDED DECEMBER 31,     PERIOD ENDED
                                    ----------------------------  SEPTEMBER 30,
                                      1993      1994      1995        1996
                                    --------  --------  --------  -------------
                                                 (IN THOUSANDS)
Standardized measure, beginning of
 period...........................  $163,590  $133,373  $127,333    $127,298
Accretion of discount.............    16,359    13,337    12,733       9,521
Net change in sales prices, net of
 production costs.................   (17,086)   13,823    (1,673)     15,581
Revision of quantity estimates....     7,821     5,770     7,320      13,404
Sales, net of production costs....   (32,101)  (27,366)  (25,265)    (22,696)
Other.............................    (5,210)  (11,604)    6,850       4,441
                                    --------  --------  --------    --------
Standardized measure, end of peri-
 od...............................  $133,373  $127,333  $127,298    $147,549
                                    ========  ========  ========    ========

                                     F5-5

                                                                      APPENDIX I

--------------------------------------------------------------------------------


                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            TITAN EXPLORATION, INC.,

                              TITAN OFFSHORE, INC.

                                      AND

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION

                                NOVEMBER 6, 1997


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE I
                                                                           PAGE
                                                                           ----
  The Merger..............................................................   1
  1.1The Merger...........................................................   1
  1.2Closing Date.........................................................   1
  1.3Consummation of the Merger...........................................   2
  1.4Effects of the Merger................................................   2
  1.5Certificate of Incorporation; Bylaws.................................   2
  1.6Directors and Officers...............................................   2
  1.7Conversion of Securities.............................................   2
  1.8Exchange of Certificates; Fractional Shares..........................   2
  1.9Taking of Necessary Action; Further Action...........................   4
  1.10Adjustment..........................................................   4
  1.11OEDC Stock Options..................................................   4
ARTICLE II
  Representations and Warranties..........................................   4
  2.1Representations and Warranties of OEDC...............................   4
    (a)Organization and Qualification of OEDC.............................   5
    (b)Organization and Qualification of the Subsidiaries.................   5
    (c)Capitalization.....................................................   5
    (d)Authorization and Validity of Agreement............................   6
    (e) No Approvals or Notices Required; No Conflict with Instruments to
        which OEDC or any of the OEDC Subsidiaries is a Party.............   6
    (f)Commission Filings; Financial Statements...........................   6
    (g)Conduct of Business in the Ordinary Course; Absence of Certain
     Changes and Events...................................................   7
    (h)Litigation.........................................................   7
    (i)Compliance with Laws and Permits...................................   7
    (j)Employees; Employee Benefit Plans..................................   8
    (k)Severance Payments.................................................   9
    (l)Taxes..............................................................   9
    (m)Books and Records..................................................  10
    (n)Governmental Regulation............................................  10
    (o)Environmental Matters..............................................  10
    (p)Insurance..........................................................  11
    (q)Title to Oil and Gas Interests.....................................  11
    (r)Oil and Gas Operations.............................................  11
    (s)Hydrocarbon Sales and Purchase Agreements..........................  11
    (t)Intellectual Property..............................................  12
    (u)Financial and Commodity Hedging....................................  12
    (v)Maintenance of Machinery...........................................  12
    (w)Gas Imbalances; Calls on Production; Prepayments...................  12
    (x)Royalties..........................................................  12
    (y)Payout Balances....................................................  12
    (z)Plugging and Abandonment Liabilities...............................  12
    (aa) 1997 Exploration Activities......................................  12
    (bb)Disclosure........................................................  13
    (cc)Voting Requirements...............................................  13

                                                                           PAGE
                                                                           ----
  2.2Representations and Warranties of Titan and Sub......................  13
    (a)Organization and Compliance with Law...............................  13
    (b)Capitalization.....................................................  13
    (c)Authorization and Validity of Agreement............................  14
    (d) No Approvals or Notices Required; No Conflict with Instruments to which Titan or any of the Titan Subsidiaries is a Party...........  14
    (e)Commission Filings; Financial Statements...........................  14
    (f)Litigation.........................................................  15
    (g)Severance Payments.................................................  15
    (h)Voting Requirements................................................  15
    (i)Interim Operations of Sub..........................................  15
    (j)Disclosure.........................................................  15
ARTICLE III
  Covenants of OEDC Prior to the Effective Time...........................  16
  3.1Conduct of Business by OEDC Pending the Merger.......................  16
  3.2Joint Proxy Statement................................................  17
  3.3Meeting of Stockholders of OEDC......................................  18
  3.4No Solicitation......................................................  18
  3.5Affiliates' Agreements...............................................  18
  3.6Access to Information; Confidentiality...............................  19
ARTICLE IV
  Covenants of Titan Prior to the Effective Time..........................  19
  4.1Conduct of Business by Titan Pending the Merger......................  19
  4.2Joint Proxy Statement................................................  19
  4.3Meeting of Stockholders of Titan.....................................  20
  4.4Registration Statement...............................................  20
  4.5Reservation of Titan Stock...........................................  20
  4.6Affiliates' Agreements...............................................  20
ARTICLE V
  Additional Agreements...................................................  20
  5.1Accountants' Letters.................................................  20
  5.2Filings; Consents; Reasonable Efforts................................  20
  5.3Notification of Certain Matters......................................  21
  5.4Agreement to Defend..................................................  21
  5.5Expenses.............................................................  21
  5.6Indemnification......................................................  21
  5.7OEDC Employees.......................................................  21
  5.8Post-Effective Time Mailing..........................................  22
  5.9Tax Treatment........................................................  22
  5.10HSR Act Notification................................................  22
  5.11Public Announcements................................................  22
  5.12Indemnification of Brokerage........................................  22
ARTICLE VI
  Conditions..............................................................  22
  6.1Conditions to Obligation of Each Party to Effect the Merger..........  22
  6.2Additional Conditions to Obligations of Titan........................  23
  6.3Additional Conditions to Obligations of OEDC.........................  24

                                                                            PAGE
                                                                            ----
ARTICLE VII
Miscellaneous..............................................................  25
  7.1Termination...........................................................  25
  7.2Effect of Termination.................................................  25
  7.3Waiver and Amendment..................................................  26
  7.4Nonsurvival of Representations, Warranties and Agreements.............  26
  7.5Assignment............................................................  26
  7.6Notices...............................................................  26
  7.7Governing Law.........................................................  27
  7.8Severability..........................................................  27
  7.9Counterparts..........................................................  27
  7.10Headings.............................................................  27
  7.11Confidentiality......................................................  27
  7.12Entire Agreement; Third Party Beneficiaries..........................  28
  7.13Disclosure Letters...................................................  28
ARTICLE VIII
Definitions................................................................  28
  8.1Certain Defined.......................................................  28
  8.2Certain Additional Defined Terms......................................  31

                         AGREEMENT AND PLAN OF MERGER

  This Amended and Restated Agreement and Plan of Merger, dated as of the 6th day of November, 1997 (the "Agreement"), is among Titan Exploration, Inc., a Delaware corporation ("Titan"), Titan Offshore, Inc., a newly-formed Delaware corporation and a wholly-owned subsidiary of Titan ("Sub"), and Offshore Energy Development Corporation, a Delaware corporation ("OEDC").

  WHEREAS, the respective Boards of Directors of Titan, Sub and OEDC have determined that the acquisition by Titan of OEDC is desirable and in the best interests of the stockholders of the respective companies;

  WHEREAS, the respective Boards of Directors of Titan, Sub and OEDC have approved the acquisition of OEDC by Titan pursuant to the terms of this Agreement;

  WHEREAS, the respective Boards of Directors of Titan, Sub and OEDC, and Titan as sole stockholder of Sub, have approved the merger of Sub with and into OEDC (the "Merger"), whereby each issued and outstanding share of common stock, par value $.01 per share, of OEDC ("OEDC Common Stock") not owned directly or indirectly by OEDC will be converted into the right to receive shares of common stock, par value $.01 per share, of Titan ("Titan Common Stock"), upon the terms and subject to the conditions set forth herein;

  WHEREAS, for federal income tax purposes, the parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

  WHEREAS, the parties intend that this Agreement, as it relates to the Merger, shall constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-3;

  WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger; and

  WHEREAS, the parties entered into an Agreement and Plan of Merger dated as of September 8, 1997 (the "Original Agreement"), and the parties desire to amend and restate the Original Agreement in its entirety pursuant to the terms of this Agreement;

  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Titan, Sub and OEDC hereby agree as follows:

                                   ARTICLE I

                                  The Merger

  1.1 The Merger. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.3) Sub shall be merged with and into OEDC. As a result of the Merger, the separate corporate existence of Sub shall cease and OEDC shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation").

  1.2 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Thompson & Knight, P.C., 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201, as soon as practicable after the satisfaction or waiver of the conditions set forth in
Article VI or at such other time and place and on such other date as Titan and OEDC shall agree; provided, that the closing conditions set forth in Article VI shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date".

  1.3 Consummation of the Merger. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The "Effective Time" of the Merger as that term is used in this Agreement shall mean such time as the certificate of merger is duly filed with the Secretary of State of Delaware or at such later time (not to exceed 90 days from the date the certificate is filed) as is specified in the certificate of merger pursuant to the mutual agreement of Titan, Sub and OEDC.

  1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of OEDC and Sub shall vest in the Surviving Corporation, without any transfer or assignment having occurred, and all debts, liabilities and duties of OEDC and Sub shall attach to the Surviving Corporation, all in accordance with the DGCL.

  1.5 Certificate of Incorporation; Bylaws.

  (a) The Certificate of Incorporation of OEDC, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation and thereafter shall continue to be its Certificate of Incorporation until amended as provided therein and under the DGCL.

  (b) The bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein and under the DGCL.

  1.6 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

  1.7 Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Titan, OEDC, Sub or their stockholders:

    (a) Each share of OEDC Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of OEDC Common Stock to be canceled pursuant to Section 1.7(b), shall be converted into the right to receive .630 (the "Exchange Ratio") of a share of Titan Common Stock.

    (b) Each share of OEDC Common Stock held in the treasury of OEDC and each share of OEDC Common Stock owned by Sub, Titan or any direct or indirect wholly-owned subsidiary of Titan or of OEDC immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

    (c) Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, $.01 par value per share, of the Surviving Corporation.

  1.8 Exchange of Certificates; Fractional Shares.

  (a) As soon as practicable after the Effective Time, each holder of a certificate that prior thereto represented OEDC Common Stock shall be entitled, upon surrender thereof to Titan or its transfer agent, to receive in exchange therefor a certificate or certificates representing the number of whole shares of Titan Common Stock into which the shares of OEDC Common Stock so surren dered shall have been converted as aforesaid, in such denominations and registered in such names as such holder may request. Each holder of shares of OEDC Common Stock who would otherwise be entitled to a fraction of a share of Titan Common Stock shall, upon surrender of the certificates representing such shares held by such holder to Titan or its transfer agent, be paid an amount in cash in accordance with the provisions of Section 1.8(d). Until so surrendered and exchanged, each certificate that prior to the Effective Time represented OEDC Common Stock shall represent solely the right to receive Titan Common Stock and cash in lieu of fractional shares, if any. Unless and until any such certificates shall be so surrendered and exchanged, no dividends or other distributions payable to the holders of Titan Common Stock, as of any time on or after the Effective Time, shall be paid to the holders of such certificates that prior to the Effective Time represented shares of OEDC Common Stock; provided, however, that, upon any such surrender and exchange of such certificates, there shall be paid to the record holders of the certificates issued and exchanged therefor the amount, without interest thereon, of dividends and other distributions, if any, that theretofore were declared and became payable after the Effective Time with respect to the number of whole shares of Titan Common Stock issued to such holder.

  (b) All shares of Titan Common Stock issued upon the surrender for exchange of certificates that prior to the Effective Time represented shares of OEDC Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of OEDC Common Stock. At and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of OEDC Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates which prior to the Effective Time represented shares of OEDC Common Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  (c) If any certificate for shares of Titan Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Titan or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate for shares of Titan Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Titan or its transfer agent that such tax has been paid or is not payable.

  (d) No fraction of a share of Titan Common Stock shall be issued, but in lieu thereof each holder of OEDC Common Stock who would otherwise be entitled to a fraction of a share of Titan Common Stock shall, upon surrender of the certificate formerly representing OEDC Common Stock held by such holder to Titan or its transfer agent, be paid an amount in cash equal to the value of such fraction of a share based upon the closing sales price of Titan Common Stock, as reported on the NMS on the last day on which there is a reported trade in the Titan Common Stock prior to the date on which the Effective Time occurs. No interest shall be paid on such amount. All shares of OEDC Common Stock held by a record holder shall be aggregated for purposes of computing the number of shares of Titan Common Stock to be issued pursuant to this
Article I and cash in lieu of fractional shares payable hereunder.

  (e) None of Titan, Sub, OEDC, the Surviving Corporation or their transfer agents shall be liable to a holder of the shares of OEDC Common Stock for any amount properly paid to a public official pursuant to applicable property, escheat or similar laws.

  (f) As soon as practicable after the Effective Time, Titan's transfer agent shall mail and otherwise make available to each holder of a certificate that prior thereto represented OEDC Common Stock a form of letter of transmittal and instructions for use in effecting the surrender of the certificates for conversion thereof and payment therefor, which letter of transmittal shall comply with all applicable rules of the NMS.

  (g) Any holder whose certificates representing OEDC Common Stock have been lost or destroyed may nevertheless obtain the Titan Common Stock into which such OEDC Common Stock has been converted, provided such holder delivers to Titan and OEDC a statement certifying such loss or destruction and providing for indemnity reasonably satisfactory to Titan and OEDC against any loss or expense either of them may incur as a result of such lost or destroyed certificate being thereafter surrendered to OEDC.

  1.9 Taking of Necessary Action; Further Action. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of OEDC or Sub, such corporations shall direct their respective officers and directors to take all such lawful and necessary action.

  1.10 Adjustment. In the event of any stock split, combination, reclassification, recapitalization, exchange, stock dividend or other distribution payable in Titan Common Stock with respect to shares of Titan Common Stock (or if a record date with respect to any of the foregoing actions should occur) during the period between the date of this Agreement and the Effective Time, then the number of shares of Titan Common Stock into which each share of OEDC Common Stock is to be converted pursuant to this Agreement shall be adjusted to reflect any such action.

  1.11 OEDC Stock Options. Subject to the consummation of the Merger and effective at the Effective Time, Titan will take such action as is necessary to assume, effective at the Effective Time, each option to purchase shares of OEDC Common Stock (each, an "OEDC Employee Option") that remains as of such time unexercised in whole or in part and to substitute shares of Titan Common Stock as purchasable under each such assumed option ("Assumed Option"), with such assumption and substitution to be effected as follows:

    (a) The Assumed Option shall not give the optionee additional benefits which he did not have under the OEDC Employee Option before such assumption and shall be assumed on the same terms and conditions as the OEDC Employee Options being assumed, subject to Section 1.11(b) and (c) (it being recognized that each OEDC Employee Option shall vest on the Closing Date insofar as such OEDC Employee Options vest as a result of the Merger);

    (b) The number of shares of Titan Common Stock purchasable under the Assumed Option shall be equal to the nearest whole number of shares of Titan Common Stock that the holder of the OEDC Employee Option being assumed would have received (without regard to any vesting schedule) upon consummation of the Merger had such OEDC Employee Option been exercised in full immediately prior to consummation of the Merger; and

    (c) The per share exercise price of such Assumed Option shall be an amount equal to the per share exercise price of the OEDC Employee Option being assumed divided by .630.

  Titan shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Titan Common Stock for delivery upon exercise of the Assumed Options, and, as soon as practicable after the Effective Time, Titan shall file a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Titan Common Stock subject to the Assumed Options, and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of any prospectus contained therein) for so long as any of the Assumed Options remain outstanding.

                                  ARTICLE II

                        Representations and Warranties

  2.1 Representations and Warranties of OEDC. OEDC hereby represents and warrants to Titan that:

    (a) Organization and Qualification of OEDC. OEDC is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such authority would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 2.1(a) of the disclosure letter delivered by OEDC to Titan on the date hereof, which may be supplemented upon the written agreement of Titan (as so supplemented, the "OEDC

  Disclosure Letter"), OEDC is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No actions or proceedings to dissolve OEDC are pending. OEDC has heretofore delivered to Titan true and complete copies of OEDC's Certificate of Incorporation (the "OEDC Certificate") and bylaws as in existence on the date hereof.

    (b) Organization and Qualification of the Subsidiaries. Except as otherwise set forth in Section 2.1(b) of the OEDC Disclosure Letter, OEDC does not own, directly or indirectly, the capital stock or other securities of any corporation or partnership or have any direct or indirect equity or ownership interest in any other person, other than the persons described in
  Section 2.1(b) of the OEDC Disclosure Letter as the "OEDC Subsidiaries".
  Section 2.1(b) of the OEDC Disclosure Letter lists each OEDC Subsidiary as of the date hereof, the jurisdiction of incorporation or formation of each OEDC Subsidiary, and the authorized (in the case of capital stock) and outstanding capital stock or other equity interests of each OEDC Subsidiary. Each corporate OEDC Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and each partnership OEDC Subsidiary is a partnership duly formed and validly existing under the laws of the jurisdiction of its formation. Each OEDC Subsidiary is duly qualified to do business, and to the extent applicable, is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each OEDC Subsidiary has all requisite corporate or, in the case of a partnership OEDC Subsidiary, partnership power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve any OEDC Subsidiary are pending. All outstanding shares of capital stock of each corporate OEDC Subsidiary have been validly issued and are fully paid and nonassessable. All partnership interests of each partnership OEDC Subsidiary have been validly issued and are fully paid (to the extent required at such time). No shares of capital stock or other equity interests of any OEDC Subsidiary are subject to, nor have any been issued in violation of, preemptive or similar rights.

    (c) Capitalization.

    (i) The authorized capital stock of OEDC consists of 10,000,000 shares of OEDC Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of July 31, 1997, there were issued and outstanding 8,701,885 shares of OEDC Common Stock, and no shares of preferred stock of OEDC, and no shares of OEDC Common Stock and no shares of preferred stock of OEDC were held as treasury shares. A total of 835,000 shares of OEDC Common Stock have been reserved for issuance pursuant to the stock option plans described in Section 2.1(c)(ii). All issued shares of OEDC Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Except as set forth in Section 2.1(c) of the OEDC Disclosure Letter, OEDC is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of OEDC.

    (ii) As of July 31, 1997, there are outstanding OEDC Employee Options to purchase an aggregate of 727,580 shares of OEDC Common Stock under the 1996 Stock Awards Plan (the "1 OEDC 1996 Plan"). Other than as set forth in
  Section 2.1(c)(i) and this Section 2.1(c)(ii) and other than shares of OEDC Common Stock, not to exceed 10,000 shares that may be issued in satisfaction of OEDC's employer matching contribution obligations under its 401(k) plan, there are not now, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of OEDC outstanding other than OEDC Common Stock issued pursuant to the exercise of OEDC Employee Options or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of OEDC or any OEDC Subsidiary, or contracts, understandings or arrangements to which OEDC or any OEDC Subsidiary is a party, or by which OEDC or any OEDC Subsidiary is or may be bound, to issue additional shares of capital stock or equity interests or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of capital stock or equity interests.

    (iii) Except as set forth in Section 2.1(c) of the OEDC Disclosure Letter, all outstanding shares of capital stock, all partnership interests and all other securities or equity equivalents of the OEDC Subsidiaries are owned by OEDC or a wholly-owned subsidiary of OEDC, free and clear of all Encumbrances.

    (d) Authorization and Validity of Agreement. OEDC has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by OEDC of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger, to approval of this Agreement by its stockholders as provided for in Section 3.3). On or prior to the date hereof the Board of Directors of OEDC (the "OEDC Board") has determined to recommend approval of the Merger to the stockholders of OEDC, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by OEDC and is the valid and binding obligation of OEDC, enforceable against OEDC in accordance with its terms. The OEDC Board has approved the Stockholder Voting Agreements of even date herewith entered into between OEDC and each of Natural Gas Partners, L.P., David B. Strassner, Douglas H. Kiesewetter and B. Keith Anderson.

    (e) No Approvals or Notices Required; No Conflict with Instruments to which OEDC or any of the OEDC Subsidiaries is a Party. Except as set forth in Section 2.1(e) of the OEDC Disclosure Letter, neither the execution and delivery of this Agreement nor the performance by OEDC of its obligations hereunder, nor the consummation of the transactions contemplated hereby by OEDC, will (i) conflict with the OEDC Certificate or the bylaws of OEDC or the charter or bylaws, or partnership or joint venture agreement, of any of the OEDC Subsidiaries; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to OEDC or any of the OEDC Subsidiaries; (iii) except for (A) requirements of Federal or state securities laws, (B) requirements arising out of the HSR Act, (C) requirements of notice filings in such foreign jurisdictions as may be applicable, and (D) the filing of articles of merger in accordance with the DGCL, require any consent or approval of, or filing with or notice to, any Governmental Entity, domestic or foreign, under any provision of law applicable to OEDC or any of the OEDC Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of OEDC or any of the OEDC Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, partnership agreement or other agreement or commitment or any order, judgment or decree to which OEDC or any of the OEDC Subsidiaries is a party or by which OEDC or any of the OEDC Subsidiaries or any of its or their assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed, (B) those that are required pursuant to bank loan agreements or leasing arrangements, as set forth in Section 2.1(e) of the OEDC Disclosure Letter, which will be obtained prior to the Effective Time, and (C) those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No property of OEDC or any OEDC Subsidiary is subject to a preferential right to purchase that is applicable to the transactions contemplated by this Agreement

    (f) Commission Filings; Financial Statements. OEDC and each of the OEDC Subsidiaries have filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Commission under the Securities Act and the Exchange Act. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by OEDC with the Commission since October 31, 1996 through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "OEDC Commission Filings." OEDC has heretofore delivered to Titan copies of the OEDC Commission Filings. As of the respective dates of their filing with the

  Commission, the OEDC Commission Filings complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    All material contracts of OEDC and the OEDC Subsidiaries have been included in the OEDC Commission Filings, except for those contracts not required to be filed pursuant to the rules and regulations of the Commission.

    Each of the consolidated financial statements (including any related notes or schedules) included in the OEDC Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with the rules and regulations of the Commission. Such consolidated financial statements fairly present the consolidated financial position of OEDC and the OEDC Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in shareholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods). As of the date hereof, OEDC has no liabilities, absolute or contingent, that may reasonably be expected to have a Material Adverse Effect on OEDC and the OEDC Subsidiaries that are not reflected in the OEDC Commission Filings, except (i) those incurred in the ordinary course of business consistent with past operations and not relating to the borrowing of money, and (ii) those set forth in Section 2.1(f) of the OEDC Disclosure Letter.

    (g) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since January 1, 1997, except as contemplated by this Agreement or as disclosed in the OEDC Commission Filings filed with the Commission prior to the date hereof or as set forth in Section 2.1(g) of the OEDC Disclosure Letter, OEDC and the OEDC Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been (i) any Material Adverse Effect pertaining to OEDC and the OEDC Subsidiaries, or any condition, event or development that reasonably may be expected to result in any such Material Adverse Effect; (ii) any material change by OEDC in its accounting methods, principles or practices; (iii) any revaluation by OEDC or any of the OEDC Subsidiaries of any of its or their assets, including, without limitation, writing down the value of properties or assets or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by OEDC or any of the OEDC Subsidiaries into any commitment or transaction material to OEDC and the OEDC Subsidiaries, taken as a whole; (v) any declaration, setting aside or payment of any dividends or distributions in respect of the OEDC Common Stock or any redemption, purchase or other acquisition of any of its securities or any securities, or equity equivalents, of any of the OEDC Subsidiaries; (vi) any increase in indebtedness for borrowed money; (vii) any granting of a security interest or lien on any material property or assets of OEDC and the OEDC Subsidiaries, taken as a whole, other than Permitted Encumbrances; or (viii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any officers or key employees of OEDC or any of the OEDC Subsidiaries.

    (h) Litigation. Except as set forth in Section 2.1(h) of the OEDC Disclosure Letter, there are no claims, actions, suits, investigations, inquiries or proceedings pending or, to the knowledge of OEDC, overtly threatened against or affecting OEDC or any of the OEDC Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any Governmental Entity or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined would reasonably be expected to have a Material Adverse Effect on OEDC and the OEDC Subsidiaries, or that involve the risk of criminal liability.

    (i) Compliance with Laws and Permits. Except as set forth in Section 2.1(i) of the OEDC Disclosure Letter, each of OEDC and the OEDC Subsidiaries (i) has complied with all Applicable Laws (including without limitation Applicable Laws relating to securities, properties, production, sales, gathering and transportation of hydrocarbons, employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, product safety, and civil rights) other than violations which do not and would not reasonably be expected to have a Material Adverse Effect; (ii) has obtained and hold all material permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Entities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets; (iii) has not received any written notice, which has not been dismissed or otherwise disposed of, that it has not so complied; and (iv) has not been charged or, to the best knowledge of OEDC, threatened with, or, to the best knowledge of OEDC, under investigation with respect to, any violation of any Applicable Law relating to any aspect of the business of OEDC or any OEDC Subsidiary other than violations which do not and would not reasonably be expected to have a Material Adverse Effect.

    (j) Employees; Employee Benefit Plans.

    (i) Section 2.1(j) of the OEDC Disclosure Letter sets forth a list of all employees of OEDC and the OEDC Subsidiaries, as well as the title and annual compensation of each such employee.

    (ii) Section 2.1(j) of the OEDC Disclosure Letter provides a description of each Plan or Benefit Program or Agreement which is sponsored, maintained or contributed to by OEDC, an OEDC Subsidiary or any corporation, trade, business or entity under common control with OEDC or an OEDC Subsidiary within the meaning of Section 414(b), (c), (m) or (o) of the Code or
  Section 4001 of ERISA (an "OEDC ERISA Affiliate") for the benefit of its employees, or has been so sponsored, maintained or contributed to within six years prior to the Closing Date. True and complete copies of each of the Plans, Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, have been furnished to Titan.

    (iii) Except as otherwise set forth in Section 2.1(j) of the OEDC Disclosure Letter:

      (A) None of OEDC, any OEDC Subsidiary or any OEDC ERISA Affiliate contributes to or has an obligation to contribute to, or has at any time contributed to or had an obligation to contribute to, a plan subject to Title IV of ERISA, including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA;

      (B) Each Plan and each Benefit Program or Agreement has been administered, maintained and operated in all material respects in accordance with the terms thereof and in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code);

      (C) There is no matter pending with respect to any of the Plans before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or to the knowledge of OEDC, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

      (D) No act, omission or transaction has occurred which would result in imposition on OEDC, any OEDC Subsidiary or any OEDC ERISA Affiliate of breach of fiduciary duty liability damages under Section 409 of ERISA, a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; and

      (E) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require OEDC, any OEDC Subsidiary or any OEDC ERISA Affiliate to make a larger contribution to, or pay greater benefits under, any Plan, Benefit Program or Agreement than it otherwise would or create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement.

    (iv) Termination of employment of any employee of OEDC, any OEDC Subsidiary or any OEDC ERISA Affiliate immediately after consummation of the transactions contemplated by this Agreement would not result in payments under the Plans, Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

    (v) Each Plan which is an "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

    (vi) None of the employees of OEDC, any of the OEDC Subsidiaries or any OEDC ERISA Affiliate are subject to union or collective bargaining agreements.

    (k) Severance Payments. Except as set forth in Section 2.1(k) of the OEDC Disclosure Letter, none of OEDC or the OEDC Subsidiaries owes or will owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such persons be entitled to an increase in severance payments or other benefits as a result of the Merger or the transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

    (l) Taxes. Except as set forth in Section 2.1(l) of the OEDC Disclosure Letter, all Tax Returns of or relating to any Tax that are required to be filed on or before the Closing Date by or with respect to OEDC or any of the OEDC Subsidiaries, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504 (a) of the Code) of corporations of which OEDC was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed, and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns have been paid or adequately provided for in reserves established by OEDC, except where the failure to file, pay or provide for would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 2.1(l) of the OEDC Disclosure Letter, all U.S. Federal income Tax Returns of or with respect to OEDC or any of the OEDC Subsidiaries have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including the tax year ended December 31, 1993. There is no material claim against OEDC or any of the OEDC Subsidiaries with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to OEDC or any of the OEDC Subsidiaries that has not been adequately provided for in reserves established by OEDC. The total amounts set up as liabilities for current and deferred Taxes in the consolidated financial statements included in the OEDC Commission Filings have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of OEDC and the OEDC Subsidiaries through the periods covered thereby. OEDC and each of the OEDC Subsidiaries have (and as of the Closing Date will have) made all deposits (including estimated tax payments for taxable years for which the consolidated federal income tax return is not yet due) required with respect to Taxes. Except as set forth in Section 2.1(l) of the OEDC Disclosure Letter, no waiver or extension of any statute of limitations as to any federal, local or foreign Tax matter has been given by or requested from OEDC or any of the OEDC Subsidiaries. Except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon the assets of either OEDC or the OEDC Subsidiaries. Except as set forth in Section 2.1(l) of the OEDC Disclosure Letter, neither OEDC nor any of the OEDC Subsidiaries has filed consolidated income Tax Returns with any corporation, other than consolidated federal and state income Tax Returns by OEDC, for any taxable period which is not now closed by the applicable statute of limitations. Neither OEDC nor the OEDC Subsidiaries has any deferred intercompany gain within the meaning of Treasury Regulation
  Section 1.1502-13 or any predecessor provision.

    Following the Merger, OEDC will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by OEDC to stockholders who receive cash or other property, amounts used by OEDC to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by OEDC will be included as assets of OEDC immediately prior to the Merger. As of the Closing Date, there is no plan or intention by the stockholders of OEDC to sell, exchange or otherwise dispose of a number of shares of Titan Common Stock received in the Merger that would reduce the OEDC stockholders' ownership of Titan Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding shares of OEDC Common Stock as of the same date. For purposes of this representation, shares of OEDC Common Stock exchanged for cash or other property or exchanged in lieu of fractional shares of Titan Common Stock will be treated as outstanding OEDC Common Stock on the date of the Merger. Moreover, the shares of Titan Common Stock or OEDC Common Stock held by the OEDC stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered in making this representation.

    (m) Books and Records. All books, records and files of OEDC and each of the OEDC Subsidiaries (including those pertaining to oil and gas properties, wells and other assets, those pertaining to the production, gathering, transportation and sale of hydrocarbons, and corporate, accounting, financial and employee records) (i) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures and (ii) fairly and accurately reflect in all material respects the ownership, use, enjoyment and operation by OEDC and each of the OEDC Subsidiaries of their respective assets.

    (n) Governmental Regulation. Neither OEDC nor any OEDC Subsidiary is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. Neither OEDC nor any OEDC Subsidiary is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. Neither OEDC nor any OEDC Subsidiary has a similar status under any similar state laws or regulations of the type regulating public utilities.

    (o) Environmental Matters. Except as disclosed in Section 2.1(o) of the OEDC Disclosure Letter, or as would not reasonably be expected to have a Material Adverse Effect:

      (i) Each of OEDC and the OEDC Subsidiaries has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Applicable Laws pertaining to health, safety, the environment, Hazardous Material (as such term is defined in CERCLA), or Solid Wastes (as such term is defined in RCRA) (such Applicable Laws as they now exist or are hereafter enacted and/or amended are collectively, for purposes of this Agreement, called "Environmental Laws"), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, for purposes of this Section, called "CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, for purposes of this Section, called "RCRA");

      (ii) Neither OEDC nor any of the OEDC Subsidiaries has been notified by any Governmental Entity that any of the operations or assets of any of such persons is the subject of any investigation or inquiry by any Governmental Entity evaluating whether any material remedial action is needed to respond to a release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

      (iii) Neither OEDC nor any of the OEDC Subsidiaries and, to OEDC's knowledge, no other person has filed any notice under any federal, state or local law indicating that (i) any of the OEDC or the OEDC Subsidiaries is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of any of OEDC or any of the OEDC Subsidiaries;

      (iv) Neither OEDC nor any OEDC Subsidiary has any material contingent liability in connection with (A) the release into the environment at or on any property now or previously owned or leased by any of such persons, or (B) storage or disposal of any Hazardous Material;

      (v) In the last six years, neither OEDC nor any OEDC Subsidiary has received any claim, complaint, notice, inquiry or request for information which remains unresolved as of the date hereof with respect to any alleged material violation of any Environmental Law or regarding potential material liability under any Environmental Law relating to operations or conditions or any facilities or property owned, leased or operated by any of such persons;

      (vi) No property now or previously owned, leased or operated by OEDC or any of the OEDC Subsidiaries is listed on the National Priorities List pursuant to CERCLA or on any similar federal or state list as sites requiring investigation or cleanup;

      (vii) Neither OEDC nor any of the OEDC Subsidiaries is directly transporting, has directly transported, is directly arranging for the transportation of, or has directly transported, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA or on any similar federal or state list or which is the subject of federal, state or local enforcement actions that may lead to material claims against such company for remedial work, damage to natural resources or personal injury, including claims under CERCLA;

      (viii) There are no sites, locations or operations at which any of OEDC or the OEDC Subsidiaries is currently undertaking any remedial or response action relating to any disposal or release of any Hazardous Material, as required by Environmental Laws; and

      (ix) All underground storage tanks and solid waste disposal facilities owned or operated by OEDC or any of the OEDC Subsidiaries are used and operated in material compliance with Environmental Laws.

    (p) Insurance. All material properties and material risks of OEDC and the OEDC Subsidiaries are covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts and with such deductible amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of OEDC and the OEDC Subsidiaries. Neither OEDC nor any of the OEDC Subsidiaries shall have any liability for retroactive price adjustments arising under such insurance coverage based on levels of actual activity during the time period of such coverage. Set forth on
  Section 2.1(p) of the OEDC Disclosure Letter is a list of all (i) policies of fire, liability, casualty, life and other insurance currently in force, and (ii) the termination dates for each such policy.

    (q) Title to Oil and Gas Interests. Section 2.1(q) of the OEDC Disclosure Letter contains a complete list of the Oil and Gas Interests of OEDC and the OEDC Subsidiaries. Each of the Oil and Gas Interests has the applicable "net revenue interest" and "working interest" set forth in Section 2.1(q) of the OEDC Disclosure Letter. The title of OEDC or the OEDC Subsidiaries to each of the Oil and Gas Interests is Defensible Title. Except as shown on Section 2.1(q) of the OEDC Disclosure Letter, none of the Oil and Gas Interests is burdened by any production payment, net profits interest, reversionary interest or similar interest. The oil and gas leases included within the Oil and Gas Interests are in full force and effect.

    (r) Oil and Gas Operations. Except as otherwise set forth in Section 2.1(r) of the OEDC Disclosure Letter:

      (i) All wells included in the Oil and Gas Interests of OEDC have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with Applicable Law, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on OEDC.

      (ii) Proceeds from the sale of hydrocarbons produced from OEDC's Oil and Gas Interests are being received by OEDC in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $100,000 and held in suspense in the ordinary course of business).

    (s) Hydrocarbon Sales and Purchase Agreements. Section 2.1(s) of the OEDC Disclosure Letter contains a complete list of the Hydrocarbon Agreements to which any of OEDC and the OEDC Subsidiaries is a party. Except as otherwise set forth in Section 2.1(s) of the OEDC Disclosure Letter, each of the Hydrocarbon Agreements is valid, binding and in full force and effect, and no party is in material breach or default of any Hydrocarbon Agreement, and no event has occurred (including for this purpose, the execution of this Agreement or the consummation of the Merger) that with notice or lapse of time (or both) would constitute a material breach or default or permit termination, modification or acceleration under any Hydrocarbon Agreement.

    (t) Intellectual Property. OEDC and the OEDC Subsidiaries either own or have valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, geological data, geophysical data, engineering data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of oil, gas, condensate and other hydrocarbons. There are no limitations contained in the agreements of the type described in the immediately preceding sentence which, upon consummation of the Merger, will alter or impair any such rights, breach any such agreement with any third party vendor, or require payments of additional sums thereunder other than as set forth in Section 2.1(t) of the OEDC Disclosure Letter. OEDC and the OEDC Subsidiaries are in compliance in all material respects with such licenses and agreements and there are no pending or threatened claims, actions, suits or proceedings challenging or questioning the validity or effectiveness of any license or agreement relating to such property or the right of OEDC or any OEDC Subsidiary to use, copy, modify or distribute the same.

    (u) Financial and Commodity Hedging. Section 2.1(u) of the OEDC Disclosure Letter accurately summarizes the outstanding hydrocarbon and financial hedging positions of OEDC (including fixed price controls, collars, swaps, caps, hedges and puts) as of the date reflected on the OEDC Disclosure Letter.

    (v) Maintenance of Machinery. All equipment and machinery owned by OEDC or any OEDC Subsidiary has had reasonable and prudent maintenance upkeep and repair since the date it was acquired thereby.

    (w) Gas Imbalances; Calls on Production; Prepayments. Except as is reflected in Section 2.1(w) of the OEDC Disclosure Letter, (i) neither OEDC nor any OEDC Subsidiary has received any deficiency payments under gas contracts for which any party has a right to take deficiency gas therefrom nor received any payments for production which are subject to refund or recoupment out of future production; (ii) no prepayment for hydrocarbon sales has been received by OEDC nor any OEDC Subsidiary for hydrocarbons which have not been delivered as of the date hereof; and (iii) no party has a call or preferential right to purchase production from any of OEDC's or any OEDC Subsidiary's Oil and Gas Interests.

    (x) Royalties. To the knowledge of OEDC (after due inquiry) as to wells not operated by OEDC or any OEDC Subsidiary, and without qualification as to knowledge as to all wells operated by OEDC, all royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to OEDC's or any OEDC Subsidiary's Oil and Gas Interests, have been or will be, prior to the Effective Time, properly and correctly paid or provided for in all material respects, except for those for which OEDC or any OEDC Subsidiary has a valid right to suspend.

    (y) Payout Balances. Except as reflected in Section 2.1(y) of the OEDC Disclosure Letter, to the knowledge of OEDC, and based on information given to OEDC by third-party operators for all wells not operated by OEDC or any OEDC Subsidiary, the Payout Balance for any well owned by OEDC or any OEDC Subsidiary is properly reflected in the OEDC Disclosure Letter as of the respective dates shown thereon. "Payout Balance(s)" means the status, as of the dates of OEDC's calculations, of the recovery by OEDC or a third party of a cost amount specified in the contract relating to a well out of the revenue from such well where the net revenue interest of OEDC or any OEDC Subsidiary therein will be reduced when such amount has been recovered.

    (z) Plugging and Abandonment Liabilities. Except to the extent expressly set forth in Section 2.1(z) of the OEDC Disclosure Letter, neither OEDC nor any OEDC Subsidiary has any obligation as of the date hereof under Applicable Law to plug and abandon any well.

    (aa) 1997 Exploration Activities. Section 2.1(aa) of the OEDC Disclosure Letter sets forth a listing of all exploration and development activities in which OEDC or any OEDC Subsidiary has elected to participate since January 1, 1997 and with respect to which OEDC or any OEDC Subsidiary has expended or committed to expend $100,000 or more. OEDC has provided Titan with true and complete information (to the extent OEDC or any OEDC Subsidiary has such information in its possession or has access to such information) regarding the status and results of all such activities, including, without limitation, well logs, results of drill stem tests, production information and other pertinent information.

    (bb) Disclosure. All factual information heretofore furnished by OEDC to Titan for purposes of or in connection with the transactions contemplated by this Agreement, including, without limitation, all historical production and cost information pertaining to the Oil and Gas Interests, maps and well logs, has been true and accurate in all material respects. All estimates furnished by OEDC were prepared on the basis of assumptions, data, information, tests or conditions believed to be valid or accurate or to exist at the time such estimates were furnished.

    (cc) Voting Requirements. The affirmative vote of the holders of 66% of the outstanding shares of OEDC Common Stock is the only vote of the holders of any class or series of the capital stock of OEDC necessary to approve this Agreement and the Merger.

  2.2 Representations and Warranties of Titan and Sub. Titan and Sub hereby jointly and severally represent and warrant to OEDC that:

    (a) Organization and Compliance with Law. Each of Titan and its consolidated subsidiaries (the "1 Titan Subsidiaries") is a corporation or partnership duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is chartered or organized and has all requisite corporate or partnership power and corporate or partnership authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such authority would not reasonably be expected to have a Material Adverse Effect on Titan and the Titan Subsidiaries. Except as set forth in Section 2.2(a) of the disclosure letter delivered by Titan to OEDC on the date hereof, which may be supplemented upon the written agreement of OEDC (as so supplemented, (the "Titan Disclosure Letter"), each of Titan and the Titan Subsidiaries is duly qualified as a foreign corporation or partnership to do business, and, to the extent applicable, is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Titan and the Titan Subsidiaries. Each of Titan and the Titan Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect on Titan and the Titan Subsidiaries, taken as a whole. Titan has heretofore delivered to OEDC true and complete copies of Titan's Certificate of Incorporation, as amended (the "Titan Certificate"), and bylaws as in existence on the date hereof.

    (b) Capitalization.

    (i) The authorized capital stock of Titan consists of 60,000,000 shares of Titan Common Stock, par value $.01 per share. As of July 31, 1997, there were issued and outstanding 33,943,543 shares of Titan Common Stock and no shares of Titan Common Stock were held as treasury shares. As of July 31, 1997, an aggregate of 4,479,320 shares of Titan Common Stock were reserved for issuance and issuable pursuant to Titan's Stock Option Plan and 1996 Incentive Plan, or upon the exercise of outstanding employee or non-employee director stock options granted under Titan's stock option plans and agreements. All issued shares of Titan Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. All shares of Titan Common Stock to be issued pursuant to the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and will not violate the pre emptive rights of any person. Except as set forth in Section 2.2(b) of the Titan Disclosure Letter, Titan is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Titan.

    (ii) As of July 31, 1997, there were outstanding options to purchase 3,918,820 shares of Titan Common Stock pursuant to the plans referenced in
  Section 2.2(b)(i) above (the "Titan Options"). Other than as set forth in this Section 2.2(b) and except for issuances contemplated by this Agreement in connection with the Merger, there are not now, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of Titan outstanding (other than Titan Common Stock issued pursuant to the exercise of Titan Options as described herein) or (B) except for options granted pursuant to any of the plans referenced above, outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Titan, or contracts, understandings or arrangements to which Titan is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

    (iii) Except as set forth in Section 2.2(b) of the Titan Disclosure Letter, all outstanding shares of capital stock of the Titan Subsidiaries are owned by Titan, a wholly- owned subsidiary of Titan or individuals who hold nominal quantities of shares on behalf of Titan or such a subsidiary as director's qualifying shares, free and clear of all Encumbrances which would reasonably be expected to have a Material Adverse Effect.

    (iv) As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued, fully paid and nonassessable and are owned by Titan.

    (c) Authorization and Validity of Agreement. Titan and Sub have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder. The execution and delivery by Titan and Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger, to the approval of this Agreement by the stockholders of Titan as provided for in Section 4.3). On or prior to the date hereof, the Board of Directors of Titan has determined to recommend the adoption of the approval of the Merger to the stockholders of Titan, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by Titan and Sub and is the valid and binding obligation of Titan and Sub, enforceable against Titan and Sub in accordance with its terms.

    (d) No Approvals or Notices Required; No Conflict with Instruments to which Titan or any of the Titan Subsidiaries is a Party. Neither the execution and delivery of this Agreement nor the performance by Titan or Sub of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Titan and Sub, will (i) conflict with the Titan Certificate or the bylaws of Titan or the charter or bylaws of any of the Titan Subsidiaries; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Titan or any of the Titan Subsidiaries; (iii) except for (A) requirements of Federal or state securities laws, (B) requirements arising out of the HSR Act, (C) requirements of notice filings in such foreign jurisdictions as may be applicable, and (D) the filing of a certificate of merger by OEDC and Sub in accordance with the DGCL, require any consent or approval of, or filing with or notice to, any Governmental Entity, domestic or foreign, under any provision of law applicable to Titan or any of the Titan Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Titan or any of the Titan Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Titan or any of the Titan Subsidiaries is a party or by which Titan or any of the Titan Subsidiaries or any of its or their assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed, (B) those that are required pursuant to bank loan agreements, as set forth in Section 2.2(d) of the Titan Disclosure Letter, which will be obtained prior to the Effective Time, and (C) those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

    (e) Commission Filings; Financial Statements. Titan and each of the Titan Subsidiaries have filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Commission under the Securities Act and the

  Exchange Act. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Titan with the Commission since December 13, 1996, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Titan Commission Filings". Titan has heretofore delivered to OEDC copies of the Titan Commission Filings. As of the respective dates of their filing with the Commission, the Titan Commission Filings complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    All material contracts of Titan and the Titan Subsidiaries have been included in the Titan Commission Filings, except for those contracts not required to be filed pursuant to the rules and regulations of the Commission.

    Each of the consolidated financial statements (including any related notes or schedules) included in the Titan Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with all applicable rules and regulations of the Commission. Such consolidated financial statements fairly present the consolidated financial position of Titan and the Titan Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in shareholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods). As of the date hereof, Titan has no liabilities, absolute or contingent, that may reasonably be expected to have a Material Adverse Effect on Titan and the Titan Subsidiaries that are not reflected in the Titan Commission Filings, except (i) those incurred in the ordinary course of business consistent with past operations and not relating to the borrowing of money, and (ii) those set forth in Section 2.2(e) of the Titan Disclosure Letter.

    (f) Litigation. Except as disclosed in the Titan Commission Filings or as set forth in Section 2.2(f) of the Titan Disclosure Letter, there are no claims, actions, suits, investigations, inquiries or proceedings pending or, to the knowledge of Titan, overtly threatened against or affecting Titan or any of the Titan Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any Governmental Entity, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined would reasonably be expected to have a Material Adverse Effect on Titan and the Titan Subsidiaries, or that involve the risk of criminal liability.

    (g) Severance Payments. Except as set forth in Section 2.2(g) of the Titan Disclosure Letter, none of Titan or the Titan Subsidiaries will owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such persons be entitled to an increase in severance payments or other benefits as a result of the Merger or the transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

    (h) Voting Requirements. The affirmative vote of the holders of a majority of the shares of Titan Common Stock present at the Titan special stockholders' meeting convened in accordance with Section 4.3 and entitled to vote thereon is the only vote of the holders of any class or series of the capital stock of Titan necessary to approve this Agreement.

    (i) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    (j) Disclosure. All factual information heretofore furnished by Titan to OEDC for purposes of or in connection with the transactions contemplated by this Agreement has been true and accurate in all material respects. All estimates furnished by Titan were prepared on the basis of assumptions, data, information, tests or conditions believed to be valid or accurate or to exist at the time such estimates were furnished.

                                  ARTICLE III

                 Covenants of OEDC Prior to the Effective Time

  3.1 Conduct of Business by OEDC Pending the Merger. OEDC covenants and agrees that, from the date of this Agreement until the Effective Time, unless Titan shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement or set forth in Section 3.1 of the OEDC Disclosure Letter:

    (a) the business of OEDC and the OEDC Subsidiaries shall be conducted only in, and OEDC and the OEDC Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

    (b) OEDC shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber, or permit any OEDC Subsidiary to issue, sell, pledge, dispose of or encumber, (A) any capital stock of OEDC or any OEDC Subsidiary except upon the exercise of OEDC Employee Options or (B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, any assets of OEDC or any OEDC Subsidiary; (ii) amend or propose to amend the respective charters or bylaws, or partnership or joint venture agreements, of OEDC or any OEDC Subsidiary; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock or other securities or equity equivalents, whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire, or permit any of the OEDC Subsidiaries to redeem, purchase or acquire or offer to acquire, any of its or their capital stock or other securities or equity equivalents; (v) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.1(b); (vi) enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; (vii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense, increase in any manner the compensation or fringe benefits of any director, officer or employee; or (viii) pay to any director, officer or employee any benefit not required by any employee benefit agreement, trust, plan, fund or other arrangement as in effect on the date hereof;

    (c) OEDC shall use its reasonable efforts (i) to preserve intact the business organization of OEDC and each of the OEDC Subsidiaries; (ii) to maintain in effect any authorizations or similar rights of OEDC and each of the OEDC Subsidiaries; (iii) to keep available the services of its and their current officers and key employees; (iv) to preserve the goodwill of those having business relationships with it and the OEDC Subsidiaries; (v) to maintain and keep its properties and the properties of the OEDC Subsidiaries in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty; and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it and the OEDC Subsidiaries;

    (d) OEDC shall not make or agree to make, or permit any of the OEDC Subsidiaries to make or agree to make, new capital expenditures that in the aggregate exceed $100,000, unless in OEDC's good faith judgment, emergency circumstances require such an expenditure in order to preserve the value of OEDC's assets or to avoid substantial risk of loss to OEDC and OEDC immediately advises Titan in writing of the expenditure;

    (e) OEDC shall, and shall cause the OEDC Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a Material Adverse Effect on OEDC and the OEDC Subsidiaries, and except for such obligations as OEDC or the OEDC Subsidiaries in good faith may dispute;

    (f) neither OEDC nor any of the OEDC Subsidiaries shall acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business consistent with past practice or stock, equity interests or any assets that in the aggregate are material to OEDC and the OEDC Subsidiaries, taken as a whole;

    (g) neither OEDC nor any of the OEDC Subsidiaries shall acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

    (h) neither OEDC nor any of the OEDC Subsidiaries shall amend any Tax Return or make any Tax election or settle or compromise any federal, state, local, or foreign Tax liability material to OEDC and the OEDC Subsidiaries taken as a whole;

    (i) neither OEDC nor any of the OEDC Subsidiaries shall pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in OEDC's financial statements or incurred since June 30, 1997 in the ordinary course of business consistent with past practice;

    (j) neither OEDC nor any of the OEDC Subsidiaries shall enter into any lease, contract, agreement, commitment, arrangement, or transaction outside the ordinary course of business consistent with past practice;

    (k) neither OEDC nor any of the OEDC Subsidiaries shall amend, modify, or change in any material respect any existing lease, contract, or agreement, other than in the ordinary course of business consistent with past practice;

    (l) neither OEDC nor any of the OEDC Subsidiaries shall waive, release, grant, or transfer any rights of value, other than in the ordinary course of business consistent with past practice;

    (m) OEDC shall not, and shall not permit any of the OEDC Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. OEDC promptly shall advise Titan orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a Material Adverse Effect on OEDC and the OEDC Subsidiaries; and

    (n) neither OEDC nor any of the OEDC Subsidiaries shall authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section.

  3.2 Joint Proxy Statement. Promptly after the date of this Agreement, OEDC shall cooperate with Titan in preparing and shall file with the Commission under the Exchange Act, and shall use its reasonable efforts to have cleared by the Commission, a joint proxy statement (the "Proxy Statement") with respect to the meeting of stockholders of OEDC referred to in Section 3.3 and OEDC shall cooperate with Titan in preparing the Registration Statement (as defined below in Section 4.4). OEDC agrees that the Proxy Statement (except with respect to information concerning Titan and the Titan Subsidiaries furnished by or on behalf of Titan specifically for use therein, for which information Titan shall be responsible) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations adopted thereunder, and the Registration Statement (with respect to information concerning OEDC and the OEDC Subsidiaries provided by OEDC specifically for use therein) and the Proxy Statement (except with respect to information concerning Titan and the Titan Subsidiaries furnished by or on behalf of Titan specifically for use therein, for which information Titan shall be responsible) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Subject to the fiduciary duties of the OEDC Board under applicable law (as determined by the OEDC Board in good faith after consultation with and based upon advice of counsel and its financial advisors) and subject to the provisions of Section 3.4, the Proxy Statement shall contain the recommendation of the OEDC Board that the stockholders of

OEDC vote to approve and adopt this Agreement. OEDC will advise Titan promptly in writing if prior to the Effective Time it shall obtain knowledge of any facts that would make it necessary to amend or supplement the Proxy Statement (or the Registration Statement of which the Proxy Statement is a part) in order to make the statements therein not misleading or to comply with applicable law.

  3.3 Meeting of Stockholders of OEDC. Subject to the terms and conditions set forth in Section 3.4, OEDC shall promptly take all action reasonably necessary in accordance with the DGCL and the OEDC Certificate and bylaws to convene a meeting of its stockholders to consider and vote upon the adoption and approval of this Agreement. Subject to the fiduciary duties of the OEDC Board under applicable law (as determined by the OEDC Board in good faith after consultation with and based upon advice of counsel and its financial advisors) and subject to the provisions of Section 3.4, the OEDC Board (a) shall recommend at such meeting that the stockholders of OEDC vote to adopt and approve this Agreement; (b) shall use its reasonable efforts to solicit from stockholders of OEDC proxies in favor of such adoption and approval; and (c) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of the adoption and approval of this Agreement.

  3.4 No Solicitation.

  (a) From and after the date of this Agreement, neither OEDC nor any OEDC Subsidiary shall, directly or indirectly, through any officer, director, employee, affiliate, representative or agent (including without limitation attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives") of OEDC or any of the OEDC Subsidiaries, (i) solicit or knowingly encourage, including by way of furnishing information, the initiation of any inquiries or proposals regarding (A) any merger, tender offer, sale of shares of capital stock or other securities or equity equivalents, or similar business transactions involving OEDC or the OEDC Subsidiaries, or (B) any sale of all or substantially all the assets of OEDC and the OEDC Subsidiaries (any of the foregoing transactions being referred to herein as a "OEDC Acquisition Proposal") or (ii) except in a situation described in Section 3.4(b) below, participate in any discussion or negotiations, or provide third parties with any information, relating to an inquiry or proposal regarding an OEDC Acquisition Proposal other than to notify any such party that it is engaged in the transactions contemplated by this Agreement and will not engage in any further communications with any such party. Without limitation of the foregoing, OEDC shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by OEDC or any OEDC Representatives with respect to any OEDC Acquisition Proposal existing on the date hereof.

  (b) In the event that OEDC shall receive an inquiry or proposal regarding an OEDC Acquisition Proposal pursuant to Section 3.4(a)(ii) above, OEDC shall immediately advise Titan orally and in writing of any inquiry or proposal by any party regarding any OEDC Acquisition Proposal, including the identity of the party making such inquiry or proposal and the terms and conditions of any proposal made to OEDC. In the event that the OEDC Board shall determine in good faith that its fiduciary duties to its stockholders under applicable law require it to respond to, communicate with or provide information to any party making an inquiry or proposal (as determined by the OEDC Board after consultation with and based upon advice of counsel and its financial advisors), OEDC shall give notice to Titan of each such determination made by the OEDC Board, which notice shall be given to Titan prior to the time that OEDC shall provide any such information or enter into any discussions with any such party. OEDC shall continue to keep Titan informed with respect to any actions that OEDC may take, including any discussions, with respect to each such OEDC Acquisition Proposal.

  (c) Nothing in this Section 3.4 shall permit OEDC to (i) enter into any agreement with respect to any OEDC Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, OEDC shall not enter into any agreement with any person that provides for, or in any way facilitates, any OEDC Acquisition Proposal), or (ii) terminate this Agreement except as specifically provided in Section 7.1.

  3.5 Affiliates' Agreements. Prior to the Closing Date, OEDC shall deliver to Titan a letter identifying all persons whom it believes are, at the time this Agreement is submitted for approval to the stockholders of OEDC, "affiliates" of OEDC for purposes of Rule 145 under the Securities Act. OEDC shall use its reasonable efforts to cause each such person to deliver to Titan on or prior to the Closing Date a written agreement substantially in the form of Exhibit A. Titan shall not be required to maintain the effectiveness of the Registration Statement (as defined below) for the purpose of resale by stockholders of OEDC who may be "affiliates" pursuant to Rule 145 under the Securities Act.

  3.6 Access to Information; Confidentiality. Between the date hereof and the Effective Time, OEDC (i) shall give Titan and Sub and their respective authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to all employees, all plants, offices, properties and other facilities, and all books and records, of OEDC and the OEDC Subsidiaries, (ii) shall permit Titan and Sub and their respective authorized representatives to make such inspections as they may reasonably require, and (iii) shall cause OEDC's officers to furnish Titan and Sub and their respective authorized representatives with such financial and operating data and other information with respect to OEDC and the OEDC Subsidiaries as Titan or Sub may from time to time reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty of OEDC contained in this Agreement or in any agreement, instrument, or document delivered pursuant hereto or in connection herewith; and provided further that OEDC shall have the right to have a representative present at all times of any such inspections, interviews, and examinations conducted at or on the offices or other facilities or properties of OEDC or its affiliates or representatives. All such information shall be maintained in the strictest confidence in accordance with Section 7.11 of this Agreement.

                                  ARTICLE IV

                Covenants of Titan Prior to the Effective Time

  4.1 Conduct of Business by Titan Pending the Merger. Titan covenants and agrees that, from the date of this Agreement until the Effective Time, unless OEDC shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

    (a) Titan shall not directly or indirectly split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding;

    (b) Titan shall not, and shall not permit any of the Titan Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. Titan promptly shall advise OEDC orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a Material Adverse Effect on Titan and the Titan Subsidiaries; and

    (c) neither Titan nor any of the Titan Subsidiaries shall authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section.

  4.2 Joint Proxy Statement. Promptly after the date of this Agreement, Titan shall cooperate with OEDC in preparing and shall file with the Commission under the Exchange Act, and shall use its reasonable efforts to have cleared by the Commission, the Proxy Statement with respect to the meeting of the stockholders of Titan referred to in Section 4.3. Titan agrees that the Proxy Statement (except with respect to information concerning OEDC and the OEDC Subsidiaries furnished by or on behalf of OEDC specifically for use therein, for which information OEDC shall be responsible) will comply as to form in all material respects with the requirements of the Exchange Act and the respective rules and regulations adopted thereunder, and the Proxy Statement (except with respect to information concerning OEDC and the OEDC Subsidiaries furnished by or on behalf of OEDC specifically for use therein, for which information OEDC shall be responsible) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Proxy Statement shall contain the recommendation of the Board of Directors of Titan that the stockholders of Titan vote to approve this Agreement. Titan will advise OEDC promptly in writing if prior to the Effective Time it shall obtain knowledge of any facts that would make it necessary to amend or supplement the Proxy Statement in order to make the statements therein not misleading or to comply with Applicable Law.

  4.3 Meeting of Stockholders of Titan. Titan shall promptly take all action reasonably necessary in accordance with the DGCL and the Titan Certificate and bylaws to convene a meeting of its stockholders to consider and vote upon the approval of this Agreement. The Board of Directors of Titan (i) shall recommend at such meeting that the stockholders of Titan vote to approve this Agreement; (ii) shall use its reasonable efforts to solicit from stockholders of Titan proxies in favor of such approval; and (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of such approval.

  4.4 Registration Statement. Promptly after the date of this Agreement, Titan will file a registration statement (the "1 Registration Statement") on Form S-4 with the Commission under the Securities Act with respect to the offering, sale and delivery of the shares of Titan Common Stock to be issued pursuant to the Merger; and Titan will use its reasonable efforts to cause such Registration Statement to become effective as soon as practicable after filing. Titan agrees that the Registration Statement (except with respect to information concerning OEDC and the OEDC Subsidiaries furnished by or on behalf of OEDC specifically for use therein, for which information OEDC shall be responsible) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the respective rules and regulations adopted thereunder, and will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. Titan will advise OEDC in writing if prior to the Effective Time it shall obtain knowledge of any fact that would, in its opinion, make it necessary to amend or supplement the Registration Statement in order to make the statements therein not misleading or to comply with applicable law.

  4.5 Reservation of Titan Stock. Titan shall reserve for issuance, out of its authorized but unissued capital stock, such number of shares of Titan Common Stock as may be issuable upon consumma tion of the Merger and such number of shares of Titan Common Stock as may be issuable upon exercise of the Assumed Options.

  4.6 Affiliates' Agreements. Titan shall use its reasonable efforts to cause each person whom it believes is an "affiliate" of Titan within the meaning thereof under Rule 405 under the Securities Act, to deliver to Titan on or prior to the Closing Date a written agreement substantially in the form of Exhibit B hereto.

                                   ARTICLE V

                             Additional Agreements

  5.1 Accountants' Letters.

  (a) OEDC shall use its reasonable efforts to cause KPMG Peat Marwick to deliver a letter dated as of the date of the Proxy Statement, and addressed to itself and Titan, in form and substance reasonably satisfactory to Titan and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement.

  (b) Titan shall use its reasonable efforts to cause KPMG Peat Marwick to deliver a letter dated as of the date of the Proxy Statement, and addressed to itself and OEDC, in form and substance reasonably satisfactory to OEDC and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration state ments and proxy statements similar to the Registration Statement and Proxy Statement.

  5.2 Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, OEDC and Titan shall (i) make all necessary filings with respect to the Merger and this Agreement under the HSR Act, the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto; (ii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

  5.3 Notification of Certain Matters. OEDC shall give prompt notice to Titan, and Titan shall give prompt notice to OEDC, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, and (ii) any material failure of OEDC or Titan, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

  5.4 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

  5.5 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that expenses incurred in connection with printing and mailing the Registration Statement and the Proxy Statement shall be shared equally by Titan and OEDC; provided, however, that if this Agreement shall have been terminated pursuant to Section 7.1 as a result of the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, such breaching party shall pay the costs and expenses of the other parties in connection with the transactions contemplated by this Agreement.

  5.6 Indemnification. From and after the Effective Time, Titan and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director, employee or other controlling person of OEDC or any of the OEDC Subsidiaries and such person's affiliates (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or controlling person of OEDC or any of the OEDC Subsidiaries or any such person's affiliate, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether reasserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including without limitation all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to acts or omissions, or alleged acts or omissions, by him in his capacity as an officer or director of OEDC, which acts or omissions occurred prior to the Effective Time; provided, however, that Titan shall be under no obligation to indemnify any Indemnified Party pursuant to this Section 5.6 except to the extent such Indemnified Party was entitled to indemnification from OEDC (pursuant to applicable law or contract) immediately prior to the Effective Time. The procedures associated with such indemnification shall be the same as those associated with the Indemnified Parties' indemnification from OEDC, as the case may be, immediately prior to the Effective Time (provided, however, that Titan shall be under no obligation to deposit trust funds pursuant to any "change-in-control" or similar provisions). OEDC hereby agrees that, from and after the date hereof until the Effective Time, it will not amend, modify or otherwise alter any contractual provision under which any Indemnified Party is entitled to indemnification from OEDC at the time the execution of this Agreement. The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party, his heirs and his representatives.

  5.7 OEDC Employees. After the Effective Time, it is expected that Titan may, in its sole discretion, offer employment to, or cause OEDC to continue the employment of, the employees of OEDC (the "Retained

Employees"); provided, however, that Titan shall have no obligation to retain any of the employees of OEDC. Titan shall provide the Retained Employees with the same benefits that accrue to employees of Titan.

  5.8 Post-Effective Time Mailing. As soon as practicable following the Effective Time, Titan will cause to be mailed to each holder of certificates that represented shares of OEDC Common Stock immediately prior to the Effective Time such information as contemplated by Article I of this Agreement.

  5.9 Tax Treatment. Each of Titan and OEDC undertakes and agrees to use its reasonable efforts to cause the Merger to qualify, and to take no action which would cause the Merger not to qualify, for treatment as a "reorganization" within the meaning of Section 368(a) of the Code.

  5.10 HSR Act Notification. To the extent required by the HSR Act, each of the parties hereto shall (i) file or cause to be filed, as promptly as practicable but in no event later than ten days after the execution and delivery of this Agreement, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each party hereto agrees to request, and to cooperate with the other party or parties in requesting, early termination of any applicable waiting period under the HSR Act.

  5.11 Public Announcements. Except as may be required by applicable law, neither Titan and Sub, on the one hand, nor OEDC, on the other, shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld). Any such press release or public statement required by applicable law shall only be made after reasonable notice to the other party.

  5.12 Indemnification of Brokerage. OEDC, on the one hand, and Titan, on the other, shall indemnify and hold each other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of OEDC or Titan, as the case may be, and shall bear the cost of legal fees and expenses incurred in defending against any such claim. OEDC shall pay the fees that it owes to M2 Capital Ventures, L.L.C. in connection with the Merger pursuant to the letter agreement dated May 28, 1997 (as amended) between OEDC and M2 Capital Ventures, L.L.C.

                                  ARTICLE VI

                                  Conditions

  6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) This Agreement shall have been approved by the requisite vote of the stockholders of Titan and OEDC, as may be required by this Agreement, by Applicable Law, by the rules of the NMS and by any applicable provisions of their respective certificates of incorporation or bylaws;

    (b) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

    (c) Other than suits to enforce this Agreement, there shall not be (i) any effective injunction, writ or temporary restraining order or any other order of any nature issued by a court or Governmental Entity of competent jurisdiction directing that any aspect of the Merger not be consummated, or
  (ii) any action, suit or proceeding pending or threatened in writing in which it is or may be sought to prohibit, substantially delay or rescind this Agreement or any aspect of the Merger or to obtain an award of damages in connection with the Merger and which, in the good faith judgment of any of the parties, is material;

    (d) The Registration Statement shall be effective on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission;

    (e) There shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other Governmental Entity, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with Applicable Laws, the failure to comply with which would reasonably be expected to have a Material Adverse Effect on Titan, the Surviving Corporation and their subsidiaries, taken as a whole after consummation of the Merger;

    (f) The shares of Titan Common Stock issuable upon consummation of the Merger and the shares of Titan Common Stock issuable upon exercise of any Assumed Options shall have been approved for listing on the NMS or other national securities exchange or automated quotation system, subject to official notice of issuance;

    (g) All approvals of private persons or corporations, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith and (ii) the non-receipt of which would reasonably be expected to have a Material Adverse Effect on Titan, the Surviving Corporation and their subsidiaries, taken as a whole after the consummation of the Merger, shall have been obtained; and

    (h) Titan and OEDC shall have received a written opinion from Thompson & Knight, P.C., in form reasonably satisfactory to such parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the exchange in the Merger of OEDC Common Stock for Titan Common Stock will not give rise to gain or loss to the shareholders of OEDC with respect to such exchange (except to the extent of any cash received), and (iii) Titan, Sub and OEDC will not recognize any gain or loss as a result of the Merger (except for amounts resulting from any required change in accounting methods and any income or deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Titan and OEDC and of their respective "affiliates" reasonably satisfactory in form and substance to such counsel.

  6.2 Additional Conditions to Obligations of Titan. The obligation of Titan to effect the Merger is, at the option of Titan, also subject to the fulfillment at or prior to the Closing Date (unless an earlier date is provided herein) of the following conditions:

    (a) The representations and warranties of OEDC contained in Section 2.1 shall be accurate in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by OEDC and/or the OEDC Subsidiaries on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of OEDC shall have been delivered to Titan;

    (b) Since the date of this Agreement, no Material Adverse Effect pertaining to OEDC and the OEDC Subsidiaries shall have occurred, and OEDC and the OEDC Subsidiaries shall not have suffered any damage, destruction or loss materially and adversely affecting the properties or business of OEDC and the OEDC Subsidiaries, taken as a whole, and Titan shall have received a certificate signed by the chief executive officer of OEDC dated the Closing Date to such effect;

    (c) OEDC shall have received, and furnished written copies to Titan of, the OEDC affiliates' agreements pursuant to Section 3.5;

    (d) Titan shall have received from Bracewell & Patterson, L.L.P. counsel to OEDC, an opinion dated the Closing Date covering the matters set forth in Exhibit C; and

    (e) This Agreement shall have been approved by a majority of the shares of OEDC Common Stock (i) held by persons other than members of the OEDC Board and their affiliates and (ii) voted at the meeting of stockholders of OEDC provided for in Section 3.3.

  6.3 Additional Conditions to Obligations of OEDC. The obligation of OEDC to effect the Merger is, at the option of OEDC, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) The representations and warranties of Titan and Sub contained in
  Section 2.2 shall be accurate in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by Titan on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Titan shall have been delivered to OEDC;

    (b) Since the date of this Agreement, no Material Adverse Effect pertaining to Titan and the Titan Subsidiaries shall have occurred, and Titan and the Titan Subsidiaries shall not have suffered any damage, destruction or loss materially adversely affecting the properties or business of Titan and the Titan Subsidiaries, taken as a whole, and OEDC shall have received a certificate signed by the chief executive officer of Titan dated the Closing Date to such effect;

    (c) OEDC shall have received from Raymond James & Associates, Inc., financial advisor to OEDC, a written opinion, dated as of the date of this Agreement, satisfactory in form and substance to the OEDC Board, to the effect that the Exchange Ratio is fair to the stockholders of OEDC from a financial point of view, which opinion shall have been confirmed in writing to such Board as of the date of the Proxy Statement and not subsequently withdrawn;

    (d) OEDC shall have received from Thompson & Knight, P.C., counsel to Titan, an opinion dated the Closing Date covering the matters set forth in Exhibit D;

    (e) Titan shall have received, and furnished copies to OEDC of, the Titan affiliates' agreements pursuant to Section 4.6; and

    (f) This Agreement shall have been approved by a majority of the shares of OEDC Common Stock (i) held by persons other than members of the OEDC Board and their affiliates and (ii) voted at the meeting of stockholders of OEDC provided for in Section 3.3.

                                  ARTICLE VII

                                 Miscellaneous

  7.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of Titan or the stockholders of OEDC:

    (a) by mutual consent of Titan and OEDC;

    (b) by either Titan or OEDC if the Merger has not been effected on or before February 28, 1998;

    (c) by Titan if the condition set forth in Section 6.2(e) is not satisfied;

    (d) by OEDC if the condition set forth in Section 6.3(c) is not satisfied;

    (e) by either Titan or OEDC if a final, unappealable order of a judicial or administrative authority of competent jurisdiction to restrain, enjoin or otherwise prevent a consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered;

    (f) by either Titan or OEDC if the required approval of the stockholders of OEDC or the stockholders of Titan provided for in Sections 3.3 and 4.3, respectively, is not received in a vote duly taken at their respective stockholders' meetings;

    (g) by Titan if (i) since the date of this Agreement there has been a Material Adverse Effect pertaining to OEDC and the OEDC Subsidiaries, or
  (ii) there has been a material breach of any representation or warranty or covenant set forth in this Agreement by OEDC which breach has not been cured within five business days following receipt by OEDC of notice of such breach;

    (h) by OEDC if (i) since the date of this Agreement there has been a Material Adverse Effect pertaining to Titan and the Titan Subsidiaries, or
  (ii) there has been a material breach of any representation or warranty or covenant set forth in this Agreement by Titan which breach has not been cured within five business days following receipt by Titan of notice of such breach;

    (i) by Titan if the OEDC Board, in the exercise of its fiduciary duties to the stockholders of OEDC pursuant to Sections 3.2, 3.3 or 3.4(b), determines not to recommend, or otherwise withdraws its recommendation of, the approval of this Agreement or fails to convene a meeting of the OEDC stockholders; or

    (j) by OEDC, if the OEDC Board makes the determination specified in
  Section 3.4(b); provided that OEDC may not effect such termination pursuant to this Section 7.1(j) unless and until (i) Titan receives at least one week's prior written notice from OEDC of its intention to effect such termination pursuant to this Section 7.1(j); (ii) during such week, OEDC shall, and shall cause its respective financial and legal advisors and other Representatives to, consider any adjustment in the terms and conditions of this Agreement that Titan may propose; and (iii) OEDC pays the amounts required by Section 7.2(c) concurrently with such termination.

  7.2 Effect of Termination.

  (a) In the event of any termination of this Agreement pursuant to Section 7.1, (i) the provisions of Sections 5.5, 5.12 and 7.11 shall survive any such termination, and (ii) such termination shall not relieve any party from liability for any breach of this Agreement.

  (b) In the event that either Titan or OEDC terminates this Agreement pursuant to Sections 7.1(a), 7.1(b), 7.1(c), 7.1(d), 7.1(f), 7.1(g)(ii),
7.1(i) or 7.1(j), and (i) this Agreement has either not been submitted to the stockholders of OEDC or the stockholders of OEDC have declined to approve this Agreement by the requisite vote, (ii) after the date of this Agreement but at or before the time this Agreement is terminated there shall have been an OEDC Acquisition Proposal proposed to OEDC and (iii) any OEDC Acquisition Proposal (whether the same or different from the one referenced in clause (ii)) is consummated at any time within one year after the date of this Agreement, then OEDC shall promptly pay to Titan the sum of $3,000,000 upon the consummation of any such OEDC Acquisition Proposal.

  (c) In the event that OEDC terminates this Agreement pursuant to Section 7.1(j), then OEDC shall promptly pay to Titan the sum of $3,000,000.

  (d) If this Agreement is terminated pursuant to Section 7.1(f) because of the failure of Titan to secure the approval of its stockholders as required under Section 4.3 and the conditions to closing set forth in Sections 6.1 and
6.2 (other than Sections 6.1(f), 6.1(h), 6.2(c) and 6.2(d) have otherwise been satisfied, then Titan shall promptly, but in no event later than five business days after written request by OEDC, pay to OEDC an amount equal to $500,000 in immediately available funds as reimbursement for an agreed upon estimate of OEDC's out-of-pocket fees and expenses incurred in connection with the transactions contemplated hereby.

  (e) If this Agreement is terminated pursuant to Section 7.1(f) because of the failure of OEDC to secure the approval of its stockholders as required under Section 3.3 or pursuant to 7.1(c) and the conditions to closing set forth in Sections 6.1 and 6.3 (other than Sections 6.1(f), 6.1(h), 6.3(d) and 6.3(e)) have otherwise been satisfied, then OEDC shall promptly, but in no event later than five business days after written request by Titan, pay to Titan an amount equal to $500,000 in immediately available funds as reimbursement for an agreed upon estimate of Titan's out-of-pocket fees and expenses incurred in connection with the transactions contemplated hereby; provided, however, that if OEDC shall be obligated to make any payment to Titan pursuant to Section 7.2(b) or Section 7.2(c), then OEDC shall be entitled to offset from any amount due under Section 7.2(b) or Section 7.2(c) any amount paid to Titan pursuant to this Section 7.2(e).

  7.3 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the stockholders of Titan and OEDC, this Agreement may be amended only as may be permitted by applicable provisions of the DGCL. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

  7.4 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the terms of Article I, the second paragraph of
Section 2.1(l), Sections 5.6, 5.7, 5.9, 5.11 and 5.12, Article VII, and the agreements of the "affiliates" of OEDC and Titan delivered pursuant to Sections 3.5 and 4.6, respectively hereof.

  7.5 Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by the parties hereto.

  7.6 Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by expedited courier service, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

  if to OEDC:     Offshore Energy Development Corporation
                  1400 Woodloch Forest Drive, Suite 200
                  The Woodlands, Texas 77380
                  Attention: Douglas H. Kiesewetter

  with a copy to: Bracewell & Patterson, L.L.P.
                  711 Louisiana Street, Suite 2900
                  Houston, Texas 77002-2781
                  Attention: Charles H. Still, Jr.

  if to Titan:    Titan Exploration, Inc.
                  500 West Texas, Suite 500
                  Midland, Texas 79701
                  Attention: Jack D. Hightower

  with a copy to: Thompson & Knight, P.C.
                  1700 Pacific Avenue, Suite 3300
                  Dallas, Texas 75201
                  Attention: Joe Dannenmaier

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.6. Such notices shall be effective, (i) if delivered in person or by expedited courier service, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

  7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Texas without giving effect to the principles of conflicts of law thereof.

  7.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

  7.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

  7.10 Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

  7.11 Confidentiality.

  (a) The parties hereto agree that all Confidential Information (as defined below) of OEDC shall be kept confidential by Titan, and all Confidential Information of Titan shall be kept confidential by OEDC. No such Confidential Information shall be disclosed by any such party in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed to such Representatives as need to know such information for the purpose of evaluating the Merger (it being understood that such Representatives shall be informed as to the confidential nature of such information and shall be required to treat such information confidentially),
(ii) any disclosure of Confidential Information may be made to the extent to which OEDC or Titan, as the case may be, consents in writing, and (iii) Confidential Information may be disclosed by any Representative to the extent that, in the opinion of counsel for such party or such Representative, Titan, OEDC or such Representative is legally compelled to do so, provided that, prior to making such disclosure, Titan, OEDC or such Representative, as the case may be, advises and consults with the Titan or OEDC, as applicable, regarding such disclosure and provided further that Titan, OEDC or such Representative, as the case may be, discloses only that portion of the Confidential Information as is legally required. Titan and OEDC agree that none of the Confidential Information will be used for any purpose other than in connection with the Merger contemplated hereby. The term "Confidential Information", as used herein, means all information (irrespective of the form of communication) obtained by or on behalf (A) Titan from OEDC or its Representatives or (B) OEDC from Titan or its Representatives pursuant to this Section and all similar information obtained from OEDC or Titan, as the case may be, prior to the date of this Agreement, other than information which (i) was or becomes generally available to the public other than as a result of disclosure by a person without the right to make such disclosure, (ii) was or becomes available to Titan or OEDC on a nonconfidential basis prior to disclosure to OEDC or Titan, or (iii) was or becomes available to Titan or OEDC from a source other than OEDC or Titan and their respective Representatives, provided that such source is not known to be bound by a confidentiality agreement with OEDC or Titan.

  (b) If this Agreement is terminated, Titan and OEDC shall promptly return, and shall use their reasonable best efforts to cause all of their respective Representatives to promptly return, all Confidential Information to OEDC or Titan, as applicable, without retaining any copies thereof, provided that such portion of the Confidential Information as consists of notes, compilations, analyses, reports, studies, or other documents shall be destroyed.

  7.12 Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes the Original Agreement and all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and neither this nor any document delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder except as provided in
Section 5.6 and Section 5.7.

  7.13 Disclosure Letters.

  (a) The OEDC Disclosure Letter contains all disclosure required to be made by OEDC under the various terms and provisions of this Agreement. Each item of disclosure set forth in the OEDC Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

  (b) The Titan Disclosure Letter contains all disclosure required to be made by Titan under the various terms and provisions of this Agreement. Each item of disclosure set forth in the Titan Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

                                 ARTICLE VIII

                                  Definitions

  8.1 Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given it in this Article:

  "Applicable Law" means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified person or property is subject.

  "Benefit Program or Agreement" means each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not a Plan.

  "Commission" shall mean the Securities and Exchange Commission.

  "Defensible Title" means, as of the date set forth in the OEDC Disclosure Letter and as to each Oil and Gas Interest, such title that:

    (i) Is defensible by OEDC or any OEDC Subsidiary, as applicable, against the claims of all other persons; and

    (ii) Entitles OEDC or the OEDC Subsidiaries, as applicable, to receive not less than the net revenue interest for such Oil and Gas Interest as described in the OEDC Disclosure Letter as the "Net Revenue Interest" with respect to such Oil and Gas Interests; and

    (iii) Obligates OEDC or the OEDC Subsidiaries, as applicable, to pay costs and expenses relating to such Oil and Gas Interest in an amount not greater than the "Working Interest" as described in the OEDC Disclosure Letter with respect to such Oil and Gas Interest; and

    (iv) Except for Permitted Encumbrances, is free and clear of any Encumbrance.

  "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign).

  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Hydrocarbon Agreement" means any of the following:

    (i) "Hydrocarbon Purchase Agreement," which means any sales agreement, purchase contract or marketing agreement that is currently in effect and under which OEDC or an OEDC Subsidiary is a buyer of hydrocarbons for resale (other than purchase agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on 30 days' notice or less, which provide for a price not greater than the market value price that would be paid pursuant to an arm's-length contract for the same term with an unaffiliated third party seller, and which do not obligate the purchaser to take any specified quantity of hydrocarbons or to pay for any deficiencies in quantities of hydrocarbons not taken).

    (ii) "Hydrocarbon Sales Agreement," which means any sales agreement, purchase contract or marketing agreement that is currently in effect and under which any of OEDC or an OEDC Subsidiary is a seller of hydrocarbons (other than "spot" sales agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on 30 days' notice or less, and which provide for a price not less than the market value price that would be received pursuant to an arms'-length contract for the same term with an unaffiliated third party purchaser).

    (iii) "Hydrocarbon Support Agreement," which means any gathering, transportation, treatment, compression, processing or similar agreement that is currently in effect and to which OEDC or an OEDC Subsidiary is a party (other than gathering, transportation, treatment, compression, processing and similar agreements that have been entered into in the ordinary course of business and which contain market value prices and terms of the type found in gathering, transportation, treatment, compression, processing and similar agreements entered into between unaffiliated parties in arm's-length transactions).

  "Material Adverse Effect" means any change, development, or effect (individually or in the aggregate) which is, or is reasonably likely to be, materially adverse (i) to the business, assets, results of operations, condition (financial or otherwise), or prospects of (A) OEDC and the OEDC Subsidiaries, or (B) Titan or the Titan Subsidiaries, as applicable, considered as a whole, or (ii) to the ability of OEDC or Titan, as applicable, to perform on a timely basis any material obligation of OEDC or Titan, respectively, under this Agreement or any agreement, instrument, or document entered into or delivered in connection herewith.

  "NMS" means the NASDAQ National Market System.

  "Oil and Gas Interest(s)" means (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests;
(b) interests in and rights with respect to hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions;

(c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

  "Permitted Encumbrances" means (i) Encumbrances for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business,
(ii) requirements for consent to assignment and other encumbrances of a similar nature which are part of contracts customarily used in the oil and gas industry, (iii) Encumbrances for Taxes not yet payable, (iv) Encumbrances and imperfections of title, including servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions; easements for streets, alleys, highways, pipelines, power lines, telephone lines and railways, and other assessments and rights-of-way, and all other liens, in each case listed in this subsection (iv) that (A) do not arise in connection with or secure indebtedness for money borrowed or owed or the extension of credit, (B) do not materially detract from the value of the Oil and Gas Interests subject thereto or affected thereby or otherwise materially impair the Property or operations being conducted thereon or therewith, so a reasonably prudent operator engaged in the oil and gas industry with knowledge of the facts and circumstances and the legal effect thereon would accept title to such Oil and Gas Interests subject to such detractions, interferences or impairments or (C) do not reduce the net revenue interest or increase the working interest shown for the affected Oil and Gas Interests on the OEDC Disclosure Letter, and (v) any other Encumbrances to the extent expressly set forth in Section 8.1 of the OEDC Disclosure Letter.

  "person" means any individual, corporation, partnership, joint venture, limited liability company association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

  "Plan" shall mean an "employee benefit plan" as such term is defined in
Section 3(3) of ERISA.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Taxes" means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto.

  "Tax Return" means any return or report, including any related or supporting information, with respect to Taxes.

  8.2 Certain Additional Defined Terms. In addition to such terms as are defined in the opening paragraph of and the recitals to this Agreement and in
Section 8.1, the following terms are used in this Agreement as defined in the pages set forth opposite such terms:

    TERM                                                                   PAGE
    ----                                                                   -----
Agreement.................................................................     1
Assumed Option............................................................ 27-31
Closing...................................................................
Closing Date..............................................................     2
Code......................................................................     1
Confidential Information..................................................    34
DGCL......................................................................     1
Effective Time............................................................     2
Exchange Ratio............................................................     2
Indemnified Parties.......................................................    26
Merger....................................................................     1
OEDC......................................................................     1
OEDC 1996 Plan............................................................     6
OEDC Acquisition Proposal.................................................    22
OEDC Board................................................................     7
OEDC Certificate..........................................................
OEDC Commission Filings...................................................     8
OEDC Common Stock.........................................................     1
OEDC Disclosure Letter....................................................     5
OEDC Employee Option......................................................     4
OEDC ERISA Affiliate......................................................
OEDC Subsidiaries.........................................................
Original Agreement........................................................
Proxy Statement...........................................................    21
Registration Statement....................................................    24
Representatives...........................................................    22
Retained Employees........................................................
Sub.......................................................................     1
Surviving Corporation.....................................................     1
Tax Opinion...............................................................    28
Titan.....................................................................     1
Titan Certificate.........................................................    16
Titan Commission Filings..................................................    18
Titan Common Stock........................................................     1
Titan Disclosure Letter...................................................    16
Titan Options.............................................................    17
Titan Subsidiaries........................................................    16

  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          Titan Exploration, Inc.

                                                   /s/ Jack D. Hightower
                                          By___________________________________
                                                     Jack D. Hightower
                                                         President

                                          Titan Offshore, Inc.

                                                   /s/ Jack D. Hightower
                                          By___________________________________
                                                     Jack D. Hightower
                                                         President

                                          Offshore Energy Development
                                           Corporation

                                                  /s/ David B. Strassner
                                          By___________________________________
                                                    David B. Strassner
                                                      President & CEO

                 [Raymond James & Associates, Inc. Letterhead]



November 6, 1997


The Board of Directors
Offshore Energy Development Corporation
1400 Woodloch Forest Drive
Suite 200
The Woodlands, Texas 77380

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Offshore Energy Development Corporation ("OEDC" or the "Company") of the consideration to be received by them in connection with the proposed merger (the "Merger") of Titan Offshore, Inc. ("TOI"), a wholly-owned subsidiary of Titan Exploration, Inc., ("Titan"), with and into the Company pursuant to the terms and subject to the conditions contained within the proposed Agreement and Plan of Merger (the "Merger Agreement") among OEDC, Titan and TOI. The Merger Agreement provides, among other things, that each outstanding share of OEDC common stock will be converted into the right to receive 0.63 shares (the "Exchange Ratio") of Titan common stock at closing.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined (i) the financial terms and conditions of the Merger Agreement; (ii) the audited financial statements of the Company and Titan; (iii) unaudited interim financial statements of the Company and Titan;
(iv) certain internal financial analyses and forecasts for the Company and certain financial analyses and forecasts for Titan prepared by each company's respective management; (v) financial analyses of OEDC and Titan prepared for the Company by M2 Capital Partners LLC; and (vi) certain other publicly available information relating to the Company and Titan. We have also held discussions with members of the senior management of OEDC and Titan regarding the past and current business operations, financial condition and future prospects of OEDC and Titan, and we have considered other matters which were deemed relevant to our inquiry, including the litigation filed against OEDC in October 1997.

We have assumed and relied upon the accuracy and completeness of all such information and have not attempted to verify independently any of such information, nor have we made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or Titan. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of each company's management, and we have relied upon each party to advise us promptly if any

The Board of Directors
Offshore Energy Development Corporation
November 7, 1997
Page 2 of 3

information previously provided became inaccurate or was required to be updated during the period of our review.

Our opinion herein is based upon market, economic, financial and other circumstances and conditions as disclosed to us and existing as of November 5, 1997, and any material change in such circumstances and conditions would require a reevaluation of this opinion. In particular, we are expressing no opinion herein as to the price at which the common stock of Titan will trade at any future time. Because the consideration to be received by the Company's shareholders is governed solely by the Exchange Ratio, the market value of the shares of common stock of Titan to be issued in exchange for each share of common stock of the Company may vary significantly.

In conducting our investigation and in arriving at the opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and analyses as we have deemed relevant, including our review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company, Titan and certain other publicly held companies we believe to be comparable to OEDC; (ii) the current financial position and results of operations of the Company and Titan and forecasted results of such entities; (iii) the historical market prices and trading activity of the common stock of OEDC and Titan; (iv) financial and operating information concerning selected completed business combinations which we deemed comparable to the Merger in whole or in part; and (v) the general condition of the securities markets.

Raymond James & Associates, Inc. is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private offerings, private placements, business combinations and similar transactions. For our services, including the rendering of this opinion, the Company will pay us a fee upon the issuance of this opinion. In addition, the Company has agreed to indemnify Raymond James against certain liabilities arising out of the rendering of this opinion.

In the ordinary course of our business, we may trade in the equity securities of OEDC and Titan for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger. This opinion is not to be quoted or referred to, in whole or in part, without our written consent

The Board of Directors
Offshore Energy Development Corporation
November 7, 1997
Page 3 of 3

Based upon and subject to the foregoing, it is our opinion that, as of November 5, 1997, the consideration to be received by the shareholders of the Company pursuant to the proposed Merger Agreement is fair, from a financial point of view, to the shareholders of the Company.

Very truly yours,

/s/ Raymond James & Associates, Inc.
RAYMOND JAMES & ASSOCIATES, INC.

                 Subject to Completion, Dated November 14, 1997

PROSPECTUS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                            TITAN EXPLORATION, INC.
                                8,000,000 SHARES
                                  COMMON STOCK

                             ______________________

     This Prospectus covers the offer and sale of up to 8,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), of Titan Exploration, Inc. ("Titan" or the "Company") that may be offered and issued by the Company from time to time in connection with future acquisitions of other businesses or properties, or securities of other businesses, in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise permitted under the Securities Act. This Prospectus, as amended or supplemented, if necessary, also relates to certain shares of Common Stock which may be resold or reoffered by persons who acquired such shares pursuant to this Prospectus (the "Selling Stockholders").

     Titan intends to concentrate its acquisitions in areas related to the current business of Titan. If the opportunity arises, however, Titan may attempt to make acquisitions that are either complementary to its present operations or which it considers advantageous even though they may be dissimilar to its present activities. The consideration for any such acquisition may consist of shares of Common Stock, cash, notes or other evidences of debt, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between Titan and the owners or controlling persons of the businesses or properties to be acquired.

     The shares covered by this Prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of Common Stock under acquisition agreements will generally be determined by direct negotiations with the owners or controlling persons of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time of agreement on the terms of an acquisition or at or about the time of delivery of the shares of Common Stock.

     It is not expected that underwriting discounts or commissions will be paid by the Company in connection with issuances of shares of Common Stock under this Prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of Common Stock covered by this Prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act.

     Titan's Common Stock is quoted on the Nasdaq National Market under the symbol "TEXP." On November 13, 1997, the last reported sale price of Titan's Common Stock on the Nasdaq National Market was $11.938 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS

                            ______________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is November ___, 1997.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TITAN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TITAN SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                             AVAILABLE INFORMATION

     Titan is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, information statements and other information may be inspected and copied or obtained by mail upon the payment of the Commission's prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. In addition, reports, proxy statements, information statements and other information filed by Titan can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006 or electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

     Titan has filed with the Commission a registration statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above or electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

--------------------------------------------------------------------------------

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus. As used in this Prospectus, unless otherwise required by the context, the terms the "Company" and "Titan" mean Titan Exploration, Inc. and its consolidated subsidiaries, the term Titan Sub means Titan Offshore, Inc., a newly-formed and wholly-owned subsidiary of Titan, and the term "OEDC" means Offshore Energy Development Corporation and its consolidated subsidiaries.

                                     TITAN

     Titan is an independent energy company engaged in the exploration, development and acquisition of oil and gas properties. Since its inception in March 1995, Titan has experienced significant growth in reserves, production and cash flow by acquiring and exploiting producing properties primarily in the Permian Basin of west Texas and southeastern New Mexico.

     In December 1996, Titan completed an initial public offering of 14,391,500 shares of Titan Common Stock at $11.00 per share, resulting in net proceeds of $147.2 million. The shares are traded on the Nasdaq National Market under the symbol "TEXP." The proceeds were used to repay bank debt.

     In December 1995, Titan acquired a concentrated group of Permian Basin producing oil and gas properties from a large independent company for approximately $40.6 million (the "1995 Acquisition"). On October 31, 1996, Titan acquired additional Permian Basin producing properties from a major integrated company for approximately $135.7 million (the "1996 Acquisition"). As of December 31, 1996, Titan had estimated net proved reserves of approximately 19.5 MMBbls of oil and 301.4 Bcf of natural gas, or an aggregate of 69.7 MMBOE with a PV-10 of $537.4 million. Approximately 66% of these reserves were classified as proved developed. Titan acquired, explored for and developed its reserves for an average reserve replacement cost of approximately $2.75 per BOE through December 31, 1996.

     Titan prefers to acquire properties over which it can exercise operating control. Titan operated 458 gross wells (390 net wells) at December 31, 1996, and these operated properties represented approximately 68% of its proved developed producing PV-10 and 78% of Titan's PV-10 attributable to proved reserves at December 31, 1996. Titan's emphasis on controlling the operation of its properties enables Titan to better manage expenses, capital allocation and other aspects of development and exploration.

     Titan's oil and gas properties are located in approximately 60 fields in the Permian Basin. Approximately 67% of Titan's PV-10 of total proved reserves is concentrated in 12 principal fields located in this region. The region is characterized by complex geology with numerous known producing horizons and provides significant opportunities to increase reserves, production and ultimate recoveries through development, exploratory and horizontal drilling, recompletions, secondary and tertiary recovery methods, and use of 3-D seismic and other advanced technologies.

     Titan's strategy is to grow reserves, production and net income per share through (i) the acquisition of producing properties that provide development and exploratory drilling potential, (ii) the exploitation and development of its reserve base, (iii) the exploration for oil and gas reserves and (iv) the implementation of a low operating and overhead cost structure.

     Titan was formed in 1996 for the purpose of becoming the holding company for Titan Resources, L.P. pursuant to the terms of an exchange agreement dated September 30, 1996. The partnership was formed in March 1995 and grew primarily through acquisitions of oil and gas properties and the exploitation of those properties. Under the exchange agreement, effective September 30, 1996, (i) the limited partners of the partnership transferred all their limited partnership interests to Titan in exchange for an aggregate of 19,318,199 shares of Common Stock, and (ii) the shareholders of Titan Resources I, Inc., a Texas corporation that is the general partner of the partnership, transferred all the issued and outstanding stock of

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

that corporation to Titan in exchange for an aggregate of 231,814 shares of Titan Common Stock. These transactions are referred to as the "Conversion." As a result of the Conversion, Titan owns, directly or indirectly, all the partnership interests in the partnership and conducts its active business operations through the partnership.

     Pursuant to an Amended and Restated Agreement and Plan of Merger among Titan, Titan Offshore, Inc. ("Titan Sub"), a Delaware corporation and a wholly-owned subsidiary of Titan, and OEDC dated November 6, 1997, Titan has agreed to acquire OEDC by merging Titan Sub with and into OEDC (the "Merger"). The merger agreement provides that, upon consummation of the Merger, each issued and outstanding share of common stock of OEDC would be converted into the right to receive 0.630 of a share of Common Stock of Titan. Based on the capitalization of Titan and OEDC as of September 30, 1997, pursuant to the Merger 5,482,187 shares of Titan's Common Stock will be issued pursuant to the Merger, or approximately 13.9% of the number of shares of Titan's Common Stock that will be outstanding after giving effect to the Merger. Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of Titan and the affirmative vote of the holders of 66% of the outstanding shares of common stock of OEDC. Each company has called a special meeting of stockholders to be held on Friday, December 12, 1997 to consider and vote upon the Merger. If the Merger is approved by the requisite votes of such stockholders, Titan Sub will be merged into OEDC, the separate existence of Titan Sub will cease and OEDC, which will succeed to all of the assets, rights, liabilities and obligations of Titan Sub, will become a wholly-owned subsidiary of Titan. There can be no assurance that the stockholders of both companies will vote to approve the Merger. If the Merger is not approved by the requisite votes of such stockholders, Titan and OEDC will continue to operate independently. Titan believes that the failure to obtain such approval and to complete the Merger would not materially adversely affect its business.

     Titan is incorporated in the State of Delaware, its principal executive offices are located at 500 West Texas, Suite 500, Midland, Texas 79701, and its telephone number is 915/498-8600.

     For additional information concerning Titan, see "Information Concerning Titan."

                                     OEDC

     OEDC is an independent energy company that focuses on the acquisition, exploration, development and production of natural gas and on natural gas gathering, processing and marketing activities. OEDC's integrated operations are conducted in the Gulf of Mexico, where OEDC has interests in 24 lease blocks, all of which are operated by OEDC. See "--Exploration and Development-- Oil and Gas Properties."

     OEDC owns an interest in the Dauphin Island Gathering System (the "DIGS") and the Main Pass Gas Gathering System (the "MPGGS"), which are pipeline systems offshore Alabama and Louisiana. Combined, the systems comprise approximately 225 miles of gas gathering line with a capacity of 650 MMcf/d. OEDC owns a 1% general partner interest in the partnership that owns the DIGS and the MPGGS, Dauphin Island Gathering Partners ("DIGP"), and OEDC's interest will increase to 11.15% when its partners in DIGP receive a return of their investment plus a 10% rate of return. See "--Natural Gas Gathering."

     In November 1996, OEDC formed a partnership with subsidiaries of MCN Corporation ("MCN") and Duke Energy Corporation ("Duke Energy") (formerly PanEnergy Corp.) for the construction and development of one or more natural gas liquids ("NGL") plants onshore in Alabama. The initial plant is expected to begin operations in the third quarter of 1998 with a capacity of 600 MMcf/d. OEDC's interest in this partnership, called Mobile Bay Processing Partners ("MBPP"), is currently 1%, and OEDC has acquired from its partners an option to purchase an additional 32.3% interest (currently subject to dilution to 24.3%) in MBPP during the first three years of operation of the initial plant. See "-- Natural Gas Processing."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     For additional information concerning OEDC, see "Information Concerning OEDC."

              RECENT DEVELOPMENTS -- ADDITIONAL TITAN ACQUISITION

     On November 7, 1997, Titan and Pioneer Natural Resources USA, Inc., a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"), entered into an agreement by which Titan will acquire certain producing properties from Pioneer (the "Pioneer Acquisition"). The properties, 87% of which are operated, are located in 46 fields in the Permian Basin of West Texas and Southeastern New Mexico and currently produce approximately 2,500 BOEs per day. Of the reserves, 81% are oil. Titan will pay approximately $55 million, subject to adjustments, and anticipates closing the transaction, subject to various conditions, in mid-December 1997. Titan will fund the acquisition with its existing credit facilities. Titan was one of several companies submitting bids for the properties.

     Titan and Carrollton Resources, L.L.C., a Louisiana limited liability company ("Carrollton"), have entered into an agreement by which Titan will acquire all the outstanding membership interests of Carrollton. Carrollton is a small independent energy company engaged in the exploration, development and acquisition of onshore oil and gas properties located primarily in the Gulf Coast region, which management believes fits well with OEDC's area of operations. Based on estimates of Carrollton's outside engineers, Carrollton's total proved reserves were 2.8 million BOE at June 30, 1997. Titan will issue approximately 900,000 shares of Titan Common Stock equal to 2.6% of the total Titan Common Stock currently outstanding.


                   FORWARD LOOKING STATEMENTS OR INFORMATION

     Certain statements contained in this Prospectus are forward looking statements regarding estimated future net revenues from oil and natural gas reserves and the present value thereof, planned capital expenditures (including the amount and nature thereof), increases in oil and gas production, and Titan's financial position, business strategy and other plans and objectives for future operations. Although Titan believes that the expectations reflected in these forward looking statements are reasonable, there can be no assurance that the actual results or developments anticipated by Titan will be realized or, even if substantially realized, that they will have the expected effects on its business or operations. Among the factors that could cause actual results to differ materially from Titan's expectations are general economic conditions, inherent uncertainties in interpreting engineering data, operating hazards, delays or cancellations of drilling operations for a variety of reasons, competition, fluctuations in oil and gas prices, the ability of Titan to successfully integrate the business and operations of OEDC, government regulations and other factors described in "Risk Factors" or in the description of Titan's and OEDC's business. All subsequent oral and written forward looking statements attributable to Titan or persons acting on its behalf are expressly qualified in their entirety by these factors. Titan assumes no obligation to update any of these statements.

                                 RISK FACTORS

     See "Risk Factors" beginning on page 10 for a discussion of certain factors with respect to the business and operations of Titan and OEDC that should be considered by prospective investors.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                      SELECTED HISTORICAL FINANCIAL DATA

     The following tables set forth selected historical financial data for Titan for the period from March 31, 1995 (date of inception) through December 31, 1995, the year ended December 31, 1996 and for the nine months ended September 30, 1996 and 1997 and for OEDC for each of the five years in the period ended December 31, 1996 and for the nine months ended September 30, 1996 and 1997.
The data presented below have been derived from and should be read in conjunction with the consolidated financial statements of Titan and OEDC and the related notes thereto appearing elsewhere in this Prospectus. Selected unaudited financial data for the nine months ended September 30, 1996 and 1997 for Titan and OEDC include all adjustments (consisting only of normally recurring accruals) that Titan and OEDC each consider necessary for a fair presentation of their respective consolidated operating results for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year.

                            TITAN EXPLORATION, INC.
                   (in thousands, except per share amounts)

                                                             PERIOD
                                                           MARCH 31,
                                                         1995 (DATE OF
                                                           INCEPTION)
                                                            THROUGH       YEAR ENDED     NINE MONTHS ENDED
                                                          DECEMBER 31,   DECEMBER 31,      SEPTEMBER 30,
                                                                                        --------------------
                                                              1995           1996        1996         1997
                                                         --------------  -------------  --------------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
    Operating revenues.....................................   $    743      $  23,824   $ 10,237   $ 52,011
    Other revenues.........................................        242            144        140         99
                                                              --------      ---------   --------   --------
   Total revenues..........................................        985         23,968     10,377     52,110
                                                              --------      ---------   --------   --------
  Expenses:
    Oil and gas production.................................        304          9,199      4,339     16,627
    General and administrative.............................      1,546          2,270      1,452      3,637
    Amortization of stock option awards....................        576          1,839        576      3,790
    Exploration and abandonment............................        490            184        110      1,342
    Depletion, depreciation and amortization...............        299          5,789      2,269     15,927
    Interest...............................................         97          2,965      1,179        825
    Other..................................................       (796)          (359)      (336)      (134)
                                                              --------      ---------   --------   --------
Total expenses.............................................      2,516         21,887      9,589     42,014
                                                              --------      ---------   --------   --------
    Net income (loss) before income taxes..................     (1,531)         2,081        788     10,096
    Income tax expense.....................................         --          3,484      2,998      3,534
                                                              --------      ---------   --------   --------
    Net income (loss)......................................   $ (1,531)     $  (1,403)  $ (2,210)  $  6,562
    Net income (loss) per share............................   $   (.11)     $    (.07)  $   (.10)  $    .18
    Weighted average shares outstanding....................     14,066         20,140     21,780     35,714
CONSOLIDATED STATEMENT OF CASH FLOWS DATA:
  Net cash provided by (used in):
    Operating activities...................................   $ (1,805)     $   7,710   $  5,643   $ 30,556
    Investing activities...................................    (47,522)      (144,998)   (12,753)   (43,907)
    Financing activities...................................     55,540        137,365     11,700      8,207
  Net cash provided by (used in) operating activities
    before working capital adjustments.....................       (466)         9,795      3,654     29,813
OTHER CONSOLIDATED FINANCIAL DATA:
  Capital expenditures.....................................     43,669        149,901     17,590     43,089
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
  Cash and cash equivalents................................      6,213          6,290     10,803      1,146
  Working capital..........................................     11,946          8,124      8,760      2,270
  Oil and gas assets, net..................................     42,861        190,062     60,168    217,512
  Total assets.............................................     57,487        207,179     74,824    231,038
  Total debt...............................................     20,000          6,500     28,000     14,700
  Stockholders' equity and predecessor capital.............     34,585        187,186     37,951    197,560

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION
                    (in thousands, except per share amounts)

                                                                                                                  NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                                   SEPTEMBER 30,
                                 ------------------------------------------------------------------------------ --------------------

                                      1992           1993             1994            1995            1996        1996        1997
                                 ------------    ------------     ------------    ------------   ------------   --------    --------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
  Revenues:
   Exploration and production...      $ 2,116        $  1,744         $  5,513        $  6,169        $ 9,835   $  7,214   $  7,033
   Pipeline operating and
   marketing....................          886             358              358             166          1,014        718        823
   Equity in earnings (loss) of
    equity investments..........           --            (255)              (3)            497             53         43         83
   Gain on sales of oil and gas
    properties or partnership
    investments, net............           --              --           13,655              --         10,661     10,661         61
                                 ------------    ------------     ------------    ------------   ------------   --------   --------
        Total revenues..........        3,002           1,847           19,523           6,832         21,563     18,636      8,000
                                 ------------    ------------     ------------    ------------   ------------   --------   --------
  Expenses:
   Operations and maintenance...          745             570            1,410           2,210          1,972      1,521      1,650
   Exploration charges..........           36              32            2,231             405          2,297        919      5,157
   Depreciation, depletion and
   amortization.................        1,941             355            2,112           5,501          4,898      3,876      4,042
   Abandonment expense..........           --              59            2,735              84          1,301        216        577
   General and administrative...          785           1,725            2,359           2,192          2,325      1,623      2,483
                                 ------------    ------------     ------------    ------------   ------------   --------   --------
        Total expenses..........        3,507           2,741           10,847          10,392         12,793      8,155     13,909
                                 ------------    ------------     ------------    ------------   ------------   --------   --------
 Interest income (expense) and
  other:
  Interest expense..............         (975)           (228)            (590)         (1,651)          (783)      (709)      (153)

 Preferential payments by
  subsidiaries..................           --              --           (1,431)             --             --         --         --
 Interest income and other......          (63)           (226)             317             123            (94)       (41)     1,046
                                 ------------    ------------     ------------    ------------   ------------   --------   --------
   Total interest income
    (expense) and other.........       (1,038)           (454)          (1,704)         (1,528)          (877)      (750)       893
                                 ------------    ------------     ------------    ------------   ------------   --------   --------
Net income (loss) before
 income taxes...................       (1,543)         (1,348)           6,972          (5,088)         7,893      9,731     (5,016)

Net income (loss)...............       (1,543)         (1,348)           6,945          (5,067)         6,450      9,726     (3,572)

                                 ------------    ------------     ------------    ------------   ------------   --------   --------
Preference unit payments and
 accretion of discount..........           --            (731)            (585)         (1,142)        (2,617)    (1,333)        --
                                 ------------    ------------     ------------    ------------   ------------   --------   --------
Income (loss) available to
 common unitholders and
 stockholders...................      $(1,543)       $ (2,079)        $  6,360        $ (6,209)       $ 3,833   $  8,393   $ (3,572)

Net income (loss) per share.....       $(0.31)         $(0.41)           $1.26          $(1.23)         $0.68      $1.66     $(0.41)

Weighted average shares
 outstanding....................        5,052           5,052            5,052           5,052          5,602      5,052      8,702
CONSOLIDATED STATEMENT OF CASH
 FLOWS DATA:
Net cash provided by (used in):
  Operating activities..........        1,666          (1,546)           2,833            (383)         2,011      3,745      9,979
     Investing activities.......       (3,425)        (10,017)          21,133         (16,626)         1,334      7,066    (35,723)
     Financing activities.......        2,826          14,381          (19,550)          9,305         14,352    (10,639)     9,360
OTHER CONSOLIDATED FINANCIAL
 DATA:
  Capital expenditures..........        3,700          10,993           18,418          15,965          9,997      4,492     34,222
CONSOLIDATED BALANCE SHEET
 DATA (AT
  PERIOD END):
  Cash and cash equivalents.....      $ 1,080        $  3,997         $  8,414        $    710        $18,408   $    882   $  2,024
Working capital (deficiency)....       (6,875)          1,036            4,807         (12,834)        15,654       (635)    (2,027)
   Property, plant and
    equipment, net..............       14,146          23,626            9,599          20,108         25,703     18,618     45,452
   Total assets.................       16,828          30,952           20,035          25,170         50,941     24,518     57,288
   Total long term debt (less
    current portion)............           --          20,238            5,969              --             --      2,500      8,800
   Capital lease
    payable-noncurrent..........           --             474              309             832            462        741        366
   Redeemable preference
    units, net of discount......        6,500           6,500            6,500          10,294             --     10,824         --
   Stockholders' equity
    (deficit)...................          971          (1,091)           2,192          (2,117)        41,571      6,277     37,999

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  SUMMARY SELECTED HISTORICAL OPERATING DATA

  The following table sets forth summary information with respect to Titan's and OEDC's operations for the periods indicated:


                                                            TITAN                                                OEDC
                         -------------------------------------------------------------- --------------------------------------------
                                PERIOD
                               MARCH 31,
                             1995 (DATE OF
                              INCEPTION)
                                THROUGH        YEAR ENDED        NINE MONTHS ENDED                                 NINE MONTHS ENDED
                             DECEMBER 31,     DECEMBER 31,         SEPTEMBER 30,        YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                                                 -----------------      -----------------------    -----------------
                                 1995             1996            1996      1997          1994    1995   1996       1996       1997
                             ------------     ------------       -------   -------      ------  ------  -------    ------   --------
Production:
   Oil (MBbls).............            30              714           388     1,396          --      --      --         --          1
   Gas (MMcf)..............           245            5,787         2,725    15,938       3,686   3,668   4,756      3,630      3,430
   Total (MBOE)............            71            1,679           842     4,052         614     611     793        605        572
Average Sales Prices Per
   Unit (1):
   Oil (per Bbl)...........        $16.80           $19.16        $17.25   $ 18.64       $  --   $  --   $  --      $  --     $20.03
   Gas (per Mcf)...........           .97             1.75          1.30      1.63        1.50    1.68    2.07       1.99       2.05
   BOE.....................         10.46            14.19         12.16     12.84        9.00   10.08   12.42      11.92      12.30

Expenses per BOE:
   Production costs,
    including production
    taxes (2)..............        $ 4.28           $ 5.48        $ 5.15   $  4.10      $ 2.28  $ 3.06  $ 2.49     $ 2.51     $ 2.88

   General and
    administrative.........         21.77             1.35          1.72       .90        2.94    2.70    2.25       1.95       3.36

   Depletion,
    Depreciation
    and amortization.......          4.21             3.45          2.69      3.93        3.42     9.00   6.18       6.41       7.07

____________________

(1)  Reflects results of hedging activities for Titan and OEDC.
(2) Includes approximately $1.31, $.77 and $.69 per BOE of production costs primarily attributable to necessary rework operations on the 1995 Acquisition properties and the 1996 Acquisition properties for Titan for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively.


              SUMMARY HISTORICAL OIL AND GAS RESERVE INFORMATION

     The following table sets forth summary information with respect to Titan's and OEDC's proved oil and gas reserves as of December 31, 1996.

                        CRUDE OIL   NATURAL GAS   OIL EQUIVALENT
                         (MBBLS)       (MMCF)         (MBOE)
                        ----------  ------------  ---------------
NET PROVED RESERVES:
  Titan:
    Developed.........     16,024       180,161           46,051
    Undeveloped.......      3,432       121,217           23,635
                           ------       -------           ------
       Total..........     19,456       301,378           69,686
                           ======       =======           ======
  OEDC:
    Developed.........          5        21,411            3,574
    Undeveloped.......          1        11,751            1,959
                           ------       -------           ------
       Total..........          6        33,162            5,533
                           ======       =======           ======

--------------------------------------------------------------------------------

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

          The following selected unaudited pro forma combined financial data assume, effective as of January 1, 1996, the consummation of the Merger. The Merger is accounted for as a purchase of OEDC by Titan. The following selected pro forma combined financial data are derived from the unaudited pro forma combined financial statements and notes thereto appearing elsewhere in this Prospectus and should be read in conjunction with such information and notes.

                                                 YEAR ENDED       NINE MONTHS ENDED
                                             DECEMBER 31, 1996   SEPTEMBER 30, 1997
                                             ------------------  -------------------
STATEMENT OF OPERATIONS DATA:                 (in thousands, except per share data)
Revenues:
 Oil and gas sales........................             $69,663             $ 59,044
 Pipeline operating and marketing.........               1,014                  823
 Other....................................              10,859                  244
                                                       -------             --------
      Total revenues......................              81,536               60,111

Expenses:
 Oil and gas production...................              21,687               18,277
 General and administrative...............               6,705                6,120
 Amortization of stock option awards......               1,839                3,790
 Exploration and abandonment..............               3,782                7,076
 Depletion, depreciation, and amortization              23,018               21,203
 Interest expense.........................               3,748                  978
 Other....................................                (265)              (1,180)
                                                       -------             --------
      Total expenses......................              60,514               56,264
                                                       -------             --------
 Net income before income taxes...........              21,022                3,847
 Income tax expense.......................               7,358                1,346
                                                       -------             --------
 Net income...............................             $13,664             $  2,501
 Net income per share.....................               $0.58                $0.06
 Weighted average shares outstanding......              23,669               41,196
BALANCE SHEET DATA (AT PERIOD END):
 Cash and cash equivalents................                                 $  3,170
 Working capital..........................                                      243
 Oil and gas properties, net..............                                  258,812
 Other property and equipment, net........                                   68,108
 Total assets.............................                                  351,781
 Long-term debt...........................                                   23,500
 Stockholders' equity.....................                                  271,887

          Pro Forma Reserves. The following table provides information regarding Titan's pro forma reserves as of December 31, 1996, assuming consummation of the Merger.

                                                               AS OF DECEMBER 31, 1996
                                                               -----------------------
PRO FORMA PROVED RESERVES:                                     (dollars in thousands)
 Oil (MBbls)................................................                    19,456
 Natural gas (MMcf).........................................                   334,577
 Equivalent barrels (Mboe)..................................                    75,219
 PV-10(1)...................................................                  $604,257
 Standardized Measure of Discounted Future Net Cash Flows(2)                  $439,029

_______________________
(1) The present value of future net revenue attributable to Titan's reserves was prepared using prices in effect at the end of the respective periods presented, discounted at 10% per annum on a pre-tax basis. These amounts reflect the effects of Titan's hedging activities.
(2) The Standardized Measure of Discounted Future Net Cash Flows prepared by Titan represents the present value of future net revenues after income taxes discounted at 10%. These amounts reflect the effects of Titan's hedging activities.

     Pro Forma Wells and Acreage. On a pro forma basis (assuming consummation of the Merger), Titan's properties at December 31, 1996 include interests in 1,351 productive oil wells (444 net wells) and 290 productive gas wells (83 net wells). Such properties include approximately 94,072 total net developed mineral acres.

     1997 Capital Expenditure Budget. Titan's capital expenditure budget for 1997 is anticipated to be approximately $91.3 million. This budget will be funded primarily by internally-generated cash flow, bank borrowings, dispositions of non-strategic assets and joint venture financings. The following table outlines Titan's estimated capital expenditure budget for 1997 (assuming consummation of the Merger).


                    PRO FORMA BUDGET FOR 1997
                    --------------------------
                          (in thousands)
Titan properties..                    $52,200
OEDC properties...                     39,100
                                      -------
      Total.......                    $91,300
                                      =======

     Management of Titan continually reevaluates capital expenditures in light of market conditions, opportunities presented (including acquisition opportunities) and other factors, and may increase or decrease capital spending, or reallocate amounts between areas or projects, if deemed necessary or desirable, including in the event the Merger is not consummated.

--------------------------------------------------------------------------------

                          COMPARATIVE PER SHARE DATA

     The following tables present comparative per share information (a) for each of Titan and OEDC on a historical basis, and (b) for Titan and OEDC on a pro forma combined basis assuming the Merger had been effective during the periods presented. The pro forma information has been prepared giving effect to the Merger as a purchase of OEDC by Titan. Equivalent pro forma information for OEDC Common Stock has been calculated by multiplying the pro forma per share amounts shown for Titan Common Stock by the Merger exchange ratio of 0.630 of a share of Titan Common Stock for each share of OEDC Common Stock.

                                                         Year Ended       Nine Months Ended
                                                      December 31,1996    September 30,1997
                                                      ----------------    -----------------
TITAN - HISTORICAL
   Book value.................................            $5.51                $ 5.82
   Cash dividends declared....................               --                    --
   Income (loss) from continuing operations...             (.07)                  .18
OEDC - HISTORICAL
   Book value.................................            $4.78                $ 4.37
   Cash dividends declared....................               --                    --
   Income (loss) from continuing operations...             0.68                  (.41)
TITAN AND OEDC--PRO FORMA COMBINED
   Book value.................................              n/a                $ 6.90
   Cash dividends declared....................              n/a                    --
   Income from continuing operations..........              n/a                   .06
OEDC--EQUIVALENT PRO FORMA
   Book value.................................              n/a                $ 4.35
   Cash dividends declared....................              n/a                    --
   Income from continuing operations..........              n/a                   .04

--------------------------------------------------------------------------------

                                 RISK FACTORS

     Investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing shares of Common Stock offered hereby.

RISKS RELATING TO THE MERGER

     Integration of Operations. Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of Titan's and OEDC's businesses is accomplished in an efficient and effective manner, and there can be no assurance as to the extent that this will occur, if at all. The combination of the two companies will require, among other things, integration of Titan's and OEDC's management information systems and key personnel and the coordination of their exploration and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully, if at all. The difficulties of integrating Titan and OEDC may be increased by the necessity of coordinating organizations with distinct cultures and widely dispersed operations. The integration of operations following the Merger will require the dedication of management and other personnel which may distract their attention from the day-to-day business of the combined company, the development or acquisition of new properties and the pursuit of other business acquisition opportunities. Failure to successfully accomplish the integration and development of Titan's and OEDC's operations and technologies would likely have a material adverse effect on Titan's business, financial condition and results of operations.

     Failure to Achieve Beneficial Synergies. The managements of Titan and OEDC have entered into the Merger Agreement with the expectation that the Merger will result in beneficial synergies. Achieving these anticipated synergies will depend on a number of factors including, without limitation, the successful integration of Titan's and OEDC's operations and general and industry-specific economic factors. Even if Titan and OEDC are able to integrate their operations and economic conditions remain stable, there can be no assurance that the anticipated synergies will be achieved. The failure to achieve such synergies could have a material adverse effect on the business, results of operations and financial condition of the combined company.

     Dependence on Retention and Integration of Key Employees. The success of the Merger is dependent on Titan's retention and integration of the key management, engineering and other technical employees of OEDC. Stock options, which generally become exercisable only over a period of several years of employment, serve as an important incentive for retaining key employees. In accordance with their original terms, certain stock options held by several key OEDC optionees will be fully exercisable or the vesting thereof will accelerate upon the consummation of the Merger, thus potentially reducing the retention incentive provided by such options. While it is anticipated that Titan will implement retention arrangements for its key employees, there can be no assurance that key employees will remain. The loss of services of any of the key employees of OEDC could materially and adversely affect Titan's business, financial condition and results of operation.

     Legal Proceedings. OEDC, David B. Strassner (OEDC's President and a director), Douglas H. Kiesewetter (OEDC's Executive Vice President and a director) and David R. Albin (a director), as well as NGP (OEDC's largest stockholder), the managing underwriters of OEDC's initial public offering and an analyst from each of the managing underwriters, have been named as defendants in a suit styled Eric Barron and Edward C. Allen, On Behalf of Themselves and all Others Similarly Situated, v. David B. Strassner, Douglas H. Kiesewetter, David
R. Albin, Natural Gas Partners, L.P., David Garcia, John J. Myers, Offshore Energy Development Corporation, Morgan Keegan & Company, Inc. and Principal Securities, Inc., which was filed October 20, 1997, in the Texas State District
Court of Harris County, Texas, 270th Judicial District.   The suit seeks class
certification on behalf of certain holders of OEDC Common Stock, excluding the defendants and holders related to or affiliated with the defendants. The suit alleges generally that the defendants wrongfully made false or misleading statements or omissions relating to OEDC's business and prospects in the course of OEDC's initial public offering and subsequent thereto. The suit seeks rescission of sales of OEDC common stock and unspecified monetary damages, including punitive damages. Assurance cannot be given that the outcome of the suit will not materially adversely affect the results of operations or financial condition of Titan subsequent to the Merger.

     Substantial Expenses Resulting from the Merger. Titan and OEDC estimate they will incur direct transaction costs relating primarily to regulatory filing costs, and the fees of financial advisors, attorneys, accountants, financial printers and proxy solicitors of approximately $1.5 million associated with the Merger. Titan and OEDC expect to incur an additional significant charge to operations, which is not currently reasonably estimable, in the quarter in which the Merger is consummated, to reflect costs associated with integrating the two companies. There can be no assurance that Titan will not incur additional material charges in subsequent quarters to reflect additional costs associated with the Merger.


RISKS RELATING TO THE BUSINESS OF TITAN AND OEDC

     Volatility of Oil and Gas Prices. Titan's revenues, operating results and future rate of growth are highly dependent upon the prices received for oil and gas. Historically, the markets for oil and gas have been volatile and may continue to be volatile in the future. Revenues generated from the oil and gas operations of both companies will be highly dependent on the future prices of oil and gas. Various factors beyond their control will affect prices of oil and gas, including but not limited to the worldwide and domestic supplies of oil and gas, the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls, political instability or armed conflict in oil-producing regions, the price and level of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of pipeline capacity, weather conditions, domestic and foreign governmental regulations and taxes and the overall economic environment. On September 30, 1997, the posted price for West Texas Intermediate Crude was $19.00 per Bbl, as posted by Titan's major purchaser. On December 31, 1996, the posted price for West Texas Intermediate Crude was $23.39 per Bbl, as posted by Titan's major purchaser. Titan is unable to predict the long-term effects of these and other conditions on the prices of oil. Moreover, it is possible that prices for any oil Titan produces will be lower than current prices received by Titan. Historically, the market for natural gas has been volatile and is likely to continue to be volatile in the future. Prices for natural gas are subject to wide fluctuation in response to market uncertainty, changes in supply and demand and a variety of additional factors, all of which are beyond Titan's control. On September 30, 1997, estimated natural gas prices received by Titan at the wellhead averaged $1.76 per Mcf. On December 31, 1996, natural gas prices received by Titan at the wellhead averaged $2.83 per Mcf. Lower oil and gas prices may reduce the amount of oil and gas that the companies can produce economically. Although Titan has used energy swap arrangements and financial futures to reduce their sensitivity to oil and gas price volatility, these arrangements cannot eliminate the adverse effect of lower oil and gas prices. Any significant decline in the price of oil or gas would adversely affect the companies' revenues and operating income and may require a reduction in the carrying value of the companies' oil and gas properties.

     Uncertainty of Reserve Information and Future Net Revenue Estimates. There are numerous uncertainties inherent in estimating quantities of proved reserves and their values, including many factors beyond the control of Titan. The reserve information set forth in this report represents estimates only.
Although Titan believes such estimates to be reasonable, reserve estimates are imprecise and should be expected to change as additional information becomes available.

     Estimates of oil and gas reserves, by necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom may vary substantially. Moreover, there can be no assurance that Titan's or OEDC's reserves will ultimately be produced or that Titan's or OEDC's proved undeveloped reserves will be developed within the periods anticipated. Any significant variance in the assumptions could materially affect the estimated quantity and value of Titan's and OEDC's reserves. Actual production, revenues and expenditures with respect to Titan's and OEDC's reserves will likely vary from estimates, and such variances may be material.

     The PV-10 referred to in this report should not be construed as the current market value of the estimated oil and gas reserves attributable to Titan's and OEDC's properties. In accordance with applicable requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Titan or the oil and gas industry in general.

     Limited Operating History; Rapid Growth. Titan, which began operations in March 1995, has a brief operating history upon which investors may base their evaluation of Titan's performance. As a result of its brief operating history and rapid growth, the operating results from Titan's historical periods are not readily comparable and may not be indicative of future results. There can be no assurance that Titan will continue to experience growth in, or maintain its current level of, revenues, oil and gas reserves or production.

     Titan's rapid growth has placed significant demands on its administrative, operational and financial resources. Any future growth of Titan's oil and gas reserves, production and operations would place significant further demands on Titan's financial, operational and administrative resources. Titan's future performance and profitability will depend in part on its ability to successfully integrate the administrative and financial functions of acquired properties and companies, like OEDC, Carrollton or the Pioneer properties into Titan's operations, to hire additional personnel and to implement necessary enhancements to its management systems to respond to changes in its business. There can be no assurance that Titan will be successful in these efforts. The inability of Titan to integrate acquired properties and companies, to hire additional personnel or to enhance its management systems could have a material adverse effect on Titan's results of operations.

     Substantial Capital Requirements. Titan makes, and will continue to make, substantial capital expenditures for the exploration, development, acquisition and production of reserves. Titan intends to finance its capital expenditures primarily with funds provided by operations and borrowings under its $250 million Credit Agreement, which currently has a borrowing base of $165 million, against which $11.5 million had been drawn as of September 30, 1997, and the anticipated $55 million purchase price of the Pioneer properties will be drawn. If revenues for Titan decrease as a result of lower oil or gas prices or otherwise, it may have limited ability to expend the capital necessary to replace its reserves or to maintain production at current levels, resulting in a decrease in production over time. If Titan's cash flow from operations and availability under existing credit facilities are not sufficient to satisfy capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements.

     Reserve Replacement Risk. Titan's future success depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. The proved reserves of the companies will generally decline as reserves are depleted, except to the extent that the companies conduct successful exploration or development activities or acquires properties containing proved reserves, or both. In order to increase reserves and production, the companies must continue their development and exploration drilling and recompletion programs or undertake other replacement activities. Titan's current strategy includes increasing its reserve base through acquisitions of producing properties, continued exploitation of its existing properties and exploration of new and existing properties. OEDC's strategy includes increasing its reserve base through exploitation of its existing properties and exploration of existing properties. There can be no assurance, however, that Titan's or OEDC's planned development and exploration projects and acquisition activities will result in significant additional reserves or that Titan or OEDC will have continuing success drilling productive wells at low finding and development costs. Furthermore, while Titan's and OEDC's revenues may increase if prevailing oil and gas prices increase significantly, Titan's OEDC's finding costs for additional reserves could also increase.

     Drilling and Operating Risks. Drilling activities are subject to many risks, including well blowouts, cratering, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to Titan and OEDC. OEDC's offshore operations are also subject to the additional hazards of marine operations such as severe weather, capsizing and collision. In addition, both companies incur the risk that no commercially productive reservoirs will be encountered through their drilling operations. There can be no assurance that new wells drilled by either company will be productive or that either company will recover all or any portion of its investment in wells drilled. Drilling for oil and gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net reserves to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Both companies' drilling operations may be curtailed, delayed or canceled as a results of numerous factors, many of which are beyond their control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

     Acquisition Risks. Titan's rapid growth since its inception in March 1995 has been largely the result of acquisitions of producing properties. As an integral part of its business strategy, Titan intends to continue to expand by acquiring properties and oil and gas companies with attractive reserves or exploration opportunities. Titan expects to continue to evaluate and pursue acquisition opportunities available on terms management considers favorable to Titan. The successful acquisition of producing properties involves an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond Titan's control. This assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with such an assessment, Titan performs a review of the subject properties it believes to be generally consistent with industry practices. This review, however, will not reveal all existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Titan generally assumes preclosing liabilities, including environmental liabilities, and generally acquires interests in the properties on an "as is" basis. With respect to its acquisitions to date, Titan has no material commitments for capital expenditures to comply with existing environmental requirements. There can be no assurance that Titan's acquisitions will be successful. Any unsuccessful acquisition could have a material adverse effect on Titan.

     Risk of Hedging Activities. Titan's and OEDC's use of energy swap arrangements and financial futures to reduce their sensitivity to oil and gas price volatility is subject to a number of risks. If the companies' reserves are not produced at the rates estimated by the companies due to inaccuracies in the reserve estimation process, operational difficulties or regulatory limitations, the companies would be required to satisfy obligations it may have under fixed price sales and hedging contracts on potentially unfavorable terms without the ability to hedge that risk through sales of comparable quantities of its own production. Further, the terms under which the companies enter into fixed price sales and hedging contracts are based on assumptions and estimates of numerous factors such as cost of production and pipeline and other transportation costs to delivery points. Substantial variations between the assumptions and estimates used and actual results experienced could materially adversely affect anticipated profit margins and the companies ability to manage the risk associated with fluctuations in oil and gas prices. Additionally, fixed price sales and hedging contracts limit the benefits Titan and OEDC will realize if actual prices rise above the contract prices. In addition, fixed price sales and hedging contracts are subject to the risk that the counter-party may prove unable or unwilling to perform its obligations under such contracts. Any significant nonperformance could have a material adverse financial effect on Titan and OEDC.

     Marketability of Production. The marketability of Titan's and OEDC's production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. Most of Titan's and OEDC's natural gas is delivered through gas gathering systems and gas pipelines that are not owned by Titan or OEDC. Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect Titan's and OEDC's ability to produce and market its oil and gas. Any dramatic change in market factors could have a material adverse effect on Titan and OEDC.

     Compliance with Environmental Regulations. Titan's and OEDC's operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on the companies. Discharge of oil, gas or other pollutants into the air, soil or water may give rise to significant liabilities on the part of the companies to the government and third parties and may require the companies to incur substantial costs of remediation. Moreover, Titan has agreed to indemnify sellers of producing properties purchased by Titan in the 1995 Acquisition, the 1996 Acquisition and the Pioneer Acquisition against environmental claims associated with such properties. No assurance can be given that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not materially adversely affect the results of operations or financial condition of the companies or that material indemnity claims will not arise against Titan with respect to properties acquired by Titan. See "Information Concerning Titan--Business and Properties of Titan--Environmental Matters" and "Information Concerning OEDC--Business and Properties of OEDC--Environmental Matters."

     Dependance on Key Personnel. Titan's success has been and will continue to be highly dependent on Jack Hightower, its Chairman of the Board and Chief Executive Officer, and a limited number of senior management personnel. The success of OEDC has been and will continue to be highly dependent on David B. Strassner, Douglas H. Kieswetter, R. Keith Anderson and other senior management personnel. Loss of the services of any of these individuals could have a material adverse effect on both companies' operations. Titan maintains a $3.0 million key man life insurance policy on the life of Mr. Hightower, but no other senior management personnel. OEDC does not maintain key man life insurance on any of its personnel. In addition, as a result of the 1996 Acquisition and since December 31, 1996, Titan has employed 24 additional employees and plans to employ more and will face competition for such personnel from other companies. There can be no assurance that Titan or OEDC will be successful in hiring or retaining key personnel. Titan's or OEDC's failure to hire additional personnel or retain its key personnel could have a material adverse effect on such company's results of operations.

     Control by Existing Stockholders. Upon completion of the Merger, directors, executive officers and principal stockholders of Titan, and certain of their affiliates, will beneficially own approximately 54.18% of Titan's outstanding Common Stock. Accordingly, these stockholders, as a group, will be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in Titan's Certificate of Incorporation or Bylaws and the approval of mergers and other significant corporate transactions. See "Description of Capital Stock--Titan Common Stock." The existence of these levels of ownership concentrated in a few persons makes it unlikely that any other holder of Titan Common Stock will be able to affect the management or direction of Titan. These factors may also have the effect of delaying or preventing a change in the management or voting control of Titan, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of Titan Common Stock. See "Beneficial Ownership of Titan, OEDC and Titan Post Merger."

     Competition. Titan operates in the highly competitive areas of oil and gas exploration, development, acquisition and production with other companies, many of which have substantially larger financial resources, staffs and facilities. In seeking to acquire desirable producing properties or new leases for future exploration and in marketing its oil and gas production, Titan faces intense competition from both major and independent oil and gas companies. Many of these competitors have financial and other resources substantially in excess of those available to Titan. This highly competitive environment could have a material adverse effect on Titan.

     Future Sales of Common Stock. Sales of a substantial number of shares of Common Stock, including shares issued in conjunction with previously completed or future business combinations, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of Common Stock.

     Cumulative Voting; Blank Check Preferred Stock. Titan's Certificate of Incorporation (i) provides for cumulative voting for the election of directors and (ii) authorizes the Board of Directors of the Company to issue up to 10,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine. These provisions, alone or in combination with each other and with the matters described in "Risk Factors-- Control by Existing Stockholders," may discourage transactions involving actual or potential changes of control of Titan, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of Common Stock. Titan also is subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult. See "Description of Capital Stock--Delaware Law Provisions."

     Absence of Dividends on Common Stock. Titan does not currently intend to pay regular cash dividends on the Common Stock. In addition, the Credit Agreement prohibits the payment of cash dividends. See "Price Range of Common Stock and Dividend Policy."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Titan's Common Stock has been listed on the Nasdaq National Market since Titan's initial public offering on December 16, 1996 under the symbol "TEXP." The following table summarizes the high and low last reported sales prices on Nasdaq for each quarterly period since Titan's initial public offering.

                                                 Common Stock
                                                 -------------
                                                  High    Low
                                                 ------  -----
   1996
   Fourth Quarter (from December 16, 1996).....  $12.75  $11.25

   1997
   First Quarter...............................  $14.75  $8.125
   Second Quarter..............................  12.125    6.75
   Third Quarter...............................   13.00    9.50
   Fourth Quarter (through November 13, 1997)..   13.50   11.75

     On November 13, 1997, the last reported sales price of the Common Stock on Nasdaq was $11.938 per share.

     The Company has never paid cash dividends on the Common Stock and does not currently intend to pay regular cash dividends in the future. In addition, the Credit Agreement prohibits the payment of cash dividends.

                         INFORMATION CONCERNING TITAN

     The following Information Concerning Titan section provides information on the business of Titan on a stand-alone basis and does not describe the business of Titan if the Merger is consummated. The following Business and Properties section contains forward-looking statements which involve risks and uncertainties. Titan's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those factors set forth under "Risk Factors" and elsewhere in this Prospectus.

BUSINESS AND PROPERTIES OF TITAN

     Titan is an independent energy company engaged in the exploration, development and acquisition of oil and gas properties. Since its inception in March 1995, Titan has experienced significant growth in reserves, production and cash flow by acquiring and exploiting producing properties primarily in the Permian Basin of west Texas and southeastern New Mexico.

     In December 1996, Titan completed an initial public offering of 14,391,500 shares of Titan Common Stock at $11.00 per share, resulting in net proceeds of $147.2 million. The shares are traded on the Nasdaq National Market under the symbol "TEXP." The proceeds were used to repay bank debt.

     In December 1995, Titan acquired a concentrated group of Permian Basin producing oil and gas properties from a large independent company for approximately $40.6 million (the "1995 Acquisition"). On October 31, 1996, Titan acquired additional Permian Basin producing properties from a major integrated company for approximately $135.7 million (the "1996 Acquisition"). As of December 31, 1996, Titan had estimated net proved reserves of approximately 19.5 MMBbls of oil and 301.4 Bcf of natural gas, or an aggregate of 69.7 MMBOE with a PV-10 of $537.4 million. Approximately 66% of these reserves were classified as proved developed. Titan acquired, explored for and developed its reserves for an average reserve replacement cost of approximately $2.75 per BOE through December 31, 1996.

     Titan prefers to acquire properties over which it can exercise operating control. Titan operated 458 gross wells (390 net wells) at December 31, 1996, and these operated properties represented approximately 68% of its proved developed producing PV-10 and 78% of Titan's PV-10 attributable to proved reserves at December 31, 1996. Titan's emphasis on controlling the operation of its properties enables Titan to better manage expenses, capital allocation and other aspects of development and exploration.

     Titan's oil and gas properties are located in approximately 60 fields in the Permian Basin. Approximately 67% of Titan's PV-10 of total proved reserves is concentrated in 12 principal fields located in this region. The region is characterized by complex geology with numerous known producing horizons and provides significant opportunities to increase reserves, production and ultimate recoveries through development, exploratory and horizontal drilling, recompletions, secondary and tertiary recovery methods, and use of 3-D seismic and other advanced technologies.

     Titan's strategy is to grow reserves, production and net income per share through (i) the acquisition of producing properties that provide development and exploratory drilling potential, (ii) the exploitation and development of its reserve base, (iii) the exploration for oil and gas reserves and (iv) the implementation of a low operating and overhead cost structure.

     Titan was formed in 1996 for the purpose of becoming the holding company for Titan Resources, L.P. pursuant to the terms of an exchange agreement dated September 30, 1996. The partnership was formed in March 1995 and grew primarily through acquisitions of oil and gas properties and the exploitation of those properties. Under the exchange agreement, effective September 30, 1996, (i) the limited partners of the partnership transferred all their limited partnership interests to Titan in exchange for an aggregate of 19,318,199 shares of Common Stock, and (ii) the shareholders of Titan Resources I, Inc., a Texas corporation that is the general partner of the partnership, transferred all the issued and outstanding stock of that corporation to Titan in exchange for an aggregate of 231,814 shares of Titan Common Stock. These transactions are referred to as the "Conversion." As a result of the Conversion, Titan owns, directly or indirectly, all the partnership interests in the partnership and conducts its active business operations through the partnership.

     Pursuant to an Amended and Restated Agreement and Plan of Merger among Titan, Titan Offshore, Inc. ("Titan Sub"), a Delaware corporation and a wholly-owned subsidiary of Titan, and OEDC dated November 6, 1997, Titan has agreed to acquire OEDC by merging Titan Sub with and into OEDC (the

"Merger"). The merger agreement provides that, upon consummation of the Merger, each issued and outstanding share of common stock of OEDC would be converted into the right to receive 0.630 of a share of Common Stock of Titan. Based on the capitalization of Titan and OEDC as of September 30, 1997, pursuant to the Merger 5,482,187 shares of Titan's Common Stock will be issued pursuant to the Merger, or approximately % of the number of shares of Titan's Common Stock that will be outstanding after giving effect to the Merger. Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of Titan and the affirmative vote of the holders of 66% of the outstanding shares of common stock of OEDC. Each company has called a special meeting of stockholders to be held on Friday, December 12, 1997 to consider and vote upon the Merger. If the Merger is approved by the requisite votes of such stockholders, Titan Sub will be merged into OEDC, the separate existence of Titan Sub will cease and OEDC, which will succeed to all of the assets, rights, liabilities and obligations of Titan Sub, will become a wholly-owned subsidiary of Titan. There can be no assurance that the stockholders of both companies will vote to approve the Merger. If the Merger is not approved by the requisite votes of such stockholders, Titan and OEDC will continue to operate independently. Titan believes that the failure to obtain such approval and to complete the Merger would not materially adversely affect its business.

     Titan is incorporated in the State of Delaware, its principal executive offices are located at 500 West Texas, Suite 500, Midland, Texas 79701, and its telephone number is 915/498-8600.

Oil and Natural Gas Reserves

     The following table summarizes the estimates of Titan's historical net proved reserves as of December 31, 1995 and December 31, 1996, and the present values attributable to these reserves at such dates. The reserve and present value data as of December 31, 1995 were prepared by Titan. The reserve and present value data of Titan as of December 31, 1996 were prepared by Williamson Petroleum Consultants, Inc.

                                                                   AS OF DECEMBER 31,
                                                                ------------------------
                                                                   1995         1996
                                                                ----------  ------------
                                                                (dollars in thousands)
ESTIMATED PROVED RESERVES:
  Oil (MBbls)...............................................        6,146        19,456
  Gas (MMcf)................................................      134,995       301,378
  MBOE (6 Mcf per Bbl)......................................       28,645        69,686
Proved developed reserves as a percentage of proved
  reserves..................................................           47%           66%
PV-10(1)....................................................     $ 89,753      $537,366
Standardized Measure of Discounted Future Net Cash
  Flows(2)..................................................     $ 66,352      $387,863


(1) The present value of future net revenue attributable to Titan's reserves was prepared using prices in effect at the end of the respective periods presented, discounted at 10% per annum on a pre-tax basis. These amounts reflect the effects of Titan's hedging activities.
(2) The Standardized Measure of Discounted Future Net Cash Flows prepared by Titan represents the present value of future net revenues after income taxes discounted at 10%. These amounts reflect the effects of Titan's hedging activities.

     In accordance with applicable requirements of the Commission, estimates of Titan's proved reserves and future net revenues are made using sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties (except to the extent a contract specifically provides for escalation). The average prices for Titan's reserves as of December 31, 1995 were $17.66 per Bbl of oil and $1.38 per Mcf of natural gas, compared to average prices for Titan's reserves as of December 31, 1996 of $25.09 per Bbl of oil and $2.70 per Mcf of natural gas. On September 30, 1997, the posted price for West Texas Intermediate Crude was $19.00 per Bbl, as posted by Titan's major purchaser. On September 30, 1997, estimated natural gas prices received by Titan at the wellhead averaged $1.76 per Mcf.

     Estimated quantities of proved reserves and future net revenues therefrom are affected by natural gas prices, which have fluctuated widely in recent years. There are numerous uncertainties inherent in estimating oil and gas reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in this report represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers, including those used by Titan, may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development and exploration activities, prevailing oil and gas prices, operating costs and other factors, which revisions may be material. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered and are highly dependent upon the accuracy of the assumptions upon which they are based. Titan's estimated proved reserves have not been filed with or included in reports to any federal agency.

     Estimates with respect to proved reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history will result in variations, which may be substantial, in the estimated reserves.

Productive Wells and Acreage

     Productive Wells. The following table sets forth Titan's productive wells as of September 30, 1997:


                                                               ACTUAL
                                                            ------------
                                                            GROSS    NET
                                                            -----  -----
     Oil..........................................          1,403    473
     Gas..........................................            285     81
                                                            -----  -----
   Total Productive Wells.........................          1,688    554
                                                            =====  =====

     Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections. Wells that are completed in more than one producing horizon are counted as one well. Of the gross wells reported above, nine had multiple completions.

     Acreage Data. Undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. A gross acre is an acre in which an interest is owned. A net acre is deemed to exist when the sum of fractional ownership interests in gross acres equals one. The number of net acres is the sum of the fractional interests owned in gross acres expressed as whole numbers and fractions thereof. The following table sets forth the approximate developed and undeveloped acreage in which Titan held a leasehold mineral or other interest at September 30, 1997.

                            DEVELOPED ACRES               UNDEVELOPED ACRES                 TOTAL ACRES
                           -----------------            --------------------             -----------------
                            GROSS      NET               GROSS         NET                GROSS      NET
                           -------   -------            -------      -------             -------   -------
     Total.............    142,319   50,746             171,373      132,106             313,692   182,852

Drilling Activities

     The following table sets forth the drilling activity of Titan on its properties for the period from March 31, 1995 (inception) through December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30, 1997.

                                            PERIOD ENDED                YEAR ENDED                NINE MONTHS ENDED
                                          DECEMBER 31, 1995          DECEMBER 31, 1996           SEPTEMBER 30, 1997
                                         -------------------        -------------------         ---------------------
                                           GROSS      NET             GROSS      NET             GROSS          NET
                                         --------   --------        --------   --------         --------     --------
Exploratory Wells
     Productive......................           1        0.5              --         --                2          1.0
     Nonproductive...................           2        1.3               1        0.2               --           --
                                         --------   --------        --------   --------         --------     --------
         Total.......................           3        1.8               1        0.2                2          1.0
                                         ========   ========        ========   ========         ========     ========
Development Wells
     Productive......................          --         --               7        3.9               43         16.0
     Nonproductive...................          --         --               1        0.2                3          2.3
                                         --------   --------        --------   --------         --------     --------
         Total.......................          --         --               8        4.1               46         18.3
                                         ========   ========        ========   ========         ========     ========

Net Production, Unit Prices and Costs

  The following table presents certain information with respect to oil and gas production prices and costs attributable to all oil and gas property interests owned by Titan for the period from March 31, 1995 (inception) through December 31, 1995, the year ended December 31, 1996 and for the nine months ended September 30, 1997.

                                                              PERIOD ENDED   YEAR ENDED   NINE MONTHS ENDED
                                                              DECEMBER 31,   DECEMBER 31,    SEPTEMBER 30,
                                                                 1995           1996            1997
                                                              ------------  ------------  -----------------
Production
  Oil (MBbls)..............................................          30           714              1,396
  Gas (MMcf)...............................................         245         5,787             15,938
  Total (MBOE).............................................          71         1,679              4,052
Average sales price per unit (1):
  Oil (per Bbl)............................................      $16.80        $19.16            $ 18.64
  Gas (per Mcf)............................................         .97          1.75               1.63
  BOE......................................................       10.46         14.19              12.84
Production costs, including production taxes (per BOE) (2)       $ 4.28        $ 5.48            $  4.10
General and administrative costs (per BOE).................      $21.77        $ 1.35            $   .90
Depletion, depreciation and amortization expenses (per           $ 4.21        $ 3.45            $  3.93
BOE).......................................................

_________________________

(1)  Reflects results of hedging activities in 1996.
(2) Includes approximately $1.31 and $.69 per BOE of production costs primarily attributable to necessary rework operations on the 1995 Acquisition properties and the 1996 Acquisition properties for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

Acquisitions

     Titan regularly pursues and evaluates acquisition opportunities (including opportunities to acquire oil and gas properties or related assets or entities owning oil and gas properties or related assets and opportunities to engage in mergers, consolidations or other business combinations with entities owning oil and gas properties or related assets) and at any given time may be in various stages of evaluating these opportunities. These stages may take the form of internal financial and oil and gas property analysis, preliminary due diligence, the submission of an indication of interest, preliminary negotiations, negotiation of a letter of intent, or negotiation of a definitive agreement. While Titan is currently evaluating a number of potential acquisition opportunities (some of which would be material in size to Titan) in addition to the Merger, the acquisition of properties from Pioneer and the acquisition of Carrollton, it has not signed a letter of intent with respect to any material acquisition and currently has no assurance of completing any particular material acquisition or of entering into negotiations with respect to any particular material acquisition. See "Summary -- Recent Developments -- Additional Titan Acquisitions."

Oil and Gas Marketing and Major Customers

     The revenues generated by Titan's operations are highly dependent upon the prices of, and demand for, oil and gas. The price received by Titan for its oil and gas production depends on numerous factors beyond Titan's control, including seasonality, the condition of the United States economy, particularly the manufacturing sector, foreign imports, political conditions in other oil-producing and gas-producing countries, the actions of OPEC and domestic government regulation, legislation and policies. Decreases in the prices of oil and natural gas could have an adverse effect on the carrying value of Titan's proved reserves and Titan's revenues, profitability and cash flow. Although Titan is not currently experiencing any significant involuntary curtailment of its oil or gas production, market, economic and regulatory factors may in the future materially affect Titan's ability to sell its oil or gas production.

     For the year ended December 31, 1996 and the nine months ended September 30, 1997, sales to Enron Corp., and its subsidiaries and affiliates, were approximately 43% and 50%, respectively, of Titan's oil and gas revenues. Certain of these sales were based on six month contracts for crude oil and month-to-month spot sales for natural gas.

     Due to the availability of other markets and pipeline connections, Titan does not believe that the loss of any single crude oil or gas customer would have a material adverse effect on Titan's results of operations.

Competition

     The oil and gas industry is highly competitive. Titan encounters competition from other oil and gas companies in all areas of its operations, including the acquisition of producing properties. Titan's competitors include major integrated oil and gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of its competitors are large, well established companies with substantially larger operating staffs and greater capital resources than Titan and which, in many instances, have been engaged in the energy business for a much longer time than Titan. Such companies may be able to pay more for productive oil and gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than Titan's financial or human resources permit. Titan's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

Operating Hazards and Uninsured Risks

     Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by Titan will be productive or that Titan will recover all or any portion of its investment. Drilling for oil and gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Titan's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond Titan's control, including title problems, weather conditions, mechanical problems, compliance with governmental requirements and shortages or delays in the delivery of equipment and services. Titan's future drilling activities may not be successful and, if unsuccessful, such failure may have a material adverse effect on the Company's future results of operations and financial condition.

     In addition, Titan's use of 3-D seismic requires greater pre-drilling expenditures than traditional drilling strategies. Although Titan believes that its use of 3-D seismic will increase the probability of success of its exploratory wells and should reduce average finding costs through the elimination of prospects that might otherwise be drilled solely on the basis of 2-D seismic data and other traditional methods, unsuccessful wells are likely to occur. There can be no assurance that Titan's drilling program will be successful or that unsuccessful drilling efforts will not have a material adverse effect on Titan. Although Titan has identified numerous potential drilling locations, there can be no assurance that they will ever be drilled or that oil or gas will be produced from them.

     Titan's operations are subject to hazards and risks inherent in drilling for and producing and transporting oil and gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures and spills, any of which can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to properties of Titan and others.

     Titan expects to drill a number of deep vertical and horizontal wells in the future. Titan's deep and/or horizontal drilling activities involve greater risk of mechanical problems than other drilling operations. These wells may be significantly more expensive to drill than those drilled to date.

     Titan maintains insurance against some, but not all, of the risks described above. Titan may elect to self-insure in circumstances in which management believes that the cost of insurance, although available, is excessive relative to the risks presented. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on Titan's financial condition and results of operations.

Employees

     As of September 30, 1997, Titan had 47 full-time employees, none of whom is represented by any labor union. Included in the total were 40 corporate employees located in Titan's office in Midland, Texas, eight of whom are involved in the management of Titan. Titan considers its relations with its employees to be good.

Other Facilities

     Titan currently leases approximately 44,270 square feet of office space in Midland, Texas, where its principal offices are located. This office lease is with an affiliate of Jack Hightower. Titan's principal offices are leased through March 15, 2002.

Title to Properties

     Titan received title opinions relating to properties representing 80% of the PV-10 of the 1995 Acquisition and 90% of the PV-10 of the 1996 Acquisition. Titan's land department and contract land professionals have reviewed title records of substantially all its producing properties. The title investigation performed by Titan prior to acquiring undeveloped properties is thorough but less rigorous than that conducted prior to drilling, consistent with industry standards. Titan believes it has satisfactory title to all of its producing properties in accordance with standards generally accepted in the oil and gas industry. Titan's properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens which Titan believes do not materially interfere with the use of or affect the value of such properties. Titan's Credit Agreement is secured by a first lien on properties that represented at least 80% of the value of Titan's proved oil and gas properties (based on PV-10 as of December 31, 1996). As of September 30, 1997, Titan kept in force its leaseholds for 38% of its net acreage by virtue of production on that acreage in paying quantities. The remaining acreage is held by lease rentals and similar provisions and requires production in paying quantities prior to expiration of various time periods to avoid lease termination.

Governmental Regulation

     Titan's oil and gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal and state agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases Titan's cost of doing business and affects its profitability. Although Titan believes it is in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, Titan is unable to predict the future cost or impact of complying with such laws. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on Titan's financial condition and results of operations.

     The State of Texas and many other states require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells.

     The Federal Energy Regulatory Commission ("FERC") regulates interstate natural gas transportation rates and service conditions, which affect the marketing of gas produced by Titan, as well as the revenues received by Titan for sales of such production. Since the mid-1980s, FERC has issued a series of orders, culminating in Order Nos. 636, 636-A and 636-B ("Order 636"), that have significantly altered the marketing and transportation of gas. Order 636 mandates a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC's purposes in issuing the orders is to increase competition within all phases of the gas industry. Order 636 and subsequent FERC orders on rehearing have been appealed and are pending judicial review. Because these orders may be modified as a result of the appeals, it is difficult to predict the ultimate impact of the orders on Titan and its gas marketing efforts. Generally, Order 636 has eliminated or substantially reduced the interstate pipelines' traditional role as wholesalers of natural gas, and has substantially increased competition and volatility in natural gas markets.

     The price Titan receives from the sale of oil and natural gas liquids is affected by the cost of transporting products to market. Effective January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. Titan is not able to predict with certainty the effect, if any, of these regulations on its operations. However, the regulations may increase transportation costs or reduce wellhead prices for oil and natural gas liquids.

Environmental Matters

     Titan's operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities; limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and impose substantial liabilities for pollution resulting from Titan's operations. The permits required for various of Titan's operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines or injunction, or both. In the opinion of management, Titan is in substantial compliance with current applicable environmental laws and regulations, and Titan has no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on Titan, as well as the oil and gas industry in general. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of "hazardous substances" found at such sites. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of "hazardous substance," state laws affecting Titan's operations impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as "nonhazardous," such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

     Federal regulations require certain owners or operators of facilities that store or otherwise handle oil, such as Titan, to prepare and implement spill prevention, control countermeasure and response plans relating to the possible discharge of oil into surface waters. The Oil Pollution Act of 1990, as amended ("OPA"), contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States. For onshore facilities that may affect waters of the United States, the OPA requires an operator to demonstrate $10 million in financial responsibility, and for offshore facilities the financial responsibility requirement is at least $35 million. Regulations are currently being developed under federal and state laws concerning oil pollution prevention and other matters that may impose additional regulatory burdens on Titan. In addition, the Clean Water Act and analogous state laws require permits to be obtained to authorize discharge into surface waters or to construct facilities in wetland areas. With respect to certain of its operations, Titan is required to maintain such permits or meet general permit requirements. The EPA recently adopted regulations concerning discharges of storm water runoff. This program requires covered facilities to obtain individual permits, participate in a group or seek coverage under an EPA general permit. Titan believes that it will be able to obtain, or be included under, such permits, where necessary, and to make minor modifications to existing facilities and operations that would not have a material effect on Titan.

     The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on Titan. The discharge of oil, gas or other pollutants into the air, soil or water may give rise to significant liabilities on the part of Titan to the government and third parties and may require Titan to incur substantial costs of remediation. Moreover, Titan has agreed to indemnify sellers of producing properties purchased by Titan in the 1995 Acquisition, the 1996 Acquisition and the Pioneer Acquisition against environmental claims associated with such properties. No assurance can be given that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not materially adversely affect Titan's results of operations and financial condition or that material indemnity claims will not arise against Titan with respect to properties acquired by Titan.

     Titan has acquired leasehold interests in numerous properties that for many years have produced oil and gas. Although the previous owners of these interests may have used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties. In addition, some of Titan's properties are operated by third parties over whom Titan has no control. Notwithstanding Titan's lack of control over properties operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, adversely impact Titan.

Abandonment Costs

     Titan is responsible for payment of plugging and abandonment costs on the oil and gas properties pro rata to its working interest. Based on its experience, Titan anticipates that the ultimate aggregate salvage value of lease and well equipment located on its properties will exceed the costs of abandoning such properties. There can be no assurance, however, that Titan will be successful in avoiding additional expenses in connection with the abandonment of any of its properties. In addition, abandonment costs and their timing may change due to many factors including actual production results, inflation rates and changes in environmental laws and regulations.

SELECTED HISTORICAL FINANCIAL DATA

  The following table sets forth selected historical financial data for Titan for the period from March 31, 1995 (date of inception) through December 31, 1995, the year ended December 31, 1996 and for the nine months ended September 30, 1996 and 1997. The data presented below have been derived from and should be read in conjunction with the consolidated financial statements of Titan and related notes and "Management's Discussion and Analysis of Titan's Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. Selected unaudited financial data for the nine months ended September 30, 1996 and 1997 include all adjustments (consisting only of normally recurring accruals) considered necessary for a fair presentation of the respective consolidated operating results for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year.

                                                         PERIOD
                                                       MARCH 31,
                                                     1995 (DATE OF
                                                       INCEPTION)
                                                        THROUGH       YEAR ENDED     NINE MONTHS ENDED
                                                      DECEMBER 31,   DECEMBER 31,      SEPTEMBER 30,
                                                                                    --------------------
                                                          1995           1996          1996      1997
                                                     --------------  -------------  --------------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues:
    Operating revenues ........................      $         743   $     23,824   $ 10,237   $ 52,011
    Other revenues ............................                242            144        140         99
                                                          --------      ---------   --------   --------
     Total revenues ...........................                985         23,968     10,377     52,110
                                                          --------      ---------   --------   --------
  Expenses:
    Oil and gas production ....................                304          9,199      4,339     16,627
    General and administrative ................              1,546          2,270      1,452      3,637
    Amortization of stock option awards .......                576          1,839        576      3,790
    Exploration and abandonment ...............                490            184        110      1,342
    Depletion, depreciation and amortization ..                299          5,789      2,269     15,927
    Interest ..................................                 97          2,965      1,179        825
    Other .....................................               (796)          (359)      (336)      (134)
                                                          --------      ---------   --------   --------
     Total expenses ...........................              2,516         21,887      9,589     42,014
                                                          --------      ---------   --------   --------
    Net income (loss) before income taxes .....             (1,531)         2,081        788     10,096
    Income tax expense ........................                 --          3,484      2,998      3,534
                                                          --------      ---------   --------   --------
    Net income (loss) .........................      $      (1,531)  $     (1,403)  $ (2,210)  $  6,562
    Net income (loss) per share ...............              $(.11)         $(.07)     $(.10)      $.18
    Weighted average shares outstanding .......             14,066         20,140     21,780     35,714
CONSOLIDATED STATEMENT OF CASH FLOWS DATA:
  Net cash provided by (used in):
    Operating activities ......................      $      (1,805)  $      7,710   $  5,643   $ 30,556
    Investing activities ......................            (47,522)      (144,998)   (12,753)   (43,907)
    Financing activities ......................             55,540        137,365     11,700      8,207
  Net cash provided by (used in) operating
    activities before working capital adjustments             (466)         9,795      3,654     29,813
OTHER CONSOLIDATED FINANCIAL DATA:
  Capital expenditures ........................             43,669        149,901     17,590     43,089
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD
 END):
    Cash and cash equivalents .................              6,213          6,290     10,803      1,146
    Working capital ...........................             11,946          8,124      8,760      2,270
    Oil and gas assets, net ...................             42,861        190,062     60,168    217,512
    Total assets ..............................             57,487        207,179     74,824    231,038
    Total debt ................................             20,000          6,500     28,000     14,700
    Stockholders' equity and predecessor capital            34,585        187,186     37,951    197,560

MANAGEMENT'S DISCUSSION AND ANALYSIS OF TITAN'S FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS

General

  Titan is an independent energy company engaged in the exploration, development and acquisition of oil and gas properties. Titan's strategy is to grow reserves, production and net income per share through (i) the acquisition of producing properties that provide significant development and exploratory drilling potential, (ii) the exploitation and development of its reserve base,
(iii) the exploration for oil and gas reserves, and (iv) the implementation of a low operating and overhead structure. Titan has grown rapidly through the acquisition and exploitation of oil and gas properties, consummating the 1995 Acquisition for a purchase price of approximately $40.6 million and the 1996 Acquisition for approximately $135.7 million.

  Titan's growth resulting from acquisitions has impacted its reported financial results in a number of ways. Acquired properties frequently may not have received focused attention prior to sale. After acquisition, certain of these properties require maintenance, workovers, recompletions and other remedial activity not constituting capital expenditures, which initially increase lease operating expenses. Titan may dispose of certain of the properties if it determines they are outside Titan's strategic focus. The increased production and revenue resulting from the rapid growth of Titan has required it to recruit and develop operating, accounting and administrative personnel compatible with its increased size. As a result, Titan anticipates a corresponding increase in its general and administrative expense. Titan believes that with its current inventory of drilling locations and the anticipated additional staff it will be well positioned to follow a more balanced program of exploration and exploitation activities to complement its acquisition efforts.

  Titan uses the successful efforts method of accounting for its oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that result in proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not result in proved reserves, and geological and geophysical costs are expensed. Costs of significant nonproducing properties, wells in the process of being drilled and significant development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined.

  Titan's predecessor was classified as a partnership for federal income tax purposes. Therefore, no income taxes were paid or accrued by Titan prior to its conversion from a limited partnership to a corporation on September 30, 1996.

Results of Operations

  The financial statements of Titan, which began operations on March 31, 1995, include the results of the nine months ended December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997. As a result of Titan's limited operating history and rapid growth, its financial statements are not readily comparable and may not be indicative of future results.

  NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1996

  Oil and Gas Revenues. Revenues from oil and gas operations totaled $52.0 million for the nine months ended September 30, 1997 compared to $10.2 million for the nine months ended September 30, 1996. The increase is primarily attributable to the 1996 Acquisition, the increase in the average price received for both oil and gas, and continued exploitation of Titan's proved properties. Of total oil and gas revenues for the nine months ended September 30, 1997, revenues of $36.5 million (70%) are attributable to the properties acquired in the 1996 Acquisition. The average oil price received increased 8% from $17.25 to $18.64 per Bbl and the average gas price received increased 25% from $1.30 to $1.63 per Mcf for the nine months ended September 30, 1997.

  Production Costs. Oil and gas production costs, including production taxes, were $16.6 million ($4.10 per BOE) for the nine months ended September 30, 1997 compared to $4.3 million ($5.15 per BOE) for the nine months ended September 30, 1996. The increase in the absolute amount of production costs was primarily attributable to production costs associated with the properties acquired in the 1996 Acquisition which totaled $10.2 million ($3.65 per BOE) for the nine months ended September 30, 1997.

  Depletion, Depreciation and Amortization Expense. Depletion, depreciation and amortization expense was $15.9 million ($3.93 per BOE) for the nine months ended September 30, 1997 compared to $2.3 million ($2.69 per BOE) for the nine months ended September 30, 1996. The increase per BOE is due to higher amortization rates on the properties acquired in the 1996 Acquisition compared to Titan's other properties.

  General and Administrative Expense. General and administrative expense was $3.6 million ($.90 per BOE) for the nine months ended September 30, 1997 compared to $1.5 million ($1.72 per BOE) for the nine months ended September 30, 1996. The increase in the absolute amount is due to the additional general and administrative expenses which are necessary to administer the properties acquired in the 1996 Acquisition. The 48% decrease in general and administrative expenses per BOE for 1997 as compared to 1996 is due to the spreading of Titan's general and administrative expenses over a larger production base and to Titan's efforts to maintain a low overhead structure.

  Interest Expense. Interest expense was $825,000 for the nine months ended September 30, 1997 compared to $1.2 million for the nine months ended September 30, 1996. The 31% decrease is primarily due to the application of proceeds from the initial offering of common stock to the indebtedness incurred by Titan to fund the 1995 Acquisition and the 1996 Acquisition.

  YEAR ENDED DECEMBER 31, 1996

  Oil and Gas Revenues. For the year ended December 31, 1996, Titan's revenues from the sale of oil and gas (excluding the effects of hedging activities) were $15.1 million and $11.1 million, respectively. Of total gross oil and gas revenues, $16.2 million and $9.5 million are attributable to the 1995 Acquisition and the 1996 Acquisition, respectively. During the year, Titan produced 714 MBbls of oil, (514 MBbls attributable to the 1995 Acquisition and 186 MBbls attributable to the 1996 Acquisition) and 5,787 MMcf of gas (3,401 MMcf attributable to the 1995 Acquisition and 2,124 MMcf attributable to the 1996 Acquisition), with total oil and gas production of 1,679 MBOE. The revenues and production are primarily attributable to the 1995 Acquisition since the 1996 Acquisition did not close until October 31, 1996.

  As a result of hedging activities in the year ended December 31, 1996, oil revenues were reduced $1.5 million ($2.10 per Bbl) and gas revenues were reduced $995,000 ($.17 per Mcf) for a total reduction of $2,495,000.

  Production Costs. Oil and gas production costs, including production taxes, were $9.2 million ($5.48 per BOE) for the year ended December 31, 1996. These costs included $2.2 million ($1.31 per BOE) of rework expenses of which $945,000 were attributable to the 1995 Acquisition and $1.2 million were attributable to the 1996 Acquisition.

  Exploration and Abandonment Costs. Exploration and abandonment costs were $184,000 for the year ended December 31, 1996.

  General and Administrative Expense. General and administrative expenses were $2.3 million ($1.35 per BOE) for the year ended December 31, 1996.

  Depletion, Depreciation and Amortization Expense. For the year ended December 31, 1996, depletion, depreciation and amortization expense was $5.8 million ($3.45 per BOE). This represents a full year of depletion, depreciation and amortization relating to production for the 1995 Acquisition and two months of depletion, depreciation and amortization relating to production for the 1996 Acquisition.

  Interest Expense. Interest expense was $2,965,000 for the year ended December 31, 1996. The interest expense was attributable to bank financing incurred to fund the 1995 Acquisition and the 1996 Acquisition.

  NINE MONTHS ENDED DECEMBER 31, 1995

  Oil and Gas Revenues. For the nine months ended December 31, 1995, Titan's revenues from the sale of oil and gas were $504,000 and $239,000, respectively. During the period, Titan produced 30 MBbls of oil and 245 MMcf of gas, for a total production of 71 MBOE. The revenues and production are primarily attributable to the 1995 Acquisition which was consummated December 11, 1995.

  Production Costs. Oil and gas production costs, including production taxes, were $304,000 ($4.28 per BOE) for the nine months ended December 31, 1995.

  Exploration and Abandonment Costs. Exploration and abandonment costs were $490,000 for the nine months ended December 31, 1995.

  General and Administrative Expense. General and administrative expenses were $1.5 million ($21.77 per BOE) for the nine months ended December 31, 1995.

  Depletion, Depreciation and Amortization Expense. For the nine months ended December 31, 1995, depletion, depreciation and amortization expense was $299,000 ($4.21 per BOE).

Liquidity and Capital Resources

  Titan's primary sources of capital have been its initial capitalization, private equity sales, bank financing, cash flow from operations and its initial public offering. The 1995 Acquisition was funded with cash from Titan's initial capitalization, additional private equity sales and bank financing. The 1996 Acquisition was principally funded with bank financing, which was repaid with the proceeds from Titan's initial public offering.

  On November 7, 1997, Titan and Pioneer Natural Resources USA, Inc., a wholly-owned subsidiary of Pioneer, entered into an agreement by which Titan will acquire certain West Texas producing properties from Pioneer. Titan will pay approximately $55 million, subject to adjustments, and anticipates closing the transaction, subject to various conditions, in mid-December 1997. Titan will fund the acquisition with its existing credit facilities.

  Titan requires capital primarily for the exploration, development and acquisition of oil and gas properties, the repayment of indebtedness and general working capital needs.

  Capital Expenditures. Apart from Titan's expenditure for its planned acquisition from Pioneer, Titan budgeted for 1997 approximately $27 million for the drilling and recompletion of approximately 26 oil and gas wells and 45 workover projects on its proved properties and approximately $25.2 million for expenditures for geological and geophysical costs, drilling costs and lease acquisition costs on Titan's unproved properties.

  Cash expenditures for additions to oil and gas properties were $43.1 million for the nine months ended September 30, 1997. This includes $10.0 million for the acquisition of oil and gas leases and $33.1 million for development and exploratory drilling.

  Capital Resources. Titan's primary capital resources are net cash provided by operating activities and $153.5 million availability under the Credit Agreement. Titan's acquisition from Pioneer, funded under these facilities, will reduce availability by approximately $55 million, subject to adjustment of the purchase price under Titan's agreement with Pioneer.

  Net Cash Provided By Operating Activities. Net cash provided by operating activities, before changes in operating assets and liabilities, was $29.8 million for the nine months ended September 30, 1997, compared to $3.7 million for the nine months ended September 30, 1996. The increase was primarily attributable to the cash flow generated by the 1996 Acquisition and from continued exploitation of Titan's proved properties.

  Credit Agreement. The Credit Agreement established a four year revolving credit facility, up to the maximum amount of $250 million, subject to a borrowing base to be determined annually by the lenders based on certain proved oil and gas reserves and other assets of Titan. Initially, the borrowing base is established at $165 million. To the extent that the borrowing base is less than the aggregate principal amount of all outstanding loans and letters of credit under the Credit Agreement, such deficiency must be cured by Titan ratably within 180 days, by either prepaying a portion of the outstanding amounts under the Credit Agreement or pledging additional collateral to the lenders. A portion of the credit facility is available for the issuance of up to $15.0 million of letters of credit, of which $250,000 was outstanding at September 30, 1997.

  In June 1997, the borrowing base was redetermined by the lenders and reset at $165 million. Titan's outstanding long-term debt under the Credit Agreement was $11.5 million on September 30, 1997.

  All outstanding amounts under the Credit Agreement are due and payable in full on January 1, 2001.

  At Titan's option, borrowings under the Credit Agreement bear interest at either the "Base Rate" (i.e., the higher of the applicable prime commercial lending rate, or the federal funds rate plus .5% per annum) or the Eurodollar rate, plus 1% to 1.50% per annum, depending on the level of Titan's aggregate outstanding borrowings. In addition, Titan's is committed to pay quarterly in arrears a fee of .30% to .375% of the unused borrowing base.

  The Credit Agreement contains certain covenants and restrictions that are customary in the oil and gas industry. In addition, the line of credit is secured by substantially all of Titan's oil and gas properties.

  Liquidity and Working Capital. At September 30, 1997, Titan had $1.1 million of cash and cash equivalents as compared to $6.3 million at December 31, 1996. Titan's ratio of current assets to current liabilities was 1.24 at September 30, 1997 compared to 2.03 at December 31, 1996. Due principally to a reduction in cash as a result of an intentional change in the way Titan manages its operating accounts, Titan's working capital decreased $5.8 million from $8.1 million at December 31, 1996 to $2.3 million at September 30, 1997. Titan expects working capital to increase during the remainder of 1997 due to an anticipated lower level of capital expenditures during the remainder of 1997.

  Unsecured Credit Agreement. Effective April 16, 1997, Titan entered into a credit agreement (the "Unsecured Credit Agreement") with Texas Commerce Bank National Association (the "Bank"), which establishes a one year revolving credit facility, up to the maximum of $5 million. While all outstanding amounts are due and payable in full on or before March 6, 1998, Titan considers amounts outstanding pursuant to the Unsecured Credit Agreement as long-term as all amounts are repaid from available funds under the Credit Agreement. Proceeds of the Unsecured Credit Agreement are utilized to fund short-term needs (less than thirty days). Titan's outstanding debt under the Unsecured Credit Agreement was $3.2 million at September 30, 1997.

  The interest rate of each loan under the Unsecured Credit Agreement is at a rate determined by agreement between Titan and the Bank. The rate shall not exceed the maximum interest rate permitted under applicable laws. Interest rates generally are comparable with Eurodollar rates plus 1% per annum.

Other Matters

  Stock Options and Compensation Expense. In connection with Titan's conversion from a limited partnership to a corporation on September 30, 1996, Titan issued options to purchase 3,631,350 shares of Common Stock to certain of its officers and employees in substitution for options issued by Titan Resources, L.P. Of the options issued by the partnership, approximately 93% were issued on March 31, 1995, the date of inception, and approximately 7% were issued as of September 1, 1996. The options issued by Titan have an exercise price of $2.08 per share. Options to purchase 1,944,417 shares of Common Stock are currently vested and an additional 1,209,966 and 426,967 shares will vest on March 31 of each of 1998 and 1999, respectively. Based in part on selling prices of interests in the partnership in December 1995 and September 1996, Titan expected to record a noncash compensation expense of approximately $421,000 per month for a period of 39 months beginning in the fourth quarter of 1996 to reflect the estimated value of the revised option plan on September 30, 1996. Noncash compensation expense recorded for the year ended December 31, 1996 was $1,839,000.

  Hedging Activities. Titan uses swap agreements in an attempt to reduce the risk of fluctuating oil and gas prices and interest rates. In November and December 1995, Titan entered into four master agreements for energy price and other swap transactions with each of Enron Capital & Trade Resources Corp. ("ECTRC") (an affiliate of Joint Energy Development Investments Limited Partnership ("JEDI"), an owner of approximately 10% of the outstanding Common Stock), First Union National Bank of North Carolina (a lender to Titan under the Credit Agreement and an affiliate of First Union Corporation, an owner of approximately 4.9% of the outstanding Common Stock), Chemical Bank and Texas Commerce Bank National Association (a lender to Titan). Titan has entered into energy price swap arrangements from time to time under these master agreements. Settlement of gains or losses on these energy swap transactions is generally based on the difference between the contract price and a formula using New York Mercantile Exchange ("NYMEX") related prices and is reported as a component of oil and gas revenues as the associated production occurs. Titan entered into hedging transactions with respect to a substantial portion of its estimated production through December 1996, excluding the production attributable to the 1996 Acquisition. At December 31, 1996, none of Titan's production was subject to hedging contracts.

  Beginning September 1, 1997, Titan has entered into certain hedging arrangements which fix prices on a portion of Titan's production. Currently, Titan has three crude oil hedging contracts in place: (a) September 1, 1997 through November 30, 1997 at a price of $21.32 per barrel for 2,000 barrels per day; (b) October 1, 1997 through December 31, 1997 at a price of $21.45 per barrel for 1,000 barrels per day; and (c) November 1, 1997 through January 31, 1998 at a price of $23.36 per barrel for 1,000 barrels per day. This contract may be extended at the counter party's option for an additional six month period at the same price. In addition, Titan has 2,140,000 MMBtu of natural gas production hedged beginning October 1, 1997 through December 31, 1997 at an average price of $2.69 per MMBtu and 4,800,000 MMBtu of natural gas production hedged beginning January 1, 1998 through April 30, 1998 at an average price of $2.386 per MMBtu. Any adjustment to revenue recognized due to Titan's crude oil hedging transactions is determined as the difference between the contract price and the average of the daily settlement prices for the prompt month of the NYMEX Light Sweet Crude Oil Futures Contract for each NYMEX trading day for the applicable determination period. Any adjustment to revenue recognized due to Titan's natural gas hedging transactions is determined as the difference between the contract price and the price as reported from the first issue of the month of Inside F.E.R.C.'s Gas Marketing Report, El Paso Natural Gas Co. -- Permian Basin. Hedging activities do not affect the actual sales price received for Titan's crude oil and natural gas. Titan continues to evaluate whether to enter into additional hedging activities for 1997, 1998 and future years. See "Risk Factors-- Risks Relating to the Business-- Risk of Hedging Activities."

  Crude Oil. Titan reports average oil prices per Bbl including the net effect of oil hedges. During the nine months ended September 30, 1997, Titan reported average oil prices of $18.64 per Bbl, while realizing average prices, excluding hedging results, of $18.57 per Bbl. Titan recorded net increases to oil revenues of $93,000 ($.07 per Bbl) for the nine months ended September 30, 1997, as a result of its commodity hedges.

  During the nine months ended September 30, 1996, Titan reported average oil prices of $17.25 per Bbl, while realizing average prices, excluding hedging results, of $19.57 per Bbl. Titan recorded net decreases to oil revenues of $899,000 ($2.32 per Bbl) for the nine months ended September 30, 1996, as a result of its commodity hedges.

  Natural Gas. Titan reports average gas prices per Mcf including the net effect of gas hedges. During the nine months ended September 30, 1997, none of Titan's gas production was subject to hedging contracts.

  During the nine months ended September 30, 1996, Titan reported average gas prices of $1.30 per Mcf, while realizing average prices, excluding hedging results, of $1.50 per Mcf. Titan recorded net decreases to gas revenues of $553,000 ($.20 per Mcf) for the nine months ended September 30, 1996, as a result of its commodity hedges.

  Natural Gas Balancing. It is customary in the natural gas industry for various working interest partners to produce more or less than their entitlement share of natural gas from time to time. Titan's net overproduced position at December 31, 1996 was 243,365 Mcf. Under terms of typical natural gas balancing agreements, the underproduced party can take a certain percentage, typically 25% to 50% of the overproduced party's entitled share of gas sales in future months, to eliminate such imbalances. During the make-up period, the overproduced party's cash flow will be adversely affected. Titan recognizes revenue and imbalance obligations under the entitlements method of accounting, which means that Titan recognizes the revenue to which it is entitled and records a liability with respect to the value of the overproduced gas.

  Environmental and Other Laws and Regulations. Titan's business is subject to certain federal, state and local laws and regulations relating to the exploration for and the development, production and transportation of oil and gas, as well as environmental and safety matters. Many of these laws and regulations have become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Although Titan believes it is in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and Titan is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. Titan has no material commitments for capital expenditures to comply with existing environmental requirements.

  Nevertheless, changes in existing environmental laws or in interpretations thereof could have a significant impact on the operating costs of Titan, as well as the oil and gas industry in general. See "Risk Factors--Risks Relating to the Business of Titan and OEDC--Compliance with Environmental Regulations," "-- Business and Properties--Environmental Matters" and "--Business and Properties-- Abandonment Costs."

  Recently Issued Accounting Standards. In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 128, Earnings per Share. FAS No. 128 replaced primary earnings per share ("EPS") with a newly defined basic EPS that modifies the computation of diluted EPS. FAS No. 128 is effective for periods ending after December 15, 1997. The impact of the adoption of FAS No. 128 on Titan's earnings per share is expected to be immaterial.

  In June 1997, FASB issued FAS No. 130, "Reporting Comprehensive Income" which requires that all items required to be recognized under accounting standards as components of comprehensive income be reported as a part of the basic financial statements. FAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997. The Company plans to adopt FAS No. 130 for the period ended March 31, 1998 and does not expect FAS No. 130 to have a material effect on reported results.

  In June 1997, FASB issues FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. FAS No. 131 is effective for financial statements for periods beginning after December 15, 1997 but the statement need not be applied to interim financial statements in the initial year of application. Titan does not expect FAS No. 131 to materially affect its reporting practices.

MANAGEMENT

  The following table sets forth certain information concerning the individuals who serve, and will continue to serve upon completion of the Merger, as executive officers and directors of Titan.

       NAME                       AGE                       POSITION
       ----                       ---                       --------
       Jack D. Hightower ........  49      President, Chief Executive Officer and Chairman of
                                           the Board
       George G. Staley .........  63      Executive Vice President, Exploration and Director
       Rodney L. Woodard ........  41      Vice President, Engineering
       Thomas H. Moore ..........  52      Vice President, Business Development
       Dan P. Colwell ...........  52      Vice President, Land
       William K. White .........  55      Vice President, Finance and Chief Financial Officer
       John L. Benfatti .........  52      Vice President, Accounting and Controller
       Susan D. Rowland .........  36      Vice President, Corporate Administration and
                                           Secretary
       David R.  Albin ..........  38      Director
       Kenneth A.  Hersh ........  34      Director
       William J.  Vaughn, Jr. ..  76      Director

  Set forth below is a description of the backgrounds of each individual to serve as an executive officer and director of Titan upon completion of the Merger, including employment history for at least the last five years.

  Jack D. Hightower has served as President, Chief Executive Officer and Chairman of the Board of Directors of Titan since he founded Titan in March 1995. Prior to forming Titan, from 1986 to January 1996, Mr. Hightower served as Chairman of the Board and Chief Executive Officer of United Oil Services, Inc., a complete oil field service company serving customers in the Permian Basin. From 1978 to 1995, Mr. Hightower served as Chairman of the Board and President of Amber Energy, Inc., a company formed to identify oil and gas exploration prospects. From 1991 to 1994, Mr. Hightower served as Chairman of the Board, Chief Executive Officer and President of Enertex, Inc., which served as the operator of record for several oil and gas properties involving Mr. Hightower and other nonoperators, including Selma International Investment Limited. Since 1990, Mr. Hightower has served on the Board of Directors of Texas Commerce Bank, N.A., Midland.

  George G. Staley has served as Executive Vice President, Exploration and Director of Titan since its formation. From 1975 until 1995, Mr. Staley served as President and Chief Executive Officer of Staley Gas Co., Inc. and Staley Operating Co., which are oil and gas exploration and operating companies.

  Rodney L. Woodard has served as Vice President, Engineering for Titan since its formation. From 1985 to 1995, Mr. Woodard served as Vice President of Selma International Investment Limited.

  Thomas H. Moore has served as Vice President, Business Development of Titan since its formation. From 1992 to 1995, Mr. Moore served as Managing Partner of Magnum Energy Corporation, L.L.C. From 1991 until 1992, Mr. Moore served as Executive Vice President -- Exploration and Production, Chief Operating Officer and Director of Clayton Williams Energy, Inc. From 1985 to 1991, Mr. Moore served as President, Chief Operating Officer and Director of Clayton W. Williams, Jr. Inc.

  Dan P. Colwell has served as Vice President, Land for Titan since its formation. From 1993 to 1995, Mr. Colwell served as Vice President of Land for Enertex, Inc. Mr. Colwell was employed by ARCO as Director of Business Development from 1991 to 1993 and Area Land Manager from 1987 to 1991.

  William K. White has served as Vice President, Finance and Chief Financial Officer of Titan since September 1996. From 1994 to September 1996, Mr. White was Senior Vice President of the Energy Investment Group of Trust Company of The West. From 1991 to 1994, Mr. White was President of the Odessa Associates, a private firm engaged in the practice of providing financial consulting services to the oil and gas industry.

  John L. Benfatti has served as Vice President, Accounting and Controller of Titan since its formation. From 1980 to 1995, Mr. Benfatti served as Controller and Treasurer of Staley Gas Co., Inc.

  Susan D. Rowland has served as Vice President, Corporate Administration and Secretary of Titan since its formation. From 1986 to 1996, Ms. Rowland served as a corporate officer and administrative manager of a number of companies, including Amber Energy, Inc., Enertex, Inc., Haley Properties, Inc. and United Oil Services, Inc.

  David R. Albin has served as a director of Titan since its formation. Since 1988, Mr. Albin has been a manager of the Natural Gas Partners investment funds, which were organized to make direct equity investments in the North American oil and gas industry. He is currently responsible for co-managing NGP's overall investment portfolio. Mr. Albin serves as a director of OEDC and Petroglyph Energy, Inc.

  Kenneth A. Hersh has served as a director of Titan since its formation. Since 1989, Mr. Hersh has been a manager of the Natural Gas Partners investment funds, which were organized to make direct equity investments in the North American oil and gas industry. He is currently responsible for co-managing NGP's overall investment portfolio. Mr. Hersh serves as a director of Pioneer Natural Resources Company, HS Resources, Inc. and Petroglyph Energy, Inc.

  William J. Vaughn, Jr. has served as director of Titan since March 1997.
Since 1975, Mr. Vaughn has served as Chairman of the Board and President of WJV, Inc. and DMV, Inc., which are oil and gas exploration companies. From 1986 to 1996, Mr. Vaughn served as Vice President of United Oil Services, Inc., an oil field service company. From 1975 to 1995, Mr. Vaughn was an independent geologist in association with Mr. Hightower.

EXECUTIVE COMPENSATION AND OTHER MATTERS

  The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer of Titan and the only other executive officers of Titan who earned in excess of $100,000 in 1996 (the "named executive officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                   ANNUAL COMPENSATION                     AWARDS
                                         -------------------------------------------  ----------------
                                                                                        SHARES
               NAME AND                                              OTHER ANNUAL     UNDERLYING        ALL OTHER
           PRINCIPAL POSITION             YEAR   SALARY     BONUS    COMPENSATION (1)  OPTIONS (#)    COMPENSATION
----------------------------------------  ----  ---------  -------- ----------------   -----------   ---------------
Jack Hightower (2)......................  1996  $109,167   $12,000   $  --                 73,103    $10,455  (5)
 President and Chief Executive            1995    75,000     1,000      --              1,682,491      6,201
 Officer
George G. Staley (3)....................  1996   109,167    12,000      --                 56,858     15,139  (6)
 Executive Vice President, Exploration    1995    75,000     1,000      --                975,313     10,423
Rodney L. Woodard (4)...................  1996    97,875    10,800    13,431 (7)           24,368      9,442  (8)
 Vice President, Engineering              1995    67,500     1,000      --                196,313      5,596

__________________________


(1) Other Annual Compensation does not include perquisites and other personal benefits if the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10% of individual combined salary and bonus for the named executive officer in each year.
(2) Upon completion of Titan's initial public offering, Mr. Hightower's base salary was increased to $160,000.
(3) Upon completion of Titan's initial public offering, Mr. Staley's base salary was increased to $160,000.
(4) Upon completion of Titan's initial public offering, Mr. Woodard's base salary was increased to $135,000.
(5) Consists of premiums paid by Titan under a nondiscriminatory group insurance program and contributions by Titan under its 401(k) Retirement Plan of $7,180 and $3,275, respectively, during 1996 and $5,076 and $1,125, respectively, during 1995.
(6) Consists of premiums paid by Titan under a nondiscriminatory group insurance program and contributions by Titan under its 401(k) Retirement Plan of $11,864 and $3,275, respectively, during 1996 and $9,298 and $1,125, respectively, during 1995
(7) Consists of lease payments made by Titan for an automobile used by Mr. Woodard in connection with his position with Titan.
(8) Consists of premiums paid by Titan under a nondiscriminatory group insurance program and contributions by Titan under its 401(k) Retirement Plan of $6,506 and $2,936, respectively, during 1996 and $4,583 and $1,013, respectively, during 1995.

     Upon completion of Titan's initial public offering, the base salary of each of Thomas H. Moore, Vice President, Business Development, and Dan P. Colwell, Vice President, Land was increased to $135,000.

     William K. White was elected Vice President, Finance and Chief Financial Officer of Titan on September 30, 1996 and receives an annual base salary of $135,000.

Option Grants

     The following table contains information about stock option grants to the named executive officers in 1996:


                     OPTION GRANTS IN LAST FISCAL YEAR (1)

                                                                                              POTENTIAL REALIZED VALUE AT
                                                                                                ASSUMED ANNUAL RATES OF
                                                                                                STOCK PRICE APPRECIATION
                                        INDIVIDUAL GRANTS                                            FOR OPTION TERM (2)
                            -----------------------------------------------             -----------------------------------------
                             NUMBER OF    % OF TOTAL
                             SECURITIES    OPTIONS          EXERCISE
                             UNDERLYING   GRANTED TO        OR BASE
                              OPTIONS     EMPLOYEES IN       PRICE      EXPIRATION
          NAME                GRANTED (#) FISCAL YEAR      ($/SH)       DATE          0% ($)       5% ($)      10% ($)
---------------------------  ----------   -------------    ----------  ----------   ----------   ----------   ----------
Jack Hightower ...........    1,755,594        48.35%         2.08      3/31/01     17,415,492   22,506,715   28,739,074
George G. Staley .........    1,032,171        28.42%         2.08      3/31/01     10,239,136   13,232,432   16,896,639
Rodney L. Woodard ........      220,681         6.08%         2.08      3/31/01      2,189,156    2,829,130    3,612,548

____________________________

(1) Includes (i) options granted in Titan's conversion from a limited partnership to a corporation on September 30, 1996 that were substituted for options granted in 1995 and (ii) additional options granted during 1996.

(2) Amounts represent hypothetical gains that could be achieved for the options if they are exercised at the end of the option term. Those gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from January 1, 1996, as if such options had been granted on such date, through the expiration date. For the option term ending March 31, 2001, based on the closing price on The Nasdaq Stock Market's National Market of the Titan Common Stock of $12.00 on December 31, 1996, a share of the Common Stock would have a value on March 1, 2001 of approximately $14.90 at an assumed appreciation rate of 5% and approximately $18.45 at an assumed appreciation rate of 10%.

Option Exercises and Year-End Option Values

     The following table provides information about the number of shares issued upon option exercises by the named executive officers during 1996, and the value realized by the named executive officers. The table also provides information about the number and value of options that were held by the named executive officers at December 31, 1996 as if the options granted in Titan's conversion from a limited partnership to a corporation on September 30, 1996 to substitute for option grants in 1996 had been granted on January 1, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                     NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                                                     OPTIONS AT FY-END (#)               AT FY-END ($)
                                                   --------------------------     ---------------------------
                       SHARES
                     ACQUIRED ON     VALUE
    NAME             EXERCISE (#)  REALIZED ($)    EXERCISABLE  UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
-------------------  ------------  -----------     -----------  -------------     -----------   -------------
                                                                                     (DOLLARS IN THOUSANDS)
Jack Hightower......      0             0          967,100        788,494           9,594           7,822
George G. Staley....      0             0          569,137        463,034           5,646           4,593
Rodney L. Woodard...      0             0          122,165         98,516           1,212             977

Compensation Committee Interlocks and Insider Participation

     David R. Albin and Kenneth A Hersh, directors of Titan, serve as members of the compensation committee of the Titan Board. Messrs. Albin and Hersh own limited partnership interests in the general partner of Natural Gas Partners, L.P. ("NGP"), which, as of September 30, 1997, owned 4,767,407 shares (14.0%) of the outstanding Titan Common Stock and 2,209,460 shares (25.4%) of the outstanding OEDC Common Stock. R. Gamble Baldwin, a director of OEDC, is the general partner of the general partner of

NGP. Messrs. Albin, Baldwin and Hersh are three of the four managing members of the general partner of Natural Gas Partners II, L.P. ("NGP II") and also own limited partnership interests in NGP II's general partner. As of September 30, 1997, NGP II owned 5,000,777 shares (14.7%) of the outstanding Titan Common Stock. In addition to the shares of Titan Common Stock and OEDC Common Stock owned by NGP, Mr. Baldwin directly owns 9,100 shares and 35,041 shares of Titan and OEDC, respectively. Messrs. Albin and Hersh, who disclaim beneficial ownership of Titan Common Stock owned by NGP II, beneficially own 115,772 shares and 67,381 shares, respectively, of Titan Common Stock and 52,596 shares and 49,012 shares, respectively, of OEDC Common Stock. Although OEDC informed Messrs. Albin and Baldwin from time to time on a limited basis of the general status of negotiations with Titan and, likewise, Titan informed Mr. Hersh of the general status of negotiations with OEDC, none of these individuals participated in such negotiations or the deliberations of the board of either company in reviewing and approving the Merger.

          On November 7, 1997, Titan and Pioneer Natural Resources USA, Inc., a wholly-owned subsidiary of Pioneer, entered into an agreement by which Titan will acquire certain producing properties from Pioneer. The properties, 87% of which are operated, are located in 46 fields in the Permian Basin of West Texas and Southeastern New Mexico and currently produce approximately 2,500 BOEs per day. Of the reserves, 81% are oil. Titan will pay approximately $55 million, subject to adjustments, and anticipates closing the transaction, subject to various conditions, in mid-December 1997. Titan will fund the acquisition with its existing credit facilities. Titan was one of several companies submitting bids for the properties.

          Titan and Carrollton Resources, L.L.C., a Louisiana limited liability company ("Carrollton"), have entered into an agreement by which Titan will acquire all the outstanding membership interests of Carrollton. Carrollton is a small independent energy company engaged in the exploration, development and acquisition of onshore oil and gas properties located primarily in the Gulf Coast region, which Titan management believes fit well with OEDC's area of operations. Based on estimates of Carrollton's outside engineers, Carrollton's total proved reserves were 2.8 million BOE at June 30, 1997. Titan will issue approximately 900,000 shares of Titan Common Stock equal to 2.6% of the total currently outstanding Titan Common Stock.

          In consideration of NGP's agreement to terminate its rights under (i) the Registration Rights Agreement among OEDC, NGP and certain other stockholders of OEDC and (ii) the Registration Rights Agreement among Carrollton, NGP and certain other stockholders, Titan has agreed with NGP to use its best efforts to prepare, file and have declared effective within 180 days of consummation of the Merger a shelf registration statement registering for resale the 1,391,959 shares of Titan Common Stock to be received by NGP in the Merger and 357,486 shares of Titan Common Stock to be received by NGP in the anticipated acquisition of Carrollton. One half of these shares will remain subject to lock-up agreements with Titan until one year after consummation of the Merger. Titan has also agreed to include in the same shelf registration an aggregate of 86,088 shares of Titan Common Stock that Messrs. Albin, Baldwin and Hersh will receive in the Merger.

          Titan is party to the Amended and Restated Registration Rights Agreement with NGP, NGP II, Jack Hightower, Joint Energy Development Investments Limited Partnership, First Union Corporation and Selma International Investment Limited (the "Shareholder Parties"). Pursuant to the Amended and Restated Registration Rights Agreement, on three separate occasions, commencing on the 180th day following the date of Titan's initial public offering under the securities laws, Shareholder Parties owning at least 35% of the outstanding shares then subject to such agreement may require Titan to register shares held by them under applicable securities laws, provided that the shares to be registered have an estimated aggregate offering price to the public of at least $3,000,000. The Amended and Restated Registration Rights Agreement also provides that the Shareholder Parties have piggyback registration rights pursuant to which such persons may include shares of Titan Common Stock held by them in certain registrations initiated by Titan or by any other holder of Titan's Common Stock. The piggyback rights are subject to customary cutback provisions.


CERTAIN TRANSACTIONS

          David R. Albin and Kenneth A Hersh, directors of Titan, serve as members of the compensation committee of the Titan Board. Messrs. Albin and Hersh own limited partnership interests in the general partner of NGP, which, as of September 30, 1997, owned 4,767,407 shares (14.0%) of the outstanding Titan Common Stock and 2,209,460 shares (25.4%) of the outstanding OEDC Common Stock.
R. Gamble

Baldwin, a director of OEDC, is the general partner of the general partner of NGP. Messrs. Albin, Baldwin and Hersh are three of the four managing members of the general partner of NGP II and also own limited partnership interests in NGP II's general partner. As of September 30, 1997, NGP II owned 5,000,777 shares (14.7%) of the outstanding Titan Common Stock. In addition to the shares of Titan Common Stock and OEDC Common Stock owned by NGP, Mr. Baldwin directly owns 9,100 shares and 35,041 shares of Titan and OEDC, respectively. Messrs. Albin and Hersh, who disclaim beneficial ownership of Titan Common Stock owned by NGP II, beneficially own 115,772 shares and 67,381 shares, respectively, of Titan Common Stock and 52,596 shares and 49,012 shares, respectively, of OEDC Common Stock. Although OEDC informed Messrs. Albin and Baldwin from time to time on a limited basis of the general status of negotiations with Titan and, likewise, Titan informed Mr. Hersh of the general status of negotiations with OEDC, none of these individuals participated in such negotiations or the deliberations of the board of either company in reviewing and approving the Merger.

          On November 7, 1997, Titan and Pioneer Natural Resources USA, Inc., a wholly-owned subsidiary of Pioneer, entered into an agreement by which Titan will acquire certain producing properties from Pioneer. The properties, 87% of which are operated, are located in 46 fields in the Permian Basin of West Texas and Southeastern New Mexico and currently produce approximately 2,500 BOEs per day. Of the reserves, 81% are oil. Titan will pay approximately $55 million, subject to adjustments, and anticipates closing the transaction, subject to various conditions, in mid-December 1997. Titan will fund the acquisition with its existing credit facilities. Titan was one of several companies submitting bids for the properties.

          Titan and Carrollton have entered into an agreement by which Titan will acquire all the outstanding membership interests of Carrollton. Carrollton is a small independent energy company engaged in the exploration, development and acquisition of onshore oil and gas properties located primarily in the Gulf Coast region, which Titan management believes fit well with OEDC's area of operations. Based on estimates of Carrollton's outside engineers, Carrollton's total proved reserves were 2.8 million BOE at June 30, 1997. Titan will issue approximately 900,000 shares of Titan Common Stock equal to 2.6% of the total currently outstanding Titan Common Stock.

          In consideration of NGP's agreement to terminate its rights under (i) the Registration Rights Agreement among OEDC, NGP and certain other stockholders of OEDC and (ii) the Registration Rights Agreement among Carrollton, NGP and certain other stockholders, Titan has agreed with NGP to use its best efforts to prepare, file and have declared effective within 180 days of consummation of the Merger a shelf registration statement registering for resale the 1,391,959 shares of Titan Common Stock to be received by NGP in the Merger and 357,486 shares of Titan Common Stock to be received by NGP-Louisiana Partners, L.P. in the anticipated acquisition of Carrollton. One half of these shares will remain subject to lock-up agreements with Titan until one year after consummation of the Merger. Titan has also agreed to include in the same shelf registration an aggregate of 86,088 shares of Titan Common Stock that Messrs. Albin, Baldwin and Hersh will receive in the Merger.

          Titan is party to the Amended and Restated Registration Rights Agreement with the Shareholder Parties. Pursuant to the Amended and Restated Registration Rights Agreement, on three separate occasions, commencing on the 180th day following the date of Titan's initial public offering under the securities laws, Shareholder Parties owning at least 35% of the outstanding shares then subject to such agreement may require Titan to register shares held by them under applicable securities laws, provided that the shares to be registered have an estimated aggregate offering price to the public of at least $3,000,000. The Amended and Restated Registration Rights Agreement also provides that the Shareholder Parties have piggyback registration rights pursuant to which such persons may include shares of Titan Common Stock held by them in certain registrations initiated by Titan or by any other holder of Titan's Common Stock. The piggyback rights are subject to customary cutback provisions.

          Titan has entered into an administrative services contract with Staley Operating Co. ("Staley Operating"), an affiliate of Mr. Staley. Pursuant to the agreement, Titan provided certain administrative, accounting and other office and technical services on behalf of Staley Operating, in its capacity as the operator of certain producing oil and gas properties, in return for which Titan received the amounts charged by Staley Operating for providing such services under the applicable operating agreements for such properties. The total amount of payments received by Titan under such agreement was approximately $144,000 for the year ended December 31, 1996 and approximately $7,600 for the nine months ended September 30, 1997.

          Messrs. Hightower, Staley and Vaughn and certain of their affiliates have common ownership interests in wells operated by Titan and, in accordance with a standard industry operating agreement, Messrs. Hightower, Staley and Vaughn and certain of their affiliates make payments to Titan of leasehold costs and lease operating and supervision charges. These payments aggregated approximately $229,000 and $185,200 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. Revenue received in connection with these wells was approximately $7,000 and $21,700 for the year ended December 31, 1996 and for the nine months ended September 30, 1997, respectively. The fees charged by Titan to Messrs. Hightower, Staley and Vaughn are the same as those charged to unaffiliated third parties that are also party to the operating agreement.

          Titan was a party to separate financial advisory services contracts with ECT Securities Corp. ("ECT") (an affiliate of JEDI) and NGP. In 1996, Titan paid ECT fees of approximately $95,000, plus expense reimbursements, and NGP fees of approximately $91,000, plus expense reimbursements. Both agreements terminated upon the completion of Titan's initial public offering in December 1996.

          From time to time, Titan enters into certain hedging arrangements with Enron Capital & Trade Resources Corp. ("ECTRC"), an affiliate of JEDI. Pursuant to the terms of such arrangements relating to natural gas hedges, during the year ended December 31, 1996, Titan paid approximately $544,000 to ECTRC. For the nine months ended September 30, 1997, pursuant to the terms of such arrangements relating to crude oil hedges, ECTRC paid approximately $93,000 to Titan.

          For the year ended December 31, 1996 and the nine months ended September 30, 1997, sales to Enron Corp. (an affiliate of JEDI), its subsidiaries and affiliates were approximately 43% and 50%, respectively, of Titan's oil and gas revenues.

          Titan's offices are in Fasken Center located at 500 West Texas, Suite 500, in Midland, Texas and are leased from Fasken Center Ltd., an affiliate of Mr. Hightower. The lease is a noncancellable operating lease that terminates on March 15, 2002 and requires monthly rent payments of $16,895, subject to increase as Titan assumes additional space.

                          INFORMATION CONCERNING OEDC

          The following Information Concerning OEDC section provides information on the business and properties of OEDC on a stand-alone basis and does not describe the business and properties of OEDC if the Merger is consummated. The following Business and Properties section also contains forward-looking statements which involve risks and uncertainties. OEDC's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those factors set forth under "Risk Factors" and elsewhere in this Prospectus.

BUSINESS AND PROPERTIES

          OEDC is an independent energy company that focuses on the acquisition, exploration, development and production of natural gas and on natural gas gathering, processing and marketing activities. OEDC's integrated operations are conducted in the Gulf of Mexico, where OEDC has interests in 24 lease blocks, all of which are operated by OEDC. See "--Exploration and Development-- Oil and Gas Properties."

          OEDC owns an interest in the Dauphin Island Gathering System (the "DIGS") and the Main Pass Gas Gathering System (the "MPGGS"), which are pipeline systems offshore Alabama and Louisiana. Combined, the systems comprise approximately 225 miles of gas gathering line with a capacity of 650 MMcf/d. OEDC owns a 1% general partner interest in the partnership that owns the DIGS and the MPGGS, Dauphin Island Gathering Partners ("DIGP"), and OEDC's interest will increase to 11.15% when its partners in DIGP receive a return of their investment plus a 10% rate of return. See "--Natural Gas Gathering."

          In November 1996, OEDC formed a partnership with subsidiaries of MCN Corporation ("MCN") and Duke Energy Corporation ("Duke Energy") (formerly PanEnergy Corp.) for the construction and development of one or more natural gas liquids ("NGL") plants onshore in Alabama. The initial plant is expected to begin operations in the third quarter of 1998 with a capacity of 600 MMcf/d. OEDC's interest in this partnership, called Mobile Bay Processing Partners ("MBPP"), is currently 1%, and OEDC has acquired from its partners an option to purchase an additional 32.3% interest (currently subject to dilution to 24.3%) in MBPP during the first three years of operation of the initial plant. See "-- Natural Gas Processing."

Exploration and Development

          GENERAL

          In its natural gas and oil exploration and development activities, OEDC emphasizes several operating strategies. By controlling operations on its properties, OEDC attempts to reduce development costs and the time between development expenditures and initial production. By focusing its exploration and development efforts geographically and geologically and employing appropriate technology, OEDC attempts to reduce exploration risk. By building strategic alliances, OEDC aims to complement the strengths of the major Gulf of Mexico producers with its creativity, focus, flexibility and lower overhead costs. An important component of OEDC's development strategy is the development of several proximate blocks in clusters to avoid duplication of expense in production infrastructure. The principal areas in which OEDC conducts development activities are the Central Gulf of Mexico offshore Louisiana, including the South Timbalier and Vermilion areas, offshore Alabama and Mississippi, including the Mobile, Viosca Knoll, and Destin areas, and offshore Texas, including the South and North Padre Island areas.

          OIL AND GAS PROPERTIES

          Mobile,  Viosca Knoll and Destin, Offshore Alabama and Mississippi

          General. In 1990, OEDC began examining the potential for exploration activity in the Mobile and Viosca Knoll ("VK") areas offshore Alabama and Mississippi. Potential gas reservoirs in this area can be defined geophysically with bright spots and are characterized by productive sands which generally are highly porous and permeable, allowing the potential for high deliverabilities. The total cost of drilling and development in these areas is low in comparison to other offshore developments because of the shallow water and reservoir depths. In addition, the expected finding costs per Mcf are low in these areas compared to other onshore and offshore developments because of the ratio of total drilling and development costs to the expected recoverable reserves. Finally, gas production from these areas historically has been sold at a premium as compared to gas produced from other Gulf Coast and Mid-Continent areas because of the proximity of the Mobile and VK areas to Northeast and Florida gas markets.

          During the 1980s, substantial shallow gas reserves had been drilled in the Mobile and VK areas but none of the reserves had been placed on production because there was no public-access pipeline system to gather the gas to onshore markets. Moreover, fragmented ownership of the reservoirs among multiple producers discouraged development. In light of these factors, OEDC decided to acquire significant acreage in the areas and to create a gas gathering system to solve the marketability problem. See "--Natural Gas Gathering."

          Mobile 822 Cluster. From 1990 through 1993, OEDC acquired leaseholds covering about 21,000 acres (five blocks) in state and federal waters offshore Alabama. In 1993 and early 1994, OEDC drilled eight wells with 13 completions on these blocks and constructed a four-pile platform in 45 feet of water at Mobile 822 with production and compression facilities to handle up to 50 MMcf/d of gas. Initial production commenced within four months of spudding the first 822 well. The Mobile 822 cluster cost approximately $35 million to develop and produced about $9 million in income before it was sold in 1994 for $50 million. Favorable gas prices and the need for capital to pursue new projects made the sale attractive to OEDC. OEDC recorded approximately $13.65 million in pre-tax profits from the sale transaction after repaying development financing and dividing the sale proceeds with minority interest owners.

          Mobile 959/960 Cluster. In late 1994, OEDC acquired an undivided 50% interest in Mobile 959/960 just east of the Mobile Bay entrance and south of Fort Morgan peninsula. Drilling for production from these blocks was problematic because the seismic data was poor due to unfavorable sea floor conditions and because much of the reserve potential was in the shipping fairways where drilling was prohibited. OEDC drilled six highly deviated or horizontal wells to target sands at around 2,000 feet subsea. Four of the wells had bottom hole locations with lateral displacements over three times the vertical depth. OEDC constructed a manned, four-pile platform at Mobile 959 in 60 feet of water with 30 MMcf/d in production and compression capacity. OEDC constructed a three-pile platform at Mobile 960 and a flowline from the platform to the production platform in Mobile 959. OEDC now owns a 100% working interest in the property and is currently producing almost five MMcf/d from four wellbores. OEDC plans one additional recompletion to access additional proved reserves behind pipe when production from the current producing zone on that well is depleted.

          OEDC has acquired ownership percentages in two blocks offshore Alabama east of Mobile 959/960 and is the operator of both blocks. These blocks (Mobile 830 and Pensacola 881) have proved undeveloped reserves attributable to two wellbores drilled by a former operator of these leases. OEDC's working interest in these blocks has recently been reduced to 1% as a result of a property trade. However, OEDC believes that these blocks may be developed utilizing the Mobile 959/960 platforms making use of excess platform capacity and avoiding an expensive duplication of infrastructure. Although OEDC has received no commitment with respect to the use of OEDC's Mobile 959/960 platforms, if such facilities are used the processing revenues from handling this production could be substantial.

          Viosca Knoll. Certain of OEDC's VK exploration and development activities are conducted through a partnership, South Dauphin II Limited Partnership ("SDP II"), with an affiliate of Enron Capital & Trade Resources Corp. (the "ECT Affiliate"). OEDC and the ECT Affiliate formed SDP II to fund a drilling and development program on certain of OEDC's properties. Under the terms of the SDP II partnership agreement, the ECT Affiliate receives 85% of the net cash flow from the wells included in the program (provided a minimum payment schedule is met) until it has been repaid all of its original investment plus a 15% pre-tax rate of return ("Payout"). Once Payout has occurred, the ECT Affiliate's interest will decrease to 25%, and OEDC's interest will increase to 75%. SDP II has the option to accelerate the ownership change by prepaying the amount necessary to cause Payout to occur plus 10% of the ECT Affiliate's net investment (funds advanced less distributions received) and five percent of its unfunded commitment. Under the terms of a letter agreement between OEDC and the ECT affiliate, the parties funded essential repairs on two wells in 25%/75% proportions. Initial revenues from those wells will be shared 25%/75% until the repair costs are recovered with a 10% rate of return. Thereafter, sharing ratios will revert to the arrangement described above.

          SDP II has interests in four VK leases, on which four wells were drilled during 1996. Weather problems and regulatory delays postponed first production on these wells, but OEDC commenced production through a central production facility on these VK leases during the third quarter of 1997. The wells are currently producing 2-3 MMcf/d per well at pressure drawdowns of 10-15%. In the normal course of operations, over the next two to three months OEDC would expect to increase production rates until drawdowns of approximately 30% are achieved.

          OEDC has interests in seven additional lease blocks in the VK area. During 1996, OEDC drilled and abandoned a well located at VK 80 which OEDC deemed uneconomic. OEDC owns one well at VK 117, which was drilled by a prior operator. OEDC commenced production on the well during the second quarter of 1997. Well flow is currently severely curtailed to less than .1 MMcf/d by mechanical problems, which OEDC expects to address contemporaneously with its Destin area activities described below. OEDC also drilled a successful well on VK 35 in early 1997. Production commenced from that well during the second quarter of 1997 and is currently in excess of 5 MMcf/d . It is being processed and compressed through OEDC's existing facilities at Enron Oil and Gas Company's VK 124 platform.

          Once the wells described above have established a stabilized production history, OEDC will be better able to assess the shallow potential of OEDC's other VK lease blocks.

          OEDC acquired VK 24 in 1993 as a producing property. By the summer of 1996, production on this development, located due south of Pascagoula, Mississippi, had declined to less than one MMcf/d with produced water. However, in 1996 OEDC evaluated a proprietary high resolution seismic grid over the property and identified an updip proved undeveloped drilling location. During the fourth quarter of 1996, OEDC drilled this well from an existing braced caisson, and the well is currently producing at a rate of over 2 MMcf/d. In addition, OEDC recently signed a farm out agreement granting Chevron exploration rights on a deep objective in this block. OEDC retained up to a 36% interest in the project. Drilling on the first farm out well commenced in September 1997.

          In April 1997, OEDC entered into an agreement with Zilkha Energy Corporation ("Zilkha") wherein Zilkha agreed to purchase and evaluate, at its sole expense, a newly proposed 3-D seismic survey over six of OEDC's VK blocks. Zilkha would share the results of its interpretation of the survey with OEDC. In exchange for procuring and interpreting this data, Zilkha would earn the right to an unpromoted 50% participation in any drilling prospects identified by the survey on OEDC acreage. In the event OEDC chooses not to participate in a Zilkha well on this farm out acreage, OEDC would receive an overriding royalty interest in that well sufficient to reduce the net revenue interest in the well to 75%. The survey will be shot and processed during 1998. It is presently impossible to evaluate the potential impact of that data on OEDC. Discussions are under way that may eventually expand this seismic option to include the four VK blocks owned by SDP II and described above.

          Destin. OEDC recently increased its working interest to over 56% in two blocks (Destin Dome 1 and Destin Dome 2) due east of OEDC's VK 35 block. These blocks have proved undeveloped reserves attributable to two wellbores drilled by a former operator of these leases. OEDC has recently received regulatory approval to develop these properties. Depending on equipment availability, OEDC intends to begin production from these blocks by the first quarter of 1998. Production would be flowed through OEDC's existing facilities at Enron Oil and Gas Company's Viosca Knoll 124 platform.

          South Timbalier, Offshore Louisiana

          In 1988, OEDC led several partners in an acquisition from a subsidiary of Shell Oil Company of a producing property, South Timbalier 162 ("STIM 162"). The property is located about 45 miles offshore due south of New Orleans in approximately 125 feet of water. OEDC sold its interest in the platform and the then producing portion of the property in 1990 but retained the right to explore and develop the approximately 4,000 undeveloped acres in the block.

          In 1990, OEDC identified and drilled a bright spot on the retained acreage to a total depth of approximately 7,000 feet, encountering two potentially productive horizons. The well, known as the B-6 well, was dually completed as a gas well. OEDC constructed and installed an unmanned platform and production facility known as the B Platform and laid a two mile flowline to the nearby interstate pipeline. The original B-6 well ceased production in 1993 due to mechanical problems. In 1996, OEDC attempted to repair problems in the lower completion of this well to restore production. These efforts proved unsuccessful, however, and a sidetrack drilled from this wellbore during the first quarter of 1997 was not productive.

          In response to a proposal from OEDC, a subsidiary of Amoco Corp. ("Amoco") agreed to make its seismic data available to OEDC in exchange for an option for up to a 25% non-operated participation in any prospects generated by OEDC from that 3-D survey. OEDC, using Amoco proprietary 3-D seismic, has identified drilling prospects and drilled and completed two wells on STIM 162 in 1995 and 1996. The first well, known as the B-7 well, was a directional well drilled from the B Platform to a bottom-hole location west of the B-6 well having a total vertical depth of 7,500 feet. The B-7 well is currently producing at a rate in excess of 8 MMcf/d. The second well, known as the B-8 well, which was contributed by OEDC to SDP II, was a directional well drilled from the B Platform to a bottom-hole location east of the B-6 well having a total vertical depth of 7,000 feet. Production from the B-8 well commenced in September 1996 but ceased in February 1997 as a result of excessive water production.

          In early 1997, OEDC farmed in development rights from Amoco to a specific reservoir on South Timbalier Block 161. OEDC drilled a successful well from the Amoco "D" platform, earning a 100% working interest in that reservoir. It commenced production from that well in the first quarter of 1997.

          Vermilion

          In the March 1997 federal offshore lease sale, OEDC acquired three tracts in the Vermilion area of the Gulf of Mexico. OEDC's winning bids were $224,000 for a 50% working interest in Vermilion 236, $2,753,000 for a 100% working interest in Vermilion 253 and $822,000 for a 100% working interest in Vermilion 356. OEDC, which operates all of these tracts, is evaluating prospects and expects to drill on these tracts during the next six to twelve months.

          North Padre Island, Offshore Texas

          In October 1996, OEDC acquired a 60.6% working interest in North Padre Island Block A-59, offshore Texas in federal waters for $414,000 plus the assumption of abandonment liability. The block is approximately 50 miles southeast of Corpus Christi, 35 miles offshore. The water depth on the block is approximately 222 feet. Taylor Energy, Inc., the prior operator, and its co-interest owner drilled three wells on the block and constructed a four-pile six slot manned platform and a flowline from the platform to an interstate pipeline at North Padre Island Block A-44 offshore Texas. The wells were drilled through eight potentially productive Miocene sands between 3,500 and 4,500 feet and three deeper Miocene sands at approximately 8,000 feet. The wells produced from the deeper sands, but two of the wells have been shut in because of water encroachment and one produces only negligible volumes. During the second quarter of 1997, OEDC drilled two new wells in the shallow Miocene sands. These wells were dually completed and are currently producing a total of almost 10 MMcf/d. OEDC is evaluating the feasibility of reentering one of the original Taylor wells in order to take completions in one or two additional shallow Miocene sands.

          South Padre Island, Offshore Texas

          In August, 1997, OEDC was the apparent high bidder on five tracts totaling approximately 24,000 gross acres in the South Padre Island area of the Gulf of Mexico in a federal offshore lease sale. Bids totaled approximately $800,000. OEDC would be the 100% owner of all five blocks and would operate them. In October 1997, OEDC was awarded leases on two of these blocks totaling 9,248 acres at a cost of approximately $325,000. In recent years, wells have been drilled on two of the blocks that have not yet been awarded, identifying significant shallow pay sands. The extent of these sands is clearly delineated by seismic anomalies on regional two-dimensional seismic surveys. The drillers of these wells concluded that the reservoirs were not commercially attractive as stand alone projects due to a lack of pipeline infrastructure in the immediate area. OEDC is evaluating the commercial viability of developing these two reservoirs together, achieving critical mass by aggregating their reserves.

          Other Drilling Prospects

          Other potential drilling prospects have been identified on OEDC's acreage, including prospects at deeper depths than those at which OEDC has historically operated. A detailed analysis of these prospects has not been undertaken, and evaluation of these prospects is in the preliminary stage. OEDC will use the results of its planned drilling and development program to assist in the evaluation of these additional prospects. No assurance may be given that OEDC ultimately will attempt to drill any of these prospects or, if it does so, that such drilling would be successful.

          Amoco Joint Venture

          OEDC and Amoco have had a joint development arrangement in the Gulf of Mexico since late 1995. In October 1996, OEDC and a subsidiary of Amoco expanded the relationship by entering into an agreement for the purpose of generating drilling prospects in South Timbalier. Pursuant to the agreement, OEDC was given exclusive access for the year ending October 1, 1997, to a proprietary 3-D seismic data base covering approximately 59,000 acres for the purpose of identifying and prioritizing exploitation potential in the area. OEDC has, in turn, provided Amoco access to 5,000 acres of 3-D seismic data, subject to restrictions in OEDC's license. Costs of drilling and development on existing leases will be shared 75% by the owner of the lease being drilled and 25% by the other party; such costs will be shared equally on newly acquired leases. OEDC has generated prospects from the seismic data base and Amoco must either elect or decline to participate in each prospect. If Amoco elects not to participate on acreage that Amoco currently owns, it retains a one-twelfth overriding royalty interest with an option after payout to either increase the overriding royalty interest to one-tenth or convert such interest to a 25% working interest. On all other acreage, an election by Amoco not to participate will result in Amoco having no interest in the prospect. OEDC will be the operator of any prospects drilled under this agreement. The agreement would provide OEDC with the opportunity to participate in the development of properties that would otherwise be unavailable to it on a cost effective basis. OEDC currently has two proposals for drilling locations in front of Amoco for consideration. Amoco's decision is expected in the fourth quarter 1997 with any potential drilling as a result of these proposals to occur in 1998. Although the period during which access to data was to be provided has expired, the parties have continued to allow access to data pending consideration of the current proposals.

Natural Gas Reserves

          The following table sets forth estimates of OEDC's (i) proved natural gas reserves at December 31, 1996, which were prepared by Ryder Scott Company ("Ryder Scott"), independent petroleum engineers, in accordance with regulations promulgated by the Commission and (ii) present value of proved reserves of natural gas at December 31, 1996. The price used in the table below was based on the price of natural gas at December 31, 1996, with consideration of price changes only to the extent provided by contractual arrangements in effect as of such date. As of December 31, 1996, the average price of natural gas was $3.55 per Mcfe. Additional information concerning OEDC's natural gas reserves is included in the Supplemental Financial Information accompanying the Notes to Consolidated Financial Statements included elsewhere in this report.


                                                                AS OF
                                                          DECEMBER 31, 1996
                                                       -----------------------
                                                       (DOLLARS IN THOUSANDS)
    Estimated Proved Reserves :
       Oil (MBbls).....................................               6
       Gas (MMcf)......................................              33,162
       MBOE (6 Mcf per Bbl)............................              5,533
    Proved developed reserves as a percentage of proved
       reserves........................................              65%
    PV-10 (1)..........................................              $66,891
    Standardized Measure of Discounted Future Net Cash
       Flows...........................................              $51,166

_______________

(1) The present value of future net revenue attributable to OEDC's reserves was prepared using prices in effect as of December 31, 1996, discounted at 10% per annum on a pre-tax basis. Such amounts do not reflect the effects of OEDC's hedging activities.
(2) The Standardized Measure of Discounted Future Net Cash Flows prepared by OEDC represents the present value of future net revenues after income taxes discounted at 10%. Such amounts do not reflect the effects of OEDC's hedging activities.

Productive Wells and Acreage

     PRODUCTIVE WELLS

     As of September 30, 1997, OEDC had 15 gross (10.6 net) productive gas wells. Three gross (1.8 net) wells had multiple completions. Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections. Wells that are completed in more than one producing horizon are counted as one well.

     ACREAGE DATA

     Undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. A gross acre is an acre in which an interest is owned. A net acre is deemed to exist when the sum of fractional ownership interests in gross acres equals one. The number of net acres is the sum of fractional interests owned in gross acres expressed as whole numbers and fractions thereof. The following table sets forth OEDC's ownership interest in leaseholds as of September 30, 1997. The leases in which OEDC has an interest are for varying primary terms and many require the payment of delay rentals to continue the primary terms. The leases may be surrendered by OEDC at any time by notice to the lessors, by the cessation of production or by failure to make timely payment of delay rentals.

                                           DEVELOPED ACRES       UNDEVELOPED   ACRES
                                        ----------------------  ----------------------
                                        GROSS ACRES  NET ACRES  GROSS ACRES  NET ACRES
                                        -----------  ---------  -----------  ---------
Total................................      61,702     39,381       63,661     56,194

Drilling Activities

          The following table sets forth the drilling activity of OEDC on its properties during each of the years in the three year period ended December 31, 1996:

                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                        1994     1995    1996
                                                       -------  ------  ------
Exploratory Wells
     Productive.......................................    4.46    3.59    1.72
     Nonproductive....................................    0.80    0.00    1.00
                                                          ----    ----    ----
          Total.......................................    5.26    3.59    2.72
                                                          ====    ====    ====
Development Wells
     Productive.......................................    0.00    0.00    0.00
     Nonproductive....................................    0.00    0.00    0.00
                                                          ----    ----    ----
          Total.......................................    0.00    0.00    0.00
                                                          ====    ====    ====

Net Production, Unit Prices and Costs

     The following table presents certain information with respect to OEDC's natural gas production, the average sales price, the production (lifting) costs and depletion attributable to OEDC's properties during each of the three years ended December 31, 1996.


                              NATURAL GAS PRICES,
                    AVERAGE SALES PRICE AND PRODUCTION COSTS

                                                             YEAR ENDED DECEMBER 31,
                                                             -----------------------
                                                               1994    1995    1996
                                                              ------  ------  ------
Net natural gas production (MMcfe)(1)........................  3,686   3,668   4,756
Net production (MBOE)........................................    614     611     793
Average sales price (per Mcfe)(2)............................ $ 1.50  $ 1.68  $ 2.07
Average sales price (per BOE)(2)............................. $ 9.00  $10.08  $12.42
Production costs (per BOE)................................... $ 2.28  $ 3.06  $ 2.49
General and administrative costs (per BOE)................... $ 2.94  $ 2.70  $ 2.25
Depletion, depreciation and amortization expenses(per BOE)..  $ 3.42  $ 9.00  $ 6.18

__________________
(1) OEDC had immaterial amounts of condensate (oil) production during such years.
(2) Prices include the effects of hedging transactions. See "Management's Discussion and Analysis of OEDC's Financial Condition and Results of Operations--Hedging Activities."

     Prices for natural gas have historically been subject to substantial seasonal fluctuation as demand for natural gas is generally highest during winter months. Recently, however, demand has been less subject to seasonal fluctuation as a result of the unbundling and open access of transportation and storage.

     OPERATING PROCEDURES AND RISKS

     OEDC generally seeks to be named as operator for wells in which it has acquired a significant interest and currently operates 100% of its material holdings. As operator, OEDC is able to exercise substantial influence over development and enhancement of a well, and supervises operation and maintenance activities on a day-to-day basis. OEDC does not conduct the actual drilling of wells on properties for which it acts as operator. Drilling operations are conducted by independent contractors engaged and supervised by OEDC. OEDC employs supervisory personnel, but contracts with appropriate outside specialists (such as petroleum geologists, geophysicists, engineers and petrophysicists) who attempt to improve production rates, increase reserves, and/or lower the cost of operating its oil and gas properties. OEDC thus hopes to have specialized resources applied to the solution of each nonroutine operation it faces without incurring overhead charges for such services when they are not needed.

     OEDC's reliance upon others for drilling, exploration and other services requires that it schedule such activities when these services are available. When drilling activity in the Gulf of Mexico is high, competition for available equipment and personnel increases and may make it more difficult to complete projects in a timely manner. Recently, exploration and development activity has increased in the Gulf of Mexico and has increased the demand for drilling vessels, supply boats and personnel experienced in offshore operations. As a result, OEDC has experienced difficulty in obtaining certain services from vendors that are necessary to implement its growth strategy. The inability to obtain required services could adversely affect OEDC's ability to complete its scheduled projects in a timely manner.

     OEDC's operations are subject to all of the risks normally incident to the exploration for and the production of oil and gas, including blowouts, craterings, explosions, pipe failure, casing collapse, oil spills and fires, each of which could result in severe damage to or destruction of oil and gas wells, production facilities or other property, and personal injuries. In addition, OEDC's oil and gas operations are located in an area that is subject to tropical weather disturbances, some of which can be severe enough to cause substantial damage to facilities and possible interruptions in production. The oil and gas exploration business is also subject to environmental hazards, such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose OEDC to substantial liability due to pollution or other environmental damage. OEDC maintains comprehensive insurance coverage, including general liability in an amount not less than $35 million, general partner's liability, operator's extra expenses, physical damage on certain assets, employer's liability, automobile, workers' compensation and loss of production income insurance. OEDC believes that its insurance is adequate and customary for companies of a similar size engaged in comparable operations, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. Moreover, no assurance can be given that OEDC will be able to maintain adequate insurance in the future at rates considered reasonable. Additionally, as general partner of limited partnerships, and as managing general partner of its general partnerships, OEDC is solely responsible for the day-to-day conduct of the partnerships' affairs and accordingly has liability for expenses and liabilities of such partnerships.

     ABANDONMENT COSTS

     OEDC establishes reserves, exclusive of salvage value, to provide for the eventual abandonment of its offshore wells and platforms. Historically, the actual cost to OEDC of physically abandoning its wells has been largely offset by the proceeds from the sale of the salvaged equipment. There can be no assurance that an active secondary market in used equipment will continue to exist at the time that properties are abandoned, or that the regulatory and other costs of abandoning offshore properties will not increase. See Note 1 of Notes to OEDC's Consolidated Financial Statements.

     OEDC carries a $3 million area-wide abandonment bond with the Minerals Management Service (the "MMS"), which is secured by restricted cash balances on deposit at a commercial bank. The sum on deposit was $1.4 million at December 31, 1996 and will increase over time to $3 million. Bond premiums decline as the amount of the security deposit increases, and OEDC receives all interest earned on the security deposit. The MMS is empowered to require supplemental abandonment bonds under appropriate circumstances. Although the cost to OEDC of these supplemental bonds to date has not been material, no assurance may be given that the amounts thereof will not increase, or that the availability thereof will not be restricted.

     MARKETING

     OEDC's natural gas is transported through gas pipelines that are not owned by OEDC. Capacity on such pipelines is occasionally limited and at times unavailable due to repairs or improvements being made to such facilities or due to such capacity being utilized by other gas shippers with priority agreements. Although OEDC has not experienced any inability to market its natural gas, if pipeline capacity is restricted or is unavailable, OEDC's cash flow from the affected properties could be adversely affected.

     Substantially all of OEDC's natural gas is sold at current market prices, under short term contracts (one year or less) providing for variable or market sensitive prices. Sales to Enron Capital & Trade Resources Corp. ("ECT") accounted for approximately 54% of revenue in 1996. However, due to the availability of other markets, OEDC does not believe that the loss of ECT or any other single customer would adversely affect OEDC's results of operations. OEDC utilizes forward sales contracts and commodity swaps to achieve more predictable cash flow and to reduce its exposure to fluctuations in gas prices. See "Management's Discussion of OEDC's Financial Condition and Results of Operations--Hedging Activities." OEDC accounts for its commodity swaps as hedging activities and, accordingly, the effects thereof are included in oil and gas revenue for the period production was hedged.

     The income generated by OEDC's operations is highly dependent upon the prices of, and demand for, oil and natural gas. The price received by OEDC for its oil and natural gas production depends on numerous factors beyond OEDC's control.

     OEDC sells its gas from the Mobile and Viosca Knoll areas pursuant to a long term sales contract with ECT coterminous with the life of the reserves, subject to earlier termination by OEDC in certain events. The price of gas sold pursuant to this contract is market sensitive and is considered favorable by OEDC. The Mobile outlet for OEDC's gas is downstream of the Louisiana pipeline bottlenecks and is close to locations where gas is sold for delivery to major East Coast gas consumers. Although the net-back price historically received by OEDC for its gas production has been less than the Henry Hub price due to gathering and transportation charges, such price historically has been higher than prices received by other Gulf Coast and Mid-Continent producers. As the market for natural gas changes, no assurance may be given that this premium will continue to be available.

     COMPETITION

     The oil and gas industry is highly competitive in all its phases. OEDC encounters strong competition from many other oil and gas producers in the acquisition of economically desirable producing properties and exploratory drilling prospects, and in obtaining equipment and labor to operate and maintain its properties. Many of OEDC's competitors are large well-established companies with substantially larger operating staffs and greater capital resources than OEDC. Such competitors may be able to pay more for productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than OEDC's financial or human resources permit. OEDC's ability to acquire additional properties and to discover reserves in the future will depend upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

     TITLE TO PROPERTIES

     OEDC has obtained title opinions on substantially all of its producing properties and believes it has satisfactory title to all of its producing properties in accordance with standards generally accepted in the oil and gas industry. OEDC's properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens which OEDC believes do not materially interfere with the use of or affect the value of such properties. Substantially all of OEDC's producing properties are subject to a lien in favor of Union Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The title investigation performed by OEDC prior to acquiring undeveloped properties is thorough but less rigorous than that conducted prior to drilling, consistent with industry standards. The MMS must approve all transfers of record title or operating rights on its respective leases. The MMS approval process can in some cases delay the requested transfer for a significant period of time.

Natural Gas Gathering

     OVERVIEW

     In 1990, OEDC recognized the potential for development of an independent gas gathering system to serve the rapidly developing offshore Alabama area in which significant reserves of natural gas had been discovered in the shallow Miocene and deep Norphlet formations. OEDC believed that these reserves would become available for commitment to a gathering system, but FERC regulatory issues, perceived environmental problems and high capital costs had discouraged others from the development of a system through Mobile Bay. Obtaining the commitment of a volume of reserves sufficient to support the cost of constructing and operating the gathering system was key to its development, and OEDC believed that the commitment could be obtained sequentially to support the incremental construction of the gathering system. OEDC identified gas reserves located near the central and western end of Dauphin Island, the barrier island south of Mobile, Alabama, which would support this incremental development. Because these reserves were located both north and south of the island, gathering the gas south of the island required a horizontal boring under the island 4,000 feet long. In 1991, OEDC executed a construction agreement with a subsidiary of British Petroleum to connect its field south of OEDC's Mobile 90 field with a gathering line owned by ARCO north of Dauphin Island. To accommodate future development, OEDC installed three 12" lines under the island (one to service initial needs and two for system expansion). Despite the perceived engineering uncertainty associated with a water-to-water boring of the required length, the first stage of the DIGS was completed before the end of 1991.

     In 1993, OEDC and a non-regulated Enron subsidiary formed DIGP to construct and operate a 20" pipeline to directly connect the DIGS to the interstate pipeline transportation network and enable the full utilization of the three 12" pipes under the island. This segment was completed in May 1993, creating direct outlets to the Transcontinental Gas Pipe Line Corporation ("Transco") and Koch Gateway Pipeline Company interstate pipeline systems. In 1994, Florida Gas Transmission Company sponsored an expansion of the Mobile segment of the Transco pipeline in exchange for capacity ownership therein, establishing a direct interconnect with the Florida Gas system. DIGP added Tenneco Gas Inc. as a partner in 1994 and expanded the system to connect numerous newly developing supply sources in the Mobile and Viosca Knoll offshore areas. This construction activity brought the DIGS to its current 95 mile, "inverted Y" configuration, consisting of 20", 12" and 8" pipe. In early 1996, a nonregulated subsidiary of MCN purchased a 99% interest in DIGP, buying out the interests of Tenneco and Enron and all but a one percent general partnership interest held by OEDC. In mid-1996, MCN sold a 40% interest in the partnership to a nonregulated subsidiary of PanEnergy.

     On December 31, 1996, DIGP merged with Main Pass Gas Gathering Company ("MPGGC"), which owned the MPGGS. DIGP was the surviving entity of the merger, and the former partners of MPGGC, subsidiaries of PanEnergy, Coastal Corp. and CNG Energy Services Corporation, were admitted as partners in DIGP. The MPGGS is located in the Main Pass Area East, offshore Louisiana, and the southern Viosca Knoll Area, offshore Alabama, and consists of approximately 57 miles of pipeline designed to gather approximately 300 MMcf/d.

     CURRENT OPERATIONS

     The partners in DIGP have retained OEDC to manage and operate the DIGS and the MPGGS. OEDC is currently responsible for all commercial activities, as well as all supervisory, administrative, technical, maintenance, and gas control services necessary to the operation of the DIGS and the MPGGS with the exception of certain financial functions, which are performed by MCN. On September 23, 1997, OEDC agreed to relinquish those responsibilities to Duke Energy effective December 1, 1997. Duke Energy, in turn, for a two year period, will delegate to OEDC responsibility to lead manage commercial development and construction on Duke Energy's behalf as operator. For assuming these duties, OEDC will be paid $22,910 per month plus 0.5% of all construction costs during the two year period.

     OEDC's partnership interest will increase from 1% to 11.15% when OEDC's DIGP partners receive the return of their investment plus a 10% rate of return ("DIGP Payout"), subject to reduction, however, if OEDC does not exercise the option to increase its interest in MBPP. See "--Natural Gas Processing." The increase in OEDC's interest in DIGP, which in the absence of a refinancing transaction OEDC does not expect to occur prior to 2001, would result in a commensurate increase in OEDC's share of the results of operations of DIGP. No assurance may be given, however, that DIGP Payout will occur.

     The DIGS and the MPGGS have a current estimated combined throughput capacity of up to 650 MMcf/d, depending on where gas enters the systems, which could be expanded with looping and onshore compression. At December 31, 1996, the DIGS and the MPGGS were gathering between 300 and 350 MMcf/d. Although no assurances may be given, OEDC believes that additional volumes expected to be contributed to the system, when combined with new production from the proposed southern extension of the DIGS, will have the system operating at a level approaching its current capacity by early 1998.

     Customers on the DIGS and MPGGS currently include Chevron U.S.A. Inc., Union Oil Company of California, Shell Offshore, Inc., Bechtel Energy Partners, Ltd., SCANA Hydrocarbons, Inc., Chieftain International (U.S.) Inc., Santa Fe Energy Resources, Inc., Legacy Resources Company, Excel Resources, Inc., EOG, Coastal Oil & Gas Corporation, CNG Producing Company, Elf Acquitane Oil Program, Inc., Oryx Gas Marketing Limited Partnership, Piquant, Inc. and OEDC. Most commitments of gas are reserve life commitments with minimum monthly production requirements. Several of the contracts are term contracts with guaranteed payments on throughput volumes. Since the contracts permit producers to shut in production due to market conditions in only very limited circumstances, OEDC expects the cash flow of the system to be consistent and relatively predictable.

     Field operations are handled from a DIGP field office in Coden, Alabama. DIGP employees at that location monitor the system, calibrate offshore sales meters monthly and perform light maintenance and repair tasks. The sales meters are linked by satellite communications to DIGP's home office in The Woodlands, Texas, where they are continuously monitored as part of the gas control function.

     EXTENSIONS AND EXPANSIONS

     The partners in DIGP have approved expansion plans to construct approximately 78 miles of 24-inch diameter gas gathering line, which will provide an additional 500 MMcf/d of capacity for a total combined capacity of the DIGS and the MPGGS of approximately 1,150 MMcf/d. The expansion also will provide a separate system for delivering wet gas (i.e., including gas liquids) onshore to the NGL processing plant initially planned to be constructed by MBPP. The expansion will be installed in two phases. The initial phase of the expansion is expected to enable the utilization of approximately 200 MMcf/d of unused capacity by the end of 1997. The second phase, which will add approximately 500 MMcf/d of capacity, is expected to be completed during the spring of 1998.

     On June 27, 1997, the FERC declared that certain portions of the DIGP pipelines are subject to their jurisdictional authority. Specifically, these sections are the 55-mile MPGGS, the new 24" line to be constructed from Main Pass 225 to Mobile 73 in the summer and fall of 1997 and the 20" pipeline from Mobile 73 to the Coden metering station. DIGP anticipates completing construction of the extension in 1997. DIGP has received subscriptions for firm capacity service in the expansion in excess of 200,000 MMbtu/d., as a result of an Open-Season for excess capacity conducted in mid-1997 for prospective shippers to obtain firm capacity on a first-come, first-served basis.

     DIGP has the right of first refusal to gather one company's gas production from its discoveries in the offshore Destin area. These volumes are tentatively scheduled to come to market in the year 2000. Public data would indicate that there is the potential for substantial natural gas production from this area. DIGP will be evaluating the feasibility of an eastward expansion to collect this gas over the next two to three years. No assurance may be given that this project will be undertaken or successfully completed.

     COMPETITION

     The gas gathering industry is highly competitive in all its phases. OEDC encounters strong competition from many other gas pipelines, both regulated and nonregulated, in acquiring gathering commitments. Many of these competitors possess substantial financial resources and may be able to offer gathering services for productive oil and natural gas properties at prices DIGP would consider noncommercial. Because the volumes controlled by individual producers may be substantial, they have the ability to stimulate the competitive process by attempting to induce pipeline companies to build systems in direct competition to the DIGS and the MPGGS. This is particularly true in the Main Pass area, which has significant uncommitted reserves and is in reasonable reach of expansion for several large pipeline companies.

     OEDC believes, however, that the location of the DIGS outlet to the interstate grid downstream of existing pipeline bottlenecks in Louisiana gives OEDC a competitive advantage. The Mobile Bay delivery point is geographically the closest of any major Gulf Coast gas producing area to locations where gas is sold for delivery to major East Coast markets, resulting in higher net back prices. During peak demand times in the past, Mobile prices have been at a significant premium to those in other domestic producing regions. No assurance may be given that such positive differentials will continue in the future. In addition, Mobile area gas has not been curtailed during periods when the upstream infrastructure in Texas and Louisiana experiences capacity constraints due to excessive demand. Several of DIGP's competitors route their offshore gas to the Mississippi River delta area of Louisiana, where market prices and reliability are less favorable.

Natural Gas Processing

     In November 1996, OEDC and subsidiaries of MCN and Duke Energy formed MBPP for the purpose of constructing, owning and operating, or providing financing for one or more natural gas processing facilities onshore in Mobile County, Alabama. Such a facility will extract condensate and natural gas liquids from natural gas prior to delivery of natural gas to the interstate pipeline system. Much of the natural gas produced in the Mobile, Viosca Knoll and Main Pass areas of the Gulf of Mexico has a high gas liquids content. Because no gas processing facility is currently available in southern Alabama to process the Mobile, Viosca Knoll and Main Pass gas, producers effectively lose the potential additional value associated with the liquefiable hydrocarbons in their natural gas production. Construction of a plant in this area will enable producers to achieve a higher total price for the sale of their gas and will make attachment to the DIGS more desirable because the DIGS will be the only gathering system that delivers gas in proximity to a processing plant in this area. Duke Energy is the managing partner of MBPP and will manage the construction and operation of MBPP's projects.

     Currently, MBPP is constructing a plant that will have an initial capacity of 600 MMcf/d, with capacity being increased in increments of 300 MMcf/d as warranted by demand. Construction bids make this a $65 million project. Long lead items for the plant have been ordered, the site has been purchased and all regulatory permitting is in the process of being procured. OEDC expects the plant to be operational in the third quarter of 1998, and OEDC and its partners continue to evaluate design, construction and market information for the plant. No assurance may be given, however, that it will be completed within the estimated cost or on the anticipated schedule.

     MBPP has the firm contractual long-term commitment of 300 MMcf/d of processable gas from a subsidiary of Mobil Oil Corporation. In addition, the 200 MMcf/d of new gas committed from the Main Pass area to the 1997 DIGP pipeline extension is all processable and will flow into the MBPP plant.

     MBPP is now owned 49.5% by each of MCN and Duke Energy and 1% by OEDC.
OEDC has acquired for $200,000 an option to buy an additional 32.3% (currently subject to dilution to 24.3%) of the interest in MBPP, exercisable until the third anniversary of the commencement of commercial operations at MBPP's initial processing facility. The exercise price for OEDC's option is calculated by multiplying (a) the product of (i) the "Processing Facilities Value" and (ii) 32.3% of the interests of MCN and Duke Energy (and in certain cases their assignees) in MBPP by (b) the "Payment Factor," and then subtracting

$200,000 from such total amount. "Processing Facilities Value" means (1) with respect to any processing facility completed as of the closing of the exercise of the option, the depreciated book value as of such date, as determined in accordance with generally accepted accounting principles and using 25-year straight line depreciation, of such facility and (2) with respect to any facility not completed as of such date, the allowance for funds used during construction for such facility as of such date, as determined in accordance with generally accepted accounting principles. The "Payment Factor" is initially 100% and increases by 3% upon the commencement of commercial operations at MBPP's initial processing facility and thereafter by 3% after each three-month period during the term of the option. The interest in MBPP that OEDC's option entitles it to buy would be diluted if MBPP admitted an additional partner that was either an assignee of a proportionate interest from all of the partners or whose admittance otherwise resulted in a proportionate decrease in each partner's interest.

     OEDC most likely will need to obtain financing in order to exercise the option to increase its interest, and, although OEDC anticipates that such financing will be available, no assurance may be given in this regard. If OEDC does not exercise the option to acquire the additional partnership interest, OEDC will be required to assign to each of MCN and Duke Energy a .726% interest in DIGP out of the increased interest in DIGP that OEDC may earn pursuant to the DIGP partnership agreement upon DIGP Payout.

     The partnership agreement for MBPP provides that any partner who desires to participate in the construction, ownership, operation or financing of a gas processing plant or associated facility for the fractionation, storage, transportation and marketing of liquids extracted by said gas processing plant ("Associated Facility") in Mobile County must offer the other partners a right of first refusal to participate in the project. In addition, OEDC, MCN and Duke Energy have entered into an Area of Mutual Interest Agreement pursuant to which any party that desires to construct, own and operate or provide financing for any gas processing plant or Associated Facility in Jackson or Harrison Counties, Mississippi, Baldwin County, Alabama or Escambia County, Florida must offer the other parties a right of first refusal to participate in the project. OEDC's right to participate would be 33.3% (currently subject to dilution to 24.3%) in any such processing plant, except that OEDC's right to participate in a processing plant at any time after the exercise or termination of OEDC's option described above will be equal to OEDC's interest in MBPP.

Other Facilities

     OEDC currently leases approximately 8,433 square feet of office space in The Woodlands, Texas, where its administrative offices are located. DIGP owns a field office in Coden, Alabama.

Employees

     As of December 31, 1996, OEDC had 18 employees, none of whom were represented by any labor union. OEDC also utilizes the services of independent contractors to perform various field and other services. OEDC considers its relations with its personnel to be satisfactory.

Government Regulation

     GENERAL

     Domestic development, production and sale of oil and gas are extensively regulated at both the federal and state levels. Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Numerous departments and agencies, both federal and state, have issued rules and regulations applicable to the oil and gas industry and its individual members, compliance with which is often difficult and costly and some of which carry substantial penalties for the failure to comply. The regulatory burden on the natural gas and oil industry increases OEDC's cost of doing business and, consequently, affects its profitability. Inasmuch as such laws and regulations are frequently expanded, amended or reinterpreted, OEDC is unable to predict the future cost or impact of complying with such regulations.

     REGULATION OF NATURAL GAS AND OIL EXPLORATION AND PRODUCTION

     Exploration and production operations of OEDC are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandonment of wells. Exploration and development operations are also subject to various conservation laws and regulations that regulate the size of drilling and spacing units or proration units and the density of wells which may be drilled and unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In addition, state conservation laws establish maximum rates of production from natural gas and oil wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. The effect of these regulations is to limit the amounts of natural gas and oil that may be produced and to limit the number of wells or the locations at which drilling operations may be conducted.

     NATURAL GAS MARKETING, GATHERING AND TRANSPORTATION

     Federal legislation and regulatory controls in the United States have historically affected the price of the natural gas produced by OEDC and the manner in which such production is marketed. The transportation and sale for resale of natural gas in interstate commerce are regulated by FERC pursuant to the Natural Gas Act of 1938 (the "NGA") and the Natural Gas Policy Act of 1978 (the "NGPA"). The maximum selling prices of natural gas were formerly established pursuant to regulation. However, on July 26, 1989, the Natural Gas Wellhead Decontrol Act of 1989 ("Decontrol Act") was enacted, which terminated wellhead price controls on all domestic natural gas on January 1, 1993 and amended the NGPA to remove completely by January 1, 1993 price and nonprice controls for all "first sales" of natural gas, which will include all sales by OEDC of its own production. Consequently, sales of OEDC's natural gas currently may be made at market prices, subject to applicable contract provisions. FERC's jurisdiction over natural gas transportation was unaffected by the Decontrol Act.

     FERC also regulates interstate natural gas transportation rates and service conditions, which affect the marketing of natural gas produced by OEDC, as well as the revenues received by OEDC for sales of such natural gas. Since the latter part of 1985, FERC has endeavored to make interstate natural gas transportation more accessible to gas buyers and sellers on an open and nondiscriminatory basis. FERC's efforts have significantly altered the marketing and pricing of natural gas. Commencing in April 1992, FERC issued Order 636, which, among other things, requires interstate pipelines to "restructure" their services to provide transportation separate or "unbundled" from the pipelines' sales of gas. Also, Order 636 requires interstate pipelines to provide open-access transportation on a basis that is equal for all gas supplies. Order 636 has been implemented through decisions and negotiated settlements in individual pipeline services restructuring proceedings. In many instances, the result of Order 636 and related initiatives have been to substantially reduce or eliminate the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only storage and transportation services. FERC has issued final orders in virtually all pipeline restructuring proceedings, and has now commenced a series of one year reviews to determine whether refinements are required regarding the implementation by individual pipelines of Order 636. In July 1996, the United States Court of Appeals for the District of Columbia Circuit largely upheld Order 636.

     The DIGS and the MPGGS have been operated as gas gatherers exempt from FERC's jurisdiction under the NGA, until September 1, 1997. All of the existing DIGS with the exception of the 13-mile leg from Mobile 73 to the Coden metering station remains nonjurisdictional gathering. The balance of the DIGP facilities became jurisdictional transmission activity on September 1, 1997. In February 1996, FERC issued a Statement of Policy concerning gas gathering on the Outer Continental Shelf (the "OCS"). FERC reaffirmed its so-called "modified primary function" test as appropriate to determine whether a gas pipeline operating on the OCS is subject to its jurisdiction as an interstate transporter or exempt from its jurisdiction as a gatherer. The modified primary function test examines several criteria, including (1) the length and diameter of the pipeline; (2) the location of wells along all or part of the pipeline system;
(3) the location of compressors and processing plants on the system; (4) the extension of the pipeline beyond the central point in the field, (5) the pipeline's geographic configuration; and (6) the operating pressure of the line. Other factors (e.g., the business of the pipeline's owners) may also be examined. In its Statement of Policy, FERC stated for the first time it would presume that pipeline operations in OCS water depths of 200 meters or greater were exempt gathering facilities, up to the point of potential connection with an interstate pipeline.

     DIGP is subject to regulation of its gathering operations under the Outer Continental Shelf Lands Act (the "OCSLA"). This statute requires DIGP, among other things, to provide OCS gas producers with open and non-discriminatory access to its gathering system and to charge non-discriminatory rates. OEDC does not believe a determination that additional portions of DIGP are subject to FERC jurisdiction would have a material adverse effect on OEDC's operations. See "-- Natural Gas Gathering--Extensions and Expansions."

     Although Order 636 does not regulate natural gas production operations, and OEDC believes Order 636 is not applicable to DIGP's gathering operations, FERC has stated that Order 636 is intended to foster increased competition within all phases of the natural gas industry. It is unclear what impact, if any, increased competition within the natural gas industry under Order 636 will have on OEDC and its natural gas marketing efforts. Although Order 636 could provide OEDC with additional market access and more fairly applied transportation services rates, terms and conditions, it could also subject OEDC to more restrictive pipeline imbalance tolerances and greater penalties for violation of those tolerances. OEDC does not believe, however, that it will be affected by any action taken with respect to Order 636 materially differently than other natural gas producers and marketers with which it competes.

     FERC has recently announced its intention to reexamine certain of its transportation-related policies, including the appropriate manner for setting rates for new interstate pipeline construction, the manner in which interstate pipeline shippers may release interstate pipeline capacity under Order 636 for resale in the secondary market, and the use of negotiated and market-based rates and terms and conditions for interstate gas transmission. While any resulting FERC action would affect OEDC only indirectly, FERC's stated intention is to further enhance competition in natural gas markets.

     Additional proposals and proceedings that might affect the natural gas industry are considered from time to time by Congress, FERC, state regulatory bodies and the courts. OEDC cannot predict when or if any such proposals might become effective, or their effect, if any, on the operations of OEDC or DIGP. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by FERC and Congress will continue indefinitely into the future.

     OFFSHORE LEASING

     OEDC conducts certain operations on federal oil and gas leases, which the MMS administers. The MMS issues such leases through competitive bidding. These leases contain relatively standardized terms and require compliance with detailed MMS regulations and orders pursuant to the OCSLA, which are subject to change by the MMS. For offshore operations, lessees must obtain MMS approval for exploration, development and production plans prior to the commencement of such operations. In addition to permits required from other agencies (such as the Coast Guard, the Army Corps of Engineers and the Environmental Protection Agency), lessees must obtain a permit from the MMS prior to the commencement of drilling. The MMS has promulgated regulations requiring offshore production facilities located on the OCS to meet stringent engineering and construction specifications, and has recently proposed additional safety-related regulations concerning the design and operating procedures for OCS production platforms and pipelines. The MMS also has issued regulations restricting the flaring or venting of natural gas, and has recently proposed to amend such regulations to prohibit the flaring of liquid hydrocarbons and oil without prior authorization. Similarly, the MMS has promulgated other regulations governing the plugging and abandonment of wells located offshore and the removal of all production facilities. To cover the various obligations of lessees on the OCS, the MMS generally requires that lessees post substantial bonds or other acceptable assurances that such obligations will be met. The cost of such bonds or other surety can be substantial and there is no assurance that OEDC will be able to obtain bonds or other surety in all cases. See "--Environmental Matters."

     OIL SALES AND TRANSPORTATION RATES

     Sales of crude oil, condensate and gas liquids by OEDC are not regulated and are made at market prices. The price OEDC receives from the sale of these products is affected by the cost of transporting the products to market. Effective as of January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which would generally index such rates to inflation, subject to certain conditions and limitations. These regulations could increase the cost of transporting crude oil, liquids and condensate by pipeline. These regulations are subject to pending petitions for judicial review. OEDC is not able to predict with certainty what effect, if any, these regulations will have on it, but other factors being equal, the regulations may tend to increase transportation costs or reduce wellhead prices for such commodities.

     SAFETY REGULATION

     OEDC's gathering operations are subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement, and management of facilities. Pipeline safety issues have recently been the subject of increasing focus in various political and administrative arenas at both the state and federal levels. In addition, the major federal pipeline safety law is subject to change this year as it is considered for reauthorization by Congress. For example, federal legislation addressing pipeline safety issues has been introduced, which, if enacted, would establish a federal "one call" notification system. Additional pending legislation would, among other things, increase the frequency with which certain pipelines must be inspected, as well as increase potential civil and criminal penalties for violations of pipeline safety requirements. OEDC believes its operations, to the extent they may be subject to current gas pipeline safety requirements, comply in all material respects with such requirements. OEDC cannot predict what effect, if any, the adoption of this or other additional pipeline safety legislation might have on its operations, but the industry could be required to incur additional capital expenditures and increased costs depending upon future legislative and regulatory changes.

     ENVIRONMENTAL MATTERS

     OEDC's oil and natural gas exploration, development, production and pipeline gathering operations are subject to stringent federal, state and local laws governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental departments, such as the Environmental Protection Agency ("EPA"), issue regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial civil and criminal penalties for failure to comply. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling, production and pipeline gathering activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, frontier and other protected areas, require some form of remedial action to prevent pollution from former operations, such as plugging abandoned wells, and impose substantial liabilities for pollution resulting from OEDC's operations. In addition, these laws, rules and regulations may restrict the rate of oil and natural gas production below the rate that would otherwise exist. The regulatory burden on the oil and gas industry increases the cost of doing business and consequently affects its profitability. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, disposal or clean-up requirements could adversely affect OEDC's operations and financial position, as well as the oil and gas industry in general. While management believes that OEDC is in substantial compliance with current applicable environmental laws and regulations and OEDC has not experienced any material adverse effect from compliance with these environmental requirements, there is no assurance that this will continue in the future.

     CERCLA, also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances at the site where the release occurred. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants into the environment. Furthermore, although petroleum, including crude oil and natural gas, is exempt from CERCLA, at least two courts have ruled that certain wastes associated with the production of crude oil may be classified as "hazardous substances" under CERCLA and thus such wastes may become subject to liability and regulation under CERCLA. State initiatives to further regulate the disposal of oil and natural gas wastes are also pending in certain states, and these various initiatives could have a similar impact on OEDC.

     OPA currently requires persons responsible for "offshore facilities" to establish $150 million in financial responsibility to cover environmental cleanup and restoration costs likely to be incurred in connection with an oil spill in the waters of the United States. On September 10, 1996 Congress passed legislation that would lower the financial responsibility requirement under OPA to $35 million, subject to increase to $150 million if a formal risk assessment indicates the increase is warranted. The impact of any legislation is not expected to be any more burdensome to OEDC than it will be to other similarly situated companies involved in oil and gas exploration and production.

     OPA imposes a variety of additional requirements on "responsible parties" for vessels or oil and gas facilities related to the prevention of oil spills and liability for damages resulting from such spills in waters of the United States. The "responsible parties" include the owner or operator of an onshore facility, pipeline, or vessel or the lessee or permittee of the area in which an offshore facility is located. OPA assigns liability to each responsible party for oil spill removal costs and a variety of public and private damages from oil spills. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill is caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If a party fails to report a spill or to cooperate fully in the cleanup, liability limits likewise do not apply. OPA establishes a liability limit for offshore facilities (including pipelines) of all removal costs plus $75 million. Few defenses exist to the liability for oil spills imposed by OPA. OPA also imposes other requirements on facility operators, such as the preparation of an oil spill contingency plan. Failure to comply with ongoing requirements or inadequate cooperation in a spill event may subject a responsible party to civil or criminal enforcement actions.

     In addition, the OCSLA authorizes regulations relating to safety and environmental protection applicable to lessees and permittees operating in the OCS. Specific design and operational standards may apply to OCS vessels, rigs, platforms, pipelines, vehicles and structures. Violations of lease conditions or regulations issued pursuant to OCSLA can result in substantial civil and criminal penalties, as well as potential court injunctions curtailing operations and the cancellation of leases. Such enforcement liabilities can result from either governmental or private prosecution.

     The Federal Water Pollution Control Act ("FWPCA") imposes restrictions and strict controls regarding the discharge of produced waters and other oil and gas wastes into navigable waters. Permits must be obtained to discharge pollutants into state and federal waters. The FWPCA and analogous state laws provide for civil, criminal and administrative penalties for any unauthorized discharges of oil and other hazardous substances in reportable quantities and, along with the OPA, may impose substantial potential liability for the costs of removal, remediation and damages. State water discharge regulations and the federal (NPDES) permits prohibit or are expected to prohibit within the next year the discharge of produced water and sand, and some other substances related to the oil and gas industry, into coastal waters. Although the costs to comply with zero discharge mandates under federal or state law may be significant, the entire industry will experience similar costs and OEDC believes that these costs will not have a material adverse impact on OEDC's financial conditions and operations. Some oil and gas exploration and production facilities are required to obtain permits for their storm water discharges. Costs may be incurred in connection with treatment of wastewater or developing storm water pollution prevention plans.

     RCRA, as amended, generally does not regulate most wastes generated by the exploration and production of oil and gas. RCRA specifically excludes from the definition of hazardous waste "drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy." However, these wastes may be regulated by EPA or state agencies as solid waste. Moreover, ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes, and waste compressor oils, may be regulated as hazardous waste. Pipelines used to transfer oil and gas may also generate some hazardous wastes. Although the costs of managing solid and hazardous waste may be significant, OEDC does not expect to experience more burdensome costs than similarly situated companies involved in oil and gas exploration and production.

     The Clean Air Act Amendments of 1990 required the EPA to promulgate regulations for the control of air pollution from certain OCS sources. Those regulations impose requirements on operators of affected OCS facilities, including the possible need to obtain operating permits. Monitoring, reporting, notification, inspections, compliance requirements, and other provisions may also apply to OCS facilities. Failure to comply with these regulations will subject a facility to civil or criminal enforcement actions.

Legal Proceedings

     OEDC, David B. Strassner (OEDC's President and a director), Douglas H. Kiesewetter (OEDC's Executive Vice President and a director) and David R. Albin (a director), as well as NGP (OEDC's largest stockholder), the managing underwriters of OEDC's initial public offering and an analyst from each of the managing underwriters, have been named as defendants in a suit styled Eric Barron and Edward C. Allen, On Behalf of Themselves and all Others Similarly Situated, v. David B. Strassner, Douglas H. Kiesewetter, David R. Albin, Natural Gas Partners, L.P., David Garcia, John J. Myers, Offshore Energy Development Corporation, Morgan Keegan & Company, Inc. and Principal Securities, Inc., which was filed October 20, 1997, in the Texas State District Court of Harris County,
Texas, 270th Judicial District.   The suit seeks class certification on behalf
of certain holders of OEDC Common Stock, excluding the defendants and holders related to or affiliated with the defendants. The suit alleges generally that the defendants wrongfully made false or misleading statements or omissions relating to OEDC's business and prospects in the course of OEDC's initial public offering and subsequent thereto. The suit seeks rescission of sales of OEDC common stock and unspecified monetary damages, including punitive damages.

     OEDC is a defendant in a suit styled H.E. (Gene) Holder, Jr. and Dan H. Montgomery v. Offshore Energy Development Corporation, which was filed in 1995 alleging that the idea, design and location of the DIGS, which OEDC developed as an intrastate gas gatherer regulated by FERC under Section 311 of the NGPA was a confidential trade secret owned by the plaintiffs which had been revealed to OEDC during confidential discussions in furtherance of a proposed joint venture. The plaintiffs further alleged that OEDC made misrepresentations regarding its intention to form a joint venture with the plaintiffs in order to obtain the confidential information and to induce the plaintiffs into executing a confidentiality agreement which thereafter prevented the plaintiffs from further pursuing the project independently. The plaintiffs also alleged that OEDC orally agreed to form a joint venture and that OEDC breached its fiduciary duties to the plaintiffs. As a consequence, the plaintiffs alleged "millions of dollars in profits" as actual damages and also sought the award of unspecified punitive damages, attorneys' fees, pre- and post-judgment interest and costs of suit.

     On March 10, 1997, OEDC filed a motion for summary judgment as to all of the plaintiffs' claims. Subsequently, the plaintiffs amended their petition, dropping their claims of misrepresentation and conversion of trade secrets and adding a claim of alleged fraudulent inducement to execute a covenant not to compete. Further, the plaintiffs specified that they seek $6.5 million in actual damages and punitive damages of five times the amount of actual damages. OEDC denies the plaintiffs' claims and expects to file another motion for summary judgment based on the plaintiffs' amended petition. Although a decision adverse to OEDC in this litigation could have a material adverse effect on OEDC's financial condition and results of operation, OEDC does not believe that the final resolution of this case will result in a material liability to OEDC.

SELECTED FINANCIAL DATA OF OEDC

     The following table sets forth selected consolidated historical financial data for OEDC as of and for each of the periods indicated. The financial data are derived from the audited financial statements of OEDC. Prior to August 31, 1992, the financial data reflect the operations of Offshore Energy Development Corporation, a Texas corporation, a predecessor of OEDC. From August 31, 1992 through November 6, 1996, the financial data reflects the consolidated operations of OEDC Partners, L.P. and OEDC, Inc., predecessors of OEDC. The following data should be read in conjunction with "Management's Discussion and Analysis of OEDC's Financial Condition and Results of Operations," which includes a discussion of the acquisition or sales of oil and gas producing properties and investments in partnerships and other factors materially affecting the comparability of the information presented, and OEDC's consolidated financial statements and notes thereto included elsewhere herein.

                                                                                                               NINE MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                        ----------------------------------------------------  --------------------
                                                          1992       1993       1994       1995       1996      1996       1997
                                                        ---------  ---------  ---------  ---------  --------  ---------  ---------
                                                                        (in thousands, except per share amounts)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues:
    Exploration and production.........................  $ 2,116   $  1,744   $  5,513   $  6,169   $ 9,835   $  7,214   $  7,033
    Pipeline operating and marketing...................      886        358        358        166     1,014        718        823
    Equity in earnings (loss) of equity
     investments.......................................       --       (255)        (3)       497        53         43         83
    Gain on sales of oil and gas properties or
     partnership investments, net......................       --         --     13,655         --    10,661     10,661         61
                                                         -------   --------   --------   --------   -------   --------   --------
       Total revenues..................................    3,002      1,847     19,523      6,832    21,563     18,636      8,000
                                                         -------   --------   --------   --------   -------   --------   --------
  Expenses:
    Operations and maintenance.........................      745        570      1,410      2,210     1,972      1,521      1,650
    Exploration charges................................       36         32      2,231        405     2,297        919      5,157
    Depreciation, depletion and amortization...........    1,941        355      2,112      5,501     4,898      3,876      4,042
    Abandonment expense................................       --         59      2,735         84     1,301        216        577
    General and administrative.........................      785      1,725      2,359      2,192     2,325      1,623      2,483
                                                         -------   --------   --------   --------   -------   --------   --------
       Total expenses..................................    3,507      2,741     10,847     10,392    12,793      8,155     13,909
                                                         -------   --------   --------   --------   -------   --------   --------
  Interest income (expense) and other:
    Interest expense...................................     (975)      (228)      (590)    (1,651)     (783)      (709)      (153)
    Preferential payments by subsidiaries..............       --         --     (1,431)        --        --         --         --
    Interest income and other..........................      (63)      (226)       317        123       (94)       (41)     1,046
                                                         -------   --------   --------   --------   -------   --------   --------
       Total interest income (expense) and
         other.........................................   (1,038)      (454)    (1,704)    (1,528)     (877)      (750)       893
                                                         -------   --------   --------   --------   -------   --------   --------
  Net income (loss) before income taxes................   (1,543)    (1,348)     6,972     (5,088)    7,893      9,731     (5,016)
  Net income (loss)....................................   (1,543)    (1,348)     6,945     (5,067)    6,450      9,726     (3,572)
                                                         -------   --------   --------   --------   -------   --------   --------
  Preference unit payments and accretion of
    discount...........................................       --       (731)      (585)    (1,142)   (2,617)    (1,333)        --
                                                         -------   --------   --------   --------   -------   --------   --------
  Income (loss) available to common
    unitholders and stockholders.......................  $(1,543)  $ (2,079)  $  6,360   $ (6,209)  $ 3,833   $  8,393   $ (3,572)
  Net income (loss) per share..........................  $ (0.31)   $ (0.41)  $   1.26   $  (1.23)  $  0.68   $   1.66   $  (0.41)
Weighted average shares outstanding....................    5,052      5,052      5,052      5,052     5,602      5,052      8,702
CONSOLIDATED STATEMENT OF CASH FLOWS
 DATA:
  Net cash provided by (used in):
    Operating activities...............................    1,666     (1,546)     2,833       (383)    2,011      3,745      9,979
    Investing activities...............................   (3,425)   (10,017)    21,133    (16,626)    1,334      7,066    (35,723)
    Financing activities...............................    2,826     14,381    (19,550)     9,305    14,352    (10,639)     9,360
OTHER CONSOLIDATED FINANCIAL DATA:
  Capital expenditures.................................    3,700     10,993     18,418     15,965     9,997      4,492     34,222

                                                                                                          NINE MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                        ------------------------------------------------  ------------------
                                                          1992      1993     1994      1995       1996      1996      1997
                                                        --------  --------  -------  ---------  --------  --------  --------
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD
 END):
 Cash and cash equivalents...........................   $ 1,080   $ 3,997   $ 8,414  $    710    $18,408  $   882   $ 2,024
 Working capital (deficiency)........................    (6,875)    1,036     4,807   (12,834)    15,654     (635)   (2,027)
 Property, plant and equipment, net..................    14,146    23,626     9,599    20,108     25,703   18,618    45,452
 Total assets........................................    16,828    30,952    20,035    25,170     50,941   24,518    57,288
 Total long term debt (less current portion).........        --    20,238     5,969        --         --    2,500     8,800
 Capital lease payable-noncurrent....................        --       474       309       832        462      741       366
 Redeemable preference units, net of
  discount...........................................     6,500     6,500     6,500    10,294         --   10,824        --
 Stockholders' equity (deficit)......................       971    (1,091)    2,192    (2,117)    41,571    6,277    37,999

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OEDC'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with OEDC's consolidated financial statements and the notes thereto included elsewhere herein.

Overview

     OEDC was formed for the purpose of becoming the holding company for OEDC, Inc. and OEDC Partners, L.P. pursuant to the terms of an Agreement and Plan of Reorganization dated August 30, 1996 (the "Combination"). Under the terms of the Combination, which was consummated on November 6, 1996, OEDC (i) acquired all of the outstanding capital stock of OEDC, Inc. previously owned by OEDC management and by NGP, (ii) acquired by merger 50% of the common limited partnership units of OEDC Partners, L.P. from the Texas corporation having the same name as OEDC, and (iii) acquired 50% of the common units of OEDC Partners, L.P. held by NGP and certain of its employees. OEDC completed an initial public offering (the "Offering") of 3,650,000 shares of OEDC's Common Stock contemporaneously with the consummation of the Combination.

Results of Operations

     NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997.

     Income. Total income for OEDC decreased by $10,636,000 (57%) from $18,636,000 in the nine months ended September 30, 1996 to $8,000,000 in the nine months ended September 30, 1997. The higher income amount in the first three quarters of 1996 was primarily attributable to OEDC's sale of all but a one percent general partnership interest in DIGP, which resulted in a gain of $10,827,000.

     Exploration and production revenue decreased $181,000 (3%) from $7,214,000 in the nine months ended September 30, 1996 compared to $7,033,000 in the nine months ended September 30, 1997. Production volumes decreased from 3.63 Bcf to
3.43 Bcf (a 6% decrease) in the nine months ended September 30, 1996 and 1997, respectively. The slight production decrease was attributable to expected production declines at OEDC's Mobile area 959 cluster and South Timbalier 162 B7 well, which were partially offset by increased production volumes from OEDC's successful drilling efforts at North Padre Island A59 and Viosca Knoll 35. The Viosca Knoll 35 well (100% working interest) commenced production in August 1997 and the North Padre Island A59 A5 well (60.6% working interest) commenced production in August 1997. The decrease in production volume was positively impacted by slightly higher average natural gas prices. Average natural gas prices received (inclusive of hedging) were $1.99 per Mcf in the nine months ended September 30, 1996 compared to $2.05 per Mcf in the nine months ended September 30, 1997 (a 3% increase).

     Pipeline operating and marketing income increased by $105,000 (15%) from $718,000 for the nine month period ended September 30, 1996 to $823,000 for the nine month period ended September 30, 1997. OEDC receives a management fee of $188,000 per quarter for operating the DIGS. Effective late September, 1997, OEDC elected to resign as operator of the DIGS no later than December 1, 1997. A portion of the DIGS was recently determined to be regulated by FERC, and in connection with the regulated status, the compliance and reporting burden will increase significantly. Therefore, OEDC deemed it appropriate to resign as operator to pursue other opportunities. However, OEDC will remain as the manager of commercial development and construction and will receive $275,000 per year for these duties compared to the $750,000 per year OEDC has received as operator of the system. OEDC will perform these duties for a minimum of two years. OEDC receives a management fee of $188,000 per quarter for operating the DIGS. OEDC also markets third-party gas on a limited basis. Marketing revenue received in the first three quarters of 1997 was $260,000.

     Expenses. Total expenses increased by $5,754,000 (71%) from $8,155,000 for the first three quarters of 1996 to $13,909,000 for the first three quarters of 1997.

     Operations and maintenance expense increased moderately for the first three quarters of 1997 at $1,650,000 compared to $1,521,000 for the first three quarters of 1996 (an 8% increase). In general, a significant portion of operations expense is fixed and, therefore, does not fluctuate from period to period as changes occur in production volume and prices received for those volumes. However, operation expenses increased, as expected, as a result of the second well at North Padre A59 and Viosca Knoll 35 coming online in the third quarter of 1997. Average operations and maintenance expense per Mcf were $.42 per Mcf in the nine months ended September 30, 1996 compared to $.48 per Mcf in the nine months ended September 30, 1997 (a 14% increase).

     Exploration charges increased $4,238,000 from $919,000 in the first three quarters of 1996 to $5,157,000 in the first three quarters of 1997. The major component of the 1997 increase was attributable to first quarter 1997 charges relating to dry hole expenses of $3,675,000, of which $3,473,000 relates to OEDC's unsuccessful attempts to repair and sidetrack out of the existing South Timbalier 162 B6 non-producing wellbore. An additional $220,000 in dry hole expense relates to the Viosca Knoll block 80 dry hole that was drilled in fourth quarter of 1996, as OEDC received additional invoices in the first quarter of 1997 relating to the drilling of that well. Also contributing to the increase were additional seismic related charges of $1,103,000 in the first nine months of 1997 compared to seismic charges of $371,000 in the comparable period in 1996. The 1997 expenditures consisted of geological consulting, seismic data and processing for areas offshore Louisiana and Texas covering blocks acquired by OEDC in a Federal lease sale. As a result of OEDC's use of the successful efforts method of accounting, OEDC expenses rather than capitalizes geological and seismic costs.

     Although natural gas production volumes decreased by 6% for the nine months ended September 30, 1997 compared to the same period in 1996, OEDC's DD&A decreased by $166,000 (4%). OEDC's average DD&A rates per Mcf of production were $1.07 per Mcf and $1.18 per Mcf for the first three quarters of 1996 and 1997, respectively (a 10% increase). The increase in average DD&A rate per Mcf was a function of new production coming on line that had a high finding cost per Mcf compared to previously existing production. The higher finding cost is partially the result of increased day rates for drilling rigs, boats and equipment used by OEDC to drill and develop wells.

     Abandonment expense increased 167% from $216,000 in the first nine months of 1996 to $577,000 in the first nine months of 1997. OEDC incurred cash abandonment expense of $104,000 relating to the previous abandonment of OEDC's Eugene Island 163 block platform, $277,000 of abandonment expense associated with the previously noted South Timbalier 162 B6 well and abandonment accruals of $196,000 in the first three quarters of 1997. This compares to actual cash abandonment expense of $147,000 relating to the above noted Eugene Island 163 platform and abandonment accruals of $69,000 in the first three quarters of 1996.

     General and administrative expenses increased $860,000 (53%) from $1,623,000 for the nine months ended September 30, 1996 to $2,483,000 for the nine months ended September 30, 1997. The increase was primarily the result of additional staffing combined with annual compensation increases that occurred in the fourth quarter of 1996. The additional staffing is representative of OEDC's increase in scope of operations. Other factors leading to the 1997 increase were various costs associated with OEDC's status as a public company and increased insurance costs. Average general and administrative expenses per Mcf were $.45 per Mcf in the nine months ended September 30, 1996 compared to $.72 per Mcf in the nine months ended September 30, 1997 (a 60% increase).

     Interest Income (Expense). OEDC incurred net interest expense (net of interest income) of $750,000 for the first three quarters of 1996 compared to net interest income of $131,000 for the comparable period in 1997. The net interest expense in the first three quarters of 1996 primarily represented interest paid to an affiliate of Enron relating to borrowings utilized for working capital and hedging needs. OEDC's net interest income in the first three quarters of 1997 compared to a net interest expense in the first three quarters of 1996 was the result of paying off all outstanding debt after the Offering in November, 1996 coupled with increased interest income from increased cash balances following the Offering. OEDC had other income of $762,000 in the second quarter of 1997 resulting from a settlement of disputed mineral rights.

     Net Income (Loss). OEDC had net income before income taxes of $9,731,000 in the first three quarters of 1996 compared to a net loss of $5,016,000 in the first three quarters of 1997. The net loss in the 1997 period was primarily the result of the above noted dry hole cost during early 1997. Net income (loss) after giving effect to income taxes and tax benefits was net income of $9,726,000 in the first three quarters of 1996 compared to a net loss of $3,572,000 for the first three quarters of 1997.

     Income (loss) available to common unit holders and stockholders, which gives effect to preference unit payments and accretion of discount, was net income of $8,393,000 in the nine month period ended September 30, 1996 compared to a net loss of $3,572,000 in the nine month period ended September 30, 1997. In the fourth quarter of 1996, OEDC redeemed all of the outstanding preference units of OEDC Partners, L.P. with proceeds of the Offering. Therefore, in periods after the fourth quarter of 1996 all net income will be available to common stockholders.

     During the first three quarters of 1996, OEDC made preference payments to NGP totaling $803,000. OEDC began accreting the $2 million discount of preference units following the purchase of additional preference units by NGP in 1995. The accretion of discount was $530,000 in the nine months ended September 30, 1996. As OEDC redeemed all preference units outstanding following the Offering, OEDC will not incur accretion of discount charges nor will preference payments have to be made.

     1996 COMPARED TO 1995

     Income. Total income increased $14,732,000 (216%) from $6,832,000 in 1995 to $21,564,000 in 1996. Exploration and production revenue increased $3,666,000 (59%) from $6,169,000 in 1995 to $9,835,000 in 1996, primarily as a result of increased production and increases in the price received by OEDC on the sale of its natural gas production. The production increase was primarily attributable to full year production from OEDC's South Timbalier 162 B-7 well. The average natural gas price received (inclusive of hedging) in 1995 was $1.68 per Mcf compared to $2.07 per Mcf in 1996 (a 23% increase).

     OEDC's pipeline operating and marketing income increased $848,000 (511%) from $166,000 in 1995 to $1,014,000 in 1996. The increase was partially attributable to increased monthly management fees received by OEDC for operating the DIGS. Monthly management fees were increased from $5,800 to $44,700 per month in January, 1996 and subsequently increased to $55,000 per month in July, 1996. Total DIGS operator fees received by OEDC increased $472,000 (338%) in 1996 compared to 1995. OEDC increased gas marketing revenue by $376,000 (1,393%) from $27,000 in 1995 to $403,000 in 1996. The increase was primarily attributable to full year production in 1996 from a well in the South Timbalier area where OEDC markets third-party gas.

     OEDC's equity in earnings of equity investments relating to OEDC's interest in DIGP decreased $444,000 (89%) from $497,000 in 1995 to $53,000 in 1996. The decrease is the result of a reduction in OEDC's ownership in DIGP from 25% to 1% in early 1996.

     OEDC's sale of all but a 1% general partnership interest in DIGP resulted in a gain of $10,827,000 in 1996. The gain on sale was offset by a $166,000 loss on sale OEDC realized on the disposition of non-strategic and non-producing acreage.

     Expense. Total expenses increased $2,401,000 (23%) from $10,392,000 in 1995 to $12,793,000 in 1996. Operations and maintenance expense decreased by $238,000 (11%) from $2,210,000 in 1995 to $1,972,000 in 1996. The decrease was primarily due to a $268,000 (80%) reduction in gas transportation charges from $334,000 in 1995 to $66,000 in 1996, as the result of a negotiated gas marketing agreement. In general, a significant portion of operations expense does not fluctuate from period to period as changes occur in production volume and prices received for those volumes, provided that new production facilities are not brought on-line, as was the case in 1996. Therefore, such expenses do not always change proportionately with changes in exploration and production income.

     OEDC's natural gas production volume increased 1.09 Bcf (30%) from 3.67 Bcf in 1995 compared to 4.76 Bcf in 1996. However, OEDC's depreciation, depletion and amortization ("DD&A") decreased by $603,000 (11%) from $5,501,000 in 1995 to $4,898,000 in 1996. OEDC's average DD&A rate per Mcf was $1.50 per Mcf in 1995 compared to $1.03 per Mcf in 1996. The decline in DD&A rate per Mcf was due to increased production in 1996 from OEDC's South Timbalier 162 B-7 well, which had a lower finding cost per Mcf as compared to OEDC's Mobile 959 cluster.

     Exploration charges increased $1,892,000 (467%) from $405,000 in 1995 to $2,297,000 in 1996. In 1996, OEDC drilled a non-commercial well located at Viosca Knoll Block 80 at a cost of $1,336,000 and incurred costs of $89,000 relating to an unsuccessful additional completion attempt made by OEDC in a producing South Timbalier well. OEDC increased expenditures on geological and seismic data by $511,000 (587%) from $87,000 in 1995 to $598,000 in 1996. The geological expenditures in 1996 were primarily related to OEDC's activities in the South Timbalier and Viosca Knoll areas.

     Abandonment expenses increased $1,217,000 (1,449%) from $84,000 in 1995 to $1,301,000 in 1996. OEDC had a Viosca Knoll lease that management deemed uneconomic which expired in late 1996. This lease had a cost basis of $581,000, which was expensed when the lease reached expiration. OEDC also incurred an impairment charge of $422,000 in 1996 related to its interest in a South Timbalier well. An impairment charge is an amount by which the actual development cost of a well exceeds the expected future revenues from that well. An abandonment charge of $148,000 was incurred in 1996 as a result of final resolution of a vendor dispute relating to a 1995 platform abandonment.

     Interest Expense. Interest expense decreased by $868,000 (53%) from $1,651,000 in 1995 to $783,000 in 1996. During 1995 and 1996, OEDC paid interest to an affiliate of Enron Corp. ("Enron") relating to a combination term and revolving credit facility. The term portion of the credit facility bore interest at 15% per annum and the revolving portion bore interest at a floating rate equal to 2.5% above the applicable prime rate. During early 1996, OEDC repaid all amounts outstanding under the term portion and one-half of the amount outstanding under the revolving portion. OEDC also paid $116,000 of interest charges to an Enron affiliate relating to a delayed swap settlement in early 1996. Total interest paid to Enron decreased by $987,000 (63%) from $1,576,000 in 1995 to $589,000 in 1996.

     OEDC replaced the Enron revolving credit facility in August 1996 with a revolving credit facility from Union Bank of California N.A. ("Union Bank") with an interest rate of LIBOR plus 2.5%. During 1996, $61,000 in interest was paid on the Union Bank credit facility. Following OEDC's initial public offering in November 1996, OEDC repaid all amounts outstanding under the credit facility. Other interest paid in 1996 of $133,000 primarily consisted of interest on leased equipment and short-term vendor financings.

     Net Income (Loss), Income (Loss) Available To Common Unit Holders And Stockholders And Preference Unit Payments. OEDC incurred a net loss of $5,067,000 in 1995 compared to net income of $6,450,000 in 1996. The net income in 1996 was primarily attributable to the gain realized on the previously discussed sale of OEDC's interest in DIGP.

     Income (loss) available to common unit holders and stockholders, which gives effect to preference unit payments and accretion of discount, was a loss of $6,209,000 in 1995 and net income of $3,833,000 in 1996. In November 1996,
OEDC redeemed all of the outstanding preference units of OEDC Partners, L.P. with proceeds of the Offering. Therefore, in future periods all income will be available to common stockholders.

     During 1995 OEDC made preference payments to NGP totaling $848,000 compared to $911,000 in 1996 (a 7% increase). OEDC began accreting the $2 million discount on preference units following the purchase of additional preference units by NGP in 1995. The accretion of discount was $294,000 in 1995 compared to $1,706,000 in 1996.

     1995 COMPARED TO 1994

     Income. Total income decreased $12,691,000 (65%) from $19,523,000 in 1994 to $6,832,000 in 1995. Exploration and production revenue increased $656,000 (12%), primarily as a result of increased natural gas prices, while production volumes in 1995 decreased slightly from 3.69 Bcfe in 1994 to 3.67 Bcfe produced in 1995. Production declines associated with the disposition of the Mobile 822 cluster during the second quarter of 1994 were largely offset by the addition of Mobile 959/960 in the second quarter of 1995 and the addition of the South Timbalier 162 B-7 well in October 1995. The average natural gas price received (inclusive of hedging) in 1994 was $1.50 per Mcf compared to $1.68 per Mcf in 1995, representing a 12% increase.

     OEDC's pipeline operating and marketing income decreased $192,000 from 1994 to 1995 as a result of decreased pipeline construction activity.

     Equity earnings in DIGP increased from a loss of $3,000 in 1994 to positive earnings of $497,000 in 1995 as a result of increased throughput in the DIGS.

     OEDC sold its interest in the Mobile 822 cluster during second quarter 1994 at a gain of $13,655,000, which was the primary reason OEDC reported net income in 1994 as compared to its net loss in 1995.

     Expenses. Total expenses decreased $456,000 (4%) from $10,848,000 in 1994 to $10,392,000 in 1995. Operations and maintenance charges increased by $800,000 (57%) from $1,410,000 in 1994 to $2,210,000 in 1995. In 1995 two new properties, the Mobile 959/960 cluster and the South Timbalier B-7, were brought on production, while in 1994 no new properties were brought on production. The start-up of these wells resulted in additional expense for personnel, transportation and supplies. Also, OEDC incurred marketing charges in 1995 due to unused firm transportation charges in the Mobile area.

     Exploration charges decreased by $1,826,000 (82%) from $2,231,000 in 1994 to $405,000 in 1995, due principally to OEDC recording a dry hole charge of $1,586,000 relating to the Viosca Knoll 79 well in 1994 and the absence of a similar charge in 1995. Expense relating to seismic data acquisition and processing declined by $559,000 from $645,000 in 1994 to $87,000 in 1995. In 1994, seismic work was being done on the Mobile 959/960 cluster, while in 1995 no new projects were being developed that involved new seismic expenditure. During 1995, OEDC paid $318,000 in lease rentals on acreage acquired in 1994.

     OEDC's DD&A expense increased $3,389,000 (160%) from $2,112,000 in 1994 to $5,501,000 in 1995 as a result of the commencement of production of the Mobile 959/960 cluster, which had a higher finding cost per Mcfe than OEDC's reserves producing in 1994. The DD&A charge in 1994 was $.57 per Mcfe compared to $1.50 Mcfe in 1995.

     Abandonment expense declined $2,651,000 (97%) from $2,735,000 in 1994 to $84,000 in 1995 as the result of a charge of $2,264,743 relating to the abandonment of OEDC's Eugene Island 163 platform in 1994. This platform was not able to resume production because of water encroachment in the wellbore during a routine shut-in due to a hurricane. Other abandonment charges and accruals were approximately $471,000 in 1994.

     Interest Expense And Preferential Payments. In 1994, OEDC made preferential payments of $1,431,000 to affiliates of Enron to meet non-recurring partnership obligations. Of this amount, $1,300,000 was a non-cash capital account adjustment compensating Enron for the cost of capital advanced to DIGP.

     Interest expense increased $1,061,000 (180%) from $590,000 in 1994 to $1,651,000 in 1995. In 1994, OEDC paid the ECT Affiliate $350,000 in interest under a term and revolving credit facility, as compared to $744,000 and $802,000 under the term and revolver portions of the credit facility, respectively, in 1995. The term portion of the credit facility was used to partially fund OEDC's development in the Mobile 959/960 cluster and bore interest at a rate of 15% per annum. The revolver was used for general corporate purposes and bore interest at a rate equal to the applicable prime rate plus 2.5%. In 1994, NGP provided OEDC a short-term working capital bridge facility. Borrowings under the NGP facility bore interest at 15% per annum and $175,000 was paid to NGP during 1994 under this facility. This loan was repaid in 1994. In 1995, OEDC incurred $75,000 in miscellaneous interest charges.

     Net Income (Loss), Income (Loss) Available to Common Unit Holders And Stockholders And Preference Unit Payments. OEDC recorded 1994 net income of $6,945,000 compared to a net loss of $5,067,000 in 1995 as a result of the 1994 sale of its interest in the Mobile 822 cluster. Income (loss) available to common unit holders and stockholders, which gives effect to preference unit payments and accretion of discount, was income of $6,360,000 for 1994 compared to a loss of $6,209,000 in 1995. In 1994, OEDC paid $585,000 in preference unit payments to NGP, which represents a nine percent coupon on NGP's preference units. This increased to $1,142,000 in 1995, due to NGP's purchase of additional preference units in August 1995 and due to the five months of accretion of the $2 million discount associated with the preference units purchased.

Liquidity and Capital Resources

     SUMMARY

     OEDC's cash position decreased by $16,383,000 during the first three quarters of 1997. This decrease is primarily the result of OEDC's ongoing investment in oil and gas drilling and development activities.

     Net cash provided by operating activities was $9,979,000 for the nine months ended September 30, 1997, as compared to $3,745,000 for the same period in 1996. The cash provided by operating activities was significantly greater in the first three quarters of 1997 as compared to the first three quarters of 1996 as a result of ordinary changes in current assets and liabilities creating a source of cash of $1,220,000, a change in oil and gas partnership interest in the South Dauphin II Limited Partnership of $5,645,000 (which was offset by a similar amount as investment in oil and gas properties) and $3,971,000 in dry hole expense, primarily relating to OEDC's South Timbalier 162 B-6 well, which is added back to net income for purposes of calculating cash provided by operating activities, but is ultimately a use of cash as dry hole expense is considered a capital expenditure.

     Net cash utilized in investing activities was $35,723,000 in the nine months ended September 30, 1997 compared to $7,066,000 of cash that was provided from investing activities in the nine months ended September 30, 1996. The first three quarters of 1997 use of cash represents OEDC's continued investment in various oil and gas projects. The cash provided in the first three quarters of 1996 was the result of selling all but one percent of OEDC's general partnership interest in DIGP and selling a non-strategic lease block, generating $11,340,000 from these transactions.

     Financing activities provided $9,360,000 of cash in the first nine months of 1997 as a result of borrowings under OEDC's line of credit. During the comparable period in 1996, OEDC utilized $10,639,000 which primarily consisted of principal repayment to Enron on outstanding loans.

     In the event the cash flows from OEDC's operating activities and credit available under its credit facility described below are not sufficient to fund development costs, or results from drilling are not as successful as anticipated, OEDC will either curtail its drilling or seek additional financing to assist in its drilling activities. No assurance may be given that OEDC will be able to obtain such additional financing. If OEDC is required to curtail its drilling activities, its ability to develop and expand its prospect inventory, as well as its earnings and cash flow from exploration and production activities, will be adversely affected.

     OEDC intends to continue its efforts to acquire additional acreage if and when these opportunities become available. Any such acquisition or related drilling on such acquisition could require additional borrowings under OEDC's credit facility or additional debt or equity financing. No assurance may be given that OEDC will be able to obtain such additional funds.

     WORKING CAPITAL

     OEDC had a working capital deficit of $2,027,000 as of September 30, 1997. The September 30, 1997 working capital deficit is primarily the result of continued investment in drilling projects and oil and gas properties. OEDC periodically has experienced substantial working capital deficits. OEDC has incurred substantial expenditures for the acquisition and development of capital assets either on vendor open accounts payable or under short-term financings. OEDC has been able to refinance the accounts payable balances by including them in line of credit and longer-term project financings. Generally, capital investments in properties have converted to cash or generated borrowing capacity rapidly enough to finance OEDC's working capital deficits. At September 30, 1997, OEDC had $9,500,000 outstanding under its credit facility. On November 7, 1997, OEDC increased its lines of credit to $16,000,000.

     FINANCING ACTIVITIES

     OEDC budgeted a total of $38.6 million for capital expenditures in 1997. During the first nine months of 1997, OEDC made capital expenditures of approximately $34.2 million. Given the dynamic nature of OEDC's business, management considers it possible that actual capital expenditures in 1997 could exceed the previously budgeted amount. OEDC believes that borrowings under the existing credit facility described below and cash flows generated from operations will be sufficient to fund these expenditures. However, no assurance may be given as to the adequacy of these sources.

     Credit Facility. On November 7, 1997, OEDC increased its existing line of credit. The revised credit facility is a 23 month line of credit with Union Bank of California, N.A. Borrowing under the line of credit may not exceed at any time the lesser of $30 million or the borrowing base (computed with reference to OEDC's oil and gas reserves and other assets) as determined by the bank in its sole discretion. The borrowing base may be redetermined quarterly. On November 7, 1997, the borrowing base was redetermined to be $16,000,000 and there was $10,500,000 under this facility as of that date. The credit facility will be interest only for the first three months, and then the borrowing base will be reduced by $800,000 per month for the next twelve months, then by $640,000 per month for the succeeding six months and by $450,000 per month for the final two months of the agreement, unless changed by the bank at the time of a borrowing base redetermination. All remaining principal and interest become due on September 30, 1999. Borrowings under this facility bear interest at a rate equal to, at OEDC's option, either the bank's reference rate plus .25% to 2.5% (depending on amounts outstanding) or LIBOR plus 1.75% to 4.0% (depending on amounts outstanding). There was $9,500,000 outstanding under the credit agreement as of September 30, 1997.

     The credit facility contains restrictive covenants imposing limitations of the incurrence of indebtedness, the sale of properties, payment of dividends, mergers or consolidations, capital expenditures, transactions with affiliates, making loans, and investments outside the ordinary course of business. The facility requires that OEDC maintain at the subsidiary level certain minimum financial ratios, including a current ratio of at least 1:1 and interest coverage ratio on 2.5:1. In addition, the weighted average maturity of indebtedness incurred on ordinary terms to vendors, suppliers and others supplying goods and services to OEDC in the ordinary course of business may not exceed 60 days. The credit facility requires OEDC to maintain a certain volume of hedging contracts in effect during the term of the credit facility.

     Indebtedness under the credit facility is secured by a first lien upon substantially all of the properties owned by OEDC Exploration and Production, L.P. and by the pledge of OEDC's limited partnership interests in SDPII and its general partnership interest in DIGP. All assets not subject to a lien in favor of the lender are subject to a negative pledge, with certain exceptions.

     South Dauphin II Limited Partnership OEDC and an affiliate of Enron ("ECT Affiliate") formed SDPII to fund drilling and development, with OEDC generally responsible for costs in excess of budgeted amounts. The financing of SDPII is non-recourse to OEDC's other assets. Pursuant to the terms of the partnership agreement, the ECT Affiliate receives 85% of the net cash flows from the subject wells (provided a minimum payment schedule is met) until it has been repaid all of its original investment plus a 15% pre-tax rate of return ("Payout"). Once Payout has occurred, the ECT Affiliate's interest will decrease to 25% and OEDC's interest will increase to 75%. SDPII has the option to prepay the ECT Affiliate's investment and accelerate the ownership change. If such prepayment is from financing activities instead of cash flow from operations, OEDC is required to make an additional payment to the ECT Affiliate equal to 10% of the ECT Affiliate's net investment (funds advanced less distributions received) and five percent of the unfunded portion of the ECT Affiliate's commitment. Under the terms of a letter agreement between OEDC and the ECT Affiliate, the parties funded essential repairs on two wells in 25%/75% proportions. Initial revenues from those wells will be shared 25%/75% until the repair costs are recovered with a 10% rate of return. Thereafter, sharing ratios will revert to the arrangement described above.

     During July 1997 OEDC and its Board of Directors elected not to prepay the ECT Affiliate's investment and accelerate the SDPII Payout as previously planned. The Board of Directors concluded such an investment by OEDC would be imprudent unless substantial production history indicates that the acceleration of SDPII Payout is financially attractive.

Hedging Activities

     OEDC continues to utilize financial futures to hedge its natural gas production. In the first nine months of 1996, total natural gas income decreased by $1,076,000 compared to a decrease of $823,000 for the first nine months of 1997 as a result of OEDC's hedging position. As of September 30, 1997, OEDC had
 .65 Bcf hedged from September 1997 through December 1997 at an average price of $2.14 per Mcf. In August 1997, OEDC entered into a participating price collar on
1.2 Bcf of natural gas for the period of December 1997 through March 1998. Under the terms of the participating price collar, OEDC receives the actual price on volumes hedged if the actual price is between $2.20 and $2.76 per Mcf; if the actual price is less than $2.20 per Mcf, OEDC receives $2.20; and if actual prices are above $2.76, then OEDC receives $2.76 plus 50% of the amount above $2.76 per Mcf. OEDC estimates that as of September 30, 1997, the cost to unwind its hedged position was approximately $805,000. Although hedging reduces OEDC's susceptibility to declines in the sales prices of its natural gas production, it also prevents OEDC from receiving the full benefit of any increases in the sales prices of such production. Further, significant reductions in production at times when OEDC's production is hedged could require OEDC to make payments under the hedge agreements in the absence of offsetting income.

     NATURAL GAS BALANCING

     It is customary in the natural gas industry for various working interest partners to produce more or less than their entitlement share of natural gas from time to time. OEDC's net overproduced position at September 30, 1997 was 74,735 Mcf. Under the terms of typical natural gas balancing agreements, the underproduced party can take a certain percentage, typically 25% to 50% of the overproduced party's entitled share of gas sales in future months to eliminate such imbalance. During the make-up period, the overproduced party's cash flow will be adversely affected.


     EFFECTS OF INFLATION

     OEDC's results of operations and cash flow are affected by changing oil and gas prices. Increases in oil and gas prices often result in increased drilling activity, which in turn increases the demand for and cost of exploration and development. Thus, increased prices may generate increased revenue without necessarily increasing profitability. These industry market conditions have been far more significant determinants of OEDC earnings than have macroeconomic factors such as inflation, which has had only minimal impact on OEDC activities in recent years. While it is impossible to predict the precise effect of changing prices and inflation on future OEDC operations, the short-lived nature of OEDC's gas reserves makes it more possible to match development costs with predictable revenue streams than would long-lived reserves. No assurance can be given as to OEDC's future success at reducing the impact of price changes on OEDC's operating results.

     RECENT ACCOUNTING PRONOUNCEMENTS

     Effective December 1997, OEDC will be required to adopt Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS"). FAS No. 128 introduces the concept of basic earnings per share, which represents net income divided by the weighted average common shares outstanding without the dilutive effects of common stock equivalents (options, warrants, etc.). Diluted earnings per share, giving effect for common stock equivalents, will be reported when FAS No. 128 is adopted in the fourth quarter of 1997. The impact of adopting FAS No. 128 is anticipated to be immaterial.

     Effective December 1997, OEDC will be required to adopt FAS No. 129, "Disclosure of Information about Capital Structure" FAS No. 129 requires that all entities disclose in summary form within the financial statements the pertinent rights and privileges of the various securities outstanding. An entity is to disclose within the financial statements the number of shares issued upon conversion, exercise or satisfaction of required conditions during at least the most recent annual fiscal period and any subsequent interim period presented. Other special provisions apply to preferred and redeemable stock. OEDC's adoption of FAS No. 129 in the fourth quarter of 1997 is not expected to have a material impact on reported results.

     In June 1997, the FASB issued FAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components. The components of comprehensive income refer to revenues, expenses, gains and losses that are excluded from net income under current accounting standards, including unrecognized foreign currency translation items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. FAS No. 130 requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement displayed in equal prominence with the other financial statements; the total of other comprehensive income for a period is required to be transferred to a component of equity that is separately displayed in a statement of financial position at the end of an accounting period. FAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997, at which time OEDC will adopt the provisions. OEDC does not expect SFAS 130 to have a material effect on reported results.

     In June 1997, FASB issued Statement of Financial Accounting Standards
No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the way public enterprises are to report information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is effective for periods beginning after December 15, 1997, at which time OEDC will adopt the provisions. OEDC does not expect SFAS 131 to have a material effect on its reported results.

MANAGEMENT

     The following table sets forth certain information with respect to the directors and executive officers of OEDC:

         NAME                    AGE            POSITION
         ----                    ---            --------

     David B. Strassner........  39   President and Class I Director
     Douglas H. Kiesewetter....  44   Executive Vice President, Chief Operating
                                      Officer and Class II Director
     R. Keith Anderson.........  43   Vice President and Class III Director
     Joseph L. Savoy, Jr.......  46   Vice President -- Engineering
     Matthew T. Bradshaw.......  31   Vice President and Treasurer
     David R. Albin............  38   Class III Director
     R. Gamble Baldwin.........  74   Class I Director
     G. Alan Rafte.............  43   Class II Director

     David B. Strassner has served as President and a director of OEDC since its formation in January 1988. For two years prior to forming OEDC, Mr. Strassner was an independent explorationist specializing in the Gulf of Mexico. For five years prior to that time, Mr. Strassner was a geophysicist employed by Amoco Production Company. Mr. Strassner is a director of Gulf Coast Bank and Trust, New Orleans, Louisiana, and God's World Publications, Asheville, North Carolina.

     Douglas H. Kiesewetter has served as Executive Vice President, Chief Operating Officer and a director of OEDC since its formation in January 1988. From June 1984 through October 1987, Mr. Kiesewetter was an executive officer of Cartex Corporation, a high technology company in the computer media business co-founded by Mr. Kiesewetter. Serving as Chief Financial Officer for the first year, Mr. Kiesewetter thereafter served as President of the start-up company. Mr. Kiesewetter also has served as Chairman (1979 to present) of Christian Community Foundation, a charitable foundation founded by Mr. Kiesewetter, and as President (1975-present) of CSA Financial Services, an international consulting firm founded by Mr. Kiesewetter, initially specializing in financial planning for closely-held business and high net worth individuals and since 1987 operating as an employee leasing company from which OEDC has obtained its employees.

     R. Keith Anderson has served as Vice President and a director of OEDC since 1989. Prior to that time Mr. Anderson served as Vice President (1988-1989) of Endevco, Inc. in charge of managing an independent marketing division, and as President, Chief Executive Officer and a director (1987-1988) of Stellar Gas Company, an independent natural gas marketer founded by Mr. Anderson.

     Joseph L. Savoy, Jr. has served as Vice President of Engineering since May 1994. Mr. Savoy began his career with Amoco Production Company, where he worked in drilling, completions, operations, reservoir engineering and construction. From March 1989 to May 1994 Mr. Savoy was Chief Engineer for Operators and Consulting Services, Inc., a firm providing contract consulting services to the oil and gas industry, where he was assigned in 1991 to work on OEDC's account.

     Matthew T. Bradshaw joined OEDC in 1993 and serves as Vice President of Finance. Prior to joining OEDC, he worked as an energy banker from 1990 to 1992 with Hibernia Bank and from 1992 to 1993 with First National Bank of Commerce, each in New Orleans, Louisiana.

     David R. Albin has been a director of OEDC since September 1992. Since 1988, Mr. Albin has been a manager of the NGP investment funds, which were organized to make direct equity investments in the North American oil and gas industry. He is currently responsible for co-managing NGP's investment portfolios. Mr. Albin serves as a director of Titan and Petroglyph Energy, Inc.

     R. Gamble Baldwin has been a director of OEDC since September 1992. Since November 1988, he has been the general partner of G.F.W. Energy, L.P. ("GFW"), the general partner of Natural Gas Partners, L.P. He is also involved in the management of the other NGP investment funds. Mr. Baldwin has been a member of the International Advisory Board of Creditanstalt Bankverein, Vienna, Austria, since 1982, and a director of Coflexip Stena Offshore, a provider of industrial technology oilfield equipment and service, since 1993.

          G. Alan Rafte was elected to the Board of Directors of OEDC in August 1996 For more than the past five years, Mr. Rafte has been a partner in the law firm of Bracewell & Patterson, L.L.P., specializing in energy law and finance.

EXECUTIVE COMPENSATION AND OTHER MATTERS

          The following table sets forth certain summary information concerning the compensation paid by OEDC for the fiscal years ended December 31, 1996 and 1995 to its President and the other executive officers of OEDC whose salary and bonus received from OEDC for services rendered during such years exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                       COMPENSATION
                                                  ANNUAL COMPENSATION                     AWARDS
                                          ------------------------------------          ----------
                                                                                          SHARES
                NAME AND                                              OTHER ANNUAL      UNDERLYING          ALL OTHER
           PRINCIPAL POSITION             YEAR   SALARY      BONUS    COMPENSATION      OPTIONS (#)       COMPENSATION
----------------------------------------  ----  ---------    -----    ------------      -----------      ---------------
David B. Strassner......................  1996   $139,423    $  --     $  --            120,000              --
 President and Chief Executive Officer    1995    125,000       --        --                --               --
Douglas H. Kiesewetter..................  1996   $139,423    $  --     $  --            120,000              --
 Executive Vice President                 1995    125,000       --        --                --               --
R. Keith Anderson.......................  1996   $139,423    $  --     $  --            120,000              --
 Vice President                           1995    125,000       --        --                --               --
Joseph L. Savoy, Jr.....................  1996   $118,808    $  --     $  --             40,000 (1)          --
 Vice President                           1995    112,000       --        --                --               --

________________

(1) In addition, in connection with OEDC's reorganization completed in November 1996, Mr. Savoy received options to purchase 121,180 shares of OEDC Common Stock in exchange for previously granted options to purchase securities of one of OEDC's predecessors.

Option Grants

     The following table provides certain information concerning options to purchase Common Stock granted during the fiscal year ended December 31, 1996 to the four executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                    POTENTIAL REALIZED VALUE AT
                                                                                      ASSUMED ANNUAL RATES OF
                                                                                     STOCK PRICE APPRECIATION
                                                INDIVIDUAL GRANTS                         FOR OPTION TERM
                                -------------------------------------------------   ---------------------------
                                NUMBER OF     % OF TOTAL
                                SECURITIES     OPTIONS      EXERCISE
                                UNDERLYING    GRANTED TO    OR BASE
                                 OPTIONS     EMPLOYEES IN    PRICE     EXPIRATION
     NAME                        GRANTED (#) FISCAL YEAR     ($/SH)       DATE         5% ($)          10% ($)
-------------------------       ----------   ------------   --------   ----------   --------       ----------
David B. Strassner ......          120,000          22.22%     12.00     11/01/06   $905,760       $2,295,000
Douglas H. Kiesewetter ..          120,000          22.22%     12.00     11/01/06    905,760        2,295,000
R. Keith Anderson .......          120,000          22.22%     12.00     11/01/06    905,760        2,295,000
Joseph L. Savoy, Jr. ....           40,000           7.41%     12.00     11/01/06    301,920          765,000

_____________

(1) In addition, in connection with OEDC's reorganization completed in November 1996, Mr. Savoy received options to purchase 121,180 shares of Common Stock in exchange for previously granted options to purchase securities of one of OEDC's predecessors. Such options are exercisable for $3.61 per share and expire on May 1, 2004.

     The following table provides certain information concerning exercises of options to purchase Common Stock during the fiscal year ended December 31, 1996 by the four executive officers named in the Summary Compensation Table and the value of such officers' unexercised options at December 31, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

                                                         NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                        OPTIONS AT FY-END (#)           AT FY-END ($)
                                                      --------------------------  ----------------------------
                             SHARES
                          ACQUIRED ON      VALUE
          NAME            EXERCISE (#)  REALIZED ($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
------------------------  ------------  ------------  -----------  -------------  -----------  ---------------
                                                                                     (DOLLARS IN THOUSANDS)
David B. Strassner .....        0             0              0        120,000           0          390,000
Douglas H. Kiesewetter .        0             0              0        120,000           0          390,000
R. Keith Anderson ......        0             0              0        120,000           0          390,000
Joseph L. Savoy, Jr. ...        0             0            72,708      88,472        846,321       694,214

Compensation Committee Interlocks and Insider Participation

     David R. Albin, a director of OEDC, serves as a member of the compensation committee of the OEDC Board. Mr. Albin owns a limited partnership interest in the general partner of NGP, which, as of September 30, 1997, owned 4,767,407 shares (14.0%) of the outstanding Titan Common Stock and 2,209,460 shares (25.4%) of the outstanding OEDC Common Stock. Mr. Albin is one of the four managing members of the general partner of NGP II and also own limited partnership interests in NGP II's general partner. As of September 30, 1997, NGP II owned 5,000,777 shares (14.7%) of the outstanding Titan Common Stock. Mr. Albin, who disclaims beneficial ownership of Titan Common Stock owned by NGP II, beneficially owns 115,772 shares of Titan Common Stock and 52,596 shares of OEDC Common Stock.

     OEDC is party to a Registration Rights Agreement with NGP and certain of its affiliates, including Mr. Albin. Pursuant to the Registration Rights Agreement, on three separate occasions commencing on the first anniversary of the effective date of OEDC's initial registration statement under the securities laws, the holders of at least 35% of the shares of OEDC Common Stock held by NGP and certain affiliates, including Mr. Albin may require OEDC to register shares held by them under applicable securities laws provided that the shares to be registered have an estimated aggregate offering price to the public of at least $3,000,000. However, if after two such registrations, NGP continues to own shares of OEDC Common Stock, NGP may require OEDC to effect the third such registration regardless of its percentage ownership. The Registration Rights Agreement also provides that NGP and certain of its affiliates, including Mr. Albin (and, for two years after the effective date of OEDC's initial registration statement under the securities laws, certain other stockholders) have "piggyback" registration rights pursuant to which such persons may include shares of OEDC Common Stock held by them in certain registrations initiated by OEDC; provided, that in an underwritten registered offering, if the underwriters determine that the number of shares requested to be included in the registration exceeds the number that the underwriters believe can be sold, OEDC will be given first priority and the persons requesting piggyback registration will be allowed to include shares pro rata based on the number of shares each such person requested to be included. The Registration Rights Agreement provides for customary indemnity by OEDC in favor of persons including shares in a registration pursuant to the Registration Rights Agreement, and by such persons in favor of OEDC, with respect to information to be included in the relevant registration statement.

     In consideration of NGP's agreement to terminate its rights under (i) the Registration Rights Agreement referred to in the preceding paragraph and (ii) the Registration Rights Agreement among Carrollton, NGP and certain other stockholders, Titan has agreed with NGP to use its best efforts to prepare, file and have declared effective within 180 days of consummation of the Merger a shelf registration statement registering for resale the 1,391,959 shares of Titan Common Stock to be received by NGP in the Merger and 357,486 shares of Titan Common Stock to be received by NGP in the anticipated acquisition of Carrollton. One half of these shares will remain subject to lock-up agreements with Titan until one year after consummation of the Merger. Titan has also agreed to include in the same shelf registration shares of Titan Common Stock that Mr. Albin will receive in the Merger.

     OEDC and NGP are parties to a Financial Advisory Services Agreement effective as of April 1, 1996 pursuant to which OEDC engaged NGP to serve as financial advisor with respect to the public offering process. The agreement expires on earlier of (i) the dissolution of OEDC Partners, L.P., a subsidiary of OEDC and (ii) the later of (y) the date that representatives of NGP no longer serve on the board of directors of OEDC, and (z) the second anniversary of the closing date of the first issuance of securities by OEDC in a public offering. In consideration of its services NGP receives an annual fee of $15,000 for each representative of NGP that serves on the Board of Directors of OEDC (currently two), and an annual fee of $30,000 commencing as of the date of consummation of the first public issuance of securities by OEDC and continuing for a two-year period. Pursuant to the Voting Agreement, NGP has agreed to terminate the Financial Advisory Services Agreement (except for indemnification provision thereunder) upon consummation of the Merger. Assuming that the Financial Advisory Services Agreement does not terminate and NGP continues to have two representatives on the Board of Directors of OEDC, during the two-year period beginning November 6, 1996 (the date of the consummation of OEDC's initial public offering), NGP will be paid $60,000 per year.

     OEDC made preference unit payments to NGP of $585,000, $847,500 and $911,087 in 1994, 1995 and 1996, respectively, in respect of the Preference Units in OEDC Partners, L.P. held by NGP. In November 1996, OEDC redeemed all of the outstanding Preference Units with $12 million of the net proceeds of OEDC's initial public offering.

     G. Alan Rafte, a director of OEDC, also serves as a member of the compensation committee. Mr. Rafte is a partner in Bracewell & Patterson, L.L.P., a law firm retained by OEDC during 1994, 1995, 1996 and 1997 and counsel to OEDC in the Merger.

CERTAIN TRANSACTIONS

     Pursuant to the Merger Agreement, Titan has agreed to acquire OEDC by merging Titan Sub with and into OEDC. As of September 30, 1997, NGP owned 4,767,407 shares (14.0%) of the outstanding Titan Common Stock and 2,209,460 shares (25.4%) of the outstanding OEDC Common Stock. R. Gamble Baldwin, a director of OEDC, is the general partner of GFW, the general partner of NGP. Messrs. Albin and Hersh own limited partnership interests in GFW. Messrs. Albin, Baldwin and Hersh are three of the four managing members of the general partner of NGP II and also own limited partnership interests in NGP II's general partner. As of September 30, 1997, NGP II owned 5,000,777 shares (14.7%) of the outstanding Titan Common Stock. In addition to the shares of Titan Common Stock and OEDC Common Stock owned by NGP, Mr. Baldwin directly owns 9,100 shares and 35,041 shares of Titan and OEDC, respectively. Messrs. Albin and Hersh, who disclaim beneficial ownership of Titan Common Stock owned by NGP II, beneficially own 115,772 shares and 67,381 shares, respectively, of Titan Common Stock and 52,596 shares and 49,012 shares, respectively, of OEDC Common Stock. Although OEDC informed Messrs. Albin and Baldwin from time to time of the general status of negotiations with Titan and, likewise, Titan informed Mr. Hersh of the general status of negotiations with OEDC, none of these individuals participated in such negotiations or the deliberations of the board of either company in reviewing and approving the Merger.

     OEDC is party to a Registration Rights Agreement with NGP and certain of its affiliates, including Messrs. Albin and Baldwin, and Messrs. Strassner, Kiesewetter and Anderson. Pursuant to the Registration Rights Agreement, on three separate occasions commencing on the first anniversary of the effective date of OEDC's initial registration statement under the securities laws, the holders of at least 35% of the shares of OEDC Common Stock held by NGP and certain affiliates, including Messrs. Albin and Baldwin, and Messrs. Strassner, Kiesewetter and Anderson may require OEDC to register shares held by them under applicable securities laws provided that the shares to be registered have an estimated aggregate offering price to the public of at least $3,000,000. However, if after two such registrations, NGP continues to own shares of OEDC Common Stock, NGP may require OEDC to effect the third such registration regardless of its percentage ownership. The Registration Rights Agreement also provides that NGP and certain of its affiliates, including Messrs. Albin and Baldwin, and Messrs. Strassner, Kiesewetter and Anderson (and, for two years after the effective date of OEDC's initial registration statement under the securities laws, certain other stockholders) have "piggyback" registration rights pursuant to which such persons may include shares of OEDC Common Stock held by them in certain registrations initiated by OEDC; provided, that in an underwritten registered offering, if the underwriters determine that the number of shares requested to be included in the registration exceeds the number that the underwriters believe can be sold, OEDC will be given first priority and the persons requesting piggyback registration will be allowed to include shares pro rata based on the number of shares each such person requested to be included. The Registration Rights Agreement provides for customary indemnity by OEDC in favor of persons including shares in a registration pursuant to the Registration Rights Agreement, and by such persons in favor of OEDC, with respect to information to be included in the relevant registration statement.

     In consideration of NGP's agreement to terminate its rights under (i) the Registration Rights Agreement referred to the preceding paragraph and (ii) the Registration Rights Agreement among Carrollton, NGP and certain other stockholders, Titan has agreed with NGP to use its best efforts to prepare, file and have declared effective within 180 days of consummation of the Merger a shelf registration statement registering for resale the 1,391,959 shares of Titan Common Stock to be received by NGP in the Merger and 357,486 shares of Titan Common Stock to be received by NGP in the anticipated acquisition of Carrollton. One half of these shares will remain subject to lock-up agreements with Titan until one year after consummation of the Merger. Titan has also agreed to include in the same shelf registration shares of Titan Common Stock that Messrs. Albin, Baldwin and Hersh will receive in the Merger.

     OEDC and NGP are parties to a Financial Advisory Services Agreement effective as of April 1, 1996 pursuant to which OEDC engaged NGP to serve as financial advisor with respect to the public offering process. The agreement expires on earlier of (i) the dissolution of OEDC Partners, L.P., a subsidiary of OEDC and (ii) the later of (y) the date that representatives of NGP no longer serve on the board of directors of OEDC, and (z) the second anniversary of the closing date of the first issuance of securities by OEDC in a public offering. In consideration of its services NGP receives an annual fee of $15,000 for each representative of NGP that serves on the Board of Directors of OEDC (currently two), and an annual fee of $30,000 commencing as of the date of consummation of the first public issuance of securities by OEDC and continuing for a two-year period. Pursuant to the Voting Agreement, NGP has agreed to terminate the Financial Advisory Services Agreement (except indemnification provisions thereunder) upon consummation of the Merger. Assuming that the Financial Advisory Services Agreement does not terminate and NGP continues to have two representatives on the Board of Directors of OEDC, during the two-year period beginning November 6, 1996 (the date of the consummation of OEDC's initial public offering), NGP will be paid $60,000 per year.

     OEDC made preference unit payments to NGP of $585,000, $847,500 and $911,087 in 1994, 1995 and 1996, respectively, in respect of the Preference Units in OEDC Partners, L.P. held by NGP. In November 1996, OEDC redeemed all of the outstanding Preference Units with $12 million of the net proceeds of OEDC's initial public offering.

     Historically, all of OEDC's employees were provided by CSA Financial Services, Inc. ("CSA"). CSA is wholly owned by Douglas H. Kiesewetter, Executive Vice President, Chief Operating Officer and a director of OEDC. The employees were provided to OEDC by CSA at cost. OEDC made payments to CSA aggregating $1,064,818, $1,197,281 and $1,304,107 during 1994, 1995 and 1996, respectively.
OEDC believes that its arrangement with CSA was on terms no less favorable than could be obtained from an unaffiliated third party. This arrangement was terminated on December 31, 1996.

     G. Alan Rafte, a director of OEDC, is a partner in Bracewell & Patterson, L.L.P., a law firm retained by OEDC during 1994, 1995, 1996 and 1997 and counsel to OEDC in the Merger.

           BENEFICIAL OWNERSHIP OF TITAN, OEDC AND TITAN POST MERGER

     The following table sets forth certain information as of September 30, 1997 with respect to the beneficial ownership of Titan Common Stock, OEDC Common Stock and Titan Common Stock after giving effect to the Merger, as the case may be, of the (i) directors and named executive officers, (ii) executive officers and directors as a group, and (iii) holders of 5% or more of such securities.

                                                                     SHARES BENEFICIALLY
                                                                            OWNED
                                                                     --------------------
NAME OF BENEFICIAL OWNER                                               NUMBER    PERCENT
------------------------                                             ----------  --------
                                 TITAN COMMON STOCK
Directors and Named Executive Officers (1):
  Jack D. Hightower (2)........................................       3,834,210    10.98%
  George G. Staley (3).........................................         768,662     2.23%
  Rodney L. Woodard (4)........................................         168,721         *
  David R. Albin (5) (6).......................................         115,772         *
  Kenneth A. Hersh (5).........................................          67,381         *
  William J. Vaughn, Jr. (7)...................................         345,041     1.02%
Executive Officers and Directors as a Group (11 persons) (8)...       5,825,702    16.20%
Holders of Five Percent or More Not Named Above
  Natural Gas Partners II, L.P. (9)............................       5,000,777    14.73%
     777 Main Street, Suite 2700
     Forth Worth, Texas 76102
  R. Gamble Baldwin (5) (10)...................................       4,776,507    14.07%
     1130 Park Avenue
     New York, New York 10128
  Natural Gas Partners, L.P. (11)..............................       4,767,407    14.04%
     777 Main Street, Suite 2700
     Fort Worth, Texas 76102
Enron Corp. and Joint Energy Development Investments Limited
Partnership (12)...............................................       3,423,194    10.08%
     1400 Smith Street
     Houston, Texas 77002
                                 OEDC COMMON STOCK
Directors and Named Executive Officers (13)
  David B. Strassner (14)......................................         772,828      8.9%
  Douglas H. Kiesewetter (15)..................................         581,806      6.7%
  R. Keith Anderson (16).......................................         332,036      3.8%
  Joseph L. Savoy, Jr. (17)....................................         104,944      1.2%
  David R. Albin (18)..........................................          52,596         *
  R. Gamble Baldwin (19).......................................       2,244,501     25.8%
  G. Alan Rafte................................................               0       --
Directors and Executive Officers as a Group                           4,088,711     46.6%
Holders of Five Percent or More Not Named Above
  Natural Gas Partners, L.P. (20)..............................       2,209,460     25.4%
     777 Main Street, Suite 2700
     Fort Worth, Texas 76102
                         TITAN COMMON STOCK POST MERGER
Directors and Executive Officers (1):
  Jack D. Hightower (2)........................................       3,834,210     9.49%
  George G. Staley (3).........................................         768,662     1.92%
  Rodney L. Woodard (4)........................................         168,721         *
  David R. Albin (5) (21)......................................         148,907         *
  Kenneth A. Hersh (5).........................................          98,258         *
  William J. Vaughn, Jr. (7)...................................         345,041         *
Executive Officers and Directors as a Group (11 persons) (8)...       5,879,714    14.18%
Holders of 5% or More Not Named Above

                                                                     SHARES BENEFICIALLY
                                                                            OWNED
                                                                     --------------------
NAME OF BENEFICIAL OWNER                                               NUMBER    PERCENT
------------------------                                             ----------  --------
  Natural Gas Partners II, L.P. (9)............................       5,000,777    12.68%
     777 Main Street, Suite 2700
     Forth Worth, Texas 76102
  R. Gamble Baldwin (5) (22)...................................       6,190,541    15.70%
     1130 Park Avenue
     New York, New York 10128
  Natural Gas Partners, L.P. (11) (20).........................       6,159,336    15.62%
     777 Main Street, Suite 2700
     Fort Worth, Texas 76102
  Enron Corp. and Joint Energy Development Investment Limited
     Partnership (12)..........................................       3,423,194     8.68%
       1400 Smith Street
       Houston, Texas 77002

______________

*    Less than 1%.
(1) The business address of each director and executive officer of Titan is c/o Titan Exploration, Inc., 500 West Texas, Suite 500, Midland, Texas 79701.
(2) Includes (i) 2,667,588 shares held by Mr. Hightower, (ii) 199,524 shares held by Mr. Hightower's spouse and children and (iii) 967,098 shares subject to stock options that are exercisable within 60 days.
(3) Includes (i) 199,525 shares held by Mr. Staley and (ii) 569,137 shares subject to stock options that are exercisable within 60 days.
(4) Includes (i) 46,565 shares held by Mr. Woodard and (ii) 122,165 shares subject to stock options that are exercisable within 60 days.
(5) David R. Albin, Kenneth A. Hersh and R. Gamble Baldwin are each managing members of the general partner of NGP II. As such, Mr. Albin, Mr. Hersh and Mr. Baldwin may be deemed to share voting and investment power with respect to the 5,000,777 shares of Titan Common Stock beneficially owned by NGP II. Mr. Albin, Mr. Hersh and Mr. Baldwin disclaim beneficial ownership of such shares, which are not included in the total number of shares reported for each above.
(6)  All of these shares are held in trust for Mr. Albin.
(7) Includes (i) 5,500 shares held by Mr. Vaughn, (ii) 299,287 shares held in trust for Mr. Vaughn and his spouse, and (iii) 40,254 shares held by affiliates of Mr. Vaughn.
(8) Includes 1,975,294 shares that officers and directors as a group have the right to acquire within 60 days through the exercise of options granted pursuant to the initial stock option plan and the 1996 incentive plan.
(9) Based upon information reported in a Schedule 13G dated February 5, 1997 filed by NGP II, G.F.W. Energy II, L.P. ("GFW II") and GFW II, L.L.C. with the Commission. GFW II, L.L.C., as the sole general partner of GFW II, and GFW II, as the sole general partner of NGP II, may each be deemed to be the beneficial owner of all of the 5,000,777 shares of Titan Common Stock beneficially owned by NGP II.
(10) Based upon information reported in a Schedule 13G dated February 5, 1997 filed by R. Gamble Baldwin with the Commission. Mr. Baldwin has sole voting and investment powers with respect to 9,100 shares of common stock he beneficially owns. In addition, Mr. Baldwin may, as the sole general partner of G.F.W. Energy, L.P., the sole general partner of NGP, be deemed to be the beneficial owner of all 4,767,407 shares of Titan common stock beneficially owned by NGP.
(11) Based upon information reported in a Schedule 13G dated February 5, 1997 filed by NGP and G.F.W. Energy, L.P. with the Commission. G.F.W. Energy, L.P., as the sole general partner of NGP, may be deemed to be the beneficial owner of all of the 4,767,407 shares of Titan Common Stock beneficially owned by NGP.
(12) Based upon information reported in a Schedule 13G dated January 20, 1997 filed by Enron Corp. and Joint Energy Development Investments Limited Partnership ("JEDI") with the Commission. The general partner of JEDI is Enron Capital Management Limited Partnership, whose general partner is Enron Capital Corp., an indirect wholly-owned subsidiary of Enron Corp.
(13) The business address of each director and executive officer of OEDC is c/o Offshore Energy Development Corporation, 1400 Woodloch Forest Drive, Suite 200, The Woodlands, Texas 77380.

(14) Includes (i) 100 shares held by Mr. Strassner, (ii) 655,768 shares held in trust by Mr. Strassner and his spouse for their benefit, (iii) 92,960 shares held by Mr. Strassner's spouse as custodian for their minor children and (iv) 24,000 shares subject to stock options that are exercisable within 60 days.
(15) Includes (i) 528,794 shares held in a family limited partnership for the benefit of Mr. Kiesewetter, his spouse and their minor children, (ii) 6,327 shares held by Mr. Kiesewetter as trustee for the benefit of his sister,
     (iii) 22,685 shares held by Mr. Kiesewetter as trustee for the benefit of his mother and (iv) 24,000 shares subject to stock options that are exercisable within 60 days.
(16) Includes (i) 275,130 shares held by Mr. Anderson, (ii) 21,248 shares held by Mr. Anderson's spouse as custodian for their minor children, (iii) 3,886 shares held by Mr. Anderson as trustee for the benefit of his grandmother,
     (iv) 3,886 shares held by Mr. Anderson as trustee for the benefit of his father, (v) 3,886 shares held by Mr. Anderson as trustee for the benefit of his mother and (vi) 24,000 shares subject to stock options that are exercisable within 60 days.
(17) Consists of 104,944 shares issuable upon the exercise of options that are presently exercisable.
(18) Includes (i) 26,298 shares held by Mr. Albin and (ii) 26,298 shares held in trust for the benefit of Mr. Albin.
(19) Based upon information reported in a Schedule 13D/A dated September 17, 1997 filed by R. Gamble Baldwin with the Commission. Includes (i) 35,041 shares held by Mr. Baldwin and (ii) 2,209,460 shares held by NGP, which Mr. Baldwin may be deemed to be the beneficial owner of as the result of his position as the sole general partner of G.F.W. Energy, L.P., the sole general partner of NGP.
(20) Based upon information reported in a Schedule 13D/A dated September 17, 1997 filed by NGP and G.F.W. Energy L.P. with the Commission. G.F.W. Energy L.P., as the sole general partner of NGP, may be deemed to be the beneficial owner of all of the shares of OEDC Common Stock beneficially owned by NGP.
(21) Includes (i) 16,567 shares held by Mr. Albin and (ii) 132,339 shares held in trust for the benefit of Mr. Albin.
(22) Includes (i) 31,175 shares held by Mr. Baldwin and (ii) 6,159,336 shares held by NGP, which Mr. Baldwin may be deemed to be the beneficial owner of as the result of his position as the sole general partner of G.F.W. Energy, L.P., the sole general partner of NGP.

                      DESCRIPTION OF TITAN CAPITAL STOCK

     The authorized capital stock of Titan consists of 60,000,000 shares of Titan Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). Of such authorized shares, 39,427,385 shares of Titan Common Stock will be issued and outstanding upon completion of the Merger, assuming that no OEDC employee stock options are exercised prior to the Merger. As of September 30, 1997, Titan had outstanding 33,945,198 shares of Titan Common Stock and stock options for an aggregate of 3,712,665 shares.

COMMON STOCK

     The holders of Titan Common Stock are entitled to one vote for each share held of record on all matters submitted to the stockholders, and are entitled to cumulate their votes for the election of directors. As a result of such cumulative voting rights, any holder of at least 20% of the outstanding Titan Common Stock will be assured that such holder's nominee will be elected as a director for so long as the Board of Directors of Titan consists of five members. See "Risk Factors--Control by Existing Stockholders." The Certificate of Incorporation of Titan does not allow the stockholders to take action by less than unanimous consent, but the Bylaws of Titan permit the holders of 10% or more of Titan's outstanding Common Stock to call a special meeting of the stockholders not more frequently than once during each calendar year. The affirmative vote of the holders of shares of capital stock representing at least 80% of the outstanding voting power shall be required to amend certain provisions of the Certificate of Incorporation relating to the management of Titan. Each share of Titan Common Stock is entitled to participate equally in dividends, if, as and when declared by Titan's Board of Directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of Preferred Stock. titan has never paid cash dividends on Titan Common Stock. The shares of Titan Common Stock have no preemptive or conversion rights, redemption rights, or sinking fund provisions. The outstanding shares of Common Stock are, and the shares of Titan Common Stock offered hereby upon issuance and sale will be, duly authorized, validly issued, fully paid, and nonassessable.

PREFERRED STOCK

     As of September 30, 1997, Titan has no outstanding Preferred Stock. Titan is authorized to issue 10,000,000 shares of Preferred Stock. Titan's Board of Directors may establish, without stockholder approval, one or more classes or series of Titan Preferred Stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that the Board of Directors may designate. Titan believes that this power to issue Titan Preferred Stock will provide flexibility in connection with possible corporate transactions. The issuance of Titan Preferred Stock, however, could adversely affect the voting power of holders of Titan Common Stock and restrict their rights to receive payments upon liquidation of Titan. It could also have the effect of delaying, deferring or preventing a change in control of Titan. Titan does not currently plan to issue any shares of Titan Preferred Stock.

DELAWARE LAW PROVISIONS

     Titan is a Delaware corporation and is subject to Section 203 of the DGCL. Generally, Section 203 prohibits the Company from engaging in a "business combination" (as defined in Section 203) with an "interested stockholder" (defined generally as a person owning 15% or more of Titan's outstanding voting stock) for three years following the date that person becomes an interested stockholder, unless (a) before that person became an interested stockholder, Titan's Board of Directors approved the transaction in which the interested stockholder or approved the business combination; (b) upon completion of the transaction that resulted in the interested stockholder's becoming a interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of Titan and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by Titan's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

     Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder with the approval of a majority of Titan's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election to succeed such directors by a majority of such directors then in office.

REGISTRATION RIGHTS

     Titan has entered into the Amended and Restated Registration Rights Agreement with Natural Gas Partners, L.P., Natural Gas Partners, II, L.P., Jack Hightower, JEDI, First Union Corporation and Selma International Investment Limited (the "Shareholder Parties"). Pursuant to the Amended and Restated Registration Rights Agreement, on three separate occasions, commencing on the 180th day following the date of Titan's initial registration statement under the securities laws, Shareholder Parties owning at least 35% of the outstanding shares then subject to such agreement may require Titan to register shares held by them under applicable securities laws, provided that the shares to be registered have an estimated aggregate offering price to the public of at least $3,000,000. The Amended and Restated Registration Rights Agreement also provides that the Shareholder Parties have piggyback registration rights pursuant to which such persons may include shares of Titan Common Stock held by them in certain registrations initiated by Titan or by any other holder of Titan's Common Stock. The piggyback rights are subject to customary cutback provisions.

     The Amended and Restated Registration Rights Agreement provides for customary indemnities by Titan in favor of persons including shares in a registration pursuant to the Amended and Restated Registration Rights Agreement, and by such persons in favor of Titan, with respect to information to be included in the relevant registration statement. These registration rights have been waived in connection with this offering and for 180 days after the date of this Prospectus.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for Titan Common Stock is First Union National Bank of North Carolina.


                             PLAN OF DISTRIBUTION

     This Prospectus relates to 8,000,000 shares of Common Stock that may be offered and issued by the Company from time to time in connection with future acquisitions of other businesses or properties, or securities of other businesses, by Titan. This Prospectus, as amended or supplemented, if necessary, also relates to certain shares of Common Stock which may be resold or reoffered by persons who acquired such shares pursuant to this Prospectus.

     Titan intends to concentrate its acquisitions in areas related to the current business of Titan. If the opportunity arises, however, Titan may attempt to make acquisitions that are either complementary to its present operations or which it considers advantageous even though they may be dissimilar to its present activities. The consideration for any such acquisition may consist of shares of Common Stock, cash, notes or other evidences of debt, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between Titan and the owners or controlling persons of businesses or properties to be acquired.

     The shares covered by this Prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of Common Stock under acquisition agreements will generally be determined by direct negotiations with the owners or controlling persons of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or document soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time of agreement on the terms of an acquisition or at or about the time of delivery of the shares.

     It is not expected that underwriting discounts or commissions will be paid by the Company in connection with issuances of shares of Common Stock under this Prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of Common Stock covered by this Prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act.

     The sale of all or a portion of the shares of Common Stock offered hereby by the Selling Stockholders may be effected from time to time on the Nasdaq National Market at prevailing prices at the time of such sales, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholders may sell all or a portion of the shares offered hereby in private transactions or in the over-the-counter market at prices related to the prevailing prices of the shares on the Nasdaq National Market.

     The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be underwriters within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company may agree to indemnify the Selling Stockholders and any underwriter with respect to the shares of Common Stock offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable to contribute toward amounts required to be paid in respect of such liabilities.

     To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any Selling Stockholders, (b) the name of any such broker-dealers, (c) the number of shares involved, (d) the price at which such shares are to be sold, (e) the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable, (f) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (g) other facts material to the transaction.

     There is no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered hereby.

     The Company may agree to pay certain costs and expenses incurred in connection with the registration of the shares of Common Stock offered hereby, except that the Selling Stockholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

     The Company may agree to keep the Registration Statement relating to the offering and sale by the Selling Stockholders of the shares of Common Stock continuously effective until a fixed date or such earlier date as such shares of Common Stock may be resold without registration under the provisions of the Securities Act.

                             SELLING STOCKHOLDERS

     The Selling Stockholders may sell the shares of Common Stock offered hereby from time to time and may choose to sell less than all or none of such shares.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for Titan by Thompson & Knight, P.C., Dallas, Texas.


                                    EXPERTS

     The consolidated financial statements of Titan as of December 31, 1995 and 1996 and for the period March 31, 1995 (date of inception) to December 31, 1995 and the year ended December 31, 1996, the statements of revenues and direct operating expenses for the 1996 Acquisition for the years ended December 31, 1993, 1994, 1995, and the statements of revenues and direct operating expenses for the 1995 Acquisition for the years ended December 31, 1993 and 1994, and the period ended December 11, 1995, have been included in and in this Prospectus and in the Registration Statement in reliance upon the report of

KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     Information relating to Titan's estimated proved reserves of oil and natural gas at December 31, 1996 and the related estimates of future net cash flows and present values thereof included herein has been derived from an engineering report prepared by Williamson Petroleum Consultants, Inc., independent oil and gas consultants, and is included herein in reliance upon the authority of such firm as experts in petroleum engineering.

     The consolidated financial statements of OEDC and its predecessors as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996, have been included in this Prospectus and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     Information relating to OEDC's estimated proved reserves of natural gas at December 31, 1996 and the related estimates of future net cash flows and present values thereof included herein has been derived from an engineering report prepared by Ryder Scott Company, and is included herein in reliance upon the authority of such firm as experts in petroleum engineering.


                         GLOSSARY OF OIL AND GAS TERMS

     The following are abbreviations and definitions of terms commonly used in the oil and gas industry and this report. Unless otherwise indicated in this report, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple. BOEs are determined using the ratio of six Mcf of natural gas to one Bbl of oil.

     "Bbl" means a barrel of 42 U.S. gallons of oil.

     "Bcf" means billion cubic feet of natural gas.

     "Bcfe" means billion cubic feet equivalent, determined using the ratio of 6 Mcf of natural gas to 1 barrel of crude oil, condensate or natural gas liquids.

     "BOE" means barrels of oil equivalent.

     "Completion" means the installation of permanent equipment for the production of oil or gas.

     "Development well" means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

     "Exploratory well" means a well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

     "Gross," when used with respect to acres or wells, refers to the total acres or wells in which the Company has a working interest.

     "Horizontal drilling" means a drilling technique that permits the operator to contact and intersect a larger portion of the producing horizon than conventional vertical drilling techniques and can result in both increased production rates and greater ultimate recoveries of hydrocarbons.

     "MBbls" means thousands of barrels of oil.

     "Mcf" means thousand cubic feet of natural gas.

     "Mcfe" means 1,000 cubic feet equivalent, determined using the ratio of 6 Mcf of natural gas to 1 barrel of crude oil, condensate or natural gas liquids.

     "MMBbls" means millions of barrels of oil.

     "MMBOE" means millions of barrels of oil equivalent on a 6:1 basis.

     "MMbtu" means 1 million British thermal units.

     "MMcf" means million cubic feet of natural gas.

     "MMcfe" means 1 million cubic feet equivalent, determined using the ratio of 6 Mcf of natural gas to 1 barrel of crude oil, condensate or natural gas liquids.

     "Net," when used with respect to acres or wells, refers to gross acres of wells multiplied, in each case, by the percentage working interest owned by the Company.

     "Net production" means production that is owned by the Company less royalties and production due others.

     "Oil" means crude oil or condensate.

     "Operator" means the individual or company responsible for the exploration, development, and production of an oil or gas well or lease.

     "Present Value of Future Revenues" or "PV-10" means the pretax present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with SEC guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

     "Proved developed reserves" means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery will be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

     "Proved reserves" means the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

          i. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and
     (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          ii. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

          iii. Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids that may be recovered from oil shales, coal, gilsonite and other such sources.

     "Proved undeveloped reserves" means reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

     "Recompletion" means the completion for production of an existing well bore in another formation from that in which the well has been previously completed.

     "Reserves" means proved reserves.

     "Reservoir" means a porous and permeable underground formation containing a natural accumulation of producible oils and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

     "Royalty" means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

     "3-D seismic" means seismic data that are acquired and processed to yield a three-dimensional picture of the subsurface.

     "Tertiary recovery" means enhanced recovery methods for the production of oil or gas. Enhanced recovery of crude oil requires a means for displacing oil from the reservoir rock, modifying the properties of the fluids in the reservoir and/or the reservoir rock to cause movement of oil in an efficient manner, and providing the energy and drive mechanism to force its flow to a production well. The Company injects chemicals or energy as required for displacement and for the control of flow rate and flow pattern in the reservoir, and a fluid drive is provided to force the oil toward a production well.

     "Updip" means a higher point in the reservoir.

     "Working interest" means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100% working interest in a lease burdened only by a landowner's royalty of 12.5% would be required to pay 100% of the costs of a well but would be entitled to retain 87.5% of the production.

     "Workover" means operations on a producing well to restore or increase production.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") enables a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its Board of Directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Such a provision may not eliminate or limit the liability of a director (1) for any breach of a director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, (3) for paying an unlawful dividend or approving an illegal stock repurchase (as provided in Section 174 of the DGCL), or (4) for any transaction from which the director derived an improper personal benefit.

  Under Section 145 of the DGCL, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

  In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

  A corporation also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of the corporation, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

  The Registrant's Certificate of Incorporation, as amended, and Bylaws provide that no director of the Registrant will be personally liable to the Registrant or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under
Section 174 of Title 8 of the DGCL nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to the Registrant; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit.

  The Certificate of Incorporation, as amended, and Bylaws provide that the Registrant will indemnify its officers and directors and former officers and directors against any expenses, judgments or settlement payments sustained or paid by such persons as a result of having acted as an officer or director of the Registrant, or, at the request of the Registrant, as an officer, director, agent or employee of another business entity. The Certificate of Incorporation, as amended, and Bylaws further provide that the Registrant may, by action of its Board of

Directors, provide indemnification to employees and agents of the Registrant, individually or as a group, with the same scope and effect as the indemnification of directors and officers.

  The form of Indemnity Agreement contained in Exhibit 10.23 provides for the indemnification in certain instances against liability and expenses incurred in connection with proceedings brought by or in the right of the Registrant or by third parties by reason of a person serving as an officer or director of the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  The following exhibits are filed as part of this Registration Statement:

 NUMBER                                 EXHIBIT
 ------                                 -------
  2.1   --Exchange Agreement and Plan of Reorganization (filed as Exhibit 2.1 to the Registrant's Registration Statement on Form S-1, Registration
          No. 333-14029, and incorporated herein by reference).
  2.2   --Amended and Restated Agreement and Plan of Merger, dated as of
          November 6, 1997, among Titan Exploration, Inc., Titan Offshore, Inc.
          and Offshore Energy Development Corporation (included as Appendix I to the Joint Proxy Statement/Prospectus forming a part of this
          Registration Statement).
  2.3   --Agreement and Plan of Merger, dated as of November 4, 1997, among
          Titan Exploration, Inc., Titan Bayou Bengal Holdings, Inc. and
          Carrollton Resources, L.L.C.
  3.1   --Certificate of Incorporation of Titan Exploration, Inc. (filed as
          Exhibit 3.1 to the Registrant's Registration Statement on Form S-1,
          Registration No. 333-14029, and incorporated herein by reference).
  3.1.1 --Certificate of Amendment of Certificate of Incorporation of Titan
          Exploration, Inc. (filed as Exhibit 3.1.1 to the Registrant's
          Registration Statement on Form S-1, Registration No. 333-14029, and
          incorporated herein by reference).
  3.2   --Bylaws of Titan Exploration, Inc. (filed as Exhibit 3.2 to the
          Registrant's Registration Statement on Form S-1, Registration No. 333-
          14029, and incorporated herein by reference).
  5.1   --Opinion of Thompson & Knight, A Professional Corporation.
  8.1   --Opinion of Thompson & Knight, A Professional Corporation.
 10.1.1 --Amendment No. 1 to the Agreement of Limited Partnership of Titan
          Resources, L.P., dated December 11, 1995, by and among Titan Resources
          I, Inc., as the general partner, and a Majority Interest of the
          Limited Partners (filed as Exhibit 10.1.1 to the Registrant's
          Registration Statement on Form S-1, Registration No. 333-14029, and
          incorporated herein by reference).
 10.1.2 --Amendment No. 2 to the Agreement of Limited Partnership of Titan
          Resources, L.P., dated September 27, 1996, by and among Titan
          Resources I, Inc., as the general partner, and a Majority Interest of the Limited Partners (filed as Exhibit 10.1.2 to the Registrant's
          Registration Statement on Form S-1, Registration No. 333-14029, and
          incorporated herein by reference).
 10.1.3 --Amendment No. 3 to the Agreement of Limited Partnership of Titan
          Resources, L.P., dated September 30, 1996, by and among Titan
          Resources I, Inc., as the general partner, and a Majority Interest of the Limited Partners (filed as Exhibit 10.1.3 to the Registrant's
          Registration Statement on Form S-1, Registration No. 333-14029, and
          incorporated herein by reference).
 10.2   --Amended and Restated Voting and Shareholders Agreement, dated
          December 11, 1995, by and among Titan Resources I, Inc., Jack
          Hightower, Natural Gas Partners, L.P., Natural Gas Partners II, L.P.,
          Joint Energy Development Investments Limited Partnership and First
          Union Corporation (filed as Exhibit 10.2 to the Registrant's
          Registration Statement on Form S-1, Registration No. 333-14029, and
          incorporated herein by reference).

 NUMBER                                 EXHIBIT
 ------                                 -------
 10.3   --Amended and Restated Registration Rights Agreement, dated September
          30, 1996, by and among Titan Exploration, Inc., Jack Hightower,
          Natural Gas Partners, L.P., Natural Gas Partners II, L.P., Joint
          Energy Development Investments Limited Partnership, First Union
          Corporation and Selma International Investment Limited (filed as
          Exhibit 10.3 to the Registrant's Registration Statement on Form S-1,
          Registration No. 333-14029, and incorporated herein by reference).
 10.4   --Financial Advisory Services Contract, dated March 31, 1995, by and between Titan Resources, L.P. and Natural Gas Partners, L.P. and
          Natural Gas Partners II, L.P. (filed as Exhibit 10.4 to the
          Registrant's Registration Statement on Form S-1, Registration No. 333-
          14029, and incorporated herein by reference).
 10.4.1 --First Amendment to Financial Advisory Services Contract, dated
          December 11, 1995, between Titan Resources, L.P., Natural Gas
          Partners, L.P. and Natural Gas Partners II, L.P. (filed as Exhibit
          10.4.1 to the Registrant's Registration Statement on Form S-1,
          Registration No. 333-14029, and incorporated herein by reference).
 10.5   --Employment Agreement, dated September 30, 1996, by and between Titan
          Exploration, Inc., Titan Resources I, Inc. and Jack Hightower (filed as Exhibit 10.5 to the Registrant's Registration Statement on Form S-
          1, Registration No. 333-14029, and incorporated herein by reference).
 10.6.1 --Form of Confidentiality and Non-compete Agreement among Titan
          Resources, L.P., Titan Resources I, Inc. and certain of the
          Registrant's executive officers (filed as Exhibit 10.6.1 to the
          Registrant's Registration Statement on Form S-1, Registration No. 333-
          14029, and incorporated herein by reference).
 10.6.2 --Form of Confidentiality and Non-compete Agreement among the
          Registrant, Titan Resources I, Inc. and certain of the Registrant's executive officers (filed as Exhibit 10.6.2 to the Registrant's
          Registration Statement on Form S-1, Registration No. 333-14029, and
          incorporated herein by reference).
 10.7   --Titan Exploration, Inc. Option Plan (filed as Exhibit 10.8 to the
          Registrant's Registration Statement on Form S-1, Registration No. 333-
          14029, and incorporated herein by reference).
 10.7.1 --Form of Option Agreement (A Option) (filed as Exhibit 10.8.1 to the
          Registrant's Registration Statement on Form S-1, Registration No. 333-
          14029, and incorporated herein by reference).
 10.7.2 --Form of Option Agreement (B Option) (filed as Exhibit 10.8.2 to the
          Registrant's Registration Statement on Form S-1, Registration No. 333-
          14029, and incorporated herein by reference).
 10.7.3 --Form of Option Agreement (C Option) (filed as Exhibit 10.8.3 to the
          Registrant's Registration Statement on Form S-1, Registration No. 333-
          14029, and incorporated herein by reference).
 10.7.4 --Form of Option Agreement (D Option) (filed as Exhibit 10.8.4 to the
          Registrant's Registration Statement on Form S-1, Registration No. 333-
          14029, and incorporated herein by reference).
 10.8   --1996 Incentive Plan (filed as Exhibit 10.9 to the Registrant's
          Registration Statement on Form S-1, Registration No. 333-14029, and
          incorporated herein by reference).
 10.9   --Stock and Unit Purchase Agreement, dated December 11, 1995, by and among Joint Energy Development Investments Limited Partnership, Titan
          Resources I, Inc. and Titan Resources, L.P. (filed as Exhibit 10.10 to the Registrant's Registration Statement on Form S-1, Registration No.
          333-14029, and incorporated herein by reference).
 10.9.1 --Designation Agreement, dated December 11, 1995, by and between Titan
          Resources, L.P. and Joint Energy Development Investments Limited
          Partnership (filed as Exhibit 10.10.1 to the Registrant's Registration
          Statement on Form S-1, Registration No. 333-14029, and incorporated herein by reference).
 10.10  --Stock and Unit Purchase Agreement, dated December 11, 1995, by and among First Union Corporation, Titan Resources I, Inc. and Titan
          Resources, L.P. (filed as Exhibit 10.11 to the Registrant's
          Registration Statement on Form S-1, Registration No. 333-14029, and
          incorporated herein by reference).

 NUMBER                                  EXHIBIT
 ------                                  -------
 10.10.1 --Designation Agreement, dated December 11, 1995, by and between Titan
           Resources, L.P. and First Union Corporation (filed as Exhibit 10.11.1 to the Registrant's Registration Statement on Form
           S-1, Registration No. 333-14029, and incorporated herein by reference).
 10.11   --Advisory Services Contract, dated December 11, 1995, between Titan
           Resources, L.P. and ECT Securities Corp. (filed as Exhibit 10.12 to the Registrant's Registration Statement on Form S-1, Registration No.
           333-14029, and incorporated herein by reference).
 10.12   --Amended and Restated Credit Agreement, dated October 31, 1996, among
           Titan Resources, L.P. and Texas Commerce Bank National Association,
           as Agent, and Financial Institutions now or hereafter parties hereto
           (filed as Exhibit 10.13 to the Registrant's Registration Statement on
           Form S-1, Registration No. 333-14029, and incorporated herein by reference).
 10.12.1 --First Amendment to Amended and Restated Credit Agreement, dated May
           12, 1997, among Titan Resources, L.P., The Chase Manhattan Bank, as
           Administrative Agent, and Financial Institutions now or thereafter parties thereto (filed as Exhibit 10.13.1 to the Registrant's Form
           10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference).
 10.12.2 --Form of Guaranty Agreement among The Chase Manhattan Bank, as
           Administrative Agent, Financial Institutions now or thereafter parties thereto and Titan Exploration, Inc., Titan Resources I, Inc.
           and Titan Resources Holdings, Inc. (filed as Exhibit 10.13.2 to the
           Registrant's Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference).
 10.12.3 --Second Amendment to Amended and Restated Credit Agreement, dated
           August 12, 1997, effective as of April 1, 1997, by and among Titan
           Resources, L.P., The Chase Manhattan Bank, as Administrative Agent,
           and Financial Institutions now or thereafter parties thereto (filed as Exhibit 10.13.3 to the Registrant's Form 10-Q for the quarterly period ended September 30, 1997 and incorporated herein by reference).
 10.13   --Agreement of Sale and Purchase, dated April 19, 1995, between
           Enertex, Inc. and Titan Resources, L.P. (filed as Exhibit 10.14 to the Registrant's Registration Statement on Form S-1, Registration No.
           333-14029, and incorporated herein by reference).
 10.14   --Agreement of Sale and Purchase, dated April 19, 1995, between Staley
           Gas Co., Inc. and Titan Resources, L.P. (filed as Exhibit 10.15 to the Registrant's Registration Statement on Form S-1, Registration No.
           333-14029, and incorporated herein by reference).
 10.15   --Administrative Services Contract, dated March 31, 1995, between
           Staley Operating Co. and Titan Resources, L.P. (filed as Exhibit
           10.16 to the Registrant's Registration Statement on Form S-1,
           Registration No. 333-14029, and incorporated herein by reference).
 10.16   --Services Agreement, dated April 1, 1995, between Titan Resources I,
           Inc. and Titan Resources, L.P. (filed as Exhibit 10.17 to the
           Registrant's Registration Statement on Form S-1, Registration No.
           333-14029, and incorporated herein by reference).
 10.17   --Office Lease Agreement, dated April 10, 1997, between Fasken Center,
           Ltd. and Titan Exploration, Inc.
 10.18   --Purchase and Sale Agreement, dated October 12, 1995, by and between
           Anadarko Petroleum Corporation and Titan Resources, L.P. (filed as
           Exhibit 10.19 to the Registrant's Registration Statement on Form S-1,
           Registration No. 333-14029, and incorporated herein by reference).
 10.19   --Amendment No. 1 to Purchase and Sale Agreement, dated December 11,
           1995, by and between Anadarko Petroleum Corporation and Titan
           Resources, L.P. (filed as Exhibit 10.20 to the Registrant's
           Registration Statement on Form S-1, Registration No. 333-14029, and
           incorporated herein by reference).
 10.20   --Purchase and Sale Agreement, dated July 12, 1996, by and between
           Mobil Producing Texas & New Mexico Inc. and Titan Resources, L.P.
           (filed as Exhibit 10.21 to the Registrant's Registration Statement on
           Form S-1, Registration No. 333-14029, and incorporated herein by reference).

 NUMBER                                 EXHIBIT
 ------                                 -------
 10.21  --Unit Purchase and Exchange Agreement, dated September 27, 1996, by and between Selma International Investment Limited and Titan
          Resources, L.P. (filed as Exhibit 10.22 to the Registrant's
          Registration Statement on Form S-1, Registration No. 333-14029, and
          incorporated herein by reference).
 10.22  --Form of Indemnity Agreement between the Registrant and each of its executive officers (filed as Exhibit 10.23 to the Registrant's
          Registration Statement on Form S-1, Registration No. 333-14029, and
          incorporated herein by reference).
 10.23  --Advisory Director Agreement, dated September 30, 1996, by and between
          Titan Exploration, Inc. and Joint Energy Development Investments
          Limited Partnership (filed as Exhibit 10.24 to the Company's
          Registration Statement on Form S-1, Registration No. 333-14029, and
          incorporated herein by reference).
 10.24  --Form of Stockholders Voting Agreement, dated November 6, 1997, between the Registrant and the executive officers and directors of
          Offshore Energy Development Corporation.
 10.25  --Stockholders Voting Agreement, dated November 6, 1997, between the
          Registrant and Natural Gas Partners, L.P.
 10.26  --Master Promissory Note, dated March 6, 1997, between Titan Resources,
          L.P. and Texas Commerce Bank National Association (filed as Exhibit
          10.25 to the Registrant's Form 10-Q for the quarterly period ended
          June 30, 1997 and incorporated herein by reference).
 10.27  --Letter Agreement, dated November 6, 1997, among the Registrant and certain stockholders of the Registrant.
 23.1   --Consent of KPMG Peat Marwick LLP, independent auditors.
 23.2   --Consent of KPMG Peat Marwick LLP, independent auditors.
 23.3   --Consent of Thompson & Knight, A Professional Corporation (contained in its opinion to be filed as Exhibit 5.1).
 23.4   --Consent of Thompson & Knight, A Professional Corporation (contained in its opinion to be filed as Exhibit 8.1).
 23.5   --Consent of Raymond James & Associates, Inc.
 23.6   --Consent of Williamson Petroleum Consultants, independent petroleum engineers.
 23.7   --Consent of Ryder Scott, independent petroleum engineers.
 24.1   --Power of attorney (included on the signature page of this
          Registration Statement).
 99.1   --Form of Proxy of Titan Exploration, Inc. (relating to the Special
          Meeting of the stockholders of Titan Exploration, Inc. described in the Joint Proxy Statement/Prospectus forming a part of this
          Registration Statement).
 99.2   --Form of Proxy of Offshore Energy Development Corporation (relating to the Special Meeting of the stockholders of Offshore Energy Development
          Corporation described in the Joint Proxy Statement/Prospectus forming a part of this Registration Statement).

ITEM 22. UNDERTAKINGS.

  (a) Rule 415 Offering.

  The undersigned Registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (g) Registration on Form S-4 of Securities Offered for Resale.

    (1) The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (g)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

  (h) Acceleration of effectiveness.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  Requests for information incorporated by reference; post-effective amendments.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MIDLAND, STATE OF TEXAS, ON THE 13TH DAY OF NOVEMBER, 1997.

                                          TITAN EXPLORATION, INC.


                                          By:       /s/ Jack Hightower
                                              ---------------------------------
                                            JACK HIGHTOWER CHAIRMAN, PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED. EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS JACK HIGHTOWER AND WILLIAM K. WHITE, AND EACH OF THEM (WITH FULL POWER TO EACH OF THEM TO ACT ALONE), HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES TO SIGN ON HIS BEHALF INDIVIDUALLY AND IN EACH CAPACITY STATED BELOW ANY AMENDMENT, INCLUDING POST-EFFECTIVE AMENDMENTS, TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS AND EITHER OF THEM, OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

              SIGNATURE                        TITLE                 DATE

         /s/ Jack Hightower            Chairman, President       November 13,
-------------------------------------   and Chief Executive          1997
           JACK HIGHTOWER               Officer and
                                        Director (Principal
                                        Executive Officer)

        /s/ William K. White           Vice President,           November 13,
-------------------------------------   Finance and Chief            1997
          WILLIAM K. WHITE              Financial Officer
                                        (Principal
                                        Financial and
                                        Accounting Officer)

        /s/ George G. Staley           Executive Vice            November 13,
-------------------------------------   President and                1997
          GEORGE G. STALEY              Director

         /s/ David R. Albin            Director                  November 13,
-------------------------------------                                1997
           DAVID R. ALBIN

        /s/ Kenneth A. Hersh           Director                  November 13,
-------------------------------------                                1997
          KENNETH A. HERSH

     /s/ William J. Vaughn, Jr.        Director                  November 13,
-------------------------------------                                1997
       WILLIAM J. VAUGHN, JR.

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  2.1    --Exchange Agreement and Plan of Reorganization (filed as Exhibit 2.1 to the Registrant's Registration Statement on Form S-1, Registration
           No. 333-14029, and incorporated herein by reference).
  2.2    --Amended and Restated Agreement and Plan of Merger, dated as of
           November 6, 1997, among Titan Exploration, Inc., Titan Offshore, Inc.
           and Offshore Energy Development Corporation (included as Appendix I to the Joint Proxy Statement/Prospectus forming a part of this
           Registration Statement).
  2.3    --Agreement and Plan of Merger, dated as of November 4, 1997, among
           Titan Exploration, Inc., Titan Bayou Bengal Holdings, Inc. and
           Carrollton Resources, L.L.C.
  3.1    --Certificate of Incorporation of Titan Exploration, Inc. (filed as
           Exhibit 3.1 to the Registrant's Registration Statement on Form S-1,
           Registration No. 333-14029, and incorporated herein by reference).
  3.1.1  --Certificate of Amendment of Certificate of Incorporation of Titan
           Exploration, Inc. (filed as Exhibit 3.1.1 to the Registrant's
           Registration Statement on Form S-1, Registration No. 333-14029, and
           incorporated herein by reference).
  3.2    --Bylaws of Titan Exploration, Inc. (filed as Exhibit 3.2 to the
           Registrant's Registration Statement on Form S-1, Registration No.
           333-14029, and incorporated herein by reference).
  5.1    --Opinion of Thompson & Knight, A Professional Corporation.
  8.1    --Opinion of Thompson & Knight, A Professional Corporation.
 10.1.1  --Amendment No. 1 to the Agreement of Limited Partnership of Titan
           Resources, L.P., dated December 11, 1995, by and among Titan
           Resources I, Inc., as the general partner, and a Majority Interest of the Limited Partners (filed as Exhibit 10.1.1 to the Registrant's
           Registration Statement on Form S-1, Registration No. 333-14029, and
           incorporated herein by reference).
 10.1.2  --Amendment No. 2 to the Agreement of Limited Partnership of Titan
           Resources, L.P., dated September 27, 1996, by and among Titan
           Resources I, Inc., as the general partner, and a Majority Interest of the Limited Partners (filed as Exhibit 10.1.2 to the Registrant's
           Registration Statement on Form S-1, Registration No. 333-14029, and
           incorporated herein by reference).
 10.1.3  --Amendment No. 3 to the Agreement of Limited Partnership of Titan
           Resources, L.P., dated September 30, 1996, by and among Titan
           Resources I, Inc., as the general partner, and a Majority Interest of the Limited Partners (filed as Exhibit 10.1.3 to the Registrant's
           Registration Statement on Form S-1, Registration No. 333-14029, and
           incorporated herein by reference).
 10.2    --Amended and Restated Voting and Shareholders Agreement, dated
           December 11, 1995, by and among Titan Resources I, Inc., Jack
           Hightower, Natural Gas Partners, L.P., Natural Gas Partners II, L.P.,
           Joint Energy Development Investments Limited Partnership and First
           Union Corporation (filed as Exhibit 10.2 to the Registrant's
           Registration Statement on Form S-1, Registration No. 333-14029, and
           incorporated herein by reference).
 10.3    --Amended and Restated Registration Rights Agreement, dated September
           30, 1996, by and among Titan Exploration, Inc., Jack Hightower,
           Natural Gas Partners, L.P., Natural Gas Partners II, L.P., Joint
           Energy Development Investments Limited Partnership, First Union
           Corporation and Selma International Investment Limited (filed as
           Exhibit 10.3 to the Registrant's Registration Statement on Form S-1,
           Registration No. 333-14029, and incorporated herein by reference).
 10.4    --Financial Advisory Services Contract, dated March 31, 1995, by and between Titan Resources, L.P. and Natural Gas Partners, L.P. and
           Natural Gas Partners II, L.P. (filed as Exhibit 10.4 to the
           Registrant's Registration Statement on Form S-1, Registration No.
           333-14029, and incorporated herein by reference).
 10.4.1  --First Amendment to Financial Advisory Services Contract, dated
           December 11, 1995, between Titan Resources, L.P., Natural Gas
           Partners, L.P. and Natural Gas Partners II, L.P. (filed as Exhibit
           10.4.1 to the Registrant's Registration Statement on Form S-1,
           Registration No. 333-14029, and incorporated herein by reference).

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
 10.5    --Employment Agreement, dated September 30, 1996, by and between Titan
           Exploration, Inc., Titan Resources I, Inc. and Jack Hightower (filed as Exhibit 10.5 to the Registrant's Registration Statement on Form S-
           1, Registration No. 333-14029, and incorporated herein by reference).
 10.6.1  --Form of Confidentiality and Non-compete Agreement among Titan
           Resources, L.P., Titan Resources I, Inc. and certain of the
           Registrant's executive officers (filed as Exhibit 10.6.1 to the
           Registrant's Registration Statement on Form S-1, Registration No.
           333-14029, and incorporated herein by reference).
 10.6.2  --Form of Confidentiality and Non-compete Agreement among the
           Registrant, Titan Resources I, Inc. and certain of the Registrant's executive officers (filed as Exhibit 10.6.2 to the Registrant's
           Registration Statement on Form S-1, Registration No. 333-14029, and
           incorporated herein by reference).
 10.7    --Titan Exploration, Inc. Option Plan (filed as Exhibit 10.8 to the
           Registrant's Registration Statement on Form S-1, Registration No.
           333-14029, and incorporated herein by reference).
 10.7.1  --Form of Option Agreement (A Option) (filed as Exhibit 10.8.1 to the
           Registrant's Registration Statement on Form S-1, Registration No.
           333-14029, and incorporated herein by reference).
 10.7.2  --Form of Option Agreement (B Option) (filed as Exhibit 10.8.2 to the
           Registrant's Registration Statement on Form S-1, Registration No.
           333-14029, and incorporated herein by reference).
 10.7.3  --Form of Option Agreement (C Option) (filed as Exhibit 10.8.3 to the
           Registrant's Registration Statement on Form S-1, Registration No.
           333-14029, and incorporated herein by reference).
 10.7.4  --Form of Option Agreement (D Option) (filed as Exhibit 10.8.4 to the
           Registrant's Registration Statement on Form S-1, Registration No.
           333-14029, and incorporated herein by reference).
 10.8    --1996 Incentive Plan (filed as Exhibit 10.9 to the Registrant's
           Registration Statement on Form S-1, Registration No. 333-14029, and
           incorporated herein by reference).
 10.9    --Stock and Unit Purchase Agreement, dated December 11, 1995, by and among Joint Energy Development Investments Limited Partnership, Titan
           Resources I, Inc. and Titan Resources, L.P. (filed as Exhibit 10.10 to the Registrant's Registration Statement on Form S-1, Registration
           No. 333-14029, and incorporated herein by reference).
 10.9.1  --Designation Agreement, dated December 11, 1995, by and between Titan
           Resources, L.P. and Joint Energy Development Investments Limited
           Partnership (filed as Exhibit 10.10.1 to the Registrant's
           Registration Statement on Form S-1, Registration No. 333-14029, and
           incorporated herein by reference).
 10.10   --Stock and Unit Purchase Agreement, dated December 11, 1995, by and among First Union Corporation, Titan Resources I, Inc. and Titan
           Resources, L.P. (filed as Exhibit 10.11 to the Registrant's
           Registration Statement on Form S-1, Registration No. 333-14029, and
           incorporated herein by reference).
 10.10.1 --Designation Agreement, dated December 11, 1995, by and between Titan
           Resources, L.P. and First Union Corporation (filed as Exhibit 10.11.1 to the Registrant's Registration Statement on Form S-1, Registration
           No. 333-14029, and incorporated herein by reference).
 10.11   --Advisory Services Contract, dated December 11, 1995, between Titan
           Resources, L.P. and ECT Securities Corp. (filed as Exhibit 10.12 to the Registrant's Registration Statement on Form S-1, Registration No.
           333-14029, and incorporated herein by reference).
 10.12   --Amended and Restated Credit Agreement, dated October 31, 1996, among
           Titan Resources, L.P. and Texas Commerce Bank National Association,
           as Agent, and Financial Institutions now or hereafter parties hereto
           (filed as Exhibit 10.13 to the Registrant's Registration Statement on
           Form S-1, Registration No. 333-14029, and incorporated herein by reference).

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
 10.12.1 --First Amendment to Amended and Restated Credit Agreement, dated May
           12, 1997, among Titan Resources, L.P., The Chase Manhattan Bank, as
           Administrative Agent, and Financial Institutions now or thereafter parties thereto (filed as Exhibit 10.13.1 to the Registrant's Form
           10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference).
 10.12.2 --Form of Guaranty Agreement among The Chase Manhattan Bank, as
           Administrative Agent, Financial Institutions now or thereafter parties thereto and Titan Exploration, Inc., Titan Resources I, Inc.
           and Titan Resources Holdings, Inc. (filed as Exhibit 10.13.2 to the
           Registrant's Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference).
 10.12.3 --Second Amendment to Amended and Restated Credit Agreement, dated
           August 12, 1997, effective as of April 1, 1997, by and among Titan
           Resources, L.P., The Chase Manhattan Bank, as Administrative Agent,
           and Financial Institutions now or thereafter parties thereto (filed as Exhibit 10.13.3 to the Registrant's Form 10-Q for the quarterly period ended September 30, 1997 and incorporated herein by reference).
 10.13   --Agreement of Sale and Purchase, dated April 19, 1995, between
           Enertex, Inc. and Titan Resources, L.P. (filed as Exhibit 10.14 to the Registrant's Registration Statement on Form S-1, Registration No.
           333-14029, and incorporated herein by reference).
 10.14   --Agreement of Sale and Purchase, dated April 19, 1995, between Staley
           Gas Co., Inc. and Titan Resources, L.P. (filed as Exhibit 10.15 to the Registrant's Registration Statement on Form S-1, Registration No.
           333-14029, and incorporated herein by reference).
 10.15   --Administrative Services Contract, dated March 31, 1995, between
           Staley Operating Co. and Titan Resources, L.P. (filed as Exhibit
           10.16 to the Registrant's Registration Statement on Form S-1,
           Registration No. 333-14029, and incorporated herein by reference).
 10.16   --Services Agreement, dated April 1, 1995, between Titan Resources I,
           Inc. and Titan Resources, L.P. (filed as Exhibit 10.17 to the
           Registrant's Registration Statement on Form S-1, Registration No.
           333-14029, and incorporated herein by reference).
 10.17   --Office Lease Agreement, dated April 10, 1997, between Fasken Center,
           Ltd. and Titan Exploration, Inc.
 10.18   --Purchase and Sale Agreement, dated October 12, 1995, by and between
           Anadarko Petroleum Corporation and Titan Resources, L.P. (filed as
           Exhibit 10.19 to the Registrant's Registration Statement on Form S-1,
           Registration No. 333-14029, and incorporated herein by reference).
 10.19   --Amendment No. 1 to Purchase and Sale Agreement, dated December 11,
           1995, by and between Anadarko Petroleum Corporation and Titan
           Resources, L.P. (filed as Exhibit 10.20 to the Registrant's
           Registration Statement on Form S-1, Registration No. 333-14029, and
           incorporated herein by reference).
 10.20   --Purchase and Sale Agreement, dated July 12, 1996, by and between
           Mobil Producing Texas & New Mexico Inc. and Titan Resources, L.P.
           (filed as Exhibit 10.21 to the Registrant's Registration Statement on
           Form S-1, Registration No. 333-14029, and incorporated herein by reference).
 10.21   --Unit Purchase and Exchange Agreement, dated September 27, 1996, by and between Selma International Investment Limited and Titan
           Resources, L.P. (filed as Exhibit 10.22 to the Registrant's
           Registration Statement on Form S-1, Registration No. 333-14029, and
           incorporated herein by reference).
 10.22   --Form of Indemnity Agreement between the Registrant and each of its executive officers (filed as Exhibit 10.23 to the Registrant's
           Registration Statement on Form S-1, Registration No. 333-14029, and
           incorporated herein by reference).

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
 10.23   --Advisory Director Agreement, dated September 30, 1996, by and between Titan Exploration, Inc. and Joint Energy Development
           Investments Limited Partnership (filed as Exhibit 10.24 to the
           Company's Registration Statement on Form S-1, Registration No. 333-
           14029, and incorporated herein by reference).
 10.24   --Form of Stockholders Voting Agreement, dated November 6, 1997, between the Registrant and the executive officers and directors of
           Offshore Energy Development Corporation.
 10.25   --Stockholders Voting Agreement, dated November 6, 1997, between the
           Registrant and Natural Gas Partners, L.P.
 10.26   --Master Promissory Note, dated March 6, 1997, between Titan
           Resources, L.P. and Texas Commerce Bank National Association (filed as Exhibit 10.25 to the Registrant's Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference).
 10.27   --Letter Agreement, dated November 6, 1997, among the Registrant and certain stockholders of the Registrant.
 23.1    --Consent of KPMG Peat Marwick LLP, independent auditors.
 23.2    --Consent of KPMG Peat Marwick LLP, independent auditors.
 23.3    --Consent of Thompson & Knight, A Professional Corporation (contained in its opinion to be filed as Exhibit 5.1).
 23.4    --Consent of Thompson & Knight, A Professional Corporation (contained in its opinion to be filed as Exhibit 8.1).
 23.5    --Consent of Raymond James & Associates, Inc.
 23.6    --Consent of Williamson Petroleum Consultants, independent petroleum engineers.
 23.7    --Consent of Ryder Scott, independent petroleum engineers.
 24.1    --Power of attorney (included on the signature page of this
           Registration Statement).
 99.1    --Form of Proxy of Titan Exploration, Inc. (relating to the Special
           Meeting of the stockholders of Titan Exploration, Inc. described in the Joint Proxy Statement/Prospectus forming a part of this
           Registration Statement).
 99.2    --Form of Proxy of Offshore Energy Development Corporation (relating to the Special Meeting of the stockholders of Offshore Energy
           Development Corporation described in the Joint Proxy
           Statement/Prospectus forming a part of this Registration Statement).